As filed with the United States Securities and Exchange Commission on December 5, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

ReserveOne HoldINGS, Inc.
(Exact name of registrant as specified in its charter)

_______________________

Delaware	6199	39-2968926
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For co-registrant, see “Table of Co-Registrant” on the following page.

ReserveOne Holdings, Inc.

200 Park Ave, 58th floor
New York, NY 10166
(212) 204-2777

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Kimberly Pittman
200 Park Ave, 58th floor
New York, NY 10166
(917) 410-1653

(Name, address, including zip code and telephone number, including area code, of agent for service)

_______________________

Copies to:

John P. Clayton Eli Miller Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 (214) 969-2701	Patrick B. Costello Joseph Walsh Troutman Pepper Locke LLP 875 Third Avenue New York, NY 10022 (212) 704-6000

_______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

_______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ReserveOne, Inc.	Delaware	6199	39-2620142

____________

(1)      The co-registrant has the following principal executive offices: 200 Park Avenue, 58th floor, New York, NY 10166.

(2)      The agent for service for the co-registrant is: Kimberly Pittman, 200 Park Avenue, 58th floor, New York, NY 10166.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. ReserveOne Holdings, Inc. may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED DECEMBER 5, 2025

PROXY STATEMENT FOR
extraordinary general meeting OF SHAREHOLDERS OF
M3-Brigade Acquisition V Corp.

PROSPECTUS FOR
31,250,000 SHARES OF CLASS A COMMON STOCK
22,712,500 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND 22,712,500 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF

RESERVEONE HOLDINGS, INC.

To the Shareholders of M3-Brigade Acquisition V Corp.:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of M3-Brigade Acquisition V Corp. (“M3-Brigade”), which will be held at [—], Eastern Time, on [—], 2026. For the purposes of M3-Brigade’s Amended and Restated Memorandum and Articles of Association, the physical place of the Extraordinary General Meeting will be at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022. M3-Brigade encourages you to use remote methods of attending the Extraordinary General Meeting or to attend via proxy. You may attend the Extraordinary General Meeting and vote your shares electronically during the Extraordinary General Meeting by visiting M3-Brigade’s live webcast at https://www.cstproxy.com/m3brigadev/2026. You or your proxyholder will be able to attend and vote at the live webcast of the Extraordinary General Meeting by visiting https://www.cstproxy.com/m3brigadev/2026 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the live webcast of the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

On July 7, 2025, M3-Brigade entered into a Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) with ReserveOne, Inc., a Delaware corporation (“ReserveOne”), ReserveOne Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ReserveOne (“Pubco”), R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“M3-Brigade Merger Sub”), R1 Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with M3-Brigade Merger Sub, the “Merger Subs”) (all of the transactions contemplated by the Business Combination Agreement, including the issuances of securities thereunder, the “Business Combination”). A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A.

Pubco, M3-Brigade Merger Sub and Company Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Pubco is a wholly-owned direct subsidiary of ReserveOne and both M3-Brigade Merger Sub and Company Merger Sub are wholly-owned direct subsidiaries of Pubco.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) on the date the Mergers (as defined below) are consummated (the “Closing,” to occur on the “Closing Date”) and prior to the M3-Brigade Merger (as defined below), M3-Brigade will be de-registered in the Cayman Islands and register by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), (ii) as a result of the Domestication, (a) each Class A ordinary share of M3-Brigade, par value $0.0001 per share (the “Class A Ordinary Shares”), issued and outstanding immediately prior to the Domestication will convert into one share of Class A-1 common stock of M3-Brigade, par value $0.0001 per share (the “Class A-1 Common Stock”); (b) each Class B ordinary share of M3-Brigade, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”), issued and outstanding immediately prior to the Domestication will convert into one share of Class B common stock of M3-Brigade, par value $0.0001 per share (the “Class B Common Stock”); (c) each warrant to purchase one Class A Ordinary Share (the “M3-Brigade Warrants”) issued and outstanding immediately prior to the Domestication will convert into a warrant to purchase one share of Class A-1 Common Stock (the “M3-Brigade Post-Domestication Warrants”); and (d) the units of M3-Brigade issued in the initial public offering of M3-Brigade previously consisting of one Class A Ordinary Share and one-half of one M3-Brigade Warrant (the “Units”) will remain attached but the components thereof will convert in accordance with the preceding clauses (a) and (c)

such that each Unit will consist of one share of Class A-1 Common Stock and one-half of one M3-Brigade Post-Domestication Warrant, and (iii) following the Domestication and immediately prior to the M3-Brigade Merger (as defined below), each share of Class B Common Stock will automatically convert into a number of shares of Class A-2 common stock of M3-Brigade, par value $0.0001 per share (the “Class A-2 Common Stock”) determined in accordance with the Interim Charter (as defined in the accompanying proxy statement/prospectus), (iv) following the automatic conversion of shares from Class B Common Stock to Class A-2 Common Stock, M3-Brigade Merger Sub will merge with and into M3-Brigade, with M3-Brigade continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “M3-Brigade Merger”), in connection with which each Unit will be separated into its component parts, and all of the existing securities of M3-Brigade will be exchanged for rights to receive securities of Pubco as follows: (a) each issued and outstanding share of Class A-1 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Pubco Class A common stock, par value $0.0001 per share (the “Pubco Class A Common Stock”), (b) each issued and outstanding share of Class A-2 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of share of Pubco Class B common stock, par value $0.0001 per share (“Pubco Class B Common Stock” and together with the Pubco Class A Common Stock, the “Pubco Common Stock”), and (c) each issued and outstanding M3-Brigade Post-Domestication Warrant will be automatically converted into one warrant to purchase one share of Pubco Class A Common Stock (each, a “Pubco Public Warrant” and, collectively, the “Pubco Public Warrants” and, together with the Pubco Private Warrants and Equity PIPE Warrants (each as defined in the accompanying proxy statement/prospectus), the “Pubco Warrants” and each, a “Pubco Warrant”) on substantially the same terms and conditions as the M3-Brigade Warrants; and (v) following the M3-Brigade Merger, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “Company Merger”, and together with the M3-Brigade Merger, the “Mergers”), pursuant to which, other than dissenting shares, if any, each issued and outstanding share of ReserveOne’s common stock, par value $0.0001 per share (the “ReserveOne Common Stock”) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Pubco Class A Common Stock, following which, all shares of ReserveOne Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist and each warrant to purchase one share of ReserveOne Common Stock (the “ReserveOne Warrant”), if any, will be automatically converted into one Pubco Warrant.

MI7 Sponsor, LLC, a Delaware limited liability company and M3-Brigade’s sponsor (the “Sponsor”), has agreed that, effective upon the Closing, a portion of the shares of Pubco Class B Common Stock received by the Sponsor in the M3-Brigade Merger will be subject to forfeiture, and will be forfeited unless applicable vesting conditions are satisfied prior to the five-year anniversary of the Closing (the “Sponsor Earnout Period”). The number of Sponsor’s shares of Pubco Class B Common Stock subject to forfeiture is equal to the sum of (i) the product of the total gross proceeds of the Equity PIPE (as defined in the accompanying proxy statement/prospectus) actually received by ReserveOne (disregarding for such purposes, certain reductions in proceeds on account of certain non-redeemed shares) and 0.004 (the “Sponsor Equity Earnout Shares”), plus (ii) the product of the total gross proceeds of the Equity PIPE actually received by ReserveOne (disregarding for such purposes, certain reductions in proceeds on account of certain non-redeemed shares) and 0.005 (the “Sponsor Warrant Earnout Shares”), plus (iii) the product of the total gross proceeds of the Convertible Notes PIPE (as defined in the accompanying proxy statement/prospectus) actually received by ReserveOne and 0.002 (the “Sponsor Convertible Notes Earnout Shares” and together with the Sponsor Equity Earnout Shares and the Sponsor Warrant Earnout Shares, the “Sponsor Earnout Shares”). The Sponsor Earnout Shares will be forfeited as follows: (A) (i) 50% of the Sponsor Equity Earnout Shares and (ii) 100% of the Sponsor Convertibles Notes Earnout Shares will be forfeited if the Pubco VWAP (as defined in the accompanying proxy statement/prospectus) does not equal or exceed $12.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period; (B) 50% of the Sponsor Equity Earnout Shares will be forfeited if the Pubco VWAP does not equal or exceed $14.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period; and (C) a number of Sponsor Warrant Earnout Shares equal to 1/20th of the number of warrants issued in connection with the Equity PIPE that are not exercised during the Sponsor Earnout Period will be forfeited.

Immediately after the Closing, assuming that none of the outstanding Class A Ordinary Shares sold in M3-Brigade’s initial public offering are redeemed prior to the Closing Date, taking into account also the assumptions further described under the headings “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying proxy statement/prospectus, it is anticipated that (i) the former public shareholders of M3-Brigade (the “Public Shareholders”) would own (a) 28,750,000, or approximately 35%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 14% of the total voting power of Pubco, and (b) 14,375,000 Pubco Public Warrants, (ii) the Sponsor and its affiliates (but excluding for these purposes any securities held by former stockholders of ReserveOne) will own (a) 5,515,000, or approximately 7%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 3% of the total voting power of Pubco, (b) 12,687,500, or 100%, of the total number of outstanding shares of Pubco Class B Common Stock, representing approximately 61% of the total voting power of Pubco, and (c) 13,852,500 Pubco Warrants (consisting of 5,515,000 Equity PIPE Warrants and 8,337,500 Pubco Private Warrants), (iii) former stockholders of ReserveOne will own (a) 2,500,000, or approximately 3%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 1% of the total voting power of Pubco, and (b) none of the outstanding Pubco Warrants, (iv) the Equity PIPE Investors (as defined in the accompanying proxy statement/prospectus) (but excluding for these purposes Cantor (as defined below) and the Sponsor or any affiliate of the Sponsor) will own (a) 44,200,000, or approximately 54%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 21% of the total voting power of Pubco and (b) 44,200,000 Equity PIPE Warrants, (v) Cantor Fitzgerald & Co. (“Cantor”) will own (a) 285,000, or approximately 0.4%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 0.1% of the total voting power of Pubco, and (b) 285,000 Equity PIPE Warrants, and (vi) the directors and officers of M3-Brigade will not directly own any interest of Pubco Common Stock. For more information, including indirect interest owned by certain of the officers and directors, please see sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Executive Compensation — ReserveOne and Pubco Executive Compensation” of the accompanying proxy statement/prospectus. If the actual facts immediately after the Closing are different from the foregoing assumptions (which they are likely to be), the percentage ownership information set forth above will also be different.

Pursuant to the terms of the Business Combination Agreement, $10.00 is the value of the price per share of Pubco Class A Common Stock to be received by the former stockholders of ReserveOne. Additionally, pursuant to the terms of the Equity PIPE Subscription Agreements, the Equity PIPE Investors agreed to pay $10.00 for the Equity PIPE Securities, which consist of the Equity PIPE Shares and the Equity PIPE Warrants, and will result in each Equity PIPE Investor receiving one Pubco Class A Common Stock and one Pubco Warrant per $10.00 paid in cash (or an equivalent amount in Bitcoin) pursuant to the Equity PIPE Subscription Agreement at the Closing of the Business Combination. Based upon $10.00 per share, (i) the aggregate value of Pubco Class A Common Stock the former stockholders of ReserveOne will receive as a result of the Business Combination is $25,000,000 and (ii) the aggregate value of Pubco Class A Common Stock the Equity PIPE Investors will receive pursuant to the Equity PIPE Subscription Agreements in connection with the Closing of Business Combination is $500,000,000. Based solely upon $10.61, which is the closing price of the Class A Ordinary Shares, on December 4, 2025, (i) the aggregate value of Pubco Class A Common Stock the former stockholders of ReserveOne will receive as a result of the Business Combination is $26,525,000 and (ii) the aggregate value of Pubco Class A Common Stock the Equity PIPE Investors will receive pursuant to the Equity PIPE Subscription Agreements in connection with the Closing of Business Combination is $530,500,000.

As described above, the Public Stockholders and the Sponsor will receive Pubco Common Stock and Pubco Warrants in exchange for the securities currently held in M3-Brigade, and, the Business Combination Agreement does not set forth a price per share or price per warrant or equivalent value for the Pubco Common Stock and Pubco Warrants that will be received by Public Stockholders and the Sponsor as a result of the Business Combination. However, based upon $10.00 per share, which is the value of the price per share of Pubco Class A Common Stock to be received by the former stockholders of ReserveOne set forth in the Business Combination Agreement, (i) the aggregate value of Pubco Class A Common Stock the Public Shareholders will receive for their Class A Ordinary Shares as a result of the Business Combination (assuming no redemptions) is $287,500,000, (ii) the aggregate value of Pubco Class B Common Stock the Sponsor will receive for its Class B Ordinary Shares as a result of the Business Combination is $126,875,000, and (iii) the aggregate value of Pubco Common Stock the Public Shareholders and the Sponsor will collectively receive for their Ordinary Shares as a result of the Business Combination is $414,375,000. Based solely upon $10.61 and $0.76, which are the closing prices of the Class A Ordinary Shares and M3-Brigade Warrants, respectively, on December 4, 2025, (i) the aggregate value of Pubco Class A Common Stock and Pubco Warrants the Public Shareholders will receive for their Class A Ordinary Shares and Public Warrants as a result of the Business Combination (assuming no redemptions) is $305,037,500 and $10,925,000, respectively, (ii) the aggregate value of Pubco Class B Common Stock and the Pubco Warrants the Sponsor will receive for its Class B Ordinary Shares and Private Warrants as a result of the Business Combination is $134,614,375 and $6,336,500, and (iii) the aggregate value of Pubco Common Stock and the Pubco Warrants the Public Shareholders and the Sponsor will collectively receive for their Ordinary Shares and M3-Brigade Warrants as a result of the Business Combination is $439,651,875 and $17,261,500.

The Units, Class A Ordinary Shares and the M3-Brigade Warrants are traded on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “MBAVU”, “MBAV” and “MBAVW”, respectively. On December 4, 2025, the closing sale prices of the Units, Class A Ordinary Shares and M3-Brigade Warrants were $10.20, $10.61 and $0.76, respectively. Pubco will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the Pubco Class A Common Stock and Pubco Warrants on Nasdaq under the proposed symbols “RONE” and “RONEW”, respectively. There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Unlike other special purpose acquisition companies, neither the M&A nor the Interim Charter (which will become effective upon the Domestication) prohibits M3-Brigade from redeeming Class A Common Stock if such redemption would cause M3-Brigade’s net tangible assets to be less than $5,000,001 following such redemption. Accordingly, if redemptions in connection with the Business Combination would cause Pubco’s net tangible assets to be less than $5,000,001 after consummation of the Business Combination and M3-Brigade and Pubco do not meet another exemption from the “penny stock” rule (such as the Pubco Class A Common Stock being listed on Nasdaq, or the price of the Pubco Class A Common Stock exceeding $5.00), then Pubco will be a “penny stock” issuer subject to the “penny stock” rules. See “Risk Factors — Risks Related to Domestication and the Business Combination — The Interim Charter will not prohibit M3-Brigade from consummating the Business Combination if M3-Brigade immediately prior to Closing, or Pubco upon the closing, would be a “penny stock” issuer.”

Only holders of record of Class A Ordinary Shares and Class B Ordinary Shares of M3-Brigade at the close of business on [—], 2026 are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

Conflicts of Interest

M3-Brigade and ReserveOne are affiliated with each other as a result of their relationships discussed below. When you consider the recommendation of the board of directors of M3-Brigade (the “M3-Brigade Board”) in favor of approval of the Business Combination, you should keep these affiliate relationships in mind and that the Sponsor, directors and officers have conflicting interests in, or arising from, the Business Combination with ReserveOne that are different from, or in addition to (and which could conflict with) your interests as a shareholder.

As to the Sponsor

•        The fact that M3-Brigade Sponsor V LLC (the “Original Sponsor”) originally purchased 7,187,500 Class B Ordinary Shares (the “Founder Shares”) from M3-Brigade for an aggregate price of $25,000, the Original Sponsor and Cantor originally purchased 8,337,500 warrants to purchase Class A Ordinary Shares, each of which entitled the Original Sponsor to purchase one Class A Ordinary Share at a purchase price of $11.50 per share (the “Private Placement Warrants”) from M3-Brigade for an aggregate purchase price of $8,337,500. All Founder Shares and 5,043,750 Private Placement Warrants were subsequently sold by the Original Sponsor to the Sponsor for $6,467,500 and 3,293,750 Private Placement Warrants were subsequently sold by Cantor to the Sponsor for $10. Of the 8,337,500 Private Placement Warrants acquired by the Sponsor, 2,501,250 Private Placement Warrants were subsequently transferred by the Sponsor to MI7 Founders, LLC (“MI7 Founders”), and the Sponsor retains the remaining 5,836,250 Private Placement Warrants.

•        The fact that the Founder Shares will have a significantly higher value at the time of the Business Combination if it is consummated than their original purchase price, and, based on the closing trading price of the Class A Ordinary Shares on December 4, 2025, which was $10.61, would have an aggregate value of approximately $76.26 million as of the same date. If M3-Brigade does not consummate the Business Combination or another initial business combination by August 2, 2026 (unless such date is extended by Public Shareholders), and M3-Brigade is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account (as defined in the accompanying proxy statement/prospectus). Based on the difference in the effective purchase price of approximately $0.90 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO (as defined in the accompanying proxy statement/prospectus), the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return.

•        The fact that the Founder Shares and Private Placement Warrants sold to the Sponsor for an aggregate purchase price of $6,467,510 will be worthless if the Business Combination or another initial business combination is not consummated (although the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants). The aggregate value of the Private Placement Warrants held by the Sponsor and its affiliates is estimated to be approximately $6.34 million, assuming the per warrant value of the Private Placement Warrants is the same as the $0.76 closing price of the Public Warrants (as defined in the accompanying proxy statement/prospectus) on Nasdaq on December 4, 2025).

•        The fact that the Sponsor was issued the Promissory Note dated June 16, 2025, by M3-Brigade (as amended, the “Sponsor Note”), pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor to provide M3-Brigade with general working capital. Up to $1,500,000 of the aggregate principal amount drawn under the Sponsor Note may be repaid with Pubco Warrants at a price of $1.00 per Pubco Warrant. The Sponsor Note bears no interest and is payable in full upon the consummation of M3-Brigade’s initial business combination. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid and may not be able to be converted into Pubco Warrants, pursuant to its terms. As of December 4, 2025, an aggregate of $2,000,000 was outstanding under the Sponsor Note.

•        The fact that following the Closing, Pubco will have two classes of common stock, Pubco Class A Common Stock and Pubco Class B Common Stock. Shares of Pubco Class A Common Stock and Pubco Class B Common Stock will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by law or the Proposed Charter. Each share of Pubco Class A Common Stock entitles its holders to one vote per share and each share of Pubco Class B Common Stock entitles its holders to ten votes per share on all matters presented to Pubco shareholders generally. Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), the Sponsor will own 100% of the Pubco Class B Common Stock.

•        Prior to the consummation of the Transactions, CC MI7 SPV, LLC, the parent company of the Sponsor (the “Sponsor Parent”) and Pubco intend to enter into the Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which, among other things, Sponsor Parent and its affiliates will (i) provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained in the accompanying proxy statement/prospectus.

As to CC Capital and Chinh Chu, President of M3-Brigade and Founder and Senior Managing Director of CC Capital:

•        CC Capital Partners, LLC (“CC Capital”) indirectly controls the Sponsor and ReserveOne. Mr. Chu has an indirect interest in the Sponsor and ReserveOne through his indirect controlling ownership interest in CC Capital and its affiliates. Upon consummation of the Transactions, Mr. Chu will indirectly control through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. CC Capital and Mr. Chu may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained in the accompanying proxy statement/prospectus.

•        The anticipated appointment of Mr. Chu as Vice Chair of the board of directors of Pubco (the “Pubco Board”) in connection with the consummation of the Business Combination. As such, in the future, Mr. Chu will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

As to Robert Rivas (“Reeve”) Collins, Chief Executive Officer of M3-Brigade

•        The anticipated appointment of Mr. Collins, M3-Brigade’s Chief Executive Officer, as Non-Executive Chairman of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Collins will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

As to the Sponsor and M3-Brigade’s Officers and Directors Generally

•        The fact that the Sponsor has waived its right to redeem the Founder Shares and any other Ordinary Shares held by the Sponsor, or to receive distributions from the Trust Account with respect to the Founder Shares upon M3-Brigade’s liquidation if M3-Brigade is unable to consummate its initial business combination. None of M3-Brigade’s directors or officers directly own any Founder Shares or Class A Ordinary Shares.

•        The fact that unless M3-Brigade consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 4, 2025, no directors or officers of M3-Brigade have incurred any expenses for which they expect to be reimbursed at the Closing.

•        The fact that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

As to Cantor, BTIG, LLC (“BTIG”) and Houlihan Lokey Capital Inc. (“Houlihan”)

•        The fact that, pursuant to the Underwriting Agreement (as defined in the accompanying proxy statement/prospectus), upon consummation of the Business Combination, Cantor will receive a deferred underwriting fee of $13.4 million. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the deferred underwriting fee.

•        Cantor has been engaged to serve as M3-Brigade’s capital markets advisor and placement agent with regard to the Equity PIPE and the Convertible Notes PIPE and each of BTIG and Houlihan has been engaged to serve as co-placement agent with regard to the Equity PIPE and the Convertible Notes PIPE. Cantor, BTIG and Houlihan will receive certain placement agent advisory fees in the aggregate amount of up to $19,875,000, $1,000,000 and $1,000,000, respectively, and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, each of Cantor, BTIG and Houlihan has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, they will not receive their placement agent fees.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. M3-Brigade urges you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

A special committee of the board of directors of M3-Brigade consisting of only independent and disinterested directors (the “M3-Brigade Special Committee”) and the M3-Brigade Board considered the terms of the Business Combination Agreement and the transactions contemplated thereby. The M3-Brigade Board, upon the unanimous recommendation of the M3-Brigade Special Committee, unanimously recommends that the holders of Ordinary Shares vote or give instruction to vote “FOR” each of the proposals to be presented at the Extraordinary General Meeting.

The M3-Brigade Special Committee obtained a fairness opinion from Lincoln International LLC (“Lincoln”), dated July 7, 2025, which provided that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations and other matters considered by Lincoln, as set forth in its written opinion, the Share Consideration (as defined in the accompanying proxy statement/prospectus) to be received by the Unaffiliated Public Shareholders (as defined in the accompanying proxy statement/prospectus) in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders. See the section entitled “Proposal 1: The Business Combination Proposal — Opinion of Lincoln, as Financial Advisor to the M3-Brigade Special Committee” in the accompanying proxy statement/prospectus for additional information.

The existence of financial and personal interests of M3-Brigade’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of M3-Brigade and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

M3-Brigade’s shareholders that elect not to redeem their Class A Ordinary Shares will experience significant dilution as a result of the Business Combination. See the section entitled “Dilution to Public Shareholders” in the accompanying proxy statement/prospectus for additional information.

Your vote is very important. To ensure your representation at the Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online or in person at the Extraordinary General Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of the M3-Brigade Board, I would like to thank you for your support of M3-Brigade and look forward to a successful completion of the Business Combination.

Very truly yours,

Mohsin Y. Meghji
Chairman
M3-Brigade Acquisition V Corp.

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH M3-BRIGADE UNITS, ELECT TO SEPARATE YOUR M3-BRIGADE UNITS INTO THE UNDERLYING CLASS A ORDINARY SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT YOUR CLASS A ORDINARY SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE CLASS A ORDINARY SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [—], 2026 and is first being mailed to the shareholders of M3-Brigade on or about [—], 2026.

ADDITIONAL INFORMATION

The accompanying document is the prospectus for securities of Pubco. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the Extraordinary General Meeting of M3-Brigade at which shareholders of M3-Brigade will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This proxy statement/prospectus is available without charge to shareholders of M3-Brigade upon written or oral request. This document and other filings by M3-Brigade with the U.S. Securities and Exchange Commission may be obtained by written request to M3-Brigade at M3-Brigade Acquisition V Corp., 1700 Broadway, 19th Floor, New York, NY 10019, Attn: Investor Relations.

The U.S. Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Sodali & Co, the proxy solicitor for M3-Brigade, at (800) 662-5200 (toll free) or by email at MBAV@info.sodali.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on ReserveOne’s website, M3-Brigade’s website or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary General Meeting, or no later than [—], 2026.

M3-Brigade Acquisition V Corp.
1700 Broadway, 19th Floor
New York, New York

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [—], 2026

TO THE SHAREHOLDERS OF M3-BRIGADE ACQUISITION V CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of M3-Brigade Acquisition V Corp., a Cayman Islands exempted company (“M3-Brigade”), will be held at [—], Eastern Time, on [—], 2026. For the purposes of M3-Brigade’s Amended and Restated Memorandum and Articles of Association (the “M&A”), the physical place of the meeting will be at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022. M3-Brigade encourages you to use remote methods of attending the Extraordinary General Meeting or to attend via proxy. You may attend the Extraordinary General Meeting and vote your shares electronically during the meeting via live webcast by visiting M3-Brigade’s live webcast at https://www.cstproxy.com/m3brigadev/2026. You are cordially invited to attend the live webcast of the Extraordinary General Meeting by visiting https://www.cstproxy.com/m3brigadev/2026 and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental”). The Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement/prospectus. To register and receive access to the live webcast of the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. You will not be able to vote or submit questions through the listen-only format.

At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

(1)    Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement by and among M3-Brigade, ReserveOne, Inc., a Delaware corporation (“ReserveOne”), ReserveOne Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of ReserveOne (“Pubco”), R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“M3-Brigade Merger Sub”), R1 Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with M3-Brigade Merger Sub, the “Merger Subs”), pursuant to which M3-Brigade and ReserveOne will become wholly-owned subsidiaries of Pubco (the “Business Combination Agreement”) (all of the transactions contemplated by the Business Combination Agreement, including the issuances of securities thereunder, the “Business Combination”). This proposal is referred to as the “Business Combination Proposal.”

A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”

(2)    Proposal 2 — The Merger Proposal — To consider and vote upon a proposal by a resolution to approve the merger of M3-Brigade and M3-Brigade Merger Sub, with M3-Brigade continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “M3-Brigade Merger”). This proposal is referred to as the “Merger Proposal.”

The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will have no effect, even if approved by shareholders of M3-Brigade. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Merger Proposal.”

(3)    Proposal 3 — The Advisory Organizational Documents Proposals — To consider and vote upon six separate non-binding advisory proposals to approve, by ordinary resolutions, assuming each of the Business Combination Proposal and the Merger Proposal is approved and adopted, material differences between the M&A in effect immediately prior to the Domestication, and the Proposed Charter of Pubco upon completion of the Business Combination.

The Advisory Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Advisory Organizational Documents Proposals.”

(4)    Proposal 4 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the board of directors of M3-Brigade (the “M3-Brigade Board”). This proposal is referred to as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 4: The Adjournment Proposal.”

The proposals being submitted for a vote at the Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. M3-Brigade urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

A special committee of the M3-Brigade Board consisting of only independent and disinterested directors (the “M3-Brigade Special Committee”) and the M3-Brigade Board considered the terms of the Business Combination Agreement and the transactions contemplated thereby. The M3-Brigade Board, upon the unanimous recommendation of the M3-Brigade Special Committee, unanimously recommends that the holders of M3-Brigade Ordinary Shares vote or give instruction to vote “FOR” each of the above proposals to be presented at the Extraordinary General Meeting.

The M3-Brigade Special Committee obtained a fairness opinion from Lincoln International LLC (“Lincoln”), dated July 7, 2025, which provided that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations and other matters considered by Lincoln, as set forth in its written opinion, the Share Consideration (as defined in the accompanying proxy statement/prospectus) to be received by the Unaffiliated Public Shareholders (as defined in the accompanying proxy statement/prospectus) in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders. See the section entitled “Proposal 1: The Business Combination Proposal — Opinion of Lincoln, as Financial Advisor to the M3-Brigade Special Committee” in the accompanying proxy statement/prospectus for additional information.

The existence of financial and personal interests of M3-Brigade’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of M3-Brigade and what may be best for a director’s or officer’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

M3-Brigade’s shareholders that elect not to redeem their Class A Ordinary Shares (as defined below) will experience significant dilution as a result of the Business Combination. See the section entitled “Dilution to Public Shareshoders” in the accompanying proxy statement/prospectus for additional information.

The record date for the Extraordinary General Meeting is [—], 2026 (the “Record Date”). Only holders of record of Ordinary Shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

The units of M3-Brigade (the “Units”), Class A ordinary share of M3-Brigade, par value $0.0001 per share (the “Class A Ordinary Shares”), and the warrants to purchase Class A Ordinary Shares (the “M3-Brigade Warrants”) are traded on Nasdaq under the symbols “MBAVU”, “MBAV” and “MBAVW”, respectively. Pubco will apply for listing, to be effective at the closing of the Business Combination, of the Pubco Class A Common Stock

and Pubco Warrants on Nasdaq under the proposed symbols “RONE” and “RONEW”, respectively. There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Pursuant to the M&A, a Public Shareholder (as defined in the accompanying proxy statement/prospectus) may request that M3-Brigade redeem all or a portion of its Public Shares (as defined in the accompanying proxy statement/prospectus) for cash if the Business Combination is consummated. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. A Public Shareholder can make such request by contacting Continental, M3-Brigade’s transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)     prior to 5:00 p.m., Eastern Time, on [—], 2026 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental, M3-Brigade’s transfer agent, that M3-Brigade redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through the Depository Trust Company.

Holders of Units must elect to separate the underlying shares and warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying shares and warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, M3-Brigade will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then-outstanding Public Shares. As of September 30, 2025, this would have amounted to approximately $10.57 per Public Share (or $10.61 per Public Share as of October 31, 2025). If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. The holder can make such request by contacting Continental, M3-Brigade’s transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of M3-Brigade Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Immediately after the closing of the Business Combination, assuming that none of the outstanding Class A Ordinary Shares sold in M3-Brigade’s initial public offering are redeemed prior to the Closing Date, taking into account also the assumptions further described under the headings “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information”

in the accompanying proxy statement/prospectus, it is anticipated that (i) the Public Shareholders would own (a) 28,750,000, or approximately 35%, of the total number of outstanding shares of Pubco Class A Common Stock (as defined in the accompanying proxy statement/prospectus), representing approximately 14% of the total voting power of Pubco, and (b) 14,375,000 Pubco Public Warrants, (ii) MI7 Sponsor, LLC, the Sponsor of M3-Brigade (the “Sponsor”) and its affiliates (but excluding for these purposes any securities held by former stockholders of ReserveOne), will own (a) 5,515,000, or approximately 7%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 3% of the total voting power of Pubco, (b) 12,687,500, or 100%, of the total number of outstanding shares of Pubco Class B Common Stock (as defined in the accompanying proxy statement/prospectus), representing approximately 61% of the total voting power of Pubco, and (c) 13,852,500 Pubco Warrants (consisting of 5,515,000 Equity PIPE Warrants and 8,337,500 Pubco Private Warrants), (iii) former stockholders of ReserveOne will own (a) 2,500,000, or approximately 3%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 1% of the total voting power of Pubco, and (b) none of the outstanding Pubco Warrants, (iv) the Equity PIPE Investors (as defined in the accompanying proxy statement/prospectus) (but excluding for these purposes Cantor (as defined below) and the Sponsor or any affiliate of the Sponsor) will own (a) 44,200,000, or approximately 54% of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 21% of the total voting power of Pubco and (b) 44,200,000 Equity PIPE Warrants, (v) Cantor Fitzgerald & Co. will own (a) 285,000, or approximately 0.4%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 0.1% of the total voting power of Pubco, and (b) 285,000 Equity PIPE Warrants, and (vi) the directors and officers of M3-Brigade will not directly own any interest of Pubco Common Stock. For more information, including indirect interest owned by certain of the officers and directors, please see sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Executive Compensation — ReserveOne and Pubco Executive Compensation”. If the actual facts immediately after the closing are different from the foregoing assumptions (which they are likely to be), the percentage ownership information set forth above will also be different.

Pursuant to the terms of the Business Combination Agreement, $10.00 is the value of the price per share of Pubco Class A Common Stock to be received by the former stockholders of ReserveOne. Additionally, pursuant to the terms of the Equity PIPE Subscription Agreements, the Equity PIPE Investors agreed to pay $10.00 for the Equity PIPE Securities, which consist of the Equity PIPE Shares and the Equity PIPE Warrants, and will result in each Equity PIPE Investor receiving one Pubco Class A Common Stock and one Pubco Warrant per $10.00 paid in cash (or an equivalent amount in Bitcoin) pursuant to the Equity PIPE Subscription Agreement at the Closing of the Business Combination. Based upon $10.00 per share, (i) the aggregate value of Pubco Class A Common Stock the former stockholders of ReserveOne will receive as a result of the Business Combination is $25,000,000 and (ii) the aggregate value of Pubco Class A Common Stock the Equity PIPE Investors will receive pursuant to the Equity PIPE Subscription Agreements in connection with the Closing of Business Combination is $500,000,000. Based solely upon $10.61, which is the closing price of the Class A Ordinary Shares, on December 4, 2025, (i) the aggregate value of Pubco Class A Common Stock the former stockholders of ReserveOne will receive as a result of the Business Combination is $26,525,000 and (ii) the aggregate value of Pubco Class A Common Stock the Equity PIPE Investors will receive pursuant to the Equity PIPE Subscription Agreements in connection with the Closing of Business Combination is $530,500,000.

As described above, the Public Stockholders and the Sponsor will receive Pubco Common Stock and Pubco Warrants in exchange for the securities currently held in M3-Brigade, and, the Business Combination Agreement does not set forth a price per share or price per warrant or equivalent value for the Pubco Common Stock and Pubco Warrants that will be received by Public Stockholders and the Sponsor as a result of the Business Combination. However, based upon $10.00 per share, which is the value of the price per share of Pubco Class A Common Stock to be received by the former stockholders of ReserveOne set forth in the Business Combination Agreement, (i) the aggregate value of Pubco Class A Common Stock the Public Shareholders will receive for their Class A Ordinary Shares as a result of the Business Combination (assuming no redemptions) is $287,500,000, (ii) the aggregate value of Pubco Class B Common Stock the Sponsor will receive for its Class B Ordinary Shares as a result of the Business Combination is $126,875,000, and (iii) the aggregate value of Pubco Common Stock the Public Shareholders and the Sponsor will collectively receive for their Ordinary Shares as a result of the Business Combination is $414,375,000. Based solely upon $10.61 and $0.76, which are the closing prices of the Class A Ordinary Shares and M3-Brigade Warrants, respectively, on December 4, 2025, (i) the aggregate value of Pubco Class A Common Stock and Pubco Warrants the Public Shareholders will receive for their Class A Ordinary Shares and Public Warrants as a result of the Business Combination (assuming no redemptions) is $305,037,500 and $10,925,000, respectively, (ii) the aggregate value of Pubco Class B Common Stock and the Pubco Warrants the Sponsor will receive for its Class B Ordinary Shares and Private Warrants as a result of the Business Combination is $134,614,375 and $6,336,500, and (iii) the aggregate value of Pubco Common Stock and the Pubco Warrants the Public Shareholders and the Sponsor will collectively receive for their Ordinary Shares and M3-Brigade Warrants as a result of the Business Combination is $439,651,875 and $17,261,500.

The Business Combination Proposal and the Merger Proposal are interdependent on each other. The Advisory Organizational Documents Proposals are conditioned upon the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal. If M3-Brigade’s shareholders do not approve each of the Business Combination Proposal and the Merger Proposal at the Extraordinary General Meeting, the Business Combination may not be consummated.

The Business Combination Proposal, the Advisory Organizational Documents Proposal and the Adjournment Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Merger Proposal must be approved by a resolution passed by the majority of the outstanding Ordinary Shares.

Conflicts of Interest

M3-Brigade and ReserveOne are affiliated with each other as a result of their relationships discussed below. When you consider the recommendation of the M3-Brigade Board in favor of approval of the Business Combination, you should keep in mind these affiliate relationships and that the Sponsor, directors and officers have conflicting interests in, or arising from, the Business Combination with ReserveOne that are different from, or in addition to (and which could conflict with) your interests as a shareholder.

As to the Sponsor

•        The fact that M3-Brigade Sponsor V LLC (the “Original Sponsor”) originally purchased 7,187,500 Class B Ordinary Shares (the “Founder Shares”) from M3-Brigade for an aggregate price of $25,000, the Original Sponsor and Cantor originally purchased 8,337,500 warrants to purchase Class A Ordinary Shares, each of which entitled the Original Sponsor to purchase one Class A Ordinary Share at a purchase price of $11.50 per share (the “Private Placement Warrants”) from M3-Brigade for an aggregate purchase price of $8,337,500. All Founder Shares and 5,043,750 Private Placement Warrants were subsequently sold by the Original Sponsor to the Sponsor for $6,467,500 and 3,293,750 Private Placement Warrants were subsequently sold by Cantor to the Sponsor for $10. Of the 8,337,500 Private Placement Warrants acquired by the Sponsor, 2,501,250 Private Placement Warrants were subsequently transferred by the Sponsor to MI7 Founders, LLC (“MI7 Founders”), and the Sponsor retains the remaining 5,836,250 Private Placement Warrants.

•        The fact that the Founder Shares will have a significantly higher value at the time of the Business Combination if it is consummated than their original purchase price, and, based on the closing trading price of the Class A Ordinary Shares on December 4, 2025, which was $10.61, would have an aggregate value of approximately $76.26 million as of the same date. If M3-Brigade does not consummate the Business Combination or another initial business combination by August 2, 2026 (unless such date is extended by Public Shareholders), and M3-Brigade is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of approximately $0.90 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO (as defined in the accompanying proxy statement/prospectus), the Sponsor may earn a positive rate of return even if the stock price of Pubco after the closing of the Business Combination (the “Closing”) falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return.

•        The fact that the Founder Shares and Private Placement Warrants sold to the Sponsor for an aggregate purchase price of $6,467,510 will be worthless if the Business Combination or another initial business combination is not consummated (although the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants). The aggregate value of the Private Placement Warrants held by the Sponsor and its affiliates is estimated to be approximately $6.34 million, assuming the per warrant value of the Private Placement Warrants is the same as the $0.76 closing price of the Public Warrants (as defined in the accompanying proxy statement/prospectus) on Nasdaq on December 4, 2025).

•        The fact that the Sponsor was issued the Promissory Note dated June 16, 2025, by M3-Brigade (as amended, the “Sponsor Note”), pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor to provide M3-Brigade with general working capital. Up to $1,500,000 of the aggregate principal amount drawn under the Sponsor Note may be repaid with Pubco Warrants at a price of $1.00 per Pubco Warrant. The Sponsor Note bears no interest and is payable in full upon the consummation of M3-Brigade’s initial business combination. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid and may not be able to be converted into Pubco Warrants, pursuant to its terms. As of December 4, 2025, an aggregate of $2,000,000 was outstanding under the Sponsor Note.

•        The fact that following the Closing, Pubco will have two classes of common stock, Pubco Class A Common Stock and Pubco Class B Common Stock. Shares of Pubco Class A Common Stock and Pubco Class B Common Stock will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by law or the Proposed Charter. Each share of Pubco Class A Common Stock entitles its holders to one vote per share and each share of Pubco Class B Common Stock entitles its holders to ten votes per share on all matters presented to Pubco shareholders generally. Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), the Sponsor will own 100% of the Pubco Class B Common Stock.

•        Prior to the consummation of the Transactions, CC MI7 SPV, LLC, the parent company of the Sponsor (the “Sponsor Parent”) and Pubco intend to enter into the Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which, among other things, Sponsor Parent and its affiliates will (i) provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained in the accompanying proxy statement/prospectus.

As to CC Capital and Chinh Chu, President of M3-Brigade and Founder and Senior Managing Director of CC Capital:

•        CC Capital Partners, LLC (“CC Capital”) indirectly controls the Sponsor and ReserveOne. Mr. Chu has an indirect interest in the Sponsor and ReserveOne through his indirect controlling ownership interest in CC Capital and its affiliates. Upon consummation of the Transactions, Mr. Chu will indirectly control through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE (as defined in the accompanying proxy statement/prospectus) and Convertible Notes PIPE (as defined in the accompanying proxy statement/prospectus) are funded as committed) and 5,836,250 Pubco Private Warrants (as defined in the accompanying proxy statement/prospectus), (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. CC Capital and Mr. Chu may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained in the accompanying proxy statement/prospectus.

•        The anticipated appointment of Mr. Chu as Vice Chair of the board of directors of Pubco (the “Pubco Board”) in connection with the consummation of the Business Combination. As such, in the future, Mr. Chu will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

As to Robert Rivas (“Reeve”) Collins, Chief Executive Officer of M3-Brigade

•        The anticipated appointment of Mr. Collins, M3-Brigade’s Chief Executive Officer, as Non-Executive Chairman of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Collins will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

As to the Sponsor and M3-Brigade’s Officers and Directors Generally

•        The fact that the Sponsor has waived its right to redeem the Founder Shares and any other Ordinary Shares held by the Sponsor, or to receive distributions from the Trust Account with respect to the Founder Shares upon M3-Brigade’s liquidation if M3-Brigade is unable to consummate its initial business combination. None of M3-Brigade’s directors or officers directly own any Founder Shares or Class A Ordinary Shares.

•        The fact that unless M3-Brigade consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 4, 2025, no directors or officers of M3-Brigade have incurred any expenses for which they expect to be reimbursed at the Closing.

•        The fact that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

As to Cantor Fitzgerald & Co. (“Cantor”), BTIG, LLC (“BTIG”) and Houlihan Lokey Capital Inc. (“Houlihan”)

•        The fact that, pursuant to the Underwriting Agreement (as defined in the accompanying proxy statement/prospectus), upon consummation of the Business Combination, Cantor will receive a deferred underwriting fee of $13.4 million. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the deferred underwriting fee.

•        Cantor has been engaged to serve as M3-Brigade’s capital markets advisor and placement agent with regard to the Equity PIPE and the Convertible Notes PIPE and each of BTIG and Houlihan has been engaged to serve as co-placement agent with regard to the Equity PIPE and the Convertible Notes PIPE. Cantor, BTIG and Houlihan will receive certain placement agent advisory fees in the aggregate amount of up to $19,875,000, $1,000,000 and $1,000,000, respectively, and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, each of Cantor, BTIG and Houlihan has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, they will not receive their placement agent fees.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. M3-Brigade urges you to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your Ordinary Shares, please contact M3-Brigade’s proxy solicitor, Sodali & Co. This notice of the Extraordinary General Meeting and the accompanying proxy statement/prospectus are available at the SEC’s website at www.sec.gov.

By Order of the Board of Directors of M3-Brigade

Mohsin Y. Meghji
Chairman

i

GLOSSARY AND BASIS OF PRESENTATION

Frequently Used Terms

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

“Adjournment Proposal” means a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the M3-Brigade Board, as further described in the “Proposal 4: The Adjournment Proposal” section of this proxy statement/prospectus.

“Administrative Services Agreement” means the Administrative Services Agreement to be entered into by and between the Sponsor Parent and Pubco, pursuant to which, among other things, the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following the Closing for certain cost reimbursement and an annual fee to be set and adjusted as set forth therein.

“Advisory Organizational Documents Proposals” means six separate non-binding advisory proposals to approve, by ordinary resolutions, assuming each of the Business Combination Proposal and the Merger Proposal is approved and adopted, material differences between the M&A in effect immediately prior to the Domestication, and the Proposed Charter of Pubco upon completion of the Business Combination, as further described in “Proposal 3: The Advisory Organizational Documents Proposals” section of this proxy statement/prospectus.

“Aggregate Common Share Consideration” means an aggregate number of shares of Pubco Common Stock equal to the Equity Value, with each such share of Pubco Common Stock priced at $10 per share as agreed by the parties to the Business Combination Agreement.

“Allocation Schedule” means the schedule deliverable by ReserveOne prior to and as a condition to the Closing setting forth calculations of, among other information, the Aggregate Common Share Consideration.

“Alternative Coins” generally means a cryptocurrency that is not Bitcoin.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Support Agreement, the Lock-Up Agreement, the Equity PIPE Subscription Agreements, the Convertible Notes Subscription Agreements, the Proposed Charter, the Administrative Services Agreement and each other agreement, document, instrument or certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Bitcoin” means the pioneering global, decentralized, and scarce digital money as introduced in Satoshi Nakamoto’s white paper, Bitcoin: A Peer-to-Peer Electronic Cash System.

“blockchain” means the cryptographically secured, consensus-driven ledger that records all transactions across a network.

“BTIG” means BTIG, LLC.

“Business Combination” means, collectively, all of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 7, 2025, as it may be amended, restated or supplemented from time to time, by and among M3-Brigade, ReserveOne, Pubco, M3-Brigade Merger Sub and Company Merger Sub. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement, as further described in the “Proposal 1: The Business Combination Proposal” section of this proxy statement/prospectus.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due or the deadline for any required actions, any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York and the Cayman Islands.

“Cardano” means the decentralized, proof-of-stake blockchain platform developed through peer-reviewed research, beginning with Aggelos Kiayias et al.’s paper, “Ouroboros: A Provably Secure Proof-of-Stake Blockchain Protocol.”

“Cantor” means Cantor Fitzgerald & Co.

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (as revised).

“CC Capital” means CC Capital Partners, LLC.

“CLARITY Act” means the Digital Asset Market Clarity Act of 2025.

“Class A Ordinary Shares” means Class A ordinary shares of M3-Brigade, par value $0.0001 per share.

“Class A-1 Common Stock” means, following the Domestication, shares of Class A-1 common stock of M3-Brigade, par value $0.0001 per share.

“Class A-2 Common Stock” means, following the Domestication and immediately prior to the M3-Brigade Merger, shares of Class A-2 common stock of M3-Brigade, par value $0.0001 per share.

“Class B Common Stock” means, following the Domestication, shares of Class B common stock of M3-Brigade, par value $0.0001 per share.

“Class B Ordinary Shares” means Class B ordinary shares of M3-Brigade, par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“cold storage” means the offline holding of private keys — via USB drives, air-gapped machines, or paper — ensuring keys stay disconnected from the internet.

“Company” or “ReserveOne” means ReserveOne, Inc., a Delaware corporation.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of the Business Combination Agreements or any Ancillary Documents, the performance of its covenants or agreements in the Business Combination Agreement or any Ancillary Document or the consummation of the transactions contemplated thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments (as defined in the Business Combination Agreement) that are payable as a result of the execution of the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll taxes thereon, determined as if such amounts were payable at the Closing) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, but excluding “double trigger” payments and any payment due as a result of an action taken on or after the Closing Date or after the consummation of the transactions contemplated by the Business Combination Agreement (including the termination of any employee on the Closing Date or after the consummation of such transaction) and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to the Business Combination Agreement or any Ancillary Document, including 50% of the HSR Act filing fee, 50% of any filing fee related to this registration statement on Form S-4 and 50% of Pubco’s initial listing application fee with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Documents. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any M3-Brigade Expenses.

“Company Merger” means the merger of Company Merger Sub with and into ReserveOne.

“Company Merger Effective Time” means the effective time of the Company Merger, to be consummated promptly following the M3-Brigade Merger, in connection with the Closing.

“Company Merger Sub” means R1 Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.

“consensus” means the agreement among network participants on the state of the ledger — enabled in public blockchains via a blend of software, network protocols, economic incentives, and game theory.

“Continental” means Continental Stock Transfer & Trust Company.

“Convertible Notes” means Pubco’s 1.00% Convertible Senior Notes to be issued pursuant to the Convertible Notes Subscription Agreements.

“Convertible Notes Investors” means investors who entered into the Convertible Notes Subscription Agreements.

“Convertible Notes PIPE” means the private placement by Pubco of the Convertible Notes.

“Convertible Notes Subscription Agreements” means the subscription agreements for the Convertible Notes PIPE.

“crypto” means the umbrella term for cryptographic digital assets and systems, including blockchain networks and markets.

“cryptocurrency” means digital assets like Bitcoin and Alternative Coins, designed as mediums of exchange, stores of value, or utility tokens — distinct from stablecoins, NFTs, or security tokens.

“cryptoeconomy” means the decentralized financial ecosystem built atop public blockchain networks.

“custodial” means a third party holds private keys.

“DeFi” means decentralized finance — peer-to-peer protocols enabling financial services like lending, trading, and insurance without intermediaries.

“DGCL” means the Delaware General Corporation Law, as amended.

“digital asset” means tokenized items such as cryptocurrencies, stablecoins, NFTs, and security tokens built on blockchain technology.

“Dissenting Shares” means shares of ReserveOne Common Stock held by Dissenting Stockholders, if any.

“Dissenting Stockholders” means ReserveOne Stockholders, if any, who are entitled to demand and properly demand appraisal of their ReserveOne Common Stock pursuant to Section 262 of the DGCL and who comply in all respects with the provisions of Section 262 of the DGCL, with respect thereto.

“Domestication” means the transfer by way of continuation of M3-Brigade out of the Cayman Islands and into the State of Delaware as a Delaware corporation to be completed prior to the M3-Brigade Merger in accordance with the Business Combination Agreement, the Cayman Islands Companies Act and the DGCL.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Equity PIPE” means the private placement by Pubco and ReserveOne of the Equity PIPE Securities.

“Equity PIPE Investors” means the investors who entered into the Equity PIPE Subscription Agreements.

“Equity PIPE Securities” means the Equity PIPE Warrants and the Equity PIPE Shares, collectively.

“Equity PIPE Shares” means shares of Pubco Class A Common Stock or ReserveOne Common Stock (that will be converted into Pubco Class A Common Stock in the Company Merger) to be issued in the Equity PIPE.

“Equity PIPE Subscription Agreements” means the subscription agreements for the Equity PIPE.

“Equity PIPE Warrants” means the Pubco Warrants or the ReserveOne Warrants (that will be converted into Pubco Warrants in the Company Merger) to be issued in the Equity PIPE.

“Equity PIPE Warrant Shares” means the shares of Pubco Class A Common Stock or ReserveOne Common Stock underlying the Equity PIPE Warrants.

“Equity Value” means (a) $25,000,000, plus (b) the proceeds from the Equity PIPE, minus (c) all Indebtedness of the Group Companies as of immediately prior to the Closing, excluding, for the avoidance of doubt, proceeds from and Indebtedness attributable to the Convertible Notes PIPE.

“Ethereum” means the decentralized blockchain platform supporting smart contracts and dapps; “Ether” is its native token.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of M3-Brigade, to be held at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, and by virtual meeting at [–], Eastern Time, on [–], 2026 and any adjournments thereof.

“Founder Shares” means the Class B Ordinary Shares held by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“GENIUS Act” means the Guiding and Establishing National Innovation for U.S. Stablecoins Act.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission or other authority, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any public or private arbitral body or mediator.

“Group Companies” means, collectively, ReserveOne and its subsidiaries.

“Houlihan” means Houlihan Lokey Capital Inc.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Plan” means the ReserveOne Holdings, Inc. 2025 Omnibus Incentive Plan, adopted by Pubco and to be effective as of one day prior to the Closing Date.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture, credit agreement or similar instrument, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, (d) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (e) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing, (f) any underfunded pension liability, unfunded deferred compensation plan obligations (including with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code), outstanding severance obligations and post-retirement health or welfare benefit and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or M3-Brigade Expenses. Indebtedness shall include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such indebtedness at Closing.

“Indenture” means the Indenture for the Convertible Notes to be entered into at the Closing by and among Pubco, U.S. Bank Trust Company, National Association, as trustee and collateral agent.

“Insider Letter” means the Letter Agreement dated as of July 31, 2024, by and among M3-Brigade, Original Sponsor and the other parties thereto.

“Insiders” means M3-Brigade’s current officers and directors and the Sponsor.

“Interim Charter” means the certificate of incorporation attached to this proxy statement/prospectus as Annex B and to be adopted by M3-Brigade upon the Domestication taking effect.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” or “Initial Public Offering” means M3-Brigade’s initial public offering of its Units, Class A Ordinary Shares and Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of M3-Brigade, dated as of July 31, 2024, and filed with the SEC on August 2, 2024 (File No. 333-279951).

“IPO Registration Rights Agreement” means the Registration Rights Agreement, dated July 31, 2024, among M3-Brigade, M3-Brigade Sponsor V LP and the holders signatory thereto.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Layer 2 (L2)” means a secondary scalability solution built atop a Layer 1 blockchain, aggregating transactions and posting compressed proofs on the main chain.

“Lincoln” means Lincoln International LLC.

“Lock-Up Agreement” means the Lock-Up Agreements to be entered into by and between Pubco, the Sponsor Parent and MI7 Founders prior to the Closing.

“M&A” means M3-Brigade’s Amended and Restated Memorandum and Articles of Association, as may hereafter be amended.

“M3-Brigade” means, prior to the Domestication, M3-Brigade Acquisition V Corp., a Cayman Islands exempted company incorporated with limited liability, and, following the Domestication, M3-Brigade Acquisition Corp., a Delaware corporation.

“M3-Brigade Board” means the board of directors of M3-Brigade.

“M3-Brigade Certificate of Merger” means a certificate of merger, in a form reasonably acceptable to M3-Brigade, Pubco and ReserveOne, that is to be executed and filed with the Secretary of State of the State of Delaware.

“M3-Brigade Common Stock” means the Class A-1 Common Stock and Class A-2 Common Stock.

“M3-Brigade Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, M3-Brigade in connection with M3-Brigade’s initial public offering (including any and all deferred expenses in connection therewith (including fees or commissions payable to the underwriters and any legal fees)), the operation of the business and affairs of M3 (including all amounts payable by M3-Brigade pursuant to any promissory note or other debt instrument to which it is a party), the negotiation, preparation or execution of the Business Combination Agreement or any Ancillary Documents, the performance of its covenants or agreements in the Business Combination Agreement or any Ancillary Document or the consummation of the transactions contemplated thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of M3-Brigade and (b) any other fees, expenses, commissions or other amounts that are allocated to M3-Brigade pursuant to the Business Combination Agreement or any Ancillary Document, including 50% of the HSR Act filing fee, 50% of any filing fee related to this registration statement on Form S-4 and 50% of Pubco’s initial listing application fee with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Documents. Notwithstanding the foregoing or anything to the contrary herein, M3-Brigade Expenses shall not include any Company Expenses and any M3-Brigade Expenses that are incurred and not paid as of the date of the Business Combination Agreement shall be deemed to be Company Expenses.

“M3-Brigade Merger” means the merger of M3-Brigade Merger Sub with and into M3-Brigade in accordance with the terms of the Business Combination Agreement.

“M3-Brigade Merger Effective Time” means the date and time at which M3-Brigade Certificate of Merger is accepted for filing by the Delaware Secretary of State, or at such later date and time as is agreed by M3-Brigade, M3-Brigade Merger Sub and ReserveOne and specified in the M3-Brigade Certificate of Merger.

“M3-Brigade Merger Sub” means R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.

“M3-Brigade Post-Domestication Warrants” means warrants to purchase one share of Class A-1 Common Stock, following the Domestication and immediately prior to the M3-Brigade Merger.

“M3-Brigade Securities” means the Units, M3-Brigade Shares, and M3-Brigade Warrants.

“M3-Brigade Shareholder Approval” means the approval of the Business Combination Proposal and the Merger Proposal by the requisite vote of the shareholders of M3-Brigade at the Extraordinary General Meeting in accordance with the M&A, applicable law and this proxy statement/prospectus.

“M3-Brigade Shares” means (a) prior to the consummation of the Domestication, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares and (b) from and after the consummation of the Domestication, collectively, shares of Class A-1 Common Stock and Class A-2 Common Stock.

“M3-Brigade Special Committee” means a special committee of independent and disinterested directors appointed by the M3-Brigade Board.

“M3-Brigade Warrants” means the Private Placement Warrants and Public Warrants, collectively.

“Merger Proposal” means a proposal to approve the M3-Brigade Merger, as further described in the “Proposal 2: The Merger Proposal” section of this proxy statement/prospectus.

“Mergers” means the M3-Brigade Merger and the Company Merger.

“Merger Subs” means Company Merger Sub and M3-Brigade Merger Sub.

“MI7 Founders” means MI7 Founders, LLC.

“miner” means an entity that packages transactions into blocks (on PoW networks), earning rewards and fees; “mining” means this block creation process.

“Nasdaq” means the Nasdaq Stock Market.

“node” means network software that validates transactions and relays them — full nodes carry the entire history of the blockchain.

“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares.

“Original Sponsor” means M3-Brigade Sponsor V LLC.

“Parties” means ReserveOne, M3-Brigade, Pubco, Company Merger Sub and M3-Brigade Merger Sub.

“Person” means an individual, partnership, corporation, company, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“PFIC” means a passive foreign investment company.

“private key” means the secure, secret value used to sign transactions and prove ownership of assets.

“Private Placement Warrants” means the warrants to purchase Class A Ordinary Shares held by the Sponsor and MI7 Founders, each of which entitles the holder thereof to purchase one Class A Ordinary Share at a purchase price of $11.50 per share.

“Proof of stake (PoS)” means a consensus mechanism where validators stake tokens to propose blocks — economic incentives replace computational cost.

“Proof of work (PoW)” means a consensus model that requires computational effort for block creation — securing the ledger via energy expenditure.

“Proposals” means all of the proposals presented to shareholders of M3-Brigade at the Extraordinary General Meeting.

“Proposed Bylaws” means Pubco’s bylaws in the form included as Annex D to this proxy statement/prospectus, proposed to be effective prior to the closing of the Equity PIPE and the Convertible Notes PIPE.

“Proposed Charter” means Pubco’s certificate of incorporation in the form included as Annex C to this proxy statement/prospectus, proposed to be effective prior to the closing of the Equity PIPE and the Convertible Notes PIPE.

“protocol” means to the set of rules that govern a blockchain network or smart contract system.

“Pubco” means ReserveOne Holdings, Inc., a Delaware corporation and, prior to the closing of the Company Merger, a wholly-owned subsidiary of ReserveOne.

“Pubco Board” means the board of directors of Pubco.

“Pubco Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Pubco.

“Pubco Class B Common Stock” means shares of Class B common stock, par value $0.0001 per share, of Pubco.

“Pubco Common Stock” means Pubco Class A Common Stock and Pubco Class B Common Stock.

“Pubco Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of Pubco.

“Pubco Private Warrants” means warrants converted from Private Placement Warrants in connection with the Closing in accordance with the Business Combination Agreement, with one whole warrant entitling the holder thereof to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means warrants converted from Public Warrants in connection with the Closing in accordance with the Business Combination Agreement, with one whole warrant entitling the holder thereof to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share.

“Pubco Securities” means, collectively, all of the securities issued by Pubco, including, without limitation, Pubco Common Stock, Pubco Preferred Stock, Pubco Warrants, the Convertible Notes and other securities.

“Pubco Stock” means shares of Pubco Common Stock and the Pubco Preferred Stock.

“Pubco VWAP” means the volume-weighted average share price of Pubco Class A Common Stock as displayed on Pubco’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable trading day.

“Pubco Warrants” means Pubco Private Warrants, Pubco Public Warrants and Equity PIPE Warrants, collectively.

“Pubco Warrant Agreement” means the Warrant Agreement to be entered into by and among ReserveOne, Pubco and Continental, as warrant agent, in connection with the consummation of the Business Combination.

“public key” means a publicly shareable partner to the private key — used to verify signatures and authorize transactions.

“Public Shareholders” means the public shareholders of M3-Brigade, including the holders of the overallotment shares acquired by M3-Brigade’s underwriters.

“Public Shares” means the Class A Ordinary Shares sold in the IPO (including Ordinary Shares included in the overallotment units), whether they were purchased in the IPO or thereafter in the open market.

“Public Warrant” means one whole warrant of which one half was included as part of each Unit, each of which entitles the holder thereof to purchase one Class A Ordinary Share at a purchase price of $11.50 per share.

“Record Date” means [–], 2026, the date set by the M3-Brigade Board on which holders of Ordinary Shares are entitled to vote at the Extraordinary General Meeting.

“redemption” means the redemption of the Public Shares for the Redemption Price.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for redemption in accordance with the M&A in connection with the Closing of the Business Combination.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the M&A as of the applicable Redemption Date.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into by Pubco, M3-Brigade, the Sponsor, the Sponsor Parent and MI7 Founders at the Closing, pursuant to which, among other things, the investors party thereto will be granted certain registration rights with respect to their Registrable Securities (as defined in the Registration Rights Agreement), on the terms and subject to the conditions therein.

“Related Agreements” means certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination Agreement.

“Required Proposals” means the Business Combination Proposal and the Merger Proposal.

“ReserveOne Common Stock” means all of the issued and outstanding shares of common stock, par value $0.0001 per share, of ReserveOne.

“ReserveOne Stockholders” means, collectively, the holders of all of the issued and outstanding shares of ReserveOne Common Stock as of any specified date or, if no date is specified, as of immediately prior to the Company Merger Effective Time, in connection with the Closing.

“ReserveOne Warrant” means one whole warrant entitling the holder thereof to purchase one share of ReserveOne Common Stock, at a purchase price of $11.50 per share.

“Qualified Custodian” means a legally recognized custodian under the Investment Company Act.

“Ripple” means the digital payment protocol and real-time gross-settlement network as described in David Schwartz, Noah Youngs, and Arthur Britto’s white paper, “The Ripple Protocol Consensus Algorithm.”

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement to be entered into by and between the Pubco and U.S. Bank Trust Company, National Association.

“Share Consideration” means the Pubco Class A Common Stock that each Unaffiliated Public Shareholder will receive on a one-to-one basis in exchange for their Class A Ordinary Shares as part of the Transactions.

“smart contract” means self-executing code running on a blockchain that enforces predefined rules without an intermediary.

“Solana” means the high-performance, decentralized blockchain designed for scalability and low-latency transactions as introduced in Anatoly Yakovenko’s white paper, “Solana: A New Architecture for a High Performance Blockchain.”

“Sodali” means Sodali & Co., the proxy solicitor for M3-Brigade.

“Sponsor” means MI7 Sponsor, LLC, a Delaware limited liability company.

“Sponsor Anti-Dilution Shares” means 5,500,000 shares of Pubco Class B Common Stock to be issued to the Sponsor at Closing (assuming the Equity PIPE and Convertible Notes PIPE will be funded as committed), of which 5,000,000 constitute Sponsor Earnout Shares.

“Sponsor Convertible Notes Earnout Shares” means a number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Convertible Notes PIPE actually received by Pubco at the Closing, and (ii) 0.002.

“Sponsor Earnout Period” means the period commencing on the Closing Date and ending on and including the date of the 5-year anniversary of the Closing Date.

“Sponsor Earnout Shares” means collectively, the Sponsor Equity Earnout Shares, the Sponsor Warrant Earnout Shares and the Sponsor Convertible Notes Earnout Shares.

“Sponsor Equity Earnout Shares” means a number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by the Company (disregarding for such purposes, certain reductions in proceeds on account of certain non-redeemed shares) at the Closing, and (ii) 0.004.

“Sponsor Note” means the Promissory Note dated June 16, 2025, issued by M3-Brigade to the Sponsor, as amended by the First Amendment to Promissory Note, dated as of July 16, 2025.

“Sponsor Parent” means CC MI7 SPV, LLC, the parent company of the Sponsor, and a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of July 7, 2025, by and among the Sponsor, M3-Brigade, Pubco, and ReserveOne.

“Sponsor Triggering Event I” means the first date on which the Pubco VWAP is equal to or greater than $12.00 for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day ending on the Trading Day immediately prior to the date of determination within the Sponsor Earnout Period.

“Sponsor Triggering Event II” means the first date on which the Pubco VWAP is equal to or greater than $14.00 for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day ending the Trading Day immediately prior to the date of determination within the Sponsor Earnout Period.

“Sponsor Triggering Events” means Sponsor Triggering Event I and Sponsor Triggering Event II, respectively.

“Sponsor Warrant Earnout Shares” means a number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by the Company (disregarding for such purposes, certain reductions in proceeds on account of certain non-redeemed shares) at the Closing, and (ii) 0.005.

“stablecoin” means a token pegged to a stable asset — often the U.S. dollar — via collateral and designed to hold a steady value.

“staking” means locking tokens to participate in PoS validation and earn rewards.

“Tether (USDT)” means specifically the stablecoin and its issuer, Tether Ltd.

“token” means any blockchain-built asset — including cryptocurrencies, stablecoins, and security tokens.

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which shares of Pubco Common Stock are then traded.

“Transactions” means the Mergers together with the other transactions contemplated by the Business Combination Agreement and Ancillary Documents.

“Transfer Agent” means Continental.

“Trust Account” means the trust account established by M3-Brigade with the proceeds from the IPO and the sale of the Private Placement Warrants in connection with the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means the Investment Management Trust Agreement by and between M3-Brigade and the Trustee, dated as of July 31, 2024.

“Trustee” means Continental, in its capacity as trustee under the Trust Agreement.

“Unaffiliated Public Shareholders” means the public shareholders of M3-Brigade, other than the Sponsor and/or affiliates of the Sponsor, holding Class A Ordinary Shares that do not elect to have such shares redeemed in connection with the Business Combination.

“Underwriting Agreement” means the Underwriting Agreement, dated July 31, 2024, by and between M3-Brigade and Cantor, as representative of the underwriters.

“Units” means the units issued in the IPO (including overallotment units acquired by M3-Brigade’s underwriter) consisting of one Class A Ordinary Share and one half of one Public Warrant.

“wallet” means the tool (software or hardware) that holds public and private keys to interact with blockchains.

“Warrant Agreement” means the Warrant Agreement, dated as of July 31, 2024, between M3-Brigade and Continental, in its capacity as Warrant Agent, which governs M3-Brigade’s outstanding Warrants.

“XRP” means the native digital asset of the decentralized XRP Ledger (XRPL).

“2025 SPA” means the Purchase Agreement, dated as of May 23, 2025, by and among M3-Brigade, the Original Sponsor and the Sponsor.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco’s stockholders following the Business Combination are for illustrative purposes only and assume the following:

1.      No Public Shareholders exercise redemption rights prior to or in connection with the Closing of the Business Combination, and the balance of the Trust Account as of the Closing is the same as its balance on September 30, 2025, of approximately $303.95 million (and $304.96 million as of October 31, 2025). Please see the section entitled “The Extraordinary General Meeting — Redemption Rights.”

2.      There are no transfers by holders of Class B Ordinary Shares or Private Placement Warrants prior to the Closing.

3.      The Equity PIPE and Convertible Notes PIPE will be funded as committed and therefore 5,500,000 shares of Pubco Class B Common Stock will be issued at the Closing, due to anti-dilution protection related to the Equity PIPE and Convertible Notes PIPE, of which 5,000,000 shares are subject to certain restrictions and forfeiture unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period pursuant to the terms of the Business Combination Agreement.

4.      At the Closing, the consideration deliverable to ReserveOne Stockholders in connection with the Business Combination will be newly-issued Pubco Securities consisting of shares of Pubco Class A Common Stock, with the number of shares representing the Aggregate Common Share Consideration and Pubco Public Warrants, together with other information to be determined as of the Closing Date in accordance with the Allocation Schedule deliverable by ReserveOne to M3-Brigade prior and as a condition to the Closing.

5.      Solely for purposes of calculating estimated pro forma share ownership immediately after the Closing, subject to the assumptions further described herein, the assumed Redemption Price upon consummation of the Business Combination is $10.61.

6.      Other than (i) the shares of Pubco Common Stock issued to ReserveOne upon Pubco’s formation which will be cancelled in connection with the Business Combination; (ii) the shares of Pubco Common Stock and Pubco Warrants to be issued upon consummation of the M3-Brigade Merger; (iii) the shares of Pubco Common Stock representing the Aggregate Common Share Consideration to be issued to the ReserveOne Stockholders as of immediately prior to the Company Merger Effective Time, in each case in accordance with the terms of the Business Combination Agreement, and (iv) the Equity PIPE Shares and Equity PIPE Warrants, there are no other issuances of equity securities of Pubco prior to or in connection with the Closing.

7.      No Equity PIPE Investor holding Class A Ordinary Shares that qualify as Non-Redeemed Shares (as defined in the Equity PIPE Subscription Agreement) reduces its commitment under the applicable Equity PIPE Subscription Agreement by such Non-Redeemed Shares.

8.      None of the ReserveOne Stockholders exercise appraisal rights in connection with the Closing.

TRADEMARKS

This proxy statement/prospectus references the trademarks and service marks and trademark and service mark applications of ReserveOne that are regularly used in branding and marketing. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.” Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains market and industry data, estimates and statistics obtained from third-party sources. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although both M3-Brigade and ReserveOne are responsible for such information and believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. M3-Brigade’s and ReserveOne’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available or as was available as of referenced dates. While M3-Brigade and ReserveOne are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements”, which statements involve inherent risks and uncertainties.

Examples of forward-looking statements include, but are not limited to, statements with respect to the Business Combination. Such statements include expectations, hopes, beliefs, intentions, plans, prospects, financial results of strategies regarding ReserveOne, Pubco, the Business Combination and statements regarding the anticipated benefits and timing of the completion of the Business Combination, the price and volatility of cryptocurrencies, the growing prominence of cryptocurrencies, the macro and political conditions surrounding cryptocurrencies, plans and use of proceeds, objectives of management for future operations of ReserveOne and Pubco, expected operating costs of Pubco, ReserveOne and its subsidiaries, the upside potential and opportunity for investors, ReserveOne’s plan for value creation and strategic advantages, market site and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, future financial condition and performance and expected financial impacts of the Business Combination, the satisfaction of closing conditions to the Business Combination and the level of redemptions of the Public Shareholders, and ReserveOne’s and Pubco’s expectations, intentions, strategies, assumptions or beliefs about future events, results at operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, but are not limited to:

•        the risk related to ReserveOne’s lack of operating history as an early stage company,

•        the risk related to ReserveOne’s anticipated business plan and strategy ReserveOne expects to implement upon consummation of the Business Combination, including the risk that ReserveOne’s business strategy may change significantly in the future, including moving away from its currently intended focus on crypto-related activities;

•        the risk that the Business Combination may not be completed in a timely manner or at all;

•        the failure by the Parties to satisfy the conditions to the consummation of the Business Combination, including the approval of M3-Brigade’s shareholders;

•        the failure to realize the anticipated benefits of the Business Combination;

•        the outcome of any potential legal proceedings that may be instituted against Pubco, ReserveOne, M3-Brigade or others following announcement of the Business Combination;

•        the level of redemptions of the Public Shares which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing, or trading of the Class A Ordinary Shares of M3-Brigade or the shares of Pubco Class A Common Stock;

•        the failure of Pubco to obtain or maintain the listing of its securities on any stock exchange on which the Pubco Class A Common Stock will be listed after closing of the Business Combination;

•        costs related to the Business Combination and as a result of Pubco becoming a public company;

•        changes in business, market, financial, political and regulatory conditions;

•        risks relating to ReserveOne’s anticipated operations and business, including the highly volatile nature of the price of cryptocurrencies;

•        risks related to increased competition in the industries in which ReserveOne will operate;

•        the limitations on ReserveOne’s investments in certain tokens and allocations to yield generation and venture activities under securities laws;

•        risks relating to significant legal, commercial, regulatory and technical uncertainty regarding cryptocurrencies;

•        risks related to the treatment of cryptocurrency and other digital assets for U.S. and federal, state, local and non-U.S. tax purposes;

•        risks that after consummation of the Business Combination, ReserveOne experiences difficulties managing its growth and expanding operations;

•        challenges in implementing the business plan, due to lack of an operating history, operational challenges, significant competition and regulation;

•        ReserveOne being considered to be a “shell company” by any stock exchange or by the SEC; and

•        those risk factors discussed in documents of M3-Brigade or Pubco filed, or to be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section in this proxy statement/prospectus, and other documents filed or to be filed by M3-Brigade and Pubco from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that none of ReserveOne, Pubco or M3-Brigade presently know or currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Except as otherwise required by applicable law, none of the Parties intends to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of the Parties or any of their representatives gives any assurance that any of ReserveOne, Pubco or M3-Brigade will achieve its expectations. The inclusion of any statement in this proxy statement/prospectus does not constitute an admission by ReserveOne, Pubco, M3-Brigade or any other person that the events or circumstances described in such statement are material.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to M3-Brigade’s shareholders. M3-Brigade’s shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting. M3-Brigade is holding the Extraordinary General Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

(1)    Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement by and among M3-Brigade, ReserveOne, Pubco, M3-Brigade Merger Sub and Company Merger Sub, pursuant to which M3-Brigade and ReserveOne will become wholly-owned subsidiaries of Pubco.

A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”

(2)    Proposal 2 — The Merger Proposal — To consider and vote upon a proposal by a resolution to approve the M3-Brigade Merger.

The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will have no effect, even if approved by shareholders of M3-Brigade. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Merger Proposal.”

(3)    Proposal 3 — The Advisory Organizational Documents Proposals — To consider and vote upon six separate non-binding advisory proposals to approve, by ordinary resolutions, assuming each of the Business Combination Proposal and the Merger Proposal is approved and adopted, material differences between the M&A in effect immediately prior to the Domestication, and the Proposed Charter of Pubco upon completion of the Business Combination.

         The Advisory Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Advisory Organizational Documents Proposals.”

(4)    Proposal 4 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the M3-Brigade Board. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 4: The Adjournment Proposal.”

The Business Combination Proposal and the Merger Proposal are interdependent upon each other. If M3-Brigade’s shareholders do not approve the Merger Proposal at the Extraordinary General Meeting, the Business Combination may not be consummated. The Advisory Organizational Documents Proposals are conditioned on the approval of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The Business Combination Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Merger Proposal must be approved by a resolution passed by the majority of the outstanding Ordinary Shares.

Q:     What interests do Insiders and advisors have in the Business Combination?

A:     In considering the recommendation of the M3-Brigade Board to vote in favor of the Business Combination, based in part upon the recommendation of the M3-Brigade Special Committee, Public Shareholders should be aware that the Insiders have interests in the Business Combination that are different from, or in addition to, those of M3-Brigade’s other shareholders generally. M3-Brigade’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to M3-Brigade’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

As to the Sponsor

•        The fact that the Original Sponsor originally purchased 7,187,500 Founder Shares from M3-Brigade for an aggregate price of $25,000, the Original Sponsor and Cantor originally purchased 8,337,500 Private Placement Warrants from M3-Brigade for an aggregate purchase price of $8,337,500, all Founder Shares and 5,043,750 Private Placement Warrants were subsequently sold by the Original Sponsor to the Sponsor for $6,467,500 and 3,293,750 Private Placement Warrants were subsequently sold by Cantor to the Sponsor for $10. Of the 8,337,500 Private Placement Warrants acquired by the Sponsor, 2,501,250 Private Placement Warrants were subsequently transferred by the Sponsor to MI7 Founders, and the Sponsor retains the remaining 5,836,250 Private Placement Warrants.

•        The fact that the Founder Shares will have a significantly higher value at the time of the Business Combination if it is consummated than their original purchase price, and, based on the closing trading price of the Class A Ordinary Shares on December 4, 2025, which was $10.61, would have an aggregate value of approximately $76.26 million as of the same date. If M3-Brigade does not consummate the Business Combination or another initial business combination by August 2, 2026 (unless such date is extended by Public Shareholders), and M3-Brigade is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of approximately $0.90 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return.

•        The fact that the Founder Shares and Private Placement Warrants sold to the Sponsor for an aggregate purchase price of $6,467,510 will be worthless if the Business Combination or another initial business combination is not consummated (although the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants). The aggregate value of the Private Placement Warrants held by the Sponsor and its affiliates is estimated to be approximately $6.34 million, assuming the per warrant value of the Private Placement Warrants is the same as the $0.76 closing price of the Public Warrants on Nasdaq on December 4, 2025).

•        The fact that the Sponsor was issued the Sponsor Note pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor to provide M3-Brigade with general working capital. The Sponsor Note bears no interest and is payable in full upon the consummation of M3-Brigade’s initial business combination. Up to $1,500,000 of the aggregate principal amount drawn under the Sponsor Note may be repaid with Pubco Warrants at a price of $1.00 per Pubco Warrant. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid and may not be able to be converted into Pubco Warrants, pursuant to its terms. As of December 4, 2025, an aggregate of $2,000,000 was outstanding under the Sponsor Note.

•        The fact that following the Closing, Pubco will have two classes of common stock, Pubco Class A Common Stock and Pubco Class B Common Stock. Shares of Pubco Class A Common Stock and Pubco Class B Common Stock will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by law or the Proposed Charter. Each share of Pubco Class A Common Stock entitles its holders to one vote per share and each share of Pubco Class B Common Stock entitles its holders to ten votes per share on all matters presented to Pubco shareholders generally. Upon consummation of the Transactions, the Sponsor will own 100% of Pubco Class B Common Stock.

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained elsewhere in this proxy statement/prospectus.

•        CC Capital indirectly controls the Sponsor and ReserveOne. Upon consummation of the Transactions, CC Capital will indirectly control through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. CC Capital may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

As to Chinh Chu, President of M3-Brigade and Founder and Senior Managing Director of CC Capital:

•        Mr. Chu has an indirect interest in the Sponsor through his indirect controlling ownership interest in CC Capital and its affiliates. Upon consummation of the Transactions, Mr. Chu will indirectly own through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. Mr. Chu may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained elsewhere in this proxy statement/prospectus.

•        The anticipated appointment of Mr. Chu as Vice Chair of the Pubco Board in connection with the consummation of the Business Combination. As such, in the future, Mr. Chu will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

As to Robert Rivas (“Reeve”) Collins, Chief Executive Officer of M3-Brigade

•        The anticipated appointment of Mr. Collins, M3-Brigade’s Chief Executive Officer, as Non-Executive Chairman of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Collins will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

As to the Sponsor and M3-Brigade’s Officers and Directors Generally

•        The fact that the Sponsor has waived its right to redeem the Founder Shares and any other Ordinary Shares held by the Sponsor, or to receive distributions from the Trust Account with respect to the Founder Shares upon M3-Brigade’s liquidation if M3-Brigade is unable to consummate its initial business combination. None of M3-Brigade’s directors or officers directly own any Founder Shares or Class A Ordinary Shares.

•        The fact that unless M3-Brigade consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 4, 2025, no directors or officers of M3-Brigade have incurred any expenses for which they expect to be reimbursed at the Closing.

•        The fact that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

In addition to the interests of the Insiders in the Business Combination, Public Shareholders should be aware that the following have financial interests that may be different from, or in addition to, the interests of Public Shareholders: (i) Cantor, as financial advisor in connection with the Business Combination and capital markets advisor and lead placement agent with respect to the Equity PIPE and Convertible Notes PIPE in connection with the Business Combination, and (ii) Houlihan and BTIG, in their capacity as co-placement agents with respect the Equity PIPE and Convertible Notes PIPE in connection with the Business Combination, including that:

•        Pursuant to the Underwriting Agreement, upon consummation of the Business Combination, Cantor will receive a deferred underwriting fee of $13.4 million. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the deferred underwriting fee.

•        Cantor has been engaged to serve as M3-Brigade’s capital markets advisor and placement agent with regard to the Equity PIPE and Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of up to $19,875,000 (the “Cantor Placement Agent Fee”) and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the Cantor Placement Agent Fee.

•        Houlihan has been engaged to serve as co-placement agent with regard to the Equity PIPE and Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of $1,000,000 (the “Houlihan Placement Agent Fee”) and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, Houlihan has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Houlihan will not receive the Houlihan Placement Agent Fee.

•        BTIG has been engaged to serve as co-placement agent with regard to the Equity PIPE and Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of $1,000,000 (the “BTIG Placement Agent Fee”) and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, BTIG has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, BTIG will not receive the BTIG Placement Agent Fee.

Please also see the sections “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of the Insiders, advisors and the ReserveOne directors and officers in the Business Combination.

Q:     Why is M3-Brigade undertaking the Domestication?

A:     The M3-Brigade Board believes that it would be in the best interests of M3-Brigade to effect the Domestication to enable M3-Brigade to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the M3-Brigade Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures M3-Brigade is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to M3-Brigade’s corporate legal affairs following the Business Combination.

The Domestication is conditioned on the approval by the Public Shareholders of the Required Proposals, and thus will not occur unless the Public Shareholders have approved the Required Proposals and the Business Combination Agreement is in full force and effect prior to the Domestication.

Q:     What is involved with the Domestication?

A:     The Domestication will require M3-Brigade to file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, M3-Brigade will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The M&A will be replaced by the Interim Charter and associated bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     How will the Domestication affect my M3-Brigade Securities?

A:     Pursuant to the Domestication and without further action on the part of M3-Brigade’s shareholders: (i) each outstanding Class A Ordinary Share will convert to one outstanding share of Class A-1 Common Stock, (ii) each outstanding Class B Ordinary Share will convert to one outstanding share of Class A-2 Common Stock, (iii) each outstanding M3-Brigade Warrant will convert to a warrant to purchase the applicable number of shares of Class A-1 Common Stock and (iv) each Unit previously consisting of one Class A Ordinary Share and one-half of one M3-Brigade Warrant will remain attached but the components thereof will convert in accordance with the preceding clauses (i) and (iii), such that each Unit will consist of one share of Class A-1 Common Stock and one-half of one M3-Brigade Post-Domestication Warrant.

Q:     What changes are being made to the M&A in connection with the Domestication?

A:     In connection with the Domestication, M3-Brigade will file the Interim Charter with the Secretary of State of the State of Delaware prior to the Closing, which amends and removes the provisions of the M&A that terminate or otherwise become inapplicable because of the Domestication and otherwise provides M3-Brigade’s shareholders with the same or substantially the same rights as they have under the M&A, except that the antidilution provisions of the M&A for the benefit of holders of Founder Shares are being amended consistent with Exhibit G to the Business Combination Agreement.

Q:     What are the material U.S. federal income tax consequences of the Domestication and the Business Combination to U.S. Holders of Ordinary Shares?

A:     As described more fully under the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to the Public Shareholders” below, we intend that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Consequently, except as otherwise provided in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to M3-Brigade Shareholders — PFIC Considerations,” and “— Effects of Section 367 to U.S. Holders of Ordinary Shares,” a U.S. Holder of Ordinary Shares should not recognize gain or loss upon the exchange of its Ordinary Shares solely for M3-Brigade Common Stock pursuant to the Domestication.

         As described more fully under the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to the Public Shareholders” below, we intend that that the Business Combination should qualify as an exchange described in Section 351 of the Code (and not as a taxable transfer of property to an “investment company” under Section 351(e) of the Code, the effects of which are described under “— Possible Effects of Section 351(e) on U.S. Holders of Ordinary Shares”). In that case, a U.S. Holder that receives Pubco Common Stock in exchange for M3-Brigade Common Stock in the Business Combination generally should not recognize any gain or loss on such exchange.

         For a more detailed description of the material U.S. federal income tax consequences of the Domestication and the Business Combination, see the description in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to M3-Brigade Shareholders.”

Q:     Why is M3-Brigade proposing the Business Combination?

A:     M3-Brigade was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Since M3-Brigade’s incorporation, the M3-Brigade Board has sought to identify suitable candidates in order to effect such a transaction. In its review of ReserveOne, the M3-Brigade Special Committee and the M3-Brigade Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, each of the M3-Brigade Board and M3-Brigade Special Committee has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of M3-Brigade’s shareholders. The M3-Brigade Board believes that, based on its review and consideration, the Business Combination with ReserveOne presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Business Combination Agreement and the M&A.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) on the date that the Mergers are consummated, and prior to the M3-Brigade Merger, M3-Brigade will be de-registered in the Cayman Islands and register by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act, (ii) as a result of the Domestication, (a) each Class A Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class A-1 Common Stock; (b) each Class B Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class B Common Stock; (c) each M3-Brigade Warrant issued and outstanding immediately prior to the Domestication will convert into an M3-Brigade Post-Domestication Warrant, and (d) the Units will remain attached but the components thereof will convert in accordance with the preceding clauses (a) and (c) such that each Unit will consist of one share of Class A-1 Common Stock and one-half of one M3-Brigade Post-Domestication Warrant, and (iii) following the Domestication and immediately prior to the M3-Brigade Merger, each share of Class B Common Stock will automatically convert into a number of shares of Class A-2 Common Stock of M3-Brigade determined in accordance with the Interim Charter, (iv) following the automatic conversion of shares from Class B Common Stock to Class A-2 Common Stock, M3-Brigade Merger Sub will merge with and into M3-Brigade, with M3-Brigade continuing as the surviving entity and a wholly-owned subsidiary of Pubco, in connection with which each Unit will be separated into its component parts, and all of the existing securities of M3-Brigade will be exchanged for rights to receive securities of Pubco as follows: (a) each issued and outstanding share of Class A-1 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Pubco Class A Common Stock, (b) each issued and outstanding share of Class A-2 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of share of Pubco Class B Common Stock, and (c) each issued and outstanding M3-Brigade Post-Domestication Warrant will be automatically converted into one Pubco Warrant on substantially the same terms and conditions as the M3-Brigade Warrants; and (iv) following the M3-Brigade Merger, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving entity and a wholly-owned subsidiary of Pubco, pursuant to which, other than dissenting shares, if any, each issued and outstanding share of ReserveOne Common Stock will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Pubco Class A Common Stock, following which, all shares of ReserveOne Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist and each ReserveOne Warrant, if any, will be automatically converted into one Pubco Warrant.

Q:     What form of, and how much, consideration will the ReserveOne Stockholders receive in return for the acquisition of ReserveOne by M3-Brigade?

A:     ReserveOne Stockholders will receive shares of Pubco Class A Common Stock deliverable at Closing.

Pursuant to the terms of the Business Combination Agreement, the total consideration to be delivered to ReserveOne Stockholders, including Equity PIPE Investors, if any, will have an aggregate value equal to the sum of (i) $25,000,000 plus (ii) the proceeds from the Equity PIPE, minus (iii) all indebtedness of the Group Companies as of immediately prior to the Closing, excluding, for the avoidance of doubt, proceeds from and indebtedness attributable to the Convertible Notes PIPE.

A Dissenting Stockholder will not be entitled to receive any portion of the Merger Consideration with respect to its Dissenting Shares, unless and until such Dissenting Stockholder has effectively withdrawn or lost such Dissenting Stockholder’s appraisal rights under the DGCL.

Q:     Will any consideration receivable or received by the Sponsor be waived, deferred or subject to forfeiture?

A:     Pursuant to the terms of the Business Combination Agreement, a portion of the Pubco Class B Common Stock to be received by the Sponsor as consideration in the M3-Brigade Merger in exchange for Founder Shares will be subject to forfeiture. The number of shares subject to forfeiture is calculated as follows:

•        A number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by ReserveOne at the Closing, and (i) 0.004; plus

•        A number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Convertible Notes PIPE actually received by Pubco at the Closing, and (ii) 0.002; plus

•        A number of Pubco Public Warrants issued to the Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by ReserveOne or Pubco at the Closing, and (ii) 0.005.

Q:     Will Pubco obtain new financing in connection with the Business Combination?

A:     In connection with the Business Combination Agreement, the Equity PIPE Investors entered into the Equity PIPE Subscription Agreements with Pubco and ReserveOne and, for certain limited purposes, M3-Brigade, pursuant to which, among other things, the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of Equity PIPE Securities at a purchase price of $10.00 per Equity PIPE Security, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one Equity PIPE Warrant, upon the terms and subject to the conditions set forth therein.

In addition, the Convertible Notes Investors entered into the Convertible Notes Subscription Agreements with Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Convertible Notes Investors have agreed to purchase $250,000,000 in aggregate principal amount of Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco granted the Convertible Notes Investors an option to purchase additional Convertible Notes in an aggregate principal amount of up to $50,000,000, on a pro rata basis based on each Convertible Notes Investor’s initial subscription for Convertible Notes. The option period expired on August 7, 2025, and no Convertible Notes Investors opted to purchase additional Convertible Notes.

The purpose of the Equity PIPE and the Convertible Notes PIPE is to provide additional capital for use by Pubco following the Closing, and the net proceeds of the Equity PIPE and Convertible Notes PIPE will be converted to Bitcoin, except for a de minimis amount to fund near-term operating expenses.

Q:     Did the M3-Brigade Board obtain a third-party valuation or fairness opinion as part of its determination as to whether or not to proceed with the Business Combination?

A:     Yes. The M3-Brigade Special Committee obtained a fairness opinion from Lincoln, dated July 7, 2025, which provided that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations and other matters considered by Lincoln, as set forth in its written opinion, the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders. See the section entitled “Proposal 1: The Business Combination Proposal — Opinion of Lincoln, as Financial Advisor to the M3-Brigade Special Committee” of this proxy statement/prospectus for additional information.

Q:     What equity stake will current Public Shareholders, the Insiders and the ReserveOne Stockholders hold in Pubco immediately after the completion of the Business Combination?

A:     M3-Brigade’s shareholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. The Public Shareholders currently own approximately 80% of the total number of outstanding Ordinary Shares of M3-Brigade. If no Public Shareholders redeem their Class A Ordinary Shares prior to or in connection with the Business Combination and no outstanding M3-Brigade Warrants are exercised and the other assumptions described under the section with the heading “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages” are accurate, Public Shareholders will own approximately 35% of outstanding shares of Pubco Class A Common Stock representing approximately 14% of the total voting power of Pubco, as of immediately after the Closing; whereas if the circumstances described as the “Maximum Redemption Scenario,” as further described under the heading “Unaudited Pro Forma Condensed Combined Financial Information” occur, Public Shareholders will not own any shares of Pubco Class A Common Stock outstanding as of immediately after the Closing. Immediately after the Business Combination is consummated, assuming no exercises of M3-Brigade Warrants and the Sponsor Note will not be converted to Pubco Warrants at Closing, there will be 64,375,000 Public Warrants and 8,337,500 Private Placement Warrants outstanding. Public Shareholders who redeem their Public Shares may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming M3-Brigade shareholders.

If any of the Public Shareholders exercise their redemption rights, the percentage of Pubco Common Stock held by the Public Shareholders will decrease and the percentages of outstanding Pubco Common Stock held by the Sponsor and by former ReserveOne Stockholders will increase, in each case relative to the percentages held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at or prior to the Closing in accordance with the M&A but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price of $0.76 per Public Warrant as of December 4, 2025, would be approximately $10.93 million, regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Pubco Common Stock in connection with the Business Combination, the percentage ownership of Pubco by the Public Shareholders who do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon: the exercise of Pubco Public Warrants, Pubco Private Warrants and Equity PIPE Warrants, the conversion of the Convertible Notes and the conversion, exercise or settlement of any other convertible or equity-linked Pubco Securities as may be issued by Pubco from time to time, including, without limitation, any incentive or retention grants to be made under the Incentive Plan. The percentage of the total number of outstanding Pubco Common Stock that will be owned by Public Shareholders as a group immediately after the Closing will vary based on the number of Class A Ordinary Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying ownership levels in Pubco, incorporating the assumptions described above and in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, as well as possible sources and extents of dilution to non-redeeming Public Shareholders across the different redemption scenarios set forth below.

	Pro Forma Combined (Assuming No Redemption)				Pro Forma Combined (Assuming 25% Redemption)				Pro Forma Combined (Assuming 50% Redemption)				Pro Forma Combined (Assuming 75% Redemption)				Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%
Public Shareholders	28,750,000	35%	0	0%	21,562,500	29%	0	0%	14,375,000	21%	0	0%	7,187,500	12%	0	0%	0	0%	0	0%
ReserveOne Stockholders	2,500,000	3%	0	0%	2,500,000	3%	0	0%	2,500,000	4%	0	0%	2,500,000	4%	0	0%	2,500,000	5%	0	0%
Equity PIPE shares	50,000,000	62%	0	0%	50,000,000	68%	0	0%	50,000,000	75%	0	0%	50,000,000	84%	0	0%	50,000,000	95%	0	0%
Sponsor(1)	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%
Sponsor Anti-Dilution Shares(2)	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%
Total	81,250,000	100%	12,687,500	100%	74,062,500	100%	12,687,500	100%	66,875,000	100%	12,687,500	100%	59,687,500	100%	12,687,500	100%	52,500,000	100%	12,687,500	100%

Potential Sources of Dilution(3)
Pubco Public Warrants(4)	14,375,000	15%	0	0%	14,375,000	16%	0	0%	14,375,000	18%	0	0%	14,375,000	19%	0	0%	14,375,000	21%	0	0%
Pubco Private Warrants(5)	8,337,500	9%	0	0%	8,337,500	10%	0	0%	8,337,500	11%	0	0%	8,337,500	12%	0	0%	8,337,500	14%	0	0%
Convertible Notes(6)	19,230,775	19%	0	0%	19,230,775	21%	0	0%	19,230,775	22%	0	0%	19,230,775	24%	0	0%	19,230,775	27%	0	0%
Equity PIPE Warrants	50,000,000	38%	0	0%	50,000,000	40%	0	0%	50,000,000	43%	0	0%	50,000,000	46%	0	0%	50,000,000	49%	0	0%

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(1)      Represents the Founder Shares converted to shares of Pubco Class B Common Stock.

(2)      Represents 5,500,000 Sponsor Anti-dilution Shares, of which 5,000,000 (referred to as Sponsor Earnout Shares) will be subject to certain restrictions and will be forfeited unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period. For more details, see the section entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Sponsor Earnout.”

(3)      In computing the percentage ownership of each category of potential sources of dilution, only the category being computed is deemed outstanding for the purpose of calculating its percentage ownership. However, it is not deemed outstanding when computing the percentage ownership of any other categories. As a result, the denominator used in calculating beneficial ownership among different categories of potential sources of dilution may differ.

(4)      Represents the number of Pubco Public Warrants converted from the Public Warrants originally included in the Units.

(5)      Represents the number of Pubco Private Warrants converted from the Private Placement Warrants. Assumes that the Sponsor Note will not be converted to Pubco Warrants at Closing.

(6)      Calculated based on an initial conversion rate of 76.9231 shares of Pubco Class A Common Stock per $1,000 principal amount of Convertible Notes pursuant to Section 14.01 of the Convertible Notes Subscription Agreements.

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares.

•        Assuming 25% Redemption Scenario:    This presentation assumes that Public Shareholders redeem 25% of the outstanding Public Shares, resulting in the redemption of 7,187,500 Public Shares, for an aggregate redemption payment of approximately $76.24 million, inclusive of a pro rata portion of interest accrued in the Trust Account (net of taxes payment).

•        Assuming 50% Redemption Scenario:    This presentation assumes that Public Shareholders redeem 50% of the outstanding Public Shares, resulting in the redemption of 14,375,000 Public Shares, for an aggregate redemption payment of approximately $152.48 million, inclusive of a pro rata portion of interest accrued in the Trust Account (net of taxes payment).

•        Assuming 75% Redemption Scenario:    This presentation assumes that Public Shareholders redeem 75% of the outstanding Public Shares, resulting in the redemption of 21,562,500 Public Shares, for an aggregate redemption payment of approximately $228.72 million, inclusive of a pro rata portion of interest accrued in the Trust Account (net of taxes payment).

•        Assuming Maximum Redemption Scenario:    This presentation assumes that Public Shareholders holding all of the outstanding Public Shares exercise redemption rights with respect to their Public Shares, resulting in the redemption of all 28,750,000 Public Shares, for an aggregate redemption payment of approximately $304.96 million, inclusive of a pro rata portion of interest accrued in the Trust Account (net of taxes payment).

The potential sources of dilution included in the foregoing table are not the only sources of potential dilution to the relative ownership and associated voting percentage associated with shares of Pubco Common Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, which, in turn, may limit or decrease Public Shareholders’ voting power and ability to influence decision-making with regard to Pubco and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages” and, with respect to the determination of the Maximum Redemption Scenario, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages (and associated percentage voting power) may vary, potentially materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     The funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights and, after paying the redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of ReserveOne, M3-Brigade, Pubco and their respective subsidiaries. Such funds may also be used to reduce the indebtedness and certain other liabilities of ReserveOne, M3-Brigade, Pubco and their respective subsidiaries. As of September 30, 2025, there were investments and cash held in the Trust Account of approximately $303.95 million (and $304.96 million as of October 31, 2025). These funds will not be released except in connection with the Closing of the Business Combination or the redemption of the Public Shares if M3-Brigade is unable to complete a Business Combination by August 2, 2026 (unless such date is further extended by the Public Shareholders) (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

Q:     Do I have redemption rights?

A:     If you are a holder of Public Shares, you have the right to redeem such shares for a pro rata portion of the cash held in the Trust Account (less taxes payable), calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the prior consent of M3-Brigade Board. Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” are not expected to be redeemed.

Unlike other special purpose acquisition companies, neither the M&A nor the Interim Charter (which will become effective upon the Domestication) prohibits M3-Brigade from redeeming Class A Common Stock if such redemption would cause M3-Brigade’s net tangible assets to be less than $5,000,001 following such redemption. Accordingly, if redemptions in connection with the Business Combination would cause Pubco’s net tangible assets to be less than $5,000,001 after consummation of the Business Combination and M3-Brigade and Pubco do not meet another exemption from the “penny stock” rule (such as the Pubco Class A Common Stock being listed on Nasdaq, or the price of the Pubco Class A Common Stock exceeding $5.00), then Pubco will be a “penny stock” issuer subject to the “penny stock” rules. See “Risk Factors — Risks Related to Domestication and the Business Combination — Neither the M&A nor the Interim Charter will prohibit M3-Brigade from consummating the Business Combination if M3-Brigade immediately prior to Closing or Pubco upon the closing would be a “penny stock” issuer.”

Q:     What happens if a substantial number of Public Shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:     Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights.

If the Business Combination is completed notwithstanding redemptions, the Pubco will have fewer shares of Pubco Common Stock and Public Shareholders, the trading market for Pubco’s securities may be less liquid and Pubco may not be able to meet the minimum listing standards for Nasdaq, which is a condition to Closing. Furthermore, the funds available from the Trust Account for working capital purposes of Pubco after the Business Combination may not be sufficient for its future operations and may not allow Pubco to pursue its strategy for growth.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to the approval of the Merger Proposal and the Business Combination Proposal, there are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If M3-Brigade is not able to complete the Business Combination or another initial business combination by August 2, 2026 (unless such date is further extended by Public Shareholders), M3-Brigade will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case Public Shareholders may only receive the amount in the Trust Account as of the applicable Redemption Date including interest earned on the funds held in the Trust Account and not previously released to M3-Brigade (less payable taxes and up to $100,000 of interest to pay dissolution expenses), which redemption would completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and as promptly as reasonably possible following such redemption, subject to the approval of M3-Brigade’s remaining Public Shareholders and the

M3-Brigade Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The foregoing would be only approximately $10.57 per share, based on the amount held in the Trust Account as of September 30, 2025 (or $10.61 per Public Share as of October 31, 2025), and the M3-Brigade Warrants would expire and have no value.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Extraordinary General Meeting, which is set for [–], 2026; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by the Public Shareholders at the Extraordinary General Meeting and the M3-Brigade’s shareholders elect to adjourn the Extraordinary General Meeting to a later date or dates at the determination of the M3-Brigade Board, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:     What proposals are shareholders being asked to vote upon?

A:     Shareholders are being asked to vote upon the following proposals:

•        Proposal 1:    The Business Combination Proposal

•        Proposal 2:    The Merger Proposal

•        Proposal 3:    The Advisory Organizational Documents Proposals

•        Proposal 4:    The Adjournment Proposal

If the holders of M3-Brigade Shares do not approve each of the Business Combination Proposal and the Merger Proposal, then the Business Combination may not be consummated.

After careful consideration, each of the M3-Brigade Board and the M3-Brigade Special Committee has approved the Business Combination Agreement and the Transactions and determined that each of the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal is in the best interests of M3-Brigade and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What material negative factors did the M3-Brigade Board consider in connection with the Business Combination?

A:     Among the material negative factors that the M3-Brigade Board considered in its evaluation of the Business Combination were that ReserveOne is an early-stage company, which may make it difficult for investors to evaluate and might challenge the long-term viability of the business; that the M3-Brigade Special Committee may not have properly valued ReserveOne’s business; that ReserveOne may not be able to achieve its strategic plans, which may lead to lower than expected yields and profitability; that ReserveOne has not previously been a public company and may have limited experience managing a public company. These factors are discussed in greater detail in the section entitled “Proposal 1: The Business Combination Proposal — Recommendation of the M3-Brigade Special Committee and Board and Reasons for the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to Domestication and the Business Combination.”

Q:     How do I exercise my redemption rights?

A:     Pursuant to the M&A, a Public Shareholder may request that M3-Brigade redeem all or a portion of its Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the pro rata portion of the funds available in the Trust Account. As of September 30, 2025, based on funds in the Trust Account of approximately $303.95 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of the Class A Ordinary Shares was approximately $10.57 per share (or $10.61 per Public Share as of October 31, 2025 based on funds in the Trust Account of approximately $304.96 million as of October 31, 2025).

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on [–], 2026 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental that M3-Brigade redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants or if a holder holds the Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of redemption rights must be received by M3-Brigade’s Secretary two business days prior to the vote taken on the Business Combination at the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is M3-Brigade’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, M3-Brigade does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, M3-Brigade will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly. If you exercise your redemption rights, then you will be exchanging your M3-Brigade shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any M3-Brigade Warrants. Your M3-Brigade Warrants will continue to be outstanding following a redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination. Holders of Private Placement Warrants do not have redemption rights in connection with the Business Combination.

If you intend to seek redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Compliance
E-mail: compliance@continentalstock.com

Q:     Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:     No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Class A Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or even if you do not vote at all.

Q:     If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 pm, Eastern Time, on [–], 2026, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:     What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?

A:     For a description of the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights, see the description in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Tax Consequences to U.S. Holders that Elect to Have Their Ordinary Shares Converted for Cash.”

Q:     Do I have appraisal rights in connection with the Business Combination?

A:     Shareholders of M3-Brigade do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:     What do I need to do now?

A:     M3-Brigade urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as an M3-Brigade shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     The Extraordinary General Meeting will be held at [–], Eastern Time, on [–], 2026, at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, and virtually via live webcast. The live webcast of the Extraordinary General Meeting can be accessed by visiting https://www.cstproxy.com/m3brigadev/2026, where you will be able to listen to the meeting live and vote during the meeting.

If you are a holder of record of Ordinary Shares on the Record Date, you may vote at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or you may submit your proxy by telephone of over the internet by following the instructions on your proxy card.

If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Ordinary Shares, your Ordinary Shares will be voted as recommended by the M3-Brigade Board “FOR” each of the Proposals.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a legal proxy from your broker, bank or nominee, which is the only way M3-Brigade can be sure that the broker, bank or nominee has not already voted your shares.

Any proxy may be revoked by the person giving it at any time before the polls close at the Extraordinary General Meeting. A proxy may be revoked by filing with M3-Brigade’s Secretary at the following address: M3-Brigade Acquisition V Corp., 1700 Broadway, 19th Floor, New York, NY 10019, either (i) a written notice of revocation bearing a date later than the date of such proxy, (ii) a subsequent proxy relating to the same shares, or (iii) by attending the Extraordinary General Meeting and voting.

Simply attending the Extraordinary General Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal.

This is called a “broker non-vote.” Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal or the Advisory Organizational Documents Proposals. However, abstentions and broker non-votes will be treated as the same as votes “AGAINST” the Merger Proposal.

For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     When and where will the Extraordinary General Meeting be held?

A:     The Extraordinary General Meeting will be held at [–], Eastern Time, on [–], 2026, at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, and virtually via live webcast, unless the Extraordinary General Meeting is adjourned.

The live webcast of the Extraordinary General Meeting can be accessed by visiting https://www.cstproxy.com/m3brigadev/2026, where you will be able to listen to the meeting live and vote during the Extraordinary General Meeting.

Q:     How do I register and attend the Extraordinary General Meeting?

A:     As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting [–], 2026 at [–], Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/m3brigadev/2026, enter your control number, name and email address. Once you pre-register, you can vote your shares. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can attend the Extraordinary General Meeting via a listen-only format by dialing 1 (800) 450-7155 (toll-free), or +1 (857) 999-9155 (standard rates apply) outside of the U.S. and Canada; when prompted enter the conference ID number 5151284. This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:     Who is entitled to vote at the Extraordinary General Meeting?

A:     M3-Brigade has fixed [–], 2026 as the Record Date. If you were a Public Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a Public Shareholder may only vote his or her shares if he or she is present in person (which would include presence virtually at the Extraordinary General Meeting) or is represented by proxy at the Extraordinary General Meeting.

Q:     How many votes do I have?

A:     Shareholders are entitled to one vote at the Extraordinary General Meeting for each Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were 28,750,000 Class A Ordinary Shares and 7,187,500 Class B Ordinary Shares outstanding.

Q:     What constitutes a quorum?

A:     The holders of one-third of the issued and outstanding Ordinary Shares of M3-Brigade being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting) constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn in accordance with the terms of the M&A.

As of the Record Date for the Extraordinary General Meeting, 11,979,167 Ordinary Shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Extraordinary General Meeting?

A:     The following votes are required for each proposal at the Extraordinary General Meeting:

•        Business Combination Proposal:    The Business Combination Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the

Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination Proposal does not require the approval of at least a majority of Unaffiliated Public Shareholders of M3-Brigade.

As of the date of this proxy statement/prospectus, the Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. As a result, only 4,791,667 Class A Ordinary Shares held by the Public Shareholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Extraordinary General Meeting. In addition, assuming only the minimum number of Ordinary Shares to constitute a quorum is present, approval of the Business Combination Proposal does not require any affirmative votes from Public Shareholders.

•        Merger Proposal:    The Merger Proposal must be approved by a resolution passed by the holders of a majority of the outstanding Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of the Merger Proposal. As a result, only 10,781,251 Class A Ordinary Shares held by the Public Shareholders, or approximately 38% of the outstanding Class A Ordinary Shares held by the Public Shareholders must vote in favor of the Merger Proposal for it to be approved.

•        Advisory Organizational Documents Proposals:    The Advisory Organizational Documents Proposals, each of which is a separate non-binding advisory vote, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

•        Adjournment Proposal:    The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Q:     What are the recommendations of the M3-Brigade Board?

A:     Each of the M3-Brigade Board and the M3-Brigade Special Committee believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of M3-Brigade and recommends that M3-Brigade’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the separate Advisory Organizational Documents Proposals and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

The existence of financial and personal interests of M3-Brigade’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of M3-Brigade and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if M3-Brigade does not consummate an initial business combination by August 2, 2026 (unless such date is further extended by M3-Brigade shareholders), M3-Brigade may be forced to liquidate and the 7,187,500 Founder Shares owned by the Sponsor would be worthless. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     How do the Insiders intend to vote their shares?

A:     The Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination.

None of M3-Brigade’s current officers and directors hold any Ordinary Shares as of the Record Date, and therefore, will not be entitled to vote on any of the proposals.

Q:     May the Insiders, ReserveOne or their respective affiliates purchase Public Shares or Public Warrants prior to the Extraordinary General Meeting?

A:     At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding M3-Brigade or M3-Brigade’s securities, the Insiders, ReserveOne and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price in accordance with Rule 14 (e)-5 under the Exchange Act. In addition, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions. However, any Public Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, M3-Brigade will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which M3-Brigade has received redemption requests.

Q:     What happens if I sell my Ordinary Shares before the Extraordinary General Meeting?

A:     The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to M3-Brigade’s Secretary at the address set forth below so that it is received by M3-Brigade’s Secretary prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on [–], 2026) or attend the Extraordinary General Meeting in person (which would include presence virtually at the Extraordinary General Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to M3-Brigade’s Secretary, which must be received by the Secretary prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:     If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by M3-Brigade’s shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of M3-Brigade. However, if you fail to take any action with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:     What should I do with my share certificates, warrant certificates and/or unit certificates?

A:     Pursuant to the M&A, a Public Shareholder may request that M3-Brigade redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on [–], 2026 (two business days prior to the vote at the Extraordinary General Meeting):

(i)     submit a written request to the Transfer Agent that M3-Brigade redeem your Public Shares for cash; and

(ii)    deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, M3-Brigade will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then-outstanding Public Shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. M3-Brigade will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Warrant holders should not submit certificates, if any, relating to their M3-Brigade Warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon effectiveness of the Business Combination, holders of Ordinary Shares and M3-Brigade Warrants will receive Pubco Common Stock and Pubco Warrants without needing to take any action and accordingly such holders should not submit the certificates, if any, relating to their Ordinary Shares or M3-Brigade Warrants. In addition, upon effectiveness of the Business Combination, the Units outstanding as of immediately prior to the M3-Brigade Merger will, by virtue of the M3-Brigade Merger and without further action on the part of the holders thereof, automatically be detached and each holder thereof will receive one share of Pubco Class A Common Stock and one-half of one Pubco Warrant, for each Unit. M3-Brigade’s securities will not trade following the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Public Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Sodali & Co
333 Ludlow Street, 5th Floor
Stamford, CT 06902
Attn: M&A and Activism Advisory Group
Toll Free Telephone: (800) 662-5200
Main Telephone: (203) 658-9400
E-mail: MBAV@info.sodali.com

You also may obtain additional information about M3-Brigade from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on [–], 2026 (two business days prior to the vote at the Extraordinary General Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Attn: Compliance
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: compliance@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

M3-Brigade

M3-Brigade is a blank check company incorporated on March 12, 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. M3-Brigade has neither engaged in any operations nor generated any revenue to date.

M3-Brigade was formed as an independent company by executives of M3 Partners, LP and Brigade Capital Management, LP.

On March 15, 2024, the Original Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of M3-Brigade’s offering costs in exchange for 7,187,500 Founder Shares. On August 2, 2024, M3-Brigade consummated its IPO of 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000. Each Unit consists of one Class A Ordinary Share and one half of one Public Warrant, with each whole Public Warrant entitling the holder to purchase one Class A Ordinary Share for $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, M3-Brigade consummated the sale of 8,337,500 Private Placement Warrants to the Original Sponsor and Cantor, the representative of the underwriters of the IPO, at a price of $1.00 per warrant, or $8,337,500. Of those 8,337,500 Private Placement Warrants, the Original Sponsor purchased 5,043,750 Private Placement Warrants and Cantor purchased 3,293,750 Private Placement Warrants. Each whole Private Placement Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Following the closing of the IPO, on August 2, 2024, an amount of $288,937,500 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the Trust Account. This amount included $13,400,000 of the deferred underwriter’s discount. The funds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

On May 23, 2025, the Original Sponsor entered into the 2025 SPA to sell all Founder Shares and 5,043,750 Private Placement Warrants to the Sponsor for $6,467,500. The sale closed on May 27, 2025. Also on May 27, 2025, Cantor sold 3,293,750 Private Placement Warrants to the Sponsor for $10.

Chinh Chu, President of M3-Brigade and Founder and Senior Managing Director of CC Capital, has an indirect interest in the Sponsor through his indirect controlling ownership interest in CC Capital and its affiliates. See section entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” for more information.

M3-Brigade intends to leverage the extensive experience and vast network of the M3-Brigade’s and CC Capital’s management teams to complete M3-Brigade’s initial business combination.

M3-Brigade’s executive offices are located at 1700 Broadway, 19th Floor, New York, New York 10019, and M3-Brigade’s telephone number is (212) 202-2200. M3-Brigade’s corporate website address is https://www.m3-brigade.com/m3-brigade-acquisition-iii-corp. M3-Brigade’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

ReserveOne

ReserveOne was formed as a corporation under the laws of the State of Delaware on May 27, 2025. ReserveOne is a digital asset company that was formed to invest in the cryptocurrency upgrade of the financial system. Upon consummation of the Business Combination, ReserveOne intends to deliver a diversified digital asset treasury strategy. ReserveOne’s mission is to bridge the trust of public markets with the innovation of cryptocurrency to create a resilient, transparent business for long-term value creation for investors. While ReserveOne’s business plan centers on implementing a diversified digital asset treasury strategy, it continuously evaluates strategic opportunities that it believes could enhance shareholder value. These opportunities may include acquisitions and investments, including in businesses and industries unrelated to crypto assets, all of which may substantially change the nature of its business. See “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.”

ReserveOne’s principal executive offices are located at 200 Park Ave, 58th floor, New York, NY 10166 and its phone number is (212) 204-2777.

For more information about ReserveOne, see the sections entitled “Information about ReserveOne” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ReserveOne” and the financial statements of ReserveOne included herein.

Pubco

ReserveOne Holdings, Inc. was formed as a corporation under the laws of the State of Delaware on June 20, 2025. Pubco was formed for the purpose of effectuating the Business Combination described herein and has not conducted any activities other than those incidental to its formation and the Transactions. As a result of the Business Combination, ReserveOne and M3-Brigade will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company.

Following the completion of the Business Combination, the Sponsor, through its holdings of the Pubco Class B Common Stock, will control a majority of the voting power of the Pubco Common Stock. As a result, Pubco will be a “controlled company” under Nasdaq listing rules, and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Pubco’s principal executive offices are located at 200 Park Ave, 58th floor, New York, NY 10166, and its phone number is (212) 204-2777.

M3-Brigade Merger Sub

M3-Brigade Merger Sub was formed as a corporation under the laws of the State of Delaware on June 23, 2025 and is currently a wholly-owned subsidiary of Pubco. M3-Brigade Merger Sub was formed for the purpose of effectuating the M3-Brigade Merger described herein and it has not conducted any activities other than those incidental to its formation and the Transactions. M3-Brigade Merger Sub will not be the surviving entity in the M3-Brigade Merger, as contemplated by the Business Combination Agreement and described herein.

M3-Brigade Merger Sub’s principal executive offices are located at 200 Park Ave, 58th floor, New York, NY 10166, and its phone number is (212) 204-2777.

Company Merger Sub

Company Merger Sub was formed as a corporation under the laws of the State of Delaware on June 23, 2025 and is currently a wholly-owned subsidiary of Pubco. Company Merger Sub was formed for the purpose of effectuating the Company Merger described herein and it has not conducted any activities other than those incidental to its formation and the Transactions. Company Merger Sub will not be the surviving entity in the Company Merger, as contemplated by the Business Combination Agreement and described herein.

Company Merger Sub’s principal executive offices are located at 200 Park Ave, 58th floor, New York, NY 10166, and its phone number is (212) 204-2777.

Proposals to be Submitted at the Extraordinary General Meeting

Proposal 1:    The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A, and the Related Agreements. M3-Brigade’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination.

Business Combination Agreement

On July 7, 2025, M3-Brigade entered into the Business Combination Agreement with ReserveOne, Pubco, M3-Brigade Merger Sub, and Company Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) on the Closing Date, M3-Brigade will be de-registered in the Cayman Islands and register by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act, (ii) as a result of the Domestication, (a) each Class A Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class A-1 Common Stock; (b) each Class B Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class B Common Stock; and (c) each M3-Brigade Warrant issued and outstanding immediately prior to the Domestication will convert into an M3-Brigade Post-Domestication Warrant, (iii) following the Domestication and immediately prior to the M3-Brigade Merger, each share of Class B Common Stock will automatically convert into a number of shares of Class A-2 Common Stock determined in accordance with the Interim Charter, (iv) following which, M3-Brigade Merger Sub will merge with and into M3-Brigade, with M3-Brigade continuing as the surviving entity and a wholly-owned subsidiary of Pubco, in connection with which all of the existing securities of M3-Brigade will be exchanged for rights to receive securities of Pubco as follows: (a) each issued and outstanding share of Class A-1 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Pubco Class A Common Stock, (b) each issued and outstanding share of Class A-2 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of share of Pubco Class B Common Stock, and (c) each issued and outstanding M3-Brigade Post-Domestication Warrant will be automatically converted into one Pubco Warrant on substantially the same terms and conditions as the M3-Brigade Warrants; and (iv) following the M3-Brigade Merger, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving entity and a wholly-owned subsidiary of Pubco, pursuant to which, other than dissenting shares, if any, each issued and outstanding share of ReserveOne Common Stock will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Pubco Class A Common Stock, following which, all shares of ReserveOne Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist and each ReserveOne Warrant, if any, will be automatically converted into one Pubco Warrant.

Pursuant to the terms of the Business Combination Agreement, effective upon the Closing, a portion of the shares of Pubco Class B Common Stock received by the Sponsor in the M3-Brigade Merger will be subject to forfeiture, unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period. The number of Sponsor’s shares of Pubco Class B Common Stock subject to forfeiture is equal to the sum of (i) the Sponsor Equity Earnout Shares, plus (ii) the Sponsor Warrant Earnout Shares, plus (iii) the Sponsor Convertible Notes Earnout Shares. The Sponsor Earnout Shares will be forfeited as follows: (A) (i) 50% of the Sponsor Equity Earnout Shares and (ii) 100% of the Sponsor Convertibles Notes Earnout Shares will be forfeited if the Pubco VWAP does not equal or exceed $12.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period; (B) 50% of the Sponsor Equity Earnout Shares will be forfeited if the Pubco VWAP does not equal or exceed $14.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period and (C) a number of Sponsor Warrant Earnout Shares equal to 1/20th of the number of warrants issued in connection with the Equity PIPE that are not exercised during the Sponsor Earnout Period will be forfeited.

If the Transactions have not been consummated on or prior to March 31, 2026, the Business Combination Agreement may be terminated by either M3-Brigade or ReserveOne, provided that a party is not permitted to terminate the Business Combination Agreement if the failure to close the Transactions by such date was proximately caused by such party’s breach of its covenants or obligations under the Business Combination Agreement.

Related Agreements

Administrative Services Agreement

On or prior to the Closing, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, the Sponsor Parent will provide certain administrative, back-office and other services, including human resources, finance, accounting, tax, information technology, business development, marketing, project management, investment banking support, strategic consulting, facilities, operational support, and investor relations support and advice to Pubco following consummation of the Transactions, on terms consistent with the term sheet set forth on Exhibit H attached to the Business Combination Agreement.

The Sponsor Parent will be entitled to a quarterly fee, in advance, equal to a percentage of Pubco’s total assets, except for the fees payable in respect of the first year of the Administrative Services Agreement, which Pubco will prepay at Closing in an amount equal to 1% of Pubco’s total assets after giving effect to the Closing, net of all expenses and liabilities payable or arising out of the Closing (but excluding liabilities for the principal amount of the Convertible Notes PIPE). The agreed fees under the Administrative Services Agreement are exclusive of any applicable taxes which remain the sole responsibility of Pubco. In addition, the Sponsor Parent will invoice Pubco for third-party costs, subject to an annual cap, initially $1.0 million per year.

The Administrative Services Agreement will have an initial term of five years and will automatically renew thereafter for a period of five years unless terminated in accordance with its terms. However, Pubco and the Sponsor Parent have the right, between now and 180-days following the Closing, to negotiate the final scope of services and the fee percentage. Either party has customary termination rights upon material breach or insolvency/bankruptcy of the other party. Following any termination of the Administrative Services Agreement, other than in connection with a material breach by the Sponsor Parent, for a period of one year following such termination, if Pubco proposes to engage a third party to provide any services previously provided under the Administrative Services Agreement, the Sponsor Parent will have the right to provide such services to Pubco on the same economic terms offered by such third party, and, if so offered, Pubco and the Sponsor Parent will negotiate in good faith to enter into a new agreement for such services and any additional related services as agreed between Pubco and the Sponsor Parent.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with M3-Brigade, ReserveOne and Pubco, pursuant to which the Sponsor has agreed to, among other things, (i) vote all its shares of M3-Brigade, whether currently owned or acquired prior to the Closing, (a) in favor of the Domestication, the Merger Proposal and the Business Combination Proposal, (b) against any Acquisition Proposal or Alterative Transaction (each as defined in the Business Combination Agreement), (c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by M3-Brigade (other than the Domestication, the Merger Proposal and the Business Combination Proposal); (d) against any change in the business of M3-Brigade, and (e) against any proposal, action or agreement involving M3-Brigade that would or would reasonably be expected to frustrate or impede the consummation of the Business Combination Agreement and the Transactions; (ii) fully comply with, and perform all of its assumed obligations, covenants and agreements set forth in the Insider Letter, including not transferring (a) any of its Class B Ordinary Shares or shares of Class A-2 Common Stock, shares of Pubco Class B Common Stock issued upon conversion of such shares of Class A-2 Common Stock until the earlier of (x) one year after the consummation of the Business Combination, (y) following the consummation of the Business Combination Agreement, the date after which the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of M3-Brigade’s Business Combination, or (z) the date on which Pubco completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the Pubco’s stockholders having the right to exchange their shares of Pubco Class A Common Stock for cash, securities or other property, or (b) any of its Pubco Private Warrants (including any shares underlying such warrants) until 30 days following the consummation of the Business Combination, subject, in each case, to certain customary exceptions.

Lock-Up Agreement

Within two business days of the registration statement of which this proxy statement/prospectus forms a part being declared effective, the Sponsor Parent and MI7 Founders will enter into the Lock-Up Agreement with Pubco, pursuant to which the Sponsor Parent and MI7 Founders will agree that all shares of Pubco Class A Common Stock and Pubco Private Warrants received by the Sponsor Parent and MI7 Founders in connection with the Transactions, but excluding any Pubco Class A Common Stock, Pubco Warrants or Pubco Class A Common Stock underlying such Pubco Warrants that are issued to MI7 Founders in the Equity PIPE, will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions. Shares of Pubco Class A Common Stock held by the Sponsor Parent and MI7 Founders will be locked up until the earlier of (A) one year after the Closing and (B) after the Closing Date, (x) if the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which Pubco consummates a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property. The Pubco Private Warrants (or any shares of Pubco Class A Common Stock underlying the Pubco Private Warrants) held by the Sponsor Parent and MI7 Founders will be locked-up and subject to transfer restrictions until 30 days after the completion of a Business Combination.

Registration Rights Agreement

Concurrently with the Closing, M3-Brigade, Pubco, the Sponsor, the Sponsor Parent and MI7 Founders will enter into the Registration Rights Agreement that will amend and restate the registration rights agreement entered into at the time of M3-Brigade’s IPO between M3-Brigade and the Original Sponsor, pursuant to which Pubco will (i) assume the registration obligations of M3-Brigade under such registration rights agreement and (ii) provide registration rights with respect to the resale of the Registrable Securities (as defined below) held by the Sponsor, the Sponsor Parent and MI7 Founders. It is expected that an aggregate of 12,687,500 shares of Pubco Class A Common Stock issuable upon conversion of shares of Pubco Class B Common Stock will be subject to the Registration Rights Agreement.

Equity PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Equity PIPE Investors entered into Equity PIPE Subscription Agreements with ReserveOne, Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of Equity PIPE Securities at a purchase price of $10.00 per Equity PIPE Security, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one Equity PIPE Warrant, in the Equity PIPE. The Equity PIPE Warrants will be issued pursuant to the Pubco Warrant Agreement. The Equity PIPE Investors are permitted, under the Equity PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold Class A Ordinary Shares that qualify as Non-Redeemed Shares (as defined in the Equity PIPE Subscription Agreement), subject to certain conditions and restrictions set forth in the Equity PIPE Subscription Agreements. The purchase price for the Equity PIPE Securities may be paid in either cash or Bitcoin, at the sole election of each of the Equity PIPE Investors.

In accordance with the terms of the Equity PIPE Subscription Agreement, Pubco will convert the net proceeds of the Equity PIPE into Bitcoin immediately following the Closing, except for a de minimis amount that will be used to fund near-term operating expenses.

If any Equity PIPE Investor elects to pay in Bitcoin, the number of Bitcoin that must be paid by such investor to satisfy its purchase price obligation will be calculated based on the average Bitcoin price over the five calendar days immediately preceding the Closing Date, as set forth in the Equity PIPE Subscription Agreements, which is intended to ensure that the value of the Bitcoin payment will be substantially equivalent in value to the cash purchase amount. The Equity PIPE Subscription Agreement does not require any transaction fees to be paid by Pubco. Therefore, any transaction fees incurred by any Equity PIPE Investor to transfer Bitcoin to satisfy its purchase obligation will be paid by such Equity PIPE Investor.

Each Equity PIPE Subscription Agreement will terminate and be void and of no further force and effect, subject to certain exceptions, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) July 7, 2026.

Each whole Equity PIPE Warrant entitles the registered holder to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share, subject to adjustment specified in the Pubco Warrant Agreement, at any time commencing 30 days after the completion of the Business Combination, provided in each case that Pubco has an effective registration statement under the Securities Act covering the shares of Pubco Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or Pubco permits holders to exercise their warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act under the circumstances specified in the Pubco Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Pubco Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of Pubco Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco or ReserveOne (as applicable, the “Equity PIPE Issuer”) will not be obligated to deliver any Equity PIPE Warrant Shares pursuant to the exercise of an Equity PIPE Warrant and will have no obligation to settle such Equity PIPE Warrant exercise unless a registration statement under the Securities Act with respect to the Equity PIPE Warrant Shares underlying the Equity PIPE Warrants is then effective and a prospectus relating thereto is current. Additionally, no Equity PIPE Warrant will be exercisable and the Equity PIPE Issuer will not be obligated to issue an Equity PIPE Warrant Share upon exercise of an Equity PIPE Warrant unless the Equity PIPE Warrant Shares issuable upon such Equity PIPE Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the registered holder of the Equity PIPE Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Equity PIPE Warrant, the holder of such Equity PIPE Warrant will not be entitled to exercise such Equity PIPE Warrant. In no event will the Equity PIPE Issuer be required to net cash settle any Equity PIPE Warrant.

If Pubco, at its option, requires that the holders of Equity PIPE Warrants who exercise their Equity PIPE Warrants do so on a cashless basis, the holders of such Equity PIPE Warrants would pay the Equity PIPE Warrant exercise price by surrendering the Equity PIPE Warrants for a number of Equity PIPE Warrant Shares determined based on a formula in accordance with, and subject to the terms of, the Warrant Agreement.

The Equity PIPE Issuer may redeem all, but not less than all, of the outstanding Equity PIPE Warrants in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement.

The Equity PIPE Warrants include customary anti-dilution adjustments for share recapitalizations, subdivisions and rights offerings.

The Equity PIPE Warrants, pursuant to the terms of the Equity PIPE Subscription Agreements, will be issued on the same terms and subject to the same limitations applicable to the Pubco Public Warrants, except that the Equity PIPE Warrants, until they are resold by the Equity PIPE Investors pursuant to an effective registration statement or Rule 144 under the Securities Act, will bear a book-entry restrictive legend.

Convertible Notes Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Convertible Notes Investors entered the Convertible Notes Subscription Agreements with Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Convertible Notes Investors have agreed to purchase $250,000,000 in aggregate principal amount of the Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco had granted the Convertible Notes Investors an option to purchase additional Convertible Notes in an aggregate principal amount of up to $50,000,000, on a pro rata basis based on each Convertible Notes Investor’s initial subscription for Convertible Notes. The option period expired on August 7, 2025, and no Convertible Notes Investors opted to purchase additional Convertible Notes.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes under certain circumstances as provided in the Indenture.

The Convertible Notes will mature approximately five years after the Closing Date, unless earlier repurchased or converted. Each Convertible Note holder (a “Convertible Holder”) will have the right, at its option, to require Pubco to repurchase its Convertible Notes for cash on the third anniversary of the Closing Date, subject to the terms and conditions in the Indenture and will be convertible, as described below.

If a Fundamental Change (as defined in the Indenture) occurs, each Convertible Holder may require Pubco to repurchase that Convertible Holder’s Convertible Notes on a date of Pubco’s choosing that is no less than 20 business days nor more than 35 business days after the date Pubco sends notices of the Fundamental Change pursuant to the Indenture.

Before the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes only upon the occurrence of certain events. On and after the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately preceding the maturity date. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A Common Stock, entirely in cash or in a combination of shares of Pubco Class A Common Stock and cash. The initial conversion rate will be 76.9231 shares of Pubco Class A Common Stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A Common Stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

For additional information about the Related Agreements, see the sections entitled “Proposal 1: The Business Combination Proposal — Related Agreement.”

The foregoing descriptions of the Related Agreements are qualified in their entirety by reference to the full text of the respective forms of the Related Agreements, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Organizational Structure

The diagram below depicts a simplified version of the current organizational structures of M3-Brigade and ReserveOne.

____________

(1)      Each of the Sponsor Parent and ReserveOne is controlled by an affiliate of CC Capital. Chinh Chu has an indirect interest in the Sponsor and ReserveOne through his indirect controlling ownership interest in CC Capital and its affiliates.

(2)      On a fully-diluted basis, assuming the exercise of the Public Warrants and Private Placement Warrants, (i) the Public Shareholders would own 73.5%, (ii) the Sponsor would own 22.2% and (ii) MI7 Founders would own 4.3% in M3-Brigade.

(3)      Ownership of MI7 Founders is shown based on relative capital commitments. MI7 Founders is managed by an affiliate of CC Capital.

For additional information regarding Ordinary Shares held by the Sponsor and M3-Brigade’s directors and officers, see “Beneficial Ownership of Securities — Beneficial Ownership of Ordinary Shares.”

The diagram below depicts a simplified version of Pubco’s organizational structure immediately following the consummation of the Business Combination (assuming no redemptions):

____________

(1)      MI7 Founders is managed by an affiliate of CC Capital.

(2)      The Sponsor Parent is controlled by an affiliate of CC Capital. Chinh Chu, who is expected to be Vice Chairman upon consummation of the Business Combination, may be deemed to have beneficial ownership of the securities held by the Sponsor, Sponsor Parent and MI7 Founders due to his indirect controlling ownership interest in CC Capital and its affiliates. Therefore, Mr. Chu’s indirect voting power of Pubco immediately after the Business Combination is approximately 64.8%.

(3)      Does not include MI7 Founders, which is depicted separately and subscribed for $55,150,000 in the Equity PIPE.

(4)      On a fully-diluted basis, assuming the exercise of all Pubco Public Warrants and Private Placement Warrants and the conversion of the Convertible Notes, (i) the Public Shareholders would own 23.2% (12.2% of the voting power), (ii) the Equity PIPE Investors (excluding MI7 Founders) would own 47.9% (25.2% of the voting power), (iii) the Convertible PIPE Investors would own 10.4% (5.5% of the voting power), (iv) the Sponsor would own 10.0% (52.5% of the voting power), (v) the Sponsor Parent would own 1.3% (0.7% of the voting power and (vi) MI7 Founders would own 7.3% (3.8% of the voting power) in Pubco immediately following the consummation of the Business Combination.

For additional information regarding shares of Pubco Common Stock held by the Sponsor and Pubco’s directors and officers, see “Beneficial Ownership of Securities — Beneficial Ownership of Pubco Common Stock.”

Additional Information

For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. holders of Public Shares and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal.”

Proposal 2:    The Merger Proposal

In connection with the Business Combination, M3-Brigade is asking its shareholders to approve a proposal for Pubco to approve the M3-Brigade Merger.

The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by M3-Brigade’s shareholders. The Merger Proposal is to be submitted for consideration and vote by M3-Brigade’s shareholders by a resolution passed by the holders of a majority of the outstanding Ordinary Shares.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 2: The Merger Proposal.”

Proposal 3:    The Advisory Organizational Documents Proposals

M3-Brigade’s shareholders are also being asked to approve, on a separate non-binding advisory basis, the Advisory Organizational Documents Proposals, which relate to the Proposed Charter. These separate votes are not otherwise required by Cayman Islands or Delaware law, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on the M3-Brigade Board or the Pubco Board. The Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

For additional information, see the section of this proxy statement/prospectus entitled “Proposals 3: The Advisory Organizational Documents Proposals.”

Proposal 4:    The Adjournment Proposal

The Adjournment Proposal allows the M3-Brigade Board to submit a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the M3-Brigade Board. If the Adjournment Proposal is presented to the Public Shareholders, it will be submitted to consideration and vote by ordinary resolution.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 4: The Adjournment Proposal.”

The Domestication

On the Closing Date and prior to the M3-Brigade Merger, M3-Brigade will be de-registered in the Cayman Islands and register by way of continuation to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act. For additional information, see the section of this proxy statement/prospectus entitled “The Domestication.”

Date and Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be at [–], Eastern Time, on [–], 2026, at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, and virtually via live webcast at https://www.cstproxy.com/m3brigadev/2026, to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

The live webcast of the Extraordinary General Meeting can be accessed by visiting https://www.cstproxy.com/ m3brigadev/2026, where you will be able to listen to the meeting live and vote during the meeting. Please have your control number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact Continental, the transfer agent.

Registering for the Extraordinary General Meeting

As a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at the phone number or e-mail address below. The contact information for the Transfer Agent’s support team is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting at 9:00 a.m., Eastern Time, on [—], 2026. Enter the URL address into your browser https://www.cstproxy.com/m3brigadev/2026, enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Extraordinary General Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.

Public Shareholders who own their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote in-person or virtually at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Extraordinary General Meeting by dialing (800) 450-7155, within the U.S. and Canada (toll free), and +1 (857) 999-9155 outside of the U.S. and Canada (standard rates apply) when prompted enter the conference ID number 5151284. Since this option is listen only, you will not be able to vote or enter questions during the meeting.

Voting Power; Record Date

M3-Brigade’s shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they own Ordinary Shares at the close of business on [—], 2026, which is the Record Date. Shareholders of M3-Brigade will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. M3-Brigade Warrants do not have voting rights. As of the close of business on the Record Date, there were 28,750,000 Class A Ordinary Shares and 7,187,500 Class B Ordinary Shares outstanding.

Quorum and Vote of Shareholders

A quorum of M3-Brigade’s shareholders is necessary to hold a valid meeting. The holders of one-third of the issued and outstanding Ordinary Shares, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting), constitute a quorum. In the absence of a quorum, the Chairperson of the Extraordinary General Meeting has the power to adjourn the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, 11,979,167 Ordinary Shares would be required to achieve a quorum.

The Original Sponsor and certain of M3-Brigade’s officers and directors entered into the Insider Letter, pursuant to which the Original Sponsor and such officers and directors agreed to vote their Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Required Proposals.

As of the Record Date, the Sponsor owns 20% of M3-Brigade’s total outstanding Ordinary Shares. In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with M3-Brigade, ReserveOne and Pubco, pursuant to which the Sponsor has agreed to, among other things, vote all its shares of M3-Brigade, whether currently owned or acquired prior to the Closing, in favor of the Domestication, the Merger Proposal, the Advisory Organizational Documents Proposals and the Business Combination Proposal.

The following votes are required for each proposal at the Extraordinary General Meeting:

•        Business Combination Proposal:    The Business Combination Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination Proposal does not require the approval of at least a majority of Unaffiliated Public Shareholders of M3-Brigade.

As of the date of this proxy statement/prospectus, the Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. As a result, only 4,791,667 Class A Ordinary Shares held by the Public Shareholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Extraordinary General Meeting. In addition, assuming only the minimum number of Ordinary Shares to constitute a quorum is present, approval of the Business Combination Proposal does not require any affirmative votes from Public Shareholders.

•        Merger Proposal:    The Merger Proposal must be approved by a resolution passed by the holders of a majority of the outstanding Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of the Merger Proposal. As a result, only 10,781,251 Class A Ordinary Shares held by the Public Shareholders, or approximately 38% of the outstanding Class A Ordinary Shares held by the Public Shareholders must vote in favor of the Merger Proposal for it to be approved.

•        Advisory Organizational Documents Proposals:    The Advisory Organizational Documents Proposals, each of which is a separate non-binding advisory vote, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

•        Adjournment Proposal:    The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Redemption Rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination, or do not vote in relation to the Business Combination.

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then-outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of Units, that the Units must first be separated into component Public Shares and Public Warrants as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of September 30, 2025, this would have amounted to approximately $10.57 per Public Share (or $10.61 per Public Share as of October 31, 2025), based on the amount held in the Trust Account on such date.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of M3-Brigade Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on [—], 2026 (two business days prior to the vote at the Extraordinary General Meeting):

(i)     submit a written request to the Transfer Agent that M3-Brigade redeem your Public Shares for cash and

(ii)    deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. M3-Brigade will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, M3-Brigade will promptly return share certificates (if any) and other redemption forms previously delivered by Public Shareholders.

Appraisal Rights

Shareholders of M3-Brigade do not have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. M3-Brigade has engaged Sodali to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person (which would include presence virtually at the Extraordinary General Meeting) if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of the Shareholders — Revoking Your Proxy.”

Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the M3-Brigade Board to vote in favor of the Business Combination, Public Shareholders should be aware that the Sponsor, directors and officers of M3-Brigade and other have interests in the Business Combination that are different from, or in addition to, those of M3-Brigade’s other shareholders generally. M3-Brigade’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to M3-Brigade’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The fact that the Original Sponsor originally purchased 7,187,500 Founder Shares from M3-Brigade for an aggregate price of $25,000, the Original Sponsor and Cantor originally purchased 8,337,500 Private Placement Warrants from M3-Brigade for an aggregate purchase price of $8,337,500, all Founder Shares and 5,043,750 Private Placement Warrants were subsequently sold by the Original Sponsor to the Sponsor for $6,467,500 and 3,293,750 Private Placement Warrants were subsequently sold by Cantor to the Sponsor for $10. Of the 8,337,500 Private Placement Warrants acquired by the Sponsor, 2,501,250 Private Placement Warrants were subsequently transferred by the Sponsor to MI7 Founders, and the Sponsor retains the remaining 5,836,250 Private Placement Warrants.

•        The fact that the Founder Shares will have a significantly higher value at the time of the Business Combination if it is consummated than their original purchase price, and, based on the closing trading price of the Class A Ordinary Shares on December 4, 2025, which was $10.61, would have an aggregate value of approximately $76.26 million as of the same date. If M3-Brigade does not consummate the Business Combination or another initial business combination by August 2, 2026 (unless such date is extended by Public Shareholders), and M3-Brigade is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of approximately $0.90 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return.

•        The fact that the Founder Shares and Private Placement Warrants sold to the Sponsor for an aggregate purchase price of $6,467,510 will be worthless if the Business Combination or another initial business combination is not consummated (although the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants). The aggregate value of the Private Placement Warrants held by the Sponsor and its affiliates is estimated to be approximately $6.34 million, assuming the per warrant value of the Private Placement Warrants is the same as the $0.76 closing price of the Public Warrants on Nasdaq on December 4, 2025).

•        The fact that the Sponsor was issued the Sponsor Note pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor to provide M3-Brigade with general working capital. Up to $1,500,000 of the aggregate principal amount drawn under the Sponsor Note may be repaid with Pubco Warrants at a price of $1.00 per Pubco Warrant. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid and may not be able to be converted into Pubco Warrants, pursuant to its terms. As of December 4, 2025, an aggregate of $2,000,000 was outstanding under the Sponsor Note.

•        The fact that following the Closing, Pubco will have two classes of common stock, Pubco Class A Common Stock and Pubco Class B Common Stock. Each share of Pubco Class A Common Stock entitles its holders to one vote per share and each share of Pubco Class B Common Stock entitles its holders to ten votes per share on all matters presented to Pubco shareholders generally. Upon consummation of the Transactions, the Sponsor will own 100% of Pubco Class B Common Stock.

•        The fact that prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained elsewhere in this proxy statement/prospectus.

•        The fact that CC Capital indirectly controls the Sponsor and ReserveOne.

•        The fact that Mr. Chinh Chu has an indirect interest in the Sponsor through his indirect controlling ownership interest in CC Capital and its affiliates.

•        The anticipated appointment of Mr. Chinh Chu as Vice Chair of the Pubco Board in connection with the consummation of the Business Combination.

•        The anticipated appointment of Mr. Robert Rivas (“Reeve”) Collins, M3-Brigade’s Chief Executive Officer, as Non-Executive Chairman of Pubco in connection with the consummation of the Business Combination.

•        The fact that the Sponsor has waived its right to redeem the Founder Shares and any other Ordinary Shares held by the Sponsor, or to receive distributions from the Trust Account with respect to the Founder Shares upon M3-Brigade’s liquidation if M3-Brigade is unable to consummate its initial business combination. None of M3-Brigade’s directors or officers directly own any Founder Shares or Class A Ordinary Shares.

•        The fact that unless M3-Brigade consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account).

•        The fact that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

•        The fact that, pursuant to the Underwriting Agreement, upon consummation of the Business Combination, Cantor will receive a deferred underwriting fee of $13.4 million. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the deferred underwriting fee.

•        The fact that Cantor has been engaged to serve as M3-Brigade’s capital markets advisor and placement agent with regard to the Equity PIPE and the Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of up to $19,875,000 and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the Cantor Placement Agent Fee.

•        The fact that BTIG has been engaged to serve as co-placement agent with regard to the Equity PIPE and the Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of $1,000,000 and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, BTIG has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, BTIG will not receive the BTIG Placement Agent Fee.

•        The fact that Houlihan has been engaged to serve as co-placement agent with regard the Equity PIPE and the Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of $1,000,000 and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, Houlihan has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Houlihan will not receive the Houlihan Placement Agent Fee.

The existence of financial and personal interests of M3-Brigade’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of M3-Brigade and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal — Recommendation of the M3-Brigade Special Committee and Board and Reasons for the Business Combination” for more information and other risks.

The Sponsor’s Prior Experience with Blank Check Companies

The Sponsor was formed in the State of Delaware as a limited liability company. The Sponsor Parent is the controlling member of the Sponsor. CC Capital Ventures LLC (“CC Ventures”) is the controlling member of the Sponsor Parent and CC Capital SP, LP (“CC Capital SP”) is the sole member of CC Ventures. CC Capital GP, LLC (“CC Capital GP”) is the general partner of CC Capital SP, and Chinh Chu is the sole member of CC Capital GP.

The Sponsor has no business operations and only serves as a vehicle that holds equity interests in M3-Brigade. The Sponsor and its affiliates have experience in sponsoring and operating the following blank check companies:

•        CF Corporation, which completed its business combination with Fidelity & Guaranty Life to form FGL Holdings.

•        CC Neuberger Principal Holdings I, which completed its business combination with E2open Parent Holdings, Inc.

•        CC Neuberger Principal Holdings II, which completed its business combination with Getty Images Holdings, Inc.

•        CC Neuberger Principal Holdings III, which completed its IPO but later liquidated.

•        Collier Creek Holdings, which completed its business combination with Utz Brands, Inc.

Mr. Chu held various senior leadership roles at these entities, such as CEO, Chairman, or director.

For additional information about the Sponsor’s prior experience with blank check companies, see the section entitled “Proposal 1: The Business Combination Proposal — The Sponsor’s Prior Experience with Blank Check Companies.”

Recommendation of the M3-Brigade Special Committee and Board

Each of the M3-Brigade Board and the M3-Brigade Special Committee believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of M3-Brigade and recommends that M3-Brigade’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the separate Advisory Organizational Documents Proposals and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

The Business Combination Agreement contains conditions to Closing, including the following mutual conditions of the parties (each of which may be waived by ReserveOne or M3-Brigade where permissible pursuant to applicable law): (i) the approval of the shareholders of M3-Brigade and ReserveOne, (ii) the applicable waiting period under the HSR Act having expired or been terminated; (iii) no order or law issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Business Combination being in effect; (iv) this registration statement, of which this proxy statement/prospectus is a part, having been declared effective, no stop order having been issued by the SEC and no proceeding seeking such a stop order having been threatened or initiated by the SEC; (v) Pubco having amended and restated its certificate of incorporation in substantially the form of the Proposed Charter; (vi) the sum of aggregate proceeds actually received from the Trust Account (after giving effect to the redemption) and the Equity PIPE being no less than $500,000,000 net of unpaid expenses; and (vii) approval of Pubco’s listing.

In addition, the obligations of ReserveOne to consummate the Business Combination are subject to the satisfaction of, among others, the following additional Closing conditions (each of which may be waived by ReserveOne where permissible pursuant to applicable law): (i) the representations and warranties of M3-Brigade being true and correct (subject to certain materiality qualifiers); (ii) M3-Brigade having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing; (iii) the approval for listing on the Nasdaq of the Pubco Class A Common Stock; (iv) the consummation of the Domestication; (v) M3-Brigade making all necessary arrangements to cause the Trustee to release all of the funds contained in the Trust Account available to M3-Brigade upon the Closing; (vi) delivery by M3-Brigade’s outside counsel of an opinion that (A) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Mergers constitute an exchange governed by the provisions of Section 351 of the Code; (vii) the execution and delivery of any of the Ancillary Documents to which M3-Brigade is party and (viii) the absence of any M3 Material Adverse Effect (as defined below) that is ongoing.

The obligations of M3-Brigade to consummate the Business Combination are subject to the satisfaction of, among others, the following additional Closing conditions (each of which may be waived by M3-Brigade where permissible pursuant to applicable law): (i) the representations and warranties of ReserveOne being true and correct (subject to certain materiality qualifiers); (ii) ReserveOne having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing; (iii) the execution and delivery of any of the Ancillary Documents to which ReserveOne or any of its affiliates is a party; and (iv) the absence of any Company Material Adverse Effect (as defined below) that is ongoing.

For additional information about the conditions to the closing of the Business Combination, see the section entitled “Proposal 1: The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

United States Federal Income Tax Consequences

For a description of the United States federal income tax considerations of an exercise of redemption rights, the domestication and the Business Combination, please see “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Shareholders of M3-Brigade.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal — Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination and the Transactions are not subject to any additional regulatory requirement or approval, except for (i) filings with Cayman Islands and Delaware necessary to effectuate the Domestication, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to M3-Brigade, and the requirements of the Securities Act and the Exchange Act, including the requirements to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to M3-Brigade’s shareholders.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 63. Such risks include, but are not limited to, the following risks:

Risks Related to Domestication and the Business Combination

•        There is no assurance that M3-Brigade’s diligence will reveal all material risks that may be present with regard to ReserveOne. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

•        The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Pubco’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of Pubco and your investment decision.

•        Some of M3-Brigade’s and ReserveOne’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

•        Since the Sponsor has interests that are different from, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may exist in determining whether the Business Combination with ReserveOne is appropriate as M3-Brigade’s initial business combination.

•        Because M3-Brigade and ReserveOne are considered to be under “common control” with the Sponsor, each of the Sponsor and the directors and officers of the Sponsor, M3-Brigade and ReserveOne may have additional interests in the Transactions that are different from, or in addition to, yours.

•        Neither the M&A nor the Interim Charter will prohibit M3-Brigade from consummating the Business Combination if M3-Brigade immediately prior to Closing or Pubco upon the closing would be a “penny stock” issuer.”

Risks Related to Ownership of Pubco Common Stock

•        An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

•        There can be no assurance that the Pubco Class A Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Pubco will be able to comply with the continued listing rules of Nasdaq.

•        Volatility in Pubco’s share price could subject us to securities class action litigation.

Risks Related to Redemption

•        There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

•        In connection with the Extraordinary General Meeting, Public Shareholders will need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their redemption rights prior to the deadline for exercising their rights.

Risks Related to M3-Brigade

•        Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Shares, potentially at a loss.

•        If third parties bring claims against M3-Brigade, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

Risks Related to Tax

•        There is a risk that a U.S. Holder may recognize taxable gain with respect to its Ordinary Shares at the effective time of the Domestication.

•        M3-Brigade and Pubco could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

•        The 1% excise tax included in the Inflation Reduction Act of 2022 may decrease the value of M3-Brigade Securities following the Business Combination, hinder its ability to consummate the Business Combination, and decrease the amount of funds available for distribution.

•        There is a risk that the Business Combination could be treated as a taxable transfer of property to an “investment company” under Section 351(e) of the Code.

Risks Related to ReserveOne’s Business Operations and Industry

•        ReserveOne is an early-stage company with no operating history, an unproven business model, and expects to incur operating losses for the foreseeable future, which losses may be substantial.

•        ReserveOne’s principal assets will be digital assets. Digital assets are highly volatile assets, and ReserveOne’s operating results may significantly fluctuate, including due to the highly volatile nature of the price of digital assets and erratic market movements.

•        Bitcoin and other digital assets are novel assets, which will expose ReserveOne to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect ReserveOne’s financial position, operations and prospects.

•        A significant decrease in the market value of ReserveOne’s digital assets holdings could adversely affect ReserveOne’s ability to satisfy ReserveOne’s financial obligations.

•        ReserveOne will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including other digital asset treasury companies, public companies with significant holdings in digital assets and ETFs and ETPs for cryptocurrencies and other digital assets. ReserveOne’s business, operating results, and financial condition may be adversely affected if ReserveOne is unable to compete effectively.

•        ReserveOne expects to face risks relating to the custody of ReserveOne’s digital assets once ReserveOne acquires them. If ReserveOne or any future third-party custodians or service providers experience a security breach or cyberattack, or if private keys are lost or destroyed, ReserveOne may lose some or all of ReserveOne’s digital assets, which could materially and adversely affect ReserveOne’s financial condition and results of operations.

•        ReserveOne’s treasury strategy will expose it to counterparty risk, including the risk of non-performance due to a counterparty’s inability or refusal to perform because of a deterioration in its financial condition and liquidity or for any other reason.

•        ReserveOne’s business strategy may change significantly in the future, including moving away from its currently intended focus on crypto-related activities.

Risks Related to the Convertible Notes

•        The Convertible Notes to be issued and outstanding after the Closing may impact Pubco’s financial results, result in dilution to Pubco’s stockholders, create downward pressure on the price of Pubco Class A Common Stock, and restrict Pubco’s ability to raise additional capital or take advantage of future opportunities.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Transactions. The Business Combination will be accounted for using a carryover basis, with assets and liabilities recognized at their historical amounts and financial statements presented retroactively from the date of common control or high common ownership in accordance with GAAP. Under the variable interest entities (“VIE”) model, the analysis determined that the Sponsor met the criteria under ASC 810-10-25-38A and was therefore identified as the primary beneficiary of M3-Brigade. This resulted in the conclusion that M3-Brigade, ReserveOne, and Pubco were under common control as the Sponsor Parent was the sole shareholder and controlled the entities involved in the Transactions. Accordingly, the Transactions are concluded to represent a transfer of assets and exchange of shares between entities under common control, not a business combination, and should be accounted for at carryover basis with retrospective presentation as required. Operations prior to the Business Combination will be those of ReserveOne. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2025 reflects the adjustments to depict the accounting for the Transactions. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2025 gives effect to the Business Combination and related transactions as if they had occurred on September 30, 2025. The summary unaudited pro forma condensed combined statements of operations data for the period ended September 30, 2025 and for the year ended December 31, 2024, give effect to the Business Combination and related transactions as if they had occurred on March 12, 2024, the inception date of M3-Brigade and the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of M3-Brigade, ReserveOne, and Pubco for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Pubco following the Transactions.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption Scenario:    This presentation assumes that 28,750,000 Public Shares are redeemed for aggregate redemption payments of $304.96 million, assuming a $10.61 per share Redemption Price upon consummation of the Business Combination. The Business Combination Agreement contains a condition to the closing of the Business Combination that the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemptions) and the Equity PIPE shall be no less than $500 million, net of unpaid expenses. Under the Maximum Redemption Scenario, a portion of the $250 million of proceeds from the Convertible Notes PIPE would be used to pay for any unpaid expenses upon the Closing. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

	No Redemption	Maximum Redemption
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the period ended September 30, 2025
Net loss	$(11,389)	$(11,389)
Weighted average shares outstanding – basic and diluted	93,937,500	65,187,500
Basic and diluted net loss per share	$(0.12)	$(0.17)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the period from March 12, 2024 to December 31, 2024
Net loss	$(89,204)	$(89,204)
Weighted average shares outstanding – basic and diluted	93,937,500	65,187,500
Basic and diluted net loss per share	$(0.95)	$(1.37)
	No Redemption	Maximum Redemption
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2025
Total assets	$1,008,666	$703,705
Total liabilities	265,823	265,823
Total stockholders’ equity	$742,843	$437,882

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for Pubco, M3-Brigade and ReserveOne on a stand-alone basis and the unaudited pro forma combined share information for the period ended September 30, 2025 and for the year ended December 31, 2024, after giving effect to the Business Combination, presented under the two assumed redemption scenarios as follows:

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption Scenario:    This presentation assumes that 28,750,000 Public Shares are redeemed for aggregate redemption payments of $304.96 million, assuming a $10.61 per share Redemption Price upon consummation of the Business Combination. The Business Combination Agreement contains a condition to the closing of the Business Combination that the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemptions) and the Equity PIPE shall be no less than $500 million, net of unpaid expenses. Under the Maximum Redemption Scenario, a portion of the $250 million of proceeds from the Convertible Notes PIPE would be used to pay for any unpaid expenses upon the Closing. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

This information is only a summary and should be read together with the selected historical financial information summary of Pubco, M3-Brigade and ReserveOne and the historical financial statements and related notes of each of Pubco, M3-Brigade and ReserveOne, in each case, that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Pubco, M3-Brigade and ReserveOne is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Pubco, M3-Brigade and ReserveOne consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Pubco, M3-Brigade and ReserveOne would have been had Pubco, M3-Brigade and ReserveOne consummated a business combination during the periods presented.

	Pubco	ReserveOne (Historical)	M3-Brigade (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemption)
As of and for the Period Ended September 30, 2025
Book (deficit) value per share(1)	$—	$29.71	$(0.49)	$7.91	$6.72
Weighted average shares outstanding – basic and diluted	—	—	28,750,000	93,937,500	65,187,500
Net income (loss) per share – basic and diluted	$—	$—	$0.13	$(0.12)	$(0.17)
Weighted average shares outstanding – basic and diluted	—	—	7,187,500	—	—
Net income per share – basic and diluted	$—	$—	$0.13	—	—

____________

(1)      The book (deficit) value per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

	Pubco	ReserveOne (Historical)	M3-Brigade (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemption)
For the Period from March 12, 2024 to December 31, 2024
Weighted average shares outstanding – basic and diluted	—	—	14,813,559	93,937,500	65,187,500
Net income (loss) per share – basic and diluted	$—	$—	$0.24	$(0.95)	$(1.37)
Weighted average shares outstanding – basic and diluted	—	—	6,733,051	—	—
Net income per share – basic and diluted	$—	$—	$0.24	$—	$—
Weighted average shares outstanding – basic and diluted	—		7,187,500	—	—
Net income per share – basic and diluted	$—	$—	$0.24	$—	$—

MARKET PRICE AND DIVIDEND INFORMATION

M3-Brigade

Ticker Symbol and Market Price

M3-Brigade’s Units, Class A Ordinary Shares and Public Warrants are currently listed on Nasdaq under the symbols “MBAVU,” “MBAV,” and “MBAVW,” respectively. The Units commenced public trading on August 1, 2024, and the Class A Ordinary Shares and Public Warrants commenced separate public trading on September 23, 2024. The Units, each consisting of one Class A Ordinary Share and one-half of one Public Warrant (each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share), will automatically separate into their component securities upon consummation of the Business Combination and no M3-Brigade Securities will trade following the Closing. Pubco intends to apply to list its common stock and warrants on Nasdaq under the symbols “RONE” and “RONEW,” respectively, upon the Closing. As of December 4, 2025, the closing price for the Units, Class A Ordinary Shares and the Public Warrants was $10.20, $10.61, and $0.76, respectively.

Holders

As of the close of business on December 4, 2025, there were 28,750,000 Class A Ordinary Shares and 7,187,500 Class B Ordinary Shares outstanding and there was one holder of record of Units, one holder of record of Class A Ordinary Shares, one holder of record of Class B Ordinary Shares and three holders of record of M3-Brigade Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, Ordinary Shares, and M3-Brigade Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

M3-Brigade has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time.

ReserveOne

There is no public market for any of ReserveOne’s equity securities.

DILUTION TO PUBLIC SHAREHOLDERS

M3-Brigade’s net tangible book value as of September 30, 2025 was $(17,660,782), or $(0.49) per share, based on 28,750,000 Class A Ordinary Shares and 7,187,500 Class B Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to Public Shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemption	25% Redemption	50% Redemption
Offering price of the securities in the IPO per share	$10.00	$10.00	$10.00
M3-Brigade’s net tangible book value as of September 30, 2025, as adjusted for redemptions	$783,614	$707,374	$631,133
M3-Brigade’s Ordinary Shares outstanding, as adjusted for redemptions	85,937,500	78,750,000	71,562,500
M3-Brigade’s net tangible book value per share as of September 30, 2025, as adjusted for redemptions	$9.12	$8.98	$8.82
Dilution per share to the Public Shareholders	$0.88	$1.02	$1.18
Change in net tangible book value per share attributable to Public Shareholders	$9.61	$9.47	$9.31
	75% Redemption	Maximum Redemption
Offering price of the securities in the IPO per share	$10.00	$10.00
M3-Brigade’s net tangible book value as of September 30, 2025, as adjusted for redemptions	$554,893	$478,653
M3-Brigade’s Ordinary Shares outstanding, as adjusted for redemptions	64,375,000	57,187,500
M3-Brigade’s net tangible book value per share as of September 30, 2025, as adjusted for redemptions	$8.62	$8.37
Dilution per share to the Public Shareholders	$1.38	$1.63
Change in net tangible book value per share attributable to Public Shareholders	$9.11	$8.86

The following table illustrates the as adjusted net tangible book value to Public Shareholders and decrease in net tangible book value to Public Shareholders as a result of transaction costs incurred by M3-Brigade, the Equity PIPE, and funds released from the Trust Account (in thousands, except share and per share data).

	No Redemption	25% Redemption	50% Redemption
As adjusted net tangible book value per share	$9.12	$8.98	$8.82

Numerator adjustments
M3-Brigade’s net tangible book value as of September 30, 2025	$(17,660)	$(17,660)	$(17,660)
Transaction costs attributed to M3-Brigade	(3,687)	(3,687)	(3,687)
Equity PIPE	500,000	500,000	500,000
Funds released from the Trust Account(1)	304,961	228,721	152,480
As adjusted net tangible book value	$783,614	$707,374	$631,133

Denominator adjustments
Public Shares outstanding	28,750,000	21,562,500	14,375,000
Founder Shares outstanding	7,187,500	7,187,500	7,187,500
Equity PIPE Shares outstanding	50,000,000	50,000,000	50,000,000
As adjusted total shares outstanding	85,937,500	78,750,000	71,562,500

	75% Redemption	Maximum Redemption
As adjusted net tangible book value per share	$8.62	$8.37

Numerator adjustments
M3-Brigade’s net tangible book value as of September 30, 2025	$(17,660)	$(17,660)
Transaction costs attributed to M3-Brigade	(3,687)	(3,687)
Equity PIPE	500,000	500,000
Funds released from the Trust Account(1)	76,240	—
As adjusted net tangible book value	$554,893	$478,653

Denominator adjustments
Public Shares outstanding	7,187,500	—
Founder Shares outstanding	7,187,500	7,187,500
Equity PIPE Shares outstanding	50,000,000	50,000,000
As adjusted total shares outstanding	64,375,000	57,187,500

____________

(1)      The funds released from the Trust Account were adjusted under the 25% Redemption Scenario for redemption payments of $76.24 million, under the 50% Redemption Scenario for redemption payments of $152.48 million, under the 75% Redemption Scenario for redemption payments of $228.72 million, and under the Maximum Redemption Scenario for redemption payments of $304.96 million.

To the extent that additional shares are issued pursuant to the foregoing, Public Shareholders will experience further dilution. In addition, M3-Brigade may enter into other transactions. To the extent it issues securities in such transactions, investors and Public Shareholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that stockholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	Pro Forma Combined (Assuming No Redemption)				Pro Forma Combined (Assuming 25% Redemption)				Pro Forma Combined (Assuming 50% Redemption)				Pro Forma Combined (Assuming 75% Redemption)				Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%
Public Shareholders	28,750,000	35%	0	0%	21,562,500	29%	0	0%	14,375,000	21%	0	0%	7,187,500	12%	0	0%	0	0%	0	0%
ReserveOne Stockholders	2,500,000	3%	0	0%	2,500,000	3%	0	0%	2,500,000	4%	0	0%	2,500,000	4%	0	0%	2,500,000	5%	0	0%
Equity PIPE shares	50,000,000	62%	0	0%	50,000,000	68%	0	0%	50,000,000	75%	0	0%	50,000,000	84%	0	0%	50,000,000	95%	0	0%
Sponsor(1)	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%
Sponsor Anti-Dilution Shares(2)	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%
Total	81,250,000	100%	12,687,500	100%	74,062,500	100%	12,687,500	100%	66,875,000	100%	12,687,500	100%	59,687,500	100%	12,687,500	100%	52,500,000	100%	12,687,500	100%

Potential Sources of Dilution(3)
Pubco Public Warrants(4)	14,375,000	15%	0	0%	14,375,000	16%	0	0%	14,375,000	18%	0	0%	14,375,000	19%	0	0%	14,375,000	21%	0	0%
Pubco Private Warrants(5)	8,337,500	9%	0	0%	8,337,500	10%	0	0%	8,337,500	11%	0	0%	8,337,500	12%	0	0%	8,337,500	14%	0	0%
Convertible Notes(6)	19,230,775	19%	0	0%	19,230,775	21%	0	0%	19,230,775	22%	0	0%	19,230,775	24%	0	0%	19,230,775	27%	0	0%
Equity PIPE Warrants	50,000,000	38%	0	0%	50,000,000	40%	0	0%	50,000,000	43%	0	0%	50,000,000	46%	0	0%	50,000,000	49%	0	0%

___________

(1)      Represents the Founder Shares converted to shares of Pubco Class B Common Stock.

(2)      Represents 5,500,000 Sponsor Anti-dilution Shares, of which 5,000,000 (referred to as Sponsor Earnout Shares) will be subject to certain restrictions and will be forfeited unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period. For more details, see the section entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Sponsor Earnout.”

(3)      In computing the percentage ownership of each category of potential sources of dilution, only the category being computed is deemed outstanding for the purpose of calculating its percentage ownership. However, it is not deemed outstanding when computing the percentage ownership of any other categories. As a result, the denominator used in calculating beneficial ownership among different categories of potential sources of dilution may differ.

(4)      Represents the number of Pubco Public Warrants converted from the Public Warrants originally included in the Units.

(5)      Represents the number of Pubco Private Warrants converted from the Private Placement Warrants. Assumes that the Sponsor Note will not be converted to Pubco Warrants at Closing.

(6)      Calculated based on an initial conversion rate of 76.9231 shares of Pubco Class A Common Stock per $1,000 principal amount of Convertible Notes pursuant to Section 14.01 of the Convertible Notes Subscription Agreements.

M3-Brigade issued shares in the IPO at $10.00 per Class A Ordinary Share. After giving effect to the IPO, there are 28,750,000 Public Shares issued and outstanding. In connection with the Business Combination, 2,500,000 shares of Pubco Class A Common Stock will be issued to ReserveOne Stockholders, 50,000,000 shares of Pubco Class A Common Stock will be issued to Equity PIPE Investors, and 5,500,000 Sponsor Anti-Dilution Shares will be issued to the Sponsor, assuming the No Redemption Scenario. Redemption levels of 0%, 25%, 50%, 75% and 100% have been disclosed in the table below as required by Item 1604(c) of the Regulation S-K under the Securities Act (in thousands, except share and per share data).

For purposes of Item 1604(c)(1) of the Regulation S-K under the Securities Act, there would be 93,937,500 total shares of Pubco Common Stock after giving effect to the Business Combination under the No Redemption Scenario. Where there are no redemptions of Class A Ordinary Shares, the company’s valuation is based on M3-Brigade’s offering price of the securities in the IPO of $10.00 per share. This results in a total valuation of $939,375 thousand, calculated as $10.00 multiplied by 93,937,500 shares. The following table illustrates the valuation at the offering price of the securities in the IPO of $10.00 per share for each redemption scenario:

	No Redemption	25% Redemption	50% Redemption
Public Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$287,500	$215,625	$143,750
Public Shares outstanding post Business Combination	28,750,000	21,562,500	14,375,000
Founder Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$71,875	$71,875	$71,875
Founder Shares outstanding post Business Combination	7,187,500	7,187,500	7,187,500
Sponsor Anti-Dilution Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$55,000	$55,000	$55,000
Sponsor Anti-Dilution Shares outstanding post Business Combination	5,500,000	5,500,000	5,500,000
Equity PIPE Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$500,000	$500,000	$500,000
Equity PIPE Shares outstanding post Business Combination	50,000,000	50,000,000	50,000,000
ReserveOne shares valuation based on offering price of the securities in the IPO of $10.00 per share	$25,000	$25,000	$25,000
ReserveOne shares outstanding post Business Combination	2,500,000	2,500,000	2,500,000
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$939,375	$867,500	$795,625
Total shares outstanding post Business Combination	93,937,500	86,750,000	79,562,500
	75% Redemption	Maximum Redemption
Public Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$71,875	$—
Public Shares outstanding post Business Combination	7,187,500	—
Founder Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$71,875	$71,875
Founder Shares outstanding post Business Combination	7,187,500	7,187,500
Sponsor Anti-Dilution Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$55,000	$55,000
Sponsor Anti-Dilution Shares outstanding post Business Combination	5,500,000	5,500,000
Equity PIPE Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$500,000	$500,000
Equity PIPE Shares outstanding post Business Combination	50,000,000	50,000,000
ReserveOne shares valuation based on offering price of the securities in the IPO of $10.00 per share	$25,000	$25,000
ReserveOne shares outstanding post Business Combination	2,500,000	2,500,000
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$723,750	$651,875
Total shares outstanding post Business Combination	72,375,000	65,187,500

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of M3-Brigade, nor is the disclosure a guarantee that the company valuation will attain one of the stated levels of valuation.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s business, financial condition or results of operations. If any of the events described below occur, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of M3-Brigade and ReserveOne. Certain of the following risk factors apply to the business and operations of ReserveOne and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by M3-Brigade and ReserveOne, which later may prove to be incorrect or incomplete. Pubco, M3-Brigade, and ReserveOne may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ReserveOne” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of M3-Brigade” and the financial statements of ReserveOne and M3-Brigade and the notes thereto included herein, as applicable. Unless the context otherwise requires, all references in this section to “we” or “us” refer to Pubco and its subsidiaries, including ReserveOne, after the consummation of the Business Combination.

Risks Related to Domestication and the Business Combination

You may be unable to ascertain the merits or risks of ReserveOne’s operations.

If the Business Combination is consummated, Pubco will be affected by numerous risks inherent in the lines of business that Pubco expects to pursue. Although M3-Brigade’s management has endeavored to evaluate the risks inherent in the Business Combination with ReserveOne, M3-Brigade cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of M3-Brigade’s control. M3-Brigade also cannot assure you that an investment in M3-Brigade Securities will not ultimately prove to be less favorable to investors in M3-Brigade than a direct investment, if an opportunity were available, in Pubco. In addition, if the Public Shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which will reduce proceeds available to fund Pubco’s operations following the Business Combination.

There is no assurance that M3-Brigade’s diligence will reveal all material risks that may be present with regard to ReserveOne. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

M3-Brigade cannot assure you that the due diligence M3-Brigade has conducted on ReserveOne will reveal all material issues that may be present with regard to ReserveOne, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of M3-Brigade’s control will not later arise. ReserveOne is aware that M3-Brigade must complete an initial business combination by August 2, 2026 (unless such date is further extended by M3-Brigade’s shareholders). Consequently, ReserveOne may have obtained leverage over M3-Brigade, knowing that if M3-Brigade does not complete the Business Combination, M3-Brigade may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, M3-Brigade has had limited time to conduct due diligence. ReserveOne is a privately held company that expects to execute on a business plan that has not yet been implemented and M3-Brigade therefore has made its decision to pursue a business combination with ReserveOne on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if M3-Brigade’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with M3-Brigade’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Pubco’s liquidity, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about Pubco or Pubco’s securities. In addition, charges of this nature may cause Pubco to violate leverage or other covenants to which it may be subject pursuant to the Indenture or other debt financing it may obtain following the Closing. Accordingly, any shareholders of M3-Brigade who choose to remain stockholders of Pubco following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by M3-Brigade’s officers or directors of a duty of care or other fiduciary duty owed by them to M3-Brigade, or if they are able to successfully bring a private claim under securities laws that the registration statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.

There are risks to the Public Shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of ReserveOne directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

There is no independent third-party investment bank taking on the economic risk typically borne by an underwriter in a traditional initial public offering (a “traditional underwriter”) in connection with the Business Combination. Because there is no traditional underwriter involved in the Business Combination or the issuance of Pubco’s securities in connection therewith, investors may not receive the benefit of the same outside independent review of M3-Brigade’s and ReserveOne’s respective finances and operations as would investors in an initial public offering, and it is possible that defects in ReserveOne’s business or other problems that would have been discovered if ReserveOne conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Class A Common Stock. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review by a traditional underwriter will be conducted in connection with the Business Combination, the Public Shareholders may not have the benefit of the same independent review and investigation normally performed by a traditional underwriter in a public securities offering.

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Pubco’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of Pubco and your investment decision.

M3-Brigade and ReserveOne currently operate as separate companies. Neither M3-Brigade nor ReserveOne has had any prior history as an operating company and their operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pubco. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from M3-Brigade’s and ReserveOne’s historical financial statements and certain adjustments and assumptions have been made regarding Pubco after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and Pubco’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Pubco’s financial condition or results of operations following the Closing. Any potential decline in Pubco’s financial condition or results of operations may cause significant variations in the stock price of Pubco.

M3-Brigade is dependent upon its executive officers and directors and their departure could adversely affect M3-Brigade’s ability to operate and to consummate the Business Combination. Additionally, M3-Brigade’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on M3-Brigade’s ability to complete the initial business combination.

M3-Brigade’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. M3-Brigade believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. M3-Brigade does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of M3-Brigade’s directors or executive officers could have a detrimental effect on M3-Brigade and the ability to consummate the Business Combination. In addition, M3-Brigade’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of M3-Brigade’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and M3-Brigade’s directors also serve as officers and board members for other entities. If M3-Brigade’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to M3-Brigade’s affairs which may have a negative impact on M3-Brigade’s ability to consummate the Business Combination.

Pubco’s ability to be successful following the Business Combination will depend upon the efforts of the Pubco Board and key personnel, as well as the Provider (as defined below) and its key professionals, and the loss of such persons could negatively impact the operations and profitability of Pubco’s post-Business Combination business.

Pubco’s ability to be successful following the Business Combination will be dependent upon the efforts of the Pubco Board and key personnel. M3-Brigade cannot assure you that the Pubco Board and key personnel will be effective or successful or remain with Pubco. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Pubco’s management to have to expend time and resources helping them become familiar with such requirements. In addition, since Pubco has few employees, Pubco will depend on the investment expertise, skill, and network of business contacts of the Sponsor Parent, in its capacity as the external provider under the Administrative Services Agreement (in such capacity, the “Provider”), which will be responsible for implementing direction from management regarding ReserveOne’s digital asset portfolio, including portfolio rebalancing, yield strategies, venture capital allocations, and capital markets activities. Pubco’s future success depends to a significant extent on the experience, performance, and coordination of the Provider and its key professionals. See “— Risks Related to ReserveOne’s Business Operations and Industry — Our ability to achieve our strategic objectives will depend on the ability of the Sponsor Parent, in its capacity as our external provider under the Administrative Services Agreement, to support our business, and this dependence will subject us to risks related to the Provider’s key personnel, capacity, and the negotiation of a favorable Administrative Services Agreement.”

It is expected that the Public Shareholders will own 35% of the outstanding shares of Pubco Class A Common Stock as of immediately after the Closing and M3-Brigade’s officers and directors, other than Chinh Chu and Reeve Collins, who are expected to serve on the Pubco Board, will not be engaged in the management of Pubco’s business. Accordingly, the future performance of Pubco will depend upon the quality of the post-Business Combination board of directors, management and key personnel of Pubco.

Some of M3-Brigade’s and ReserveOne’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of M3-Brigade and ReserveOne participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of Pubco, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of Pubco. If the Business Combination is not consummated and M3-Brigade is forced to wind up, dissolve and liquidate in accordance with the M&A, the 7,187,500 Founder Shares and 8,337,500 Private Placement Warrants, of which 2,501,250 Private Placement Warrants were subsequently transferred to MI7 Founders, which were acquired by the Sponsor from the Original Sponsor and Cantor for an aggregate purchase price of $6,467,510, will be worthless (as the holders have waived liquidation rights with respect to such shares). The Founder Shares had an aggregate market value of approximately $76.26 million based on the closing price of $10.61 per Class A Ordinary Share on Nasdaq on December 4, 2025. Accordingly, the Sponsor and M3-Brigade’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder.

These interests, among others, may influence the officers and directors of M3-Brigade and ReserveOne to support or approve the Business Combination. For more information concerning the interests of M3-Brigade and ReserveOne executive officers and directors, see the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” in this proxy statement/prospectus.

Because M3-Brigade and ReserveOne are considered to be under “common control” with the Sponsor, each of the Sponsor and the directors and officers of the Sponsor, M3-Brigade and ReserveOne may have additional interests in the Transactions that are different from, or in addition to, yours.

The M3-Brigade Special Committee and the M3-Brigade Board, in reliance upon the recommendation of Lincoln, (i) determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement were advisable, fair to, and in the best interests of M3-Brigade and the Public Shareholders, and (ii) recommended that the M3-Brigade Board approve the Business Combination Agreement and submit the Business Combination Agreement to a vote of the Public Shareholders, and recommending that the Public Shareholders approve and adopt the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (including the Domestication and the M3-Brigade Merger).

However, M3-Brigade and ReserveOne are considered to be under “common control” because (i) the Sponsor Parent owns all of the outstanding shares of ReserveOne Common Stock, (ii) the Sponsor Parent owns all of the shares of the Sponsor, which in turn owns all of the Founder Shares of M3-Brigade and (iii) certain representatives of the Sponsor serve as officers of M3-Brigade, as further described in the section titled “Proposal 1: The Business Combination Proposal — Interests of Sponsor and M3-Brigade’s Officers and Directors and Others in the Business Combination” in this proxy statement/prospectus.

In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that the Sponsor, ReserveOne, M3-Brigade and certain of the directors and officers of Sponsor, M3-Brigade and ReserveOne may have interests in the transaction that differ from, and may conflict with, the interests of the Public Shareholders, including an interest in completing the Proposed Transaction on terms (including price, structure, timing, earnout and rollover terms, governance rights, tax elections, post-closing services or intercompany arrangements) that are more favorable to the Sponsor and its affiliates than to the Public Shareholders.

In addition, the common control nature of the Transactions may increase the risk of regulatory scrutiny, shareholder litigation or appraisal actions, which could delay or prevent completion of the Proposed Transaction, require us to make additional concessions, or result in costs, settlements, or judgments.

The Public Shareholders and ReserveOne Stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If Pubco is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, the Public Shareholders and ReserveOne Stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Pubco is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Neither the M&A nor the Interim Charter will prohibit M3-Brigade from consummating the Business Combination if M3-Brigade immediately prior to Closing, or Pubco upon the Closing, would be a “penny stock” issuer.

The M&A does not and the Interim Charter will not have a requirement that M3-Brigade must have net tangible assets of at least $5,000,001 prior to or upon consummation of the Business Combination. The purpose of having such limitation in the M&A is to ensure that M3-Brigade does not become subject to the SEC’s “penny stock” rules because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). But because the NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, M3-Brigade believes that because M3-Brigade could rely on another exclusion which relates to M3-Brigade being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”), for so long as the Class A Ordinary Shares (or the Class A Common Stock following the Domestication) remain listed on Nasdaq, such shares would not be deemed to be a “penny stock” under the Exchange Rule. Another exclusion from the “penny stock” rule that Pubco could potentially rely on after the Closing is the requirement that the Pubco Class A Common Stock have a price of $5.00 or more (the “$5.00 Price Rule”). However, no assurance can be given that shares of Pubco Class A Common Stock will be listed on Nasdaq at the Closing or that the Pubco Class A Common Stock would comply with the $5.00 Price Rule.

There can be no assurances that M3-Brigade or Pubco will qualify for an exclusion to the “penny stock” rule immediately prior to or at the Closing. If Pubco has less than $5,000,001 of net tangible assets upon the Closing, such that it does not meet the NTA Rule, if the Pubco Class A Common Stock is not listed on Nasdaq or another national securities exchange, such that it does not satisfy the Exchange Rule, if the trading price of the Pubco Class A Common Stock is less than $5.00, such that it does not meet the $5.00 Price Rule, and if no other exclusion from the “penny stock” rules apply, Pubco would be a “penny stock” issuer subject to the “penny stock” rules.

Nasdaq may delist M3-Brigade’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject us to additional trading restrictions.

The Units, Class A Ordinary Shares and Public Warrants are listed on Nasdaq. M3-Brigade cannot assure you that its securities will continue to be listed on Nasdaq in the future or prior to the Business Combination. In order to continue listing its securities on Nasdaq prior to the Business Combination, M3-Brigade must maintain certain financial, distribution and share price levels. Generally, M3-Brigade must maintain a minimum market value of listed securities (generally $50,000,000) and a minimum number of holders of M3-Brigade’s securities (generally 400 public holders). Additionally, in connection with the Business Combination, M3-Brigade will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. For instance, unless M3-Brigade decides to list on a different Nasdaq tier such as the Nasdaq Capital Market which has different initial listing requirements, M3-Brigade’s share price would generally be required to be at least $4.00 per share and M3-Brigade would be required to have a minimum of 400 round lot holders of its securities, with at least 50% of such round lot holders holding securities with a market value of at least $2,500. M3-Brigade cannot assure you that it will be able to meet those initial listing requirements at that time.

If Nasdaq delists M3-Brigade’s securities from trading on its exchange and M3-Brigade is not able to list its securities on another national securities exchange, M3-Brigade expects its securities could be quoted on an over-the-counter market. If this were to occur, M3-Brigade could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that its Class A Ordinary Shares are a “penny stock” which will require brokers trading in its Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the Units, Class A Ordinary Shares and Public Warrants are listed on Nasdaq, M3-Brigade’s securities qualify as covered securities under the statute. Although the states are preempted from regulating the sale of M3-Brigade Securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While M3-Brigade is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if M3-Brigade were no longer listed on Nasdaq, M3-Brigade’s securities would not qualify as covered securities under the statute and M3-Brigade would be subject to regulation in each state in which it offers its securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect M3-Brigade’s business, including its ability to complete the Business Combination, and results of operations.

M3-Brigade is subject to rules and regulations by various national, regional and local governing bodies, including, for example, the SEC, and to new and evolving regulatory measures under applicable law. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly and M3-Brigade’s efforts to comply with such new and evolving laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention. In addition, these changes could have a material adverse effect on M3-Brigade’s business, investments and results of operations.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. For example, on January 24, 2024, the SEC issued final rules and guidance relating to SPACs, like us, regarding, among other things, disclosure in SEC filings in connection with initial business combination transactions; the financial statement requirements applicable to transactions involving shell companies; the use of financial projections in SEC filings in connection with proposed initial business combination transactions; and the potential liability of certain participants in proposed initial business combination transactions. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to M3-Brigade’s disclosure and governance practices. A failure to comply with applicable laws or regulations and any subsequent changes, as interpreted and applied, could have a material adverse effect on M3-Brigade’s business, including its ability to complete the Business Combination.

The market price of Pubco Securities after the Business Combination will be affected by factors different from those currently affecting the prices of M3-Brigade Securities.

Upon completion of the Business Combination, holders of M3-Brigade Securities and ReserveOne Common Stock will become holders of Pubco Securities. Prior to the Business Combination, M3-Brigade has had limited operations. Upon completion of the Business Combination, Pubco’s results of operations will depend upon the performance of Pubco’s businesses, which are affected by factors that are different from those currently affecting the results of operations of M3-Brigade.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Business Combination Agreement is approved by M3-Brigade’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. M3-Brigade does not control the satisfaction of all such conditions. For a list of the material closing conditions contained in the Business Combination Agreement, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Business Combination Agreement — Conditions to the Closing of the Business Combination.” Pubco, M3-Brigade and ReserveOne may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause M3-Brigade and ReserveOne to each lose some or all of the intended benefits of the Business Combination.

The Business Combination Agreement contains provisions that limit M3-Brigade from seeking an alternative business combination.

Covenants in the Business Combination Agreement impede the ability of M3-Brigade to make or consider other acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, M3-Brigade may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither M3-Brigade nor ReserveOne may solicit, seek, entertain, encourage (including by means of furnishing or disclosing or disclosing information), endorse, recommend, accept, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to M3-Brigade’s shareholders than the Business Combination. If the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Neither M3-Brigade nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties in the Business Combination Agreement made by the Company or any other party thereto ultimately proves to be inaccurate or incorrect.

The representations and warranties made by ReserveOne in the Business Combination Agreement will not survive the Closing. As a result, M3-Brigade and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration to be received by the Public Shareholders if any representation or warranty made by ReserveOne in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, the Public Shareholders would have no indemnification claim with respect thereto and Pubco’s financial condition or results of operations could be adversely affected.

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Class A Common Stock at such time is substantially less than $10.00 per share.

The Sponsor has invested $6,467,500 in M3-Brigade in exchange for 7,187,500 shares of Class B Ordinary Shares and 5,043,750 Private Placement Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the Founder Shares would have an aggregate implied value of $71,875,000. Even if the trading price of the Pubco Class A Common Stock were as low as approximately $0.90 per share and the M3-Brigade Warrants were worthless, the value of the Founder Shares would be equal to the Sponsor’s investment in M3-Brigade. As a result, the Sponsor is likely to be able to recoup its investment and make a substantial profit on that investment, even if the Public Shares have lost significant value.

Pubco will issue Pubco Common Stock and other securities as consideration for the Business Combination, and Pubco may issue additional Pubco Common Stock or other equity or convertible debt securities without approval of the holders of Pubco Class A Common Stock, which would dilute existing ownership interests and may depress the market price of Pubco Class A Common Stock.

It is anticipated that, immediately following the consummation of the Business Combination, taking into account the assumptions set forth under the heading “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages” (i) former ReserveOne Stockholders are expected to own approximately 3% of the total number of outstanding shares of Pubco Class A Common Stock, (ii) former holders of Class A Ordinary Shares are expected to own approximately 35% of the total number of outstanding shares of Pubco Class A Common Stock, and (iii) the Sponsor is expected to own approximately 100% the total number of outstanding shares of Pubco Class B Common Stock. These percentages assume the events and adjustments described as the “No Redemption Scenario” as further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. If the actual facts differ from these assumptions or the assumptions set forth under the heading “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages”, these percentages will differ.

Pubco may continue to require capital investment to support its business, and Pubco may issue additional Pubco Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of Pubco Class A Common Stock in certain circumstances. The Pubco Warrants may be exercised by holders thereof, and shares of Pubco Class B Common Stock may be converted into Pubco Class A Common Stock upon the occurrence of a Triggering Event (as defined below) described in “Description of Pubco Securities — Pubco Common Stock — Pubco Class B Common Stock — Conversion Rights.” Additionally, Pubco has entered into the Convertible Notes Subscription Agreements pursuant to which the Convertible Notes Investors may, following the closing and issuance of the Convertible Notes, convert the Convertible Notes into share of Pubco Class A Common Stock upon the occurrence of certain conversion events.

Furthermore, employees, directors and consultants of Pubco are expected to be granted equity awards under the Incentive Plan after the Business Combination. You will experience additional dilution when those equity awards become vested and settled or exercised, as applicable, for Pubco Common Stock. See “Executive Compensation — ReserveOne and Pubco Executive Compensation — Incentive Plan.”

Pubco’s issuance of additional Pubco Class A Common Stock or other equity or convertible debt securities would have the following effects: (i) proportionate ownership and voting power of Pubco Common Stock by and of existing investors in M3-Brigade relative to other Pubco investors may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; and (iii) the market price of Pubco Class A Common Stock may decline.

Since the Sponsor has interests that are different from, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may exist in determining whether the Business Combination with ReserveOne is appropriate as M3-Brigade’s initial business combination.

The Sponsor currently owns interests in M3-Brigade, which may be worthless if M3-Brigade does not complete a business combination, except to the extent they receive liquidating distributions from assets outside of the Trust Account. The Sponsor and its affiliates hold 7,187,500 Founder Shares and 8,337,500 Private Placement Warrants, which, based on the closing trading price of the Class A Ordinary Shares and the Public Warrants on December 4, 2025, would have an aggregate value of approximately $76.26 million and $6.34 million, respectively, as of the same date. Additionally, the Sponsor has agreed that it will be liable to M3-Brigade if and to the extent any claims by a third party (other than M3-Brigade’s independent public accountants) for services rendered or products sold to us, or a prospective target business with which M3-Brigade has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay M3-Brigade’s taxes, except as to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and except as to any claims under M3-Brigade’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

Accordingly, the Sponsor has an economic incentive that differs from that of the Public Shareholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the Trust Account to the Public Shareholders. Such financial interests of the Sponsor may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities.” In addition, the Sponsor, ReserveOne and certain of their officers and directors have pre-existing relationships that could give rise to actual or perceived conflicts of interest in connection with the Business Combination. See “— Certain pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates will, and other such pre-existing relationships could, give rise to actual or perceived conflicts of interest in connection with the Business Combination.”

Certain pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates will, and other such pre-existing relationships could, give rise to actual or perceived conflicts of interest in connection with the Business Combination.

Certain of the participants in the Business Combination or their respective affiliates have pre-existing relationships that could give rise to conflicts of interest in connection with the Business Combination and related transactions, as follows (among others):

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation.

•        CC Capital indirectly controls the Sponsor and ReserveOne. Upon consummation of the Transactions, CC Capital will indirectly control through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. CC Capital may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        Mr. Chu has an indirect interest in the Sponsor through his indirect controlling ownership interest in CC Capital and its affiliates. Upon consummation of the Transactions, Mr. Chu will indirectly own through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. Mr. Chu may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        The anticipated appointment of Mr. Chu as Vice Chair of the Pubco Board in connection with the consummation of the Business Combination. As such, in the future, Mr. Chu will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

•        The anticipated appointment of Mr. Collins, M3-Brigade’s Chief Executive Officer, as Non-Executive Chairman of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Collins will receive certain cash and/or equity compensation that the Pubco Board determines to pay him.

See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities.” Even if such relationships do not create actual conflicts, the perception of conflicts in the press, the financial community, or industry generally could create negative publicity with respect to the Business Combination.

M3-Brigade’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination and their interests in exercising that discretion may conflict with those of M3-Brigade’s shareholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require M3-Brigade to agree to amend the Business Combination Agreement, to consent to certain actions taken by ReserveOne or to waive rights that M3-Brigade is entitled to under the Business Combination Agreement, including rights or closing conditions favorable to M3-Brigade and its shareholders. Such events could arise because of changes in the course of ReserveOne’s business, a request by ReserveOne to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would entitle M3-Brigade to terminate the Business Combination Agreement. In any of such circumstances, it would be at M3-Brigade’s discretion, acting through its board of directors, to grant its consent or waive those rights or closing conditions.

The existence of the financial and personal interests of the directors of M3-Brigade described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what such director may believe is best for M3-Brigade and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that M3-Brigade, ReserveOne and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement, or waive any closing condition to the Business Combination, that does not require further approval by the Public Shareholders, M3-Brigade will inform such shareholders of the amendment or waiver by press release or other public communication. In the event that M3-Brigade, ReserveOne and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement, or waive any closing condition to the Business Combination, that is material and otherwise requires further approval by the Public Shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment or such waiver of a closing condition.

Members of M3-Brigade’s management team and the M3-Brigade Board have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons, as well as M3-Brigade’s affiliates, have been, may be, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. The defense or prosecution of these matters could be time-consuming and could divert M3-Brigade management’s attention, and may have an adverse effect on M3-Brigade, which may impede M3-Brigade’s ability to consummate the Business Combination.

During the course of their careers, members of M3-Brigade’s management team and board of directors have had significant experience as founders, board members, officers or executives of other companies. As a result of their involvement and positions in these companies, certain persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may negatively affect M3-Brigade’s reputation, which may impede its ability to complete the Business Combination.

A substantial majority of the Public Shareholders may redeem their Class A Ordinary Shares, which will reduce proceeds available to fund Pubco’s operations following the Business Combination.

As of September 30, 2025, there was approximately $303.95 million in the Trust Account (and $304.96 million as of October 31, 2025). There can be no assurances that M3-Brigade will be able to retain all of the cash in the Trust Account. In particular, if a significant number of Public Shareholders exercise their redemption right in connection with the Business Combination, the amount of cash left remaining in the Trust Account upon consummation of the Business Combination will be lower than contemplated. Any such shortfall will reduce the amount of available working capital for Pubco, which may materially and adversely affect Pubco’s business, financial condition and results of operations.

The ability of the Public Shareholders to exercise redemption rights with respect to a large number of the Public Shares may reduce the public “float” of the Class A Ordinary Shares, reduce the liquidity of the trading market for the Class A Ordinary Shares on Nasdaq, or make it difficult to obtain or maintain the quotation, listing or trading of shares of the Class A Ordinary Shares on Nasdaq, and consequently may not allow the Parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.

If a larger number of shares are submitted for redemption than M3-Brigade currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the minimum proceeds condition set forth in the Business Combination Agreement, M3-Brigade may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to M3-Brigade or Pubco on acceptable terms or at all.

Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Public Shares may be redeemed in connection with the consummation of the Business Combination, and in the event that M3-Brigade seeks approvals from its shareholders to extend the time period M3-Brigade has to complete an initial business combination. Redemptions by Public Shareholders will deplete the funds available to be delivered to Pubco from the Trust Account at the Closing, which will increase the risk that Pubco may not have sufficient capital to execute its business plans. If there is insufficient capital available from the Trust Account to fund Pubco’s business plans, Pubco may be forced to consider other capital or financing sources to fund its business plans and operations, which may not be available to Pubco on favorable terms, if at all.

The Sponsor and M3-Brigade’s directors, officers and their respective affiliates may elect to purchase Class A Ordinary Shares from Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence a vote on the Business Combination and reduce the public “float” of Class A Ordinary Shares.

Prior to the Extraordinary General Meeting, the Sponsor and M3-Brigade’s directors, executive officers, advisors or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market, or they may enter into transactions with parties to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of September 30, 2025, this would have amounted to approximately $10.57 per Public Share (or $10.61 per Public Share as of October 31, 2025). Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Extraordinary General Meeting and would not be redeemable by the Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions. Such incentives may include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value. None of the funds in the Trust Account would be used to purchase Public Shares or Public Warrants in such transactions. Any such arrangements could have a depressive effect on the price of the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Extraordinary General Meeting. Further, the public “float” of the Public Shares and the number of beneficial holders of its securities may be reduced as a result of such purchases, possibly making it difficult to obtain or maintain the quotation, listing or trading of M3-Brigade’s securities on a stock exchange.

If the Business Combination is not consummated for any reason after the Domestication takes effect, and the Interim Charter becomes the governing charter of M3-Brigade, M3-Brigade’s officers, directors, or any of their respective affiliates are not obligated to offer any corporate opportunity of which he or she may become aware to M3-Brigade, except for certain limited circumstances.

Pursuant to the M&A, to the fullest extent permitted by applicable law, M3-Brigade’s directors and officers have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as M3-Brigade. M3-Brigade has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for M3-Brigade’s directors and officers, on the one hand, and M3-Brigade, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, M3-Brigade’s directors and officers have no duty to communicate or offer any such corporate opportunity to M3-Brigade and shall not be liable to M3-Brigade or its shareholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to M3-Brigade. Before M3-Brigade consummates its Business Combination, M3-Brigade will file certain documents in the Cayman Islands and the State of Delaware in order to affect the Domestication. At the effective time of the Domestication, M3-Brigade will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The M&A will be replaced by the Interim Charter and the Public Shareholders rights will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law. Although M3-Brigade plans to consummate the Business Combination on the same business day as the Domestication, in the event that the Business Combination is not consummated for any reason, the Interim Charter will become the governing charter of M3-Brigade. Under the Interim Charter, M3-Brigade’s officers and directors, or any of their respective affiliates may become aware of business opportunities which may be appropriate for presentation to M3-Brigade and the other entities to which they owe certain fiduciary or contractual duties.

The inclusion of the “corporate opportunity” waiver in the Interim Charter provides M3-Brigade with greater flexibility to attract and retain the officers and directors that M3-Brigade feels are the best candidates. However, the personal and financial interests of M3-Brigade’s directors and officers may influence their motivation and may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business opportunity are appropriate and are in Public Shareholders’ best interest. The directors and officers of M3-Brigade will have no duty to communicate or offer such transaction or business opportunity to M3-Brigade and will not be liable to M3-Brigade or Public Shareholders for breach of any fiduciary duty solely by reason of the fact that the officers and directors pursue or acquire such corporate opportunity for themselves, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to M3-Brigade.

Risks Related to Ownership of Pubco Common Stock

An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

The price of Pubco’s securities may vary significantly due to factors specific to Pubco as well as to general market or economic conditions. Furthermore, an active trading market for Pubco’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

There can be no assurance that the Pubco Class A Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Pubco will be able to comply with the continued listing rules of Nasdaq.

In connection with the Business Combination and as a condition to the Parties’ obligations to complete the Business Combination, Pubco will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which, depending on the applicable standard applied, generally require, among other criteria, a minimum per share price, market value and/or stockholders’ equity. In addition to the listing requirements for Pubco Class A Common Stock, Nasdaq imposes listing standards on warrants. We cannot assure you that Pubco will be able to meet those initial listing requirements, in which case the Parties will not be obligated to complete the Business Combination.

In order to continue the listing of its securities on Nasdaq, M3-Brigade prior to the Business Combination, and Pubco following the consummation of the Business Combination, must maintain certain financial, share price and capitalization levels. Even if the Pubco Class A Common Stock and Pubco Warrants are approved for listing on Nasdaq, Pubco may not meet the Nasdaq continued listing requirements following the Business Combination.

If Nasdaq delists Pubco’s securities from trading on its exchange and Pubco is not able to list its securities on another national securities exchange, Pubco’s securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that Pubco Class A Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of Pubco’s securities may depend on, among other things, the number of Class A Ordinary Shares that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Class A Common Stock and Pubco Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If Pubco Securities are not, or are no longer listed on Nasdaq, such securities would not qualify as covered securities and Pubco would be subject to regulation in each state in which it offers its securities.

The market price of the Pubco Class A Common Stock may decline as a result of the Business Combination.

The market price of the Pubco Class A Common Stock may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of Pubco’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on Pubco’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The Pubco Class A Common Stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of Pubco Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your Pubco Common Stock at an attractive price due to a number of factors such as those listed in “— Risks Related to ReserveOne’s Business Operations and Industry”, and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Pubco’s competitors;

•        changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Pubco or its competitors;

•        announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Pubco’s management;

•        changes in general economic or market conditions or trends in Pubco’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

•        future sales of Pubco Common Stock or other securities;

•        investor perceptions of the investment opportunity associated with Pubco Class A Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

•        litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

•        guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Pubco Class A Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Class A Common Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on Pubco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Pubco Class A Common Stock at a price greater than what you paid for it.

Pubco intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on Pubco Common Stock will be at the sole discretion of the Pubco Board. The Pubco Board may take into account general and economic conditions, Pubco’s financial condition and results of operations, Pubco’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Pubco to its stockholders or by its subsidiaries to it and such other factors as the Pubco Board may deem relevant. As a result, you may not receive any return on an investment in the Pubco Class A Common Stock unless you sell your Pubco Class A Common Stock for a price greater than that which you paid for it.

If securities or industry analysts do not publish research or reports about Pubco’s business, if they change their recommendations regarding the Pubco Class A Common Stock or if Pubco’s operating results do not meet their expectations, the Pubco Class A Common Stock price and trading volume could decline.

The trading market for Pubco Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about Pubco or its businesses. If no securities or industry analysts commence coverage of Pubco, the trading price for the Pubco Class A Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Pubco downgrade its securities or publish unfavorable research about its businesses, or if Pubco’s operating results do not meet analyst expectations, the trading price of Pubco Class A Common Stock would likely decline. If one or more of these analysts cease coverage of Pubco or fail to publish reports on Pubco regularly, demand for Pubco Class A Common Stock could decrease, which might cause the Pubco Class A Common Stock price and trading volume to decline.

Pubco will issue Pubco Common Stock and other securities as consideration for the Business Combination, and Pubco may issue additional Pubco Common Stock or other equity securities without seeking approval of the Pubco stockholders, which would dilute your ownership interests and may depress the market price of the Pubco Class A Common Stock.

Pubco will issue Pubco Common Stock and other securities as consideration for the Business Combination. Upon consummation of the Business Combination, Pubco will have warrants outstanding to purchase up to an aggregate of 72,712,500 shares of Pubco Class A Common Stock and Convertible Notes convertible into an aggregate of 19,230,775 shares of Pubco Class A Common Stock. Additionally, employees, directors and consultants of ReserveOne are expected to be granted equity awards under the Incentive Plan after the Business Combination. You will experience additional dilution when those equity awards become vested and settled or exercised, as applicable, for Pubco Common Stock. See “Executive Compensation — ReserveOne and Pubco Executive Compensation — Incentive Plan.”

It is anticipated that, immediately following the Business Combination, taking into account the assumptions set forth under the heading “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages” (i) former ReserveOne Stockholders (not including the Equity PIPE Investors) are expected to own (a) 2,500,000, or approximately 3% of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 1% of the total voting power of Pubco, and (b) none of the outstanding Pubco Warrants, (ii) former holders of the Public Shares are expected to own (a) 28,750,000, or approximately 35%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 14% of the total voting power of Pubco, and (b) 14,375,000 Pubco Public Warrants, (iii) the Sponsor and its affiliates (but excluding for these purposes any securities held by former stockholders of ReserveOne) is expected to own (a) 5,515,000, or approximately 7%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 3% of the total voting power of Pubco, (b) 12,687,500, or 100% of the outstanding Pubco Class B Common Stock, representing approximately 61% of the total voting power of Pubco, and (c) 13,852,500 Pubco Warrants (consisting of 5,515,000 Equity PIPE Warrants and 8,337,500 Pubco Private Warrants), and (iv) the Equity PIPE Investors (but excluding for these purposes Cantor and the Sponsor or any affiliate of the Sponsor) are expected to own (a) 44,200,000, or approximately 54%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 21% of the total voting power of Pubco and (b) 44,200,000 Equity PIPE Warrants, (v) Cantor is expected to own (a) 285,000, or approximately 0.4%, of the total number of outstanding shares of Pubco Class A Common Stock, representing approximately 0.1% of the total voting power of Pubco, and (b) 285,000 Equity PIPE Warrants, and (vi) the directors and officers of M3-Brigade will not directly own any interest of Pubco Common Stock. These percentages assume the events and adjustments described as the “No Redemption Scenario” as further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. If the actual facts differ from these assumptions or the assumptions set forth under the heading “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages”, these percentages will differ.

Further, Pubco may choose to seek third party financing to provide additional working capital for the Pubco business, in which event Pubco may issue additional equity securities. Following the consummation of the Business Combination, Pubco may also issue additional Pubco Class A Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Pubco Class A Common Stock or other equity securities of equal or senior rank would have the following effects:

•        Pubco’s existing stockholders’ proportionate ownership interest in Pubco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Pubco Class A Common Stock may be diminished; and

•        the market price of the Pubco Class A Common Stock may decline.

Pubco may continue to require capital investment to support its business, and Pubco may issue additional Pubco Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of Pubco Common Stock in certain circumstances. Additionally, the Pubco Warrants may be exercised by the holders thereof.

There will be material differences between your current rights as a holder of Class A Ordinary Shares and the rights one will have as a holder of Pubco Class A Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, M3-Brigade shareholders will no longer be shareholders of M3-Brigade, but will be stockholders of Pubco. There will be material differences between the current rights of M3-Brigade shareholders and the rights you will have as a holder of Pubco Class A Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of M3-Brigade shareholders and Pubco stockholders, see the section of this proxy statement/prospectus titled “Comparison of the Rights of Holders of Ordinary Shares and Common Stock.”

The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Charter will require, to the fullest extent permitted by law, that (i) derivative actions, suits or proceedings brought on behalf of Pubco, (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder of Pubco, (iii) any action asserting a claim pursuant to the DGCL, the Proposed Charter and the Proposed Bylaws, or (iv) any action, suit or proceeding asserting claims governed by the internal affairs doctrine or the law of the State of Delaware, may be brought only in the Court of Chancery in the State of Delaware. The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Pubco’s stockholders cannot waive Pubco’s compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in Pubco Common Stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

The Proposed Charter will contain a provision renouncing Pubco interest and expectancy in certain corporate opportunities.

The Proposed Charter provides that, to the fullest extent permitted by Delaware law, the directors and officers of Pubco shall not have any fiduciary duty to refrain from (a) directly or indirectly engaging in any opportunity in which Pubco, directly or indirectly, could have an interest or expectancy or (b) otherwise competing with Pubco. The Proposed Charter also renounces, to the fullest extent permitted by Delaware law, any interest or expectancy that Pubco has in any opportunity in which any director or officer of Pubco engages, even if the opportunity is one in which Pubco, directly or indirectly, could have had an interest or expectancy. To the fullest extent permitted by Delaware law, in the event that any director or officer of Pubco acquires knowledge of an opportunity that may be an opportunity for itself, himself or herself and for Pubco, such party shall have no duty to communicate or present such opportunity to Pubco and shall not be liable to Pubco or any of Pubco’s stockholders for breach of any fiduciary duty as Pubco’s stockholder, director or officer solely for having pursued or acquired such opportunity or for offering or directing such opportunity to another person.

The inclusion of the “corporate opportunity” waiver in the Proposed Charter provides Pubco with greater flexibility to attract and retain the officers and directors that Pubco feels are the best candidates. However, the personal and financial interests of Pubco’s directors and officers may influence their motivation and may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business opportunity are appropriate and are in Pubco stockholders’ best interest. The directors, officers or their respective affiliates will have no duty to communicate or offer such transaction or business opportunity to Pubco or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity.

Future sales, or the perception of future sales, by Pubco or its stockholders in the public market following the Business Combination could cause the market price for Pubco Class A Common Stock to decline.

The sale of Pubco Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of Pubco Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that Pubco will have a total of 81,250,000 shares of Pubco Class A Common Stock outstanding (excluding the exercise of any Pubco Warrants and conversion of any Convertible Notes and assuming that (i) there are no redemptions of any shares by the Public Shareholders in connection with the Business Combination, and (ii) no awards are issued under the Incentive Plan). All shares currently held by the Public Shareholders and all of the shares issued in the Business Combination to existing ReserveOne securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than Pubco’s “affiliates” (as defined under Rule 144 under the Securities Act (“Rule 144”)), including Pubco’s directors, executive officers and other affiliates.

In addition, the Pubco Class A Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total of 18,588,078 shares of Pubco Common Stock are expected to be reserved for future issuance under the Incentive Plan. Pubco is expected to file one or more registration statements on Form S-8 under the Securities Act to register Pubco Class A Common Stock or securities convertible into or exchangeable for Pubco Class A Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Pubco may also issue its securities in connection with investments or acquisitions. The amount of Pubco Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding Pubco Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Pubco stockholders.

M3-Brigade currently is, and Pubco will be, an emerging growth company and smaller reporting company, and if Pubco takes advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

M3-Brigade is currently and, following the consummation of the Mergers, Pubco will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Pubco may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Pubco stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by Pubco less attractive because Pubco will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of Pubco’s securities may be lower than they otherwise would be, there may be a less active trading market for Pubco’s securities and the trading prices of Pubco’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. M3-Brigade has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which Pubco has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which Pubco is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Pubco Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Following the Business Combination, Pubco will also be a smaller reporting company, as defined in the Exchange Act. Even after Pubco no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation and Pubco’s periodic reports and proxy statements.

Pubco will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

Pubco cannot predict if investors will find the Pubco Class A Common Stock less attractive because Pubco may rely on these exemptions. If some investors find the Pubco Class A Common Stock less attractive as a result, there may be a less active trading market for the Pubco Class A Common Stock and its market price may be more volatile.

Pubco may redeem unexpired Pubco Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Pubco will have the ability to redeem outstanding Pubco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Pubco Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period commencing at least 150 days after the Closing Date and ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders. If and when the Pubco Warrants become redeemable by Pubco, Pubco may exercise its redemption right if there is an effective registration statement in effect with respect to the Pubco Common Stock underlying such warrants and a current prospectus relating thereto. Redemption of the outstanding Pubco Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In the event Pubco determines to redeem the Pubco Warrants, holders of redeemable warrants would be notified of such redemption as described in the Pubco Warrant Agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a warrant redemption date. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the warrant redemption date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Pubco Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. The closing price for the Class A Ordinary Shares as of December 4, 2025 was $10.61 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

A portion of the outstanding shares of Pubco Class A Common Stock may be sold into the market following the Closing. Further, certain investors will have registration rights with respect to Pubco securities held by them. Such investors may have an incentive to sell Pubco Common Stock even at trading prices below the price at which Public Shares of M3-Brigade were issued in the IPO, which could cause the market price for Pubco Class A Common Stock to decline.

As further described in this proxy statement/prospectus, following the Closing, approximately 28,750,000 shares of Pubco Class A Common Stock, or approximately 35% of the Pubco Class A Common Stock expected to be outstanding upon consummation of the Business Combination, may be sold into the market following the Business Combination. Such holders of Pubco Class A Common Stock may be incentivized to sell such shares even if the market price of Pubco Class A Common Stock is below that which Class A Ordinary Shares were issued in the IPO, which could cause the market price for Pubco Class A Common Stock to decline below such price and the price at which Pubco Class A Common Stock trades upon consummation of the Business Combination.

Moreover, in connection with the Closing, the Sponsor and certain ReserveOne stockholders will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Sponsor, Sponsor Parent and MI7 Founders will have registration rights that will obligate Pubco to register for resale certain securities under the Securities Act.

Pursuant to the Equity PIPE Subscription Agreements, Pubco has agreed to use commercially reasonable efforts, but in no event later than 30 calendar days after the Closing, to register and maintain the registration of the Equity PIPE Securities and Equity PIPE Warrant Shares by filing a resale registration statement with the SEC, to register the resale of the Equity PIPE Securities and Equity PIPE Warrant Shares, and to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days depending on whether the SEC issues comments on such resale registration statement.

If Pubco is unable to maintain an effective system of internal controls and compliances, Pubco’s business and reputation could be adversely affected.

While Pubco will manage regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. As Pubco continues to grow, there can be no assurance that there will be no other instances of such inadvertent non-compliances with statutory requirements, which may subject it to regulatory action, including monetary penalties, which may adversely affect its business and reputation.

Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to Pubco following the consummation of the Business Combination could have a material adverse effect on Pubco’s business, financial condition, results of operations, and cash flow prospects.

ReserveOne is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, Pubco will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of ReserveOne as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Pubco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Securities of companies formed through mergers with special purpose acquisition companies such as M3-Brigade may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most special purpose acquisition companies (each, a “SPAC”) initial public offerings in recent years, M3-Brigade issued shares as part of the Units for $10.00 per Unit upon the closing of the IPO. As with other SPACs, the $10.00 per share price of M3-Brigade reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the closing of the Business Combination. Following the IPO, the proceeds held in the Trust Account were initially equal to approximately $10.05 per share, and as of September 30, 2025 were equal to approximately $10.57 per share (or $10.61 per Public Share as of October 31, 2025). Following the Closing, the Pubco Class A Common Stock outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of Pubco, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the Redemption Price and the amount per share initially held in the Trust Account upon consummation of the IPO.

Additionally, beginning in January 2022, there has been a precipitous drop in the market values of companies formed through transactions with SPACs like M3-Brigade. Inflationary pressures, heightened interest rates, changes in economic policy and other adverse economic and market forces have contributed to these drops in market value. As a result, the value of M3-Brigade’s securities is subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of Pubco Class A Common Stock following the Closing, which may cause further volatility in the price of Pubco securities and adversely impact the ability of Pubco to secure financing following the Closing.

Volatility in our share price could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities, or following periods of market volatility generally. If we were involved in securities litigation, it could result in substantial costs and divert management’s attention and resources, which, regardless of the outcome of any such litigation, could harm our business.

The number of issued shares of Pubco Class A Common Stock and additional issues of shares of Pubco Class A Common Stock may fluctuate substantially, which could lead to adverse tax consequences for the holders thereof.

It may be that the number of issued and outstanding shares of Pubco Class A Common Stock fluctuates substantially. This may have an impact on interests and certain thresholds that are relevant for investors’ tax purposes and positions, also dependent on their respective circumstances. The potential tax consequences in this regard could potentially be material, and therefore, investors should seek their own tax advice with respect to the tax consequences in connection with the acquisition, ownership and disposal of the Pubco Class A Common Stock.

Currently, there is no public market for the shares of Pubco Class A Common Stock to be issued in the Business Combination. Investors cannot be sure about whether the shares of Pubco Class A Common Stock will develop an active trading market, their market price or whether Pubco will successfully obtain authorization for listing on Nasdaq.

As part of the Business Combination, each issued and outstanding share of Class A Ordinary Shares will be converted into the right to receive one share of Pubco Class A Common Stock. Pubco is a newly formed entity, and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere. Further, extensive information about Pubco and ReserveOne, their businesses or their operations have not previously been publicly available. M3-Brigade and ReserveOne have agreed to cause the Pubco Class A Common Stock to be issued in the Business Combination to be approved for listing on Nasdaq prior to the effective time of the Business Combination. However, the listing of shares on Nasdaq does not ensure that a market for Pubco Class A Common Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of Pubco Class A Common Stock following the Closing and Pubco Class A Common Stock may trade at a price less than the current market price of the Class A Ordinary Shares.

Even if Pubco is successful in developing a public market, there may not be enough liquidity to enable shareholders to sell their Pubco Class A Common Stock. If a public market for the Pubco Class A Common Stock does not develop, investors may not be able to re-sell their Pubco Class A Common Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for Pubco Class A Common Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for Pubco Class A Common Stock will depend on a number of conditions, including the development of a trading market, coverage by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for Pubco Class A Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of Pubco Class A Common Stock. Many of these factors and conditions are beyond the control of Pubco or Pubco stockholders.

Because Pubco will be a “controlled company” following the Business Combination under Nasdaq listing standards, you may not have certain corporate governance protections that are available to shareholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, Pubco, on a post-Business Combination basis, will qualify as a “controlled company” under Nasdaq listing requirements and may elect not to comply with certain Nasdaq corporate governance requirements. Following the completion of the Business Combination, the Sponsor, through holdings of the Pubco Class B Common Stock, will control a majority of the voting power of our outstanding share capital. As a result, Pubco will be a “controlled company” under Nasdaq listing standards. As a controlled company, Pubco intends to rely on the exemption from the Nasdaq standards that enables it not to have board of directors comprised of a majority of independent directors. Pubco may continue to use this or some of the other controlled company exemptions in the future for so long as Pubco is a controlled company. As a result, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Pubco’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price.

The Sponsor may have its interest in Pubco diluted due to future equity issuances or its own actions in selling Pubco Common Stock, in each case, which could result in a loss of the “controlled company” exemption under Nasdaq listing rules. If any of those foregoing events transpire, Pubco would then be required to comply with those provisions of Nasdaq listing requirements.

Following the Business Combination, the dual class structure of the Pubco Common Stock will have the effect of concentrating voting power with the Sponsor, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Following the Business Combination, shares of Pubco Class B Common Stock will have ten votes per share, while shares of Pubco Class A Common Stock will have one vote per share. Immediately following the Business Combination, the Sponsor will beneficially own 100% of Pubco Class B Common Stock, granting it approximately 61% of voting power of Pubco assuming the Maximum Redemption Scenario. In addition, the Proposed Charter will contain certain protective provisions related to the Pubco Class B Common Stock. As a result, the Sponsor will be able to significantly influence matters submitted to Pubco’s stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions. The Sponsor may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power and the protective provisions may have the effect of delaying, preventing or deterring a change in control of Pubco, could deprive its stockholders of an opportunity to receive a premium for their shares as part of a sale of Pubco, and might ultimately affect the market price of shares of Pubco Class A Common Stock. The Proposed Charter will provide that each share of Pubco Class B Common Stock may be converted, at any time, into one share of Pubco Class A Common Stock at the option of the holder of Pubco Class B Common Stock (and upon the occurrence of other Triggering Events as described in the section entitled “Description of Pubco Securities — Pubco Common Stock — Pubco Class B Common Stock — Conversion Rights”) which, if issued in the future, could result in dilution to holders of Pubco Class A Common Stock). Upon any transfer of Pubco Class B Common Stock by a holder thereof to an entity that is not an affiliate of such holder or to any Person that is not both (x) a direct or indirect equityholder of the transferor and (y) a current or former service provider to or employee of Pubco or its subsidiaries, such Pubco Class B Common Stock will be automatically and immediately converted into the equal number of Pubco Class A Common Stock. For information about its dual class structure, see the section titled “Description of Pubco Securities.”

Additionally, pursuant to the Proposed Charter, Pubco will opt out of Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. Therefore, the Sponsor will be able to transfer control of Pubco to a third party by transferring its shares of Pubco Common Stock (subject to certain restrictions and limitations), which would not require the approval of the Pubco Board or Pubco’s other stockholders.

Some investors may not invest in Pubco Class A Common Stock as a result of Pubco’s dual class capital structure and its overall governance profile after the Business Combination, which may adversely affect the trading price of Pubco Class A Common Stock.

Certain index providers have restrictions on including companies with multiple share class structures in certain of their indices. For example, certain index providers have restrictions on including companies with multiple-class share structures in certain of their indices. Under such policies, Pubco’s dual-class capital structure may make Pubco ineligible for inclusion in certain of these indices, and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices will not invest in Pubco Class A Common Stock. In addition, several stockholder advisory firms oppose the use of multiple class structures. As a result, Pubco Class A Common Stock may not be included in certain stock indices and may cause stockholder advisory firms to publish negative commentary and recommendations about Pubco’s corporate governance practices (including recommendations that stockholders vote against re-election of directors) or otherwise seek to cause us to change Pubco’s capital structure.

Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make Pubco Class A Common Stock less attractive to other investors. Additionally, any actions or publications by stockholder advisory firms critical of Pubco’s corporate governance practices or capital structure could also adversely affect the value of Pubco Class A Common Stock. As a result, the market price of Pubco Class A Common Stock could be adversely affected.

The Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and Proposed Bylaws that will be in effect at the Closing differ from the M&A. Among other differences, the Proposed Charter, the Proposed Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Pubco Board and therefore depress the trading price of the Pubco Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the then-current members of the Pubco Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Charter and Proposed Bylaws include provisions regarding:

•        the ability of the Pubco Board to issue shares of Pubco Preferred Stock, known as “blank check” preferred stock, and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Pubco Preferred Stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

•        the right, subject to the rights of holders of Pubco Preferred Stock to elect directors under specific circumstances, of the Pubco Board to appoint a director to fill a vacancy or unfilled seat created by the expansion of the Pubco Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies or other unfilled seats on the Pubco Board;

•        the requirement that directors may only be removed from the Pubco Board for cause and upon the affirmative vote of the holders of at least two-thirds of the total voting power of the issued and outstanding Pubco Common Stock entitled to vote in the election of directors, voting as a single class;

•        the requirement that, subject to the terms of any series of Pubco Preferred Stock, a special meeting of stockholders may be called only by: (i) the Pubco Board acting pursuant to a resolution adopted by a majority of the directors then serving on the Pubco Board; (ii) the chairperson of the Pubco Board; or (iii) the Chief Executive Officer or President of Pubco and the explicit prohibition on any others calling a special meeting, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the Pubco Board and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then outstanding voting securities of Pubco entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in the Proposed Charter which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Pubco Board to alter or amend the Proposed Bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders of Pubco must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.

As a Delaware corporation, Pubco will generally be subject to provisions of Delaware law, including the DGCL. See the section of this proxy statement/prospectus entitled “Description of Pubco Securities — Anti-Takeover Effects of Delaware Law.”

Any provision of the Proposed Charter, Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Pubco’s Common Stock and could also affect the price that some investors are willing to pay for Pubco Common Stock.

The Proposed Charter and the Proposed Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and you are urged to read them.

Risks Related to Redemption

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

There is not guarantee as to the price at which a Public Shareholder may be able to sell shares of Pubco Class A Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Mergers, may cause an increase in the Pubco stock price, and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of Pubco Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder of Pubco can sell such stockholder’s Pubco Class A Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Public Shareholder should consult such shareholder’s own tax or financial advisor for assistance on how this may affect its individual situation.

If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

M3-Brigade intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite M3-Brigade’s compliance with these rules, if an M3-Brigade shareholder fails to receive M3-Brigade’s proxy materials, such shareholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their redemption rights, Public Shareholders are required to tender their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to the Transfer Agent prior to the vote at the Extraordinary General Meeting. If a Public Shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, M3-Brigade will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Shareholder will no longer own such Public Shares following the Mergers. See the section entitled “Extraordinary General Meeting of the Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Public Shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.

A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of the M3-Brigade Board. However, Public Shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in M3-Brigade if you sell such excess Public Shares in open market transactions. M3-Brigade cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share Redemption Price.

In connection with the Extraordinary General Meeting, Public Shareholders may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their redemption rights prior to the deadline for exercising their rights.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to redeem its Public Shares for pro rata share of the Trust Account. The Redemption Price to be paid will be the applicable pro rata portion of the monies held in the Trust Account. M3-Brigade may require Public Shareholders who wish to redeem their Public Shares in connection with the Business Combination to either tender their certificates (if any) and redemption forms to the Transfer Agent or to deliver their share certificates (if any) and other redemption forms to the Transfer Agent electronically using DTC’s DWAC System. In order to obtain a physical share certificate, a Public Shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is M3-Brigade’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because M3-Brigade does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. It is also M3-Brigade’s understanding that it takes a short time to deliver shares through the DWAC System. However, this too may not be the case. Accordingly, if it takes longer than M3-Brigade anticipates for Public Shareholders to deliver their share certificates (if any) and other redemption forms, Public Shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares.

Investors may not have sufficient time to comply with the delivery requirements for redemption.

Pursuant to the M&A, M3-Brigade is required to give a minimum of only five clear days’ notice for an extraordinary general meeting. As a result, if M3-Brigade requires Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for redemption, holders may not have sufficient time to receive the notice and deliver their share certificates (if any) and other redemption forms. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain M3-Brigade’s securities when they otherwise would not want to.

Redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not approved.

M3-Brigade requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption described in this proxy statement/prospectus. If the Business Combination is not consummated, M3-Brigade will promptly return such certificates to the redeeming Public Shareholders. Accordingly, Public Shareholders who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed Business Combination until M3-Brigade has returned their securities to them. The market price for the Public Shares may decline during this time and the Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek to redeem may be able to sell their securities.

Risks Related to M3-Brigade

Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Shares, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account either because (a) they hold Public Shares or (b) they hold Public Shares through Units and have elected to separate such Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Shareholder’s exercise of redemption rights in connection with M3-Brigade’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of Public Shares if M3-Brigade is unable to complete an initial business combination by August 2, 2026, subject to applicable law and as further described herein. In addition, if M3-Brigade is unable to complete an initial business combination by August 2, 2026, it may result in a delay in winding up M3-Brigade which may delay the distribution of the proceeds held in M3-Brigade’s Trust Account. In that case, Public Shareholders may be forced to wait beyond August 2, 2026, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Shareholders may be forced to sell their Public Shares, potentially at a loss.

Holders of Public Shares may be held liable for claims by third parties against M3-Brigade to the extent of distributions received by them upon redemption of their Public Shares.

The Sponsor has agreed that, if M3-Brigade liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to M3-Brigade businesses or vendors or other entities that are owed money by M3-Brigade for services rendered or contracted for or products sold to M3-Brigade in excess of the net proceeds of M3-Brigade’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.

If M3-Brigade is forced to file for bankruptcy or an involuntary bankruptcy or winding-up petition is filed against M3-Brigade that is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer,” or a “fraudulent, conveyance preference or disposition.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by the Public Shareholders. Furthermore, because M3-Brigade intends to distribute the proceeds held in the Trust Account to the Public Shareholders promptly after expiration of the time M3-Brigade has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Shareholders over any potential creditors with respect to access to or distributions from M3-Brigade’s assets. Furthermore, the M3-Brigade Board may be viewed as having breached its fiduciary duties to M3-Brigade or M3-Brigade’s creditors and/or having acted in bad faith, thereby exposing itself and M3-Brigade to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against M3-Brigade for these reasons.

Although M3-Brigade seeks to have all vendors, service providers (other than its independent auditors) or other entities with which it does business, execute agreements with M3-Brigade waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against M3-Brigade, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

M3-Brigade’s placing of funds in the Trust Account may not protect those funds from third-party claims against M3-Brigade. Although M3-Brigade seeks to have all vendors, service providers (other than its independent registered public accounting firm), or other entities with which it does business execute agreements with M3-Brigade waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against M3-Brigade’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, M3-Brigade’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to M3-Brigade than any alternative.

Examples of possible instances where M3-Brigade may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with M3-Brigade and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if M3-Brigade is unable to complete its initial business combination within the prescribed time frame, or upon redemption in connection with the Business Combination, M3-Brigade will be required to provide for payment of claims of creditors that were not waived that may be brought against M3-Brigade within the ten years following the redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.00 per share, due to claims of such creditors. In such event, M3-Brigade may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares.

The Sponsor has agreed that, if M3-Brigade liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to M3-Brigade. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to M3-Brigade outside of the Trust Account or available to be released to M3-Brigade from interest earned on the Trust Account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the Trust Account. M3-Brigade has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be M3-Brigade’s securities. Accordingly, M3-Brigade believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, M3-Brigade cannot assure you that the per-share distribution from the Trust Account, if M3-Brigade liquidates the Trust Account because M3-Brigade has not completed a business combination within the required time period, will not be less than $10.00.

M3-Brigade’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

The Sponsor has agreed that, if M3-Brigade liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to M3-Brigade.

In the event that the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, M3-Brigade’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While M3-Brigade currently expects that its independent directors would take legal action on behalf of M3-Brigade against the Sponsor to enforce its indemnification obligations to M3-Brigade, it is possible that M3-Brigade’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If M3-Brigade’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to the Public Shareholders.

If, after M3-Brigade distributes the proceeds in the Trust Account to its Public Shareholders, M3-Brigade files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against M3-Brigade that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the M3-Brigade Board may be viewed as having breached their fiduciary duties to M3-Brigade’s creditors, thereby exposing the members of the M3-Brigade Board and M3-Brigade to claims of punitive damages.

If, after M3-Brigade distributes the proceeds in the Trust Account to its Public Shareholders, M3-Brigade files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against M3-Brigade that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by the Public Shareholders. In addition, the M3-Brigade Board may be viewed as having breached its fiduciary duty to M3-Brigade’s creditors and/or having acted in bad faith, thereby exposing itself and M3-Brigade to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Outstanding M3-Brigade Warrants may have an adverse effect on the market price of the Class A Ordinary Shares or may create dilution for Public Shareholders.

M3-Brigade has issued M3-Brigade Warrants that will result in the issuance of additional Class A Ordinary Shares. Such securities, when converted or exercised, will increase the number of issued and outstanding Ordinary Shares. The sale, or even the possibility of sale, of the shares underlying the M3-Brigade Warrants could have an adverse effect on the market price of the Class A Ordinary Shares. If and to the extent these M3-Brigade Warrants are converted or exercised, the Public Shareholders may experience dilution to their holdings.

M3-Brigade’s management’s ability to require holders of M3-Brigade’s redeemable M3-Brigade Warrants to exercise such redeemable M3-Brigade Warrants on a cashless basis will cause holders to receive fewer Class A Ordinary Shares upon their exercise of the redeemable M3-Brigade Warrants than they would have received had they been able to exercise their redeemable M3-Brigade Warrants for cash.

If M3-Brigade calls M3-Brigade Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, M3-Brigade’s management will have the option to require any holder that wishes to exercise his/her/its M3-Brigade Warrants (including any Private Placement Warrants held by the Sponsor and MI7 Founders or their permitted transferees) to do so on a “cashless basis.” If M3-Brigade’s management chooses to require holders to exercise their M3-Brigade Warrants on a cashless basis, the number of Class A Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his/her/its M3-Brigade Warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in M3-Brigade.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for M3-Brigade to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that M3-Brigade evaluate and report on its system of internal controls. Following the Business Combination, if Pubco is deemed to be a “large accelerated filer” or an “accelerated filer,” as defined under Rule 12b-2 of the Exchange Act, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as Pubco remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, Pubco will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of Pubco following the Business Combination.

If M3-Brigade were deemed an “investment company” under the Investment Company Act, it may be required to institute burdensome compliance requirements and M3-Brigade’s activities may be restricted, which may make it difficult for it to complete the Business Combination.

If M3-Brigade is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of M3-Brigade’s investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for M3-Brigade to complete the Business Combination.

In addition, M3-Brigade may have burdensome requirements imposed upon it, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that it is currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless M3-Brigade can qualify for an exclusion, M3-Brigade must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of M3-Brigade’s assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

M3-Brigade does not believe that its principal activities and the Business Combination will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, the Trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), M3-Brigade intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in M3-Brigade’s securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of M3-Brigade’s initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the M&A (A) to modify the substance or timing of M3-Brigade’s obligation to provide holders of its Ordinary Shares the right to have their shares redeemed in connection with M3-Brigade’s initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of the Public Shares if M3-Brigade does not complete its initial business combination by August 2, 2026, (unless such date is extended by M3-Brigade’s shareholders) or (B) with respect to any other provision relating to the rights of holders of the Class A Ordinary Shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) by August 2, 2026 (unless such date is extended by the Public Shareholders), M3-Brigade’s return of the funds held in the Trust Account to the Public Shareholders as part of the redemption. If M3-Brigade does not invest the proceeds as discussed above, it may be deemed to be subject to the Investment Company Act. If M3-Brigade were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and may hinder its ability to complete a business combination. If M3-Brigade is unable to complete the Business Combination, the Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to the Public Shareholders, and the Public Warrants will expire worthless.

If M3-Brigade has not completed its initial business combination within the required time period, the Public Shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of the Trust Account and the Public Warrants will expire worthless.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect M3-Brigade’s or ReserveOne’s business, financial condition or results of operations, or prospects.

The funds in M3-Brigade’s operating account and Trust Account are held in banks or other financial institutions. Cash held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold M3-Brigade’s or ReserveOne’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, M3-Brigade’s or ReserveOne’s liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although M3-Brigade did not have any funds in Silicon Valley Bank or other institutions that have been closed, there is no guarantee that the banks or other financial institutions that hold M3-Brigade’s funds will not experience similar issues.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for M3-Brigade or ReserveOne to acquire financing on favorable terms in connection with the Business Combination, or at all, and could have material adverse impacts on liquidity, their respective business, financial condition or results of operations, and prospects. M3-Brigade’s and ReserveOne’s businesses may be adversely impacted by these developments in ways that cannot be predicted at this time, there may be additional risks that have not yet been identified, and M3-Brigade cannot guarantee that negative consequences can be avoided directly or indirectly from any failure of one or more banks or other financial institutions.

Because M3-Brigade is currently incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the Domestication. M3-Brigade is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon M3-Brigade’s directors or officers, or enforce judgments obtained in the United States courts against M3-Brigade’s directors or officers.

Until the Domestication is effected, M3-Brigade’s corporate affairs are governed by the M&A, the Cayman Islands Companies Act and the common law of the Cayman Islands. M3-Brigade is also subject to the federal securities laws of the United States. The rights of M3-Brigade’s securityholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to M3-Brigade under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of M3-Brigade’s securityholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against M3-Brigade judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against M3-Brigade predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the M3-Brigade Board or controlling shareholders than they would as public shareholders of a United States company.

Risks Related to Tax

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Ordinary Shares at the effective time of the Domestication.

As described more fully under the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to the Public Shareholders” below, we intend that the Domestication will qualify as a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code for U.S. federal income tax purposes. Accordingly, U.S. Holders (as defined in such section) of Ordinary Shares should be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of M3-Brigade’s earnings in income;

•        A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power and value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Ordinary Shares for shares in Pubco (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. M3-Brigade does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

•        A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power or value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. M3-Brigade does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Ordinary Shares may still recognize gain (but not loss) upon the exchange of its Ordinary Shares for M3-Brigade Common Stock pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in Class A-1 Common Stock and Class A-2 Common Stock, as applicable, received in connection with the Domestication will be the same as the aggregate tax basis of Ordinary Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the description in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to M3-Brigade Shareholders — U.S. Holders — PFIC Considerations — Effect of PFIC Rules on the Domestication.”

M3-Brigade and Pubco could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

M3-Brigade and, following the Business Combination, Pubco could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce M3-Brigade’s, and Pubco’s after-tax income and adversely affect M3-Brigade’s and Pubco’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the One Big Beautiful Bill Act (the “OBBBA”), enacted in July 2025, extended a reduction to the federal corporate income tax rate and enacted certain changes relating to the scope and timing of U.S. taxation on earnings from international business operations. The exact impact of the OBBBA for future years is difficult to quantify, but these changes could materially affect us, ReserveOne, Pubco, or our or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on M3-Brigade’s and Pubco’s financial condition.

In addition, M3-Brigade’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge M3-Brigade’s and Pubco’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to M3-Brigade’s and Pubco’s income tax provision that could increase M3-Brigade’s and Pubco’s effective tax rate. Changes to tax laws may also adversely affect M3-Brigade’s and Pubco’s ability to attract and retain key personnel.

The 1% excise tax included in the Inflation Reduction Act of 2022 may decrease the value of M3-Brigade Securities following the Business Combination, hinder its ability to consummate the Business Combination, and decrease the amount of funds available for distribution.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased by the repurchasing corporation during the same taxable year. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.

As provided in the Business Combination Agreement, the redemption of Public Shares in connection with the Business Combination will take place at a time when M3-Brigade is a Cayman Islands exempted company. Furthermore, on April 12, 2024, the U.S. Department of Treasury published proposed regulations clarifying many aspects of the excise tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in an F reorganization (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders — Consequences of the SPAC Merger to U.S. Holders — F Reorganization” below), the corporation is not treated as a U.S. corporation until the day after the reorganization. Therefore, subject to the timing of the redemption of Public Shares, M3-Brigade believes that the excise tax will not apply given that it will not be a “covered corporation” within the meaning of the Inflation Reduction Act at the time of the redemption of Public Shares. Although these proposed regulations are not final, taxpayers generally may rely on them until final regulations are issued. However, the U.S. Department of Treasury has been given authority to provide proposed and final regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. If M3-Brigade’s interpretation related to the existing provision of the excise tax is not correct or if future guidance were to treat M3-Brigade as a covered corporation for purposes of the excise tax, then it is possible that the excise tax will apply to any redemptions of the Public Shares, including redemptions in connection with the Business Combination or any other initial business combination, unless an exemption is available. Consequently, the value of your investment in M3-Brigade Securities may decrease as a result of the excise tax. In the event the excise tax applies, issuances of securities in connection with a PIPE transaction at the time of the initial business combination may reduce the amount of the excise tax in connection with redemptions at such time.

There is a risk that the Business Combination could be treated as a taxable transfer of property to an “investment company” under Section 351(e) of the Code.

As described more fully under the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to M3-Brigade Shareholders — U.S. Holders — Possible Effects of Section 351(e) on U.S. Holders of Ordinary Shares” below, there is a risk that the Business Combination could be treated as a taxable transfer of property to an “investment company” under Section 351(e) of the Code. Pubco would be treated as an investment company if more than 80% of the value of its assets are held for investment and are readily marketable “stocks or securities” within the meaning of Section 351(e) of the Code. Immediately after the Business Combination, Pubco’s assets are expected to primarily consist of Bitcoin. While we do not believe Bitcoin is a “stock or security” for the purposes of Section 351(e) of the Code, the IRS has not issued guidance in this area and it is possible that that it could take a contrary position. If the IRS were to treat Bitcoin as a “stock or security,” it is likely that Pubco would be treated as an “investment company” under Section 351(e) of the Code.

Even if Pubco were to be treated as an “investment company,” Section 351(e) of the Code would only cause the Business Combination to be treated as a taxable contribution to Pubco if the transfer results, directly or indirectly, in the diversification of the transferors’ interests. Immediately following the Closing, Pubco and its subsidiaries will convert all cash on hand (except for a de minimis amount to fund near-term operating expenses) into Bitcoin, and will not be under a binding obligation to purchase any assets other than Bitcoin. Following this conversion, the assets of Pubco and its Subsidiaries are expected to consist solely of Bitcoin, a de minimis amount of cash on hand to fund near-term operating expenses, and a de minimis amount of assets related to the business plan of Pubco. As a result, the Business Combination is not expected to result in the diversification of the transferor’s interests, and therefore should not be treated as a taxable transfer of property to an “investment company” pursuant to Section 351(e) of the Code. However, there is no guarantee that the IRS will not take a contrary position.

Risks Related to ReserveOne’s Business Operations and Industry

ReserveOne is an early-stage company with no operating history, an unproven business model, and expects to incur operating losses for the foreseeable future, which losses may be substantial.

ReserveOne is in the early stages of implementing a new business plan, which remains preliminary and may continue to evolve as we develop our operations and respond to market conditions. ReserveOne has no operating history or revenues to date. As is typical for an early-stage company with an unproven model, ReserveOne expects to incur operating losses and negative cash flow for the foreseeable future as it builds out its organization and invests in technology, compliance, and operations. ReserveOne will continue to encounter risks and challenges frequently faced by early-stage companies, including scaling its infrastructure and headcount and managing unforeseen expenses, difficulties, or delays as it grows.

Potential investors should be aware of the difficulties normally encountered by a new company in the crypto space and the high rate of failure for such enterprises. These challenges include, among other things, unexpected problems in developing operations, limited market acceptance of digital assets, and expenses that may exceed estimates. Furthermore, as our holdings will be concentrated in digital assets, our financial performance will be highly sensitive to fluctuations in crypto markets, and we may be less able to mitigate adverse market movements through diversification or alternative revenue sources. The likelihood of ReserveOne’s success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which it operates. There is no basis at this time to assume that ReserveOne’s business model will prove successful, or that it will be able to generate significant revenue, raise additional capital, or operate profitably.

ReserveOne’s planned digital asset holdings are informed by assets expected to be included in the Strategic Bitcoin Reserve and the U.S. Digital Asset Stockpile — anticipated to comprise Bitcoin, Ethereum, Solana, XRP, and Cardano. However, the Strategic Bitcoin Reserve has not yet been established and may never be implemented as contemplated, and there is currently no public disclosure of assets held in the U.S. Digital Asset Stockpile. ReserveOne’s allocation decisions are primarily based on free-float capitalization with a strategic tilt toward assets offering higher estimated net yields, and do not depend on the timing, scale, or administration of these government programs. Accordingly, even if these programs are delayed, modified, or never implemented, ReserveOne could execute its asset allocation strategy.

However, if the assets ultimately reported to be held by these government programs differ materially from current expectations, ReserveOne may reconsider aspects of its strategy. Any such changes could negatively impact ReserveOne’s business, including by increasing costs, delaying execution, or requiring adjustments to its investment approach. In addition, ReserveOne’s asset universe may evolve as new legislation, government disclosures, and market opportunities emerge. For more details, see “Information about ReserveOne — Business — Treasury Strategy.”

If ReserveOne cannot execute its business plan as expected, or if expenses exceed estimates, it may need to materially modify its strategy or cease operations altogether. Given its lack of operating history, there can be no assurance that ReserveOne will generate sufficient revenue to offset these losses or achieve profitability. Failure to address these risks will likely result in business failure. Any investment in ReserveOne is therefore highly speculative and could result in the loss of your entire investment.

ReserveOne’s lack of operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties ReserveOne faces as an early stage company with no operating history. If ReserveOne does not successfully address these risks, its business, prospects, operating results and financial condition will be materially and adversely harmed. ReserveOne has no operating history on which investors can base an evaluation of its business, operating results and prospects. It is difficult to predict ReserveOne’s future revenues and appropriately budget for its expenses, and ReserveOne has limited insight into trends that may emerge and affect its business. In the event that actual results differ from ReserveOne’s estimates or ReserveOne adjusts its estimates in future periods, ReserveOne’s operating results and financial position could be materially affected.

If we are considered a “shell company” by Nasdaq, another stock exchange, or the SEC, we may face additional listing requirements and restrictions that could adversely affect the liquidity and marketability of our securities following the Business Combination.

Prior to the Business Combination, M3-Brigade is a “shell company” as defined under SEC rules, and we expect to be considered the successor to a shell company after the Business Combination. Companies that become public through a business combination with a shell company — including a De-SPAC transaction — may be subject to heightened listing conditions and regulatory scrutiny under stock exchange rules and federal securities laws. In addition, as ReserveOne is a newly formed entity with no operating history and limited assets prior to the Business Combination, it may also be viewed as having characteristics of a shell company under SEC and Nasdaq rules.

Nasdaq and other exchanges generally require a special purpose acquisition company, such as M3-Brigade, to complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the deposit account (excluding any deferred underwriters fees and taxes payable on the income earned on the deposit account) at the time of the agreement to enter into the initial combination. Given that ReserveOne has no operating history and limited assets prior to the Business Combination, there could be increased scrutiny by Nasdaq in connection with Pubco’s initial listing application.

In addition, companies that complete a reverse merger with a shell company are required to satisfy additional listing criteria. These may include completing a one-year “seasoning period” of trading on an over-the-counter or other regulated market, filing all required SEC reports with audited financial statements, and maintaining the required minimum share price for a sustained period before applying for uplisting. These requirements do not apply if the company conducts a firm commitment underwritten public offering with gross proceeds of at least $40 million or if the reverse merger occurred at least five years earlier and the company has filed at least four annual reports with audited historical financial information.

If we do not satisfy these additional conditions, or if we are deemed to remain a shell company, we may be unable to list Pubco Class A Common Stock on a national securities exchange as and when planned, or we may be subject to delays or limitations on our listing. In addition, our status as a shell company successor could restrict our ability and that of our stockholders to rely on certain rules and forms for future offerings, sales, or resales of our securities, potentially limiting our access to capital markets and liquidity for our shares. No assurance can be given that brokerage firms will be willing to facilitate secondary offerings of our securities.

Any of these factors could materially and adversely affect the liquidity, marketability and trading price of the Pubco Class A Common Stock following the Business Combination.

We are in the process of developing and launching a business strategy that may not lead to a successful business or achieve steady adoption in the market.

As a newly formed company, we are in the process of developing, testing, and preparing for the launch of our operations.

As we invest substantial resources into various areas of our business, there is no guarantee that we will successfully execute on our business strategy. Additionally, the legal and regulatory frameworks applicable to our business may be complex and subject to change.

We may also navigate risks of potential non-compliance with relevant laws concerning our business strategy, which could consequently lead to legal liability. This could involve legal proceedings, investigations, and potentially result in fines, penalties, and other sanctions. These challenges could materially affect our business, its financial condition, as well as our operations and reputation.

Our strategy may not maximize short-term or medium-term financial results.

We expect to take, actions that we believe to be in the best interests of our stockholders and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These may include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to us. Being subject to SEC rules and regulations may also limit our ability to expand our asset allocation or otherwise execute on our business strategy, which may result in us missing material opportunities to generate revenue. We may also make acquisitions or investments that may be highly speculative in nature and in some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. Additionally, management decisions regarding capital allocation, such as increasing the amount of assets, may not always yield the expected economic benefits. These decisions may not be consistent with the short-term and medium-term expectations of our shareholders and may not produce the long-term benefits that are expected, which could have an adverse effect on our business, operating results, and financial condition.

Uncertainty in net yield estimates, regulatory, governance limitations and alignment with U.S. government interests may adversely affect our treasury management strategy.

A portion of our treasury allocation will be determined by estimated net yields, which influence both the weight between Bitcoin and Alternative Coins and the allocation within the Alternative Coins category. These estimates are inherently uncertain and may be affected by inaccurate assumptions, incomplete or outdated data, changes in network protocols, counterparty performance, or market volatility. While rebalancing is expected to be infrequent, delays in responding to yield changes, liquidity shifts, regulatory actions, or market disruptions could impair returns and increase volatility.

Although material investment decisions are documented, rebalancing and other ongoing portfolio management activities may receive less oversight from the Investment Committee. This could reduce transparency into day-to-day allocation changes and hinder timely risk management interventions. In addition, the absence of a formal asset allocation policy may result in inconsistent asset composition, making it more difficult for investors to assess our risk profile or hold management accountable for deviations from our stated approach.

Our investable universe also prioritizes themes aligned with U.S. government interests, such as proposals for a Strategic Bitcoin Reserve or Digital Asset Stockpile. While this alignment may create strategic advantages, it also increases our exposure to political shifts, legislative delays, changes in regulatory priorities, or adverse policy developments that could limit available investment opportunities or materially alter the risk-reward profile of our holdings. This is especially heightened since digital assets may be held by a variety of governments and actors, not solely the U.S. government.

These factors, individually or in combination, could lead to suboptimal capital deployment, unintended exposures, reduced returns, and allocations misaligned with investor expectations.

We may be unable to execute our treasury strategy, which will be driven by our IPS, effectively, which could expose us to operational, financial, and market risks.

In accordance with the IPS (as defined below), excess cash assets may be allocated to digital assets, including Bitcoin, depending on market conditions and working capital requirements. The execution of our treasury policy in accordance with the IPS will require us to develop and maintain robust internal controls, counterparty diligence procedures, and infrastructure for trading, custody, and risk oversight.

As a newly formed company with no operating history, we may face significant challenges in implementing these systems and processes in a reliable and scalable manner. Our ability to access regulated exchanges or reputable over-the-counter (OTC) desks, assess counterparty risk, and manage transaction costs such as spreads, custody fees, and execution slippage may be limited by market fragmentation, evolving regulation, or operational constraints. In addition, it is possible that we may from time to time adjust our holdings as necessary to avoid us being considered an “investment company” under the Investment Company Act. For more details, see “— Holdings of digital assets will be adjusted as necessary to avoid ReserveOne being considered an ‘investment company’ under the Investment Company Act.”

If we are unable to implement our treasury policy as planned, or if execution is delayed, inefficient, or exposed to security or compliance failures, we may be unable to effectively deploy our capital in line with our strategic objectives. This could impair our liquidity, financial performance, and credibility with investors.

Our treasury strategy will expose us to counterparty risk, including the risk of non-performance due to a counterparty’s inability or refusal to perform because of a deterioration in its financial condition and liquidity or for any other reason.

We expect that our treasury strategy which involves purchasing and securely holding digital assets, will expose us to the risk of non-performance by counterparties, whether contractual or otherwise. This risk includes the possibility that a counterparty may be unable or unwilling to perform due to financial distress, regulatory issues, or other disruptions. For example, any execution partners, custodians, or other counterparties we may engage in the future could fail to perform in accordance with our agreements, which could result in the loss of digital assets, lost income opportunities, or other losses.

Our primary counterparty risk with respect to our future crypto holdings would be the performance of custodians under any custody arrangements we may enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions, and other events involving companies operating in the digital asset industry have highlighted the actual and perceived counterparty risks associated with digital asset ownership and trading. While these events have not directly affected us to date, they demonstrate the risk that a custodian or other counterparty could become insolvent or fail to safeguard assets properly, and that legal outcomes in such scenarios may be uncertain.

Although we expect that any custodians we use will be subject to regulatory regimes designed to protect customers in the event of insolvency, no assurance can be given that our digital assets would not become part of a custodian’s insolvency estate if that custodian enters bankruptcy, receivership, or similar proceedings. In addition, if we pursue strategies to generate yield or other income using our crypto holdings in the future, we would assume further counterparty risk.

Any significant non-performance by counterparties, including in particular any future custodians of our digital assets, could have a material adverse effect on our business, prospects, financial condition, and operating results.

We will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including other digital asset treasury companies, public companies with significant holdings in digital assets and ETFs and ETPs for cryptocurrencies and other digital assets. Our business, operating results, and financial condition may be adversely affected if we are unable to compete effectively.

We expect to face direct competition from other digital asset treasury companies that are focused on acquiring, managing, and monetizing digital assets reserves. Many of these competitors may have longer operating histories, established reputations, larger capital bases, and deeper relationships with institutional investors, counterparties, and service providers. They may also have more developed risk management, trading, and custody infrastructures, enabling them to achieve better execution, lower costs, or enhanced yields on their digital asset portfolios. As a newly established company, we may be at a disadvantage in competing for investor attention, strategic partnerships, and other opportunities in the digital asset treasury sector, which could adversely affect our ability to scale our operations and achieve our strategic objectives.

This competitive landscape also includes existing public companies that have shifted their corporate strategy to include the acquisition and long-term holding of digital assets as part of their treasury management. These companies may already have established shareholder bases, strong balance sheets, and investor recognition, which could give them a competitive advantage in attracting capital from investors seeking digital asset exposure. To the extent such companies increase their digital asset allocations or market themselves as digital asset treasury vehicles, they may be perceived as more stable or familiar options relative to ReserveOne, potentially limiting investor demand for our securities and adversely affecting our market performance.

Furthermore, investors have multiple regulated ways to access Bitcoin and other digital assets, including spot Bitcoin exchange-traded products (“ETPs”) and exchange-traded funds (“ETFs”), spot ether ETPs, futures-based ETFs, leveraged crypto futures ETFs, and similar products offered globally. These vehicles provide investors with direct or synthetic exposure under well-established regulatory frameworks and tax regimes, and many investors are familiar with their structures. Historically, U.S. investors seeking digital asset exposure faced limited options and often relied on “hosted” or “unhosted” wallets or private placement vehicles, which sometimes traded at significant premiums due to the scarcity of alternatives. However, recent SEC approvals have expanded access: spot Bitcoin ETPs began trading on U.S. exchanges in January 2024 with significant volume, followed by spot Ether ETPs in July 2024. These spot ETPs, along with futures-based ETFs, leveraged crypto futures ETFs, and comparable global offerings, now provide investors with multiple regulated pathways to gain direct or synthetic exposure to Bitcoin and other digital assets.

Once Pubco Class A Common Stock is publicly traded, some investors may view it as an alternative means of gaining exposure to Bitcoin and other digital assets. However, ReserveOne is an operating company with a broader business strategy that includes holding and actively managing a diversified portfolio of digital assets. It is not a passive investment vehicle. As a result, our structure is novel compared to traditional ETPs and ETFs and may be less familiar to investors. It may take time for the market to understand and accept our approach, and some investors may prefer simpler, more familiar vehicles that more directly track digital asset prices and benefit from established regulatory and tax treatment. Depending on how we are perceived relative to these competing vehicles, including spot and futures ETPs, futures-based ETFs, leveraged ETFs, and similar offerings, the market price of our securities may trade at a premium or discount relative to the value of our digital asset holdings. As a result, the increased availability of regulated investment vehicles for Bitcoin and other digital assets, combined with the novelty of our structure, could materially and adversely affect the market price of our listed securities.

We expect to engage in tactical asset utilization, institutional crypto lending, validator-grade staking, and insurance opportunities, which involve complex operational, technical, and regulatory challenges that may affect our ability to implement these activities successfully.

We expect to engage in cryptocurrency-related activities in the future, which may include tactical asset utilization strategies, institutional crypto lending, and validator-grade staking, all of which are subject to complex and evolving regulation. We may be unable to implement these aspects of our business plan as intended due to operational challenges, significant competition, and regulatory requirements.

Tactical asset utilization may involve deploying digital assets in decentralized finance (“DeFi”) protocols, providing liquidity, or pursuing other yield-generating opportunities to enhance returns on our reserves. Institutional crypto lending would require us to lend assets to vetted institutional borrowers, manage counterparty and collateral risk, and maintain robust credit and liquidity risk controls. Validator-grade staking generally involves locking crypto tokens (such as Ethereum or Solana) to support transaction validation and network security, earning staking rewards in return. Insurance opportunities would require Bitcoin to be posted as collateral, with insurance contracts varying in length and may range up to 12-18 months or longer.

Each of these activities involves significant technical and operational demands, including secure custody, continuous monitoring, sophisticated risk management, and specialized expertise that we would need to develop or acquire. For example, staking operations require secure validator infrastructure and key management to avoid slashing penalties or loss of staked assets, while lending activities require rigorous borrower diligence, collateral oversight, and effective enforcement mechanisms. Tactical asset utilization, particularly in decentralized finance, may expose us to additional technology vulnerabilities, hacking risks, or smart contract failures.

In addition, we expect to compete with financial institutions, fintech companies and other market participants that are highly specialized in digital asset lending, staking and insurance, with established customer relationships, deep product knowledge and mature compliance infrastructures. Successfully competing with these specialized firms may be challenging, particularly as we build our presence and reputation in these areas from the ground up.

These activities are also subject to overlapping and evolving federal, state, and foreign legal and regulatory frameworks, including securities and commodities laws, lending and money transmission rules, anti-money laundering obligations, and tax treatment of staking rewards and yield income. Changes in regulatory interpretations, new compliance obligations, or heightened enforcement could increase costs or restrict our ability to operate these activities as planned. Any failure to maintain effective compliance controls could result in fines, penalties, reputational harm, or the need to materially modify or discontinue these strategies. There can be no assurance that these activities will generate the expected returns or that we will be able to implement them successfully. Any failure or delay in executing these strategies could materially adversely affect our business, financial condition, and results of operations.

Furthermore, ReserveOne may also seek to deploy a portion of our digital assets in activities that fall outside of staking, lending and insurance. Such opportunities may depend on evolving U.S. legislation and regulation to unlock future potential uses of such assets. There can be no assurance that any such regulatory changes will occur within the anticipated timeframe, or at all, or that they will be favorable to our business. In addition, any new activities may involve novel or untested business models, expose us to heightened operational, market, cybersecurity, and legal risks, and require significant investments of capital and resources without any guarantee of profitability. If applicable laws or regulations restrict, delay, or prohibit our participation in such activities, or if these opportunities fail to achieve commercial viability, our growth prospects, results of operations, and financial condition could be materially and adversely affected.

Validators may suffer losses due to staking, or staking may prove unattractive to validators, which could make the Ethereum and Solana network less attractive.

Validation on the Ethereum network requires ether to be transferred into smart contracts on the underlying blockchain networks not under our or anyone else’s control. If the Ethereum network source code or protocol fail to behave as expected, suffer cybersecurity attacks or hacks, experience security issues, or encounter other problems, such assets may be irretrievably lost. The Ethereum network imposes three types of sanctions for validator misbehavior or inactivity, which would result in a portion of their staked ether being destroyed or “burned”: penalties, slashing and inactivity leaks. A validator may face penalties if it fails to take certain actions, such as providing a timely attestation to a block proposed by another validator. Under this scenario, a validator’s staked ether could be burned in an amount equal to the reward to which it would have been entitled for performing the actions. A more severe sanction (i.e., “slashing”) is imposed if a validator commits malicious acts related to the proposal or attestation of blocks with invalid transactions. Slashing can result in the validator having a portion of its staked ether immediately confiscated, withdrawn or burned by the network, resulting in losses to them. After this initial slashing, the validator is queued for forceful removal from the Ethereum network’s validator “pool,” and more of the validator’s stake is burned over a period of approximately 36 days with the exact amount of ether burned and time period determined by the network regardless of whether the validator makes any further slashable errors, at which point the validator is automatically removed from the validator pool. Staked ether may also be burned through a process known as an “inactivity leak,” which is triggered if the Ethereum network has gone too long without finalizing a new block. For a new block to be successfully added to the blockchain, validators that account for at least two-thirds of all staked ether must agree on the validity of a proposed block. This means that if validators representing more than one-third of the total staked ether are offline, no new blocks can be finalized. To prevent this, an inactivity leak causes the ether staked by the inactive validators to gradually “bleed away” until these inactive validators represent less than one-third of the total stake, thereby allowing the remaining active validators to finalize proposed blocks. This provides a further incentive for validators to remain online and continue performing validation activities. Within the post-Merge Ethereum network, as part of the “activating” and “exiting” processes of staking, staked ether will be inaccessible for a variable period of time determined by a range of factors, including network congestion, resulting in potential inaccessibility during those periods. “Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the Ethereum network’s proof-of-stake consensus protocol. “Exit” is the request to exit from the active set and no longer participate in the Ethereum network’s proof-of-stake consensus protocol. As part of these “activating” and “exiting” processes of staking on the Ethereum network, any staked ether will be inaccessible for a period of time. The duration of activating and exiting periods are dependent on a range of factors, including network conditions. However, depending on demand, un-staking can take between hours, days or weeks to complete. Furthermore, the Ethereum network requires the payment of base fees and the practice of paying tips is common, and such fees can become significant as the amount and complexity of the transaction grows, depending on the degree of network congestion and the price of ether. Any cybersecurity attacks, security issues, hacks, penalties, slashing events, or other problems could damage validators’ willingness to participate in validation, discourage existing and future validators from serving as such, and adversely impact the Ethereum network’s adoption or the price of ether. Any disruption of validation on the Ethereum network could interfere with network operations and cause the Ethereum network to be less attractive to users and application developers than competing blockchain networks, which could cause the price of ether to decrease. The limited liquidity during the “activation” or “exiting” processes could dissuade potential validators from participating, which could interfere with network operations or security and cause the Ethereum network to be less attractive to users and application developers than competing blockchain networks, which could cause the price of ether to decrease.

On the other hand, validation on the Solana blockchain and any digital asset network, including the Solana peer-to-peer network (“Solana Network”) requires Solana to be transferred into smart contracts on the underlying blockchain networks not under our or anyone else’s control. If the Solana Network source code or protocol fail to behave as expected, suffer cybersecurity attacks or hacks, experience security issues, or encounter other problems, such assets may be irretrievably lost. In addition, the Solana Networks dictate requirements for participation in validation activity, and may impose penalties, if the relevant activities are not performed correctly. The Solana Network sanction (i.e., “slashing”) is imposed if a validator commits malicious acts related to the validation of blocks with invalid transactions. On the Solana Network, slashing generally operates by social consensus, rather than being automatically hardwired into the protocol’s code. The Solana community generally aspires to slash 100% of staked assets in cases where a Solana node is maliciously trying to violate safety rules and 0% during routine operation. There is currently no automatic slashing in the Solana Network. Rather, for regular consensus, after a safety violation, the Solana Network will halt. The validators will analyze the data prior to the halt and figure out who was responsible and propose that the stake of the malicious actors responsible for the safety violation should be slashed after restart, typically 100%. Separately, as part of the “activating” and “deactivating” or “cooling down” process of staking, staked Solana will be inaccessible for a variable period of time determined by a range of factors, resulting in potential inaccessibility during those periods. “Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the Solana Network’s proof-of-stake consensus protocol. “Deactivating” is the request to exit from the active set and no longer participate in the Solana Network’s proof-of-stake consensus protocol. As part of these “Activating” and “Deactivating” processes of staking on the Solana Network, any staked Solana will be inaccessible for a period of time. The duration of activating and exiting periods are dependent on a range of factors. However, depending on demand, unstaking can generally take two to three days to complete on the Solana Network.

The Solana Network requires the payment of base fees and the practice of paying prioritization fees is common, and such fees can become significant as the amount and complexity of the transaction grows, depending on the degree of network congestion and the price of Solana. Any cybersecurity attacks, security issues, hacks, penalties, slashing events, or other problems could damage validators’ willingness to participate in validation, discourage existing and future validators from serving as such, and adversely impact the Solana Network’s adoption or the price of Solana.

Any disruption of validation on the Solana Network could interfere with network operations and cause the Solana Network to be less attractive to users and application developers than competing blockchain networks, which could cause the price of Solana to decrease. The limited liquidity during the “activation” or “deactivation” processes could dissuade potential validators from participating, which could interfere with network operations or security and cause the Solana Network to be less attractive to users and application developers than competing blockchain networks, which could cause the price of Solana to decrease.

Proof-of-stake blockchains are a relatively recent innovation and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.

Certain digital assets, such as Bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Many newer blockchains enabling smart contract functionality use a newer consensus algorithm known as “proof-of-stake.” While their proponents believe that they may have certain advantages, the “proof-of-stake” consensus mechanisms and governance systems underlying many newer blockchain protocols and their associated digital assets — including those we intend to hold — have not been tested at scale over as long of a period of time or subject to as widespread use or adoption as, for example, Bitcoin’s proof-of-work consensus mechanism has. This could lead to these blockchains, and their associated digital assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants (e.g., validators), technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated digital assets, including our intended assets. Over the long term, there can be no assurance that the proof-of-stake blockchain on which our intended assets rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact the value of our intended assets.

Our exposure to credit risk from our lending and leveraged trading business could result in financial losses and reputational harm.

We may extend credit and leverage to third parties, which exposes us to risk of our borrowers being unable to repay such loans. In addition, such activity results in us being subject to certain lending laws and regulations in the applicable jurisdiction and as a result we may be subject to additional regulatory scrutiny. In the future we may enter into credit arrangements with lenders to obtain more capital. Any termination or interruption in such lenders’ ability to lend to us could interrupt our ability to provide capital to qualified third parties to the extent we rely on such credit lines to continue to offer or to grow such products. Further, our credit approval process, pricing, loss forecasting, and scoring models may contain errors or may not adequately assess creditworthiness of our borrowers, or may be otherwise ineffective, resulting in incorrect approvals or denials of loans. It is also possible that loan applicants could provide false or incorrect information. While we expect to have procedures in place to manage our credit risk, such as conducting due diligence on the third parties we may extend credit to and running stress test simulations to monitor and manage exposures, including any exposures resulting from loans collateralized with digital assets, these procedures may prove to be ineffective or insufficient and we remain subject to risks associated with our borrowers’ creditworthiness and our approval process. Borrower loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, loss rates on loans may increase due to factors such as prevailing market conditions in the digital asset economy, the price of digital assets, which have experienced significant fluctuations, the amount of liquidity in the markets, and other factors. Borrowers may seek protection under federal bankruptcy law or similar laws. If a borrower of a loan files for bankruptcy (or becomes the subject of an involuntary petition), a stay may go into effect that will automatically put any pending collection actions on the loan on hold and prevent further collection action absent bankruptcy court approval. The efficacy of any security interest we may have obtained over third-party collateral is not guaranteed under applicable law or the Uniform Commercial Code and therefore we may be exposed to loss in the event of a third-party default, even if we appear to be secured against such default. While we have not incurred any material losses as a result of third-party default to date, if any of the foregoing events were to occur, our reputation and relationships with borrowers, and our financial results, could be harmed. We intend to continue to explore other products, models, and structures for offering commercial financing, and other forms of credit and loan products. Some of those models or structures may require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed.

We expect to engage in DeFi activities and may suffer losses if the DeFi protocols, or our activities thereon, do not function as expected.

We expect to engage in various DeFi activities. DeFi protocols achieve their purposes through self-executing smart contracts. Some of these DeFi protocols allow users to, for example, transfer digital assets to a pool from which other users can borrow without requiring an intermediate party to facilitate these transactions. Digital assets transferred to a pool generally earn interest to the lender, based on the rates at which borrowers repay the loan, and can generally be withdrawn with no restrictions. However, these DeFi protocols pose heightened regulatory concerns and are subject to various risks, including the risk that the underlying smart contract is insecure, the risk that borrowers may default and the lender will not be able to recover its digital assets, the risk that any underlying collateral may experience significant volatility, and the risk that certain core developers with protocol administration rights can make unauthorized or harmful changes to the underlying smart contract. If any of these risks materialize, our digital assets in these DeFi protocols may be adversely impacted and we may lose some or all of our digital assets.

Our private market investments strategy will expose us to the risks inherent in investing in early and growth-stage businesses, which could result in significant losses.

As part of our business plan, we expect to allocate a portion of our reserves, up to a targeted maximum of 10% of net asset value, to investments in private assets, including private equity investments and early and growth-stage digital asset businesses, including through tokenized offerings and similar structures. These investments are inherently speculative and subject to many risks, including significant volatility, intense competition, rapid technological change, regulatory uncertainty, and dependence on continued access to capital.

Many of the companies we may invest in will have narrow product lines, limited operating histories, or small market shares, making them more vulnerable to changing market conditions, competitive pressures, technological obsolescence, regulatory developments, and broader economic downturns than more mature companies. Revenues, cash flows, and valuations for these companies can fluctuate suddenly and dramatically. If rated by a credit agency, such companies would typically be rated below investment grade.

In addition, high-growth digital asset businesses and protocols often rely heavily on venture capital and private equity investors for follow-on funding to scale operations or reach profitability. If these private equity funds or venture capital firms face challenges raising or deploying capital, or if their own limited partners reduce funding commitments, this could limit the ability of our portfolio companies to secure needed financing, increasing their risk of failure and our risk of loss.

Furthermore, when participating in private market transactions, particularly alongside established private equity sponsors, we may be at a disadvantage in negotiating terms due to their deeper experience, access to information, and long-standing relationships within the private capital ecosystem. These counterparties may secure preferential terms regarding registration rights, board representation or exit fees that are not made available to us. As a result, we could be exposed to greater downside risk relative to other investors in the same capital structure, which could materially and adversely impact the performance of our private asset portfolio.

Some of the businesses we back may also require additional capital if operating cash flows prove insufficient to fund expansion, product development, or regulatory compliance. Such capital may not be available on favorable terms, or at all, especially during periods of adverse market conditions or heightened regulatory scrutiny. If these companies are unable to raise needed funds, repay debt, or otherwise meet performance expectations, we may be forced to write down or write off our investment, which could materially and adversely affect our financial condition, results of operations and the value of our securities.

If we change our currently intended business strategy, we may allocate a much greater portion (or all) of our reserves to private market investments or to otherwise fund acquisition opportunities. See “— Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.”

We will operate in a highly competitive and inherently uncertain market for private investment opportunities, which may expose us to additional risks.

As part of our strategy, we plan to opportunistically deploy up to 10% of our net asset value to invest in private businesses. We will compete for these opportunities with well-capitalized venture capital funds, digital asset investment firms, private equity funds, crypto-native decentralized autonomous organizations and other investors with established reputations, technical expertise, and proprietary access to early-stage deal flow.

These investments involve significant additional risks, including limited liquidity and long holding periods, a high rate of failure among start-ups, valuation challenges, and the potential for concentrated losses. Start-ups and token projects may underperform or fail entirely, and it may be difficult to realize returns on our investments within a reasonable timeframe or at values consistent with our internal marks.

In addition, tokenized venture investments may present unique regulatory risks if the relevant tokens are later deemed to be securities or otherwise run afoul of evolving digital asset rules, which could affect our ability to hold, transfer or exit such investments.

Investments in early-stage businesses may also expose us to reputational risks if these ventures experience governance failures, security breaches, or public controversy. Moreover, allocating capital to these investments reduces capital available for our core reserve strategy and may introduce added volatility into our financial results.

Any inability to source, structure, monitor and exit these venture investments in a prudent manner, or to compete effectively with better-positioned market participants, could materially adversely affect our business, results of operations, financial condition and the performance of our reserves.

The pursuit of acquisitions, strategic investments and partnerships as part of our growth strategy may expose us to numerous risks and uncertainties that could adversely affect our business, financial condition, and results of operations

We intend to pursue acquisitions, strategic investments and partnerships as part of our growth strategy. These transactions involve numerous risks and uncertainties that could adversely affect our business, financial condition, and results of operations, including:

•        difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

•        not achieving the anticipated benefits of acquisitions or investments, such as revenue growth, cost savings, or market expansion;

•        diversion of management’s attention, potentially impacting day-to-day operations and strategic initiatives;

•        risks of entering markets in which we have limited prior experience;

•        increases in our expenses and working capital requirements; and

•        exposure to new regulatory requirements or liabilities associated with the acquired business.

There can be no assurance that our acquisition and investment strategy will be successful or that any transaction will deliver the expected benefits. If we fail to execute this strategy effectively, our growth prospects and financial results could be materially and adversely affected.

Our principal assets will be digital assets. Digital assets are highly volatile assets, and our operating results may significantly fluctuate, including due to the highly volatile nature of the price of digital assets and erratic market movements.

A core element of our business plan is to hold and actively manage a diversified portfolio of digital assets that are informed by the policy objectives of the Strategic Bitcoin Reserve and the U.S. Digital Asset Stockpile, as well as the digital assets currently anticipated to be held by these programs, including Bitcoin, Ethereum, Solana, XRP, and Cardano. The prices of digital assets have historically been subject to extreme volatility and sudden market movements driven by investor sentiment, macroeconomic conditions, regulatory developments, and technological changes. For example, during 2024, Bitcoin traded below $38,000 and above $106,000 per Bitcoin on Coinbase, and prices were significantly lower in prior periods. Similar fluctuations or severe price declines may occur in the future. Our financial results and the value of our digital asset holdings could be adversely affected by many factors, including:

•        decreased user and investor confidence in digital assets due to negative media coverage, regulatory enforcement actions, bankruptcies or fraud involving other market participants;

•        large sales or liquidations of digital assets by significant holders, including governments disposing of seized assets;

•        market manipulation or perceived manipulation of spot or derivative markets for digital assets;

•        security breaches, hacks or technological failures affecting crypto protocols or major trading venues;

•        negative public perception of crypto’s use in illicit activities or its environmental impact;

•        increased competition from other digital assets, stablecoins, or central bank digital currencies;

•        protocol changes or failures, such as forks, bugs, or issues that affect speed, scalability, or security;

•        changes in macroeconomic conditions, monetary policy, interest rates, or global political instability;

•        regulatory or legislative developments that limit the trading, ownership, or use of digital assets; and

•        advancements in technologies such as quantum computing that may render current cryptographic protections obsolete.

Furthermore, unlike traditional income-producing assets, most digital assets do not generate interest or dividends on their own. Although we intend to implement active portfolio management and yield generation strategies to help mitigate volatility and generate income, these strategies are untested at the scale and structure we propose and may expose us to additional risks, including counterparty, liquidity, and market risks.

The market value of our digital asset holdings will have a direct and significant impact on our financial condition, results of operations, and the market price of our securities. Significant declines in digital asset prices, or poor performance of our portfolio management strategies, could materially and adversely affect our net asset value and reported results.

In addition, our digital asset reserve strategy has not been tested. If digital asset prices decline materially, or if our strategies do not perform as anticipated, our business, financial condition, and the market price of our securities could be materially and adversely affected.

Bitcoin and other digital assets are novel assets, which will expose us to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect our financial position, operations and prospects.

Bitcoin and other digital assets are relatively novel and are subject to significant legal and regulatory uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin or the ability of individuals or institutions such as ours to own or transfer such assets.

Regulatory and enforcement actions, or the absence thereof, could materially impact digital asset markets. For example, within the past several years:

•        in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency, but has since dismissed its action against Binance Holdings Ltd. and dismissed its enforcement action against Coinbase, Inc.; and

•        in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency. In March 2025, the SEC agreed to dismiss its lawsuit against the cryptocurrency exchange Kraken.

Such shifts in enforcement tone, in addition to ongoing actions by state and foreign authorities, may reshape investor sentiment and the legal landscape, contributing to the uncertainty.

Furthermore, the U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as ours to own or transfer Bitcoin. Notable developments include:

•        Enactment of the GENIUS Act, bipartisan stablecoin legislation relating to authorized and fully asset-backed stablecoin tokens;

•        The U.S. House of Representatives passed the CLARITY Act, which would clarify that many digital assets purchased in secondary transactions are commodities and not securities;

•        President Trump signed an executive order titled “Establishment of the Strategic Bitcoin Reserve and United States Digital Asset Stockpile,” which informs our business strategy, including the acquisition of digital assets currently anticipated to be held by the Strategic Bitcoin Reserve, once established, and the U.S. Digital Asset Stockpile, including Bitcoin, Ethereum, Solana, XRP, and Cardano;

•        In January 2025, the SEC announced the formation of a “Crypto Task Force,” which will seek to provide clarity on the application of U.S. securities laws to the digital asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

•        The European Union adopted Markets in Crypto-Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like Bitcoin;

•        In June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets;” and

•        In China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, nor how new legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or the value of digital assets generally, including Bitcoin specifically. Any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of Bitcoin, our ability to hold or transact in Bitcoin, and, in turn, the market price of Pubco’s listed securities.

Moreover, the risks of pursuing a Bitcoin and digital asset strategy are relatively novel and could create complications due to the lack of experience that third parties have with companies pursuing such a strategy, the absence of industry precedent, or limited institutional infrastructure for our operating model. These factors may lead to increased costs of director and officer liability insurance or challenges in obtaining such coverage on acceptable terms in the future.

The Convertible Notes will be secured by a pool of our Bitcoin holdings, and we may incur additional indebtedness or enter into other financial instruments in the future that are collateralized by our other cryptocurrency holdings. We may also consider strategies to generate income or otherwise raise funds using our cryptocurrency holdings. Such cryptocurrency-related transactions are subject to enhanced regulatory oversight. Any transactions beyond simply acquiring and holding cryptocurrencies may expose us to additional compliance obligations and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

The growth of the digital assets industry, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and remains highly uncertain. The pace of global adoption may depend on factors such as public familiarity with digital assets, ease of access to Bitcoin, institutional demand for Bitcoin as an investment asset, participation of traditional financial institutions in the digital assets industry, consumer interest in Bitcoin as a store of value or payment method, and the availability and popularity of alternative digital assets. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term.

Because Bitcoin exists only as a record of transactions on its blockchain, various technical factors could also affect its price. These include malicious activity by miners, insufficient mining fees to incentivize transaction validation, hard forks resulting in multiple blockchains, and advances in digital computing, algebraic geometry, or quantum computing that could compromise the integrity of the Bitcoin blockchain.

Bitcoin’s liquidity and public perception may also suffer if financial institutions restrict or deny banking services to businesses that hold, accept, or provide services related to Bitcoin. Such actions could decrease its market price. For example, the February 2023 “Interagency Liquidity Risk Statement” issued by U.S. banking regulators warned of contagion risks associated with servicing digital assets customers. Similar regulatory actions have previously resulted in or contributed to reduced access to banking services for Bitcoin-related entities and diminished the willingness of traditional financial institutions to participate in digital assets markets. Bitcoin’s liquidity may further be impacted if changes in applicable laws and regulatory requirements hinder the ability of exchanges and trading platforms to offer services for Bitcoin and other digital assets.

A significant decrease in the market value of our digital assets holdings could adversely affect our ability to satisfy our financial obligations.

Upon consummation of the Business Combination, we will have $250,000,000 in aggregate amount of Convertible Notes outstanding. Our ability to satisfy our obligations under the Convertible Notes may be adversely affected by a decline in the value of our digital asset holdings. As digital assets constitute the vast majority of the assets on our balance sheet, a significant drop in their market value could weaken our balance sheet and reduce the collateral available for any secured financing. These risks may be heightened during periods when the digital assets are trading below their carrying value on our most recent balance sheet or our cost basis. The inherent volatility of the pricing of digital assets also increases the difficulty of financial planning and may complicate our ability to meet fixed obligations, including payments under the Convertible Notes.

Such a decline could also impair our ability to raise additional capital on favorable terms or at all. The value of our digital asset holdings may influence investor sentiment, our perceived creditworthiness and our access to capital markets. Any sustained downturn in digital asset prices or general negative sentiment toward the digital asset market could limit our ability to obtain equity or debt financing needed to meet our obligations under Convertible Notes.

If we are unable to raise sufficient capital, we may be required to sell digital assets to satisfy our obligations, and we may be forced to do so at prices below our cost basis or in unfavorable market conditions. These sales could further impair our financial condition and may be viewed by the market as a sign of financial distress. In addition, a material decline in the value of our digital asset holdings could impair our ability to comply with financial covenants contained in the Convertible Notes, and any resulting default could have a material adverse effect on our ability to satisfy our obligations thereunder. Any default on our current or future indebtedness may have a material adverse effect on our financial condition.

Our holdings of digital assets will be less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for ReserveOne.

We intend to be a digital reserve that holds Bitcoin as its primary asset. Historically, the Bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Bitcoin at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our Bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, Bitcoin we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Bitcoin or otherwise generate funds using our Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly.

If we are unable to sell our Bitcoin, enter into additional capital raising transactions using Bitcoin as collateral, or otherwise generate funds using our Bitcoin holdings, or if we are forced to sell our Bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We expect to face risks relating to the custody of our digital assets once we acquire them. If we or any future third-party custodians or service providers experience a security breach or cyberattack, or if private keys are lost or destroyed, we may lose some or all of our digital assets, which could materially and adversely affect our financial condition and results of operations.

Once we begin to acquire and hold digital assets, we expect to use regulated custodians and other third-party service providers to safeguard the private keys required to access and transfer those assets. We have not yet entered into any custodial or similar arrangements (except for the Coinbase Prime Broker Agreement (as defined below)) and may not be able to do so on terms we consider favorable. We may rely on one or a limited number of custodians at any given time, which could increase our exposure to a single point of failure. If suitable custodial services become less available due to market or regulatory developments, we may need to use arrangements that involve greater operational or credit risk, and our ability to diversify custody may be limited.

We do not expect to maintain insurance coverage of our digital assets, which will be held in custody by our custodians. Therefore, a loss may be suffered with respect to our digital assets that is not covered by insurance and for which no person is identified as liable in damages, which could adversely affect our operations and, consequently, an investment in us. Our future custodians may maintain a certain insurance coverage of such types and amounts as they assert to be commercially reasonable for their custodial services provided under our custody agreements with them, including certain commercial crime insurance of limited aggregate principal amount which covers losses stemming from fraud, security breach, hack and asset theft. However, such insurance coverage may be insufficient to protect us against all losses of our digital assets held in custody with our custodians, whether or not stemming from security breaches, cyberattacks or other types of unlawful activity. Any recovery may be limited and may not fully compensate us for the value of any lost or stolen assets. Therefore, a loss may be suffered with respect to our digital assets that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us.

Digital assets are controllable only by the possessor of both the public key and the private key(s) associated with the digital wallet in which they are stored. While public keys must be disclosed to complete blockchain transactions, private keys must be kept secure and confidential. If private keys are lost, destroyed, or otherwise compromised and no backup is available, we would permanently lose access to the corresponding digital assets. We cannot guarantee that any future digital wallets or the wallets of our custodians will not be compromised by cyberattacks or other malicious activities. The Bitcoin blockchain and other blockchain technologies have experienced, and may in the future experience, security breaches, hacking incidents, or other malicious activities, which could result in the loss or theft of our digital assets.

The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft, loss or destruction.

Digital assets such as Bitcoin are typically controlled through private cryptographic keys. If these keys are lost, destroyed, stolen or misappropriated, the affected digital assets may be permanently inaccessible. Unlike traditional financial assets held with regulated intermediaries, digital assets generally do not benefit from statutory or contractual protections that would provide a clear legal pathway for recovery in the event of theft, fraud, or technical failure. As a result, ReserveOne may have limited or no practical recourse to recover lost or stolen digital assets, even through litigation.

In addition, insurance coverage for digital assets remains limited and highly specialized. While ReserveOne may maintain insurance policies covering certain risks associated with crypto custody or cyber incidents, such policies often contain significant exclusions, may not cover all potential loss scenarios, and may be insufficient to compensate for the full market value of the affected digital assets. Furthermore, there is no industry-wide guarantee fund or government backstop for digital asset losses. If ReserveOne were to experience an uninsured loss of digital assets, it could suffer a material adverse effect on its reserves, financial condition and results of operations.

The networks underlying the digital assets we expect to hold rely on software and programming that is complex, and if this software contains undetected errors, the value of our cryptocurrency reserves and our business could be adversely affected.

The networks underlying the digital assets we expect to hold rely on software that is highly complex. Any errors, bugs or defects discovered in the software on which these networks rely could result in harm to the reputations of these networks, loss of developers or users on those networks, and, in turn, a loss in value of the digital assets we hold. In the past, for example, flaws in the source code for digital assets have been exposed and exploited, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. In addition, the cryptography underlying a cryptocurrency we expect to hold could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to take the digital assets we expect to hold, which would adversely affect our reserves, the value of our securities, and our business.

A compromise of the integrity of the Bitcoin network or other blockchain networks we will rely on, including through a “51% attack” or undue influence over core developers, could adversely affect the value of our digital assets and our business.

The security and reliability of Bitcoin and other digital assets in our expected reserves depend on the decentralized nature and collective computing power of the networks that validate and record transactions. If a malicious actor, mining pool or botnet gains control of more than half of a network’s processing power, it could manipulate the blockchain by reorganizing blocks, double-spending assets, or delaying or blocking transactions. Similarly, a malicious actor could exploit influence over core developers or maintainers to introduce harmful changes to the network’s source code or governance.

Any successful attack or loss of trust in the integrity of a blockchain could lead to significant declines in the market price of affected digital assets, materially harming our reserves, financial condition and the market value of our securities.

We may be unable to effectively react to proposed legislation and regulation of digital assets, which would adversely affect our business.

The scope, timing, and content of future digital asset legislation and rulemaking remain uncertain, and the application of existing laws to Bitcoin and other digital assets continues to evolve. Our intended Bitcoin and digital asset activities would implicate multiple overlapping regulatory, compliance, and legal regimes, which may subject us to heightened scrutiny and increased compliance obligations.

For instance, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. We are committed to acquiring Bitcoin exclusively through entities that are subject to, and compliant with, know your customer and anti-money laundering regulations and related compliance rules in the United States. If we are found to have purchased any of our Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by us may be restricted or prohibited.

Additionally, although we are not structured or operated as a spot Bitcoin ETPs, the scale of our intended Bitcoin holdings and any related activities could attract scrutiny from the SEC or other federal and state regulators. Several spot Bitcoin ETPs have received SEC approval to list and trade on U.S. national securities exchanges with continuous share creation and redemption at net asset value, which has increased regulatory oversight of the broader Bitcoin market.

The Convertible Notes will be secured by a pool of our Bitcoin holdings, and we may incur additional indebtedness or enter into other financial arrangements in the future secured by our other Bitcoin holdings or pursue strategies to generate yield or other income streams from our Bitcoin. Such transactions are subject to heightened regulatory scrutiny and may impose additional compliance requirements under federal and state money services laws, money transmitter licensing regimes, and various commodities and securities laws and regulations.

Events such as the bankruptcy of FTX in November 2022 have intensified regulatory focus on the digital assets industry generally, including trading venues, custodians, and other counterparties we may engage in the future. New laws, shifting interpretations, or enhanced enforcement actions could materially increase our compliance costs or restrict our ability to hold or transact in Bitcoin as contemplated by our business plan. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in Bitcoin.

Furthermore, certain private market participants may take steps to limit exposure to Bitcoin-related businesses due to perceived regulatory or reputational concerns. For instance, an affiliate of HSBC Holdings has prohibited customers of its HSBC InvestDirect retail investment platform from purchasing shares of Microstrategy, Inc.’s class A common stock because its value is linked to Bitcoin. This prohibition may similarly apply to us. Similar measures by other financial institutions or service providers could reduce investor demand for our securities and adversely affect the market price of our listed securities.

Taken together, the emerging and overlapping regulatory landscape for digital assets, combined with the multifaceted nature of our planned Bitcoin strategy, could impose significant compliance costs, constrain our ability to execute our business plan as contemplated, and subject us to increased enforcement risk, any of which could materially and adversely affect our business, financial condition, and results of operations.

Our potential failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

The legal and regulatory framework in which we will operate in is complex, and our governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Our future operating and ethical codes, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the laws of the other countries (for example, the US Foreign Corrupt Practices Act) where we will do business or have a close connection. These laws and regulations may restrict our future operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We anticipate being subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Our potential failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Compliance, on the other hand, often adds cost and complexity to the permitting process and subsequent operations. We will continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar areas. However, there can be no guarantee that our future policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

The status of digital assets as “securities” in any relevant jurisdiction, as well as the status of cryptocurrency-related products and services in general is subject to a high degree of uncertainty and if we are unable to properly characterize such product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results and financial condition.

Although senior SEC officials have stated their view that Bitcoin is not a “security” under U.S. federal securities laws, this position is not binding and could change based on future legislation, judicial interpretation, or regulatory enforcement. Moreover, other digital asset transactions that we may execute in the future could be determined to be offers and sales of “securities” under U.S. federal securities laws or the laws of other jurisdictions. Finally, certain transactions related to digital assets, such as staking and potentially lending, may currently be determined to be an offer and sale of a security.

Regulators, including the SEC, have actively pursued enforcement actions asserting that certain digital assets, products, and services are unregistered securities or securities offerings, which must comply with registration, disclosure, and other requirements under the federal securities laws. If any digital asset we hold, or any related activity we undertake, were determined to constitute an unregistered securities offering, we could be subject to significant penalties and forced to alter or cease such activities.

In addition, if our holdings or activities cause us to be classified as an “investment company” under the Investment Company Act, we would become subject to extensive regulatory requirements and restrictions that could materially increase our compliance costs and limit our operational flexibility. This could materially adversely affect our ability to execute our business strategy as currently contemplated.

Finally, any regulatory determination that certain digital assets are securities could adversely affect the liquidity and market price of those digital assets, including Bitcoin, and in turn negatively impact the value and market price of our listed securities.

Holdings of digital assets will be adjusted as necessary to avoid ReserveOne being considered an “investment company” under the Investment Company Act.

We intend to manage our holdings, operations, and activities to remain outside the scope of the Investment Company Act. To maintain this status, we may be required to adjust the composition, size, or timing of our holdings of digital assets in response to fluctuations in value, changes in our operations, or shifts in regulatory interpretation.

As a result, our cryptocurrency allocation may differ from the composition of the U.S. Strategic Bitcoin Reserve or the U.S. Digital Asset Stockpile, once it is established, despite our business plan being informed by such governmental initiatives. In addition, depending on how applicable laws evolve, certain of our transactions involving digital assets, such as staking or lending, may be determined to involve offers and sales of securities, as the nature of these transactions could affect whether the underlying digital asset is itself considered a security. As a result, future legislative, regulatory, or judicial developments may require us to limit or discontinue such activities.

Such adjustments could lead to tracking differences, investor confusion, or negative market perceptions of our ability to execute our stated strategy. In addition, significant reallocations or asset disposals to preserve Investment Company Act compliance could result in adverse market timing, increased transaction costs, or tax consequences, any of which could adversely affect our business, financial condition, and results of operations.

Legislation that is currently being considered by the U.S. Congress would make most of the digital assets that we intend to hold into commodity interests and could require certain individuals or entities managing our digital assets to be registered as commodity pool operators and commodity trading advisors.

The U.S. House of Representatives has passed the CLARITY Act, which would, among other things, make digital assets that have value due to the blockchain network on which they reside and are acquired in the secondary market into commodity interests instead of securities and would clarify that related staking activities are also not determined to be securities transactions. The U.S. Senate Banking Committee released a discussion draft of digital asset market structure legislation covering issues under the committee’s jurisdiction and that builds on the CLARITY Act. The discussion draft would, among other things, clearly define an “ancillary asset” to clarify which digital assets are not securities, create disclosure requirements, require the SEC to promulgate new rules to exempt certain offers or sales of ancillary assets from SEC registration and tailor existing requirements to digital assets, and prevent illicit finance.

If the digital assets that we hold are deemed to be commodity interests, we could be deemed to be a commodity pool and, unless exemptions are available, its operator would be required to register as a commodity pool operator and its advisor would be required to register as a commodity trading advisor. Commodity pool operators and commodity trading advisors are subject to:

•        registration requirements with the Commodity Futures Trading Commission and membership with the National Futures Association

•        limitations on transactions with registered or duly exempt entities

•        examination by and reporting to the National Futures Association

•        registration and testing obligations for associated persons of the commodity pool operators and commodity trading advisors

•        National Futures Association review of offering materials for their pools

•        specified reports that must be provided to commodity pool participants

•        recordkeeping requirements set out by the Commodity Futures Trading Commission and National Futures Association

•        annual requirements set out by the Commodity Futures Trading Commission and National Futures Association

•        prohibition of loans from ReserveOne to the commodity pool operator or commodity trading advisor

As a result of the above, increased costs may be passed on to investors in ReserveOne if the related manager must comply with the above.

Our process for analyzing whether or not a particular digital asset is offered and sold as a security for purposes of the federal securities laws may not yield results that are consistent with subsequent determinations by the SEC or federal courts, or with similar determinations made by our competitors.

We intend to have procedures in place designed to analyze whether each digital asset that we seek to transact in or hold could be determined as a “security” under the federal securities laws. We expect the responsibility for approving and categorizing new digital assets to be assigned to the Investment Committee composed of senior executives, including our in-house legal counsel, and advised by the legal department. We also intend to require a third-party assessment of a digital asset’s federal securities law status, which may include a legal analysis prepared by external lawyers.

As part of our federal securities law analytical process, we will take into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases and their progeny, as well as reports, orders, press releases, public statements and speeches by the SEC, its commissioners and its staff providing guidance on when a digital asset may be a security for purposes of the federal securities laws. To the extent any such court rulings, reports, orders, press releases, public statements, speeches or other developments we become aware of implicate a digital asset that we have previously determined is not a security, we will endeavor to reassess the federal securities law status of such digital asset. In certain circumstances, our categorization of particular digital assets may change over time in light of new information. For example, if a digital asset which we hold were alleged to be a security in credible private litigation, an SEC enforcement order or in a statement or speech by an SEC official, we would consider any new findings of facts, legal analyses and other circumstances involving such digital asset that are relevant to whether such digital asset is a security, and determine whether our classification of such digital asset should be modified. Conversely, certain digital assets that were once determined by us to be securities may later be re-analyzed based on developing facts and circumstances. Under certain circumstances, we may determine that we have reasonable grounds for concluding that such a digital asset is not a security under the federal securities laws. We will also evaluate any broader impact that such court rulings, reports, orders, press releases, public statements and speeches may have on our overall business strategy, in particular the scope of our trading. We will continue to monitor the U.S. and global regulatory environment, and we expect our process to continuously evolve to take into account case law, facts, and developments in technology, as regulatory guidance evolves. However, because of the inherent uncertainties associated with such an analysis, we acknowledge that a particular digital asset that we transact in or hold may in the future be found by a federal court or alleged by the SEC or a private plaintiff to be a security notwithstanding our prior conclusion, and such prior conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on the presence of a security. We recognize that the application of securities laws to the specific facts and circumstances of digital assets may be complex and subject to change and differing judicial opinions.

We will conduct a re-evaluation of our prior determinations regarding the federal securities law status of a digital asset which we may transact or hold when we become aware of new findings of facts or other changed circumstances implicating such digital asset, and a member of the Investment Committee considers there to be a reasonable likelihood that such development could impact our prior determination with respect to the federal securities law status of such digital asset. In that event, we will re-evaluate such digital asset under our then-current procedures, taking into consideration such new development, before continuing to transact in or otherwise hold such digital asset in a manner that would implicate our compliance with federal securities laws. We may not always re-examine our prior determinations regarding the federal securities law status of the digital assets in which we may transact or hold solely because there has been an update or enhancement to our policies and procedures. Because of this, there is a possibility that a digital asset we have approved for trading under our prior policies and procedures might not gain approval under our policies and procedures as updated or enhanced. If we were to determine, as a result of a re-examination of our prior determination or otherwise, that a digital asset which we have previously determined is not a security is a security, we would take all actions that we deem necessary in order to comply with law, including but not limited to ceasing to invest in such digital asset.

Because of complexities in applying the federal securities laws to digital assets and the fact that different companies doing business in the digital asset industry take varying approaches to digital asset analyses, we expect that competitors may reach different conclusions from us on the securities-law status of a particular digital asset transaction or digital asset category. Although we anticipate that these differences will narrow over time as the SEC and federal courts address the securities-law status of larger numbers of individual digital assets, or as Congress enacts relevant legislation, until that occurs, where competitors conclude that they have the ability to transact in or hold digital assets in ways that we do not permit because of these different conclusions, some competitors may have business and revenue opportunities that are not available to us.

We believe that our process reflects a thoughtful analysis that is reasonably designed to facilitate consistent application of available legal guidance to digital assets to determine whether a particular digital asset is a security under the federal security laws. However, we recognize that the application of securities laws to the specific facts and circumstances of digital asset transactions is complex and subject to change and differing judicial opinions, and therefore legal and regulatory risk will be an inherent feature of our business model until greater legal and regulatory certainty becomes possible. Because our process may be considered “risk based” in the sense that it is not capable of entirely eliminating risks associated with a particular digital asset being found to be a security and because it does not address a state-by-state securities law analysis, and because of the fact that our determinations (and similar determinations by other industry participants) are not binding upon the SEC, any state regulator or attorney general, a private plaintiff, or any federal or state court, we acknowledge that a particular digital asset that we transact in or hold may in the future be found by a federal or state court or alleged by the SEC, a state regulator or attorney general, or a private plaintiff as a security notwithstanding our prior determination. We also acknowledge that the SEC, any state regulator or attorney general, a private plaintiff, or any federal or state court may determine that a digital asset is a security based on factors that are difficult to predict and/or are outside of our control, potentially including the actions of a third-party promoter. In that case, our prior determination, even if reasonable under the circumstances, would not preclude legal or regulatory enforcement action, or lawsuits brought by our clients and counterparties, based on the presence of a security transaction. Accordingly, we might receive, from time to time, SEC inquiries regarding specific digital assets in which we transact or hold. To the extent the SEC, a state regulator or attorney general, a private plaintiff or a court asserts or determines that any digital assets in which we transact are securities, that assertion or determination could prevent us from continuing to transact in or hold such digital assets and could result in regulatory enforcement penalties, sanctions, injunctions, cease and desist orders, reputational harm and financial losses. Additionally, such a reclassification could result in the voiding of existing contracts that were predicated on the digital assets being non-securities, and may expose us to litigation risks, including potential investor lawsuits or enforcement actions for prior activities that may be deemed non-compliant under securities laws.

A temporary or permanent blockchain “fork” to any supported digital asset could adversely affect our business.

Blockchain protocols, including Bitcoin and Ethereum, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum, or other blockchain protocol users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners or validators consent to the modification, the change is implemented and the Bitcoin, Ethereum or other blockchain networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners or validators consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin, Ethereum, or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s digital asset lacking interchangeability.

Both Bitcoin and Ethereum protocols have been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, Ethereum Classic, EthereumPoW, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked digital assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked digital assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked digital assets, and which results in further confusion to customers as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, Ether, or any of their forked alternatives. For example, in September 2022, the Ethereum Network successfully completed its Merge, moving from a PoW model to a Proof-of-Stake (“PoS”) model. EthereumPoW miners who disagreed with the new consensus mechanism forked the network, which resulted in the EthereumPoW network (“ETHW”). ETHW was driven by a small but vocal group of miners who wished to hold onto revenue as Ethereum switched to PoS. The vast majority of token holder votes preferred the new PoS consensus method. There was no material impact on the Ethereum network as a result of the fork. All Ether holders also became owners of ETHW tokens as a result of the fork. However, not all liquidity providers were able to trade the new token, and the ETHW token almost immediately lost most of its value.

Furthermore, forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ether through at least October 2016, resulting in significant losses to some digital asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another possible result of a fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, and thereby making digital assets that rely on PoW more susceptible to attack, as has occurred with Ethereum Classic.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a fork.

We plan to operate as an operating company and not as an investment company or investment adviser, and therefore do not expect to be subject to the same legal and regulatory obligations, including compliance and reporting requirements intended to protect investors, that apply to investment companies such as mutual funds and exchange-traded funds, or to investment advisers.

Mutual funds, ETFs, and their directors and managers are subject to extensive regulation under U.S. federal and state law, including the Investment Company Act and the Investment Advisers Act of 1940. These frameworks impose comprehensive requirements and restrictions designed to protect public investors. By contrast, we plan to operate as an operating company and not as an investment company or an investment adviser, and we do not intend to register as such or voluntarily comply with these regulatory regimes.

As a result, various aspects of our anticipated business — including the execution and adjustment of our reserve strategy, our use of leverage, the custody and safekeeping of our holdings of digital assets, our ability to enter into transactions with affiliates, and our general operating and investment activities — would not be subject to the same substantive requirements or investor safeguards that apply to regulated investment companies and investment advisers.

For example, while any material change to our reserve management strategy may require approval by the Pubco Board of, no shareholder or regulatory approval would be required. Accordingly, the Pubco Board would retain broad discretion to determine our reserve, leverage, cash management, and broader operating policies, and could modify our strategy for acquiring, holding, or disposing of Bitcoin and other digital assets at any time, in its sole discretion.

As we do not expect to operate as a registered investment company or investment adviser, investors in our securities will not benefit from the legal protections and procedural rights afforded to investors in mutual funds or ETFs.

Failures, fraud, security breaches, or operational disruptions at cryptocurrency trading venues and other key market participants could adversely affect the market value of our holdings of digital assets and materially impact our business, financial condition, and results of operations.

The market price of Bitcoin and other digital assets we may hold will depend in significant part on the reliability, integrity and stability of third-party cryptocurrency trading venues worldwide. Many cryptocurrency trading venues are relatively new, operate with limited or no regulatory oversight and often lack transparency regarding their ownership structures, governance practices, risk controls and compliance procedures. This unregulated nature and lack of transparency increase the risk of fraud, misconduct and operational failures within the crypto trading ecosystem.

For example, reports published in 2019 claimed that a significant portion of global Bitcoin trading volume at that time was false or non-economic, particularly on unregulated exchanges located outside the United States. Such reports may indicate that the market for digital asset platform activities is significantly smaller than otherwise understood. Regulatory authorities such as the SEC have brought enforcement actions against major exchanges and market participants alleging manipulative trading practices such as wash trading to inflate reported volumes. While some enforcement matters have been dismissed or settled, the potential for additional regulatory scrutiny remains.

High-profile bankruptcies and operational disruptions involving major digital asset companies, including Celsius Network, Voyager Digital, Three Arrows Capital, FTX and BlockFi, have undermined confidence in the crypto ecosystem and contributed to significant declines in digital asset prices. Any additional failures, insolvencies, trading halts, security breaches or fraud involving cryptocurrency trading venues, custodians, lending platforms or other critical participants could further erode market confidence, increase volatility and depress the market value of Bitcoin and other digital assets.

Because the value of our securities will be closely tied to the value of our holdings of digital assets, any loss of confidence in the broader crypto trading infrastructure due to its unregulated nature, lack of transparency or operational weaknesses could materially and adversely affect our business, financial condition and results of operations.

Due to unfamiliarity and some negative publicity associated with digital assets, confidence or interest in digital asset companies may decline.

Digital asset companies are relatively new. Many digital asset platforms are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, third parties with whom we may do business and the general public may lose confidence or interest in digital asset companies, including public digital asset companies like ours.

Since the inception of the cryptoeconomy, numerous digital asset platforms have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Larger digital asset companies like us are more appealing targets for hackers and malware, and may also be more likely to be targets of regulatory enforcement actions. For example, in February 2014, Mt. Gox, the then largest digital asset platform worldwide, filed for bankruptcy protection in Japan after an estimated 700,000 Bitcoins were stolen from its wallets. In May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets. These events resulted in a loss of confidence in the broader cryptoeconomy, adverse reputational impact to digital asset companies, increased negative publicity surrounding crypto more broadly, heightened scrutiny by regulators and lawmakers and a call for increased regulations of digital assets and digital asset platforms and other digital asset companies.

Negative perception, a lack of stability and standardized regulation in the cryptoeconomy, and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may continue to reduce confidence or interest in the cryptoeconomy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have an adverse impact on our business and the market’s perception of us, including decreased investment in our securities and loss of shareholder confidence.

Future developments regarding the treatment of digital assets for U.S. and non-U.S. tax purposes could adversely affect our business, operating results, and financial condition.

Due to the new and evolving nature of digital assets and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. and non-U.S. tax treatment of transactions involving digital assets, such as the purchase and sale or rebalancing of digital assets on our portfolio, as well as the receipt of blockchain rewards and other digital asset incentives and rewards products, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. and non-U.S. tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. From time to time, the IRS has released other guidance relating to the tax treatment of virtual currency or digital assets reflecting the IRS’s position on certain issues. The IRS has not addressed many other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions.

There continues to be uncertainty with respect to the timing, character, and amount of income inclusions for various digital asset transactions including, but not limited to lending and borrowing digital assets, staking, and other digital asset incentives and products that we may participate in. Although we believe our treatment of digital asset transactions for U.S. federal income tax purposes is consistent with existing positions from the IRS and/or existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain digital asset transactions for U.S. tax purposes, which could adversely affect our business, operating results and financial conditions. Similar uncertainties exist in non-U.S. markets in which we may operate or be treated as operating with respect to direct and indirect taxes, and these uncertainties and potential adverse interpretations of tax law could impact the amount of tax we are required to pay and when we are required to pay.

There can be no assurance that the IRS, U.S. state revenue agencies, or other U.S. or non-U.S. tax authorities will not alter their respective positions with respect to digital assets in the future or that a court would uphold the treatment set forth in existing positions. It also is unclear what additional tax authority positions, regulations, or legislation may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations under U.S. federal, state, local or non-U.S. tax law. Any such developments could result in adverse tax consequences for holders of digital assets and could have an adverse effect on the value of digital assets and the broader digital assets markets. Future technological and operational developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. and non-U.S. tax purposes. The uncertainty regarding tax treatment of digital asset transactions could impact our business, operating results and financial condition.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, our operating results could fluctuate.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of digital assets and related valuation and revenue recognition. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in December 2023, the FASB issued ASU 2023-08 (now known as ASC 350-60), which represents a significant change in how entities that hold digital assets will account for certain of those holdings. Previously, digital assets held were accounted for as intangible assets with indefinite useful lives, which required us to measure digital assets at cost less impairment. We plan on adopting ASU 2023-08, which requires us to measure digital assets held at fair value at each reporting date, with fair value gains and losses recognized through Net income (loss). Fair value gains and losses can increase the volatility of our net income, especially if the underlying digital asset market is volatile. Additionally, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding digital assets held for its platform users reports such digital assets on its balance sheet and required retrospective application as of January 1, 2022. In January 2025, the staff of the SEC issued SAB No. 122 (“SAB 122”), which rescinds the previously-issued interpretive guidance included within SAB 121.

Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and our business, operating results, and financial condition.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of digital assets and adversely affect our business.

The emergence or growth of digital assets other than Bitcoin may have a material adverse effect on our financial condition. As of October 31, 2025, Bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to Bitcoin.

Other alternative digital assets that compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, financial condition and operating results.

Our business plan to acquire and manage cryptocurrency may attract heightened public, political and regulatory attention given its connection to national policy initiatives and the evolving legal and policy landscape for digital assets. In addition, as a publicly traded operating company, we will be subject to shareholder litigation risk, including securities class action lawsuits, under well-established laws that allow shareholders to bring claims in connection with declines in our stock price or alleged disclosure issues.

As a result, we may become subject to claims, disputes, individual and class action lawsuits, and governmental or regulatory investigations or enforcement actions related to, among other things, our corporate governance, compliance with securities, commodities, anti-money laundering or other laws and regulations, our public disclosures to investors, the methods by which we acquire or manage our reserves, and our dealings with affiliates, counterparties or service providers.

The scope, outcome and impact of any such matters cannot be predicted with certainty and may result in:

•        substantial payments to satisfy judgments, fines, or penalties;

•        substantial outside counsel, advisor, and consultant fees and costs;

•        substantial administrative costs, including arbitration fees;

•        additional compliance and licensure requirements;

•        loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        barring of certain employees from participating in our business in whole or in part;

•        orders that restrict our business;

•        changes to our business model and practices;

•        delays to planned transactions, product launches or improvements; and

•        damage to our brand and reputation.

In addition, negative developments in the broader digital asset market, increased share price volatility or sustained market downturns could heighten the likelihood that we face shareholder litigation, including securities class action lawsuits, or heightened regulatory scrutiny. Even if we prevail in any such matters, the costs of defense and the diversion of management’s time and attention could be significant and could materially affect our business and prospects.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations, and rules will be largely dependent on the establishment, maintenance, and scaling of our compliance, internal audit, and reporting systems to continuously keep pace with our transaction volume, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted, and will continue to devote, significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures are and will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures will rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk may be discretionary by nature and may be based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. Accordingly, in the future, we may identify gaps in our risk management policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Regulators will periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. We may from time to time receive additional examination reports citing violations of rules and regulations and inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, prohibit us from engaging in some of our business activities, or revoke our licenses. We may face significant intervention by regulatory authorities, including extensive examination and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits for damages which can be significant. Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

Changes in laws or regulations, or a failure to comply with any laws and regulations, including any applicable financial industry regulation, could have a material adverse impact on us and our activities.

Our operations and business model are subject to extensive and evolving federal, state and foreign laws and regulations, including but not limited to financial industry regulation, securities and commodities laws, anti-money laundering and sanctions compliance, tax requirements, consumer protection laws, and other rules applicable to cryptocurrency reserves, staking, lending and other digital asset activities.

Changes in applicable laws, regulations or interpretations — including legislative or regulatory efforts to classify certain digital assets as securities, to impose additional licensing or registration requirements, or to restrict or ban certain digital asset activities — could increase our compliance obligations and costs, restrict or limit aspects of our planned operations, or otherwise require us to modify our business plan. In addition, the legal and regulatory frameworks governing digital assets remain uncertain and are subject to rapid change as policymakers and regulators evaluate how to address emerging risks in this sector.

Failure to comply with applicable legal and regulatory requirements, including any financial industry regulation, could expose us to civil, criminal or administrative proceedings, fines, penalties, restrictions on our business activities, reputational harm and increased compliance costs. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

We will depend on attracting and retaining experienced officers, managers, and skilled professionals, and our failure to do so could adversely affect our business and growth prospects.

We depend upon members of our senior management team, who possess extensive knowledge, relationships and a deep understanding of our business and strategy. The loss of our senior managers or other key personnel, or our inability to continue to identify, recruit and retain such personnel, could materially and adversely affect our business, financial condition and results of operation.

Our ability to execute our business strategy, including managing our digital asset reserves and pursuing related activities such as institutional lending, tactical asset utilization and validator-grade staking, depends significantly on the skills, experience, and commitment of our officers, managers, and other qualified professionals. Competition for talent is intense in many areas of our business. The supply of professionals with relevant expertise is relatively limited given the emerging nature of the digital assets industry. However, the demand for such individuals is heightened and particularly competitive given the rapid expansion of the digital assets industry, which continues to evolve at a pace that outstrips the current supply of experienced professionals.

As a result, we may face challenges in attracting and retaining personnel with the specialized knowledge and experience necessary to support our business objectives. If we are unable to recruit, develop, and retain the talent we need, or if we experience unexpected turnover in key roles, our operations could be disrupted and our ability to grow and deliver on our strategy could be materially and adversely affected.

In addition, we may lose key professionals, business relationships and intellectual property directly to our competition. Although we plan to pursue legal actions for any alleged breaches of non-compete or other restrictive covenants, theft of trade secrets, breaches of fiduciary duties, intellectual property infringement and related causes of action, such legal actions may not be effective in preventing such breaches, theft or infringement. In addition, the Federal Trade Commission (“FTC”) recently proposed a rule that would prevent employers from entering into non-competes with employees and require employers to rescind existing non-competes. The FTC’s rule has been the subject of legal challenges and certain courts have issued nationwide injunctions preventing enforcement of the rule. The FTC is appealing these decisions so enforceability of non-compete agreements continues to remail uncertain. If this rule goes into effect, or if we fail to adequately address any of the issues referred to above, we could experience a material adverse effect on our business, operating results and financial condition.

Members of our management team have limited experience managing and operating a U.S. public company.

Certain members of our management team have limited experience managing and operating a publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to United States public companies. As a U.S. public company, Pubco will be subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of United States public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

Any strategic investments that we make or enter into could require significant management attention, disrupting the business and harming our financial condition.

We may merge, acquire or form partnerships or joint ventures with other companies to add specialized employees, products, services, licenses, or technologies. We may not be able to find other suitable acquisition and investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. We may in the future be required to write off acquisitions or investments. Moreover, our future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by investors. In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into us, our net revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and/or to continue to operate the target’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

Our ability to achieve our strategic objectives will depend on the ability of the Sponsor Parent, in its capacity as our external provider under the Administrative Services Agreement, to support our business, and this dependence will subject us to risks related to the Provider’s key personnel, capacity, and the negotiation of a favorable Administrative Services Agreement.

Since we have few employees, we will depend on the investment expertise, skill, and network of business contacts of our external Provider, which will be responsible for implementing direction from our management regarding ReserveOne’s digital asset portfolio, including portfolio rebalancing, yield strategies, venture capital allocations, and capital markets activities. Our future success depends to a significant extent on the experience, performance, and coordination of the Provider and its key professionals. The departure of any future key members of the Provider’s and its affiliates’ senior team could have a material adverse effect on our ability to achieve our strategic objectives.

Our ability to achieve our investment objectives also depends on the ability of the Provider to identify, analyze, acquire, manage, and monitor digital assets and related opportunities that align with our investment criteria and strategic mandate. The Provider’s capabilities in structuring portfolio allocations, executing yield and hedging strategies, providing attentive and efficient oversight, and facilitating capital markets transactions depend on employing investment professionals in an adequate number and with sufficient experience to manage the complexity and scale of ReserveOne’s assets under management. To achieve our objectives, the Provider may need to hire, train, supervise, and retain additional qualified professionals. There can be no assurance that the Provider will be able to recruit or retain such professionals in a timely manner or at all. Failure to adequately support our investment and portfolio management process could have a material adverse effect on our business, financial condition, and results of operations.

In addition, our relationship with the Provider remains subject to the adjustment provisions in the Administrative Services Agreement. There can be no assurance that we will be able to negotiate terms that are favorable to us or that adequately align the Provider’s incentives with those of our shareholders. If we are unable to agree on appropriate adjustments, or if that agreement is subsequently terminated under its terms, our ability to execute our strategy and secure necessary financing could be materially adversely affected.

The personnel of our external Provider may not be required to dedicate a specific portion of their time exclusively to the management of ReserveOne, which may affect the level of attention and resources devoted to our business.

Our external Provider may not be obligated to dedicate specific personnel exclusively to ReserveOne or to commit any defined portion of their time to the management of our digital reserve. The Provider may provide similar services to other clients or affiliates, and its personnel may have significant responsibilities for other investment vehicles, accounts, or business activities. As a result, the Provider may face actual or potential conflicts in allocating its time, resources, and services among ReserveOne and its other obligations.

In addition, the Provider may retain, for and on our behalf and at our expense, the services of other firms and service providers, including its affiliates, as it deems necessary or advisable in connection with managing our operations and digital asset portfolio. We cannot provide assurances regarding the amount of time or resources the Provider may devote to ReserveOne, and our business may not receive the level of attention and support it would if we were internally supported. The Provider and its affiliates are not restricted from engaging in other business activities, which could compete with or divert resources from the management of ReserveOne.

Our external Provider may have significant influence over ReserveOne through affiliates that are expected to own a substantial stake, which may create conflicts of interest and discourage change of control transactions.

Our external Provider, which will be an affiliate of the Sponsor, is expected to provide certain services to us while affiliates of the Sponsor, which may include entities related to the Provider, are expected to own a significant percentage of our outstanding securities following the Business Combination. This dual role — acting as both our service provider and an affiliate of principal stockholders — may create actual or potential conflicts of interest. For example, decisions made by the Provider in managing our operations, investments, or financing activities could, whether intentionally or not, favor the interests of its affiliates as stockholders over the interests of other stockholders. In addition, the voting power held by these affiliates may discourage transactions involving a change of control of ReserveOne, including transactions in which other stockholders might otherwise receive a premium for their shares over the then-current market price. There can be no assurance that any such conflicts will be resolved in favor of unaffiliated stockholders.

We may be at an increased risk for dissident stockholder activities due to perceived conflicts of interest arising from our relationships with our external Provider and entities affiliated with the Sponsor.

Companies with external services providers affiliated with significant stockholders such as the Sponsor may more often be the target of dissident stockholder proposals and stockholder litigation alleging conflicts of interest in their business dealings. The various relationships noted above may precipitate such activities. Certain proxy advisory firms which have significant influence over the voting by stockholders of public companies in the future may recommend that stockholders withhold votes for the election of our incumbent directors, vote against our say on pay vote or other management proposals or vote for stockholder proposals that we oppose. These recommendations by proxy advisory firms in the future might affect the outcome of future director elections to the Pubco Board and votes on our say on pay or other stockholder votes, which may increase stockholder activism and litigation. These activities, if instituted against us, could result in substantial costs and diversion of management’s attention and could have a material adverse impact on our reputation and business.

Various actual and potential conflicts of interest may be detrimental to our stockholders

We will face actual and potential conflicts of interest because the Sponsor, ReserveOne, the Provider, and their respective affiliates are all under common ownership and control by CC Capital. These related parties may have interests that are different from, or even conflict with, those of Pubco and its stockholders. For example, they may have financial or strategic incentives to structure or influence terms of the Administrative Services Agreement or other intercompany arrangements in a manner that favors themselves or other CC Capital entities rather than Pubco. In addition, the same CC Capital principals may direct opportunities, resources, or favorable terms to other affiliates, which could disadvantage Pubco. Pubco does not currently have formal procedures to monitor or resolve these conflicts, and the Pubco Board may rely on the good faith of the Sponsor, ReserveOne, the Provider, and their affiliates to manage conflicts fairly. There can be no assurance that conflicts of interest will be resolved in the best interests of Pubco’s stockholders, which could have an adverse effect on Pubco’s business and the value of its securities.

Infringement, misappropriation, dilution or other violations of our intellectual property by third parties could harm our business.

We believe our trademarks have value and that this and other intellectual property are valuable assets that are important to our business. Unauthorized uses or other infringement, misappropriation or violation of our trademarks, service marks or other intellectual property could diminish the value of our brand and may adversely affect our business. Effective intellectual property protection may not be available in every market in which we operate. Additionally, we cannot guarantee that future trademark registrations for pending or future applications will issue, or that any registered trademarks will be enforceable or provide adequate protection of our intellectual property and other proprietary rights. The United States Patent and Trademark Office and various foreign trademark offices also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the trademark registration process and after a registration has issued. There are situations in which noncompliance can result in abandonment or cancellation of a trademark filing, resulting in partial or complete loss of trademark rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market under identical or similar brands. Failure to adequately protect our intellectual property rights could damage our brand and impair our ability to compete effectively.

Even where we have effectively secured statutory protection for our trademarks and other intellectual property, our competitors and other third parties may infringe on, misappropriate or otherwise violate our intellectual property, and in the course of litigation, such competitors and other third parties may attempt to challenge the breadth of our rights or ability to prevent others from using similar marks or designs, or invalidate our intellectual property. If such challenges were to be successful, less ability to prevent others from using similar marks or designs may ultimately result in a reduced distinctiveness of our brand in the minds of consumers. Defending or enforcing our trademark rights, branding practices and other intellectual property could result in the expenditure of significant resources and divert the attention of management, which in turn may materially and adversely affect our business and operating results, even if such defense or enforcement is ultimately successful. Even though competitors occasionally may attempt to challenge our ability to prevent infringers from using our marks, we are not aware of any challenges to our right to use any of our brand names or trademarks.

Failure to obtain, maintain, protect, defend or enforce our intellectual property rights, or allegations that we have infringed on, misappropriated or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively, financial condition and business.

Our success and ability to compete depends in part on our ability to obtain, maintain, protect, defend and enforce our intellectual property. To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, employees, clients, strategic partners and others. However, the protective steps that we take may be inadequate to deter infringement, misappropriation or other violations of our proprietary information or infringement of our intellectual property. In addition, we may be unable to detect the unauthorized use of our intellectual property rights. Policing unauthorized use of our intellectual property is difficult, expensive and time-consuming, and we may be required to spend significant resources to monitor and protect our intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively. In addition, even if we initiate litigation against third parties such as suits alleging infringement, misappropriation or other violations of our intellectual property, we may not prevail. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related intellectual property at risk of not issuing or being cancelled. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the Pubco Securities. Any of the foregoing could adversely affect our business, financial condition and results of operations.

Meanwhile, third parties may assert intellectual property-related claims against us, including claims of infringement, misappropriation or other violation of their intellectual property, which may be costly to defend, could require the payment of damages, legal fees, settlement payments, royalty payments and other costs or damages, including treble damages if we are found to have willfully infringed certain types of intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time and divert management’s resources, time and attention from other business concerns. Successful challenges against us could require us to modify or discontinue business processes where such use is found to infringe on, misappropriate or otherwise violate the rights of others, or require us to purchase licenses from third parties, which may not be available on commercially reasonable terms, or at all. Even if a license is available to us, it could be non-exclusive thereby giving our competitors and other third parties access to the same technologies licensed to us, and we may be required to pay significant upfront fees, milestone payments or royalties, which would increase our operating expenses, any of which could adversely affect our business, financial condition and results of operations.

Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.

While our present business strategy and growth plans center on the implementation and development of our digital asset business, we continuously evaluate strategic opportunities that we believe could enhance shareholder value. We evaluate various opportunities, including acquisitions and investments in businesses in industries unrelated to digital assets. As part of this opportunistic approach, we may allocate more than the currently anticipated allocation of 10% of our net asset value to investments in private assets, including private equity investments. If we determine that pursuing such opportunities is in the best interests of our stockholders, we may substantially change the nature of our business. Such changes could introduce several risks, such as challenges integrating new operations, systems and personnel, compliance with unfamiliar regulatory regimes and impacts on our brand.

Our investors may view a pivot from our current crypto-focused strategy to unrelated industries negatively, potentially resulting in a decline in our stock price. Additionally, there can be no assurance that any new business strategy will be successful or that we will achieve anticipated benefits. As a result, our future financial condition and results of operations could differ materially from those described in this proxy statement/prospectus.

Risks Related to the Convertible Notes

The Convertible Notes to be issued and outstanding after the Closing may impact Pubco’s financial results, result in dilution to our stockholders, create downward pressure on the price of the Pubco Class A Common Stock, and restrict Pubco’s ability to raise additional capital or take advantage of future opportunities.

Pursuant to the Convertible Notes Subscription Agreements, the Convertible Notes Investors have agreed to purchase $250,000,000 in aggregate principal amount of the Convertible Notes, upon the terms and subject to the conditions set forth therein. Following the Closing and subject to the conditions to conversion set forth in the Indenture, a holder of the Convertible Notes will have the right, at such holder’s option, to convert all or any portion of its Convertible Notes into shares of Pubco Class A Common Stock at an initial conversion rate of 76.9231 shares of Pubco Class A Common Stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A Common Stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A Common Stock, entirely in cash or in a combination of shares of Pubco Class A Common Stock and cash. The interest on the Convertible Notes will accrue at a rate of 1.0% per annum.

The sale of the Convertible Notes may affect Pubco’s diluted earnings per share figure, as U.S. GAAP may require that Pubco include in its calculation of diluted earnings per share the number of shares of Pubco Class A Common Stock into which the Convertible Notes are convertible. If shares of Pubco Class A Common Stock are issued to the holders of the Convertible Notes upon conversion, there will be dilution to Pubco stockholders’ equity and the market price of Pubco Class A Common Stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of Pubco Class A Common Stock caused by the sale, or potential sale, of shares issuable upon conversion of the Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.

Pubco may not have the ability to raise the funds necessary to repurchase the Convertible Notes upon a fundamental change or repurchase at the option of the holders or repay the Convertible Notes in cash at their maturity, and its future debt may contain limitations on its ability to pay cash upon conversion, redemption or repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right under the Indenture to require Pubco to repurchase all or a portion of the Convertible Notes (i) upon the occurrence of a Fundamental Change (as defined in the Indenture) or (ii) beginning on the third anniversary of the issue date of the Convertible Notes, in each case at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. Moreover, Pubco will be required to repay the Convertible Notes in cash at their respective maturities, unless earlier converted, redeemed or repurchased. Pubco may not have enough available cash or be able to obtain financing at the time Pubco is required to make repurchases of such Convertible Notes surrendered.

In addition, Pubco’s ability to repurchase, redeem or to pay cash upon conversion of the Convertible Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Pubco’s failure to repurchase the Convertible Notes at a time when the repurchase is required by the Indenture or to pay cash upon conversion of the Convertible Notes as required by the Indenture would constitute an Event of Default under the Indenture. An Event of Default under the Indenture or the Fundamental Change itself could also lead to a default under agreements governing Pubco’s future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Pubco may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes.

Provisions in the Indenture could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the Indenture could make a third-party attempt to acquire Pubco more difficult or expensive. For example, if a takeover constitutes a Fundamental Change (as defined in the Indenture), then, subject to limited exceptions, the holders of Convertible Notes will have the right to require Pubco to repurchase their Convertible Notes for cash. In addition, if a takeover constitutes a Make-Whole Fundamental Change (as defined in the Indenture), then Pubco may be required to temporarily increase the conversion rate of the Convertible Notes. In either case, and in other cases, Pubco’s obligations under the Convertible Notes and the Indenture could increase the cost of acquiring Pubco or otherwise discourage a third party from acquiring Pubco or removing incumbent management, including in a transaction that holders of Pubco Class A Common Stock may view as favorable.

Pubco will incur debt related to the Convertible Notes at Closing, and may incur more debt or take other actions that would diminish Pubco’s ability to make payments on the Convertible Notes when due.

Pursuant to the Convertible Notes Subscription Agreements, Pubco intends to issue $250 million in aggregate principal amount of Convertible Notes at Closing, upon the terms and subject to the conditions set forth therein. In addition to the debt incurred upon issuance of the Convertible Notes, Pubco may incur additional debt in the future, subject to the restrictions contained in Pubco’s debt instruments, including limitations under the Indenture regarding the incurrence, assumption or guarantee of additional indebtedness secured by a lien on the Collateral (as defined in the Indenture). However, Pubco will not be restricted from recapitalizing its debt or taking a number of other actions that are not limited by the terms of the Indenture that could have the effect of diminishing its ability to make payments on the Convertible Notes when due.

The Indenture will contain certain restrictions and limitations that could impact Pubco’s ability to operate its business.

The Indenture will contain certain covenants and restrictions, including a limitation on Pubco’s ability to incur, assume or guarantee additional debt secured by a lien on the Collateral (as defined in the Indenture). The Indenture will also include customary provisions relating to the occurrence of Events of Default (as defined in the Indenture). Pubco’s ability to comply with the covenants and restrictions contained in the Indenture may be affected by economic, financial and industry conditions beyond Pubco’s control. Additionally, Pubco’s failure to comply with obligations under the Indenture may result in an Event of Default. Pubco cannot be certain that it will have funds available to remedy these defaults. A default, if not cured or waived, may permit acceleration of Pubco’s indebtedness. If Pubco’s indebtedness is accelerated, it may not have sufficient funds available to pay the accelerated indebtedness or have the ability to refinance the accelerated indebtedness on terms favorable to Pubco or at all, which may force Pubco into bankruptcy or liquidation. These covenants and restrictions could affect Pubco’s ability to operate its business, may limit its ability in the future to satisfy currently outstanding obligations and may limit its ability to take advantage of potential business opportunities as they arise.

EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS

General

M3-Brigade is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the M3-Brigade Board for use at the Extraordinary General Meeting to be held on [—], 2026, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to M3-Brigade’s shareholders on or about [—], 2026, in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides M3-Brigade’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, and virtually via live webcast at [—], Eastern Time, on [—], 2026, at https://www.cstproxy.com/m3brigadev/2026, to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including, if necessary or desirable, the Adjournment Proposal.

The live webcast of the Extraordinary General Meeting can be accessed by visiting https://www.cstproxy.com/m3brigadev/2025, where you will be able to listen to the meeting live and vote during the meeting. Please have your control number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact the Transfer Agent.

Registering for the Extraordinary General Meeting

As a registered shareholder, you received a proxy card from the Transfer Agent. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at the phone number or e-mail address below. The contact information for the Transfer Agent’s support team is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting at 9:00 a.m., Eastern Time, on [—], 2026. Enter the URL address into your browser https://www.cstproxy.com/m3brigadev/2026, enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Extraordinary General Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote in-person at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can attend via the listen-only option to the Extraordinary General Meeting by dialing (800) 450-7155, within the U.S. and Canada, and +1 (857) 999-9155 outside of the U.S. and Canada (standard rates apply) when prompted enter the conference ID number 5151284. This option is listen only and you will not be able to vote or enter questions during the meeting.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, M3-Brigade is asking holders of its Ordinary Shares:

•        To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        To consider and vote upon the Merger Proposal. The form of Proposed Charter to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex C and the form of the Proposed Bylaws to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex D.

•        To consider and vote upon the separate Advisory Organizational Documents Proposals.

•        To consider and vote upon the Adjournment Proposal, if presented at the Extraordinary General Meeting.

Recommendation of the M3-Brigade Board with Respect to the Proposals

Each of the M3-Brigade Board and the M3-Brigade Special Committee believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of M3-Brigade and upon unanimous recommendation from the M3-Brigade Special Committee, the M3-Brigade Board unanimously recommends that the Public Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the separate Advisory Organizational Proposals and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

M3-Brigade has fixed the close of business on [—], 2026, as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. As of the close of business on the Record Date, there were 28,750,000 Class A Ordinary Shares and 7,187,500 Class B Ordinary Shares outstanding.

Except as set forth herein, each Ordinary Share is entitled to one vote per share.

Quorum

The holders of one-third of the issued and outstanding Ordinary Shares of M3-Brigade being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting) constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card and does not attend the Extraordinary General Meeting in person, then such shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. If a valid quorum is established, abstentions and broker non-votes will have no effect on the outcome of the Business Combination Proposal, the separate Advisory Organizational Documents Proposals and, if presented, the Adjournment Proposal. However, abstentions and broker non-votes will be treated the same as votes “AGAINST” the Merger Proposal.

Vote Required for Approval

The following votes are required for each proposal at the Extraordinary General Meeting:

•        Proposal 1: Business Combination Proposal:    The Business Combination Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination Proposal does not require the approval of at least a majority of Unaffiliated Public Shareholders of M3-Brigade.

As of the date of this proxy statement/prospectus, the Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. As a result, only

4,791,667 Class A Ordinary Shares held by the Public Shareholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Extraordinary General Meeting. In addition, assuming only the minimum number of Ordinary Shares to constitute a quorum is present, approval of the Business Combination Proposal does not require any affirmative votes from Public Shareholders.

•        Proposal 2: Merger Proposal:    The Merger Proposal must be approved by a resolution passed by the holders of a majority of the outstanding Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor, holding 20% of M3-Brigade’s issued and outstanding Ordinary Shares, has agreed to vote all of its Ordinary Shares in favor of the Merger Proposal. As a result, only 10,781,251 Class A Ordinary Shares held by the Public Shareholders, or approximately 38% of the outstanding Class A Ordinary Shares held by the Public Shareholders must vote in favor of the Merger Proposal for it to be approved

•        Proposal 3: Advisory Organizational Documents Proposals:    The Advisory Organizational Documents Proposals, each of which is a separate non-binding advisory vote, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

•        Proposal 4: Adjournment Proposal:    The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Required Proposals are interdependent on each other. The separate Advisory Organizational Documents Proposals are conditioned upon the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Public Shareholders do not approve each of the Required Proposals at the Extraordinary General Meeting, the Business Combination may not be consummated.

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are three ways to vote your Ordinary Shares at the Extraordinary General Meeting.

•        You Can Vote by Signing and Returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the M3-Brigade Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the separate Advisory Organizational Documents Proposals and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

•        You Can Attend the Extraordinary General Meeting and Vote Online. M3-Brigade will be hosting the Extraordinary General Meeting at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, and via live webcast. You may submit your vote at the Extraordinary General Meeting online at https://www.cstproxy.com/m3brigadev/2026, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “— Registering for the Extraordinary General Meeting” above for further details on how to attend the Extraordinary General Meeting.

•        You Can Attend the Extraordinary General Meeting and Vote in Person. If you attend the Extraordinary General Meeting in person at the office of Troutman Pepper Locke LLP, located at 875 Third Ave, 17th Floor, New York, New York 10022, you will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way M3-Brigade can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to M3-Brigade’s Secretary at the address set forth below so that it is received by M3-Brigade’s Secretary prior to the vote at the Extraordinary General Meeting (which is scheduled to take place at [—], Eastern Time, on [—], 2026) or attend the Extraordinary General Meeting, in-person or virtually, and vote. Shareholders also may revoke their proxy by sending a notice of revocation to M3-Brigade’s Secretary, which must be received by M3-Brigade’s Secretary prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Sodali, the proxy solicitor for M3-Brigade, at (800) 662-5200 (toll free) or by email at MBAV@info.sodali.com.

Vote of the Sponsor and Certain of M3-Brigade’s Officers and Directors

The Sponsor and certain of M3-Brigade’s officers and directors that hold Public Shares have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination. The Sponsor, who owns all of the Founder Shares, has agreed to vote all of its Ordinary Shares in favor of the Domestication and all of the proposals to be presented at the Extraordinary General Meeting.

Redemption Rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination, or do not vote in relation to the Business Combination.

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then-outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of Units, that the Units must first be separated into component Public Shares and Public Warrants as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of September 30, 2025, this would have amounted to approximately $10.57 per Public Share (or $10.61 per Public Share as of October 31, 2025), based on the amount held in the Trust Account on such date.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of the M3-Brigade Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Certain of the Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on [—], 2026 (two business days prior to the vote at the Extraordinary General Meeting):

(i)     submit a written request to the Transfer Agent that M3-Brigade redeem your Public Shares for cash and

(ii)    deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with M3-Brigade’s consent, until the consummation of the Business Combination, or such other date as determined by the M3-Brigade Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. M3-Brigade will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, M3-Brigade will promptly return share certificates (if any) and other redemption forms previously delivered by Public Shareholders.

The closing price of Public Shares on December 4, 2025 was $10.61 per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. M3-Brigade cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in M3-Brigade’s securities when M3-Brigade’s shareholders wish to sell their shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. Public Shareholders will be entitled to receive cash for their Public Shares only if they:

(a)     hold Public Shares or hold Public Shares through Units and have elected to separate their Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on [—], 2026 (two business days prior to the vote at the Extraordinary General Meeting) (i) submitted a written request to the Transfer Agent that M3-Brigade redeem the holder’s Public Shares for cash and (ii) delivered the holder’s share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Appraisal Rights

Shareholders of M3-Brigade do not have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

M3-Brigade is soliciting proxies on behalf of the M3-Brigade Board. This solicitation is being made by mail but also may be made by telephone or in person. M3-Brigade and M3-Brigade’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. M3-Brigade will bear the cost of the solicitation.

M3-Brigade has hired Sodali to assist in the proxy solicitation process. M3-Brigade will pay Sodali a fee of approximately $25,000 plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

M3-Brigade will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. M3-Brigade will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding M3-Brigade or M3-Brigade’s securities, the Sponsor, M3-Brigade’s directors or officers or their respective affiliates may purchase Units, Public Shares or M3-Brigade Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals are approved at the Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of the Sponsor, M3-Brigade or any of their respective directors or officers has any plans to make any such purchases. If such arrangements or agreements are entered into, M3-Brigade will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which M3-Brigade has received redemption requests.

Further, if there are such purchases, they would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus filed for the Business Combination would disclose the possibility that the Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor or the directors, officers, advisors or any of their affiliates were to purchase shares or rights from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        this proxy statement/prospectus filed for the Business Combination would include a representation that any of the securities purchased by the Sponsor or the directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination; and

•        the Sponsor or the directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to the securities or, if they do acquire and possess redemption rights, they would waive such rights.

Entering into any such incentive arrangements may have a depressive effect on outstanding Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

The existence of financial and personal interests of M3-Brigade’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of M3-Brigade and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE DOMESTICATION

Overview

M3-Brigade will change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of M3-Brigade under the applicable laws of the Cayman Islands and the State of Delaware as described under “— Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of an application to de-register M3-Brigade with the Registrar of Companies of the Cayman Islands and the filing of a Certificate of Corporate Domestication and the Interim Charter with the Delaware Secretary of State. The Interim Charter, which amends and removes the provisions of the M&A that terminate or otherwise become inapplicable because of the Domestication and otherwise provides Public Shareholders with the same or substantially the same rights as they have under the M&A, except that the antidilution provisions from the M&A for the benefit of holders of Founder Shares are amended consistent with Exhibit G to the Business Combination Agreement. In addition, neither the M&A nor the Interim Charter include limitations on redemptions in connection with an initial business combination due to any net tangible asset threshold. The purpose of having such limitation in the Interim Charter would be to ensure that neither M3-Brigade nor Pubco following the Business Combination, become subject to the SEC’s “penny stock” rules because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). But because the NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, M3-Brigade believes that M3-Brigade could rely on another exclusion which relates to M3-Brigade being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”), for so long as the Class A Ordinary Shares (or the Class A Common Stock following the Domestication) remain listed on Nasdaq, such shares would not be deemed to be a “penny stock” under the Exchange Rule. Another exclusion from the “penny stock” rule that Pubco could potentially rely on after the Closing is the requirement that the Pubco Class A Common Stock have a price of $5.00 or more (the “$5.00 Price Rule”). However, no assurance can be given that Pubco Class A Common Stock will be listed on Nasdaq at the Closing or that the Pubco Class A Common Stock would comply with the $5.00 Price Rule. There can be no assurances that M3-Brigade or Pubco will qualify for an exclusion to the “penny stock” rule immediately prior to or at the Closing. If Pubco has less than $5,000,001 of net tangible assets upon the Closing, such that it does not meet the NTA Rule, if the Pubco Class A Common Stock is not listed on Nasdaq or another national securities exchange, such that it does not satisfy the Exchange Rule, if the trading price of the Pubco Class A Common Stock is less than $5.00, such that it does not meet the $5.00 Price Rule, and if no other exclusion from the “penny stock” rules apply, Pubco would be a penny stock subject to the penny stock rules. The Domestication will become effective immediately prior to the Closing of the Business Combination. The Interim Charter, which will become effective upon the Domestication, is attached to this proxy statement/prospectus as Annex B. In connection with the Domestication, each Class A Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class A-1 Common Stock, and each Class B Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class B Common Stock. Following the Domestication and immediately prior to the M3-Brigade Merger, each share of Class B Common Stock will automatically convert into a number of shares of Class A-2 Common Stock determined in accordance with the Interim Charter. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of their terms.

The M&A states that, prior to the closing of M3-Brigade’s initial business combination, only the holders of Class B Ordinary Shares carry the right to vote on any resolution of the shareholders to approve any transfer by way of continuation under the laws of any jurisdictions outside the Cayman Islands (i.e., the Domestication — including any special resolution required to amend the organizational documents of M3-Brigade or to adopt new organizational documents of M3-Brigade, in each case, as a result of M3-Brigade approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). All Class B Ordinary Shares are held by the Sponsor.

As described more fully under the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Sponsor Support Agreement,” the Sponsor has agreed to vote all its Class B Ordinary Shares in support of the Business Combination Agreement and the Transactions contemplated thereby, including the Domestication. In connection with the Transactions, the Sponsor has agreed via unanimous written consent to approve the Domestication, including the approval and adoption of the Interim Charter. However, the

Sponsor’s approval of the Domestication and approval and adoption of the Interim Charter and all other actions completed as part of the Domestication is conditioned on the approval of the Required Proposals. Therefore, if the Required Proposals are not approved, then the Domestication will not occur.

If the Required Proposals are approved, then the Domestication will become effective prior to the Closing of the Business Combination, and the Interim Charter will become effective immediately following the Domestication.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, certain rights of shareholders will be governed by the Interim Charter rather than the M&A (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the M3-Brigade Board and management will be altered as a result.

This comparison is not intended to be complete and is qualified in its entirety by reference to the M&A and the proposed Interim Charter of M3-Brigade. You should read the form of the Interim Charter attached to this proxy statement/prospectus as Annex B carefully and in its entirety.

Cayman Islands M&A	Delaware Interim Charter
Corporate Purpose
The objects for which M3-Brigade is established are unrestricted and M3-Brigade will have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.	The purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Capital Stock

M3-Brigade’s authorized share capital consists of 221,000,000 shares, consisting of 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.

The total number of shares of all classes of capital stock which M3-Brigade will have authority to issue is 251,000,000, of which (a) 200,000,000 shares will be Class A-1 Common Stock, par value $0.0001 per share, (b) 25,000,000 shares will be Class A-2 Common Stock, par value of $0.0001 per share, (c) 25,000,000 shares will be Class B common stock, par value of $0.0001 per share and (d) 1,000,0000 shares will be preferred stock, par value of $0.0001 per share.

Preferred Stock/Preference Shares

The directors of M3-Brigade may issue, allot and dispose of preference shares, in such manner, on such terms and having such rights and being subjected to such restriction as they may from time to time determine; and grant options with respect to such shares and issue warrants or similar instruments with respect thereto.

The M3-Brigade Board is expressly granted authority to issue shares of preferred stock, in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as will be stated and expressed in the resolution or resolutions adopted by the M3-Brigade Board providing for the issue of such series and as may be permitted by the DGCL.

Rights and Options

M3-Brigade may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of M3-Brigade shares or other securities in M3-Brigade on such terms as the M3-Brigade directors may from time to time determine.

No similar provision.

Cayman Islands M&A	Delaware Interim Charter
Directors; Classes

The M3-Brigade directors are divided into three classes: Class I, Class II and Class III. The Class I directors are appointed for a term expiring at M3-Brigade’s first annual general meeting, the Class II directors are appointed for a term expiring at M3-Brigade’s second annual general meeting and the Class III directors are appointed for a term expiring at M3-Brigade’s third annual general meeting.

The M3-Brigade Board will be divided into three classes as nearly equal in number as possible and designated Class I, Class II and Class III. The Class I directors are appointed for a term expiring at M3-Brigade’s first annual general meeting, the Class II directors are appointed for a term expiring at M3-Brigade’s second annual general meeting, and the Class III directors are appointed for a term expiring at M3-Brigade’s third annual general meeting.

Additional directors and any vacancies in the M3-Brigade Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the M3-Brigade Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office or by a sole remaining director (and not by stockholders), and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Shareholder Voting

Subject to any rights or restrictions for the time being attached to any share, at a general or extraordinary annual meeting of the shareholders where a quorum is established, every Public Shareholder present in person and every person representing a Public Shareholder by proxy will, at a general meeting of M3-Brigade, have one vote for each share of which he or the person represented by proxy is the holder.

Except as otherwise required by applicable law or the Interim Charter:

•   the Class A-1 Common Stock, the Class A-2 Common Stock and the Class B common stock will (i) exclusively possess all voting power with respect to M3-Brigade, (ii) be entitled to one (1) vote per share on each matter properly submitted to M3-Brigade stockholders and (iii) vote together as a single class; and

•   for so long as shares of Class B common stock are outstanding, the vote of a majority of the holders of Class B common stock will be required to amend the Interim Charter in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock.

Shareholder Approval of Business Combinations

Prior to the consummation of a business combination, M3-Brigade will either submit such business combination to a vote of its shareholders for approval; or provide such shareholders with the opportunity to have their Ordinary Shares repurchased by means of a tender offer for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such business combination, including interest earned on the Trust Account (less taxes payable), divided by the number of then issued Public Shares.

Prior to the consummation of a business combination, M3-Brigade will either submit such business combination to a vote of its stockholders for approval; or provide such shareholders with the opportunity to have their shares of Common Stock repurchased by means of a tender offer for a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such business combination, including interest earned on the Trust Account (less taxes payable), divided by the number of then issued Public Shares (as defined in the Interim Charter).

Cayman Islands M&A	Delaware Interim Charter
Transfer by Way of Continuation

Prior to the closing of a business combination, only the Class B Ordinary Shares have the right to vote on any resolution of the shareholders to approve any transfer by way of continuation (including any special resolution required to amend the constitutional documents of M3-Brigade or to adopt new constitutional documents of M3-Brigade, in each case, as a result of M3-Brigade approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

No similar provision.
Indemnification of Directors and Officers

Every M3-Brigade director and officer (including former directors and officers) will be indemnified out of the assets of M3-Brigade against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, manager or officer of M3-Brigade or any of its subsidiaries or, while a director, manager or officer of M3-Brigade or any of its subsidiaries, is or was serving at the request of M3-Brigade or any of its subsidiaries as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan will be indemnified and held harmless by M3-Brigade to the fullest extent permitted by law.

Exclusive Forum

Unless M3-Brigade consents in writing to the selection of an alternative forum, the courts of the Cayman Islands are the exclusive jurisdiction over any claim or dispute arising out of or in connection with the M&A or otherwise related in any way to each Public Shareholder’s shareholdings in M3-Brigade, including but not limited to: (a) any derivative action or proceeding; (b) any action asserting a claim of breach of fiduciary or other duty owed by any current or former director, officer or other employee of M3-Brigade to M3-Brigade or M3-Brigade shareholders; (c) any action asserting a claim arising pursuant to the M&A; or (d) any action asserting a claim against M3-Brigade governed by the “internal affairs doctrine” (as such concept is recognized under the laws of the United States of America).

Unless M3-Brigade consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of M3-Brigade, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of M3-Brigade to M3-Brigade or to M3-Brigade’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of M3-Brigade or the Interim Charter or (iv) any action, suit or proceeding asserting a claim against M3-Brigade governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

Cayman Islands M&A	Delaware Interim Charter

The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Interim Charter, however, provides that, unless M3-Brigade consents in writing to the selection of an alternative forum, the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, M3-Brigade’s officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

It is possible that a court could find the aforementioned forum selection provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the Interim Charter, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of M3-Brigade shall be deemed to have notice of and consented to the forum provisions in the Interim Charter. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Interim Charter.

Reasons for the Domestication

The M3-Brigade Board believes that it would be in the best interests of M3-Brigade to effect the Domestication to enable M3-Brigade to avoid certain taxes that would be imposed on M3-Brigade and/or Pubco if M3-Brigade were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the M3-Brigade Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures M3-Brigade is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to M3-Brigade’s corporate legal affairs following the Business Combination.

Regulatory Approvals; Third Party Consents

M3-Brigade is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. Because the Domestication must occur immediately prior to and on the same day as the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal.” M3-Brigade must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon M3-Brigade and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Neither M3-Brigade nor ReserveOne are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than (i) the approval by the Public Shareholders of the Required Proposals set forth in this proxy statement/prospectus, (ii) the approval of this registration statement by the SEC, and (iii) the approval by Nasdaq to list the Pubco Common Stock. It is presently contemplated that no additional regulatory approvals or actions are required. However, if any additional approvals or actions are required that come to the attention of M3-Brigade or ReserveOne, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Certificate of Incorporation

Commencing with the effective time of the Domestication under the applicable law, the Interim Charter will govern the rights of M3-Brigade’s shareholders. A chart comparing your rights as a holder of Ordinary Shares of M3-Brigade as a Cayman Islands exempted company with your rights as a holder of M3-Brigade Common Stock as a Delaware corporation can be found above in “— Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication.”

Tax Consequences to Holders of Ordinary Shares Who Receive Class A-1 Common Stock as a Result of the Domestication

If the Proposals described in this proxy statement/prospectus are approved, then holders of Class A Ordinary Shares who do not elect to exercise their redemption rights will receive Class A-1 Common Stock as a result of the Domestication. For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to the Public Shareholders.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate, and the Certificate of Incorporation must be approved by the same authorization required to approve the domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware law, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed, and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication), and the title to any real property vested by deed or otherwise in such non-United States entity shall not revert or be in any way impaired by reason of the domestication; but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired, and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Required Proposals are approved, then M3-Brigade will complete the Domestication, pursuant to which M3-Brigade will apply to de-register as a Cayman Islands exempted company pursuant to Section 206 of the Cayman Islands Companies Act. Upon the deregistration, M3-Brigade will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of M3-Brigade or any other person.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of M3-Brigade. There will be no accounting effect or change in the carrying amount of the assets and liabilities of M3-Brigade as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of M3-Brigade immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution Approving the Domestication

The full text of the resolution approved by the Sponsor, the sole holder of Class B Ordinary Shares, is as follows:

“RESOLVED, as a special resolution, that, conditional upon approval of the Business Combination Proposal and Merger Proposal by the holders of Ordinary Shares, M3-Brigade Acquisition V Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of M3-Brigade Acquisition V Corp. and be registered by way of continuation as a corporation in the State of Delaware and that with effect from, the registration of M3-Brigade Acquisition V Corp. in the State of Delaware as a corporation, upon such registration to be governed by the Interim Charter attached as Annex B to the proxy statement/prospectus in respect of the meeting.”

The Sponsor’s approval of the Domestication is conditioned on the approval of the Required Proposals. Therefore, if the Required Proposals are not approved, then the Domestication will not occur.

M3-Brigade has not solicited and is not soliciting your approval of the Domestication or the transactions contemplated thereby. No further action by any Public Shareholder is required under applicable law, and M3-Brigade will not solicit the vote of its Public Shareholders for the approval of the Domestication. For this reason, the information in this section is being provided to you for informational purposes only. You are not being asked to vote on the Domestication, nor will it be included in M3-Brigade’s proxy voting card for the Extraordinary General Meeting.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

Overview

M3-Brigade is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Related Agreements. M3-Brigade’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal — The Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. M3-Brigade does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On July 7, 2025, M3-Brigade entered into a Business Combination Agreement with ReserveOne, Pubco, M3-Brigade Merger Sub and Company Merger Sub. A copy of the Business Combination Agreement is appended to this proxy statement/prospectus as Annex A.

Domestication and M3-Brigade Merger

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) on the Closing Date, M3-Brigade will deregister in the Cayman Islands and register by way of continuation out of the Cayman Islands and into the State of Delaware and become a Delaware corporation, (ii) in connection with the Domestication, M3-Brigade will amend and restate its M&A into the Interim Charter in a manner generally consistent with the M&A existing as of the date of this proxy statement/prospectus, except that the Interim Charter will contemplate (A) four authorized types of capital stock across four classes, Class A-1 Common Stock and Class A-2 Common Stock, Class B Common Stock and preferred stock, (B) that the Class B Ordinary Shares outstanding immediately prior to the Domestication will convert into shares of Class B Common Stock in the Domestication, and then, under the Interim Charter, that Class B Common Stock will automatically convert to shares of Class A-2 Common Stock, immediately prior to the M3-Brigade Merger, initially at a 1:1 ratio, but subject to adjustment for anti-dilution and (C) that the antidilution provisions for Class B Ordinary Shares in the existing M&A will be amended for the Class A-2 Common Stock to include the Equity PIPE (including any Equity PIPE Warrants), at a number of shares equal to 1% of the gross proceeds of the Equity PIPE (disregarding certain Non-Redeemed Shares) and to include the Convertible Notes PIPE at a number of shares equal to 0.2% of the gross proceeds of the Convertible Notes PIPE, in each regardless of the nominal issuer, and (iii) following the Domestication and the automatic conversion of the Class B Common Stock into Class A-2 Common Stock, M3-Brigade Merger Sub will merge with and into M3-Brigade, with M3-Brigade continuing as the surviving entity and wholly-owned subsidiary of Pubco, in connection with which all of the outstanding securities of M3-Brigade will be exchanged for rights to receive securities of Pubco at the M3-Brigade Merger Effective Time as follows: (V) each share of Class A-1 Common Stock will automatically convert into one share of Pubco Class A Common Stock, (W) each share of Class A-2 Common Stock will automatically convert into one share of Pubco Class B Common Stock, (X) each Class B Ordinary Share, if any, will automatically be cancelled and cease to exist, (Y) each Private Placement Warrant will automatically convert into one Pubco Private Warrant and (Z) each Public Warrant will automatically convert into one Pubco Public Warrant.

Company Merger

Following the M3-Brigade Merger Effective Time on the Closing Date, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving entity and wholly-owned subsidiary of Pubco, in connection with which all of the outstanding securities (other than dissenting shares, if any) of ReserveOne will be exchanged for rights to receive securities of Pubco at the Company Merger Effective Time as follows: (a) all issued and outstanding shares of ReserveOne Common Stock (including shares of common stock issued in connection with the Equity PIPE, if any) will be cancelled and converted into the right to receive such number of shares of Pubco Class A Common Stock as will be determined in accordance with the Allocation Schedule to be delivered prior and as a condition to Closing pursuant to the terms of the Business Combination Agreement and (b) each ReserveOne Warrants (if any) will automatically convert into one Pubco Warrant.

Consideration

Pursuant to the terms of the Business Combination Agreement, ReserveOne Stockholders, including Equity PIPE Investors (if applicable), will receive their pro rata share of the Equity Value in Pubco Class A Common Stock priced at $10.00 per share as agreed by the parties to the Business Combination Agreement. The Equity Value is equal to the sum of (i) $25,000,000 plus (ii) the proceeds from the Equity PIPE, minus (iii) all Indebtedness of the Group Companies as of immediately prior to the Closing, excluding, for the avoidance of doubt, proceeds from and indebtedness attributable to the Convertible Notes PIPE.

Sponsor Earnout

Pursuant to the terms of the Business Combination Agreement, a portion of the Pubco Class B Common Stock received by the Sponsor as consideration in the M3-Brigade Merger will be subject to forfeiture. The number of shares subject to forfeiture is calculated as follows:

•        A number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by ReserveOne or Pubco at the Closing, and (i) 0.004; plus

•        A number of shares of Pubco Class B Common Stock issued to the Sponsor equal to the product of (i) the total gross proceeds of the Convertible Notes PIPE actually received by Pubco at the Closing, and (ii) 0.002; plus

•        A number of Pubco Public Warrants issued to the Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by ReserveOne or Pubco at the Closing, and (ii) 0.005.

During the Sponsor Earnout Period, such Sponsor Earnout Shares will fully vest and no longer be subject to forfeiture upon the occurrence of the following events and in the following proportions:

•        (i) 50% of the Sponsor Equity Earnout Shares and (ii) 100% Sponsor Convertible Notes Earnout Shares will vest if the Pubco VWAP is greater than $12.00 for any 20 trading days out of any 30 consecutive trading days ending on the trading day immediately prior to the date of determination;

•        the remaining 50% of the Sponsor Equity Earnout Shares will vest if the Pubco VWAP is greater than $14.00 for any 20 trading days out of any 30 consecutive trading days ending on the trading day immediately prior to the date of determination; and

•        on the first business day of each calendar month during the Sponsor Earnout Period, one Sponsor Warrant Earnout Share will vest for every 20 Pubco Public Warrants issued in connection with the Equity PIPE that is exercised during the immediately preceding month, rounded up to the nearest whole Sponsor Warrant Earnout Share.

Until the occurrence of the applicable foregoing events and the subsequent vesting of the applicable Sponsor Earnout Shares, the Sponsor Earnout Shares will bear a legend referencing that they are subject to forfeiture and non-transferable pursuant to the provisions of the Business Combination Agreement. If the Equity PIPE and Convertible Notes PIPE fund as committed, 5,500,000 shares of Pubco Class B Common Stock will ultimately be issued to the Sponsor under the amended anti-dilution provisions in the Interim Charter and the terms of the M3-Brigade Merger, and 5,000,000 of such shares will be Sponsor Earnout Shares. Any Sponsor Earnout Shares that have not vested prior to such time will be forfeited at the expiration of the Sponsor Earnout Period.

Conditions to the Closing of the Business Combination

The Business Combination Agreement contains conditions to Closing, including the following mutual conditions of the parties (each of which may be waived by ReserveOne or M3-Brigade where permissible pursuant to applicable law): (i) the approval of the shareholders of M3-Brigade and the shareholders of ReserveOne, (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) no order or law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Business Combination being in effect; (iv) this registration statement, of which this proxy statement/prospectus is a part, having been declared effective, no stop order having been issued by the SEC and no proceeding seeking such a stop order having been threatened or initiated by the SEC and remain pending; (v) Pubco having amended and restated its certificate of incorporation in substantially the form of the Proposed Charter; (vi) the sum of aggregate proceeds actually received from the Trust Account (after giving effect to the redemption) and the Equity PIPE being no less than $500,000,000 net of unpaid expenses; and (vii) approval of (A) Pubco’s initial listing with Nasdaq and (B) the listing of the Pubco Class A Common Stock and the Pubco Public Warrants to be issued pursuant to the Mergers.

In addition, the obligations of ReserveOne to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions (each of which may be waived by ReserveOne where permissible pursuant to applicable law), in addition to the delivery by M3-Brigade of customary certificates and other Closing deliverables: (i) the representations and warranties of M3-Brigade being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) M3-Brigade having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing; (iii) the approval for listing on the Nasdaq of the Pubco Class A Common Stock to be issued in connection with the transactions contemplated by the Business Combination Agreement; (iv) the consummation of the Domestication; (v) M3-Brigade making all necessary arrangements to cause the Trustee to release all of the funds contained in the Trust Account available to M3-Brigade upon the Closing; (vi) delivery by M3-Brigade’s outside counsel of an opinion that (A) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Mergers constitute an exchange governed by the provisions of Section 351 of the Code; (vii) the execution and delivery of any of the Ancillary Documents to which M3-Brigade is party and (viii) the absence of any M3 Material Adverse Effect (as defined below) that is ongoing.

The obligations of M3-Brigade to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions (each of which may be waived by M3-Brigade where permissible pursuant to applicable law), in addition to the delivery by ReserveOne of customary certificates and other Closing deliverables: (i) the representations and warranties of ReserveOne being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) ReserveOne having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing; (iii) the execution and delivery of any of the Ancillary Documents to which ReserveOne or any of its affiliates is a party; and (iv) the absence of any Company Material Adverse Effect (as defined below) that is ongoing.

Representations and Warranties

Under the Business Combination Agreement, M3-Brigade made customary representations and warranties to ReserveOne relating to, among other things: organization and qualification; authority; consents and requisite governmental approvals; no violations; brokers; information supplied; capitalization; SEC filings; the Trust Account;

transactions with affiliates; litigation; compliance with applicable law; business activities; internal controls; listing; financial statements; no undisclosed liabilities; tax matters; compliance with international trade & anti-corruption laws; material contracts; transactions with related persons; the investment company act; investigation; and no other representations.

Under the Business Combination Agreement, ReserveOne made customary representations and warranties to M3-Brigade relating to, among other things: organization and qualification; capitalization; authority; financial statements; consents and requisite governmental approvals; no violations; absence of certain changes; activities of the Group Companies; litigation; compliance with applicable law; employee matters; brokers; intellectual property; the Equity PIPE; the Convertible Notes PIPE; tax matters; material contracts; transactions with related persons; compliance with international trade & anti-corruption laws; the investment company act; information supplied; investigation; and no other representations.

Material Adverse Effect

Many of the representations and warranties are qualified by materiality or material adverse effect.

“Company Material Adverse Effect” as used in the Business Combination Agreement means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of ReserveOne to consummate on a timely basis the Transactions or the Ancillary Documents, including the Company Merger in accordance with the terms thereof; provided, however, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, any changes, events, effects or occurrences arising after the date of the Business Combination Agreement arising from or related to: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes (or proposed changes) in any laws applicable to the Group Companies, (v) changes in the industries or markets in which any Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions and the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with (actually and potential) employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions and the Ancillary Documents or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) changes in the price or trading volume of Bitcoin or any other crypto currency (provided that the underlying cause of any such change, event, effect or occurrence in the price or trading volume may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (viii) changes (or proposed changes) in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate, (ix) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided, that the underlying cause of any such failure or change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (viii) or (x)), (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clauses (vii) through (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“M3 Material Adverse Effect” as used in the Business Combination Agreement means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of M3-Brigade, taken as a whole, or (b) the ability of M3-Brigade to consummate on a timely basis the Transactions or the Ancillary Documents, including the Domestication or the M3-Brigade Merger in accordance with the terms thereof; provided, however, in the case of clause (a), none of the following shall be taken into account in determining whether a M3 Material Adverse Effect has occurred or is reasonably likely to occur, any changes, events, effects or occurrences arising after the date of the Business Combination Agreement arising from or related to: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes (or proposed changes) in any laws applicable to M3-Brigade, (v) changes in the industries or markets in which M3-Brigade operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions and the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of M3-Brigade with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions and the Ancillary Documents or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by M3-Brigade to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided, that the underlying cause of any such failure or change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)), (viii) changes in the price or trading volume of Bitcoin or any other crypto currency (provided that the underlying cause of any such change, event, effect or occurrence in the price or trading volume may be considered in determining whether a M3 Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (ix) changes (or proposed changes) in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (x) may be taken into account in determining whether an M3 Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on M3-Brigade, taken as a whole, relative to other “SPACs”. Notwithstanding the foregoing, the amount of the redemption or the failure to obtain the M3-Brigade Shareholder Approval will not be deemed to be a M3 Material Adverse Effect.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at, and do not survive, the Closing, except for the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing.

Covenants

ReserveOne and M3-Brigade have each made certain covenants to each other, as applicable, under the Business Combination Agreement, including, among others, covenants relating to: conduct of business of ReserveOne; efforts to consummate; litigation; confidentiality and access to information; public announcements; tax matters; exclusive dealing; preparation of registration statement/proxy statement; approval of M3-Brigade’s shareholders; approvals of Pubco’s and Merger Subs’ shareholders; conduct of business of M3-Brigade; Nasdaq listing; the trust account; ReserveOne Stockholder’s approval; M3-Brigade indemnification; directors’ and officers’ insurance; ReserveOne’s indemnification and directors’ and officers’ insurance; post-closing directors and officers; financials; PIPE investments; Section 16 of the Exchange Act matters; no trading; ReserveOne governing documents; Pubco incentive plan; commitment to convert cash to Bitcoin; and further assurances.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of M3-Brigade and ReserveOne;

(b)    by M3-Brigade, if any of the representations or warranties of ReserveOne are not true and correct or if ReserveOne has failed to perform any covenant or agreement (including an obligation to consummate the Closing) such that certain conditions to Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after delivery of written notice and (ii) the termination date; provided, however, that M3-Brigade is not then in breach of the Business Combination Agreement, subject to certain conditions;

(c)     by ReserveOne, if any of the representations or warranties of M3-Brigade are not true and correct or if M3-Brigade has failed to perform any covenant or agreement (including an obligation to consummate the Closing) such that certain conditions to Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after delivery of written notice and (ii) the termination date; provided, however, that ReserveOne is not then in breach of the Business Combination Agreement, subject to certain conditions;

(d)    by either M3-Brigade or ReserveOne, if the Transactions have not been consummated on or prior to March 31, 2026, subject to certain exceptions;

(e)     by either M3-Brigade or ReserveOne, if any Governmental Entity issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order or other action shall have become final and non appealable;

(f)     by either M3-Brigade or ReserveOne if the M3-Brigade shareholders meeting has been held (including any adjournment or postponement thereof), has concluded, M3-Brigade’s shareholders have duly voted, and their approval of the Business Combination was not obtained; or

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of Willful Breach or Fraud (each as defined in the Business Combination Agreement).

Trust Account Waiver

ReserveOne agreed that they and their representatives will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law

The Business Combination Agreement is governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act will apply to the Domestication and any claims related to internal affairs of M3-Brigade prior to the Domestication).

Related Agreements

This section describes the material provisions of the Related Agreements but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Administrative Services Agreement

On or prior to the Closing, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, the Sponsor Parent and its affiliates will provide certain administrative, back-office and other services, including human resources, finance, accounting, tax, information technology, business development, marketing, project management, investment banking support, strategic consulting, facilities, operational support, and investor relations support and advice to Pubco following consummation of the Business Combination, on terms consistent with the term sheet set forth on Exhibit H attached to the Business Combination Agreement.

The Sponsor Parent will be entitled to a quarterly fee, in advance, equal to a percentage of Pubco’s total assets, except for the fees payable in respect of the first year of the Administrative Services Agreement, which Pubco will prepay at Closing in an amount equal to 1% of Pubco’s total assets after giving effect to the Closing, net of all expenses and liabilities payable or arising out of the Closing (but excluding liabilities for the principal amount of the Convertible Notes PIPE). The agreed fees under the Administrative Services Agreement are exclusive of any applicable taxes which remain the sole responsibility of Pubco. In addition, the Sponsor Parent will invoice Pubco for third-party costs, subject to an annual cap, initially $1 million per year.

The Administrative Services Agreement will have an initial term of five years and will automatically renew thereafter for a period of five years unless terminated in accordance with its terms. However, Pubco and the Sponsor Parent have the right, between now and 180-days following the Closing, to negotiate the final scope of services and the fee percentage. Either party has customary termination rights upon material breach or insolvency/bankruptcy of the other party. Following any termination of the Administrative Services Agreement, other than in connection with a material breach by the Sponsor Parent, for a period of one year following such termination, if Pubco proposes to engage a third-party provider to provide any services previously provided under the Administrative Services Agreement, the Sponsor Parent will have the right to provide such services to Pubco on the same economic terms offered by such third party provider, and, if so offered, Pubco and the Sponsor Parent will negotiate in good faith to enter into a new agreement for such services and any additional related services as agreed between Pubco and the Sponsor Parent.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor entered the Sponsor Support Agreement with M3-Brigade, ReserveOne and Pubco, pursuant to which the Sponsor has agreed to, among other things, (i) vote all its shares of M3-Brigade, whether currently owned or acquired prior to the Closing, (a) in favor of the Business Combination Agreement and the Domestication, the Merger Proposal, the Business Combination Proposal and the separate Advisory Organizational Documents Proposals, (b) against any Acquisition Proposal or Alterative Transaction, (c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by M3-Brigade (other than the Domestication, the Merger Proposal and the Business Combination Proposal); (d) against any change in the business of M3-Brigade, and (e) against any proposal, action or agreement involving M3-Brigade that would or would reasonably be expected to frustrate or impede the consummation of the Business Combination Agreement and the Transactions; (ii) fully comply with, and perform all of its assumed obligations, covenants and agreements set forth the Insider Letter, including not transferring (a) any of its Class B Ordinary Shares or Class A Ordinary Shares, shares of Pubco Class A Common Stock or shares of Pubco Class B Common Stock issued upon conversion of such Class B Ordinary Shares or Class A Ordinary Shares until the earlier of (x) one year after the consummation of the Business Combination, (y) following the consummation of the Business Combination Agreement, the date after which the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of M3-Brigade’s Business

Combination, or (z) the date on which Pubco completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the Pubco’s stockholders having the right to exchange their shares of Pubco Class A Common Stock for cash, securities or other property, or (b) any of its Pubco Private Warrants (including any shares underlying such warrants) until 30 days following the consummation of the Business Combination, subject, in each case, to certain customary exceptions.

Lock-Up Agreement

Within two business days of this registration statement on Form S-4 being declared effective, the Sponsor Parent and MI7 Founders will enter into the Lock-Up Agreement with Pubco, pursuant to which the Sponsor Parent and MI7 Founders will agree that all shares of Pubco Class A Common Stock and Pubco Private Warrants received by the Sponsor Parent and MI7 Founders in connection with the Transactions, but excluding any Pubco Class A Common Stock, Pubco Warrants or Pubco Class A Common Stock underlying such Pubco Warrants that are issued to MI7 Founders in the Equity PIPE, will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions. Shares of Pubco Class A Common Stock held by the Sponsor Parent and MI7 Founders will be locked up until the earlier of (A) one year after the Closing and (B) after the Closing Date, (x) if the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which Pubco consummates a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property. The Pubco Private Warrants (or any shares of Pubco Class A Common Stock underlying the Pubco Private Warrants) held by the Sponsor Parent and MI7 Founders will be locked-up and subject to transfer restrictions until 30 days after the completion of a Business Combination.

Registration Rights Agreement

Concurrently with the Closing, M3-Brigade, Pubco, the Sponsor, the Sponsor Parent and MI7 Founders (the Sponsor, the Sponsor Parent and MI7 Founders each, a “Holder” and collectively, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which Pubco will assume the registration obligations of M3-Brigade under such registration rights agreement. Under the Registration Rights Agreement, the Holders have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of the (a) the Founder Shares, (b) the shares of Pubco Class A Common Stock issuable upon conversion of the Founder Shares; (c) the Pubco Private Warrants (including any shares of Pubco Class A Common Stock issued or issuable upon the exercise of any such Pubco Private Warrants), including those issuable upon conversion of any working capital loans made to M3-Brigade by the Sponsor, (d) any outstanding shares of Pubco Class A Common Stock or any other equity security (including shares of Pubco Class A Common Stock issued or issuable upon the exercise of any other equity security) of Pubco received by a Holder in the Mergers or held by a holder as of the date of the Registration Rights Agreement or held as of the Closing Date, including any securities purchased in connection therewith; (e) any outstanding shares of Pubco Class A Common Stock (or any other equity security (including shares of Pubco Class A Common Stock issued or issuable upon the exercise of any other equity security of Pubco)) acquired by a Holder following the date of the Registration Rights Agreement to the extent that such securities are “restricted securities”, as defined in Rule 144 or are otherwise held by an “affiliate” (as defined in Rule 144) of Pubco; and (f) any other equity security of Pubco issued or issuable with respect to any such shares of Pubco Class A Common Stock by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, re-domestication, reorganization, or other similar transaction (collectively, the “Registrable Securities”). It is expected that an aggregate of 12,687,500 shares of Pubco Class A Common Stock issuable upon conversion of shares of Pubco Class B Common Stock will be subject to the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Holders holding a majority in interest of the then-outstanding Registrable Securities held by all Holders will be entitled to make a written demand for registration under the Securities Act of all or part of their Registrable Securities. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file or confidentially submit a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, Pubco will give notice to all of the Holders of Registrable Securities, as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, the Holders will be entitled under the Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time. Under the Registration Rights Agreement, Pubco will indemnify the Holder of Registrable Securities, its affiliates, officers and directors and each person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) resulting from any misstatement or alleged misstatement, unless the same are caused by or contained in any information furnished in writing to Pubco by such Holder expressly for use therein, and the Holders of Registrable Securities will agree to indemnify Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable outside attorneys’ fees) caused by their misstatements or omissions in those documents.

Equity PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Equity PIPE Investors entered into the Equity PIPE Subscription Agreements with ReserveOne, Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of (a) either (i) ReserveOne Common Stock or (ii) in the event the issuance of ReserveOne Common Stock would, in the opinion of M3-Brigade, ReserveOne or Pubco on the advice of any of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Code, Pubco Class A Common Stock and (b) either (i) ReserveOne Warrants or (ii) in the event the issuance of ReserveOne Warrants would, in the opinion of M3-Brigade, ReserveOne or Pubco and on the advice of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Code, Pubco Warrants at a purchase price of $10.00 per Equity PIPE Security, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one Equity PIPE Warrant. The Equity PIPE Warrants will be issued pursuant to the Pubco Warrant Agreement. The Equity PIPE Investors are permitted, under the Equity PIPE Subscription Agreements, to satisfy their commitments thereunder, in whole or in part, if they hold Class A Ordinary Shares, by electing not to redeem such Class A Ordinary Shares, subject to certain conditions and restrictions set forth in the Equity PIPE Subscription Agreements. The purchase price for the Equity PIPE Securities may be paid in either cash or Bitcoin, at the sole election of each of the Equity PIPE Investors. The net proceeds of the Equity PIPE will be converted into Bitcoin, except for a de minimis amount to fund near-term operating expenses.

The closing of the Equity PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Equity PIPE Investors’ consent to any amendments, modifications or waivers to the terms of the BCA that would reasonably be expected to materially and adversely affect the economic benefits of the Equity PIPE Investors, among other customary closing conditions.

Pursuant to the Equity PIPE Subscription Agreements, Pubco has agreed to register and maintain the registration of the Equity PIPE Securities and Equity PIPE Warrant Shares by filing a resale registration statement with the SEC within 30 calendar days after the Closing (at Pubco’s sole cost and expense) to register the resale of the Equity PIPE Securities and Equity PIPE Warrant Shares. Pubco has agreed to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days depending on whether the SEC issues comments on the resale registration statement.

Each Equity PIPE Subscription Agreement will terminate and be void and of no further force and effect, subject to certain exceptions, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) July 7, 2026.

Pubco Warrant Agreement

Pubco or ReserveOne (as applicable, the “Equity PIPE Issuer”) will not be obligated to deliver any Equity PIPE Warrant Shares pursuant to the exercise of an Equity PIPE Warrant and will have no obligation to settle such Equity PIPE Warrant exercise unless a registration statement under the Securities Act with respect to the Equity PIPE Warrant Shares underlying the Equity PIPE Warrants is then effective and a prospectus relating thereto is current. Additionally, no Equity PIPE Warrant will be exercisable and the Equity PIPE Issuer will not be obligated to issue an Equity PIPE Warrant Share upon exercise of an Equity PIPE Warrant unless the Equity PIPE Warrant

Shares issuable upon such Equity PIPE Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the registered holder of the Equity PIPE Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Equity PIPE Warrant, the holder of such Equity PIPE Warrant will not be entitled to exercise such Equity PIPE Warrant. In no event will the Equity PIPE Issuer be required to net cash settle any Equity PIPE Warrant.

If Pubco, at its option, requires that the holders of Equity PIPE Warrants who exercise their Equity PIPE Warrants do so on a cashless basis, the holders of such Equity PIPE Warrants would pay the Equity PIPE Warrant exercise price by surrendering the Equity PIPE Warrants for that number of Equity PIPE Warrant Shares equal to the quotient obtained by dividing (x) the product of the number of Equity PIPE Warrant Shares underlying the Equity PIPE Warrants surrendered, multiplied by the excess of the “fair market value” of the Equity PIPE Warrant Shares over the exercise price of the Equity PIPE Warrants by (y) the fair market value. Under the Pubco Warrant Agreement, “fair market value” means the average reported closing price of shares of Pubco Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise redemption is sent to the holders of Equity PIPE Warrants.

The Equity PIPE Issuer may redeem all, but not less than all, of the outstanding Equity PIPE Warrants (i) in whole and not in part; (ii) at a price of $0.01 per Equity PIPE Warrant; (iii) upon a minimum of 30 days’ prior written notice of redemption; and (iv) only if the last reported sale price of shares of Pubco Class A Common Stock equals or exceeds $18.00 per share (subject to adjustment as set forth in the Pubco Warrant Agreement) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing and ending on the third trading day prior to the date on which the notice of redemption is given.

Additionally, if the number of shares of Pubco Class A Common Stock is increased by a share capitalization payable in shares of Pubco Class A Common Stock, or by a subdivision of shares of Pubco Class A Common Stock or other similar event, then, on the effective date of such share recapitalization, subdivision or similar event, the number of Equity PIPE Warrant Shares issuable on exercise of each Equity PIPE Warrant will be increased in proportion to such increase in the outstanding number of shares of Pubco Class A Common Stock. A rights offering made to all or substantially all holders of shares of Pubco Class A Common Stock entitling holders to purchase shares of Pubco Class A Common Stock at a price less than the historical fair market value will be deemed a share capitalization of a number of such shares equal to the product of (i) the number of shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the applicable shares) and (ii) one minus the quotient of (x) the price per share paid in such rights offering divided by (y) the historical fair market value. If the rights offering is for securities convertible into or exercisable for shares of Pubco Class A Common Stock in determining the price payable for such shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. Under the Pubco Warrant Agreement, “historical fair market value” means the volume weighted average price of shares of Pubco Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the relevant shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Convertible Notes Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Convertible Notes Investors entered into the Convertible Notes Subscription Agreements with Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Convertible Notes Investors have agreed to purchase $250,000,000 in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes, upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco granted the Convertible Notes Investors an option to purchase additional Convertible Notes in an aggregate principal amount of up to $50,000,000, on a pro rata basis based on each Convertible Notes Investor’s initial subscription for Convertible Notes. The option period expired on August 7, 2025, and no Convertible Notes Investors opted to purchase additional Convertible Notes. The net proceeds of the Convertible Notes PIPE will be converted into Bitcoin, except for a de minimis amount to fund near-term operating expenses.

The closing of the Convertible Notes PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Convertible Notes Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that are material and adverse economically to the Convertible Notes Investors, among other customary closing conditions.

Pursuant to the Convertible Notes Subscription Agreements, Pubco has agreed file a registration statement registering the resale of the Convertible Notes and shares of Pubco Common Stock issuable upon conversion of the Convertible Notes no later than 30 calendar days after the Closing (at Pubco’s sole cost and expense). Pubco has agreed to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on whether the SEC issues comments on the resale registration statement.

Each Convertible Notes Subscription Agreement shall terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) July 7, 2026.

At Closing, in connection with the issuance of the Convertible Notes, (i) Pubco, U.S. Bank Trust Company, National Association, as trustee and collateral agent (in its capacity as the collateral agent, the “Collateral Agent”), will enter into the Indenture, (ii) Pubco and the Collateral Agent will enter into the Securities Agreement and (iii) Pubco, the Collateral Agent and Coinbase Custody Trust Company, LLC and Coinbase Inc., as custodians, will enter into an account control agreement.

Indenture

Pursuant to the Convertible Notes Subscription Agreements, at Closing, Pubco intends to enter into the Indenture with U.S. Bank Trust Company, National Association, as trustee and collateral agent, with respect to the Convertible Notes.

The Convertible Notes will mature approximately five years after the Closing Date, unless earlier repurchased or converted. Each Convertible Note holder (a “Convertible Holder”) will have the right, at its option, to require Pubco to repurchase its Convertible Notes for cash on the third anniversary of the Closing Date, subject to the terms and conditions in the Indenture and will be convertible, as described below.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Furthermore, Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes if, (A) (i) Pubco has not satisfied its obligations to timely file, or have declared effective, a registration statement covering the resale of the Convertible Notes and the underlying shares of Pubco Class A Common Stock as required by the Convertible Notes Subscription Agreement, or the use of such registration statement is suspended under certain conditions described in the Convertible Notes Subscription Agreement and (ii) the Convertible Notes or the underlying shares of Pubco Class A Common Stock may not then be sold freely under Rule 144 under the Securities Act without volume limitations or public information requirements (provided Pubco has complied with the requirements of Rule 144(i)(2)), or (B) if elected by Pubco as the sole remedy for an Event of Default relating to Pubco’s failure to comply with certain reporting obligations under the Indenture, upon the occurrence of such an Event of Default.

At Closing, the Convertible Notes will be secured by Collateral (as defined in the Indenture) comprised of a number of Bitcoin equal to the aggregate principal amount of Convertible Notes issued at Closing multiplied by two, and then divided by the average Bitcoin price over the ten consecutive days immediately prior to Closing. The Collateral may be released upon the occurrence of certain events as described in the Indenture.

If a Fundamental Change (as defined in the Indenture) occurs, each Convertible Holder may require Pubco to repurchase that Convertible Holder’s Convertible Notes on a date of Pubco’s choosing that is no less than 20 business days nor more than 35 business days after the date Pubco sends notices of the Fundamental Change pursuant to the Indenture.

Before the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes only upon the occurrence of certain events. On and after the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately preceding the maturity date. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A Common Stock, entirely in cash or in a combination of shares of Pubco Class A Common Stock and cash. The initial conversion rate will be 76.9231 shares of Pubco Class A Common Stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A Common Stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Convertible Notes will be redeemable, in whole or in part (subject to certain limitations), at Pubco’s option at any time, and from time to time, on or after the third anniversary of the Closing Date and on or before the 21st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Pubco Class A Common Stock exceeds 130% of the conversion price (i) for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Pubco sends the related redemption notice; and (ii) on the trading day immediately before the date Pubco sends such notice. In addition, calling any Convertible Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.

The Indenture will contain certain covenants, including a limitation on Pubco’s ability to incur, assume or guarantee additional debt secured by a lien on the Collateral. The Indenture will also include customary provisions relating to the occurrence of Events of Default.

A copy of the form of Indenture is attached as Exhibit A to the form of Convertible Notes Subscription Agreement filed as Exhibit 10.15 to the registration statement of which this proxy statement/prospectus forms a part, and is incorporated herein by reference.

The foregoing descriptions of the Related Agreements are qualified in their entirety by reference to the full text of the respective forms of the Related Agreements, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the M3-Brigade Board and the M3-Brigade Special Committee vote in favor of the Business Combination, Public Shareholders should be aware that the Sponsor, directors and officers of M3-Brigade and other have interests in the Business Combination that are different from, or in addition to, those of M3-Brigade’s other shareholders generally. M3-Brigade’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to M3-Brigade’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

As to the Sponsor

•        The fact that the Original Sponsor originally purchased 7,187,500 Founder Shares from M3-Brigade for an aggregate price of $25,000, the Original Sponsor and Cantor originally purchased 8,337,500 Private Placement Warrants from M3-Brigade for an aggregate purchase price of $8,337,500, all Founder Shares and 5,043,750 Private Placement Warrants were subsequently sold by the Original Sponsor to the Sponsor for $6,467,500 and 3,293,750 Private Placement Warrants were subsequently sold by Cantor to the Sponsor for $10. Of the 8,337,500 Private Placement Warrants acquired by the Sponsor, 2,501,250 Private Placement Warrants were subsequently transferred by the Sponsor to MI7 Founders, and the Sponsor retains the remaining 5,836,250 Private Placement Warrants.

•        The fact that the Founder Shares will have a significantly higher value at the time of the Business Combination if it is consummated than their original purchase price, and, based on the closing trading price of the Class A Ordinary Shares on December 4, 2025, which was $10.61, would have an aggregate value of approximately $76.26 million as of the same date. If M3-Brigade does not consummate the Business Combination or another initial business combination by August 2, 2026 (unless such date is extended by Public Shareholders), and M3-Brigade is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of approximately $0.90 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return.

•        The fact that the Founder Shares and Private Placement Warrants sold to the Sponsor for an aggregate purchase price of $6,467,510 will be worthless if the Business Combination or another initial business combination is not consummated (although the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants). The aggregate value of the Private Placement Warrants held by the Sponsor and its affiliates is estimated to be approximately $6.34 million, assuming the per warrant value of the Private Placement Warrants is the same as the $0.76 closing price of the Public Warrants on Nasdaq on December 4, 2025).

•        The fact that the Sponsor was issued the Sponsor Note pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor to provide M3-Brigade with general working capital. The Sponsor Note bears no interest and is payable in full upon the consummation of M3-Brigade’s initial business combination. Up to $1,500,000 of the aggregate principal amount drawn under the Sponsor Note may be repaid with Pubco Warrants at a price of $1.00 per Pubco Warrant. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid and may not be able to be converted into Pubco Warrants, pursuant to its terms. As of December 4, 2025, an aggregate of $2,000,000 was outstanding under the Sponsor Note.

•        The fact that following the Closing, Pubco will have two classes of common stock, Pubco Class A Common Stock and Pubco Class B Common Stock. Shares of Pubco Class A Common Stock and Pubco Class B Common Stock will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by law or the Proposed Charter. Each share of Pubco Class A Common Stock entitles its holders to one vote per share and each share of Pubco Class B Common Stock entitles its holders to ten votes per share on all matters presented to Pubco shareholders generally. Upon consummation of the Transactions, the Sponsor will own 100% of Pubco Class B Common Stock.

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained elsewhere in this proxy statement/prospectus.

•        CC Capital indirectly controls the Sponsor and ReserveOne. Upon consummation of the Transactions, CC Capital will indirectly control through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. CC Capital may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

As to Chinh Chu, President of M3-Brigade and Founder and Senior Managing Director of CC Capital:

•        Mr. Chu has an indirect interest in the Sponsor through his indirect controlling ownership interest in CC Capital and its affiliates. Upon consummation of the Transactions, Mr. Chu will indirectly own through (i) the Sponsor, 12,687,500 shares of Pubco Class B Common Stock (assuming the Equity PIPE and Convertible Notes PIPE are funded as committed) and 5,836,250 Pubco Private Warrants, (ii) the Sponsor Parent, 2,500,000 shares of Pubco Class A Common Stock and (iii) MI7 Founders, 5,515,000 shares of

Pubco Class A Common Stock acquired in the Equity PIPE and 8,016,250 Pubco Warrants, which include 5,515,000 Equity PIPE Warrants. Mr. Chu may be deemed to beneficially own all such Pubco Securities, which represent 65% immediately upon consummation of the Business Combination (or 50% on a fully-diluted basis) of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% immediately upon consummation of the Business Combination (or 55% on a fully-diluted basis) of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        Prior to the consummation of the Transactions, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, (i) the Sponsor Parent and its affiliates will provide certain back-office and administrative services to Pubco following consummation of the Transactions, and (ii) receive fees and other compensation. For more information about the Administrative Services Agreement, see “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” contained elsewhere in this proxy statement/prospectus.

•        The anticipated appointment of Mr. Chu as Vice Chair of the Pubco Board in connection with the consummation of the Business Combination. As such, in the future, Mr. Chu will receive certain cash and/or equity compensation that the Pubco Board determines to pay him. Upon consummation of the Business Combination, it is anticipated that Mr. Chu will receive an annual cash retainer of $400,000, payable quarterly in arrears. Further, he will be eligible to participate in the Membership Interests (as defined below), which initial ownership percentage will be approximately 27% and which will vest in equal installments annually over four years.

As to Robert Rivas (“Reeve”) Collins, Chief Executive Officer of M3-Brigade

•        The anticipated appointment of Mr. Collins, M3-Brigade’s Chief Executive Officer, as Non-Executive Chairman of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Collins will receive certain cash and/or equity compensation that the Pubco Board determines to pay him. Upon the consummation of the Business Combination, it is anticipated that Robert Rivas (“Reeve”) Collins will receive an annual cash retainer of $400,000, payable quarterly in arrears and that the Pubco Board will consider an initial equity award for Mr. Collins in a target amount equal to 5% of the Incentive Plan share reserve as of the date of grant. Further, he will be eligible to participate in the Membership Interests, which initial ownership percentage will be approximately 30% and which will vest in equal installments annually over four years.

As to the Sponsor and M3-Brigade’s Officers and Directors Generally

•        The fact that the Sponsor has waived its right to redeem the Founder Shares and any other Ordinary Shares held by the Sponsor, or to receive distributions from the Trust Account with respect to the Founder Shares upon M3-Brigade’s liquidation if M3-Brigade is unable to consummate its initial business combination. None of M3-Brigade’s directors or officers directly own any Founder Shares or Class A Ordinary Shares.

•        The fact that unless M3-Brigade consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 4, 2025, no directors or officers of M3-Brigade have incurred any expenses for which they expect to be reimbursed at the Closing.

•        The fact that the Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

As to Cantor, BTIG and Houlihan

•        The fact that, pursuant to the Underwriting Agreement, upon consummation of the Business Combination, Cantor will receive a deferred underwriting fee of $13.4 million. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the deferred underwriting fee.

•        Cantor has been engaged to serve as M3-Brigade’s capital markets advisor and placement agent with regard to the Equity PIPE and the Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of up to $19,875,000 and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, Cantor has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Cantor will not receive the Cantor Placement Agent Fee.

•        BTIG has been engaged to serve as co-placement agent with regard to the Equity PIPE and the Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of $1,000,000 and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, BTIG has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, BTIG will not receive the BTIG Placement Agent Fee.

•        Houlihan has been engaged to serve as co-placement agent with regard the Equity PIPE and the Convertible Notes PIPE in connection with the Business Combination and will receive certain placement agent advisory fees in the aggregate amount of $1,000,000 and be entitled to reimbursement of certain customary expenses and indemnification. Accordingly, Houlihan has an interest in M3-Brigade completing the Business Combination because, if the Business Combination or another initial business combination is not consummated, Houlihan will not receive the Houlihan Placement Agent Fee.

The Sponsor’s Prior Experience with Blank Check Companies

The Sponsor was formed in the State of Delaware as a limited liability company. The Sponsor Parent is the controlling member of the Sponsor. CC Capital Ventures LLC (“CC Ventures”) is the controlling member of the Sponsor Parent and CC Capital SP, LP (“CC Capital SP”) is the sole member of CC Ventures. CC Capital GP, LLC (“CC Capital GP”) is the general partner of CC Capital SP, and Chinh Chu is the sole member of CC Capital GP.

The Sponsor has no business operations and only serves as a vehicle that holds equity interests in M3-Brigade. The Sponsor and its affiliates have experience in sponsoring and operating blank check companies as follows:

In April 2016, CC Capital Management, LLC and BilCar, LLC founded CF Corporation, a blank check company, which completed its initial public offering in May 2016. In November 2017, CF Corporation consummated the acquisition of Fidelity & Guaranty Life, and the name of the company was changed from “CF Corporation” to “FGL Holdings” (NYSE: FG). Mr. Chu served as Co-Executive Chairman of CF Corporation from May 2016 until the consummation of its business combination and remained as Co-Executive Chairman FGL Holdings until it was acquired by Fidelity National Financial, Inc. (NYSE: FNF) in June 2020.

In January 2020, CC Capital SP and Neuberger Berman Opportunistic Capital Solutions Master Fund LP founded CC Neuberger Principal Holdings I, a blank check company, which completed its initial public offering in April 2020 and completed its business combination with E2open Parent Holdings, Inc. (NYSE: ETWO) in February 2021. Mr. Chu served as the Chief Executive Officer and director of CC Neuberger Principal Holdings I from January 2020 until the consummation of its business combination and remained as the Chairman of the board of directors of E2open Parent Holdings, Inc. until E2open Parent Holdings, Inc. was acquired by WiseTech Global Limited (ASX: WTC) in August 2025.

In May 2020, CC Capital SP and Neuberger Berman Opportunistic Capital Solutions Master Fund LP founded CC Neuberger Principal Holdings II, a blank check company, which completed its initial public offering in August 2020 and completed its business combination with Getty Images Holdings, Inc. (NYSE: GETY) in July 2022. Mr. Chu served as the Chief Executive Officer and director of CC Neuberger Principal Holdings II from August 2020 until the consummation of its business combination and remains as a board director of Getty Images Holdings, Inc.

In July 2020, CC Capital SP and Neuberger Berman Opportunistic Capital Solutions Master Fund LP founded CC Neuberger Principal Holdings III, a blank check company, which completed its initial public offering in February 2021. In November 2023, CC Neuberger Principal Holdings III announced its intention to liquidate and dissolve. Mr. Chu served as the Chief Executive Officer and director of CC Neuberger Principal Holdings III through its liquidation.

Mr. Chu was one of the founders of Collier Creek Holdings, a blank check company, which completed its initial public offering in October 2018 and completed its business combination with Utz Brands, Inc. (NYSE: UTZ) in August 2020. Mr. Chu served as the Vice Chairman and a director of Collier Creek Holdings from October 2018 until the consummation of its business combination.

Exchange Listing

The Units (each consisting of one Class A Ordinary Share and one-half of one Public Warrant), Class A Ordinary Shares, and Public Warrants (each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share) are currently traded on Nasdaq under the symbols “MBAVU”, “MBAV” and “MBAVW,” respectively. Following the Closing, the Units, Class A Ordinary Shares and Public Warrants will no longer trade. Pubco will apply for listing, to be effective upon the Closing, of the shares of Pubco Class A Common Stock and Pubco Warrants on Nasdaq under the symbols “RONE” and “RONEW,” respectively. There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Background of the Business Combination

M3-Brigade is a blank check company incorporated as a Cayman Islands exempted company on March 12, 2024 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to consummating its IPO on August 2, 2024, neither M3-Brigade, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed business combination transaction between M3-Brigade and ReserveOne. The terms of the proposed Business Combination with ReserveOne are the result of arm’s-length negotiations between representatives of M3-Brigade and ReserveOne. The following is a description of the background of these negotiations and the resulting proposed Business Combination. It does not describe every conversation, meeting or piece of correspondence among M3-Brigade, ReserveOne and their respective management teams, board of directors, equity owners and their respective advisors.

After the consummation of the IPO, M3-Brigade conducted a targeted search for an appropriate business combination partner, drawing upon the networks of relationships of its management team, the members of the M3-Brigade Board, the Original Sponsor, and their respective affiliates. M3-Brigade’s search focused on companies in energy and other industries, as well as other opportunities with which members of its management team or board had familiarity. Having previously had involvement with multiple special purpose acquisition companies, the M3-Brigade Board and management team were primarily seeking targets which were both viable as a public company and had long-term, proven revenue streams.

M3-Brigade had introductory discussions with approximately ten potential targets. In most of these cases, the introductory discussions quickly revealed that the counterparty would not be an appropriate business combination target for M3-Brigade and the discussions were quickly terminated.

The decisions not to pursue further discussion with the ten potential targets were generally based upon M3-Brigade’s assessment that the potential target companies’ businesses were not sufficiently mature to make any of them a compelling public company investment. This included an assessment that there was insufficient certainty concerning, among other things, (i) each of the target company’s ability to achieve its targeted financial projections, (ii) the long-term viability of each target businesses or its industry for such target company’s ability to compete in the long-term; and (iii) the ability of M3-Brigade to generate sufficient interest from institutional investors in each target company or its relevant industry. M3-Brigade had terminated discussion with each of these potential targets prior to meeting with ReserveOne.

M3-Brigade entered into more substantive discussion with two companies (Target Company A and Target Company B) in the energy transition sector but ultimately determined they were not appropriate targets and terminated further discussions and elected to move forward with pursuing a transaction with ReserveOne as further discussed herein.

Target Company A

Target Company A was a UK-based energy infrastructure company. Target Company A was brought to M3-Brigade’s attention by a former M-3 Brigade employee. M3-Brigade delivered an indication of interest letter to Target Company A in November 2024 and spoke with representatives of Target Company A on numerous occasions.

Target Company A and M3-Brigade then jointly concluded that it would not be beneficial to pursue further discussions because, among other things, they were unlikely to reach mutual agreement on an acceptable valuation for Target Company A.

Target Company B

Target Company B was a California-based designer and manufacturer of fast-charging electrical vehicle batteries. Target Company B was introduced to M3-Brigade by Cantor. M3-Brigade and representatives of Target Company B spoke in April 2025. M3-Brigade ultimately concluded that the parties were not likely to reach mutual agreement on valuation and that Target Company B’s revenue stream was not sufficiently robust at that time to support a stable public company valuation. Accordingly, no further discussions concerning a business combination were held.

In early May 2025, Cantor contacted Mohsin Y. Meghji, who was then the Executive Chairman of M3-Brigade and Chief Executive Officer of the Original Sponsor, to inform him that a seasoned sponsor of special purpose acquisition companies was seeking to acquire the Original Sponsor’s interests in an existing special purpose acquisition company and asking whether the Original Sponsor would be interested in entering into discussions with that entity for the sale of the Original Sponsor’s interest in M3-Brigade. Mr. Meghji informed the representatives of Cantor that the Original Sponsor and M3-Brigade would be willing to have preliminary discussions with the potential acquirer (i.e., the Sponsor) to determine whether mutually agreeable terms for such a transaction could be agreed upon. On May 6, 2025, Charles Garner, as a representative of the Original Sponsor, spoke by telephone with representatives of the Sponsor, including Aequum Law (“Aequum”), counsel to CC Capital to discuss financial terms and transaction timing and mechanics. The parties determined that a transaction might be viable and that they would work on an accelerated basis to negotiate and execute definitive transaction documents. As the Sponsor would disclose in the Sponsor Schedule 13D (as defined below) filed in connection with the purchase of the Transferred Sponsor SPAC Securities, the Sponsor believed that the Original Sponsor’s equity in M3-Brigade represented an attractive investment opportunity and had a business idea in mind to negotiate a potential business combination in the crypto asset space, potentially with an affiliate of the Sponsor.

On May 12, 2025, Aequum delivered an initial draft securities purchase agreement to the Original Sponsor, which contemplated the Sponsor’s purchase of the Founder Shares and the Private Placement Warrants held by the Original Sponsor.

On May 13, 2025, Mr. Meghji met with Chinh Chu, founder of CC Capital to discuss the potential acquisition by the Sponsor of the Original Sponsor’s interests in M3-Brigade. On May 13, 2025, Mr. Garner, in his capacity as counsel for the Original Sponsor and M3-Brigade, Aequum and Akin Gump Strauss Hauer & Feld (“Akin”), counsel to CC Capital (and subsequently ReserveOne), held a meeting to discuss key issues relating to the securities purchase agreement. Between May 13, 2025 and May 27, 2025, the Original Sponsor, the Sponsor and their respective legal advisors engaged in numerous discussions and negotiations related to the terms of the securities purchase agreement and related deliverables and the Sponsor and its legal advisors engaged in due diligence regarding M3-Brigade. By May 17, 2025, the securities purchase agreement was in nearly final form, but counsel to the Original Sponsor and the Sponsor continued to engage on ancillary documents and due diligence through May 27, 2025.

On May 18, 2025, Akin delivered to counsel for Cantor an initial draft warrant purchase agreement, which contemplated the Sponsor’s purchase of the Private Placement Warrants held by Cantor for nominal consideration. Between May 18, 2025 and May 27, 2025, advisors for the Sponsor and Cantor exchanged drafts of the warrant purchase agreement.

On May 23, 2025, M3-Brigade entered the 2025 SPA with the Original Sponsor and the Sponsor, an affiliate of CC Capital, which is beneficially owned by Chinh Chu, now the President of M3-Brigade, pursuant to which the Original Sponsor agreed to sell, and the Sponsor agreed to purchase, 7,187,500 Class B Ordinary Shares, and 5,043,750 Private Placement Warrants of M3-Brigade owned by the Original Sponsor for an aggregate purchase price of $6,467,500.

On May 27, 2025, the closing of the sale of the Transferred Sponsor SPAC Securities occurred.

Also on May 27, 2025, the Sponsor also entered into an agreement to purchase 3,293,750 additional Private Placement Warrants from Cantor for a purchase price of $10.00 and the closing of the sale of the Cantor Warrants occurred on May 27, 2025.

Effective on May 27, 2025, Thomas L. Fairfield and Edward Murphy were appointed to the M3-Brigade Board, Matthew Perkal stepped down from his role as the Chief Executive Officer and was appointed the Chief Operating Officer of M3-Brigade, and Mo Meghji stepped down from his role of Executive Chairman of the M3-Brigade Board to Chairman of the M3-Brigade Board. The M3-Brigade Board then appointed Chinh Chu as President of M3-Brigade and Reeve Collins as Chief Executive Officer of M3-Brigade. The M3-Brigade Board also approved a charter for its corporate governance and nominating committee, and appointed and reconfirmed the membership of its various committees.

ReserveOne was formed on May 27, 2025 by an affiliate of CC Capital. As disclosed in the Schedule 13D filed by the Sponsor and other affiliates of CC Capital on June 3, 2025 (the “Sponsor Schedule 13D”), CC Capital intended to engage in discussions with members of the M3-Brigade Board regarding a potential business combination in the crypto asset space, potentially with an affiliate of CC Capital. On May 27, 2025, a representative from Aequum, on behalf of CC Capital, the Sponsor and ReserveOne, presented to M3-Brigade the idea of a potential business combination transaction with ReserveOne.

On May 27, 2025, the M3-Brigade Board held a special meeting to consider the potential business combination transaction with ReserveOne. At the special meeting, the M3-Brigade Board approved the creation of a Special Committee consisting of Thomas Fairfield, Edward Murphy and Benjamin Rattner each determined by the M3-Brigade Board to be an independent board member and disinterested with respect to ReserveOne, to consider a potential business combination transaction with ReserveOne, a newly formed company affiliated with the Sponsor and CC Capital, the indirect 100% equity owner of the Sponsor. The M3-Brigade Special Committee was delegated exclusive authority to, among other things, (i) evaluate the terms of a potential transaction with ReserveOne, (ii) negotiate definitive agreements with respect to the potential transaction with ReserveOne with full and sole authority for the execution and delivery of any such agreements being subject, however, to the approval of the M3-Brigade Board, and (iii) report to the M3-Brigade Board the recommendations and conclusions of the M3-Brigade Special Committee with respect to the potential transaction with ReserveOne. The M3-Brigade Board appointed Mr. Fairfield as the M3-Brigade Special Committee’s chairman. Following the formation of the M3-Brigade Special Committee, members of the committee initiated a search for its own legal and financial advisors to assist the committee in its consideration of the potential transaction with ReserveOne.

On May 30, 2025, the M3-Brigade Special Committee held a special meeting and discussed potential financial and legal advisors that could provide advice and analysis in connection with the M3-Brigade Special Committee’s evaluation of the proposed transaction with ReserveOne. The M3-Brigade Special Committee subsequently interviewed two legal advisor candidates and three financial advisor candidates.

On May 30, 2025, the M3-Brigade Special Committee interviewed Troutman Pepper Locke LLP (“Troutman”) to serve as legal counsel to the M3-Brigade Special Committee. During the interview process, Troutman informed the M3-Brigade Special Committee that it performs legal services for CC Capital and certain affiliated companies of CC Capital in certain unrelated matters. Troutman also informed the M3-Brigade Special Committee that it had recently been engaged to provide general corporate legal services for M3-Brigade. The M3-Brigade Special Committee concluded, following discussion, that Troutman’s legal services for CC Capital were unrelated to the potential transaction with ReserveOne, and were immaterial insofar as they constituted far less than 1% of Troutman’s revenue in each of the prior two years. The M3-Brigade Special Committee also concluded that neither Troutman’s limited services to CC Capital nor its services for M3-Brigade would affect Troutman’s ability to provide disinterested legal advice to the M3-Brigade Special Committee in connection with the consideration of the potential transaction with ReserveOne. In addition, the M3-Brigade Special Committee concluded that the potential impact of such relationships was immaterial and therefore outweighed by Troutman’s general qualifications as well as its knowledge and familiarity with the SPAC industry and the cryptocurrency industry, including structuring considerations applicable to the potential business combination transaction with ReserveOne. Subsequently, the M3-Brigade Special Committee approved the engagement of Troutman to serve as legal counsel to the M3-Brigade Special Committee in connection with the potential transaction with ReserveOne.

From May 30, 2025, to June 5, 2025, the M3-Brigade Special Committee reviewed information from three investment banks with significant experience advising on de-SPAC transactions and considered their qualifications to serve as financial advisor to the M3-Brigade Special Committee. On June 5, 2025, the M3-Brigade Special Committee interviewed Lincoln to serve as financial advisor to the M3-Brigade Special Committee in connection with the proposed transaction with ReserveOne. During the interview process, Lincoln informed the M3-Brigade Special Committee that it has not performed any services to M3-Brigade, CC Capital or their respective affiliates.

During the first week of June 2025, representatives of ReserveOne, the M3-Brigade Special Committee, Akin and Troutman engaged in multiple discussions relating to the structure and tax implications for the potential transaction between M3-Brigade and ReserveOne as well as certain key transaction terms, including, among other things, the valuation of ReserveOne, voting rights following the consummation of a proposed business combination with ReserveOne, the potential offering of Equity PIPE Securities and/or Convertible Notes and the post-closing governance and management of the company following a proposed business combination.

On June 5, 2025, the M3-Brigade Special Committee held a meeting with representatives of Troutman in attendance. Representatives of Troutman provided the M3-Brigade Special Committee with an overview of the process for evaluating and considering the proposed transaction with ReserveOne. The M3-Brigade Special Committee also discussed the three potential financial advisors that it had interviewed and that could assist in the potential transaction with ReserveOne. The M3-Brigade Special Committee determined to engage Lincoln to act as its financial advisor in connection with the potential transaction with ReserveOne based on its qualifications and the absence of material conflicts on the part of Lincoln. Subsequently, Lincoln and the M3-Brigade Special Committee entered into an engagement letter for Lincoln to serve as the M3-Brigade Special Committee’s independent financial advisor, dated as of June 11, 2025.

On June 3, 2025, DLA Piper (“DLA”), legal counsel to Cantor, distributed to Troutman an initial draft of the engagement letter for Cantor, BTIG and Houlihan to serve as M3-Brigade’s placement agent in connection with a potential private offering of Equity PIPE Securities and/or Convertible Notes.

On June 6, 2025, representatives of Akin and Troutman continued discussions relating to the structure, process and timeline for the potential transaction between M3-Brigade and ReserveOne, including with respect to Troutman’s due diligence investigation of ReserveOne, and a potential Equity PIPE and/or Convertible Notes PIPE.

On June 9, 2025, Akin distributed to Troutman an initial draft of the Equity PIPE Subscription Agreement. Between June 9, 2025, and July 7, 2025, representatives of the M3-Brigade Special Committee, ReserveOne, Akin, Troutman and DLA, engaged in multiple rounds of negotiations to come to agreement on terms, as further discussed below. Key points of discussion included structure, pricing, registration rights, warrant coverage and the potential amount to be raised. The Equity PIPE Subscription Agreement, along with the Convertible Notes Subscription Agreement and certain related ancillary agreements (as discussed below), was negotiated simultaneously with the negotiation of the Business Combination Agreement and was executed on the same day as the Business Combination Agreement, as further detailed below.

On June 10, 2025, the M3-Brigade Special Committee held a meeting with representatives of Troutman in attendance. At the meeting, the M3-Brigade Special Committee discussed with representatives of Troutman the proposed Equity PIPE and the Convertibles Notes PIPE and whether M3-Bridage should engage each of Cantor, Houlihan and BTIG to serve as placement agents for such transactions. Subsequently, Cantor, BTIG and Houlihan and M3-Brigade entered into an engagement letter dated July 8, 2025 for Cantor, BTIG and Houlihan to serve as placement agents to M3-Brigade in connection with the Equity PIPE and the Convertible Notes PIPE.

On June 12, 2025, Troutman delivered an initial due diligence request list to Akin and over the subsequent weeks Akin delivered documentation and provided information to Troutman responsive to such due diligence request list. Akin and ReserveOne continued to provide new information and material on an ongoing basis.

Effective June 13, 2025, the M3-Brigade Board approved an increase to the number of directors on the M3-Brigade Board from five to seven directors and appointed Paul W. Kopsky, Jr. and Franklin Tsung who were determined to be independent directors of the M3-Brigade Board.

Between June 12, 2025, and July 7, 2025, the M3-Brigade Special Committee, ReserveOne and their respective legal advisors engaged in numerous discussions and negotiations related to the terms of the potential Business Combination and the M3-Brigade Special Committee and its legal and financial advisors engaged in due diligence of ReserveOne. The M3-Brigade Special Committee provided feedback to Troutman throughout the negotiation process and played an integral role in the negotiation of the Business Combination Agreement, including recommending additional terms for consideration and rejecting any terms it considered unfavorable to M3-Brigade and the Public Shareholders.

On June 16, 2025, Troutman distributed a mutual nondisclosure agreement, which was entered into by M3-Brigade and ReserveOne on June 17, 2025.

On June 16, 2025, M3-Brigade issued the Sponsor Note to the Sponsor pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor. The purpose of the Sponsor Note was to provide funding for M3-Brigade’s projected working capital needs, including but not limited to legal, accounting, financial advisory and other professional services fees, Board compensation and other expenses relating to M3-Brigade’s ongoing operations and its efforts to consummate the potential Business Combination transaction. The Sponsor Note was approved by the full M3-Brigade Board but was not approved, recommended or considered separately by the M3-Brigade Special Committee. On June 18, 2025, and September 19, 2025, M3-Brigade borrowed $500,000 and $1,500,000, respectively, under the Sponsor Note. For additional details regarding M3-Brigade’s entry into the Sponsor Note and the terms thereof, please see the section entitled “— Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination — As to the Sponsor” of this proxy statement/prospectus.

On June 16, 2025, ReserveOne distributed a term sheet regarding the proposed transaction to the M3-Brigade Special Committee proposing the terms of a proposed business combination with M3-Brigade, which included the terms discussed during the multiple teleconferences held in the prior weeks. The material terms of the term sheet included, among other things, that (i) the initial business combination would utilize a “double dummy” structure for tax purposes, (ii) a $1.0 billion private placement transaction that would close simultaneously with the initial business combination, (iii) a minimum proceeds closing condition in the initial business combination agreement, (iv) 5% Sponsor anti-dilution protection on the Equity PIPE and the Convertible Notes PIPE, (v) an equity incentive plan with a share pool equal to 8% of the outstanding shares of the post business combination company with an 8% evergreen provision, (vi) a post business combination board of directors that would consist of eight directors nominated by ReserveOne and one director nominated by the Sponsor, and (vii) a continuation of the dual-class equity structure (consisting of both Pubco Class A and Pubco Class B Common Stock) with the Pubco Class B Common Stock being entitled to ten-to-one super-voting rights).

On June 18, 2025, representatives of Akin and Troutman had a meeting to discuss key issues relating to the Equity PIPE Subscription Agreement, including the structure and terms of the investment. At the meeting it was determined that the equity investment would be made by the potential investors into ReserveOne and the potential investors in the Equity PIPE would exchange their ReserveOne shares received in the Equity PIPE for shares of Pubco Class A Common Stock in the proposed transaction. Timing, process for due diligence and other transaction logistics were also discussed. After the meeting, Troutman reported the key points of discussion and provided an issues list to the M3-Brigade Special Committee, after which the M3-Brigade Special Committee provided their feedback on the terms proposed by ReserveOne and requested that the Troutman team formalize the term sheet with revised terms.

On June 20, 2025, Troutman sent a revised draft of the term sheet to Akin and Aequum, converting it into a letter of intent (the “LOI”).

On June 20, 2025, and June 22, 2025, representatives of the M3-Brigade Special Committee, ReserveOne, Troutman and Akin held numerous meetings regarding the terms of the LOI and whether to continue negotiating a letter of intent in connection with the proposed transaction rather than negotiating the terms of the proposed transaction directly in the definitive agreements. It was ultimately determined that the parties would not negotiate or execute a separate letter of intent and would instead move directly to exchanging drafts of definitive agreements based on their discussions.

On June 23, 2025, Akin distributed initial drafts of the Convertible Notes Subscription Agreement and the related Indenture to DLA and Troutman. Between June 23, 2025 to July 7, 2025, the M3-Brigade Special Committee, ReserveOne, Akin, DLA and Troutman engaged in multiple rounds of negotiations to come to agreement on terms for the Business Combination Agreement, the Equity PIPE Subscription Agreement, the Convertible Notes Subscription Agreement and certain related ancillary agreements and governance matters, as discussed in further detail below. The Business Combination Agreement, the Equity PIPE Subscription Agreement, the Convertible Notes Subscription Agreement and certain related ancillary agreements were all negotiated simultaneously and executed on same day as the Business Combination Agreement. During negotiations, drafts of the Business Combination Agreement were provided to the PIPE investors. In addition, the final form of the Business Combination Agreement was provided to PIPE investors prior to executing the Equity PIPE Subscription Agreement and Convertible Notes Subscription Agreement.

On June 25, 2025, Akin provided to Troutman an initial draft of the Business Combination Agreement. Troutman subsequently provided a draft of the Business Combination Agreement to Maples Group (“Maples”), Cayman Islands legal counsel to the M3-Brigade Special Committee, for review on behalf of the M3-Brigade Special Committee.

The terms of the initial Business Combination Agreement contained, among other things, the following:

•        Prior to the consummation of the Mergers, M3-Brigade would be de-registered in the Cayman Islands and register by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies. As a result of the Domestication, (i) each Class A Ordinary Share issued and outstanding immediately prior to the Domestication would convert into one share of Class A-1 Common Stock, (ii) each Class B Ordinary Share would convert into one share of Class B Common Stock, and (iii) each Warrant to purchase Class A Ordinary Shares, issued and outstanding immediately prior to the Domestication would convert into a Warrant to purchase one share of Class A-1 Common Stock.

•        Immediately prior to the M3-Brigade Merger, shares of Class B Common Stock would convert into Class A-2 Common Stock in accordance with an agreed interim charter.

•        In the M3-Brigade Merger, M3-Brigade would merge with and into M3-Brigade Merger Sub, with M3-Brigade surviving the SPAC Merger as a wholly-owned subsidiary of Pubco, and (i) each issued and outstanding share of Class A-1 Common Stock would be automatically cancelled and converted into the right to receive one share of Pubco Class A Common Stock, (ii) each issued and outstanding share of Class A-2 Common Stock would be automatically cancelled and converted into the right to receive one share of Pubco Class B Common Stock, and (iii) each Warrant to purchase Class A-1 Common Stock would be exchanged for one Warrant to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share; and following the SPAC Merger each share of Pubco Class B Common Stock would be entitled to ten votes per share while each share of Pubco Class A Common Stock would be entitled to one vote per share, in each case, on each matter submitted for a vote of Pubco’s shareholders.

•        Consideration to ReserveOne holders would consist of newly issued shares of Pubco Class A Common Stock with the number of such securities to be determined based on an assumed pre-money equity value of ReserveOne of $25,000,000. In the Company Merger, Company Merger Sub would merge with and into ReserveOne, with ReserveOne surviving the Company Merger as a wholly-owned subsidiary of Pubco, and (i) each issued and outstanding share of ReserveOne Common Stock would be automatically cancelled and converted into the right to receive a number of shares of Pubco Class A Common Stock and (ii) each warrant to purchase one shares of ReserveOne Common Stock would be converted into one Pubco Warrant.

•        That 2,500,000 shares of Pubco Class B Common Stock issued at Closing would be subject to forfeiture, and forfeited on the fifth anniversary of the Closing, unless applicable vesting conditions were satisfied. Of that 2,500,000 shares of Pubco Class B Common Stock, (a) 1,500,000 would vest in full if the Pubco VWAP equals or exceeds $12.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period, and (b) the remaining 1,000,000 would vest in full if the Pubco VWAP equals or exceeds $14.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period.

•        A Convertible Notes PIPE in the aggregate principal amount of $250,000,000 and gross proceeds from the Equity PIPE of $500,000,000.

•        A minimum proceeds condition for the Equity PIPE and disbursement from the Trust Account to Pubco of $400,000,000, net of expenses.

On June 25, 2025, June 26, 2025, June 30, 2025, July 1, 2025, and July 2, 2025, the M3-Brigade Special Committee held meetings with representatives of Troutman in attendance. The members of the M3-Brigade Special Committee discussed with representatives of Troutman the timeline and process for executing the Business Combination Agreement and Equity PIPE and the Convertible Notes PIPE. Representatives of Troutman discussed with the members of the M3-Brigade Special Committee the key terms of a draft Business Combination Agreement, and the members of the M3-Brigade Special Committee discussed the proposed terms and the negotiating strategy to be employed to obtain the most favorable transaction terms for M3-Brigade and its shareholders.

On June 29, 2025, Troutman provided Akin its initial comments to the Business Combination Agreement. During the first week of July, the M3-Brigade Special Committee, ReserveOne, Akin and Troutman exchanged initial drafts of the ancillary documents and exhibits to the Business Combination Agreement. Initial comments to the ancillary documents and exhibits to the Business Combination Agreement were provided by Akin and Troutman, respectively, within one week from their initial distribution. Thereafter, the M3-Brigade Special Committee, ReserveOne, Akin and Troutman continued negotiating the terms of the initial Business Combination Agreement and ancillary documents through July 7, 2025. Significant areas of discussion and negotiation included: (i) the overall transaction structure, (ii) the minimum proceeds condition, (iii) the scope of the representations, warranties and covenants of the parties, (iv) the application of the promote/anti-dilution framework from the M&A to the transaction structure (particularly as it related to the Equity PIPE and Convertible Notes PIPE), the portion of the Sponsor promote to be waived, the portion of the Sponsor promote subject to forfeiture and vesting terms, (v) the requirement (and timing) for the Sponsor and its affiliates to deliver a lock-up agreement, (vi) board appointment rights, (vii) the various proposals to be included in this proxy statement/prospectus as part of the solicitation, (vii) termination rights and (ix) the terms of the proposed Administrative Services Agreement. During the same timeframe, the M3-Brigade Special Committee, ReserveOne, Akin, Troutman and DLA continued to negotiate the terms of the Equity Pipe Subscription Agreements and the Convertible Notes Subscription Agreements.

On July 7, 2025, the M3-Brigade Special Committee met with representatives of Troutman, Maples and Lincoln in attendance. Representatives of Lincoln presented to the M3-Brigade Special Committee an overview of the valuation analyses and other factors supporting Lincoln’s oral fairness opinion to be delivered later in the meeting. The M3-Brigade Special Committee discussed this analysis. After discussion, representatives of Lincoln delivered Lincoln’s oral opinion that the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders, which was subsequently confirmed in writing, addressed to the M3-Brigade Special Committee and dated July 7, 2025. Representatives of Maples reviewed with the members of the M3-Brigade Special Committee their fiduciary duties in connection with considering approval of the Business Combination Agreement and related agreements. Representatives of Troutman next provided an overview of the key terms of the draft Business Combination Agreement and ancillary agreements to be entered into in connection with the Business Combination Proposal. The M3-Brigade Special Committee discussed the terms of the draft Business Combination Agreement and the ancillary agreements with its advisors. After discussion, including taking into consideration the fairness opinion provided by Lincoln, the members of the M3-Brigade Special Committee unanimously (i) determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement were advisable, fair to, and in the best interests of M3-Brigade and the Public Shareholders, and (ii) recommended that the M3-Brigade Board approve the Business Combination Agreement and submit the Business Combination Agreement to a vote of the Public Shareholders, and recommending that the Public Shareholders approve and adopt the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (including the Domestication and the SPAC Merger).

Later on July 7, 2025, the M3-Brigade Board held a special meeting with representatives of Troutman, Maples and Lincoln in attendance. Representatives of Lincoln presented to the M3-Brigade Board regarding the fairness opinion rendered to the M3-Brigade Special Committee earlier in the day, and its view that the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders. The M3-Brigade Board discussed these matters with representatives of Lincoln and the other participants in the meeting. Representatives of Maples reviewed with the members of the M3-Brigade Special Committee their fiduciary duties in connection with considering approval of the Business Combination Agreement and related agreements. Representatives of Troutman provided an overview of the terms of the proposed Business Combination Agreement and ancillary agreements that M3-Brigade would be entering into in connection with the Business Combination. On the recommendation of the M3-Brigade Special Committee, the members of the M3-Brigade Board then unanimously (i) determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement were advisable, fair to, and in the best interests of M3-Brigade and the Public Shareholders, (ii) approved the Business Combination Agreement and the consummation of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement (including the Domestication and the Mergers) and the Interim Charter, and (iii) recommended that the Public Shareholders approve and adopt the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (including the Domestication and the SPAC Merger).

On July 7, 2025, the parties executed the Business Combination Agreement and the relevant ancillary agreements, and ReserveOne, Pubco and, for the limited purpose stated therein, M3-Brigade entered into the Equity PIPE Subscription Agreements and Convertible Notes Subscription Agreements with certain institutional investors.

On July 8, 2025, before the markets opened, M3-Brigade and ReserveOne announced that they had entered into the Business Combination Agreement.

Recommendation of the M3-Brigade Special Committee and Board and Reasons for the Business Combination

On July 7, 2025, the M3-Brigade Special Committee, consisting of independent and disinterested directors of M3-Brigade, and acting with the advice of the M3-Brigade Special Committee’s legal and financial advisors, unanimously determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Public Shareholders. On July 7, 2025, on the unanimous recommendation of the M3-Brigade Special Committee, the M3-Brigade Board unanimously (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement and other proposals necessary to consummate the Business Combination be submitted to the Public Shareholders for approval and adoption, and recommended that the Public Shareholders (A) approve and adopt the Business Combination Agreement, the Transactions contemplated thereby (including the Domestication and the Mergers) and the Interim Charter and (B) approve the issuance of shares of Pubco Class A Common Stock and Pubco Class B Common Stock pursuant to the Transactions.

The M3-Brigade Special Committee and the M3-Brigade Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, each of the M3-Brigade Special Committee, as a whole, and the M3-Brigade Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Additionally, individual directors may have given different weight to different factors. Each of the M3-Brigade Special Committee and the M3-Brigade Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. This explanation of M3-Brigade’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

As described under “— Background of the Business Combination”, the M3-Brigade Board, in evaluating the Business Combination, consulted with its management and advisors. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated therein, the M3-Brigade Board considered a range of factors, including but not limited to, the factors and information discussed below and other relevant information selected based on the business experience and professional judgment of M3-Brigade’s management, the M3-Brigade Special Committee and the M3-Brigade Board. The due diligence and analyses conducted by M3-Brigade management and M3-Brigade’s advisors included:

•        Meetings and calls with the management team and advisors of ReserveOne regarding, among other things, ReserveOne’s business model and operations, contracts and prospects, as well as ReserveOne management’s views regarding the potential market growth opportunities for ReserveOne;

•        financial, tax, legal, intellectual property, accounting, operational, business and other due diligence;

•        consultation with ReserveOne management and its legal counsel;

•        financial and valuation analysis of ReserveOne’s pro forma closing balance sheet and its prospects, including comparative benchmarking to public company comparables identified by Lincoln;

•        the oral opinion of Lincoln, the M3-Brigade Special Committee’s financial advisor, to the M3-Brigade Special Committee (which was confirmed in writing by delivery of Lincoln’s written opinion dated July 7, 2025), to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, qualifications and limitations and other matters considered by Lincoln as set forth in its written opinion, the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders. See “— Opinion of Lincoln, as Financial Advisor to the M3-Brigade Special Committee”; and

•        financial analyses of ReserveOne and the Business Combination, as presented by the M3-Brigade Special Committee and Lincoln to the M3-Brigade Board, as further described below.

At the conclusion of this process, the M3-Brigade Special Committee determined that while, like all potential business deals, an acquisition of ReserveOne presents potential risks, nevertheless pursuing a potential business combination with ReserveOne would overall be an attractive opportunity for M3-Brigade and its shareholders for a number of reasons, including, but not limited to, the belief that (1) ReserveOne’s diversified cryptocurrency strategy under the current political climate would be beneficial; (2) ReserveOne’s potential widespread accessibility over traditional cryptocurrency; (3) the rapid adoption and acceptance of cryptocurrencies by the general public and global sovereigns; (4) the experience and track record of ReserveOne’s management team in the digital currency industry; and (5) ReserveOne’s plans to engage in yield generating activities.

Additionally, in the IPO Prospectus, M3-Brigade identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although M3-Brigade indicated that it may enter into a business combination with a target business that does not meet these criteria and guidelines. M3-Brigade identified, among others, the following criteria and guidelines for evaluating a potential acquisition:

•        The underlying fundamentals of the target business, which include: the financial condition; M3-Brigade’s expectations of projected performance; the industry in which it operates; its brand recognition and potential; the experience and skill of existing management and availability of additional personnel; any additional capital requirements;

•        M3-Brigade’s likelihood of obtaining a superior return on investment in the target business, including whether: the valuation at which M3-Brigade’s investment is made; the appropriateness of the business for public capital markets; the potential for growth from add-on acquisitions; the potential for profitable, organic long-term growth; and the costs associated with effecting the business combination;

•        Other external factors, including: the impact of regulation on the target business; the regulatory environment of the industry; and the specific competitive dynamics in the industry within which the target business competes; and

•        The anticipated contribution that the combined team and capital of M3-Brigade and a proposed target business can contribute to the growth of the target business, including: the scope of experience and skills possessed by our proposed combined team in the relevant business and industry; the need for additional capital or management support required by the target business; and the value of our expertise in strategy, management and operations to the business.

These illustrative criteria were not intended to be exhaustive. M3-Brigade stated in the IPO Prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that M3-Brigade may deem relevant. In considering the Business Combination, the M3-Brigade Board concluded that it met the above criteria.

In addition, based on its review of information about ReserveOne, its business plans, and the results of M3-Brigade’s due diligence and analyses, as further described below, the factors considered by the M3-Brigade Special Committee included, but were not limited to, the following:

•        Market Opportunity.    The M3-Brigade Board noted the increasing demand for access to cryptocurrency. ReserveOne appears well-positioned to grow with cryptocurrency and digital assets becoming more embedded in global monetary infrastructure.

•        Strong Leadership.    ReserveOne has assembled a strong management team with significant experience that is expected to continue to manage the business post-Closing.

•        Attractive Valuation.    The M3-Brigade Special Committee’s determination that, if ReserveOne is successful in achieving its goals, the Public Shareholders will have acquired their shares in Pubco at an attractive valuation.

•        Continued Ownership by ReserveOne Stockholders.    The M3-Brigade Special Committee considered that ReserveOne Stockholders are converting all of their equity into Pubco securities in the Business Combination and that the shares of certain significant ReserveOne Stockholders will be subject to post-Closing lock-up restrictions.

•        Consistency with Investment Criteria Established at IPO.    The M3-Brigade Special Committee determined that the proposed Business Combination with ReserveOne satisfies the investment criteria identified in connection with its IPO.

•        ReserveOne Being an Attractive Target.    The M3-Brigade Special Committee considered the fact that, after a review of other business combination opportunities reasonably available to M3-Brigade, the proposed Business Combination represents the most attractive opportunity based upon the process used to evaluate and assess other potential acquisition targets.

•        Growth of the Cryptocurrency Market.    The M3-Brigade Special Committee considered the current growing market for cryptocurrency and other digital assets and its potential growth impact and returns for the post-Business Combination company.

•        Equity PIPE and Convertible Notes PIPE.    The M3-Brigade Special Committee’s consideration of the expected cash balance of Pubco as of the closing of the Mergers resulting from the approximately $750,000,000 of expected gross proceeds from the Equity PIPE and the Convertible Notes PIPE, including the ability of existing Public Shareholders that also participate in the Equity PIPE to reduce their commitments under the Equity PIPE Subscription Agreements by not redeeming their Class A Ordinary Shares.

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between M3-Brigade and ReserveOne. For more information, see the subsection entitled “— Background of the Business Combination.”

In the course of its deliberations, in addition to the various other risks associated with the business of ReserveOne, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the M3-Brigade Special Committee also considered a variety of uncertainties, risks and other potentially negative reasons, factors and potentially negative outcomes relative to the proposed Business Combination, including the following:

•        Early-Stage Company Risk.    ReserveOne is an early-stage company, which may make it difficult for investors to evaluate, and which may challenge long-term viability of the ongoing concern business.

•        Strategic Plans May Not be Achieved.    To achieve management forecasts, ReserveOne may need to raise additional capital, invest in additional digital currency industry businesses and expand its personnel, which may take longer or require more resources than ReserveOne anticipates; if such actions are taken, they may not yield the results anticipated by ReserveOne management or lead to sustainable profitability for ReserveOne.

•        Competition.    ReserveOne expects to face significant competition in the future as the market for publicly traded digital reserve companies continues to develop.

•        Cryptocurrency Strategy Risk.    ReserveOne expects to engage in cryptocurrency-related activities in the future, which may include cryptocurrency-related debt and equity structured products and cryptocurrency-related lending activities, all of which are subject to regulation. ReserveOne has not previously engaged in these business lines and may be unable to implement its business plan, including without limitation, due to operational challenges, significant competition and regulation.

•        Cryptocurrency Volatility Risk.    A core element of ReserveOne’s business plan is to hold and actively manage a diversified portfolio of digital assets, which have historically been subject to extreme volatility and sudden market movements, and similar fluctuations may occur in the future.

•        Public Company Risk.    ReserveOne has not previously been a public company and certain members of its current management team may have limited experience managing a public company; accordingly, ReserveOne may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. There is a risk that ReserveOne will not be able to hire the right people to timely fill in these gaps or that ReserveOne’s compliance infrastructure may not be able to keep pace with the increased compliance risks presented by being a public company or changes in laws and regulations affecting the digital currency industry generally or ReserveOne’s business in particular.

•        Valuation.    The risk that the M3-Brigade Special Committee may not have properly valued ReserveOne’s business.

•        Redemptions.    The risk that holders of M3-Brigade’s Public Shares exercise their redemption rights, thereby depleting the amount of cash available from the Trust Account to fund ReserveOne’s business plans after the Business Combination.

•        Equity PIPE and Convertible Notes PIPE.    The risk that the Equity PIPE Investment and/or the Convertible Notes PIPE may not be consummated or may not result in sufficient aggregate net proceeds to Pubco despite ReserveOne’s and M3-Brigade’s respective efforts, such that the funds in the Trust

Account, when combined with the proceeds from the Equity PIPE and reduced for unpaid expenses, will not be sufficient to satisfy the minimum proceeds condition in the Business Combination Agreement, and thus the parties’ obligations to complete the M3-Brigade Merger may not be satisfied and the Business Combination may not be completed.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Macroeconomic Uncertainty.    Macroeconomic uncertainty and the effects they could have on ReserveOne’s revenues and financial performance.

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Exchange Listing.    The potential inability to maintain the listing of the Pubco’s securities on a national exchange following the Closing.

•        Shareholder Vote Risk.    The risk that Public Shareholders may fail to provide the votes necessary to approve the Business Combination.

•        Closing Conditions Risk.    The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within M3-Brigade’s control.

•        Liquidation.    The risks and costs to M3-Brigade if the Business Combination with ReserveOne is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in M3-Brigade being unable to effect a business combination within the completion window, which would require M3-Brigade to liquidate.

•        Conflicts of Interest.    The possibility that the Sponsor, and certain members of the M3-Brigade Board and M3-Brigade’s management may have been influenced by conflicts between what may be in M3-Brigade’s best interests and what may be best for their personal and the Sponsor’s interests, including the possibility that if the Business Combination is not consummated, and M3-Brigade is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the M&A, the M3-Brigade securities issued in private placement transactions consummated concurrent with the IPO would be worthless. See the section entitled “— Interests of Sponsor and M3-Brigade’s Officers and Directors and Others in the Business Combination”.

•        Public Shareholders Receiving a Minority Position in Pubco.    The risk that the Public Shareholders stockholders will hold a minority position in Pubco and the Sponsor along with other CC Capital affiliates will own 8,015,000 shares of Pubco Class A Common Stock and 12,687,500 shares of Pubco Class B Common Stock immediately upon the Closing, representing a voting power of 65% of the combined voting power of Pubco (assuming the No Redemption Scenario) and 75% of the combined voting power of Pubco (assuming the Maximum Redemption Scenario).

•        Other Risks Factors.    Various other risk factors associated with the business of ReserveOne, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In evaluating the conflicts of interest referenced above, the M3-Brigade Special Committee concluded that the potentially disparate interests would be mitigated because (i) certain of these interests are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by M3-Brigade with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco and the trading prices of Pubco Shares.

In addition to considering the factors described above, the M3-Brigade Special Committee also considered that the Sponsor and certain officers and directors of M3-Brigade may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of the Public Shareholders (see section entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination”). After considering the foregoing, the M3-Brigade

Board concluded, in its business judgment, that the potential benefits to M3-Brigade and its Public Shareholders relating to the Business Combination and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Public Shareholders.

Description of Process/Qualifications

Pursuant to an engagement letter dated June 11, 2025, the M3-Brigade Special Committee retained Lincoln to act as its financial advisor in connection with the proposed Business Combination between M3-Brigade and ReserveOne. M3-Brigade selected Lincoln to act as its financial advisor based on Lincoln’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent similar transactions and its knowledge of M3-Brigade’s business and affairs as a special purpose acquisition company.

Opinion of Lincoln, as Financial Advisor to the M3-Brigade Special Committee

On July 7, 2025, Lincoln rendered its oral opinion to the M3-Brigade Special Committee (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations and other matters considered by Lincoln as set forth in its written opinion, the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders.

Lincoln’s opinion was directed to the M3-Brigade Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination pursuant to the Business Combination Agreement, and did not address any other terms, aspects or implications of the Business Combination, or any agreements, arrangements or understandings entered into in connection with the Business Combination. The summary of Lincoln’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex E to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations and other matters considered by Lincoln in connection with the preparation of its opinion. Neither Lincoln’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the M3-Brigade Special Committee, M3-Brigade Board, M3-Brigade, or any security holder as to how they should act or vote on any matter relating to the Business Combination or otherwise.

In connection with rendering its opinion, Lincoln has, among other things:

1)      Reviewed the following documents:

a)      The draft sources and uses and pro forma capitalization tables of M3-Brigade and Pubco, including descriptions and summaries of the rights, preferences, and material economic terms of each debt and equity instrument currently and expected to be outstanding following the Business Combination, provided to Lincoln by management of M3-Brigade and the Company and approved for its use by the M3-Brigade Board (the “Capitalization Information”);

b)      The Reserve One Organizational Structure presentation dated June 27, 2025, containing the pre- and post-transaction organizational chart for M3-Brigade, the Company and Pubco;

c)      A draft of the Business Combination Agreement, dated as of July 7, 2025; and

d)      The Project Vault Strategic Digital Asset Platform Investor Presentation prepared by the Company, dated as of June 2025.

2)      Discussed the business, financial outlook and prospects of Pubco, as well as the terms and circumstances surrounding the Business Combination, with management of M3-Brigade and the Company;

3)      Reviewed certain financial and other information for M3-Brigade and the Company, and compared that data and information with certain stock trading, financial, and corresponding data and information for companies with publicly traded securities that Lincoln deemed relevant, none of which was directly comparable to M3-Brigade or the Company; and

4)      Considered such other information and financial, economic and market criteria that Lincoln deemed relevant.

In performing its analyses and rendering its opinion with respect to the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination, Lincoln has, with M3-Brigade’s consent:

1)      Relied upon and assumed the accuracy and completeness, in all material respects, of all financial, accounting, legal, tax and other information Lincoln reviewed, and Lincoln has not assumed any responsibility for the independent verification of, nor independently verified, any of such information;

2)      Relied upon and assumed the correctness of the Capitalization Information without independent verification;

3)      Relied upon the assurances of the management of M3-Brigade that, to M3-Brigade’s knowledge, when delivered to Lincoln, the information provided to Lincoln was complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statement not misleading in light of the circumstances under which such statement was made;

4)      Assumed that the Business Combination will be consummated in a timely manner that complies in all material respects with all applicable federal and state statutes, rules and regulations;

5)      Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Business Combination, no modification, delay, limitation, restriction, or condition will be imposed that will have a material adverse effect on M3-Brigade, the Company, Pubco or the Business Combination;

6)      Assumed that the Business Combination will be consummated in accordance with the terms outlined by M3-Brigade in the Business Combination Agreement and in other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that was material to Lincoln’s analysis;

7)      Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of M3-Brigade, the Company, or Pubco since the date the most recent information was made available to Lincoln;

8)      Assumed that any intercompany or related-party agreements entered into by M3-Brigade, the Company, or Pubco (or their affiliates) in connection with or following the Business Combination, including any shared services agreements, management agreements, or compensation plans, would be at negotiated, market terms and on an arm’s-length basis;

9)      Assumed that Pubco, following the Business Combination, will be engaged solely in the business of managing and holding Bitcoin and other digital assets, and that it will not have any material liabilities other than those relating to the Convertible Notes PIPE immediately following the closing of the Business Combination;

10)    Assumed that the final terms of the Business Combination will not vary materially from those described to Lincoln and as set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

11)    Assumed that the final versions of all documents (including the Business Combination Agreement) reviewed by Lincoln conform in all material respects to the drafts reviewed by Lincoln.

Lincoln’s opinion was prepared as of July 7, 2025. Lincoln’s opinion was necessarily based on financial, economic, market and other conditions as they exist on and the information made available to Lincoln as of the date of such opinion. Although subsequent developments may affect Lincoln’s opinion, Lincoln does not have any obligation to update, revise or reaffirm its opinion. Lincoln has relied upon the assessments of the management of M3-Brigade, the Company and Pubco as to, among other things, the potential impact on M3-Brigade, the Company and Pubco of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the cryptocurrency industry. Lincoln has assumed that there will not be any developments with respect to any such matters that would have an adverse effect on M3-Brigade, the Company, Pubco or the Business Combination (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. In preparing its opinion, Lincoln has not taken into account any tax consequences of the Business

Combination to any holder of ReserveOne Common Stock, M3-Brigade Securities, or Pubco Securities. M3-Brigade has advised Lincoln that the parties intend that the Domestication and the Mergers, taken individually, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and Lincoln has assumed that the Domestication and the Mergers will otherwise qualify for the intended tax treatment contemplated by the Business Combination Agreement.

Lincoln did not evaluate M3-Brigade’s, the Company’s, or Pubco’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of M3-Brigade, the Company, or Pubco or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the Business Combination. Lincoln was not requested to, nor did Lincoln, seek alternative candidates for the Business Combination.

Lincoln’s opinion did not address: (i) the underlying business decision of the M3-Brigade Special Committee, the M3-Brigade Board, the shareholders, or any other party to proceed with or effect the Business Combination; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Business Combination or otherwise, except as expressly addressed herein (including, without limitation, any shared services agreements, management agreements, or compensation plans expected to be implemented in connection with, or around the time of, the Business Combination), (iii) the relative merits of the Business Combination as compared to other transaction structures, transactions or business strategies that may be available to M3-Brigade or any other party or the effect of any other transaction in which M3-Brigade or any other party might engage, (iv) the tax or legal consequences of the Business Combination to M3-Brigade, the equity holders of M3-Brigade, or any other party, (v) how the M3-Brigade Special Committee, any security holder or any other party should act or vote with respect to any matter relating to the Business Combination, (vi) the solvency, creditworthiness, or fair value of M3-Brigade or any of its subsidiaries, stakeholders or affiliates, or any other participant in the Business Combination, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (vii) the capital structure of M3-Brigade or Pubco, including without limitation, the form, structure, terms or any other aspect of any debt or equity financing obtained or contemplated in connection with the Business Combination, (viii) the fairness of any expenses associated with the Business Combination, or (ix) whether the consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was the best possibly attainable under the circumstances. Lincoln’s opinion does not constitute advice or a recommendation to the M3-Brigade Special Committee or any securityholder as to how they should act or vote with respect to any matter relating to the Business Combination, and only addresses the fairness from a financial point of view of the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination and does not address any other terms, aspects or implications of the Business Combination, or any agreements, arrangements or understandings entered into in connection with the Business Combination or otherwise.

Lincoln expressed no opinion as to the fairness of any portion or aspect of the Business Combination to (i) the holders of any class of securities, creditors, other constituencies of any member of M3-Brigade, or any other party other than those expressly set forth in the opinion, or (ii) any one class or group of M3-Brigade’s or any other party’s security holders, creditors or other constituencies vis-à-vis any other class or group of M3-Brigade’s or any other party’s security holders, creditors or other constituents (including, without limitation, the allocation of any consideration to be received by the Unaffiliated Public Shareholders among or within such classes or groups of security holders, creditors or other constituencies). In addition, Lincoln has not been engaged to (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, liabilities, businesses or operations of M3-Brigade, or any alternatives to the Business Combination, or (b) negotiate the terms of the Business Combination. The decision as to whether to proceed with the Business Combination or any related transaction depends on an assessment of various factors, many of which are unrelated to the financial analyses on which this opinion is based.

Lincoln expressed no opinion as to what the market price or value of the Class A Ordinary Shares, Pubco Class A Common Stock, or any other publicly traded securities will be after the announcement or consummation of the Business Combination. Lincoln’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of credit worthiness, as tax advice, or as accounting advice. Lincoln also expressed no opinion about the amount or nature of any compensation or equity arrangement to be given to M3-Brigade’s, the Company’s, or Pubco’s officers, directors or employees, or class of such persons, in connection with the Business Combination relative to the consideration to be received by the Unaffiliated Public Shareholders in the Business Combination and has not considered any such arrangements in its analysis.

The following is a summary of the material financial analyses reviewed by Lincoln with the M3-Brigade Special Committee on July 7, 2025, in connection with rendering Lincoln’s opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Lincoln. The order of the analyses described, and the results of these analyses, do not represent relative importance or weight given to these analyses by Lincoln. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 3, 2025, and is not necessarily indicative of current market conditions.

The following summary of Lincoln’s financial analyses includes information presented in tabular format. Multiple financial analyses were employed and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Each of the analyses conducted was carried out to provide a particular perspective of the Share Consideration. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute complete analyses. Considering the tables below without considering the full narrative description of Lincoln’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses. Lincoln did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the Share Consideration. Lincoln did not place any specific reliance on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its opinion.

Summary of Lincoln’s Financial Analysis

Lincoln’s analysis considered two scenarios with respect to the Business Combination: (i) a 10% redemption of the Trust Account (“10% Redemption”) and (ii) a 90% redemption of the Trust Account (“90% Redemption”). For each scenario, Lincoln estimated a Market Value of Invested Capital (“MVIC”) range based on a selected range of MVIC-to-Book Value of Invested Capital (“BVIC”) multiples (as discussed below). Lincoln then estimated the aggregate equity value of Pubco under each scenario giving effect to the Business Combination. The indicated equity value was allocated to the outstanding equity interests of Pubco using an intrinsic value calculation and an option pricing model (“OPM”). Both allocation methodologies were based on the pro-forma capitalization of Pubco, giving effect for and assuming the Business Combination is completed as contemplated. In the intrinsic value calculation, Lincoln used a treasury stock method to allocate value among the in-the-money instruments, and the estimated value of common equity was allocated based on the pro-forma ownership of Pubco Class A Common Stock. In the OPM, Lincoln allocated the equity value among the outstanding dilutive and potentially dilutive equity instruments based on their estimated option value. Within each scenario, Lincoln ranged the estimated equity volatility from 60% (“Low Volatility”) to 70% (“High Volatility”). Refer to the Summary of the Intrinsic Value Method and Summary of the Option Pricing Model sections below for further information. Lincoln compared the conclusions from the intrinsic value calculation and OPM to the cash in Trust Account per share of $10.35 as of March 31, 2025.

Lincoln was not provided with financial projections for Pubco and understands that none are available. Additionally, Lincoln understands that the Company does not have historical financial statements or significant operating history. Accordingly, Lincoln did not rely on any income-based valuation methods to estimate the value of Pubco (such as a discounted cash flow analysis or capitalized cash flow model) and has relied solely on the market approach based on the expected pro forma capitalization of Pubco, as represented by M3-Brigade.

Book Value of Invested Capital

Financial Metric	10% Redemption Scenario	90% Redemption Scenario
Equity PIPE Proceeds	$500	$500
M3-Brigade Trust Account Proceeds	268	30
Convertible Note Proceeds	250	250
Prepaid Expenses	10	8
Transaction Expenses	(47)	(45)
Pro Forma Book Value of Invested Capital	$981	$743

Selected Public Companies Analysis

Lincoln performed a selected public companies analysis for Pubco. Although none of the selected public companies are perfectly comparable to Pubco, Lincoln selected the public companies for its analysis based on their degree of similarity to Pubco, including business operations, relative size, cryptocurrency holdings, and liquidity. Lincoln analyzed the selected public companies listed below:

•        MicroStrategy Incorporated (“MicroStrategy” or “MSTR”)

•        Twenty One Capital, Inc. (“Twenty One” or “CEP”)

•        ProCap Financial, Inc. (“ProCap” or “CCCM”)

Lincoln deemed MicroStrategy to be a highly relevant comparable public company given it is primarily engaged in raising capital and acquiring digital assets and has significant trading history. Lincoln also observed two recent announcements of de-SPAC/reverse merger transactions involving companies that plan to utilize a cryptocurrency treasury strategy — Twenty One and ProCap. Lincoln calculated the implied multiples of MSTR based on its share price as of July 3, 2025, and of Twenty One and ProCap based on their publicly-disclosed post-transaction pro forma capital structures and anticipated proceeds from committed capital raises. For each of the selected public companies, Lincoln calculated the MVIC based on the estimated market value of equity plus the estimated market value of debt as of July 3, 2025, considering the impact of common equity, preferred equity, warrants, and convertible notes, as applicable. For each of the selected public companies, Lincoln calculated the BVIC based on the book value of equity plus the book value of debt based on the most recent publicly disclosed financial and capitalization information available as of July 3, 2025. For both CEP and CCCM, these calculations were based on their pro-forma capitalizations, giving effect for and assuming each of their respective de-SPAC transactions would be completed as expected. The table below summarizes observed MVIC/BVIC multiples.

The results of this analysis were as follows:

Selected Public Companies Analysis

Financial Metric	MSTR	CEP	CCCM
MVIC (10% Redemption)(1)	$133,929	$14,016	$1,375
BVIC (10% Redemption)(1)	$63,294	$4,854	$929
Implied MVIC/BVIC (10% Redemption)	2.12x	2.89x	1.48x

MVIC (90% Redemption)(2)	NA	$13,779	$1,165
BVIC (90% Redemption)(2)	NA	$4,774	$724
Implied MVIC/BVIC (90% Redemption)	NA	2.89x	1.61x

____________

Note: Above financial figures represent USD in millions

(1)      MicroStrategy’s MVIC and BVIC based on actual calculations as of July 3, 2025. Twenty One and ProCap’s MVIC/BIVC multiples are based on pro forma calculations as of July 3, 2025, assuming a 10% redemption

(2)      Twenty One and ProCap’s MVIC and BVIC based on pro forma calculations as of July 3, 2025, assuming a 90% redemption

None of the selected public companies are identical to Pubco. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex consideration and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Pubco.

To estimate a range of MVICs for Pubco, Lincoln multiplied its selected range of MVIC to BVIC multiples of 1.50x to 2.00x by Pubco’s pro forma BVIC of $981 million under the 10% Redemption scenario and $743 million under the 90% Redemption scenario to determine a range of implied MVICs for Pubco. The range of multiples was selected by Lincoln based on its professional judgment by taking into consideration certain quantitative and qualitative factors including relative size, cryptocurrency holdings, and liquidity. This analysis indicated a reference range of implied MVICs for Pubco of approximately $1,472 million to $1,962 million under the 10% Redemption scenario and $1,114 million to $1,486 million under the 90% Redemption scenario.

Summary of the Intrinsic Value Method

This approach allocates value assuming only in-the-money securities are participating, which aligns with the expected ‘waterfall’ allocation under a hypothetical liquidity event. Lincoln used a treasury stock method to calculate the implied number of shares on a fully diluted basis. For purposes of this calculation, Lincoln assumed that the convertible notes would convert when economically optimal for them to do so. This method indicated a range of total Pubco Common Shares outstanding of 71.0 to 102.4 million under the 90% Redemption scenario and 96.6 to 128.3 million under the 10% Redemption scenario.

The intrinsic value method indicated a Pubco Class A Common Share Value of $12.16 to $14.51 under the 90% Redemption scenario and $12.64 to $15.29 under the 10% Redemption scenario.

Summary of the Option Pricing Model

The OPM allocates value based on the principles of option pricing theory and framework of the Black-Scholes equation, whereby each equity class (including convertible debt, warrants, and sponsor earnout equity) are modeled as call options with claims on specific ranges of equity value of the company based on their respective economic interests and the sharing of proceeds in a hypothetical future liquidity event.

The key inputs of the OPM include the: (i) estimated aggregate equity value based on MVIC; (ii) the aggregate equity values where different equity classes start to participate, also referred to as the ‘breakpoints’; (iii) equity volatility; (iv) time to expiration (or estimated holding period); and (v) risk free rate of 3.87%. Lincoln utilized a term to expiration of approximately 5 years, which matched the term of the convertible debt and the warrants. Lincoln selected an equity volatility range of 60% to 70% based on its professional judgement and considering observed volatilities for the selected public companies, the estimated holding period, and Pubco’s post-transaction debt-to-capital. Given the convertible debt was included in the OPM and no other debt is expected to be in the Company’s capital structure post-transaction, the selected unlevered volatility did not need to be re-levered.

The OPM under a 90% Redemption scenario indicated a Pubco Class A Common Share Value of $8.16 to $10.81 under the High Volatility scenario and $8.49 to $11.21 under the Low Volatility scenario. The OPM under a 10% Redemption scenario indicated a Pubco Class A Common Share Value of $9.17 to $12.13 under the High Volatility scenario and $9.48 to $12.50 under the Low Volatility scenario. A summary of the pro-forma equity capitalization table provided to Lincoln for its analysis is shown below:

	Strike/Hurdle	Fully Diluted Shares Outstanding
		10% Redemption	90% Redemption
New PIPE Shares		50.0	50.0
SPAC Trust Shares		25.9	2.9
ReserveOne Shares		2,5	2.5
Warrants(1)	$11.50	72.7	72.7
Convertible Note Shares	$13.00	19.2	19.2
Total Pubco Class A Common Shares		170.3	147.3

Sponsor Shares(2)		7.7	7.7
Sponsor Promote Shares	$11.50	2.5	2.5
Sponsor Promote Shares	$12.00	1.5	1.5
Sponsor Promote Shares	$14.00	1.0	1.0
Total Pubco Class B Common Shares		12.7	12.7
Total Pubco Common Shares		183.0	160.0

____________

Note: Above shares represent shares in millions

(1)      Includes 14.375 million Pubco Public Warrants, 8.3375 million Pubco Private Warrants, and 50.0 million Equity PIPE Warrants.

(2)      Includes 7.1875 million Founder Shares and 0.5 million Sponsor Earnout Shares earned on the Equity PIPE raise.

Disclosure of Relationships

Lincoln and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln and its affiliates may in the future provide investment banking and other financial services to M3-Brigade, the Company, Pubco and each of their respective affiliates, for which Lincoln and its affiliates would expect to receive compensation. Lincoln was engaged by M3-Brigade on June 11, 2025 to render an opinion to the M3-Brigade Special Committee as to whether the Share Consideration to be received by the Unaffiliated Public Shareholders in the Business Combination was fair, from a financial point of view, to the Unaffiliated Public Shareholders. Lincoln will receive a fee for its services of approximately $550,000, of which a portion was payable at the time Lincoln was engaged by M3-Brigade, and the remainder of which was earned upon Lincoln informing the M3-Brigade Special Committee that it was prepared to render its opinion, and will be payable upon the earlier of the closing or termination of the Business Combination. No portion of Lincoln’s fee in connection with the delivery of its opinion is contingent upon either the conclusion reached in its opinion or the consummation of the Business Combination. Pursuant to the engagement letter between Lincoln and M3-Brigade, M3-Brigade agreed to customary expense reimbursement and indemnification provisions. No other fees have been paid to Lincoln and its affiliates by M3-Brigade, Pubco, the Sponsor and/or their affiliates during the past two years.

Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to M3-Brigade Shareholders

The following description sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders and Non-U.S. Holders (each as defined below) of Ordinary Shares and the Business Combination following the Domestication. It does not address U.S. federal income tax consequences of the Domestication or Business Combination on other M3-Brigade Securities. The following description addresses the U.S. federal income tax consequences to (i) U.S. Holders and Non-U.S. Holders of Ordinary Shares that elect to have their Ordinary Shares redeemed for cash, (ii) U.S. Holders and Non-U.S. Holders that participate in the Business Combination, and (iii) U.S. Holders and Non-U.S. Holders of owning and disposing of Pubco Common Stock after the Business Combination. For purpose of the following description relating to U.S. federal income tax consequences of the Domestication to the U.S. Holders of Ordinary Shares, the term “Company” refers to the Delaware corporation into which M3-Brigade will be transferred by way of continuation in the Domestication and the combined company immediately following the Business Combination. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Ordinary Shares that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold Ordinary Shares as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities and qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        specified expatriates or former long-term residents of the United States;

•        persons that acquired Ordinary Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Ordinary Shares as part of a straddle, synthetic security, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons that hold the securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes) or that hold securities in connection with a trade or business, permanent establishment, or fixed base outside the United States;

•        persons required to accelerate the recognition of any item of gross income with respect to M3-Brigade Shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of Ordinary Shares by vote or value (except as specifically provided below); or

•        the Sponsor or its affiliates.

This description does not address U.S. federal alternative minimum tax, the net investment income tax, or any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of Ordinary Shares. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Ordinary Shares is made in U.S. dollars.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. M3-BRIGADE URGES BENEFICIAL OWNERS OF ORDINARY SHARES WHO CHOOSE TO EXERCISE THEIR REDEMPTION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE DOMESTICATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND OWNING AND DISPOSING OF ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Ordinary Shares

We intend that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

Consequently, except as otherwise provided below in the section entitled “— PFIC Considerations,” and “— Effects of Section 367 to U.S. Holders of Ordinary Shares,” a U.S. Holder of Ordinary Shares should not recognize gain or loss upon the exchange of its Ordinary Shares solely for M3-Brigade Common Stock pursuant to the Domestication. A U.S. Holder’s aggregate tax basis in the M3-Brigade Common Stock received in connection with the Domestication will generally be the same as its aggregate tax basis in the Ordinary Shares surrendered in the Domestication. In addition, the holding period of M3-Brigade Common Stock received in the Domestication generally will include the holding period of Ordinary Shares surrendered in the Domestication.

Although the redemption of U.S. Holders that exercise redemption rights with respect to Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder (as defined below) or is otherwise subject to Section 367 of the Code would be determined as if the redemption had not yet occurred at the time of the Domestication. All U.S. Holders considering exercising redemption rights with respect to Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights, including the possibility that the redemption is treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemption occurring in form prior to the Domestication.

PFIC Considerations

Even if the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Domestication may still be a taxable event to U.S. Holders of Ordinary Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below.

Effect of PFIC Rules on the Domestication

Even if the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Ordinary Shares for M3-Brigade Common Stock in the Domestication if M3-Brigade were classified as a PFIC at any time during such U.S. Holder’s holding period in the Ordinary Shares. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules described below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under

Section 1291(f) would not apply to an Electing Shareholder (as defined below) with respect to its Ordinary Shares for which a timely QEF (as defined below) election, QEF election with a purging election, or MTM (as defined below) election is made, as each such election is described below.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least 25% of the shares by value, is passive income (the “gross income test”) or (b) at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “asset test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

Pursuant to a “start-up exception”, a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Taking into account all relevant facts and circumstances, however, there is a material risk that M3-Brigade will not be eligible for the “start-up exception.” If M3-Brigade is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (“QEF”) election for M3-Brigade’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (“MTM”) election, all of which are described further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of M3-Brigade’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if M3-Brigade is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat M3-Brigade as a QEF, under Section 1295 of the Code, for M3-Brigade’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as described below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to its Ordinary Shares is contingent upon, among other things, the provision by M3-Brigade of certain information that would enable the U.S. Holder to make and maintain a QEF election. M3-Brigade will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that M3-Brigade will timely provide such information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder of Ordinary Shares has not made a timely and effective QEF election with respect to M3-Brigade’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of M3-Brigade’s tax year in which M3-Brigade qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which M3-Brigade is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Ordinary Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Ordinary Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Ordinary Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Ordinary Shares on the date of the Domestication.

A. U.S. Holders Whose Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own More Than 10% of the Voting Power or Value of M3-Brigade

A U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of M3-Brigade (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Ordinary Shares it directly owns. A U.S. Holder’s ownership of Warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power or value of M3-Brigade. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power or value of M3-Brigade and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Ordinary Shares is the net positive earnings and profits of M3-Brigade attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.

B. U.S. Holders Whose Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% of the Voting Power and Value of M3-Brigade

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) Ordinary Shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power and value of M3-Brigade will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to M3-Brigade Common Stock received in the Domestication in an amount equal to the excess of the fair market value of M3-Brigade Common Stock received over the U.S. Holder’s adjusted tax basis in the Ordinary Shares deemed surrendered in the Domestication.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange;

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from M3-Brigade establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Ordinary Shares, and (B) a representation that the U.S. Holder has notified M3-Brigade that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to M3-Brigade no later than the date such tax return is filed. In connection with this election, M3-Brigade may in its discretion provide each U.S. Holder eligible to make such an election with information regarding M3-Brigade’s earnings and profits upon request.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C. U.S. Holders that Own Ordinary Shares with a Fair Market Value of Less Than $50,000

Based on the Treasury Regulations issued under Section 367(b) of the Code, a U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively) Ordinary Shares with a fair market value less than $50,000 will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally will not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Ordinary Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences of the Business Combination to U.S. Holders of M3-Brigade Common Shares after the Domestication

We intend that that the Business Combination should qualify as an exchange described in Section 351 of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so then the exchange of M3-Brigade Common Stock for Pubco Common Stock will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes, that the Business Combination will qualify as an exchange described in Section 351 of the Code. In that case, a U.S. Holder that receives Pubco Common Stock in exchange for M3-Brigade Common Stock in the Business Combination generally will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Common Stock received in the Business Combination by a U.S. Holder will be equal to the adjusted tax basis of the M3-Brigade Common Stock exchanged therefor. The holding period of the Pubco Common Stock will include the holding period during which the M3-Brigade Common Stock exchanged therefor were held by such U.S. Holder (which, as discussed above, will include the holding period of any Ordinary Shares surrendered in the Domestication).

The Receipt of Pubco Warrants in the Business Combination

If the Business Combination qualifies as an exchange pursuant to Section 351 of the Code, a U.S. Holder of only M3-Brigade Warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of Pubco Warrants received by such U.S. Holder in the Business Combination and the adjusted tax basis of M3-Brigade Warrants surrendered by such U.S. Holder in the Business Combination. If such U.S. Holder surrenders both M3-Brigade Common Shares and M3-Brigade Warrants in the Business Combination in exchange for both Pubco Common Stock and Pubco Warrants, such U.S. Holder of M3-Brigade Common Shares and M3-Brigade Warrants will be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the sum of the fair market value of the M3-Brigade Common Shares and M3-Brigade Warrants over (y) such U.S. Holder’s aggregate adjusted tax basis in the M3-Brigade Common Shares and M3-Brigade Warrants) and (ii) the fair market value of the Pubco Warrants received by such U.S. Holder in such exchange. As a result of such an exchange, such U.S. Holder will have a tax basis in the Pubco Common Stock equal to the tax basis in the M3-Brigade Common Shares and M3-Brigade Warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the Pubco Warrants received. In addition, such U.S. Holder’s tax basis in the Pubco Warrants will be fair market value determined on the date of the Business Combination. In addition, the holding period for the Pubco Common Stock will include the period during which the U.S. Holder held its M3-Brigade Common Shares, and the holding period for the Pubco Warrants will start on the day after the Business Combination.

In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, generally, the Business Combination will be treated as a taxable sale or exchange of M3-Brigade Warrants or M3-Brigade Warrants and M3-Brigade Common Shares, as may be applicable to any particular U.S. Holder, by U.S. Holders in exchange for Pubco Warrants or Pubco Warrants and Pubco Common Stock, as may be applicable.

U.S. Holders of M3-Brigade Warrants are urged to consult with their tax advisors regarding the treatment of their warrants in connection with the Business Combination.

Possible Effects of Section 351(e) on U.S. Holders of Ordinary Shares

There is a risk that the Business Combination could be treated as a taxable transfer of property to an “investment company” under Section 351(e) of the Code. Section 351(e) of the Code disallows tax-free treatment for exchanges that otherwise qualify under Section 351 if the transferee corporation is an “investment company” and the exchange results directly or indirectly, in the diversification of the transferors’ interests. A transferee corporation is treated as an “investment company” if it is (i) a regulated investment company, (ii) a real estate investment trust, or (iii) a corporation if more than 80% of the value of its assets are held for investment and are readily marketable “stocks or securities” within the meaning of Section 351(e) of the Code. A transfer generally results in diversification of the transferors’ interests when two or more persons transfer nonidentical assets to a corporation in exchange for that corporation’s stock. Under IRS Rev. Rul. 88-32, a transfer of identical assets to a corporation followed by the taxable sale of those assets and purchase of other assets is not treated as giving rise to diversification. The IRS has issued Private letter Rulings (which are not binding precedent on the IRS) that permit corporations to hold de minimis amounts of cash without such cash being treated as a non-identical asset that gives rise to diversification under Section 351(e).

Immediately after the Business Combination, more than 80% of Pubco’s assets are expected to consist of Bitcoin. While we do not believe Bitcoin is a “stock or security” for the purposes of Section 351(e) of the Code, the IRS has not issued guidance in this area and there is a material possibility that it could take a contrary position. If the IRS were to treat Bitcoin as a “stock or security,” it is likely that Pubco would be treated as an “investment company” under Section 351(e) of the Code.

However, even if Pubco were to be treated as an “investment company,” the Business Combination should not result in the diversification of the transferors’ interests. Immediately following the Closing, Pubco and its subsidiaries will convert all cash on hand (except for a de minimis amount to fund near-term operating expenses) into Bitcoin, and will not be under a binding obligation to purchase any assets other than Bitcoin. Following this conversion, the assets of Pubco and its Subsidiaries are expected to consist solely of Bitcoin, a de minimis amount of cash on hand to fund near-term operating expenses, and a de minimis amount of assets related to the business plan of Pubco. Any subsequent disposition of Bitcoin contributed to Pubco or ReserveOne in the Equity PIPE will be pursuant to a taxable transaction in accordance with IRS Rev. Rul. 88-32. Because the Business Combination should not result in the diversification of the transferors’ interests, it should not be treated as a taxable transfer of property to an “investment company” pursuant to Section 351(e) of the Code.

As a result, the Business Combination is not expected to result in the diversification of the transferor’s interests, and therefore should not be treated as a taxable transfer of property to an “investment company” pursuant to Section 351(e) of the Code. However, there is no guarantee that the IRS will not take a contrary position.

Tax Consequences for U.S. Holders of Owning and Disposing of Pubco Common Stock

Distributions on Pubco Common Stock

Distributions of cash or property to a U.S. Holder in respect of Pubco Common Stock received in the Business Combination will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Pubco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in Pubco Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Pubco Common Stock.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

Gain on Disposition of Pubco Common Stock

Upon a sale or other taxable disposition of Pubco Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Pubco Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Common Stock so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pubco Common Stock so disposed of. See the section entitled “— Effects of Section 367 to U.S. Holders of Ordinary Shares” above for a discussion of a U.S. Holder’s adjusted tax basis in its Pubco Common Stock following the Domestication. See the section entitled “— Tax Consequences of the Business Combination to U.S. Holders of M3-Brigade Common Shares after the Domestication” for a discussion of a U.S. Holder’s adjusted tax basis in its Pubco Common Stock following the Business Combination.

Material U.S. Federal Income Tax Consequences to Redemption

Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash

This section makes references to holders of Ordinary Shares that elect to have their Ordinary Shares “converted” for cash. For purposes of this description, “conversion” refers to the process of requesting that a holder’s Ordinary Shares be redeemed for cash in accordance with the terms of the M&A and with applicable Cayman Islands law.

This section is addressed to U.S. Holders of Ordinary Shares that elect to have their Ordinary Shares redeemed for cash and is subject in its entirety to the description of the “passive foreign investment company” or “PFIC” rules as discussed above under the section entitled “— Tax Consequences of the Domestication to U.S. Holders of Ordinary Shares — U.S. Holders — PFIC Considerations.” For purposes of this description, a “Converting U.S. Holder” is a U.S. Holder that so converts its Ordinary Shares into cash.

Except as described in the following paragraph and as described in the PFIC rules above, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received on the conversion and such shareholder’s adjusted basis in the Ordinary Shares exchanged if the conversion completely terminates the Converting U.S. Holder’s interest in M3-Brigade (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its Ordinary Shares will generally be equal to the cost of such Ordinary Shares. A U.S. Holder who purchased Ordinary Shares in the IPO generally will have a tax basis in the Ordinary Shares that were part of the units equal to the portion of the purchase price of such units allocated to the Ordinary Shares (such allocation based on the relative fair market value of the Ordinary Shares and the Warrants at the time). This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. It is possible that because of the conversion rights associated with the Ordinary Shares, the holding period of such shares may not be considered to begin until the date of such conversion (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Ordinary Shares (generally, shares of M3-Brigade purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options (including shares that may be acquired pursuant to the Warrants) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of M3-Brigade is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding Ordinary Shares (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the conversion; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of M3-Brigade entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of M3-Brigade. If the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation, and taking into account the effect of redemptions by other shareholder’s, its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such U.S. Holder would generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Ordinary Shares.

If none of the tests described above applies and subject to the PFIC rules described above, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of M3-Brigade’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Converting U.S. Holder’s basis in the Ordinary Shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares. U.S. Holders of Ordinary Shares considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

Distributions with respect to Pubco Common Stock

Distributions made by Pubco to U.S. Holders of its Pubco Common Stock will constitute dividends to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in your income as ordinary income when received. However, with respect to dividends received by individuals, such dividends generally are taxed under current law at applicable long-term capital gains rates, provided certain holding period requirements are satisfied. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s adjusted tax basis in the Shares. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares, as applicable, subject to the tax treatment described below in “— Sale or Other Taxable Disposition of Pubco Common Stock.”

Sale or Other Taxable Disposition of Pubco Common Stock

Upon the sale, exchange or other taxable disposition of Pubco Common Stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in such securities. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such securities is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our securities. Certain U.S. holders are exempt from backup withholding, including C corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•        fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•        furnishes an incorrect taxpayer identification number;

•        is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•        fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Tax Consequences of the Domestication to Non-U.S. Holders of Ordinary Shares

We intend that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

Consequently, except as otherwise provided below, a Non-U.S. Holder of Ordinary Shares will not recognize gain or loss upon the exchange of its Ordinary Shares solely for M3-Brigade Common Stock pursuant to the Domestication. A Non-U.S. Holder’s aggregate tax basis in the M3-Brigade Common Stock received in connection with the Domestication will generally be the same as its aggregate tax basis in the Ordinary Shares surrendered in the Domestication. In addition, the holding period of M3-Brigade Common Stock received in the Domestication generally will include the holding period of Ordinary Shares surrendered in the Domestication. A Non-U.S. Holder of Ordinary Shares generally will not be subject to the PFIC rules and rules under Section 367 of the Code that are applicable to U.S. Holders of Ordinary Shares as described above under “— U.S. Holders — Tax Consequences to U.S. Holders — Tax Consequences of the Domestication to U.S. Holders of Ordinary Shares — PFIC Considerations,” and “— Effects of Section 367 to U.S. Holders of Ordinary Shares.” If the IRS were to assert that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the tax consequences to non-U.S. Holders will be the same as the consequences of a disposition of Pubco Common Stock, as described below under “Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Common Stock — Gain on Disposition of Pubco Common Stock.”

Tax Consequences to Non-U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash

The U.S. federal income tax consequences to a Non-U.S. Holder that elects to have its Ordinary Shares converted for cash (a “Converting Non-U.S. Holder”) will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash.”

Regardless of whether the redemption is treated as a sale of Ordinary Shares or as a corporate distribution on the Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to a Converting Non-U.S. Holder unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        M3-Brigade is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Ordinary Shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such Ordinary Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Ordinary Shares disposed of. There can be no assurance that Ordinary Shares will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

M3-Brigade does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether M3-Brigade is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that M3-Brigade will not become such a corporation in the future.

Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemption is treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemption occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Common Stock

Distributions on Pubco Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Pubco Common Stock received in the Business Combination will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Pubco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in Pubco Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Pubco Common Stock.”

Dividends paid to a Non-U.S. Holder of Pubco Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Pubco Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as described below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Pubco Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Pubco Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Pubco Common Stock

Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Pubco Common Stock (or any taxable disposition of M3-Brigade Common Stock in the Business Combination pursuant to Section 351(e), as described above with respect to U.S. Holders under “— U.S. Holders — Possible Effects of Section 351(e) on U.S. Holders of Ordinary Shares”) generally will not be subject to U.S. federal income tax unless (i) such gain is described in the first bullet under

“— Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash”, (ii) such Non-U.S. Holder is described in the second bullet under that same section or (iii) Pubco is or has been “United States real property holding corporation” as described in the third bullet under that same section.

If a Non-U.S. Holder is subject to one of these exceptions, the results described in the third full paragraph under “— Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash” will apply to such Non-U.S. Holder.

Pubco does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether Pubco is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that Pubco will not become such a corporation in the future.

Information Reporting and Backup Withholding

Payments of distributions on our securities (and constructive distributions deemed paid) will not be subject to backup withholding, provided the non-U.S. holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions paid or deemed paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the non-U.S. holder otherwise establishes an exemption. Proceeds of a disposition of our common stock or pre-funded warrants conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on actual or deemed dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of actual or deemed dividends on our securities. Proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our securities. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of M3-Brigade Common Stock and Pubco Common Stock.

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Unaudited Proforma Condensed Combined Financial Information — Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination and the Transactions are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Cayman Islands Registrar of Companies and Delaware Secretary of State necessary to effectuate the Domestication, and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 425 of the Exchange Act.

Appraisal Rights

Shareholders of M3-Brigade do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that M3-Brigade’s entry into the Business Combination Agreement, the consummation of the Transactions, including the issuance of the consideration thereunder, and the performance by M3-Brigade of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes will have no effect on the Business Combination Proposal. The Business Combination is not structured so that approval of at least a majority of Unaffiliated Public Shareholders of M3-Brigade is required.

Adoption of the Business Combination Proposal is conditioned upon the adoption of the Merger Proposal.

Recommendation of the M3-Brigade Board with Respect to the Business Combination Proposal

UPON THE RECOMMENDATION OF THE M3-BRIGADE SPECIAL COMMITTEE, THE M3-Brigade BOARD RECOMMENDS THAT SHAREHOLDERS OF M3-BRIGADE VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2: THE MERGER PROPOSAL

Overview

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the effective time of the M3-Brigade Merger, M3-Brigade Merger Sub will merge with and into M3-Brigade with M3-Brigade continuing as the surviving entity and a wholly-owned subsidiary of Pubco. See the section titled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Domestication and M3-Brigade Merger” for a description of this merger as it relates to the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a resolution passed by holders of a majority of the outstanding Ordinary Shares, that M3-Brigade Acquisition V Corp. be and is hereby authorized to merge with R1 SPAC Merger Sub, Inc., so that M3-Brigade Acquisition V Corp. will be the surviving entity and all the undertaking, property and liability of R1 SPAC Merger Sub, Inc. will vest in M3-Brigade Acquisition V Corp. by virtue of such merger pursuant to the DGCL.”

Vote Required for Approval

The approval of the Merger Proposal will require a resolution passed by the holders of a majority of the outstanding Ordinary Shares. Abstentions and broker non-votes will be treated the same as votes “AGAINST” the Merger Proposal.

The approval of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination.

Recommendation of the M3-Brigade Board with Respect to the Merger Proposal

UPON THE RECOMMENDATION OF THE M3-BRIGADE SPECIAL COMMITTEE, THE M3-BRIGADE BOARD RECOMMENDS THAT SHAREHOLDERS OF M3-BRIGADE VOTE “FOR” THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of M3-Brigade’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of M3-Brigade and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, M3-Brigade’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

PROPOSAL 3: THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, M3-Brigade is requesting that M3-Brigade’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in the Proposed Charter, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Delaware law. Accordingly, the votes regarding the Advisory Organizational Documents Proposals are advisory votes, and are not binding on the M3-Brigade Board or the Pubco Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals. Therefore, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, M3-Brigade and Pubco intend that the Proposed Charter will take effect upon the Closing.

Advisory Organizational Documents Proposal A

M3-Brigade’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that directors may be removed at any time, but only for cause and only by the affirmative vote of holders of at least two thirds (66 and 2/3%) of the voting power of the then-outstanding of voting stock of Pubco entitled to vote at an election of directors.

Advisory Organizational Documents Proposal B

M3-Brigade’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that, subject to the special rights of holders of one or more series of Pubco Preferred Stock, special meetings of stockholders of Pubco may be called, for any purpose or purposes, at any time only by or at the direction of the Pubco Board, the Chairperson of the Pubco Board, the Chief Executive Officer or President, and may not be called by any other person or persons.

Advisory Organizational Documents Proposal C

M3-Brigade’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 and 2/3% of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and Article XII.

Advisory Organizational Documents Proposal D

M3-Brigade’s shareholders are being asked to approve provisions to be included in the Proposed Charter setting forth that the total number of authorized shares of all classes of stock will be 500,000,000 shares, consisting of (i) 430,000,000 shares of Pubco Class A Common Stock, (ii) 50,000,000 shares of Pubco Class B Common Stock and (iii) 20,000,000 shares of Pubco Preferred Stock.

Advisory Organizational Documents Proposal E

M3-Brigade’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that each holder of (i) Pubco Class A Common Stock will be entitled to one vote for each share of Pubco Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally and (ii) Pubco Class B Common Stock will be entitled to ten votes for each share of Pubco Class B Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally.

Advisory Organizational Documents Proposal F

M3-Brigade’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Pubco to Pubco or to Pubco’s stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Charter (as either may be amended from time to time); and/or (iv) any action, suit or proceeding asserting a claim against Pubco governed by the internal affairs doctrine. Subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

See the section entitled “Comparison of the Rights of Holders of Ordinary Shares and Common Stock — Proposed Charter of Pubco” for a summary of the principal changes proposed to be made between the M&A and the Proposed Charter.

Reasons for the Approvals of the Advisory Organizational Documents Proposals

Director Removal

The M3-Brigade Board believes that providing that directors may be removed at any time, but only for cause and only by the affirmative vote of holders of at least two thirds (66 and 2/3%) of the voting power of the then-outstanding voting stock of Pubco entitled to vote at an election of directors, will (i) increase board continuity and the likelihood that experienced board members familiar with Pubco’s business operations would serve on the board at any given time, (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board, and (iii) make the Proposed Charter more appropriate for a Delaware-incorporated public operating company.

Calling of Stockholder Meetings

The M3-Brigade Board believes that special meetings of stockholders should be called by or at the direction of the Pubco Board, the Chairperson of the Pubco Board, the Chief Executive Officer or President, and not by any other person or persons to make it more difficult for a potential acquirer or other person, group or entity to gain control of the Pubco Board. Limiting the stockholders’ ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the Pubco Board’s consent or to call a stockholders’ meeting to otherwise advance a minority stockholder’s agenda. This provision is intended to avoid distraction of management and the time and expense caused by holding meetings in addition to the annual meeting, unless the Pubco Board determines such expense and management attention is warranted.

Charter Amendments

Requiring the affirmative vote of the holders of at least 66 and 2/3% of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon to amend certain provisions of the Proposed Charter is intended to protect the Proposed Charter from arbitrary amendment and to make the Proposed Charter more appropriate for a Delaware-incorporated public operating company.

Authorized Capital Stock

The M3-Brigade Board believes that it is important for Pubco to have available for issuance a number of authorized shares of Pubco Common Stock and Pubco Preferred Stock sufficient to facilitate the transactions contemplated by the Business Combination, to support Pubco’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Dual-Class Structure

The M3-Brigade Board believes that the proposed dual-class structure with the Pubco Class A Common Stock having one vote per share and the Pubco Class B Common Stock having ten votes per share is important to permit Pubco to continue to prioritize long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of the Pubco Board and its policies, and discourage certain types of transactions that may involve an actual or threatened acquisition of Pubco, all of which may contribute to the long-term success of Pubco and to long-term stockholder value.

Delaware as Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a well-known body of case law and high level of judicial expertise, and should promote efficiency and cost savings in the resolutions of such claims. The M3-Brigade Board believes that the Delaware courts are best suited to address disputes involving such matters, given that Pubco will be incorporated in Delaware.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on an advisory and non-binding basis, to approve each of the following proposals (Proposals A-F):

Proposal A

To approve provisions in the Proposed Charter providing that directors may be removed at any time, but only for cause and only by the affirmative vote of holders of at least two thirds (66 and 2/3%) of the voting power of the then-outstanding voting stock of Pubco entitled to vote at an election of directors;

Proposal B

To approve provisions in the Proposed Charter providing, that subject to the special rights of holders of one or more series of Pubco Preferred Stock, special meetings of stockholders of Pubco may be called, for any purpose or purposes, at any time only by or at the direction of the Pubco Board, the Chairperson of the Pubco Board, the Chief Executive Officer or President, and may not be called by any other person or persons;

Proposal C

To approve provisions to be included in the Proposed Charter providing that that the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 and 2/3% of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and Article XII;

Proposal D

To approve provisions to be included in the Proposed Charter setting forth that the total number of authorized shares of all classes of stock will be 500,000,000 shares, consisting of (i) 430,000,000 shares of Pubco Class A Common Stock, (ii) 50,000,000 shares of Pubco Class B Common Stock and (iii) 20,000,000 shares of Pubco Preferred Stock;

Proposal E

To approve provisions in the Proposed Charter providing that each holder of (i) Pubco Class A Common Stock will be entitled to one vote for each share of Pubco Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally and (ii) Pubco Class B Common Stock will be entitled to ten votes for each share of Pubco Class B Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally; and

Proposal F

To approve provisions in the Proposed Charter providing that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Pubco to Pubco or to Pubco’s stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Charter (as either may be amended from time to time); and/or (iv) any action, suit or proceeding asserting a claim against Pubco governed by the internal affairs doctrine. Subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on the M3-Brigade Board or the Pubco Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Organizational Documents Proposals, M3-Brigade and Pubco intend that the Proposed Charter will take effect upon the Closing.

Recommendation of the M3-Brigade Board with Respect to the Advisory Organizational Documents Proposals

UPON THE RECOMMENDATION OF THE M3-BRIGADE SPECIAL COMMITTEE, THE M3-BRIGADE BOARD RECOMMENDS THAT M3-BRIGADE’S SHAREHOLDERS VOTE “FOR” EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL 4: THE ADJOURNMENT PROPOSAL

Overview

M3-Brigade is asking M3-Brigade’s shareholders to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the M3-Brigade Board.

The Adjournment Proposal, if adopted, will allow the M3-Brigade Board to adjourn the Extraordinary General Meeting to a later date or dates, at the determination of the M3-Brigade Board. In no event will the M3-Brigade Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the M&A and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by shareholders of M3-Brigade, the M3-Brigade Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary or desirable, as determined by the M3-Brigade Board.”

Vote Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the M3-Brigade Board with Respect to the Adjournment Proposal

UPON THE RECOMMENDATION OF THE M3-BRIGADE SPECIAL COMMITTEE, THE M3-BRIGADE BOARD RECOMMENDS THAT SHAREHOLDERS OF M3-BRIGADE VOTE “FOR” THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of M3-Brigade and ReserveOne, adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the Transactions.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025 (the “pro forma balance sheet”) reflects the adjustments to depict the accounting for the Transactions. The unaudited pro forma condensed combined statements of operations for the period from January 1, 2025 to September 30, 2025 and for the period from March 12, 2024 to December 31, 2024 (the “pro forma statements of operations”) reflect the adjustments made on the pro forma balance sheet assuming those adjustments were made on March 12, 2024 (the inception date of M3-Brigade). Collectively, the adjustments to depict the accounting for the Transactions on the pro forma balance sheet and on the pro forma statements of operations are referred to herein as the “Transaction Accounting Adjustments.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Pubco’s financial condition or results of operations would have been had the adjustments to depict the accounting for the Transactions been made on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations of Pubco may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of M3-Brigade was derived from the unaudited financial statements of M3-Brigade as of and for the nine months ended September 30, 2025, and the audited financial statements of M3-Brigade for the period from March 12, 2024 (inception) through December 31, 2024, included elsewhere in this proxy statement/prospectus. The historical financial information of ReserveOne was derived from the audited consolidated financial statements of ReserveOne as of July 15, 2025 and for the period from May 27, 2025 (inception) to July 15, 2025, and the unaudited consolidated financial statements of ReserveOne as of September 30, 2025 and for the period from July 16, 2025 to September 30, 2025, which are included elsewhere in this proxy statement/prospectus. The historical information of Pubco was derived from the audited financial statements of Pubco as of July 15, 2025 and for the period from June 20, 2025 (inception) to July 15, 2025 and the unaudited consolidated financial statements as of and for the period from July 16, 2025 to September 30, 2025 and is consolidated into the ReserveOne financial statements. This information should be read together with M3-Brigade’s, Pubco’s and ReserveOne’s unaudited and audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of M3-Brigade” and “ReserveOne Management’s Discussion and Analysis of Financial Condition and Results of Operations of ReserveOne” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pubco” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On July 7, 2025, M3-Brigade, ReserveOne, Pubco, and the Merger Subs entered into the Business Combination Agreement.

Prior to the consummation of the M3-Brigade Merger, M3-Brigade will be de-registered in the Cayman Islands and register by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act.

As a result of the Domestication, (i) each Class A Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Class A-1 Common Stock; (ii) each Class B Ordinary Share will convert into one share of Class B Common Stock; and (iii) each M3-Brigade Warrant issued and outstanding immediately prior to the Domestication will convert into a M3-Brigade Post-Domestication Warrant. Because the Domestication will occur immediately prior to the M3-Brigade Merger and the Company Merger as described below, the Domestication is not being separately presented in the unaudited pro forma condensed combined financial information.

Following the Domestication and immediately prior to the M3-Brigade Merger, each share of Class B Common Stock will automatically convert into a number of shares of Class A-2 Common Stock determined in accordance with the Interim Charter. Following the automatic conversion of shares from Class B Common Stock to Class A-2 Common Stock, M3-Brigade Merger Sub will merge with and into M3-Brigade, with M3-Brigade continuing as the surviving entity and a wholly-owned subsidiary of Pubco, in connection with which all of the existing securities of M3-Brigade will be exchanged for rights to receive securities of Pubco as follows: (a) each issued and outstanding share of Class A-1 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Pubco Class A Common Stock, (b) each issued and outstanding share of Class A-2 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Pubco Class B Common Stock, and (c) each issued and outstanding M3-Brigade Post-Domestication Warrant will be automatically converted into one Pubco Warrant on substantially the same terms and conditions as the M3-Brigade Warrants.

Following the M3-Brigade Merger, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving entity and a wholly-owned subsidiary of Pubco, pursuant to which, other than dissenting shares, if any, each issued and outstanding share of ReserveOne Common Stock will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Pubco Class A Common Stock, following which, all shares of ReserveOne Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist and each ReserveOne Warrant, if any, will be automatically converted into one Pubco Warrant.

Sponsor Earnout Shares

Pursuant to the terms of the Business Combination Agreement, effective upon the Closing, a portion of the shares of Pubco Class B Common Stock received by the Sponsor in the M3-Brigade Merger will be subject to forfeiture, unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period. The number of Sponsor’s shares of Pubco Class B Common Stock subject to forfeiture is equal to the sum of (i) the Sponsor Equity Earnout Shares, plus (ii) the Sponsor Warrant Earnout Shares, plus (iii) the Sponsor Convertible Notes Earnout Shares. The Sponsor Earnout Shares will be forfeited as follows: (A) (i) 50% of the Sponsor Equity Earnout Shares and (ii) 100% of the Sponsor Convertibles Notes Earnout Shares will be forfeited if the Pubco VWAP does not equal or exceed $12.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period; (B) 50% of the Sponsor Equity Earnout Shares will be forfeited if the Pubco VWAP does not equal or exceed $14.00 for any twenty trading days out of thirty consecutive trading days during the Sponsor Earnout Period and (C) a number of Sponsor Warrant Earnout Shares equal to 1/20th of the number of warrants issued in connection with the Equity PIPE that are not exercised during the Sponsor Earnout Period will be forfeited. Pubco analyzed the Sponsor Earnout Shares, the Sponsor Convertible Earnout Shares and the Sponsor Warrant Earnout Shares under ASC 805 and determined that equity classification is permitted for the Sponsor Earnout Shares and the Sponsor Convertible Earnout Shares and liability classification is required for the Sponsor Warrant Earnout Shares.

Other Agreements

Equity PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Equity PIPE Investors entered into Equity PIPE Subscription Agreements with ReserveOne, Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of (a) either (i) ReserveOne Common Stock or (ii) in the event the issuance of ReserveOne Common Stock would, in the opinion of M3-Brigade, ReserveOne or Pubco on the advice of any of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Code, Pubco Class A Common Stock and (b) either (i) ReserveOne Warrants or (ii) in the event the issuance of ReserveOne Warrants would, in the opinion of M3-Brigade, ReserveOne or Pubco and on the advice of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Code, Pubco Warrants at a purchase price of $10.00 per Equity PIPE Security, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one Equity PIPE Warrant. The Equity PIPE Warrants will be issued pursuant to the Pubco Warrant Agreement. Even if ReserveOne Common Stock and ReserveOne Warrants are issued pursuant to the Equity PIPE Subscription Agreements substantially concurrently with the consummation of the Business Combination, such ReserveOne Common Stock and ReserveOne Warrants would be canceled and the Equity PIPE Investors would receive Pubco Class A Common Stock and Pubco Warrants in connection with the Company Merger. As a result, the issuance of Pubco Class A Common Stock and Pubco Warrants from the Equity PIPE is presented in the unaudited pro forma condensed combined financial information. The fair value of the Equity PIPE Warrants was reflected as an expense in the unaudited pro forma condensed combined statement of operations.

The Equity PIPE Investors are permitted, under the Equity PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold Class A Ordinary Shares that qualify as Non-Redeemed Shares (as defined in the Equity PIPE Subscription Agreement), subject to certain conditions and restrictions set forth in the Equity PIPE Subscription Agreements. To the extent any Equity PIPE Investor elects to reduce its commitment under the applicable Equity PIPE Subscription Agreement by such Non-Redeemed Shares, such election will have the same effect on the cash balance as if such investor had redeemed their Class A Ordinary Shares (other than with respect to the receipt of interest earned on such cash held in the Trust Account), and, as a result, the aggregate proceeds available from the Trust Account would have been reduced accordingly. The purchase price for the Equity PIPE Securities may be paid in either cash or Bitcoin, at the sole election of each of the Equity PIPE Investors. If any Equity PIPE Investor elects to pay in Bitcoin, the number of Bitcoin to be paid by such investor will be calculated based on the average Bitcoin price over the five calendar days immediately preceding the Closing Date, as set forth in the Equity PIPE Subscription Agreements, which is intended to ensure that the value of the Bitcoin payment will be substantially equivalent in value to the cash purchase amount.

Convertible Notes Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Convertible Notes Investors entered the Convertible Notes Subscription Agreements with Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Convertible Notes Investors have agreed to purchase $250,000,000 in aggregate principal amount of the Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco had granted the Convertible Notes Investors an option to purchase additional Convertible Notes in an aggregate principal amount of up to $50,000,000, on a pro rata basis based on each Convertible Notes Investor’s initial subscription for Convertible Notes. The option period expired on August 7, 2025, and no Convertible Notes Investors opted to purchase additional Convertible Notes.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes only if (A) (i) Pubco has not satisfied its obligations to timely file, or have declared effective, a registration statement covering the resale of the Convertible Notes and the underlying shares of Pubco Class A common stock as required by the Convertible Notes Subscription Agreement, or the use of such registration statement is suspended under certain conditions described in the Convertible Notes Subscription Agreements and (ii) the Convertible Notes or the underlying shares of Pubco Class A common stock may not then be sold freely under Rule 144 under the Securities Act, without volume limitations or public information requirements (provided Pubco has complied with the requirements of Rule 144(i)(2)), or (B) if elected by Pubco as the sole remedy for an Event of Default relating to Pubco’s failure to comply with certain reporting obligations under the Indenture, upon the occurrence of such an Event of Default. For purposes of this presentation of unaudited pro forma condensed combined financial information, it is assumed that Pubco will comply with the obligations described in (A) of the preceding sentence and will not elect Additional Interest as a remedy for an Event of Default as described in (B) of the preceding sentence and as such, no additional interest has been reflected in the unaudited pro forma condensed combined financial information. Pubco assessed the accounting treatment of the embedded features of the Convertible Notes under ASC 815-15-25-42 and ASC 815-15-25-25 and determined that the embedded features did not require bifurcation.

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination:

	Pro Forma Combined (Assuming No Redemption)				Pro Forma Combined (Assuming 25% Redemption)				Pro Forma Combined (Assuming 50% Redemption)				Pro Forma Combined (Assuming 75% Redemption)				Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%	Number of Shares of Pubco Class A Common Stock	%	Number of Shares of Pubco Class B Common Stock	%
Public Shareholders	28,750,000	35%	0	0%	21,562,500	29%	0	0%	14,375,000	21%	0	0%	7,187,500	12%	0	0%	0	0%	0	0%
ReserveOne Stockholders	2,500,000	3%	0	0%	2,500,000	3%	0	0%	2,500,000	4%	0	0%	2,500,000	4%	0	0%	2,500,000	5%	0	0%
Equity PIPE shares	50,000,000	62%	0	0%	50,000,000	68%	0	0%	50,000,000	75%	0	0%	50,000,000	84%	0	0%	50,000,000	95%	0	0%
Sponsor(1)	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%	0	0%	7,187,500	57%
Sponsor Anti-Dilution Shares(2)	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%	0	0%	5,500,000	43%
Total	81,250,000	100%	12,687,500	100%	74,062,500	100%	12,687,500	100%	66,875,000	100%	12,687,500	100%	59,687,500	100%	12,687,500	100%	52,500,000	100%	12,687,500	100%

Potential Sources of Dilution(3)
Pubco Public Warrants(4)	14,375,000	15%	0	0%	14,375,000	16%	0	0%	14,375,000	18%	0	0%	14,375,000	19%	0	0%	14,375,000	21%	0	0%
Pubco Private Warrants(5)	8,337,500	9%	0	0%	8,337,500	10%	0	0%	8,337,500	11%	0	0%	8,337,500	12%	0	0%	8,337,500	14%	0	0%
Convertible Notes(6)	19,230,775	19%	0	0%	19,230,775	21%	0	0%	19,230,775	22%	0	0%	19,230,775	24%	0	0%	19,230,775	27%	0	0%
Equity PIPE Warrants	50,000,000	38%	0	0%	50,000,000	40%	0	0%	50,000,000	43%	0	0%	50,000,000	46%	0	0%	50,000,000	49%	0	0%

____________

(1)      Represents the Founder Shares converted to shares of Pubco Class B Common Stock.

(2)      Represents 5,500,000 Sponsor Anti-dilution Shares, of which 5,000,000 (referred to as Sponsor Earnout Shares) will be subject to certain restrictions and will be forfeited unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period. For more details, see the section entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Sponsor Earnout.”

(3)      In computing the percentage ownership of each category of potential sources of dilution, only the category being computed is deemed outstanding for the purpose of calculating its percentage ownership. However, it is not deemed outstanding when computing the percentage ownership of any other categories. As a result, the denominator used in calculating beneficial ownership among different categories of potential sources of dilution may differ.

(4)      Represents the number of Pubco Public Warrants converted from the Public Warrants originally included in the Units.

(5)      Represents the number of Pubco Private Warrants converted from the Private Placement Warrants. Assumes that the Sponsor Note will not be converted to Pubco Warrants at Closing.

(6)      Calculated based on an initial conversion rate of 76.9231 shares of Pubco Class A Common Stock per $1,000 principal amount of Convertible Notes pursuant to Section 14.01 of the Convertible Notes Subscription Agreements.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Glossary and Basis of Presentation — Share Calculations and Ownership Percentages.” Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2025. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Transactions represent an equity reorganization between entities under common control and will be accounted for using a carryover basis, with assets and liabilities recognized at their historical amounts in accordance with ASC 805-50. The Transactions do not represent a business combination for accounting purposes within the scope of ASC 805 as both M3-Brigade and ReserveOne do not meet the definition of a business as defined in ASC 805. The Sponsor obtained control over M3-Brigade on May 27, 2025, when it acquired the Founder Shares and Private Placement Warrants from the Original Sponsor pursuant to the 2025 SPA. On that date, the Sponsor became the primary beneficiary of M3-Brigade in accordance with ASC 810. On the same date, ReserveOne was newly formed by the Sponsor Parent as its sole stockholder. Since the Sponsor Parent controls the Sponsor, M3-Brigade and ReserveOne became entities under common control starting on May 27, 2025. Accordingly, the Transactions are concluded to represent a transfer of assets and exchange of shares between entities under common control, not a business combination, and should be accounted for at carryover basis. The net assets of M3-Brigade will be stated at historical cost, with no goodwill or other intangible assets recorded.

The operations prior to the Business Combination will be those of ReserveOne from its inception date, May 27, 2025, as ReserveOne will be the surviving entity rather than M3-Brigade after the Closing of the Business Combination. The financial statements of Pubco prior to the Business Combination will reflect the historical financial performance of ReserveOne, which was formed on May 27, 2025, as there is no historical financial information prior to that date. At the closing of the Transactions, the receipt of the net assets of M3-Brigade do not result in a change in reporting entity as M3-Brigade does not meet the definition of a business. Accordingly, Pubco will present the transfer of net assets and exchange of shares prospectively in accordance with ASC 805-50 at the Closing. Accordingly, the historical financial information of M3-Brigade will not be included in the financial statements of Pubco.

ReserveOne is the surviving entity, rather than M3-Brigade, as the Transactions were all executed in contemplation of one another. Specifically, these two separate transactions both occurred on May 27, 2025 and were structured and contemplated together:

(i)     the acquisition by the Sponsor of the Founder Shares and Private Placement Warrants from the Original Sponsor, who led M3-Brigade’s IPO in March 2024 pursuant to the 2025 SPA; and

(ii)    the formation of ReserveOne by an affiliate of the Sponsor.

These two transactions resulted in the Sponsor Parent obtaining control over both M3-Brigade and ReserveOne on May 27, 2025. As a result, the nature of the Transactions are that of an equity reorganization between entities under common control, executed in contemplation of ReserveOne’s anticipated business operations becoming the ongoing operations of Pubco following the Closing. Additionally, the following facts and circumstances further support ReserveOne as the surviving entity include:

•        ReserveOne will have the ability to control decisions regarding election and removal of eight of the nine directors and each of the officers of Pubco at the time of Closing of the Transactions pursuant to and subject to terms the Business Combination Agreement;

•        ReserveOne’s operations will comprise the ongoing operations of Pubco;

•        ReserveOne owns intellectual property and other rights such as business plans, trademarks, marketing materials, domain names, among others that relate to the expected operations of Pubco, and

•        ReserveOne’s existing senior management will be the senior management of Pubco.

Notwithstanding the foregoing, because M3-Brigade has no operations and does not meet the definition of a business under ASC 805, presenting its financial performance as the surviving entity in historical periods — prior to the Sponsor’s acquisition and involvement — could be misleading. Such presentation would not reflect the underlying economics of the Transactions.

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption Scenario:    This presentation assumes that 28,750,000 Public Shares are redeemed for aggregate redemption payments of $304.96 million, assuming a $10.61 per share Redemption Price upon consummation of the Business Combination. The Business Combination Agreement contains a condition to the closing of the Business Combination that the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemptions) and the Equity PIPE shall be no less than $500 million, net of unpaid expenses. Under the Maximum Redemption Scenario, a portion of the $250 million of proceeds from the Convertible Notes PIPE would be used to pay for any unpaid expenses upon the Closing. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, and the unaudited pro forma condensed combined statements of operations for the period from January 1, 2025 to September 30, 2025 and for period from March 12, 2024 (inception) to December 31, 2024, are based on the unaudited and audited historical financial statements of Pubco, M3-Brigade and ReserveOne. The Transaction Accounting Adjustments are based on information currently available, and assumptions and estimates underlying those adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2025
(in thousands, except share and per share data)

	ReserveOne (Historical)(1)	M3 (Historical)(2)	Equity PIPE Transaction Accounting Adjustments		Convertible Notes PIPE Transaction Accounting Adjustments		Assuming No Redemption			Assuming Maximum Redemption
							Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash	$2,007	$1,683	$500,000	A	$250,000	B	$304,961	C	$14,900	$(304,961)	J	$14,900
							(13,400)	D		304,961	N
							(33,971)	E
							(2,000)	F
							(1,273)	L
							(981,107)	N
							(12,000)	O
Restricted cash	100	—	—		—		—		100	—		100
Prepaid expenses, current	318	236			—		11,350	O	11,904	—		11,904
Due from related party	—	1			—		—		1	—		1
Total current assets	2,425	1,920	500,000		250,000		(727,440)		26,905	—		26,905

Digital assets	—	—	—		—		981,107	N	981,107	(304,961)	N	676,146
Long-term prepaid expense	—	4	—		—		650	O	654	—		654
Investments held in Trust Account	—	303,949	—		—		(304,961)	C	—	—		—
							1,012	M
Total Assets	$2,425	$305,873	$500,000		$250,000		$(49,632)		$1,008,666	$(304,961)		$703,705

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$203	$—	—		—		$—		$203	$—		$203
Accrued expenses	118	4,160	—		—		(4,159)	E	119	—		119
Accrued compensation	88	—	—		—		—		88	—		88
Due to affiliates	1,273	—	—		—		(1,273)	L	—	—		—
Promissory note	—	2,000	—		—		(2,000)	F	—	—		—
Advances from related party	—	24	—		—				24	—		24
Total current liabilities	1,682	6,184	—		—		(7,432)		434	—		434

Deferred underwriting fee payable	—	13,400	—		—		(13,400)	D	—	—		—
Earnout Shares liability	—	—	—		—		19,139	I	19,139	—		19,139
Convertible notes payable	—	—	—		250,000	B			250,000	—		250,000
Debt issuance costs	—	—	—		—		(3,750)	E	(3,750)	—		(3,750)
Total Liabilities	1,682	19,584	—		250,000		(5,443)		265,823	—		265,823

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value	—	303,949	—		—		(304,961)	J	—	—		—
							1,012	M
Stockholders’ Equity (Deficit)
M3 preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—		—				—	—		—
M3 Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 28,750,000 shares subject to possible redemption)	—	—	—		—		3	J	—	(3)	J	—
							(3)	K		3	K

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2025 — (Continued)
(in thousands, except share and per share data)

	ReserveOne (Historical)(1)	M3 (Historical)(2)	Equity PIPE Transaction Accounting Adjustments		Convertible Notes PIPE Transaction Accounting Adjustments	Assuming No Redemption			Assuming Maximum Redemption
						Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
M3 Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding	—	1	—		—	(1)	K	—	—		—
Pubco Class A Common Stock, $0.0001 par value	—	—	5	A	—	—	G	8	(3)	K	5
Pubco Class B Common Stock, $0.0001 par value	—	—	—		—	1	I	2	—		2
ReserveOne common shares, $0.0001 par value; 35,000,000 authorized shares; 25,010 shares issued and outstanding	—	—	—		—	—	G	—	—		—
Additional paid-in capital	2,500	—	554,362	A	—	(22,375)	E	818,096	(304,958)	J	513,138
						—	F
						—	G
						(20,336)	H
						(1)	I
						304,958	J
						(1,012)	M
Accumulated deficit	(1,757)	(17,661)	(54,367)	A	—	(3,687)	E	(75,263)	—		(75,263)
						(19,139)	I
						20,336	H
						1,012	M
Total Stockholders’ Equity (Deficit)	743	(17,660)	500,000		—	259,760		742,843	(304,961)		437,882
Total Liabilities and Stockholders’ Equity (Deficit)	$2,425	$305,873	$500,000		$250,000	$(49,632)		$1,008,666	$(304,961)		$703,705

See accompanying notes to the unaudited pro forma combined financial information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)     Derived from the unaudited consolidated balance sheet of ReserveOne as of September 30, 2025. The Pubco unaudited consolidated balance sheet as of September 30, 2025 is consolidated into the ReserveOne unaudited consolidated balance sheet as of September 30, 2025, and the Pubco figures are included in the ReserveOne historical figures on the unaudited pro forma condensed combined balance sheet.

(2)    Derived from the unaudited balance sheet of M3-Brigade as of September 30, 2025.

(A)    Reflects the receipt of $500 million proceeds for the issuance of Equity PIPE Shares and Equity PIPE Warrants in connection with the Equity PIPE Subscription Agreements for the issuance of one Pubco Class A Common Stock and one Pubco Warrant per $10.00 paid in cash. Pubco assessed the accounting treatment of the Equity PIPE Warrants under ASC 815, ASC 480, and ASC 505 and determined that they are freestanding financial instruments and qualify for classification in permanent equity. Reflects the recognition of the fair value of the Equity PIPE Warrants to be issued as part of the Equity PIPE Securities of $54.4 million, or $1.22 per warrant.

(B)    Reflects the receipt of $250 million proceeds for the issuance of the Convertible Notes in connection with the Convertible Notes Subscription Agreements.

(C)    Reflects the transfer of investments held in the Trust Account to cash.

(D)    Reflects the settlement of the deferred underwriting fee by cash upon the consummation of the Business Combination.

(E)    Represents preliminary estimated transaction costs expected to be incurred by M3-Brigade and ReserveOne of approximately $22.1 million and $11.9 million, respectively.

For the M3-Brigade transaction costs, $4.2 million of these fees have been accrued and none of these fees have been paid as of the date of the pro forma balance sheet. $10.5 million of the fees related to the issuance of the Equity PIPE have been recorded to additional paid-in capital and $3.8 million of the fees related to the issuance of the Convertible Notes have been recorded as debt issuance costs. The remaining amount of $3.7 million is reflected as an adjustment to accumulated deficit. The M3-Brigade estimated transaction costs exclude the deferred underwriting fee included in (D) above. These transaction costs will not recur in Pubco’s income beyond 12 months after the consummation of the Transactions.

For the ReserveOne transaction costs, none have been paid or accrued as of the date of the pro forma balance sheet. The amount of $11.9 million is included as an adjustment to additional paid-in capital.

(F)    Represents the repayment of $2 million Sponsor Note upon the consummation of the Business Combination.

(G)    Represents the issuance of 2,500,000 Pubco Class A Common Stock to the existing holders of ReserveOne Common Stock upon the consummation of the Business Combination.

(H)    Reflects the elimination of M3-Brigade’s historical accumulated deficit of $17,661, the transaction costs of $3,687 as described in (E) above, and the interest earned in the Trust Account of $1,012 as described in (M) below.

(I)     Represents 5,000,000 shares to be issued in the M3-Brigade Merger to the Sponsor pursuant to the anti-dilution rights upon the consummation of the Business Combination and the recognition of the contingent consideration of the Sponsor Warrant Earnout Shares of $19.1 million for which liability classification is required under ASC 805.

(J)     Reflects the redemption of Public Shares for cash by the Public Shareholders of M3-Brigade upon the consummation of the Business Combination. Under the No Redemption Scenario, it assumes that no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under the Maximum Redemption Scenario, it assumes that 28,750,000 Public Shares are redeemed for aggregate redemption payments of $304.96 million, assuming a $10.61 per share Redemption Price. The Business Combination Agreement contains a condition to the closing of the Business Combination that the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemption) and the Equity PIPE shall be no less than $500 million, net of all unpaid expenses. Under the Maximum Redemption Scenario, a portion of the $250 million of proceeds from the Convertible Notes PIPE would be used to pay for any unpaid expenses upon the Closing. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

(K)    The No Redemption Scenario represents the conversion of 28,750,000 Class A Ordinary Shares into the same number of shares of Pubco Class A Common Stock and 7,187,500 Class B Ordinary Shares into the same number of shares of Pubco Class B Common Stock. The Maximum Redemption Scenario represents the conversion of 7,187,500 Class B Ordinary Shares into the same number of shares of Pubco Class B Common Stock.

(L)    Reflects the payment of amounts due to affiliates upon the closing of the Business Combination.

(M)   Reflects the interest earned in the Trust Account subsequent to September 30, 2025 of $1.0 million and the accretion of the ordinary shares subject to redemption to the redemption value of the Trust Account of $1.0 million.

(N)    In the No Redemption Scenario, reflects the purchase of approximately 11,120 Bitcoin at a per Bitcoin price of $88,229.36 as of the most recent practicable date of November 24, 2025, for an aggregate amount of approximately $981.1 million. In the Maximum Redemption Scenario, reflects the purchase of approximately 7,664 Bitcoin at a per Bitcoin price of $88,229.36 as of the most recent practicable date of November 24, 2025, for an aggregate amount of approximately $667.1 million.

(O)    Reflects the payments at the closing of the Business Combination for the Administrative Services Agreement of $7.0 million, for a period of one year of which $7.0 million is recorded as current prepaid expense, the tail D&O insurance premiums of $0.8 million for a period of six years, of which $130,000 is recorded as current prepaid expense, and other insurance premiums of $4.2 million for a period of one year, of which $4.2 million is recorded as current prepaid expense.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the NINE Months Ended SEPTEMBER 30, 2025
(in thousands, except share and per share data)

	ReserveOne, (Historical, as combined)(1)	M3 (Historical)(2)	Equity PIPE Transaction Accounting Adjustments	Convertible Notes PIPE Transaction Accounting Adjustments		Assuming No Redemption			Assuming Maximum Redemption
						Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Non-operating income	$—	$—	$—	$—		$—		$—	$—	$—
Total Revenues	—	—	—	—		—		—	—	—

General and administrative costs	$234	$3,914	$—	$—		$2,468	DD	$6,616	$—	$6,616
Marketing and advertising expenses	299	—	—	—		—		299	—	299
Compensation expense	417	—	—	—		—		417	—	417
Professional fees	807	—	—	—		—		807	—	807
Total operating expenses	1,757	3,914	—	—		2,468		8,139	—	8,139

Loss from operations	(1,757)	(3,914)	—	—		(2,468)		(8,139)	—	(8,139)

Other income (expense)
Compensation expense	—	(812)	—	—				(812)		(812)
Interest expense	—	—	—	(1,875)	BB	—		(2,438)	—	(2,438)
				(563)	CC
Interest earned on investments held in Trust Account	—	9,332	—	—		(9,332)	AA	—		—
Total other income (expense)	—	8,520	—	(2,438)		(9,332)		(3,250)	—	(3,250)

Income (loss) before provision for income taxes	(1,757)	4,606	—	(2,438)		(11,800)		(11,389)	—	(11,389)
Income tax expense	—	—	—	—		—		—	—	—
Net income (loss)	$(1,757)	$4,606	$—	$(2,438)		$(11,800)		$(11,389)	$—	$(11,389)

Basic and diluted earnings per share	$—

Basic and diluted net income per ordinary share, Class A ordinary shares		$0.13

Basic and diluted net income per ordinary share, Class B ordinary shares		$0.13

Pro forma weighted average number of common shares outstanding – basic								93,937,500		65,187,500

Pro forma net loss per share – basic								$(0.12)		$(0.17)

Pro forma weighted average number of common shares outstanding – diluted								93,937,500		65,187,500

Pro forma net loss per share – diluted								$(0.12)		$(0.17)

See accompanying notes to the unaudited pro forma combined financial information

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)    Derived from the audited consolidated statement of operations of ReserveOne for the period from May 25, 2025 (inception) to July 15, 2025 and from the unaudited consolidated statement of operations for the period July 16, 2025 to September 30, 2025. The Pubco audited consolidated statement of operations for the period from June 20, 2025 (inception) to July 15, 2025 and the Pubco unaudited consolidated statement of operations from July16, 2025 to September 30, 2025, are consolidated into the ReserveOne audited consolidated statement of operations from May 5, 2025 (inception) to July 15, 2025 and the ReserveOne unaudited consolidated statement of operations from the period from July 16, 2025 to September 30, 2025, respectively. The Pubco figures are included in the ReserveOne historical figures on the unaudited pro forma condensed combined statement of operations.

The following table presents the calculation of the ReserveOne financial results for the period from May 27, 2025 (inception) through September 30, 2025:

	For the Period from May 27, 2025 (Inception) to July 15, 2025	Plus: For the Period from July 16, 2025 (Inception) to September 30, 2025	For the Period from May 27, 2025 (Inception) to September 30, 2025
Revenues
Non-operating income	$—	$5	$5
Total Revenues	—	5	5

Expenses
Compensation expense	32,796	384,537	417,333
Marketing and advertising expenses	—	298,526	298,526
Professional fees	10,258	796,470	806,728
General, administrative and other expenses	29,427	204,843	234,270
Total Expenses	72,481	1,684,376	1,756,857
Net Loss	$(72,481)	$(1,684,371)	$(1,756,852)

(2)    Derived from the unaudited statement of operations of M3-Brigade for the nine months ended September 30, 2025.

(AA) Represents an adjustment to eliminate interest earned on investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on March 12, 2024.

(BB) Reflects the accrual of interest expense at 1% per year on the Convertible Notes for the nine months ended September 30, 2025.

(CC) Reflects the amortization of the debt issuance costs to be amortized over a 5-year term for the nine months ending September 30, 2025.

(DD) Reflects the amortization of the prepaid expenses paid at the closing of the Business Combination as described in adjustment (O) above.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 12, 2024 THROUGH DECEMBER 31, 2024
(in thousands, except share and per share data)

	ReserveOne(2)	M3 (Historical)(1)	Equity PIPE Transaction Accounting Adjustments		Convertible Notes PIPE Transaction Accounting Adjustments		Assuming No Redemption			Assuming Maximum Redemption
							Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
General and administrative costs	$—	$453	$—		$—		$3,687	BB	$13,125	$—	$13,125
							8,985	FF
Total operating expenses	—	453	—		—		12,672		13,125	—	13,125

Loss from operations	—	(453)	—		—		(12,672)		(13,125)	—	(13,125)

Other income (expense)
Interest expense	—	—	—		(1,979)	CC	—		(2,573)	—	(2,573)
					(594)	DD
Equity PIPE Warrant fair value	—	—	(54,367)	GG	—		—		(54,367)	—	(54,367)
Fair value of warrant earnout shares	—	—	—		—		(19,139)	EE	(19,139)	—	(19,139)
Interest earned on investments held in Trust Account	—	5,680	—		—		(5,680)	AA	—	—	—
Total other income (expense)	—	5,680	(54,367)		(2,573)		(24,819)		(76,079)	—	(76,079)

Income (loss) before provision for income taxes	—	5,227	(54,367)		(2,573)		(37,491)		(89,204)	—	(89,204)
Income tax expense	—	—	—		—		—		—	—	—
Net income (loss)	$—	$5,227	$(54,367)		$(2,573)		$(37,491)		$(89,204)	$—	$(89,204)

Basic and diluted earnings per share	$—

Basic and diluted net income per ordinary share, Class A ordinary shares		$0.24

Basic net income per ordinary share, Class B ordinary shares		$0.24

Diluted net income per ordinary share, Class B ordinary shares		$0.24

Pro forma weighted average number of common shares outstanding – basic									93,937,500		65,187,500

Pro forma net loss per share – basic									$(0.95)		$(1.37)

Pro forma weighted average number of common shares outstanding – diluted									93,937,500		65,187,500

Pro forma net loss per share – diluted									$(0.95)		$(1.37)

See accompanying notes to the unaudited pro forma combined financial information

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)    Derived from the audited statement of operations of M3-Brigade for the period from March 12, 2024 (inception) through December 31, 2024.

(2)    Pubco was incorporated on June 20, 2025 and ReserveOne was incorporated on May 27, 2025, therefore there are no historical statements of operations for the period ended December 31, 2024 included in the unaudited pro forma condensed combined statement of operation for the period ended December 31, 2024.

(AA) Represents an adjustment to eliminate interest earned on investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on March 12, 2024.

(BB) Represents the effect of the Transaction Accounting Adjustments (E) reflected on the pro forma balance sheet in the aggregate amount of $3.7 million for the direct, incremental costs of the Business Combination expected to be incurred by M3-Brigade. As these costs are directly related to the Business Combination, they are not expected to recur in the income of Pubco beyond 12 months after the Business Combination.

(CC) Reflects the accrual of interest expense of 1% per year on the Convertible Notes for the period from March 12, 2024 to December 31, 2024.

(DD) Reflects the amortization of the debt issuance costs, to be amortized over a 5-year term, for the period from March 12, 2024 to December 31, 2024.

(EE)  Reflects the recognition of the contingent consideration of the Sponsor Warrant Earnout Shares of $19.1 million as described in adjustment (I) above.

(FF)  Reflects the amortization of the prepaid expenses paid at the closing of the Business Combination as described in adjustment (O) above.

(GG) Reflects the recognition of the value of the Equity PIPE Warrants as described in adjustment (A) above.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for using a carryover basis with assets and an exchange of shares between entities under common control, or at a minimum, entities with a high degree of common ownership in accordance with GAAP as the Sponsor Parent was the sole shareholder and controlled the entities involved in the transaction. Accordingly, the Transactions are concluded to represent a transfer of assets and exchange of shares between entities under common control, not a business combination, and should be accounted for at carryover basis with retrospective presentation as required. Operations prior to the Business Combination will be those of ReserveOne.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 reflects the adjustments made on the historical balance sheets of ReserveOne as of September 30, 2025 and M3-Brigade as of September 30, 0225 to depict the accounting for the Transactions on a pro forma basis as if the Business Combination had occurred as of September 30, 2025. The unaudited pro forma condensed combined statements of operations for the period from January 1, 2025 to September 30, 2025 and for the period from March 12, 2024 to December 31, 2024 reflects the adjustments made on the unaudited pro forma condensed combined statements of operations on a pro forma basis as if the Business Combination had occurred on March 12, 2024, the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•        M3-Brigade’s unaudited balance sheet as of September 30, 2025 and the related notes for the six months ended June 30, 2025, included elsewhere in this proxy statement/prospectus; and

•        ReserveOne’s unaudited consolidated balance sheet as of September 30, 2025, included elsewhere in this proxy statement/prospectus. The Pubco unaudited consolidated balance sheet as of September 30, 2025, is consolidated into the ReserveOne unaudited consolidated balance sheet as of September 30, 2025 and the Pubco figures are included in the ReserveOne historical figures on the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined statement of operations for the period from January 1, 2025 to September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•        M3-Brigade’s unaudited statement of operations for the nine months ended September 30, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

•        ReserveOne’s audited statement of operations for the period from May 27, 2025 (inception) to July 15, 2025, and the unaudited statement of operations for the period from July 16, 2025 to September 30, 2025, (as adjusted, see Reconciliation of ReserveOne Statement of Operations below), and the related notes, included elsewhere in this proxy statement/prospectus. The Pubco audited consolidated statement of operations for the period from June 20, 2025 (inception) to July 15, 2025 and the Pubco unaudited consolidated statement of operations from July16, 2025 to September 30, 2025, are consolidated into the ReserveOne audited consolidated statement of operations from May 25, 2025 (inception) to July 15, 2025 and the ReserveOne unaudited consolidated statement of operations from the period from July 16, 2025 to September 30, 2025, respectively. The Pubco figures are included in the ReserveOne historical figures on the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations for the period from March 12, 2024 to December 31, 2024, has been prepared using, and should be read in conjunction with, the following:

•        M3-Brigade’s audited statement of operations for the period from March 12, 2024 (inception) through December 31, 2024, and the related notes, included elsewhere in this proxy statement/prospectus.

•        Pubco was incorporated on June 20, 2025 and ReserveOne was incorporated on May 27, 2025, therefore there are no historical statements of operations for the period ended December 31, 2024 included in the unaudited pro forma condensed combined statement of operation for the period ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption Scenario:    This presentation assumes that 28,750,000 Public Shares are redeemed for aggregate redemption payments of $304.96 million, assuming a $10.61 per share Redemption Price. The Business Combination Agreement contains a condition to the closing of the Business Combination that the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemptions) and the Equity PIPE shall be no less than $500 million, net of unpaid expenses. Under the Maximum Redemption Scenario, a portion of the $250 million of proceeds from the Convertible Notes PIPE would be used to pay for any unpaid expenses upon the Closing. As such, this scenario reflects the Maximum Redemption Scenario of Public Shares. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The Transaction Accounting Adjustments reflecting accounting for the Transactions are based on certain currently available information and certain assumptions and methodologies that M3-Brigade and Pubco believe are reasonable under the circumstances. The Transaction Accounting Adjustments may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. M3-Brigade and Pubco believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the Transaction Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of Pubco would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Pubco. They should be read in conjunction with the historical financial statements and notes thereto of M3-Brigade and ReserveOne.

Accounting Policies

Upon consummation of the Business Combination, management of Pubco will perform a comprehensive review of the three entities’ accounting policies. As a result of the review, management of Pubco may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of Pubco. Based on its initial analysis, management of Pubco did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the accounting for the Transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the Transactions. M3-Brigade and Pubco have elected not to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur and are only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Pubco, ReserveOne and M3-Brigade have not had any historical commercial or transactional relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had Pubco filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of Pubco as a result of the Transactions. Since it is likely that Pubco will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

M3-Brigade expects that the redemption event and consummation of the Business Combination will both occur during 2026. The shares to be issued in connection with the consummation of the Business Combination will exceed the number of shares redeemed in the Maximum Redemption Scenario. As such, M3-Brigade will not be subject to the 1% Federal excise tax and the unaudited pro forma condensed combined financial information do not reflect any accrual/payment of such tax under the Maximum Redemption Scenario.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Pubco’s shares outstanding, assuming the Business Combination occurred on March 12, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Public Shares as of September 30, 2025:

(in thousands, except share and per share data)	As of and for the period ended September 30, 2025
	No Redemption	Maximum Redemption
Net loss	$(11,389)	$(11,389)
Stockholders’ equity	742,843	437,882
Weighted average shares outstanding of Class A common stock(1)	93,937,500	65,187,500
Net loss per common share, basic and diluted	$(0.12)	$(0.17)
Book value per share	$7.91	$6.72

____________

(1)      For the purposes of calculating diluted earnings per share, all the 14,375,000 shares underlying the Pubco Public Warrants, the 8,337,500 shares underlying the Pubco Private Warrants, the 50,000,000 shares underlying the Equity PIPE Warrants, and the 19,230,775 shares underlying the Convertible Notes should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

INFORMATION ABOUT M3-BRIGADE

General

M3-Brigade is a blank check company incorporated on March 12, 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. M3-Brigade has neither engaged in any operations nor generated any revenue to date.

M3-Brigade was formed as an independent company by executives of M3 Partners, LP (“M3 Partners”) and Brigade Capital Management, LP (“Brigade”). M3 Partners is a leading financial advisory firm which provides advisory services to companies at inflection points in their growth trajectories. Brigade is a leading global investment advisor that was founded in 2006 to specialize in credit-focused investment strategies and has approximately $27 billion in assets under management. M3 Partners and Brigade agreed to provide support to M3-Brigade in its pursuit of a successful initial business combination. The team at M3 Partners has successfully completed hundreds of engagements in which it has assisted stockholders, creditors and companies in maximizing the value of businesses and assets held by them. Brigade brings a track record of nearly 20 years of deep fundamental credit research driven by a disciplined investment process which has been proven over numerous market cycles.

M3-Brigade’s executive offices are located at 1700 Broadway, 19th Floor, New York, NY 10019 and its telephone number is (212) 202-2200. M3-Brigade’s corporate website address is www.m3-brigade.com. M3-Brigade’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. You should not rely on any such information in making your decision whether to invest in M3-Brigade’s securities.

Company History

On March 15, 2024, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of M3-Brigade’s offering costs in exchange for 7,187,500 Founder Shares. On August 2, 2024, M3-Brigade consummated the IPO of 28,750,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000. Each Unit consists of one Class A Ordinary Share and one half of one redeemable Public Warrant, with each whole Public Warrant entitling the holder to purchase one Class A Ordinary Share for $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, M3-Brigade consummated the sale of 8,337,500 Private Placement Warrants to the Original Sponsor and Cantor at a price of $1.00 per warrant, or $8,337,500. Of those 8,337,500 Private Placement Warrants, the Original Sponsor purchased 5,043,750 Private Placement Warrants and Cantor purchased 3,293,750 Private Placement Warrants.

Following the closing of the IPO, on August 2, 2024, of the net proceeds of the IPO and the private placement of the Private Placement Warrants, $288,937,500 was placed in the Trust Account with Continental as Trustee. The trust proceeds are invested in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by M3-Brigade. Except for a portion of the interest income that may be released to M3-Brigade for the payment of franchise and income taxes and up to $100,000 to pay dissolution expenses, as applicable, if any, none of the funds held in the Trust Account will be released until the earlier of (i) the consummation of an initial business combination, (ii) the redemption of any public shares in connection with a shareholder vote to amend the M&A to (A) modify the substance or timing of M3-Brigade’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of Public Shares if M3-Brigade does not complete a business combination by August 2, 2026 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity; or (iii) the liquidation of the Trust Account, if M3-Brigade is unable to complete a business combination by August 2, 2026, or upon any earlier liquidation of M3-Brigade. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of September 30, 2025, there was approximately $303,950,000 held in the Trust Account and approximately $1,683,134 in M3-Brigade’s operating bank account and a working capital deficit of approximately $4,264,621.

On May 23, 2025, the Original Sponsor entered into the 2025 SPA to sell all Founder Shares and 5,043,750 Private Placement Warrants to the Sponsor for $6,467,500. The sale closed on May 27, 2025. Also on May 27, 2025, Cantor sold 3,293,750 Private Placement Warrants for $10 to the Sponsor.

Mr. Chinh Chu, President of M3-Brigade and Founder and Senior Managing Director of CC Capital, has an indirect interest in the Sponsor through his indirect controlling ownership interest in CC Capital and its affiliates. See section entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor, M3-Brigade’s Directors and Officers and Others in the Business Combination” for more information.

Effecting an Initial Business Combination

M3-Brigade is not presently engaged in, and will not engage in, any operations for an indefinite period of time. M3-Brigade intends to effectuate its initial business combination using cash held in the Trust Account, the proceeds of the sale of M3-Brigade’s shares in connection with its initial business combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, other securities issuances or a combination of the foregoing. M3-Brigade may seek to complete its initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject M3-Brigade to the numerous risks inherent in such companies and businesses.

Selection of a Target Business and Structuring of the Initial Business Combination

The rules of Nasdaq require that M3-Brigade must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was $301.0 million (excluding the deferred underwriting discount and taxes payable on income earned on the Trust Account) and 80% thereof represents approximately $240.8 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the M3-Brigade Board looked at the value of the assets ReserveOne is expected to hold upon consummation of the Business Combination and the transactions contemplated therein, which is approximately $1,009 million in cash (assuming the No Redemption Scenario) and approximately $704 million (assuming the Maximum Redemption Scenario), that will be converted into Bitcoin, except for a de minimis amount to fund near-term operating expenses, as required by the terms of the Business Combination Agreement. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “Proposal 1: The Business Combination Proposal — Recommendation of the M3-Brigade Special Committee and Board and Reasons for the Business Combination”, including the review and analyses of information about ReserveOne conducted by M3-Brigade, the M3-Brigade Board determined that ReserveOne had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discount and net of taxes payable on income earned on the Trust Account) as of the date the Business Combination Agreement was executed.

Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of M3-Brigade’s independent directors. M3-Brigade’s proposed Business Combination was unanimously approved by its independent directors.

Redemption Rights for Public Shareholders

M3-Brigade is providing its Public Shareholders with redemption rights in connection with consummation of the Business Combination. Public Shareholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Business Combination, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “The Extraordinary General Meeting of Shareholders — Redemption Rights.” Unlike many other blank check companies, the Public Shareholders are not required to vote against the Business Combination in order to exercise redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise redemption rights will not be entitled to redeem the Class A Ordinary Shares and will not receive payment for any Class A Ordinary Shares they elected to redeem.

The Sponsor and certain of M3-Brigade’s officers and directors have agreed to vote any Ordinary Shares owned by them in favor of the Business Combination.

Limitation on Redemption Rights

In connection with the Business Combination a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO without the prior consent of M3-Brigade Board. M3-Brigade believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to redeem their shares as a means to force M3-Brigade or M3-Brigade’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights against an initial business combination if such holder’s shares are not purchased by M3-Brigade at a premium to the then-current market price or on other undesirable terms. By limiting the Public Shareholders’ ability to redeem no more than 15% of the shares sold in the IPO, M3-Brigade believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block M3-Brigade’s ability to complete M3-Brigade’s initial business combination. However, M3-Brigade would not be restricting the Public Shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against M3-Brigade’s initial business combination.

Employees and Human Capital Resources

M3-Brigade does not have any full-time employees. Each of M3-Brigade’s officers is engaged in other business endeavors for which he may be entitled to substantial compensation, and M3-Brigade’s officers are not obligated to contribute any specific number of hours per week to M3-Brigade’s affairs. M3-Brigade’s officers devote as much of their time as they deem necessary to M3-Brigade’s affairs until it has completed its initial business combination.

Legal Proceedings

To the knowledge of M3-Brigade’s management, there are no legal proceedings pending against M3-Brigade.

DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE OF M3-BRIGADE PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

M3-Brigade’s directors and executive officers are as follows:

Name	Age	Position(s)
Mohsin Y. Meghji	60	Chairman of the Board of Directors
Robert Rivas (“Reeve”) Collins	50	Chief Executive Officer
Matthew Perkal	39	Chief Operating Officer and Director
Eric Greenhaus	32	Chief Financial Officer
Chinh Chu	59	President
Chris Chaice	55	Executive Vice President
Charles Garner	62	Executive Vice President and Secretary
Benjamin Fader-Rattner	44	Director
Thomas Fairfield	67	Director
Edward Murphy	57	Director
Paul Kopsky	61	Director
Franklin Tsung	38	Director

Mohsin Y. Meghji serves as Chairman of the M3-Brigade Board. Mr. Meghji was the principal sponsor of M III Acquisition Corp. from 2015 to 2019, M3-Brigade Acquisition II Corp. from 2020 to 2023, M3-Brigade Acquisition III Corp. from 2021 to 2023 and M3-Brigade Acquisition IV Corp. from 2021 to 2022. Mr. Meghji has served as the Managing Partner of M3 Partners, LP since 2015 and is a nationally recognized U.S. turnaround professional with a track record of building value across a wide range of sectors, including power, energy and industrials. M3 Partners is a merchant banking, investment and restructuring advisory firm founded by Mr. Meghji which provides operational, strategic and financial advisory solutions to support complex businesses at inflection points in their growth trajectory. Mr. Meghji has more than 30 years of advisory and management experience in building value in companies that are facing financial, operational or strategic inflection points and transitions. He has accomplished this through both operating management and financial advisory roles, often in partnership with some of the world’s leading financial institutions, private equity firms and hedge fund investors.

Mr. Meghji has led the repositioning of, and driven value creation at, numerous businesses over the past two decades in an operating management or financial advisory capacity. In his capacity as a restructuring and financial advisory professional, Mr. Meghji has served periodically as Chief Restructuring Officer (or in an analogous position) of companies which elected to utilize bankruptcy proceedings as a part of their financial restructuring process and, as such, he served as an executive officer of various companies which filed bankruptcy petitions under federal law, including, without limitation, Mondee Holdings, Inc., True Value Company, L.L.C. and Zachry Holdings, Inc. in 2024, Sorrento Therapeutics, Inc. and Whittaker Clark & Daniels, Inc. in 2023, 245 Park Avenue Property LLC and 181 West Madison Property LLC in 2021, PWM Property Management LLC in 2021, Seadrill Partners LLC, Sable Permian Resources, LLC and Sanchez Energy Corporation in 2020, Barneys Inc. in 2019, and Sears Holdings Corporation in 2018. In that same capacity, Mr. Meghji also has periodically served as an independent director of companies, some of which similarly elected to utilize bankruptcy proceedings, including Philadelphia Energy Solutions Refining and Marketing LLC from August 2017 through March 2018, Toys ‘r Us from September 2017 through September 2018, Full Beauty Brands from August 2018 through February 2019, Intelsat Envision Holdings from May 2020 through March 2022, Frontier Communications from 2019 through 2021 and SHOPKO from 2018 through 2019. Mr. Meghji’s most recent corporate management role was at Springleaf, a subprime consumer finance company (now known as OneMain Holdings, Inc. (NYSE: OMF)), where he served as Executive Vice President and Head of Strategy and as Chief Executive Officer of its captive insurance companies, Merit Life Insurance Co. and Yosemite Insurance Company, from 2012 to 2014. These insurance companies provided life, property and casualty insurance coverage to Springleaf’s customers. Springleaf was created in late-2010 when American International Group, Inc. sold 80% of its subsidiary, American General Finance Inc., to affiliates of Fortress Investment Group LLC. At the time of the sale, American General Finance Inc. provided consumer loans, retail financing and mortgages to more than one million families through more than 1,100 branches located across the United States, Puerto Rico, the Virgin Islands and the United Kingdom. After multiple years of operating losses, Springleaf turned profitable in 2013 as a result of the strategic, management and operational improvements implemented by its new ownership and management team, evidencing a significant turnaround in its performance. Springleaf went public in October 2013 at a $1.95 billion valuation. As part of its senior management team and Head of Strategy for the company, Mr. Meghji played a key role in this successful transition.

Robert Rivas (“Reeve”) Collins serves as M3-Brigade’s Chief Executive Officer and is a long-time innovator in the digital asset space, best known for co-founding Tether (USDT), the first and most widely adopted stablecoin, and serving as its founding CEO from September 2013 to September 2015. Mr. Collins co-founded BLOCKv and subsequently SmartMedia Technologies, a Web3 platform specializing in programmable NFTs and digital engagement and was actively involved from 2017 to 2023. He has continued building foundational Web3 infrastructure, co-founding and serving as Chairman of STBL, a next-generation stablecoin protocol, since 2024, and of WeFi, an on-chain banking platform, since 2024. Mr. Collins received a B.A. in Marketing and Finance from Washington State University.

Matthew Perkal, who serves as M3-Brigade’s Chief Operating Officer and one of M3-Brigade’s directors, also served as an Executive Vice President of M3-Brigade Acquisition II Corp. and as Chief Executive Officer of M3-Brigade Acquisition III Corp. and M3-Brigade Acquisition IV Corp. Since 2010, Mr. Perkal has led Brigade Capital Management, LP’s industry coverage for various sectors including retail, consumer, gaming and lodging, and has structured and led many of the firm’s successful deals in the private credit space including Barney’s and Sears. Mr. Perkal currently serves on the board of directors for Guitar Center Inc. He also served as a Director of Greenfire Resources Ltd. (NYSE: GFR) from the time of its merger with M3-Brigade Acquisition II Corp. in September 2023 through December 2024. In his capacity as a restructuring and financial advisory professional, Mr. Perkal served as an independent director of companies, some of which elected to utilize bankruptcy proceedings, including Guitar Center from December 2020 through present and Gymboree from September 2017 through June 2020. Prior to joining Brigade, Mr. Perkal worked at Deutsche Bank as an Analyst in the Leveraged Finance Group from 2008-2010. In that capacity, Mr. Perkal also spent time on the Leveraged Debt Capital Markets Desk, selling both bank and bond deals. Mr. Perkal received a BS in Economics with a concentration in Finance and Accounting from the University of Pennsylvania’s Wharton School of Business.

Eric Greenhaus serves as M3-Brigade’s Chief Financial Officer. Mr. Greenhaus has been employed by M3 Partners, LP since March 2020, where he currently is a Director. During his tenure at M3 Partners, Mr. Greenhaus has provided restructuring advisory and performance improvement services, as well as assisting with SEC reporting and transaction modeling for M3-Brigade Acquisition II Corp. and M3-Brigade Acquisition III Corp. Prior to joining M3 Partners, Mr. Greenhaus worked at KPMG in their Deal Advisory & Strategy department from March 2018 through February 2020. Mr. Greenhaus also worked at Deloitte as an audit associate from September 2016 to February 2018, during which he maintained a Certified Public Accounting license. Mr. Greenhaus has extensive experience auditing and analyzing financial statements, conducting financial due diligence, managing liquidity, creating financial and forecasting models, business planning, and advising senior executives on strategic initiatives. Mr. Greenhaus received a Master of Accounting from the University of Michigan in 2016 and a B.A. in Business Administration from the University of Michigan in 2015. He currently sits on the board of directors of Triton Financial Limited.

Chinh Chu is President of M3-Brigade. Mr. Chu is the Senior Managing Partner of CC Capital, a private investment firm which he founded in 2016. Mr. Chu has over 30 years of investment and acquisition experience. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to 2015. Mr. Chu was a Senior Managing Director at Blackstone beginning in 2000 and previously served as Co-Chair of Blackstone’s Private Equity Executive Committee and as a member of Blackstone’s Executive Committee. Mr. Chu also served as the Chief Executive Officer and Director of CC Neuberger Principal Holdings II, a special purpose acquisition company he co-founded, from May 2020 until the consummation of the business combination with Getty Images, Inc. to form Getty Images Holdings, Inc. in July 2022. Mr. Chu served as Chief Executive Officer and director of CC Neuberger Principal Holdings I from January 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021. Mr. Chu has served as the Chairman of the board of directors of E2open since February 2021. Mr. Chu has served on the board of directors of Getty Images Holdings, Inc. since July 2022 and of Dun & Bradstreet Holdings, Inc. since February 2019. He previously served as a director of Kronos Incorporated, SunGard Data Systems, Inc., Stiefel Laboratories, Freescale Semiconductor, Ltd. Biomet, Inc., Alliant, Celanese Corporation, Nalco Company, DJO Global, Inc., HealthMarkets, Inc., Nycomed, Alliant Insurance Services, Inc., the London International Financial Futures and Options Exchange, Graham Packaging and AlliedBarton Security Services.

Chris Chaice serves as M3-Brigade’s Executive Vice President. Since November 2012, Mr. Chaice has advised the M3-Brigade investment team with respect to structuring investments, restructurings, bond and bank debt covenants, and litigations. Mr. Chaice served as a Senior Credit Attorney at Brigade Capital Management, LP from November 2012 until January 2021 and as Senior Attorney, Private Credit and Restructuring, from January 2021 until March 2022. In his capacity as a restructuring and financial advisory professional, Mr. Chaice served as an independent director of companies, some of which elected to utilize bankruptcy proceedings, including Sanchez Energy Corporation from October 2023 through present. Since April 2022, Mr. Chaice has served as a Partner & Head of Distressed Research at Brigade. Prior to joining Brigade Capital Management, LP, from July 2008 to October 2012, Mr. Chaice worked at Covenant Review, a fixed-income research firm, where he analyzed debt covenants, complex capital structures, and bankruptcy issues. Additionally, from August 2006 to May 2008, Mr. Chaice worked as an Analyst at Southpaw Asset Management, where he analyzed event-driven investment opportunities relating to bankruptcies, restructurings, liquidations and litigation. Prior to Southpaw, Mr. Chaice practiced law at Cahill Gordon & Reindel from September 1999 to September 2005, and at Willkie Farr & Gallagher from September 2005 to August 2006, where he specialized in capital markets transactions, primarily representing underwriters of high yield bonds and leveraged loans. Mr. Chaice received a BA in Political Science from Syracuse University and a law degree, cum laude, from New York University School of Law.

Charles Garner is an accomplished business and legal professional, with over 35 years of experience in M&A, corporate finance and business management. He was actively involved in all aspects of the business plan of the M III Acquisition Corp., M3-Brigade Acquisition II Corp., M3-Brigade Acquisition III Corp., M3-Brigade Acquisition IV Corp. and BM3EAC Corp., including formation, management and business combination activities. Mr. Garner joined M3 Partners, LP in 2015 and currently serves as Senior Managing Director and General Counsel of M3 Partners. Mr. Garner began his career in 1987 as an attorney at Simpson Thacher & Bartlett, a leading international law firm, where he rose to become a partner in the corporate/banking group. Mr. Garner has served as Executive Managing Director and Chief Operating Officer of Island Capital Group LLC, a real estate-focused merchant banking firm, where he played key roles in the formation of Emirates National Securitisation Corporation (a joint venture with various entities of the Government of Dubai to create a mortgage securitization market in Dubai) and Island Global Yachting (a leading owner and operator of luxury and megayacht marinas). Among other positions, Mr. Garner also has served as Interim CEO of a European industrial software company focused on the utilities industry. Mr. Garner served as a director of IEA (with a short period of interruption) from March 2018 through its merger with MasTec, Inc. in October 2022 and served as the Chair of various Special Committees of independent directors of IEA in the review of financing and related transactions that led to the material increase in the equity and enterprise values of IEA during that period.

Benjamin Fader-Rattner is a director of M3-Brigade and has been a Managing Director at Nexus Capital Management LP since December 2023 where he focuses on credit opportunities. Prior to joining Nexus, Mr. Fader-Rattner led Space Summit Capital LLC, a special situations investment fund which he founded in January 2021. Previously, Mr. Fader-Rattner served as a director of the Third SPAC from October 2021 — September 2023 and he also served as President and a director of Osiris Acquisition Corp., a publicly listed special purpose acquisition company, from May 2021 — May 2024. Prior to founding Space Summit Capital LLC, Mr. Fader-Rattner was a Managing Director at Canyon Partners, where he led investments across the capital structure in several industries including retail and consumer, from 2008 to July 2020. Prior to Canyon, Mr. Fader-Rattner was an analyst at Glenview Capital in 2007, where he invested primarily in debt opportunities, an associate at The Carlyle Group from 2005 to 2007, where he focused on leveraged buyout transactions, and an analyst at Bear, Stearns & Co. Inc. from 2003 to 2005. Mr. Fader-Rattner received a B.S. in Economics, summa cum laude, from The Wharton School at the University of Pennsylvania.

Thomas Fairfield is a director of M3-Brigade and with over 40 years of experience in M&A, corporate finance and business management. Mr. Fairfield serves as the Chief Financial Officer, Chief Operating Officer and Secretary of byNordic Acquisition Corporation (OTC: BYNO). Mr. Fairfield provides strategic business consulting services through Cambio Group LLC (“Cambio”) that he founded and has owned since July 2018. In connection with recent Cambio engagements, Mr. Fairfield served as Chief Restructuring Officer of Rhino Resource Partners LP (“Rhino”), an energy company, from May 2020 through the effective date of the plan of liquidation in Rhino’s Chapter 11 bankruptcy in February 2021, as President and Chief Executive Officer and a member of the board of managers of Journey Group Acquisition Co., LLC, a death care services company, from October 2018 to December 2023, and as President and Chief Restructuring Officer of V3 Commodities Group Holdings, LLC, a specialty finance company serving the retail energy services sector, from April 2024 through December 2024. From November 2021 through the fourth quarter of 2023 Mr. Fairfield has served as independent investor representative for investment funds managed by White Oak Partners and Periscope Capital Inc. Mr. Fairfield also served as a member of the board of managers of Casablanca Holdings GP LLC, a holding company for Apple Leisure Group, a hospitality and travel services company, from May 2020 to December 2020 and has been a member of the board of managers of Family Services Holdings, LLC, a death care services company, since June 2021. Mr. Fairfield has a Juris Doctorate degree from Georgetown University Law Center and a B.S.F.S. from Georgetown University. He is admitted to the bar of the states of Connecticut, Pennsylvania, New York, and the District of Columbia, and is a member of the American Bar Association.

Edward Murphy is a director of M3-Brigade and is a seasoned financial services professional with over 30 years of expertise, having held roles in sales, trading, portfolio management, capital raising, financial analysis, structuring, and has managed investment vehicles with over $11 billion dollars in assets. Mr. Murphy has held multiple positions across various financial institutions, such as Goldman Sachs & Co., Guggenheim Partners, and Cantor Fitzgerald & Co. Since 2015, Mr. Murphy has serves as the chief capital raiser and has provided financial consulting services to Reade Street Ventures, L.L.C., a financial advisory firm he founded in 2015, which is engaged in capital market activities spanning the real estate, FinTech, art finance and blockchain sectors. Mr. Murphy founded and contributed to the development of a secondary trading platform for Institutional Credit Partners and has provided financial advisory services to Propellr, a creation, management, and servicing platform for digitally held assets, as well as to Stormharbour Partners LP. Throughout his career, Mr. Murphy has pioneered disruptive financial strategies, leveraging smaller platforms to democratize investment products traditionally exclusive to large firms. Mr. Murphy received a Bachelor of Arts in Philosophy and Economics from Columbia University.

Paul Kopsky is a director of M3-Brigade and has over 30 years of experience in accounting and financial matters. Since 2020, Mr. Kopsky has served as the owner and principal of Hawk Advisory, LLC (“HAWK Advisory”), a consulting company providing executive leadership and consulting services in connection with various M&A activities, debt financings, restructuring, financial, accounting, and operational matters. Mr. Kopsky also currently serves as the principal of Cambio Group LLC (“Cambio”), a consulting firm providing strategic business consulting services to private equity firms across the real estate, financial services and healthcare industries. Mr. Kopsky has held several key leadership positions in privately owned companies in connection with his engagements through Cambio and HAWK Advisory. Mr. Kopsky currently serves as interim Chief Operating Officer of Vantem Global, Inc., a modular systems construction company, and as Chief Executive Officer and member of the board of managers of Family Services Holdings LLC, a death care services company. Previously, from October 2024 to July 2025, Mr. Kopsky served as the Vice President of V3 Commodities Group Holdings, LLC, a specialty finance company engaged in the retail energy services sector. Mr. Kopsky also served as the Chief Operating Officer of MCRM Fertility, from May 2021 to October 2024. From October 2018 to December 2023, Mr. Kopsky served as the Chief Operating Officer and member of the board of managers of Journey Group Acquisition Co., LLC, a death care services company. Mr. Kopsky served on the board of Paramount Financial Group and Paramount Bank from January 2018 until March 2024.

Prior to providing strategic business consulting through HAWK Advisory and Cambio, Mr. Kopsky served in various executive finance and accounting leadership roles, including, Chief Financial Officer of RAIT Financial Trust (NASDAQ-RAIT) from February 2017 to August 2017, and Executive Vice President and Chief Operating Officer for Hunt Companies, Inc., a diversified financial services holding company, from September 2013 to November 2016. From March 2011 to September 2013, Mr. Kopsky was Managing Director in the Investment Banking and Project Finance department of Jefferies & Company, Inc., a global investment banking company and broker-dealer. Additionally, Mr. Kopsky has held executive financial leadership roles at Capmark Financial Group, Inc., a publicly listed commercial mortgage company, Reinsurance Group of America, Incorporated (NYSE-RGA), a publicly traded life reinsurance company, Nationwide Insurance Group, a diversified insurance and financial services company, Lincoln Financial Group (NYSE-LNC), a publicly-traded life insurance company, and Conning Corporation (NASDAQ-CNNG), an asset manager, and its majority owners — MetLife, an insurance company, and Swiss Re, a reinsurance company. Mr. Kopsky earned his BSBA in accounting and finance from Creighton University and an MBA from the University of Chicago.

Franklin Tsung is a director of M3-Brigade and is a veteran financial services executive with nearly 15 years of leadership experience operating at the intersection of private equity and enterprise software. Since 2006, Mr. Tsung has served as Chief Executive Officer of Blackcrown Inc., an independent principal firm and registered investment advisor focusing on private equity advisory with an emphasis on investment origination advisory services and portfolio company advisory services. Since 2015, Blackcrown has been principal buy-side advisor, working in coordination with institutional financial sponsors on over $7 billion in private equity processes. Additionally, Mr. Tsung actively serves as the Chief Growth Officer for AppCrown LLC, a privately held financial technology company specializing in enterprise data integration for independent registered investment advisors, broker-dealers, and insurance carriers in order to enhance advisor productivity, scalability and regulatory compliance. Mr. Tsung started his career at Merrill Lynch and is a Certified Senior Advisor with the Society of Certified Senior Advisors. Mr. Tsung matriculated from the Fu Foundation School of Engineering at Columbia University.

Number and Terms of Office of Officers and Directors

The M3-Brigade Board consists of seven members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to its first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, M3-Brigade is not required to hold an annual general meeting until one year after its first fiscal year end following M3-Brigade’s listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Fader-Rattner and Mr. Murphy, will expire at M3-Brigade’s first annual general meeting. The term of office of the second class of directors, consisting of Mr. Fairfield and Mr. Tsung, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mr. Meghji, Mr. Perkal and Mr. Kopsky, will expire at the third annual general meeting. M3-Brigade’s officers are appointed by the M3-Brigade Board and serve at the M3-Brigade Board’s discretion, rather than for specific terms of office. The M3-Brigade Board is authorized to appoint officers as it deems appropriate pursuant to the M&A.

Director Independence

Nasdaq rules require that a majority of M3-Brigade Board be independent within one year of its IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). M3-Brigade has five “independent directors” as defined in Nasdaq rules and applicable SEC rules. The M3-Brigade Board has determined that Mr. Fader-Rattner, Mr. Fairfield, Mr. Murphy, Mr. Kopsky and Mr. Tsung are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. The independent directors have regularly scheduled meetings at which only independent directors are present. Pursuant to Nasdaq’s phase-in rules for newly listed companies, M3-Brigade has one year from the date on which it was first listed on Nasdaq for a majority of its board of directors to be independent and has satisfied the director independence requirement within the applicable time period.

Committees of the Board of Directors

The M3-Brigade Board has three standing committees: an audit committee, compensation committee, and corporate governance and nominating committee. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the M3-Brigade Board and has the composition and responsibilities described below.

Audit Committee

The M3-Brigade Board has established an audit committee of the M3-Brigade Board. Mr. Fader-Rattner, Mr. Fairfield, Mr. Murphy and Mr. Kopsky serve as the members of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, M3-Brigade is required to have three members of the audit committee, all of whom must be independent. Mr. Fairfield, Mr. Fader-Rattner, Mr. Murphy and Mr. Kopsky are each independent.

Mr. Kopsky serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the M3-Brigade Board has determined that Mr. Kopsky qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

M3-Brigade has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of M3-Brigade’s financial statements, (2) M3-Brigade’s compliance with legal and regulatory requirements, (3) M3-Brigade’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of M3-Brigade’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by M3-Brigade;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by M3-Brigade, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with M3-Brigade in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss M3-Brigade’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing M3-Brigade’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to M3-Brigade entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and M3-Brigade’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding its financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

M3-Brigade’s Board has established a compensation committee of the M3-Brigade Board. The members of M3-Brigade’s compensation committee are Mr. Fairfield, Mr. Murphy and Mr. Fader-Rattner, and Mr. Fairfield serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, M3-Brigade is required to have a compensation committee of at least two members, all of whom must be independent. Mr. Fairfield, Mr. Murphy and Mr. Fader-Rattner are each independent. M3-Brigade has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the chief executive officer based on such evaluation;

•        reviewing and making recommendations to the M3-Brigade Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of the other officers;

•        reviewing executive compensation policies and plans;

•        implementing and administering incentive compensation equity-based remuneration plans;

•        assisting management in complying with M3-Brigade’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements;

•        producing a report on executive compensation to be included in an annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Corporate Governance and Nominating Committee

M3-Brigade has established a corporate governance and nominating committee of the M3-Brigade Board. The members of the corporate governance and nominating committee are Mr. Fairfield, Mr. Murphy and Mr. Fader-Rattner, and Mr. Fairfield serves as chair of the corporate governance and nominating committee.

M3-Brigade has adopted a corporate governance and nominating committee charter, which details the principal functions of the corporate governance and nominating committee, including:

•        identifying and screening individuals for election to the M3-Brigade Board, consistent with criteria approved by the M3-Brigade Board;

•        recommending to the M3-Brigade Board the director nominees for election at each meeting of shareholders at which directors will be elected (including incumbent directors seeking reelection that are subject to the committee’s nomination process);

•        overseeing the M3-Brigade Board’s annual self-evaluation process; and

•        reviewing and assessing the adequacy of the charter on an annual basis and recommend any proposed changes to the M3-Brigade Board for approval.

The charter also provides that the corporate governance and nominating committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

M3-Brigade has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the M3-Brigade Board considers educational background, diversity of professional experience, knowledge of its business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its shareholders. Prior to the initial business combination, Public Shareholders will not have the right to recommend director candidates for nomination to the M3-Brigade Board.

Compensation Committee Interlocks and Insider Participation

None of M3-Brigade’s executive officers currently serves, in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on the M3-Brigade Board.

Code of Ethics

M3-Brigade has adopted a Code of Ethics applicable to its directors, officers and employees (the “Code of Ethics”). The Code of Ethics codifies the business and ethical principles that govern all aspects of M3-Brigade’s business. A copy of the Code of Ethics may be found on M3-Brigade’s website. If M3-Brigade makes any amendments to its Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to M3-Brigade’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, M3-Brigade will disclose the nature of such amendment or waiver on its website.

Insider Trading Policy

M3-Brigade has adopted an insider trading policy which governs the purchase, sale, and/or other dispositions of its securities by directors, officers and employees and other covered persons and is designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. You will be able to review this document by accessing M3-Brigade’s public filings at the SEC’s web site at www.sec.gov.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the Company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the Company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the Company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of M3-Brigade’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to at least one other entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of M3-Brigade’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. The M&A provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as M3-Brigade; and (ii) M3-Brigade renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and M3-Brigade, on the other. M3-Brigade does not believe, however, that the fiduciary duties or contractual obligations of M3-Brigade’s officers or directors will materially affect its ability to complete its initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION OF M3-BRIGADE

References in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of M3-Brigade” section to “we,” “us,” “M3-Brigade,” or the “Company” refer to M3-Brigade Acquisition V Corp. References to our “management” or our “management team” refer to M3-Brigade’s officers and directors, and references to the “Original Sponsor” refer to M3-Brigade Sponsor V LLC and to the “Sponsor” refer to MI7 Sponsor, LLC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

This proxy statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the completion of the Proposed Business Combination (as defined below), M3-Brigade’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including that the conditions of the Business Combination are not satisfied. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors.”

Overview

We are a blank check company incorporated in the Cayman Islands on March 12, 2024, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Business Combination Agreement

On July 7, 2025, the Company, ReserveOne, Pubco, M3-Brigade Merger Sub and Company Merger Sub entered into the Business Combination Agreement. For more information about the Business Combination Agreement, please see section titled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement.”

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from March 12, 2024 (inception) through September 30, 2025, were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2025, we had a net loss of $491,393, which consists of $2,868,287 of general and administrative costs and compensation expense of $765,773, offset by $3,142,667 from interest earned on marketable securities held in Trust Account.

For the nine months ended September 30, 2025, we had a net income of $4,606,168, which consists of $9,331,539 from interest earned on marketable securities held in Trust Account, offset by $3,913,871 of general and administrative costs and compensation expense of $811,500.

For the three months ended September 30, 2024, we had a net income of $2,010,116, which consists of $2,305,244 from interest earned on marketable securities held in Trust Account, offset by $295,128 of general and administrative costs.

For the period from March 12, 2024 (inception) through September 30, 2024, we had net income of $1,960,642, which consists of $2,305,244 from interest earned on cash held in Trust Account, offset by $344,602 of general and administrative costs.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of Class B Ordinary Shares by the Original Sponsor and loans or advances from the Original Sponsor or another related party.

On August 2, 2024, we consummated the Initial Public Offering of 28,750,000 Units at $10.00 per Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units generating gross proceeds of $287,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 8,337,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, in a private placement to the Original Sponsor and Cantor, the representative of the underwriters of the Initial Public Offering, generating gross proceeds of $8,337,500. On May 27, 2025, the Original Sponsor and Cantor sold their Private Placement Warrants to the Sponsor.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Units, a total of $288,937,500 was placed in the Trust Account. We incurred $19,406,996 of transaction costs, consisting of $5,000,000 of cash underwriting fees, $13,400,000 of deferred underwriting fees, and $1,006,996 of other offering costs.

On June 16, 2025, the Company issued the Sponsor Note to the Sponsor, pursuant to which the Company can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor. The Sponsor Note bears no interest and is payable on the Maturity Date (as defined in the Sponsor Note). If the Company does not consummate an initial business combination, the Sponsor Note will be repaid solely to the extent the Company has funds available outside its Trust Account. On July 16, 2025, the Company and the Sponsor entered into the First Amendment to the Sponsor Note (the “Note Amendment”), solely to correct a scrivener’s error regarding the Sponsor’s option to convert up to $1,500,000 of the outstanding unpaid principal balance under the Sponsor Note into Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant. Pursuant to the Note Amendment, the purchase price per Private Placement Warrant was corrected to reflect a purchase price of $1.00 per Private Placement Warrant upon conversion under the Sponsor Note. All other terms of the Sponsor Note remain unchanged.

On June 18, 2025, and September 19, 2025, the Company borrowed $500,000 and $1,500,000, respectively, under the Sponsor Note. The proceeds of the Sponsor Note will be used to provide the Company with general working capital.

As of September 30, 2025, we had marketable securities held in the Trust Account of $303,948,781. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2025, we had cash of $1,683,134. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans, which would include any potential borrowings under the Sponsor Note, may be convertible into private placement warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

The Company may need to raise additional funds, other than any potential borrowings under the Sponsor Note, in order to fund the expenditures required for operating its business. However, if the estimate of the costs of completing the Transactions contemplated by the Business Combination Agreement is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the completion of the Transactions contemplated by the Business Combination Agreement.

Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 units to cover over-allotments, if any. Simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,750,000 Units at a price of $10.00 per Unit.

Critical Accounting Policies

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified no critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

INFORMATION ABOUT RESERVEONE

Unless the context otherwise requires, all references in this section to “we”, “us” or “our”, the “Company” or “ReserveOne” refer to ReserveOne and its subsidiaries after giving effect to the consummation of the Business Combination.

Overview

ReserveOne is a recently formed digital asset company that was established to invest in the cryptocurrency upgrade of our financial system. Led by industry veterans with deep experience across digital assets and traditional markets, ReserveOne is purpose-built for investors seeking unique access to the long-term potential of digital assets. Upon consummation of the Business Combination, ReserveOne intends to deliver a diversified digital asset treasury strategy.

Our mission is to bridge the trust of public markets with the innovation of cryptocurrency to create a robust business for long-term value creation. We are designed for a wide range of investors, including institutional funds, family offices, and individual investors, striving to provide public market accessibility, transparency, oversight, and confidence in the digital asset space.

Our core business is to purchase, securely hold, and carefully deploy digital assets to seek yield. Our approach is inspired by the evolving landscape of U.S. government support for the digital asset industry. We see this support evidenced through new legislation, emerging regulation, and the government’s stated intention to hold digital assets, as highlighted by proposals such as the U.S. Strategic Bitcoin Reserve and Digital Asset Stockpile.

Our business is expected to generate revenue primarily by deploying our digital assets in a tax-aware manner, which may include strategies such as staking, lending, and other investment approaches designed to generate yield, in each case, subject to applicable legal, regulatory, and risk management considerations.

In accordance with the terms of the Business Combination Agreement, Equity PIPE Subscription Agreement and Convertible Notes Subscription Agreements, Pubco will convert the net proceeds of the Equity PIPE, the Convertible Notes PIPE and any remaining funds from the Trust Account into Bitcoin immediately following the Closing, except for a de minimis amount that will be used to fund near-term operating expenses. Additionally, a number of Bitcoin equal to the aggregate principal amount of Convertible Notes issued at the Closing Date multiplied by two, and then divided by the average Bitcoin price over the ten consecutive days immediately prior to the Closing, will be Collateral under the Indenture. As further described below, we view Bitcoin as a foundational component of our digital asset strategy. As soon as reasonably practicable after Closing, and subject to laws and regulations, we intend to diversify our portfolio to include other digital assets, as described below under “— Business — Treasury Strategy — Asset Overview” and “— Business — Treasury Strategy — Asset Allocation.” We intend to engage in other strategies, such as staking, lending, and other investment approaches, when we deem appropriate and in the best interest of our stockholders, depending on market conditions and subject to thorough risk assessments.

Additionally, we expect to generate revenue from our private market allocation, recognizing gains from successful investments in promising digital asset companies.

ReserveOne will seek to upgrade what is possible in digital asset treasuries by focusing on three key areas:

1.

Allocation:    We aim to achieve optimal allocation through a diversified portfolio of digital assets. The universe of investable assets we expect to hold include Bitcoin, Ethereum, Solana, XRP and Cardano.

2.	Activation: We plan to use institutional investment strategies that deploy our digital assets to seek additional yield, such that our crypto holdings may compound over time.
3.	Access: We plan to make private market investments, as we seek to opportunistically capture the next wave of digital asset companies that are upgrading our financial system.

While ReserveOne’s current business plan is to deliver a diversified digital asset strategy, it continuously evaluates strategic opportunities that it believes could enhance shareholder value. These opportunities may include acquisitions and investments, including in entirely new industries unrelated to crypto assets, all of which may substantially change the nature of its business. See “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.”

Business

Treasury Strategy

ReserveOne’s primary business activity, the treasury strategy, is expected to entail purchasing, securely holding, and carefully deploying digital assets to seek yield. Our management team’s experience from digital infrastructure, including at Hut 8, and fiduciary asset management, including at BlackRock, One River Digital and Coinbase Asset Management, is expected to help us construct a long-biased investment portfolio of digital assets.

Our treasury strategy will be driven by the ReserveOne Investment Policy Statement (the “IPS”), which outlines the goals and constraints of the treasury strategy at ReserveOne. The investment objective of our treasury strategy is to seek long-term capital appreciation, by investing in digital assets. We seek to further enhance our returns by deploying a portion of our digital assets to seek additional yield. Further, we anticipate making private market investments to further enhance portfolio returns.

The ReserveOne treasury strategy operations will be governed by the ReserveOne Investment Committee (the “IC”), which will be chaired by the ReserveOne Chief Investment Officer (“CIO”). The IC will provide oversight to ensure that the treasury strategy investments align with ReserveOne’s strategic objectives and risk parameters. Voting members of the IC will be ReserveOne’s CEO, CFO and CIO. All material investment decisions will be required to be in written form and put to a vote that is recorded.

The treasury strategy faces several constraints, two in particular: capital gains tax and holding of securities. As a U.S. entity, ReserveOne is sensitive to capital gains tax. As such, our strategy will seek to minimize capital events. Further, to avoid being classified as a registered investment company under the Investment Company Act, our treasury strategy will seek to keep our investment in securities below 40%, which may limit our holdings in certain digital assets to the extent they may be classified as securities.

The investment universe for the treasury strategy will be characterized as digital assets and related firms and tokens that are expected to benefit from the modernization of the U.S. and global financial infrastructure. Further, the ReserveOne treasury strategy may seek to use derivatives to protect the portfolio, and/or seek yield.

Our anticipated portfolio will be further broken down into the liquid portfolio and the private markets portfolio, as further described below.

Liquid Portfolio

The investable universe for the liquid portfolio will be informed by the U.S. Strategic Bitcoin Reserve and the U.S. Digital Asset Stockpile, both of which have been proposed, but do not yet exist. At present these structures together are anticipated to include Bitcoin, Ethereum, Solana, XRP, and Cardano. As such, these assets form the expected universe for ReserveOne’s liquid portfolio. Even if these government programs are delayed, modified, or never implemented, ReserveOne can execute its asset allocation strategy independently. As further discussed below, our strategy is primarily based on free-float capitalization with a strategic tilt toward assets offering higher estimated net yields, and does not require the existence or operation of these programs.

We believe that the universe of assets may evolve as new legislation, regulation, U.S. government disclosure, and opportunities present themselves. Additionally, the assets that we hold and their allocation will be subject to applicable legal, regulatory, and risk management considerations.

Asset Overview

ReserveOne views Bitcoin as a foundational component of its digital asset treasury strategy. It intends to maintain a significant allocation to Bitcoin within its broader multi-asset liquid portfolio and to manage its holdings in a manner consistent with institutional-grade standards. Bitcoin’s liquidity profile, global recognition, and historical resilience contribute to its role as a long-term reserve asset within ReserveOne’s capital management framework. ReserveOne may engage in Bitcoin staking protocols or lending strategies where permitted and in compliance with applicable regulatory guidance. ReserveOne’s strategy does not currently involve mining operations or software development related to the Bitcoin protocol; rather, its investment approach is focused on acquiring, holding, and managing Bitcoin for treasury reserve and capital allocation purposes.

ReserveOne considers Ethereum to be an important holding within its diversified digital asset treasury. As the dominant platform for decentralized applications, we believe that Ethereum benefits from strong developer activity, network effects, and institutional adoption. The network supports a wide range of blockchain-based applications across decentralized finance (DeFi), non-fungible tokens (NFTs), and tokenized assets. ReserveOne believes that its exposure to Ethereum complements its broader portfolio strategy by providing access to the programmable layer of the digital asset ecosystem. ReserveOne may participate in institutional staking to generate yield from its Ethereum holdings, subject to applicable legal, regulatory, and risk management considerations.

ReserveOne intends to include Solana in its digital asset treasury strategy to gain exposure to its smart-contract platform. ReserveOne believes that Solana’s technical design, ecosystem growth, and user adoption position it as a complementary asset to Ethereum and other programmable blockchains. ReserveOne may consider staking Solana through institutional-grade providers to enhance capital efficiency, provided that such arrangements comply with applicable regulatory frameworks and align with internal risk protocols.

ReserveOne plans to include Ripple’s XRP in its asset allocation strategy to gain exposure to digital assets supporting cross-border utility and enterprise-grade settlement infrastructure. We believe that Ripple’s differentiated consensus mechanism and adoption by institutional partners provide portfolio diversification relative to proof-of-work and proof-of-stake assets. ReserveOne does not expect to operate validators or participate in Ripple’s enterprise payment network. Its holdings of XRP will be managed through third-party custody providers and are not expected to be tied to any Ripple-related commercial operations.

ReserveOne intends to include Cardano as part of its diversified digital asset treasury strategy due to its long-term orientation, technical discipline, and commitment to decentralized governance. We believe Cardano’s methodical approach and global developer community make it a complementary component in a multi-asset portfolio. Where appropriate and permitted, ReserveOne may stake Cardano through institutional partners to earn rewards in accordance with its risk management practices and regulatory obligations.

Asset Allocation

Immediately following the Closing, we will convert nearly all available funds, including the net proceeds from the Equity PIPE, the Convertible Notes PIPE and any remaining funds in the Trust Account, into Bitcoin. A de minimis amount will be retained for near-term operating expenses. In addition, we will pledge Bitcoin as collateral for the Convertible Notes. The amount of Bitcoin pledged will equal the aggregate principal amount of the Convertible Notes multiplied by two, divided by the average Bitcoin price over the ten consecutive days prior to Closing. As a result, our liquid portfolio will initially consist entirely of Bitcoin.

As soon as reasonably practicable after Closing, and subject to applicable laws and regulations, we intend to diversify our holdings to include other digital assets, as informed by the U.S. Strategic Bitcoin Reserve and the U.S. Digital Asset Stockpile. These assets are anticipated to include Ethereum, Solana, XRP, and Cardano, alongside Bitcoin.

Our diversification strategy will be guided by an in-house index developed by ReserveOne, which weighs each asset based on its free-float market capitalization and applies a strategic tilt toward assets with higher estimated net yields. In simple terms, we start by measuring the market size of each token to determine its base weight, then adjust a portion of the allocation to favor tokens that offer better yield opportunities, such as staking or lending.

For example, based on market data as of November 1, 2025 (before considering tax, regulatory or strategic factors), this methodology would have resulted in an approximate allocation of 74.77% to Bitcoin and 25.24% to other digital assets, broken down as follows: 15.25% to Ethereum, 5.45% to Solana, 3.84% to XRP and 0.70% to Cardano. To further optimize returns, 25% of the weight allocated to these “Alternative Coins” will be reserved for reallocation based on estimated net yields, representing about 5% of the total portfolio. This means that if certain assets offer higher yield opportunities, we will tilt a portion of the portfolio toward those assets.

We will review and update our portfolio quarterly. Each quarter, we will re-measure market capitalization and estimated net yields, compare our current portfolio weights to our in-house index, and make adjustments if necessary after considering taxes, other expenses, regulatory requirements and the strategic objectives for our business. While we anticipate minimal changes each quarter due to the stability of the free-float methodology, significant shifts in yields or other strategic considerations could trigger rebalancing.

Additionally, we may adjust our holdings at any time if there are significant updates to legislation, regulation, and/or the U.S. government’s stated intention to hold digital assets (e.g., the proposed Strategic Bitcoin Reserve and Digital Asset Stockpile). See “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — ReserveOne is an early-stage company with no operating history, an unproven business model, and expects to incur operating losses for the foreseeable future, which losses may be substantial.” In addition, it is possible that we may from time to time adjust our holdings as necessary to avoid us being considered an “investment company” under the Investment Company Act or to pursue strategic opportunities to enhance shareholder value, such as acquisitions and investments in business and industries unrelated to crypto assets. For more details, see “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Holdings of digital assets will be adjusted as necessary to avoid ReserveOne being considered an ‘investment company’ under the Investment Company Act” and “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.”

Private Market Portfolio

Following the Closing, and as detailed in the IPS, ReserveOne may invest in private market opportunities that may result in ReserveOne holding unlisted equity and/or locked tokens and hold up to 10% of our net asset value (which is the market value of the digital assets held by ReserveOne) in private assets. Affiliates of CC Capital will collectively own approximately 65% of our common stock upon consummation of the Business Combination, and Chinh Chu, founder and Senior Managing Director of CC Capital, is expected to be Vice Chair of the Pubco Board. We expect to leverage CC Capital’s investment capability when deemed necessary.

The private market investment business will be managed by the Sponsor Parent, an entity affiliated with CC Capital. Investment decisions will be subject to a rigorous due diligence process and will need to be approved by the IC.

The ability to fund private market investments will depend on the availability of funds and access to capital. ReserveOne’s capacity to finance such investments may be limited by restrictions under our Indenture for the Convertible Notes. There is no guarantee that we will be successful in finding, evaluating and completing the investment opportunities on terms favorable to us, or at all. For more information, please see “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — We will operate in a highly competitive and inherently uncertain market for private investment opportunities, which may expose us to additional risks” and “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Our private market investments strategy will expose us to the risks inherent in investing in early and growth-stage businesses, which could result in significant losses.”

If we pursue strategic opportunities to enhance shareholder value, such as acquisitions and investments in business and industries unrelated to crypto assets, we may allocate a much greater portion (or all) of our reserves to private market investments. See “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.”

Strategic Management of the Liquid and Private Market Portfolio Over Time

We intend to invest in digital assets after the consummation of the Business Combination. These purchases are expected to be funded by the proceeds from the Equity PIPE and the Convertible Notes PIPE, together with approximately $303.95 million from the Trust Account as of September 30, 2025 (and $304.96 million as of October 31, 2025) (assuming the No Redemption Scenario).

As discussed above, we have established and intend to further develop the IPS with policies and procedures governing the purchase and deployment of digital assets. We expect that our initial acquisitions of digital assets will be executed through U.S.-based and regulated asset managers, utilizing institutional-grade custodians and well-rated U.S. exchanges.

In adherence with the IPS, excess cash assets will be allocated to purchases of digital assets, subject to market conditions and our working capital requirements. Our process for purchasing and deploying digital assets is expected to involve due diligence on custodians, staking companies, staking protocols, institutional borrowers, insurance companies, exchanges or over-the-counter (OTC) desks. We will seek to carefully measure expected costs and risk across a variety of dimensions, including trading, staking, lending, custody and others. Our treasury strategy may also include entering certain hedging transactions, including the purchase of digital assets put options and call options, to seek to mitigate our exposure to fluctuations in the price of digital assets.

We intend to use large third-party U.S. cryptocurrency exchanges, such as Coinbase, Kraken and others, to purchase digital assets for our treasury. As part of our process in determining transactions with third-party exchanges, we intend to leverage our fiduciary asset management relationships to aid us in the search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence, such as policies and procedures related to AML, OFAC and KYC rules and regulations, that are similar to the robust policies and procedures we will adopt at the time the Treasury Reserve Policy is first implemented. Such procedures will require that all counterparties involved in our digital assets transactions are subject to AML regulations and are screened against relevant sanctions lists, including those maintained by the OFAC. We will only acquire digital assets through entities that are compliant with applicable laws and regulations, and we will conduct ongoing monitoring to measure compliance. Our internal controls will be designed to identify and prevent transactions with sanctioned individuals or entities, and to ensure that all crypto transactions are conducted in accordance with U.S. and international legal requirements. We will also periodically review and update our compliance policies in response to evolving regulatory standards and industry best practices.

Yield-Generating Activities

ReserveOne’s treasury strategy for both the liquid portfolio and the private markets portfolio anticipates deploying our digital assets to seek additional yield. This is subject to a thorough risk assessment and various constraints, including a 40% cap on our investments in securities to avoid classification as a registered investment company under the Investment Company Act.

There are several anticipated yield generating activities that we may undertake, which can include staking, lending, insurance, and other activities.

Staking:    ReserveOne may seek to deploy a portion of our digital assets via staking. Staking is the process of locking Proof of Stake (“PoS”) tokens to support network validation and consensus, making them eligible to earn rewards. In staking, uptime is critical, as rewards can be diminished, if assets are staking to validators that are not functioning correctly. In some PoS networks, downtime can lead to missed rewards. ReserveOne will seek out vendors with strong operating histories.

Lending:    ReserveOne may seek to deploy a portion of our assets in lend-borrow arrangements. This activity may carry a higher expected risk and/or reward, in comparison to staking. In particular, ReserveOne is interested in exploring the potential of lending Bitcoin to holders of Bitcoin, who are seeking to leverage their Bitcoin holdings for various purposes. We see a potential opportunity to provide secured lending.

Insurance:    ReserveOne may seek to deploy a portion of our digital assets in insurance opportunities. In most cases at present, such insurance opportunities demand Bitcoin to be posted. These contracts can vary in length and may range from 12 to 18 months or longer. The underlying investment risk from such insurance opportunities may be crypto-specific risk, or traditional investment risk.

Other activities:    ReserveOne may seek to deploy a portion of our digital assets in strategies that fall outside of staking, lending and insurance. We will leverage the staff of CC Capital and our external Provider, if appropriate, to conduct due diligence on these opportunities as and when they become available. We believe evolving U.S. legislation and regulation may unlock future potential use cases for digital assets, which may increase the opportunities in this category over time.

Capital Raising and Other Transactions

ReserveOne may issue debt or equity securities or engage in other capital raising transactions with the objective of using the proceeds to purchase digital assets from time to time, subject to market conditions.

ReserveOne also contemplates that we may (i) periodically sell digital assets for general corporate purposes (which may include debt repayment, if appropriate at such time), for acquisitions, or for strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our crypto holdings, and (iii) pursue strategies to create income streams or otherwise generate funds using our crypto holdings.

Custody of Digital Assets

ReserveOne intends to hold all of its digital assets in custodial accounts at U.S.-based Qualified Custodians. As a result, the primary counterparty risk we will be exposed to with respect to our digital assets is the operating risk under the various custody arrangements into which we expect to enter into. We expect to custody our digital assets across multiple custodians to diversify our potential risk exposure to any one custodian. Our custodial services contracts are not expected to materially restrict our ability to reallocate our digital assets among our custodians. Our holdings of digital assets may be concentrated with a single custodian from time to time. In light of the significant amount of digital assets we expect to hold, we will regularly seek to review the universe of Qualified Custodians to enable further diversification or replacement of the custody of our digital assets.

When selecting new custodians, ReserveOne will undertake due diligence where we evaluate, among other things, the quality of their security procedures, including the multifactor and other authentication procedures designed to safekeep our digital assets that they may employ, as well as other security, regulatory, audit and governance standards. In addition, we expect that our custodial services agreements will generally specify that the private keys that control the digital assets will be held in segregated offline or cold storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. We also intend to negotiate liability provisions in our custodial contracts, pursuant to which our custodians will be held liable for their failure to safekeep the digital assets. In addition to custodial arrangements, we may also utilize affiliates of our custodians to execute acquisition and disposition transactions on our behalf.

Our custodians will have access to the private key information associated with our digital assets, or private keys, and they will deploy security measures to secure our digital assets such as advanced encryption technologies, multi-factor identification, and a policy of storing our private keys in redundant, secure and geographically dispersed facilities. We do not expect, presently, to store, view or directly access our private keys. The operational procedures of our custodians are reviewed periodically by third-party advisors. All movements of our digital assets by our custodians will be coordinated, monitored and audited. Our custodians’ procedures to prove control over the digital assets they hold in custody will also be examined by their auditors. Additionally, we intend to periodically verify our holdings by reconciling our custodial service ledgers to the public blockchain.

On July 7, 2025, Pubco entered into a prime broker agreement (the “Coinbase Prime Broker Agreement”) with Coinbase Inc., which includes, a custody services agreement (the “Custody Agreement”) between Coinbase Custody Trust Company, LLC (“Coinbase Custody”) and Pubco.

Either party may terminate the Coinbase Prime Broker Agreement for any reason by providing at least 30 days’ prior notice; provided, however, that Pubco’s termination will not be effective until Pubco has fully satisfied its obligations. In addition, Coinbase Custody may terminate the Coinbase Prime Broker Agreement upon certain events of default, including Pubco’s breach of its obligations or representations, or if Pubco files for bankruptcy or is declared insolvent.

Pursuant to the Custody Agreement, Coinbase Custody will establish and maintain a vault account for storing digital assets and effecting custody transactions. Pubco’s digital assets will be held by Coinbase Custody in one or more segregated custody wallets in Pubco’s name, controlled and secured by Coinbase Custody, and kept separate from Coinbase Custody’s own assets and assets of other clients of Coinbase Custody.

Coinbase Custody will initiate transactions from Pubco’s custody account only upon instructions received from Pubco or its authorized representatives. Coinbase Custody will maintain timely and accurate records of deposit, disbursement, investment, and reinvestment of Pubco’s digital assets. Coinbase Custody will obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for custodial services. The insurance maintained by Coinbase Custody may not be sufficient to protect us from all losses or possible sources of losses. See “Risk Factors — Risks Related to ReserveOne’s Business Operations and

Industry — We expect to face risks relating to the custody of our digital assets once we acquire them. If we or any future third-party custodians or service providers experience a security breach or cyberattack, or if private keys are lost or destroyed, we may lose some or all of our digital assets, which could materially and adversely affect our financial condition and results of operations.”

Competitive Strengths

We believe we have various competitive advantages, which include:

Institutional-Level Capital Support and Strategic Backing.    In connection with the execution of the Business Combination Agreement, we entered into Equity PIPE Subscription Agreements and Convertible Notes PIPE Subscription Agreements, pursuant to which institutional investors committed a total of $750 million in capital, consisting of $500 million from the Equity PIPE and $250 million from the Convertible Notes PIPE. Prominent strategic investors include Blockchain.com, CC Capital, FalconX, Galaxy Digital, Hivemind Capital, Kraken, Mantle, Monarq Asset Management, Origin Protocol, Pantera Capital, ParaFi Capital, and Republic Digital. This backing not only provides funding but also brings industry expertise, market intelligence, and network access. We believe that the proceeds from the Equity PIPE and the Convertible Notes PIPE, together with approximately $303.95 million from the Trust Account as of September 30, 2025 (and $304.96 million as of October 31, 2025) (assuming the No Redemption Scenario) will provide us with the liquidity needed to successfully launch and implement our business strategy.

Multi-Asset Treasury vs. Single-Asset Focus.    Unlike many public treasury companies that concentrate on a single digital asset or institutional spot Exchange-Traded Funds (“ETFs”) that generally track a single digital asset (e.g., Bitcoin or Ethereum), ReserveOne expects to hold a portfolio of digital assets, including Bitcoin, Ethereum, Solana, and other digital assets. This diversified approach we seek is designed to offer broader risk/return characteristics and potentially greater resilience to market volatility compared to single-asset strategies. Furthermore, ReserveOne’s structure will afford it discretionary asset allocation flexibility, allowing us to adapt to market conditions and pursue yield-seeking strategies that are typically constrained for many ETFs due to their intra-day liquidity requirements.

Leadership Team with Proven Track Records.    The composition of our post Business Combination leadership team is strategically composed to combine public-market discipline, digital asset operational expertise, and institutional investment experience. We believe our management team represents a significant advantage in comparison to other digital asset treasury companies.

Our CEO, Jaime Leverton, previously served as the CEO of Hut8, one of North America’s largest publicly traded digital asset infrastructure companies, where she led strategic growth initiatives, including being among the first public companies to hold Bitcoin on its balance sheet. Sebastian Bea, our President and CIO, brings extensive institutional asset management and securities experience through senior roles at Coinbase Asset Management, BlackRock, and Credit Suisse First Boston.

Upon the Closing of the Business Combination, we will also benefit from a highly experienced and strategically diverse board of directors. Reeve Collins, a co-founder of Tether, is expected to serve as Non-Executive Chairman, contributing deep expertise in digital asset infrastructure and early-stage token innovation as well as building high-impact companies at the intersection of finance and blockchain technology. Wilbur Ross, the former U.S. Secretary of Commerce, is expected to serve as Vice Chairman, offering extensive experience in public policy, international trade, and institutional asset management as well as leading complex financial and regulatory negotiations at the highest level of government. Additional expected Vice Chairs include Gabriel Abed, current Chairman of the board of a major global crypto exchange and a recognized leader in global digital finance who brings deep insight into crypto policy, regulatory frameworks, and decentralized market development. Another expected Vice Chair is Chinh Chu, founder and Senior Managing Director of CC Capital, known for his significant expertise in large-scale private equity transactions and capital markets strategy, having led multi-billion dollar transactions across multiple industries. John D’Agostino, current Head of Strategy — Institutional at Coinbase, is expected to serve as a director, contributing robust experience in asset management, financial product design, and institutional investor engagement across both traditional and digital asset classes.

Accessibility & Operational Simplicity vs. Direct Ownership.    We believe ReserveOne’s structure as a publicly traded entity offers significant advantages in terms of accessibility and operational simplicity when compared to direct ownership of digital assets or investment through exchange-traded products. As shares of Pubco Class A Common Stock are expected to be listed on Nasdaq, they can be held in traditional brokerage accounts, thereby eliminating the need for investors to access and navigate complex digital asset exchanges or establish specialized custody solutions. This familiar ownership format is designed to reduce friction for both retail and institutional investors who may face restrictions or lack familiarity with direct participation in digital asset markets.

Unlike direct digital asset ownership, investing in Pubco securities will not require the management of digital wallets or the safekeeping of private cryptographic keys. The operational and security responsibilities associated with self-custody, such as protecting seed phrases and managing recovery processes, are avoided. Instead, we expect to utilize qualified institutional-grade custodians and infrastructure to manage holdings of digital assets. See “— Custody of Digital Assets” for more information.

In addition, our public equity structure may provide broader accessibility to investors in jurisdictions or regulatory environments where direct ownership of cryptocurrencies or spot crypto ETFs may be limited or prohibited. This includes certain retirement accounts, trust vehicles, and institutionally managed portfolios that are not authorized to hold digital assets directly. By offering exposure through a listed equity, we believe we can help expand participation among a broader spectrum of investors.

Finally, ReserveOne’s reliance on institutional service providers and its operation within a regulated, public-market framework may reduce investor exposure to risks associated with unregulated digital asset platforms. High-profile failures of centralized crypto exchanges have highlighted the potential risks related to counterparty solvency and custodial transparency. Our structure seeks to mitigate these risks by centralizing custody and governance at the company level under the oversight of the Pubco Board and in compliance with U.S. securities regulations.

Key Elements of Growth

ReserveOne is a pre-revenue company and believes that its future performance and success depends to a substantial extent on the ability to capitalize on the following opportunities:

Evolving Legislative and Regulatory Support.    Our business and portfolio outlook are driven in part by the potential for new legislation and regulation that may further support the purchase and use of digital assets, both within the United States and globally. While substantial progress has been made, we believe that further clarity and purpose-built regulation are still needed to unlock significant capital and activity in the digital asset space. We acknowledge that unexpected breakthroughs or breakdowns in legislative and regulatory progress could introduce volatility to our business and portfolio outlook.

In the United States, we believe we are witnessing material progress. Most notably, the GENIUS Act, which establishes a comprehensive federal regulatory framework for payment stablecoins, was signed into law in July 2025. This landmark legislation is expected to foster trust, transparency, and security, paving the way for increased digital asset adoption. We also believe the U.S. equity market anticipates that the CLARITY Act, which was recently passed by the U.S. House of Representatives and aims to create a unified regulatory framework for digital assets by delineating regulatory jurisdiction between federal agencies and providing clear definitions, may be signed into law in 2025 or 2026. We view the CLARITY Act as a crucial piece of legislation needed to unlock significant capital and activity within the digital asset space by providing much-needed regulatory certainty. We believe that this positive direction taken by the U.S. government with respect to crypto may influence market economies around the world.

Institutional Adoption of Digital Assets.    A key driver of ReserveOne’s growth and future outlook is the continued and accelerating adoption of digital assets by institutional investors. We believe we are still in the early stages of this significant trend. Institutional adoption can manifest in various forms, and we specifically focus on two primary avenues: (i) the trading and holding of native digital assets, such as Bitcoin and Ethereum, for investment purposes; and (ii) the utilization of blockchain networks for core financial activities, including, but not limited to, sending cash and making investments. As more institutional players enter and deepen their engagement with the digital asset landscape, we expect a corresponding growth in our future outlook and business prospects.

Underlying Network Utilization Driving Yield and Token Value.    We believe that increasing blockchain network utilization is a fundamental driver of our outlook, as greater utilization is generally associated with higher network fees. As such, network utilization can have an important impact on our ability to drive yield. Furthermore, it is generally observed that increased utilization corresponds with the potential for higher valuations and prices for digital assets. As ReserveOne expects to maintain a long position in digital asset tokens, our financial outlook is sensitive to the degree to which the underlying blockchain networks of our holdings are actively used and integrated into the broader digital economy.

Innovation within the Crypto Industry.    The value of the digital assets that ReserveOne expects to hold is likely to be sensitive to the continuous innovation built atop blockchain networks. This sensitivity can manifest as both positive and negative influences on our business outlook. For example, if substantial progress is made with Bitcoin Layer 2 protocols, with meaningful transaction volume, this activity would be likely to drive demand for block space on the base network (Bitcoin), thereby increasing demand for Bitcoin beyond purely investment-driven demand, which is the primary driver of Bitcoin demand today. In that sense, our outlook can be characterized as a long position in innovation, assuming such innovation positively affects the economics of our underlying blockchain networks and, consequently, demand for the tokens we hold. Conversely, if substantial innovation were to occur primarily on blockchain networks not held in our portfolio, such developments could potentially affect demand for the tokens that we hold. We aim to strategically position our portfolio to benefit from innovative advancements.

Overview of the Digital Assets Industry and Market

Upon consummation of the Business Combination, ReserveOne will operate in a new industry that it considers to be highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing stakeholder needs, and the frequent introduction of new products and services. We believe the digital asset sector has evolved from a niche experiment into a globally recognized asset class, offering distinctive advantages within modern financial portfolios. As blockchain infrastructure matures and regulatory clarity improves, investor participation has broadened across both institutional and retail markets. The following characteristics underpin the growing relevance of digital assets as a strategic investment allocation:

Hedge Against Monetary Instability.    Digital assets, most notably Bitcoin and Ethereum, provide an alternative to traditional fiat-based systems. In an environment defined by rising sovereign debt burdens, persistent inflation risk, and increasing fragility within banking systems, crypto assets are increasingly viewed as a hedge against macroeconomic volatility and currency debasement.

24/7 Market Access and Global Liquidity.    Unlike traditional capital markets constrained by regional trading hours and centralized gatekeepers, digital assets trade continuously, 24 hours a day, 7 days a week. This uninterrupted structure can facilitate rapid price discovery, enhanced liquidity, and greater responsiveness to real-time economic and geopolitical developments.

Decentralized and Non-Correlated Value Structures.    Unlike equities and fixed income securities, whose value is generally driven by corporate performance, the underlying value of core crypto assets is often driven by the network participation and underlying utility of decentralized crypto protocols. We believe that the source of value may provide structural diversification benefits within traditional portfolios, especially during periods of stress in traditional markets.

Historic Outperformance Across Market Cycles.    Over multi-year periods, key digital assets, such as Bitcoin and Ethereum, have historically outperformed many traditional asset classes, including equities, bonds, and commodities such as gold. While past performance is not indicative of future results, this historical performance of certain crypto assets has contributed to growing interest from long-term investors seeking diversifying sources of return.

Annualized Return[2] – Cryptocurrencies vs. Other Major Asset Classes

Asset	1 Year	3 Years	5 Years	10 Years
Bitcoin	52.1%	48.4%	61.7%	83.7%
Solana	(6.3%)	50.6%	206.9%	NA
XRP	313.0%	71.8%	61.1%	72.7%
Ethereum	(32.5%)	8.8%	63.0%	NA
Cardano	55.0%	3.3%	60.7%	NA
S&P 500	12.9%	12.7%	14.2%	10.9%
Gold	40.1%	21.5%	13.6%	10.8%
Bloomberg Aggregate Bond Index	6.2%	2.7%	0.1%	2.5%

____________

1        Represents an illustrative equally-weighted basket of the 5 cryptocurrencies (BTC, ETH, SOL, XRP, ADA) over the last 5 years as of 5/30/2025.

2        Returns as of 5/30/25

Volatility Moderating with Institutionalization.    The early years of crypto markets were characterized by significant price volatility. However, as the asset class continues to institutionalize, supported by regulated custodians, exchange-traded products, and robust derivative markets, price fluctuations have moderated. This maturation parallels historical patterns observed in frontier and emerging equity markets.

Programmatic Scarcity and Transparent Supply Models.    Unlike fiat currencies subject to discretionary monetary policy, many digital assets operate with transparent, rules-based issuance schedules. For example, Bitcoin’s total supply is capped at 21 million coins, with pre-programmed “halving” events that reduce issuance over time. Ethereum’s transition to a potentially deflationary model and Cardano’s fixed-supply structure further underscore this principle. These dynamics may contribute to long-term price support and inflation resistance.

Digital Asset Overview

Bitcoin Overview

Bitcoin is a digital asset and decentralized payment system that operates through an open-source protocol commonly referred to as the Bitcoin protocol. The protocol is maintained by a peer-to-peer network of independent participants who collectively validate and record all transactions on a publicly accessible ledger known as the Bitcoin blockchain. The blockchain is a distributed database that contains a chronological record of all verified transactions and a record of all verified transactions and unspent transaction outputs (UTXOs), which determine the effective Bitcoin controlled at wallet addresses. Each address is derived from a wallet’s cryptographic public key, with the private key enabling the transfer of Bitcoin associated with that address.

The Bitcoin network operates independently of any central authority. Network consensus is achieved through a process known as “proof of work,” in which participants called miners compete to validate transaction blocks. Once a block is verified and added to the blockchain, the successful miner receives newly issued Bitcoin as a reward. This mining process not only facilitates the issuance of new Bitcoin but also secures the integrity of the network.

The Bitcoin protocol enforces a fixed supply cap of 21 million Bitcoins. As of June 1, 2025, approximately 20.0 million Bitcoins have been issued. New issuance occurs through mining, with the current block reward set at 3.125 Bitcoin per validated block. This reward is subject to halving approximately every four years, with the next halving projected to occur in late 2027 or 2028. This predetermined schedule is designed to simulate scarcity and has contributed to Bitcoin’s positioning as a deflationary asset. The fixed supply, decentralized governance, and transparent transaction history have led many market participants to view Bitcoin as a potential store of value or digital alternative to gold. Bitcoin’s value is influenced by a variety of factors, including global demand, institutional adoption, macroeconomic trends, and regulatory developments.

The Bitcoin ecosystem continues to evolve in response to growing institutional interest, expanding financial infrastructure, and increased regulatory scrutiny. In January 2024, the SEC approved several spot Bitcoin exchange-traded products, enabling investors to gain exposure to Bitcoin through traditional brokerage accounts. This development marked a milestone in the integration of Bitcoin into the regulated financial system and is expected to influence future investment flows.

While the Bitcoin network has demonstrated resilience and security over time, it remains susceptible to various forms of attack and operational risk. These include unauthorized access to digital wallets, phishing schemes targeting private keys, and network-level threats such as “51% attacks” or denial-of-service incidents.

Ethereum Overview

Ethereum is a decentralized, open-source blockchain system that enables the development and execution of smart contracts and decentralized applications (dApps). It was initially proposed in late 2013 and launched in July 2015. Ethereum’s native digital asset, known as ether or ETH, is used to pay for transaction fees and computational services on the network. Unlike Bitcoin, which is primarily designed as a peer-to-peer currency or store of value, Ethereum provides a generalized framework for programmable blockchain-based applications.

Transactions and smart contracts on Ethereum are executed by the Ethereum Virtual Machine (EVM), a distributed computing system that ensures consistent outcomes across the network. Ethereum is maintained by a global network of decentralized nodes and developers who coordinate protocol upgrades and security enhancements via open-source governance processes.

In September 2022, Ethereum transitioned from a proof-of-work (PoW) consensus mechanism to a proof-of-stake (PoS) protocol through an upgrade known as “The Merge.” Under PoS, validators are selected to confirm transactions and create new blocks based on the amount of Ethereum they have staked, significantly reducing the network’s energy consumption compared to PoW. This shift has introduced new economic dynamics into the Ethereum ecosystem, including staking rewards and slashing penalties.

Ethereum’s broad utility has attracted the attention of regulators, developers, and financial institutions alike. While Ethereum has not been classified as a security by U.S. regulators to date, certain uses of Ethereum-based tokens and smart contracts have been subject to regulatory review. The transition to PoS has prompted additional considerations around validator responsibilities and staking mechanics.

As a programmable blockchain, Ethereum introduces specific risks, including smart contract vulnerabilities, congestion during high network usage, and potential protocol forks. In addition, staking mechanisms can carry operational and counterparty risk.

Solana Overview

Solana is a high-performance, open-source blockchain platform designed to support fast, scalable decentralized applications. It uses a unique hybrid consensus model combining proof-of-stake (PoS) and a proprietary mechanism called “proof of history” (PoH), which enables parallel transaction processing and rapid block finality. Solana was launched in 2020 and has become known for its throughput capacity, low transaction fees, and developer-friendly environment.

Solana is the native digital asset of the Solana network and is used for transaction fees, staking, and as a utility token within the Solana ecosystem. Solana’s architecture enables the network to process thousands of transactions per second with sub-second finality. This has made Solana a popular platform for DeFi applications, gaming, and NFTs. However, the network has also experienced temporary outages and technical issues that have impacted uptime and performance.

As with other digital assets, Solana has been subject to regulatory scrutiny, including questions about its status under U.S. securities laws. No definitive determination has been made to date. The Solana Foundation and ecosystem participants continue to engage with policymakers to clarify Solana’s legal and operational position.

Solana’s high throughput architecture introduces specific risks, including network congestion, validator centralization, and potential software bugs. Periodic outages have occurred on the network in past years.

Ripple (“XRP”) Overview

XRP is a digital asset native to the XRP Ledger, a decentralized, open-source blockchain designed for fast and cost-efficient cross-border payments and asset settlement. Unlike many proof-of-work or proof-of-stake networks, the XRP Ledger utilizes a consensus protocol that relies on a unique node list (UNL) of validators to achieve agreement on transaction order and validity.

XRP was created in 2012 by the founders of what became Ripple Labs, Inc., a technology company that continues to develop enterprise payment solutions utilizing the XRP Ledger. XRP tokens are used within the Ripple ecosystem to facilitate cross-border liquidity and settlement for financial institutions. The XRP Ledger is capable of processing thousands of transactions per second with settlement times of 3 to 5 seconds. Its design is particularly optimized for financial institutions and payment providers seeking near-instant settlement and low fees across currencies and jurisdictions.

XRP has been the subject of extensive regulatory proceedings, most notably a civil enforcement action by the U.S. Securities and Exchange Commission initiated in 2020. While parts of the legal dispute have been resolved as of mid-2024, questions regarding XRP’s classification and market treatment may continue to evolve.

Although the XRP Ledger has demonstrated strong uptime and performance, risks include ongoing regulatory uncertainty, governance concentration concerns, and potential software vulnerabilities.

Cardano Overview

Cardano is a decentralized, open-source blockchain platform that emphasizes formal methods, peer-reviewed research, and academic rigor in its development process. Launched in 2017 by IOHK (Input Output Hong Kong), Cardano is designed to support scalable and secure smart contracts using a layered architecture that separates the settlement layer from the computation layer.

The network’s native digital asset, ADA, is used to facilitate transactions and as a stake in the proof-of-stake consensus protocol known as Ouroboros. Cardano’s development is guided by scientific and mathematical principles, with updates subject to academic peer review. Its governance roadmap includes plans for decentralized voting and treasury systems that allow community members to shape network upgrades and funding decisions. Cardano’s design seeks to address perceived limitations in scalability, interoperability, and sustainability found in earlier blockchain networks.

Cardano and its associated ADA token have not been explicitly classified by U.S. regulators, but the platform’s transparent development and clear governance processes have positioned it as a notable player in the smart contract landscape. Competition in this segment includes Ethereum, Solana, and emerging programmable blockchains. As with all blockchain networks, Cardano faces risks related to software upgrades, validator participation, and ecosystem adoption. While the protocol’s academic foundations offer a unique safeguard, real-world implementation challenges may affect its trajectory.

Digital Asset Treasury Companies

Digital asset treasury companies (“DATs”) are becoming an increasingly significant component in the rapidly evolving digital asset industry. DATs are companies whose primary business model revolves around acquiring, securely holding, and strategically deploying digital assets. The following characteristics reflect the potential benefits of digital asset treasury companies:

Capital Markets Advantages.    Operating in public markets may allow DATs for access to lower-cost institutional capital in comparison to what individual investors are able to achieve in their own investment accounts. Further, as a DAT matures over time, the availability of capital to such a public vehicle can improve by virtue of inclusion in institutional portfolios, mutual funds, index strategies, and exchange-traded products.

Expanded Investor Accessibility.    Shares of DATs can be held in accounts and jurisdictions in which direct exposure to Bitcoin, digital wallets, or crypto-specific ETFs may be restricted. This may broaden the pool of eligible investors and facilitate access for allocators constrained by internal or regulatory investment policies.

Tax Treatment and Potential Advantages.    In certain jurisdictions, gains on equity investments may benefit from preferential capital gains tax treatment relative to direct crypto transactions. While tax outcomes depend on individual circumstances and local laws, this differential may offer added consideration for investors comparing exposure formats.

Margin and Credit Access.    Publicly listed equities can typically be margined at institutional borrowing rates, often referenced to benchmark rates such as SOFR. In contrast, most digital assets and spot crypto ETFs are not currently marginable at traditional financial institutions, which may limit capital efficiency for professional investors.

Simplified Exposure Without Custody Complexity.    The public equity format may enable diversified exposure to digital assets without the individual investor needing to understand and engage with crypto wallets and custodial solutions. Such an equity structure may appeal to investors seeking a streamlined, regulated avenue for crypto participation, supported by public market liquidity and SEC reporting standards.

Competition

ReserveOne enters a crowded but evolving competitive sector that includes other publicly traded DATs like MicroStrategy, Metaplanet, SOL Strategies, Semler Scientific, and DeFi Development Corp. Like its peers, ReserveOne offers indirect exposure to crypto markets via equity instruments rather than direct token ownership by investors. ReserveOne will be competing with these entities in the capital markets, as all of these companies will likely seek to raise more assets to purchase more digital assets.

In comparison to the competitors, the ReserveOne investment model may seek to generate higher net returns, with higher expected underlying costs, and potentially higher or lower investment risks. It is likely that the ReserveOne investment model may be viewed as more complicated in comparison to its peers. ReserveOne will endeavor to provide a high level of transparency, and couple that with strong governance.

We will primarily face competition from four key structures: ETFs, Closed-Ended Funds (“CEFs”), public Bitcoin Treasury companies, and Alternative Coin (non-Bitcoin) Treasury Companies. All of these structures compete for investor attention and, to some degree, the underlying investment opportunities.

•        ETFs:    BlackRock (IBIT, ETHA), Fidelity (FBTC, FETH)

•        CEFs:    Bitwise 10 Crypto Index Fund, Grayscale Digital Large Cap Fund. Both Bitwise 10 and Grayscale Digital Large Cap Fund have holdings similar to our expected portfolio, are currently traded on over-the-counter markets, and are seeking to uplist to ETFs on major exchanges, a conversion that is likely to be approved at some point in 2025 or 2026. This “uplist” would mean they transition from over-the-counter markets to being listed on national stock exchanges, providing increased liquidity and accessibility for investors.

•        Public Bitcoin Treasury Companies:    Microstrategy (MSTR), Twenty One (CEP/XXI), Metaplanet (MTPLF), ProCap (BRR), Nakamoto (NAKA)

•        Alternative Coin (Non-Bitcoin) Treasury Companies:    SharpLink Gaming (SBET), Bitmine (BMNR), Sol Strategies (HODL CN), Tron Inc (TRON), Upexi Inc (UPXI), The Ether Machine (ETHM).

Intellectual Property

We rely on a combination of copyright, trademark, trade dress and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual restrictions, to establish and protect our intellectual property and proprietary rights. These laws, procedures and restrictions provide only limited protection.

We have registered “ReserveOne” and numerous of our other brand names and logos as trademarks in the United States.

We expect to enter into agreements with our employees, contractors, and other parties with whom we do business to limit access to and disclosure of our proprietary information. We cannot assure you that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying or the reverse engineering of our proprietary information, including by third parties who may use our proprietary information to develop products and services that compete with ours. Moreover, others may independently develop products or services that are competitive with ours or that infringe on, misappropriate or otherwise violate our intellectual property and proprietary rights, and policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated.

Regulatory Framework

The laws and regulations applicable to crypto and digital assets are evolving and subject to interpretation and change.

Overview of Regulatory Landscape

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (“CFTC”), the SEC, FINRA, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of digital assets, the markets for digital assets in general, and ReserveOne’s activities in particular, ReserveOne’s business and digital asset treasury strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our digital asset treasury strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity.

Regulatory Authority and Classification in the United States

The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. However, public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider Bitcoin to be a security under the federal securities laws. The SEC’s approval of spot Bitcoin exchange-traded products (ETPs) reinforces this interpretation. It is important to note, however, these statements are not official policy statements by the SEC and reflect only the views of the individuals involved. As such, they are not binding on the SEC or any other agency or court and cannot be generalized to apply to any other digital assets. As a result, the manner in which we are able to engage in transactions in a particular digital asset depends on the digital asset itself and the characteristics of the specific transaction, and requires us to maintain procedures for conducting careful facts-and-circumstances analyses.

As part of our federal securities law analytical process, we will take into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases and their progeny, as well as reports, orders, press releases, public statements and speeches by the SEC, its commissioners and its staff providing guidance on when a digital asset may be a security for purposes of the federal securities laws. To the extent any such court rulings, reports, orders, press releases, public statements, speeches or other developments we become aware of implicate a digital asset that we may have previously determined is not a security, we will endeavor to reassess the federal securities law status of such digital asset. In certain circumstances, our categorization of particular digital may change over time, in light of new information. For example, if a digital asset which we hold were alleged to be a security in an SEC enforcement order or in a statement or speech by an SEC official, we would consider any new findings of facts, legal analyses and other circumstances involving such digital asset that are relevant to whether such digital asset is a security, and determine whether our classification of such digital asset should be modified. Conversely, certain digital assets that were once determined by us to be securities may later be re-analyzed based on developing facts and circumstances. Under certain circumstances, we may determine that we have reasonable grounds for concluding that such a digital asset is not a security under the federal securities laws. We will also evaluate any broader impact that such court rulings, reports, orders, press releases, public statements and speeches may have on our overall business strategy, in particular the scope of our trading business. We will continue to monitor the U.S. (and global) regulatory environment, and we expect our process to continuously evolve to take into account case law, facts and developments in technology, as regulatory guidance evolves.

From time to time, we may conduct a re-evaluation of our prior determinations regarding the federal securities law status of a digital asset in which we may transact when we become aware of new findings of facts or other changed circumstances implicating such digital asset. We do not always update or reconsider the federal securities law status of the digital assets in which we may transact under our current procedures absent any new findings of facts or other changed circumstances involving such digital assets. When we become aware of any court rulings, reports, orders, press releases, public statements, speeches or other developments implicating a digital asset in which we transact, and a member of the Investment Committee considers there to be a reasonable likelihood that such development could impact our prior determination with respect to the federal securities law status of such digital asset, we will reevaluate such digital asset under our current procedures, taking into consideration such new development, before continuing to transact in or otherwise hold such digital asset. Because of this, there is a possibility that a digital asset we have approved to invest in under our prior policies and procedures might not gain approval under our policies and procedures as updated or enhanced.

We believe that our process reflects a thoughtful analysis that is reasonably designed to facilitate consistent application of available legal guidance to digital assets to determine whether a particular digital asset is a security or involves a securities transaction. However, we recognize that the application of securities laws to the specific facts and circumstances of digital asset transactions is complex and subject to change and differing judicial opinions, and therefore legal and regulatory risk will be an inherent feature of our business model until greater legal and regulatory certainty becomes possible. Because our process may be considered “risk based” in the sense that it is not capable of entirely eliminating risks associated with a particular digital asset being found to be a security, and because of the fact that our determinations (and similar determinations by other industry participants) are not binding upon the SEC, any federal court or any state securities regulator, we acknowledge that a particular digital asset that we transact in or otherwise hold may in the future be found by a federal court or alleged by the SEC or a state securities regulator to be a security or involve a securities transaction notwithstanding our prior determination. We also acknowledge that the SEC, a federal court or a state securities regulator may determine that a digital asset is a security based on factors that are difficult to predict and/or are outside of our control, potentially including the actions of a third party promotor. In that case, our prior determination, even if reasonable under the circumstances, would not preclude legal or regulatory enforcement action, or lawsuits brought by our clients and counterparties, based on the presence of a security.

If digital assets that we hold as non-securities are instead determined to be securities by the SEC, other relevant government agencies or courts, there is a risk that we could be deemed to be an “investment company” under the Investment Company Act. Being classified as an investment company would subject us to extensive regulatory requirements and restrictions that could materially increase our compliance costs and limit our operational flexibility. This could materially adversely affect our ability to execute our business strategy as currently contemplated. Further, any regulatory determination that certain digital assets are securities could adversely affect the liquidity and market price of those digital assets, including Bitcoin, and in turn negatively impact the value and market price of our listed securities. Additionally, such a reclassification could result in the voiding of existing contracts that were predicated on the digital assets being non-securities, and may expose us to litigation risks, including potential investor lawsuits or enforcement actions for prior activities that may be deemed non-compliant under securities laws. For more details, see “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — The status of digital assets as “securities” in any relevant jurisdiction, as well as the status of cryptocurrency-related products and services in general is subject to a high degree of uncertainty and if we are unable to properly characterize such product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results and financial condition.”

Enforcement Actions and Compliance Considerations

In addition, since transactions in digital assets provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of digital assets platforms, and there is the possibility that law enforcement agencies could close or blacklist digital assets platforms or other digital assets-related infrastructure with little or no notice and prevent users from accessing or retrieving digital assets held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

Federal Policy Initiatives and Interagency Coordination

As noted above, activities involving digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including

(i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a President’s Working Group on Digital Asset Markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. On July 30, 2025, the President’s Working Group on Digital Asset Markets released its official recommendations, which includes proposals to modernize banking guidance for digital asset activities, clarify regulatory authority over spot markets, and encourage the use of safe harbors and regulatory sandboxes to support innovation.

Recent Regulatory Developments and Legislative Framework

In 2025, U.S. policymakers and regulators undertook a series of coordinated efforts to establish a clearer and more comprehensive framework for digital assets. These developments reflect growing recognition of the need for regulatory certainty in the rapidly evolving digital asset ecosystem.

In January 2025, the SEC officially rescinded Staff Accounting Bulletin No. 121 (SAB 121) and issued Staff Accounting Bulletin No. 122 (SAB 122), reversing prior guidance on the accounting treatment of crypto asset safekeeping activities. Shortly thereafter, acting SEC Chairman Uyeda established a new “Crypto Task Force” aimed at developing a comprehensive and clear regulatory framework for digital assets. The task force has since held a series of roundtables focused on digital asset-related initiatives, engaging with industry stakeholders and regulatory experts. Further progress was made in July, when the U.S. Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation issued a joint statement for banking organizations regarding the safekeeping of digital assets, which focused on how existing laws, regulations and risk management principles apply to such activities, and signaled additional progress in the increasing regulatory clarity for digital assets by key financial regulators in the United States.

In parallel, the U.S. Congress advanced two landmark legislative initiatives: the CLARITY Act and the GENIUS Act. These bills represent the first comprehensive federal frameworks for the regulation of digital assets and stablecoins in the United States.

The CLARITY Act, which passed in the U.S. House of Representatives, aims to resolve longstanding regulatory uncertainty regarding the classification and oversight of digital assets. It establishes a framework for distinguishing between digital assets that are securities, commodities, or payment stablecoins, and delineates the respective jurisdictions of the SEC and the CFTC, granting the CFTC exclusive authority over “digital commodities” and the SEC authority over “digital securities.” The CLARITY Act also introduces criteria for determining when a digital asset is sufficiently decentralized to be treated as a commodity rather than a security, and imposes registration requirements and operational standards for digital asset intermediaries. It mandates consumer protection measures, anti-money laundering (AML) and countering the financing of terrorism (CFT) compliance, and enhanced disclosure obligations. The CLARITY Act aims to foster innovation while providing market participants with greater regulatory certainty and aligning U.S. policy with emerging international standards.

Complementing the CLARITY Act, the GENIUS Act, which was signed into law on July 17, 2025, introduces a federal regulatory framework for payment stablecoins. It requires issuers to obtain either a federal or state license, maintain full reserve backing in U.S. dollars or short-term U.S. Treasury instruments, and comply with enhanced transparency, capital adequacy, and risk management standards. The GENIUS Act prohibits the misrepresentation of stablecoins as legal tender and mandates alignment between state and federal regulatory regimes.

While the exact timeline and impact of these developments on our business remain uncertain, we believe continued efforts by U.S. regulatory bodies will foster a safer and more robust digital asset ecosystem. We also believe ReserveOne is positioned to benefit from expected developments in regulatory oversight.

Legal Proceedings

To the knowledge of ReserveOne’s management, there is no litigation currently pending or contemplated against ReserveOne, any of ReserveOne’s officers or directors in their capacity as such or against any of ReserveOne’s property.

Headquarters

ReserveOne’s headquarters are located at 200 Park Ave 58th floor, New York, NY 10166.

Employees

ReserveOne believes that being able to attract and retain top talent is both a strategic advantage for ReserveOne and necessary to realize its business objectives. As of December 4, 2025, we had a total of four employees. We have engaged independent contractors to supplement our workforce. After the consummation of the Business Combination, we expect to hire more employees and independent contractors to expand our team. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Available Information

ReserveOne’s online address is https://reserveone.com/. The information contained on ReserveOne’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered part of this proxy statement/prospectus. ReserveOne’s principal executive offices are located at 200 Park Avenue, Floor 58, New York, NY 10166, and its telephone number is (212) 204-2777. ReserveOne is incorporated in the State of Delaware.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF RESERVEONE

The following should be read in conjunction with our financial statements and related notes appearing elsewhere in this proxy statement/prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in this proxy statement/prospectus, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. The sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this proxy statement/prospectus contain important information. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Unless the context otherwise requires, all references in this section to “we”, “us” or “our”, the “Company” or “ReserveOne” refer to ReserveOne and its subsidiaries prior to the Business Combination.

Overview

ReserveOne was formed as a corporation under the laws of the State of Delaware on May 27, 2025. ReserveOne is a recently formed digital asset company that was established to invest in the cryptocurrency upgrade of our financial system. Upon consummation of the Business Combination, ReserveOne intends to deliver a diversified digital asset treasury strategy.

Our core business strategy is to purchase, securely hold, and carefully deploy digital assets to seek yield. Our approach is inspired by the evolving landscape of U.S. government support for the digital asset industry. Our business is expected to generate revenue primarily by deploying our digital assets in a tax-aware manner, which may include strategies such as staking, lending, and other investment approaches designed to generate yield, in each case, subject to applicable legal, regulatory, and risk management considerations. Additionally, we expect to generate revenue from our private market allocation, recognizing gains from successful investments in promising digital asset companies. While ReserveOne’s business plan centers on implementing a diversified digital asset treasury strategy, it continuously evaluates strategic opportunities that it believes could enhance shareholder value. These opportunities may include acquisitions and investments, including in businesses and industries unrelated to crypto assets, all of which may substantially change the nature of its business. See “Risk Factors — Risks Related to ReserveOne’s Business Operations and Industry — Our business strategy may change significantly in the future, including moving away from our currently intended focus on crypto-related activities.”

The Business Combination

ReserveOne entered into the Business Combination Agreement on July 7, 2025 with M3-Brigade, Pubco, M3-Brigade Merger Sub and Company Merger Sub. If the Business Combination is approved by M3-Brigade’s shareholders, and those conditions outlined in the Business Combination Agreement and other customary closing conditions are satisfied, M3-Brigade and ReserveOne will become wholly-owned subsidiaries of Pubco. The increase in cash resulting from the Business Combination, the Equity PIPE and the Convertible Notes PIPE will be used to fund our corporate growth strategy related to being a publicly traded digital reserve, with the net proceeds of the Equity PIPE and Convertible Notes PIPE being converted to Bitcoin, except for a de minimis amount to fund near-term operating expenses. The cash raised in connection with the Business Combination will also be used to fund investments in personnel and research and development as well as provide liquidity for the funding of its ongoing operating expenses.

The Business Combination is an equity reorganization between entities under common control and will be accounted for using a carryover basis, with assets and liabilities recognized at their historical amounts in accordance with ASC 805-50. ReserveOne will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that its financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, M3-Brigade will be treated as the “acquired” company and ReserveOne will be treated as the surviving entity for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results, as compared to ReserveOne’s consolidated balance sheet as of September 30, 2025, are expected to be an estimated increase in cash of between approximately $704 million, assuming the Maximum Redemption Scenario, $857 million, assuming the 50% Redemption Scenario, $1,009  million, assuming the No Redemption Scenario, which is going to be converted into Bitcoin immediately following the Closing of the Business Combination, except for a de minimis amount of $15 million (regardless of redemption scenario) that will be retained to fund near-term operating expenses. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, ReserveOne and M3-Brigade will become a subsidiary of Pubco, which will be an SEC-registered and publicly traded company, and will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees. We also expect to have higher operating expenses related to our digital asset management strategy.

Key Factors Affecting Our Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/information statement titled “Risk Factors.”

No Operating History

We have no operating history and there is limited historical financial information about us. Our financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As we are recently incorporated and do not yet have any operations, this proxy statement/prospectus only includes our consolidated financial statements as of September 30, 2025. We are in start-up stage operations and we expect to begin to generate revenues, if any, from our operations after the Closing of the Business Combination. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to possible expenses to operate our business being more than currently anticipated.

Price and Volatility of Digital Assets

Values of digital assets have been highly volatile. Effects from speculation regarding the future appreciation or depreciation in the value of digital assets, making their market prices more volatile, may materially and adversely affect the value of our digital assets. Changing investor confidence and resultant fluctuations in the price of various digital assets may cause uncertainty in the market and could negatively impact trading volumes of digital assets, which would negatively impact our business and operating results.

Regulation in U.S. and International Markets

Our financial prospects and growth depend in part on our ability to operate in a manner compliant with regulations. Our business is subject to the oversight of numerous regulatory agencies in the United States and other jurisdictions, including, but not limited to, the Financial Crimes Enforcement Network, the SEC and the CFTC. Many of these agencies have issued consumer advisories regarding the risks posed by digital assets to investors. Our strategy is to continue to invest significantly in our finance, legal, compliance, and security functions in order to remain at the forefront of digital asset policy initiatives and regulatory trends. However, as the industry matures, we may experience fluctuations in our operating results as a result of changes in the laws and regulations that are applicable to our business.

Public Company Expenses

As described above, following the Closing of this Business Combination, we expect to incur substantially increased expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Results of Operations and Known Trends or Future Events

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Business Combination. We currently do not know when we will generate revenues, if ever. Our future operational results and expenses may be subject to fluctuations from period to period.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the transactions described herein. In connection with the Business Combination Agreement, the Equity PIPE Investors entered into the Equity PIPE Subscription Agreements with Pubco and ReserveOne and, for certain limited purposes, M3-Brigade, pursuant to which, among other things, the Equity PIPE Investors agreed to purchase an aggregate of up to $500,000,000 of Equity PIPE Securities at a purchase price of $10.00 per Equity PIPE Security, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one Equity PIPE Warrant, in the Equity PIPE.

In addition, the Convertible Notes Investors entered into the Convertible Notes Subscription Agreements with Pubco and, for certain limited purposes, M3-Brigade, pursuant to which the Convertible Notes Investors have agreed to purchase $250,000,000 in aggregate principal amount of Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco had granted the Convertible Notes Investors an option to purchase additional Convertible Notes in an aggregate principal amount of up to $50,000,000, on a pro rata basis based on each Convertible Notes Investor’s initial subscription for Convertible Notes. The option period expired on August 7, 2025, and no Convertible Notes Investors opted to purchase additional Convertible Notes.

The purpose of the Equity PIPE and the Convertible Notes PIPE is to provide additional capital for use by Pubco following the Closing, and the net proceeds of the Equity PIPE and Convertible Notes PIPE will be converted to Bitcoin, except for a de minimis amount to fund near-term operating expenses.

Furthermore, after completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights and, after paying the redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of ReserveOne, M3-Brigade, Pubco and their respective subsidiaries. Such funds may also be used to reduce the indebtedness and certain other liabilities of ReserveOne, M3-Brigade, Pubco and their respective subsidiaries. As of September 30, 2025, there were investments and cash held in the Trust Account of approximately $303.95 million (and $304.96 million as of October 31, 2025). These funds will not be released until the earlier of the completion of the Business Combination or the redemption of the Public Shares if M3-Brigade is unable to complete a Business Combination by August 2, 2026 (unless such date is further extended by the Public Shareholders) (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

Accordingly, we expect to satisfy our near-term liquidity needs through the proceeds resulting from the Business Combination, the Equity PIPE and the Convertible Notes PIPE, and currently anticipate that this capital will be sufficient to fund our operations following the Closing of the Business Combination for 12 months.

Our operating needs include the anticipated costs to launch and operate ReserveOne’s business, including funding for working capital, technology infrastructure, regulatory compliance, and personnel. Our future capital requirements and the adequacy of our available resources will depend on a range of factors, including our ability to successfully execute on our digital asset management strategy, evolving market and regulatory developments in the digital asset space, and the potential need to partner with or acquire other businesses or technologies that complement or enhance our offerings.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “— Emerging Growth Company and Smaller Reporting Company Status.”

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of September 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this proxy statement/prospectus as we have not conducted any operations to date.

JOBS Act, Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We expect to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the Closing of the Business Combination or until we are no longer an “emerging growth company,” whichever is earlier.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the Consolidated Statement of Financial Condition, with gains and losses from changes in the fair value of such crypto assets recognized in net income within the Consolidated Statement of Operations for each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. While we did not hold any in-scope crypto assets during the period from May 27, 2025 (Inception) to September 30, 2025, we adopted this guidance at the date of incorporation effective May 27, 2025 on a prospective basis.

Although we do not currently hold any crypto assets, we intend to initially record our purchases of in-scope crypto assets at cost, subsequent to our adoption of ASU 2023-08 on May 27, 2025, any future increases or decreases in fair value will be recognized as incurred in our Consolidated Statements of Operations, and the fair value of our in-scope crypto assets will be reflected within our Consolidated Statements of Financial Condition each reporting period-end. In determining the gain (loss) to be recognized upon sale, we will calculate the difference between the sales price and carrying value of the in-scope crypto assets sold immediately prior to sale.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires us to disclose segment expenses that are significant and regularly provided to the our chief operating decision maker (“CODM”). In addition, ASU 2023-07 requires us to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. As required by ASU 2023-07, we have adopted the new reporting requirements on May 27, 2025 for these consolidated financial statements as of and for the period ended September 30, 2025. These additional disclosures are included in Note 8. Segment Information.

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. We believe our anticipated operations will constitute a single operating segment and therefore, because we will be a single reportable segment, the CODM manages the business activities using our information as a whole. Our CODM is the Chief Executive Officer.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which will require us to disclose more detailed information about the types of expenses included within commonly presented expense captions, such as cost of sales, selling general, and administrative expenses (SG&A), and research and development expenses (R&D). In addition, ASU 2024-03 will require a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively elsewhere. As required by ASU 2024-03, we intend to adopt this guidance for our fiscal year beginning after December 15, 2026 and apply these requirements to all periods presented in the financial statements for the year ending December 31, 2027. The guidance may be applied on a prospective or retrospective basis and early adoption is permitted. We are currently evaluating the impact of adopting this ASU on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in digital asset prices. We do not hold financial instruments for trading purposes.

We are exposed to the impact of market price changes in Bitcoin and other digital assets.

Market Price Risk of Bitcoin and other Digital Assets

We will use a significant portion of our cash, including cash generated from capital raising transactions, to acquire Bitcoin and digital assets. We will account for our Bitcoin and digital assets as investments held at fair value, with fair value gains and losses recognized through net income (loss). Fair value gains and losses can increase the volatility of our net income, especially if the underlying digital asset market is volatile. Negative swings in the market price of Bitcoin and digital assets could have a material impact on our earnings and on the carrying value of our digital assets. Positive swings in the market price of Bitcoin and digital assets are not reflected in the carrying value of our digital assets and impact earnings only when the Bitcoin and digital assets are sold at a gain.

Custodian Risk

ReserveOne’s Bitcoin and other digital assets are held with third-party custodians that ReserveOne selects based on various factors, including their financial strength, security measures, insurance coverage and industry reputation. Custodian risk refers to the potential loss, theft, or misappropriation of ReserveOne’s Bitcoin assets due to operational failures, cybersecurity breaches, or financial difficulties experienced by these third parties. Although ReserveOne plans to monitor the financial health, insurance coverage, and security measures of its custodians, reliance on such third parties inherently exposes ReserveOne to risks that it cannot fully mitigate.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. ReserveOne may receive loans after the Closing in which changes in market interest rates could affect our operations over certain periods.

Interest rate risk may also negatively impact the value of Bitcoin and other digital assets. When interest rates rise, investors often shift capital from digital assets, into safer, interest-bearing investments, such as bonds or high-yield savings accounts. This decrease in demand can cause the price of digital assets to fall.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately following the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. The following table lists the names, ages as of December 4, 2025, and positions of the individuals who are expected to serve as directors, executive officers and/or key employees of Pubco upon consummation of the Business Combination:

Name	Age	Position(s)
Jaime Leverton	48	Chief Executive Officer and Director
Sebastian Bea	48	President, Chief Investment Officer
Kimberly Pittman	54	Chief Legal Officer, General Counsel and Secretary
Byron Ward	54	Chief Marketing Officer
Robert Rivas (“Reeve”) Collins	50	Non-Executive Chairman
Wilbur Ross	87	Vice Chairman
Gabriel Abed	39	Vice Chairman
Chinh Chu	59	Vice Chairman
Richard Aguinaldo	57	Director
John D’Agostino	50	Director

Pubco plans to appoint its Chief Financial Officer upon consummation of the Business Combination.

Executive Officers and Directors

Jaime Leverton.    Chief Executive Officer and Director.

Ms. Leverton has served as the Chief Executive Officer of ReserveOne since May 2025. Ms. Leverton combines over 24 years of experience within the technology, finance and digital asset industries. Ms. Leverton has served as the Chief Executive Officer of Jaime Leverton Ventures and Advisory since February 2024. Previously, Ms. Leverton served as Chief Executive Officer and Chairperson of the Board at Ulys Holdings, Inc., a fintech platform for banking and digital assets, from July 2024 through February 2025. Prior to that, she served as Chief Executive Officer of Nasdaq-listed Hut 8 Mining Corp., one of the largest publicly traded Bitcoin mining companies, where she led strategic transformation and growth from December 2020 to February 2024. Ms. Leverton also served as Chief Commercial Officer at eStruxture Data Centers, a Canadian data center colocation platform, from June 2019 through December 2020, and General Manager, Vice President of Sales — Canada and APAC at Cogeco Peer 1 (now Aptum Technologies), a data center and cloud computing services company, from May 2017 through May 2019. Ms. Leverton also served as Managing Director at National Bank of Canada from April 2016 through May 2017, Vice President at BlackBerry from July 2014 to March 2016. Ms. Leverton has also served as the Chairperson of the board of directors of Synteq Digital since September 2024 and as a member of the board of directors of Riot Platforms, Inc. since February 2025. She also sits on the boards of Vertical Data (since June of 2024) and New West Data (since April of 2025). She holds a Bachelor of Social Science from the University of Ottawa, an MBA from Dalhousie University, and an Institute of Corporate Directors, Director certificate from the Rotman School of Management at the University of Toronto.

We believe Ms. Leverton is qualified to serve on the Pubco Board due to her extensive leadership experience with technology and crypto companies.

Sebastian Bea.    President, Chief Investment Officer.

Mr. Bea has served as the President and Chief Investment Officer of ReserveOne since June 2025. Mr. Bea has over 24 years in institutional asset management and markets. From March 2023 to June 2025, Mr. Bea served as the President of Coinbase Asset Management, a wholly-owned, independently operating subsidiary of Coinbase Global Inc. which operated a growing set of investment strategies and investment infrastructure to help institutions engage in digital assets. Prior to that, he served as the President of One River Digital, and Head of Sales & Strategy for One River Asset Management, from March 2021 to March 2023. Prior to One River, Mr. Bea worked for BlackRock from September 2012 until February 2021. He was most recently Global Co-Head of Investment Strategy for BlackRock Systematic Active Equities, and a Managing Director at the firm. Prior to BlackRock, Mr. Bea worked for CSFB from May 2001 until September 2012, his last role being a Director of Institutional Equity Sales. Mr. Bea holds a Bachelor of Arts in Economics and a Bachelor of English from the University of California, Berkeley. Mr. Bea is an Olympic Silver Medalist (2000) and World Champion (1997) for USA Rowing.

Kimberly Pittman.    Chief Legal Officer, General Counsel and Secretary.

Ms. Pittman has served as Chief Legal Officer, General Counsel and Secretary of ReserveOne since October 2025. Ms. Pittman brings over 25 years of experience in corporate and securities law, governance, and compliance across technology, media, and consumer sectors. Prior to joining ReserveOne, from April 2023 to June 2025, Ms. Pittman served as Vice President, Deputy General Counsel, Corporate, Compliance and Risk at HubSpot, Inc., a global AI-powered technology company, where Ms. Pittman oversaw legal and compliance functions, including board advisory, governance, corporate and securities matters, M&A, venture investments, and regulatory programs. From February 2021 to April 2023, Ms. Pittman served as Senior Vice President, Deputy General Counsel and Chief Compliance Officer at SmileDirectClub, Inc., a global medtech and oral care company. From December 2005 to March 2020, Ms. Pittman held various senior legal roles at CBS Corporation (now Paramount Skydance Global), a global diversified media company. Earlier in Ms. Pittman’s career, she was a Corporate Associate at Paul, Hastings, Janofsky & Walker LLP from October 1999 to November 2005. Ms. Pittman holds a Bachelor of Arts in English from Duke University and a Juris Doctor from Fordham University School of Law.

Byron Ward.    Chief Marketing Officer.

Mr. Ward has served as the Chief Marketing Officer of ReserveOne since July 2025, bringing over 25 years of marketing leadership across diverse industries. Mr. Ward currently serves on the board of American Public Life Insurance Company, a privately held insurance company, where he contributes to strategic vision and growth initiatives. Since August 2022, he has also served as the Senior Marketing Executive of BOOM Ventures as a consultant. Prior to these roles, Mr. Ward served as Vice President of Nickelodeon from August 2020 to August 2022, where he led a team to oversee growth marketing for emerging products and platforms. From January 2019 to August 2020, he was a Senior Director of MKTG Agency, managing a team of consultants supporting Meta. Mr. Ward holds a Bachelor of Administration from Baylor University.

Robert Rivas (“Reeve”) Collins.    Non-Executive Chairman.

Mr. Collins has served as Chief Executive Offer of M3-Brigade since May 2025. Mr. Collins is a long-time innovator in the digital asset space, best known for co-founding Tether (USDT), the first and most widely adopted stablecoin, and serving as its founding CEO from September 2013 to September 2015. Mr. Collins co-founded BLOCKv and subsequently SmartMedia Technologies, a Web3 platform specializing in programmable NFTs and digital engagement and was actively involved from 2017 to 2023. He has continued building foundational Web3 infrastructure, co-founding and serving as Chairman of STBL, a next-generation stablecoin protocol, since 2024, and of WeFi, an on-chain banking platform, since 2024. Mr. Collins received a B.A. in Marketing and Finance from Washington State University.

We believe Mr. Collins is qualified to serve on the Pubco Board due to his experience in digital assets industry.

Chinh Chu.    Vice Chairman.

Mr. Chu has served as President of M3-Brigade since May 2025. Mr. Chu is also the Senior Managing Partner of CC Capital, a private investment firm which he founded in 2016. Mr. Chu has over 30 years of investment and acquisition experience. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to 2015. Mr. Chu was a Senior Managing Director at Blackstone beginning in 2000 and previously served as Co-Chair of Blackstone’s Private Equity Executive Committee and as a member of Blackstone’s Executive Committee.

Mr. Chu also served as the Chief Executive Officer and Director of CC Neuberger Principal Holdings II, a special purpose acquisition company he co-founded, from May 2020 until the consummation of the business combination with Getty Images, Inc. to form Getty Images Holdings, Inc. in July 2022. Mr. Chu served as Chief Executive Officer and director of CC Neuberger Principal Holdings I from January 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021. Mr. Chu has served as the Chairman of the board of directors of E2open since February 2021.

Mr. Chu has served on the board of directors of Getty Images Holdings, Inc. since July 2022 and of Dun & Bradstreet Holdings, Inc. since February 2019. He previously served as a director of Kronos Incorporated, SunGard Data Systems, Inc., Stiefel Laboratories, Freescale Semiconductor, Ltd. Biomet, Inc., Alliant, Celanese Corporation, Nalco Company, DJO Global, Inc., HealthMarkets, Inc., Nycomed, Alliant Insurance Services, Inc., the London International Financial Futures and Options Exchange, Graham Packaging and AlliedBarton Security Services.

We believe Mr. Chu is qualified to serve as our Vice Chairman of the Pubco Board due to his experience with public companies and capital markets.

Wilbur Ross.    Vice Chairman.

Mr. Ross was sworn in by Vice President Mike Pence as the 39th Secretary of Commerce on February 28, 2017. Secretary Ross was the principal voice of business in the Trump Administration, ensuring that U.S. entrepreneurs and businesses have the tools they need to create jobs and economic opportunity. Mr. Ross is the former Chairman and Chief Strategy Officer of WL Ross & Co. LLC and has over 55 years of investment banking and private equity experience. He has restructured over $400 billion of assets in the airline, apparel, auto parts, banking, beverage, chemical, credit card, electric utility, food service, furniture, gypsum, homebuilding, insurance, marine transport, mortgage origination and servicing, oil and gas, railcar manufacturing and leasing, real estate, restaurant, shipyard, steel, textile and trucking industries. Mr. Ross has been chairman or lead director of more than 100 companies operating in more than 20 different countries. Named by Bloomberg Markets as one of the 50 most influential people in global finance, Mr. Ross is the only person elected to both the Private Equity Hall of Fame and the Turnaround Management Hall of Fame. He previously served as privatization adviser to New York City Mayor Rudy Giuliani and was appointed by President Bill Clinton to the board of the U.S.-Russia Investment Fund. President Kim Dae-jung awarded Mr. Ross a medal for helping South Korea during its financial crisis and, in November 2014, the Emperor of Japan awarded him the Order of the Rising Sun, Gold and Silver Star. Mr. Ross received his undergraduate degree in English literature from Yale University, and graduated with distinction for his MBA from Harvard Business School.

We believe Mr. Ross is qualified to serve as our Vice Chairman of the Pubco Board due to his extensive experience in leadership roles across a wide range of industries and his prior service in both the public and private sectors.

Gabriel Abed.    Vice Chairman.

Mr. Abed served as the Ambassador of Barbados to the United Arab Emirates from August 2021 to March 2024. He is the Founder and Chairman of Abed Group, a family office established in 2021 that drives innovation across fintech, blockchain, and digital asset investments. In April 2018, Mr. Abed was appointed as the Special Technology Advisor to the Honourable David Burt, Premier of Bermuda, where he advised on policies and best practices related to blockchain and cryptocurrencies until December 2019. In 2013, Mr. Abed co-founded Bitt Inc., where he pioneered one of the world’s earliest central bank digital currencies (CBDCs) in partnership with the Eastern Caribbean Central Bank and served as Chief Executive Officer from 2013 to 2017. Mr. Abed currently serves as Chairman of the board of Binance.com. Mr. Abed holds a Bachelor’s degree in Information Technology from Ontario Tech University.

We believe Mr. Abed is qualified to serve on the Pubco Board due to his leadership in the blockchain, cryptocurrency, central bank digital currency and digital finance space, where he has been instrumental in shaping the global landscape.

Richard Aguinaldo.    Director.

Mr. Aguinaldo has served as Founder and Managing Partner of Marica, LLC, a CFO Boutique advisory firm, since 2020. Prior to founding Marica, LLC, he was the CFO of Smart Choice Communications, a provider of voice, Wi-Fi, and managed connectivity solutions, from 2018 to 2020. He also served as CFO of Launchmetrics, Inc. from 2017 to 2018, and TrialScope, Inc. from 2013 to 2017. Mr. Aguinaldo has held CFO roles for several private equity-backed portfolio companies with revenues ranging from $10 million to $500 million, where he led all accounting and finance operations. Mr. Aguinaldo received a Bachelor of Science degree in Industrial Economics and Finance from Union College in Schenectady, NY.

We believe Mr. Aguinaldo is qualified to serve on the Pubco Board based on his extensive experience in corporate finance and leadership across multiple technology platforms.

John D’Agostino.    Director.

Mr. D’Agostino has served as Head of Strategy for Coinbase Institutional, a digital currency prime broker and custodian, since June 2021. Prior to his role at Coinbase Institutional, Mr. D’Agostino was the US Managing Director at Waystone Governance, a provider of institutional governance, risk and compliance services to the asset management industry, from May 2015 to September 2021. Mr. D’Agostino has served as a member of the Board of Directors of Surf Air Mobility Inc. since August 2019. From January 2022 to February 2025, Mr. D’Agostino served as a director of Adit Edtech Acquisition Corp. From May 2017 to December 2021, Mr. D’Agostino served as a director of Midpoint Holdings Ltd. In 2021, Mr. D’Agostino was named Fellow of the AIF Institute Financial Innovation Center of Excellence. Mr. D’Agostino received his MBA from Harvard Business School, and his Bachelor of Arts from Williams College.

We believe Mr. D’Agostino is qualified to serve on the Pubco Board based on his extensive corporate finance and operational leadership.

Board Composition

Effective immediately following the Business Combination, pursuant to the Business Combination Agreement, the Pubco Board will consist of nine directors and will be a classified Board with three classes of directors, with each initial Class I director having a term that expires at Pubco’s first annual meeting of stockholders following the date of the Closing, each initial Class II director having a term that expires at Pubco’s second annual meeting of stockholders following the date of the Closing and each initial Class III director having a term that expires at Pubco’s third annual meeting of stockholders following the date of the Closing. At each succeeding annual meeting of the stockholders of Pubco, beginning with the first annual meeting of the stockholders of Pubco following the date of the Closing, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

The initial Class I directors shall be [—], the initial Class II directors shall be [—] and the initial Class III directors shall be [—].

The Proposed Charter that will be in effect upon the consummation of the Business Combination provides that any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Pubco Board may only be filled by the affirmative votes of a majority of the members of the Pubco Board (even if less than a quorum), or by a sole remaining director.

Controlled Company Exception

After the consummation of the Business Combination, the Sponsor will have more than 50% of the combined voting power for the election of directors. As a result, Pubco will be a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that (i) a majority of the Pubco Board must be independent directors; (ii) the compensation of Pubco’s Chief Executive Officer must be determined or recommended solely by independent directors; and (iii) Pubco’s director nominees must be selected or recommended solely by independent directors. Pubco intends to rely on the exemption provided to controlled companies under the Nasdaq rules to not have a board comprised of a majority of independent directors. In the event that Pubco ceases to be a “controlled company” and Pubco Class A Common Stock continues to be listed on Nasdaq, Pubco will be required to comply with these provisions within the applicable transition periods.

Director Independence

Upon the consummation of the Business Combination, it is anticipated that each of [—] will qualify as an independent director, as defined under the listing rules of Nasdaq.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee but rather anticipates administering this oversight function directly through the Pubco

Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. For example, the audit committee of the Pubco Board will be responsible for overseeing the management of risks associated with Pubco’s financial reporting, accounting and auditing matters, and the compensation committee of the Pubco Board will oversee the management of risks associated with Pubco’s compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the Pubco Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Pubco Board may establish other committees to facilitate the management of Pubco’s business. The Pubco Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Pubco Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Pubco Board. Each committee of the Pubco Board will have a written charter approved by the Pubco Board. Upon the consummation of the Business Combination, copies of each charter will be posted on Pubco’s website at https://reserveone.com//. The inclusion of Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Pubco Board.

Audit Committee

Upon the consummation of the Business Combination, the members of Pubco’s audit committee will be [—], each of whom can read and understand fundamental financial statements. Each member of Pubco’s audit committee will be considered independent under the rules and regulations of the SEC and the listing rules of Nasdaq applicable to audit committee members. [—] will be the chair of the audit committee. [—] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. The audit committee of the Pubco Board will assist the Pubco Board with its oversight of the following: the integrity of Pubco’s financial statements; Pubco’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and the design and implementation of Pubco’s internal audit function and risk assessment and risk management. Among other things, Pubco’s audit committee will be responsible for reviewing and discussing with Pubco’s management the adequacy and effectiveness of Pubco’s disclosure controls and procedures. The audit committee will also discuss with Pubco’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope of the annual audit of Pubco’s financial statements, and the results of the audit, quarterly reviews of Pubco’s financial statements and. Pubco’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Pubco’s employees of concerns regarding questionable accounting or auditing matters. In addition, Pubco’s audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of Pubco’s independent registered public accounting firm. Pubco’s audit committee will have sole authority to approve the hiring and discharging of Pubco’s independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Pubco’s audit committee will review and oversee all related person transactions in accordance with Pubco’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of Pubco’s compensation committee will be [—]. [—] will be the chair of the compensation committee. Each member of Pubco’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing rules of Nasdaq applicable to compensation committee members. Pubco’s compensation committee will assist the Pubco Board in discharging certain of Pubco’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive compensation for employees and other service providers, including its equity incentive plans, and certain other matters related to Pubco’s compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of Pubco’s nominating and corporate governance committee will be [—]. [—] will be the chair of the nominating and corporate governance committee. Each member of Pubco’s nominating and corporate governance committee will be considered independent under the listing rules of Nasdaq. Pubco’s nominating and corporate governance committee will assist the Pubco Board with its oversight of and identification of individuals qualified to become members of the Pubco Board, consistent with criteria approved by the Pubco Board, and selects, or recommends that the Pubco Board selects, director nominees, and oversees the evaluation of the Pubco Board.

Code of Conduct

Upon the consummation of the Business Combination, the Pubco Board will adopt a Code of Conduct. The Code of Conduct will apply to all of Pubco’s employees, officers and directors, as well as certain of Pubco’s contractors, consultants, suppliers and agents in connection with their work for Pubco. Upon the consummation of the Business Combination, the full text of Pubco’s Code of Conduct will be posted on Pubco’s website at https://reserveone.com/. Pubco intends to disclose future amendments to, or waivers of, Pubco’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on Pubco’s website identified above or in public filings. Information contained on Pubco’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on Pubco’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

It is expected that none of the intended members of Pubco’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Pubco Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter limits directors’ and officers’ liability to Pubco and its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the DGCL. The DGCL permits Pubco to elect in its certificate of incorporation to eliminate or limit such personal liability of officers and directors, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        of a director for certain improper dividends, or stock repurchase or redemptions;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

•        for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Pubco’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Charter contains provisions requiring Pubco to indemnify to any director, manager or officer in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, manager or officer of Pubco or any of its subsidiaries.

Pubco will maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. Pubco believes the indemnification provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers.

EXECUTIVE COMPENSATION

M3-Brigade Executive Compensation

None of M3-Brigade’s executive officers have received any cash compensation for services rendered to M3-Brigade. The Original Sponsor was, and the Sponsor, executive officers, or any of their respective affiliates are, reimbursed for any out-of-pocket expenses incurred in connection with activities on M3-Brigade’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. M3-Brigade may also engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with its initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. M3-Brigade’s audit committee reviews on a quarterly basis all payments that were made to the Original Sponsor, the Sponsor, executive officers, or M3-Brigade’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, M3-Brigade does not expect to have any additional controls in place governing our reimbursement payments executive officers for their out-of-pocket expenses incurred in connection with M3-Brigade’s activities on M3-Brigade’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by M3-Brigade to the Sponsor, executive officers or any of their respective affiliates, prior to the completion of the Business Combination.

ReserveOne and Pubco Executive Compensation

ReserveOne did not have any executive officers in 2024 and therefore, there were no named executive officers within the meaning of Item 402 of Regulation S-K. Accordingly, no disclosure is required to be provided for the purposes of Item 402 of Regulation S-K.

Current Executive Officer Arrangements

ReserveOne entered into offer letters with Jaime Leverton, Sebastian Bea and Byron Ward dated as of June 16, 2025, June 9, 2025, and June 16, 2025, respectively (the “Offer Letters”), which Offer Letters contemplate that a long-form employment agreement would subsequently be entered into between the parties. The Offer Letters provide that Ms. Leverton and Mr. Bea will be eligible to participate in the membership interests in the Sponsor Parent (“Membership Interests”), which initial ownership percentage will be approximately 6.7% and 3.4%, respectively, which will vest in equal installments annually over four years.

ReserveOne subsequently entered into employment agreements, as contemplated in the Offer Letters, with Ms. Leverton, Mr. Bea and Mr. Ward dated as of October 9, 2025, October 2, 2025, and October 2, 2025, respectively, and also entered into an employment agreement with Kimberly Pittman dated as of October 2, 2025 (the “Employment Agreements”). Mr. Bea, Mr. Ward and Ms. Pittman’s Employment Agreements provide for a fixed term of four years (the “Initial Term”), which term will automatically renew for twelve-month periods thereafter (the “Renewal Term”), unless ReserveOne or the executive delivers a notice of non-renewal at least 90 days prior to the expiration of the applicable term (a “Non-Renewal”). Ms. Leverton’s Employment Agreement does not have a fixed term.

The Employment Agreements provide each of Ms. Leverton, Mr. Bea, Ms. Pittman and Mr. Ward (i) an annual base salary of $500,000, $500,000, $400,000 and $300,000, respectively, (ii) eligibility to participate in Pubco’s discretionary annual bonus program (to be established) with an initial target opportunity of $700,000, $500,000, $400,000 and $300,000, respectively and (iii) eligibility to participate in the Incentive Plan; provided that the timing and equity grants will be determined in Pubco’s discretion and will be contingent on approval by the compensation committee of the Pubco Board after Closing. The Pubco Board will consider an initial equity award for Mr. Leverton, Mr. Bea, Ms. Pittman and Mr. Ward in a target amount equal to 25%, 12.5%, 5% and 2.5% of the Incentive Plan share reserve as of the date of grant, respectively (each, an “Initial Award”), which Initial Awards will be granted 50% in the form of restricted stock and 50% in the form of stock options, in each case, which shall vest in substantially equal annual installments over four years.

In case of a termination by ReserveOne without cause or by the executive for good reason (excluding a Non-Renewal), subject to a fully effective release of claims in favor of ReserveOne and its affiliates, the Employment Agreements provide for the following severance benefits: (i) a lump sum payment equal to one times the sum of the executive’s base salary, (ii) a pro-rata annual bonus that the executive would have earned for the calendar year in which the termination date occurs based on the achievement of the applicable performance goals for such year and (iii) benefit continuation for 12 months.

As a condition to the Employment Agreements, each executive entered into a confidentiality, intellectual property assignment and restrictive covenant agreement with ReserveOne, which provides for company protective restrictive covenants, including a non-solicitation covenant and a non-competition covenant, each with a post-termination restriction period for one year following the date of termination of employment.

Executive Compensation at Pubco Following the Business Combination

Pubco is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling Pubco to attract, retain, incentivize and reward individuals who contribute to Pubco’s long-term success. Decisions on the executive compensation program will be made by Pubco’s compensation committee and/or the Pubco Board after Closing. In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees.

Incentive Plan

Pubco has adopted the Incentive Plan, which will provide a means by which Pubco can issue equity, equity-based, and cash-based incentive to employees (including executive officers) directors, and other service providers, which is essential to our long-term success. The description of the Incentive Plan set forth below is a summary of the material features of the Incentive Plan. This summary, however, does not purport to be a complete description of all the provisions of the Incentive Plan. This summary is qualified in its entirety by reference to the Incentive Plan.

General

The purpose of the Incentive Plan is to assist Pubco in attracting, retaining, motivating and rewarding certain employees, officers, directors and consultants of Pubco and its affiliates and promoting the creation of long-term value for stockholders of Pubco by closely aligning the interests of participants with those of stockholders.

Administration

The Incentive Plan will be administered by the Pubco Board, its Compensation Committee, or such other committee appointed by the Pubco Board to administer the Incentive Plan (the “Committee”). The Committee will have the authority to construe and interpret the Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the Incentive Plan.

Eligibility

Employees, officers, directors and consultants of Pubco and its affiliates will be eligible to receive awards under the Incentive Plan. The Committee will determine who will receive awards and the terms and conditions associated with such awards.

Share Reserve and Counting

In connection with the Incentive Plan’s adoption by the Pubco Board and approval by Pubco’s sole stockholder, Pubco reserved 18,588,078 shares of Pubco Common Stock for issuance under the Incentive Plan, which such amount may be subject to an annual increase on the first day of each calendar year beginning on January 1, 2026, and ending on and including January 1, 2035, as set forth herein (the “Share Pool”). The Share Pool shall automatically increase if, as of the final day of the immediately preceding calendar year, (i) the aggregate number of shares of Pubco Common Stock subject to outstanding awards plus (ii) the number of shares of Stock remaining in the Share Pool but not outstanding with respect to an award, plus (iii) the number of shares of Pubco Common Stock that have either been settled, exercised or granted in respect of an award (such amount, the “Current Outstanding and Issuable Amount”) is less than 10% of the aggregate number of shares of Pubco Common Stock outstanding on the final day of the immediately preceding calendar year. In such case, the number of shares added to the Plan for such year shall equal the amount necessary to increase the Current Outstanding and Issuable Amount to 10% of the number of shares of Pubco Common Stock outstanding on such date.

In addition, the following shares will again be available for grant or issuance under the Incentive Plan: (i) shares subject to awards granted under the Incentive Plan that are required to be paid in cash pursuant to their terms including, without limitation, cash-based awards; (ii) shares subject to awards granted under the Incentive Plan that terminate, expire or are cash-settled, canceled, forfeited, exchanged or surrendered without having been exercised, vested or settled; (iii) shares tendered by participants or withheld by Pubco as full or partial payment to Pubco upon exercise of options; (iv) shares reserved for issuance upon the grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the SARs; and (v) shares of Pubco Common Stock withheld by or otherwise remitted to Pubco to satisfy withholding obligations upon the exercise, lapse of restrictions or settlement of awards.

Awards

The Incentive Plan authorizes the award of stock options, restricted stock, restricted stock units (“RSUs”), SARs, other stock-based awards and cash-based awards. For stock options that are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be set forth in the Incentive Plan. All awards under the Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of shares of Pubco Common Stock at an exercise price set on the grant date. The Incentive Plan provides for the grant of ISOs only to employees of Pubco and its affiliates. Nonqualified options (“NSOs”) may be granted to employees, officers, directors and consultants of Pubco and its affiliates. The exercise price of each option to purchase Pubco Common Stock must be at least equal to the fair market value of shares of Pubco Common Stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Options granted under the Incentive Plan may be exercisable at such times and subject to such terms and conditions as the Committee determines. The maximum term of options granted under the Incentive Plan is ten years (five years in the case of ISOs granted to 10% or more stockholders). No dividend or dividend equivalent rights shall be paid out on options.

•        Restricted Stock.    The Committee may grant awards consisting of shares of Pubco Common Stock, for which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the service of the participant for a specified time period or the attainment of one or more performance goals. Participants holding restricted stock awards will have the rights of a stockholder and to receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. Unless otherwise provided in an award agreement or otherwise, if a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying award vests. Unless otherwise provided in an award agreement or otherwise, vesting will cease on the date the participant no longer provides services to Pubco and unvested shares will be repurchased by Pubco as soon as practicable following such termination. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances.

•        RSUs.    An RSU is a notional unit representing the right to receive one share of Pubco Common Stock (or the cash value of one share of Pubco Common Stock) on a specified settlement date. The Committee may grant awards consisting of RSUs subject to restrictions on sale and transfer. The Committee may condition the grant or vesting of RSUs on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule. Unless otherwise determined by the Committee at the time of award, vesting will cease on the date the participant no longer provides services to Pubco and unvested RSUs will be forfeited. Further, unless otherwise set forth in a Participant’s award agreement, a Participant shall be not entitled to dividends or dividend equivalents with respect to RSUs prior to settlement.

•        Stock Appreciation Rights.    SARs provide for a payment, or payments, in cash, Pubco Common Stock or property, as specified in the applicable award agreement, to the holder based upon the difference between the fair market value of Pubco Common Stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of shares of Pubco Common Stock on the date the stock appreciation right is granted. SARs may vest based on time or achievement of performance conditions, as determined by the Committee in its discretion. No dividends or dividend equivalents shall be paid on SARs.

•        Other Stock-Based Awards and Cash-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant participants other awards under the Incentive Plan either alone or in tandem with other awards, in such amounts and dependent on such terms, conditions and restrictions as the Committee shall from time to time in its sole discretion determine. The Committee may also grant Pubco Common Stock as a bonus and grant awards in lieu of obligations of Pubco or its affiliates to pay cash or deliver property under the Incentive Plan or other plans or compensatory arrangements. The Committee may also, subject to limitations under applicable law, grant cash-based awards to eligible persons, either alone or in tandem with other awards, in such amounts and dependent on such terms, conditions and restrictions as the Committee shall from time to time in its sole discretion determine.

Adjustment

In the event of changes in the outstanding Pubco Common Stock or in the capital structure of Pubco by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges or other relevant changes in capitalization, in connection with any extraordinary dividend declared and paid in respect of shares of Pubco Common Stock, in the event of any change in applicable laws or circumstances or as otherwise set forth in the Incentive Plan, in each case, that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Incentive Plan, awards shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price or kind of a share of Pubco Common Stock, other securities or other consideration subject to such awards.

Generally, except as otherwise provided by the Committee in an award agreement or otherwise, in connection with certain corporate events, including but not limited to a “change in control” (as defined in the Incentive Plan), the Committee may provide for any one or more of the following (i) the assumption or substitution of any or all awards in connection therewith, with awards that vest based on performance criteria being deemed earned at the target level (or if no target is specified, the maximum level) and converted into solely service-based vesting awards, (ii) the acceleration of vesting of any or all awards not in connection with the corporate event (with vesting of performance-based awards deemed earned at the target level (or if no target is specified, the maximum level), unless otherwise specified in the applicable award agreement), (iii) the cancellation of any or all awards in connection with such corporate event (whether vested or unvested) together with the payment to participants holding vested awards so canceled of an amount in respect of cancellation based on the per-share consideration being paid for the Pubco Common Stock in connection with such corporate event, (iv) the cancellation or any or all options, SARs and other awards subject to exercise in connection with any such corporate event (whether vested or unvested) after providing the holder thereof with a period of at least ten days to exercise such awards and (v) the replacement of any and all awards (subject to certain limitations) with a cash incentive program that preserves the value of the awards so replaced.

Proxy and Power of Attorney

The Incentive Plan provides that each participant grants a power of attorney to CC Capital Partners and each such persons to which CC Capital may delegate such authority (collectively, the “POA Persons”) with full power of substitution, with respect to any Voting Matters (as defined in the Incentive Plan), and authorizes each of the POA Persons to represent for purposes of constituting a quorum and vote all of such Participant’s Voting Interests as determined by CC Capital in its sole discretion with respect to any Voting Matters.

Plan Amendment and Termination

The Board or Committee may amend the Incentive Plan and awards at any time and from time to time. The Board or the Committee may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan shall terminate on the day before the tenth anniversary of the date the stockholders approve the Incentive Plan. No awards may be granted under the Incentive Plan while it is suspended.

Director Compensation

ReserveOne is a party to director letters (the “Director Letters”) with Wilbur L. Ross and Gabriel Abed dated as of June 12, 2025, and John D’Agostino dated as of June 23, 2025, to serve as directors on the Pubco Board effective as of, and subject to, the Closing. The Director Letters provide for (i) an annual cash retainer of $250,000 for Messrs. Ross and Abed and $125,000 for Mr. D’Agostino, payable quarterly in arrears, (ii) an annual equity grant with a grant date value of $250,000 for Messrs. Ross and Abed and $150,000 for Mr. D’Agostino, 50% in the form of restricted stock units and 50% in the form of options, in each case, subject to annual vesting in equal installments over four years, (iii) for Messrs. Ross and Abed, an initial one-time equity grant with a grant date value of $2,300,000, 50% in the form of restricted stock units and 50% in the form of options, in each case, subject to annual vesting in substantially equal installments over three years, and (iv) for Messrs. Ross and Abed, the opportunity for a milestone equity grant in the amount of one-half of one percent of Pubco’s equity if Pubco’s market capitalization exceeds $5 billion within eighteen months of the Closing, which if granted will vest on the first anniversary of the date of grant. In addition, the Director Letters provide that the directors will be eligible to participate in Membership Interests, which initial ownership percentage shall equal 4% for Messrs. Ross and Abed and 3.35% for Mr. D’Agostino, and which shall vest in equal installments annually over four years. Each of the Director Letters state that the referenced equity and cash compensation payable by Pubco will be subject to approval by the Pubco Board or an applicable committee after Closing and annually thereafter. The Pubco Board expects to review director compensation periodically to ensure that director compensation remains competitive such that Pubco is able to recruit and retain qualified directors.

Upon the consummation of the Business Combination, it is anticipated that Robert Rivas (“Reeve”) Collins will receive an annual cash retainer of $400,000, payable quarterly in arrears. Further, he will be eligible to participate in the Membership Interests, which initial ownership percentage will be approximately 30% and which will vest in equal installments annually over four years. In addition, the Pubco Board will consider an initial equity award for Mr. Collins in a target amount equal to 5% of the Incentive Plan share reserve as of the date of grant, which would be granted 50% in the form of restricted stock and 50% in the form of stock options, in each case, which would vest in substantially equal annual installments over four years.

Upon the consummation of the Business Combination, it is anticipated that Chinh Chu will receive an annual cash retainer of $400,000, payable quarterly in arrears. Further, he will be eligible to participate in the Membership Interests, which initial ownership percentage will be approximately 27% and which will be fully vested immediately.

Upon the consummation of the Business Combination, it is anticipated that Richard Aguinaldo will receive an annual cash retainer of $125,000, payable quarterly in arrears and an annual equity grant with a grant date value of $150,000.

Upon the consummation of the Business Combination, it is anticipated that each of the non-employee chairs of the various standing committees of the Pubco Board will receive a supplemental fee of $15,000 per year and each member of such committees will receive a supplemental fee of $10,000 per year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

M3-Brigade Related Party Transactions

Founder Shares

On March 15, 2024, the Original Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of IPO costs, in exchange for 7,187,500 Founder Shares. On May 27, 2025, the Sponsor purchased all of the Founder Shares from the Original Sponsor. As a result of the Domestication, each Founder Share will automatically convert into one share of Class B Common Stock. Following the Domestication but immediately prior to the M3-Brigade Merger, each share of Class B Common Stock will automatically convert into a number of shares of Class B Common Stock determined in accordance with the Interim Charter. Following the automatic conversion of Class B Common Stock to Class A-2 Common Stock and upon consummation of the M3-Brigade Merger, each share of issued and outstanding Class A-2 Common Stock will convert into one share of Pubco Class B Common Stock. Following the Closing, each share of Pubco Class B Common Stock will be entitled to ten votes per share, while each share of Pubco Class A Common Stock will be entitled to one vote per share, in each case, on each matter submitted for a vote of Pubco’s stockholders.

The Original Sponsor was, and the Sponsor, their respective executive officers and directors, or any of their respective affiliates are, reimbursed for any out-of-pocket expenses incurred in connection with activities on M3-Brigade’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. M3-Brigade does not have a policy that prohibits the Sponsor, its executive officers or directors, or any of its affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. The Audit Committee of M3-Brigade will review on a quarterly basis all payments that were made to the Sponsor, its executive officers, directors or our or its affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on M3-Brigade’s behalf.

Private Placement Warrants

The Original Sponsor and Cantor purchased an aggregate of 8,337,500 Private Placement Warrants for an aggregate purchase price of $8,337,500, or $1.00 per warrant, in a private placement that closed simultaneously with the closing of the IPO. Each Private Placement Warrant entitles the holder to purchase one Class A Ordinary Share at $11.50 per share. Of those 8,337,500 Private Placement Warrants, the Original Sponsor purchased 5,043,750 Private Placement Warrants and Cantor purchased 3,293,750 Private Placement Warrants. On May 27, 2025, the Sponsor purchased all of the Private Placement Warrants from the Original Sponsor and Cantor. For more details, please see “— 2025 SPA.”

Original Sponsor Loans

Prior to the IPO, M3-Brigade issued a promissory note to the Original Sponsor, pursuant to which M3-Brigade could borrow up to an aggregate principal amount of $300,000 (the “IPO Promissory Note”). The IPO Promissory Note was non-interest bearing and payable upon the earlier of (i) December 31, 2024 or (ii) the completion of the IPO. No amounts were borrowed under the IPO Promissory Note and borrowings under the IPO Promissory Note are no longer available.

Insider Letter

Pursuant to the Insider Letter, the Original Sponsor and the other parties thereto agreed, pursuant to lock-up provisions in the Insider Letter, not to transfer, assign or sell (i) any of their Founder Shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (A) one year after the completion of the initial business combination or (B) the date on which M3-Brigade completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of M3-Brigade’s initial shareholders with respect to any Founder Shares (the “Founder Shares Lock-up”) and (ii) any of their Private Placement Warrants (or any Class A Ordinary Shares underlying the Private Placement Warrants), until 30 days after the completion of the Business Combination. Notwithstanding the foregoing, if (1) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if M3-Brigade consummates a transaction after the initial business combination which results in M3-Brigade’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Founder Shares Lock-up.

IPO Registration Rights Agreement

Pursuant to a Registration Rights Agreement, dated as of July 31, 2024, among the then holders of the Founder Shares, Private Placement Warrants and the Class A Ordinary Shares underlying such Private Placement Warrants and warrants that may be issued upon conversion of the working capital loans (the “IPO Registration Rights Agreement”), such holders may require, following the initial business combination, M3-Brigade to register for resale under the Securities Act any of M3-Brigade’s securities held by them and any other securities of M3-Brigade acquired by them prior to the consummation of the initial business combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that M3-Brigade registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. M3-Brigade will bear the expenses incurred in connection with the filing of any such registration statements.

2025 SPA

On May 23, 2025, M3-Brigade entered into the 2025 SPA with the Original Sponsor and the Sponsor, pursuant to which the Original Sponsor agreed to sell, and the Sponsor agreed to purchase, 7,187,500 Class B Ordinary Shares, and 5,043,750 Private Placement Warrants of M3-Brigade owned by the Original Sponsor (collectively, the “Transferred Sponsor SPAC Securities”) for an aggregate purchase price of $6,467,500 (the “Closing Cash Purchase Price”). The closing of the sale of the Transferred Sponsor SPAC Securities occurred on May 27, 2025.

At the closing of the transactions contemplated by the 2025 SPA, the Original Sponsor delivered to the Sponsor an assignment of the Transferred Sponsor SPAC Securities against payment of the Closing Cash Purchase Price.

Additionally, on May 27, 2025, the Sponsor entered into an agreement to purchase 3,293,750 additional Private Placement Warrants from Cantor (the “Cantor Warrants”) for a purchase price of $10. The closing of the sale of the Cantor Warrants occurred on May 27, 2025.

Insider Letter Waiver

Pursuant to the 2025 SPA, on May 27, 2025, M3-Brigade entered into a limited waiver with M3-Brigade’s then directors and executive officers, the Original Sponsor and the Sponsor (the “Limited Waiver”). Pursuant to the Limited Waiver, the parties to the Insider Letter agreed to waive the transfer restrictions contained in Section 7 thereof to the extent necessary or desirable to facilitate the sale of the Transferred Sponsor SPAC Securities contemplated by the 2025 SPA and to facilitate the transfer of the Cantor Warrants.

Assignment and Assumption Agreements

Pursuant to the 2025 SPA, on May 27, 2025, M3-Brigade entered into an Assignment and Assumption Agreement with the Sponsor, the Original Sponsor and Cantor, pursuant to which Original Sponsor assigned to the Sponsor, and Sponsor assumed, all of Original Sponsor’s rights, title and interest under the IPO Registration Rights Agreement and Sponsor agreed to be bound by the terms and provisions therein.

Pursuant to the 2025 SPA, on May 27, 2025, M3-Brigade entered into an Assignment and Assumption Agreement with the Sponsor, the Original Sponsor and M3-Brigade’s directors and executive officers, pursuant to which Original Sponsor assigned to the Sponsor, and Sponsor assumed, all of Original Sponsor’s the rights, title and interests under the Insider Letter, and Sponsor agreed to be bound by all terms, conditions, and covenants and be entitled to all the terms and provisions therein.

Sponsor Loans

On June 16, 2025, M3-Brigade issued the Sponsor Note to the Sponsor pursuant to which M3-Brigade can borrow up to an aggregate principal amount of $2,500,000 from Sponsor. On June 18, 2025, and September 19, 2025, M3-Brigade borrowed $500,000 and $1,500,000, respectively, under the Sponsor Note. The proceeds of the Sponsor Note will be used to provide M3-Brigade with general working capital. The Sponsor Note bears no interest and is payable in full upon the consummation of M3-Brigade’s initial business combination (the “Maturity Date”). Upon consummation of an initial business combination, the Sponsor has the option to convert up to $1,500,000 of the outstanding unpaid principal balance under the Sponsor Note into Private Placement Warrants of M3-Brigade at the purchase price of $1.00 per Private Placement Warrant, each such warrant exercisable to purchase one Class A Ordinary Share of M3-Brigade at $11.50 per share, subject to adjustment. If M3-Brigade does not consummate an initial business combination, the Sponsor Note will be repaid solely to the extent M3-Brigade has funds available to it outside the Trust Account.

ReserveOne Related Party Transactions

Administrative Services Agreement

On or prior to the Closing, the Sponsor Parent and Pubco intend to enter into the Administrative Services Agreement, pursuant to which, among other things, the Sponsor Parent will provide certain administrative, back-office and other services, including human resources, finance, accounting, tax, information technology, business development, marketing, project management, investment banking support, strategic consulting, facilities, operational support, and investor relations support and advice to Pubco following consummation of the Transactions, on terms consistent with the term sheet set forth on Exhibit H attached to the Business Combination Agreement.

See the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Administrative Services Agreement” for more information about the Administrative Services Agreement.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, ReserveOne entered into the Sponsor Support Agreement with the Sponsor, M3-Brigade and Pubco, pursuant to which, the Sponsor has agreed to, among other things, vote all its shares of M3-Brigade, whether currently owned or acquired prior to the Closing, in favor of the Domestication, the Merger Proposal, the Advisory Organizational Documents Proposals and the Business Combination Proposal.

See the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” for more information about the Sponsor Support Agreement.

Lock-Up Agreement

Within two business days of the registration statement of which this proxy statement/prospectus forms a part being declared effective, the Sponsor Parent and MI7 Founders will enter into the Lock-Up Agreement with Pubco, pursuant to which the Sponsor Parent and MI7 Founders will agree that all shares of Pubco Class A Common Stock and Pubco Private Warrants received by the Sponsor Parent and MI7 Founders in connection with the Transactions (subject to certain exceptions) will be locked-up and subject to transfer restrictions.

See the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Lock-Up Agreement” for more information about the Lock-Up Agreement.

Registration Rights Agreement

Concurrently with the Closing, M3-Brigade, Pubco, the Sponsor, the Sponsor Parent and MI7 Founders will enter into the Registration Rights Agreement that will amend and restate the current registration rights agreement entered into at the time of M3-Brigade’s IPO between M3-Brigade and the Original Sponsor, pursuant to which Pubco will (i) assume the registration obligations of M3-Brigade under such registration rights agreement and (ii) provide registration rights with respect to the resale of the Registrable Securities (as defined below) held by the Sponsor, the Sponsor Parent and MI7 Founders.

See the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement” for more information about the Registration Rights Agreement.

Equity PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, Equity PIPE Investors entered into Equity PIPE Subscription Agreements with ReserveOne, Pubco, and solely with respect to Section 8(u) thereof, M3-Brigade, pursuant to which the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of Equity PIPE Securities at a purchase price of $10.00 per Equity PIPE Security, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one Equity PIPE Warrant, in the Equity PIPE. MI7 Founders is one of the Equity PIPE Investors and subscribed for $55,150,000 in the Equity PIPE.

See the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Equity PIPE Subscription Agreement” for more information about the Equity PIPE Subscription Agreement.

Related Person Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination, the Pubco Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries was, is or will be a participant, the amount of which involved will or may be expected to exceed $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of Pubco’s executive officers, one of Pubco’s directors or a nominee to become a director at Pubco;

•        any person who is known by Pubco to be the beneficial owner of more than 5% of Pubco’s voting shares; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco’s voting shares.

Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to Pubco’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Ordinary Shares

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of M3-Brigade, as of December 4, 2025 by:

•        each person known by M3-Brigade to be the beneficial owner of more than 5% of outstanding Ordinary Shares;

•        each current executive officer of M3-Brigade and each member of the M3-Brigade Board; and

•        all executive officers and directors of M3-Brigade as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. The following table does not reflect record or beneficial ownership of the shares of Ordinary Shares underlying the Private Placement Warrants and the Public Warrants.

Beneficial ownership of Ordinary Shares pre-Business Combination is based on 35,937,500 Ordinary Shares issued and outstanding as of December 4, 2025, which consists of 28,750,000 Class A Ordinary Shares and 7,187,500 Class B Ordinary Shares.

	Before the Business Combination
Name and Address of Beneficial Owners	Number of Class A Ordinary Shares(2)	Number of Class B Ordinary Shares(3)	% of Class A Ordinary Shares	% of Class B Ordinary Shares
Directors and Executive Officers(1):
Mohsin Y. Meghji	—	—	—	—
Thomas L. Fairfield	—	—	—	—
Benjamin Fader-Rattner	—	—	—	—
Edward D. Murphy	—	—	—	—
Paul W. Kopsky, Jr.	—	—	—	—
Franklin Liu Tsung	—	—	—	—
Robert Rivas (“Reeve”) Collins	—	—	—	—
Christopher Chaice	—	—	—	—
Charles H. F. Garner	—	—	—	—
Eric D. Greenhaus	—	—	—	—
Matthew Perkal	—	—	—	—
Chinh Chu	—	(4)	—	(4)
All Directors and Executive Officers as a group (12 individuals)	—	—	—	—
Greater than 5% Beneficial Owners:
MI7 Sponsor, LLC (the Sponsor)(5)	—	7,187,500	—	100%
Harraden Circle Investments, LLC(6)	2,552,549	—	8.8%	—
The Goldman Sachs Group, Inc.(7)	1,424,430	—	5.0%	—
Magnetar Financial LLC(8)	1,469,026	—	5.1%	—
Barclays PLC(9)	1,862,500	—	6.5%	—
HGC Investment Management Inc(10)	1,500,000	—	5.2%	—
MM Asset Management Inc.(11)	1,500,000	—	5.2%	—
Tenor Capital Management Company, L.P.(12)	1,437,500	—	5.0%	—
Meteora Capital(13)	1,475,801	—	5.1%	—

_________

(1)      Unless otherwise noted, the business address of each of the following is 1700 Broadway, 19th Floor, New York, NY 10019.

(2)      The reported number of Class A Ordinary Shares does not include Class A Ordinary Shares that would be issued upon the conversion of Class B Ordinary Shares to Class A Ordinary Shares.

(3)      The Class B Ordinary Shares can be converted into Class A Ordinary Shares on a one-for-one basis.

(4)      See footnote number 5 below for disclosures about ownership of entities affiliated with Mr. Chu.

(5)      The Sponsor directly holds the shares reported herein. If the Class B Ordinary Shares were converted to Class A Ordinary Shares, Sponsor would directly hold 20% of the Class A Ordinary Shares outstanding. The Sponsor Parent is the controlling member of the Sponsor. CC Capital Ventures LLC (“CC Ventures”) is the controlling member of the Sponsor Parent and CC Capital SP, LP (“CC Capital SP”) is the sole member of CC Ventures. CC Capital GP, LLC (“CC Capital GP”) is the general partner of CC Capital SP, and Mr. Chu is the sole member of CC Capital GP. Each of Mr. Chu, CC Capital GP, CC Capital SP, CC Capital Ventures, and the Sponsor Parent may be deemed to beneficially own the Ordinary Shares directly held by the Sponsor due to their relationships with the Sponsor. Each of the Sponsor Parent, CC Capital Ventures, CC Capital SP, CC Capital GP and Chinh Chu disclaims beneficial ownership of the securities of the Issuer held directly by Sponsor except to the extent of its or his pecuniary interest therein, directly or indirectly. The principal address of each of Sponsor, the Sponsor Parent, CC Ventures, CC Capital SP, CC Capital GP, and Mr. Chu is 200 Park Avenue, 58th Floor, New York, New York 10166.

(6)      According to a Schedule 13G filed on August 14, 2025, by (a) Harraden Circle Investments, LLC, a Delaware limited liability company (“Harraden Adviser”), (b) Harraden Circle Investors GP, LP, a Delaware limited partnership (“Harraden GP”), (c) Harraden Circle Investors GP, LLC, a Delaware limited liability company (“Harraden LLC”), (d) Harraden Circle Investors, LP, a Delaware limited partnership (“Harraden Fund”), (e) Harraden Circle Special Opportunities, LP, a Delaware limited partnership (“Harraden Special Op Fund”), (f) Harraden Circle Strategic Investments, LP, a Delaware limited partnership (“Harraden Strategic Fund”), and (g) Harraden Circle Concentrated, LP, a Delaware limited partnership (“Harraden Concentrated Fund”). Harraden GP is the general partner to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund. Harraden LLC is the general partner of Harraden GP. Harraden Advisor serves as investment manager to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, Harraden Concentrated Fund and other high net worth individuals. The managing member of each of Harraden LLC and Harraden Adviser is Frederick V. Fortmiller, Jr. a United States citizen. The principal address of is each of Harraden Advisor, Harraden LLC, Harraden GP and Frederick V. Fortmiller, Jr. is 299 Park Avenue, 21st Floor, New York, NY 10171.

(7)      According to a Schedule 13G/A filed on November 14, 2025, by Goldman Sachs & Co. LLC, a New York limited liability company, and The Goldman Sachs Group, Inc., a Delaware corporation. The principal address of Goldman Sachs & Co. LLC and The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282. The Goldman Sachs Group Inc. is the parent holding company of Goldman Sachs & Co. LLC and Goldman Sachs & Co. LLC is a registered broker or dealer and a registered investment advisor.

(8)      According to a Schedule 13G/A filed on November 12, 2025, by (a) Magnetar Constellation Master Fund, Ltd, a Cayman Islands exempted company, (b) Magnetar Xing He Master Fund Ltd, a Cayman Islands exempted company, (c) Magnetar SC Fund Ltd, a Cayman Islands exempted company, (d) Purpose Alternative Credit Fund Ltd, a Cayman Islands exempted company, (e) Magnetar Structured Credit Fund, LP, a Delaware limited partnership, (f) Magnetar Alpha Star Fund LLC, a Delaware limited liability company, (g) Magnetar Lake Credit Fund LLC, a Delaware limited liability company, and (h) Purpose Alternative Credit Fund — T LLC, a Delaware limited liability company (collectively, the “Magnetar Funds”). Magnetar Financial LLC, a Delaware limited liability company, serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial LLC exercises voting and investment power over the Ordinary Shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners LP, a Delaware limited partnership, serves as the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC, a Delaware limited liability company, is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is David J. Snyderman, a United States citizen. The principal address of each of Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and David J. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(9)      According to a Schedule 13G/A filed on March 21, 2025, by Barclays PLC. Barclays PLC is the parent holding company of Barclays Bank PLC. The principal business address of Barclays PLC is 1 Churchill Place, London — E14 5HP.

(10)    According to a Schedule 13G filed on February 14, 2025 by HGC Investment Management Inc., a company incorporated under the laws of Canada, which serves as the investment manager to The HGC Fund LP, an Ontario limited partnership, with respect to the Class A Ordinary Shares held by HGC Investment Management Inc. on behalf of The HGC Fund LP. The principal business address of HGC Investment Management Inc. is 1027 Yonge St, Suite 301, Toronto, ON M4W 2K9.

(11)    According to a Schedule 13G/A filed on August 12, 2025, by MMCAP International Inc. SPC and MM Asset Management Inc. The principal address of MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands and MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, ON, M5J 2S1, Canada.

(12)    According to a Schedule 13G/A filed on October 8, 2025, by, Tenor Opportunity Master Fund, Ltd. (the “Master Fund”), a Cayman Islands exempted company and Tenor Capital Management Company, L.P. (“Tenor Capital”), a Delaware limited partnership. Tenor Capital serves as the investment manager to the Master Fund. Robin Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. The principal business address of Tenor Capital Management Company, L.P. is 810 Seventh Avenue, Suite 1905, New York, NY 10019.

(13)    According to a Schedule 13G/A filed on November 14, 2024, by Meteora Capital, LLC, a Delaware limited liability company (“Meteora Capital”). The address of the principal business office for Meteora Capital is: 1200 N Federal Hwy, #200, Boca Raton FL 33432.

Beneficial Ownership of Pubco Common Stock

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Pubco, immediately following the completion of the Business Combination, assuming that no Class A Ordinary Shares are redeemed (“No Redemption Scenario”) and, alternatively, that 28,750,000 Class A Ordinary Shares are redeemed in connection with the Business Combination (“Maximum Redemption Scenario”) by:

•        each person known by Pubco to be the beneficial owner of more than 5% of outstanding shares of Pubco Common Stock;

•        each person who will become an executive officer and director of Pubco in connection with the consummation of the Business Combination; and

•        all such expected executive officers and directors of Pubco as a group.

The expected beneficial ownership of Pubco Common Stock immediately following completion of the Business Combination assumes two scenarios:

•        Assuming No Redemption Scenario:    This scenario, which we refer to as “No Redemption Scenario,” assumes that no Public Shareholders exercise redemption rights on or prior to the consummation of the Business Combination.

•        Assuming Maximum Redemption Scenario:    This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 28,750,000 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $304.96 million out of the Trust Account. As the Sponsor waived its redemption rights, only redemptions by Public Shareholders are reflected in this presentation. The beneficial ownership information below: (i) excludes shares underlying the Public Warrants and the Private Placement Warrants; and (ii) excludes shares issuable under the Convertible Notes.

Based on the foregoing assumptions, M3-Brigade estimates that there would be 81,250,000 shares of Pubco Class A Common Stock and 12,687,500 shares of Pubco Class B Common Stock issued and outstanding immediately following the consummation of the Business Combination in the No Redemptions Scenario, and 52,500,000 shares of Pubco Class A Common Stock and 12,687,500 shares of Pubco Class B Common Stock issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemption Scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under Post-Business Combination in the table that follows will be different.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect shares of Pubco Common Stock owned by such shareholders.

	No Redemption							Maximum Redemption
	Number of Shares of Pubco Class A Common Stock		% Ownership of Pubco Class A Common Stock	Number of Shares of Pubco Class B Common Stock		% Ownership of Pubco Class B Common Stock	Total Voting Power	Number of Shares of Pubco Class A Common Stock		% Ownership of Pubco Class A Common Stock		Number of Shares of Pubco Class B Common Stock		% Ownership of Pubco Class B Common Stock	Total Voting Power
Jaime Leverton	—		—	—		—	—	—		—		—		—	—
Sebastian Bea	—		—	—		—	—	—		—		—		—	—
Kimberly Pittman	—		—	—		—	—	—		—		—		—	—
Byron Ward	—		—	—		—	—	—		—		—		—	—
Reeve Collins	—		—	—		—	—	—		—		—		—	—
Wilbur Ross	—		—	—		—	—	—		—		—		—	—
Gabriel Abed	—		—	—		—	—	—		—		—		—	—
Chinh Chu	(3)		(3)	(3)		(3)	(3)	(3)		(3)		(3)		(3)	(3)
Richard Aguinaldo	—		—	—		—	—	—		—		—		—	—
John D’Agostino	—		—	—		—	—	—		—		—		—	—
All directors and executive officers as a group (10 individuals)	—		—	—		—	—	—		—		—		—	—
Greater than 5% Holders
MI7 Sponsor, LLC(4)	5,836,250	(4)	6.7%	12,687,500	(5)	100%	62.0%	5,836,250	(4)	10.0	%(4)	12,687,500	(5)	100%	71.7%
CC MI7 SPV, LLC(6)	8,336,250	(6)	9.6%	12,687,500	(5)	100%	63.2%	8,336,250	(6)	14.3%		12,867,500	(5)	100%	73.0%
M17 Founders, LLC(7)	8,016,250	(7)	9.6%	—		—	3.8%	8,016,250	(7)	14.6%		—		—	4.4%
Aggregate Entities Affiliated with Chinh Chu(8)	16,352,500	(8)	18.3%	12,687,500	(5)	100%	66.2%	16,352,500	(8)	26.9%		12,687,500	(5)	100%	76.3%
YA II PN, Ltd.(9)	4,500,000		5.5%	—		—	*	4,500,000		8.6%		—		—	*
Jane Street Global Trading, LLC(10)	3,511,180		4.3%	—		—	*	3,500,000		6.7%		—		—	*
BTG Pactual Absolute Return Master Fund LP(11)	3,000,000		3.7%	—		—	*	3,000,000		5.7%		—		—	*

____________

*        Less than 1 percent

(1)      The reported number of shares of Pubco Class A Common Stock does not include shares of Pubco Class A Common Stock that would be issued upon the conversion of shares of Pubco Class B Common Stock to shares of Pubco Class A Common Stock.

(2)      Shares of Pubco Class B Common Stock can be converted into shares of Pubco Class A Common Stock on a one-for-one basis.

(3)      See footnote number 8 below for disclosures about ownership of entities affiliated with Mr. Chu.

(4)     The Sponsor directly holds the shares reported herein. The reported number of shares of Pubco Class A Common Stock is comprised of 5,836,250 Pubco Private Warrants that can be converted into shares of Pubco Class A Common Stock on a one-for-one basis. In the No Redemption Scenario and treating shares of Pubco Class B Common Stock as if they were converted to shares of Pubco Class A Common Stock, the Sponsor would beneficially own (as computed under Exchange Act Rule 13d-3 basis) 18.6% of shares of Pubco Class A Common Stock outstanding. In the Maximum Redemption Scenario and treating shares of Pubco Class B Common Stock as if they were converted to shares of Pubco Class A Common Stock, Sponsor would beneficially own (as computed under Exchange Act Rule 13d-3 basis) 26.1% of shares of Pubco Class A Common Stock outstanding. The Sponsor Parent is the controlling member of Sponsor. CC Capital Ventures LLC (“CC Ventures”) is the controlling member of the Sponsor Parent and CC Capital SP, LP (“CC Capital SP”) is the sole member of CC Ventures. CC Capital GP, LLC (“CC Capital GP”) is the general partner of CC Capital SP, and Mr. Chu is the sole member of CC Capital GP. Each of Mr. Chu, CC Capital GP, CC Capital SP, CC Capital Ventures, and the Sponsor Parent may be deemed to beneficially own shares of Pubco Common Stock directly held by the Sponsor due to their relationships with the Sponsor. Each of the Sponsor Parent, CC Capital, CC Capital SP, CC Capital GP and Mr. Chu disclaims beneficial ownership of the securities of the Issuer held directly by

Sponsor except to the extent of its or his pecuniary interest therein, directly or indirectly. The principal address of each of Sponsor, Sponsor Parent, CC Capital, CC Capital SP, CC Capital GP, and Mr. Chu is 200 Park Avenue, 58th Floor, New York, New York 10166.

(5)      The reported number of shares of Pubco Class B Common Stock held by the Sponsor and includes 5,500,000 Sponsor Anti-Dilution Shares, of which 5,000,000 Sponsor Earnout Shares will be subject to certain restrictions and will be forfeited unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period.

(6)      The Sponsor Parent directly holds 2,500,000 of the shares of Pubco Class A Common Stock reported herein. The remaining 5,836,250 shares are the shares underlying the Pubco Private Warrants held by the Sponsor, which the Sponsor Parent may be also deemed to beneficially own, and all shares of Pubco Class B Common Stock reported herein are shares of Pubco Class B Common Stock held by the Sponsor, which the Sponsor Parent may be also deemed to beneficially own. In the No Redemption Scenario and treating shares of Pubco Class B Common Stock as if they were converted to shares of Pubco Class A Common Stock, the Sponsor Parent would beneficially own (as computed under Exchange Act Rule 13d-3 basis) 21.1% of shares of Pubco Class A Common Stock outstanding. In the Maximum Redemption Scenario and treating shares of Pubco Class B Common Stock as if they were converted to shares of Pubco Class A Common Stock, the Sponsor Parent would beneficially own 29.6%% of shares of Pubco Class A Common Stock outstanding. CC Ventures is the controlling member of the Sponsor Parent, and CC Capital SP is the sole member of CC Ventures. CC Capital GP is the general partner of CC Capital SP, and Mr. Chu is the sole member of CC Capital GP. Each of Mr. Chu, CC Capital GP, CC Capital SP, and CC Capital may be deemed to beneficially own shares of Pubco Common Stock directly held by the Sponsor Parent due to their relationships with the Sponsor Parent. Each of the CC Capital, CC Capital SP, CC Capital GP and Mr. Chu disclaims beneficial ownership of the securities of the Issuer held directly by the Sponsor Parent except to the extent of its or his pecuniary interest therein, directly or indirectly. The principal address of each of the Sponsor Parent, CC Capital SP, CC Capital GP, and Mr. Chu is 200 Park Avenue, 58th Floor, New York, New York 10166.

(7)      M17 Founders directly holds the shares reported herein. The reported number of shares of Pubco Class A Common Stock is comprised of 5,515,000 shares of Pubco Class A Common Stock MI7 Founders subscribed in the Equity PIPE and 2,501,250 Pubco Private Warrants that can be converted into shares of Pubco Class A Common Stock on a one-for-one basis. The reported number of shares of Pubco Class A Common Stock does not include 5,515,000 Equity PIPE Warrants that M17 Founders holds that are not exercisable until the earlier of (i) a registration statement relating to the issuance of the underlying shares is effective or (ii) on a cashless basis, 61 business days after the Closing. CC Ventures is the manager of M17 Founders, LLC, and CC Capital SP is the sole member of CC Ventures. CC Capital GP is the general partner of CC Capital SP, and Mr. Chu is the sole member of CC Capital GP. Each of Mr. Chu, CC Capital GP, CC Capital SP, and CC Ventures may be deemed to beneficially own shares of Pubco Common Stock directly held by M17 Founders due to their relationships with M17 Founders. Each of CC Ventures, CC Capital SP, CC Capital GP and Mr. Chu disclaims beneficial ownership of Pubco Securities held directly by M17 Founders except to the extent of its or his pecuniary interest therein, directly or indirectly. The principal address of each of M17 Founders, LLC, CC Ventures, CC Capital SP, CC Capital GP, and Mr. Chu is 200 Park Avenue, 58th Floor, New York, New York 10166.

(8)      The entities directly and indirectly controlled by Chinh Chu may be deemed to be the beneficial owner of (i) 5,826,250 shares of Pubco Class A Common Stock underlying Pubco Private Warrants held by the Sponsor, and the 12,687,500 shares of Pubco Class B Common Stock (of which 5,000,000 Sponsor Earnout Shares will be subject to certain restrictions and will be forfeited unless applicable vesting conditions are satisfied prior to the expiration of the Sponsor Earnout Period), (ii) 2,500,000 shares of Pubco Class A Common Stock held by the Sponsor Parent and (iii) 5,515,000 shares of Pubco Class A Common Stock and 2,501,250 shares of Pubco Class A Common Stock underlying Pubco Private Warrants held by M17 Founders. In the No Redemption Scenario and treating shares of Pubco Class B Common Stock as if they were converted to shares of Pubco Class A Common Stock, the entities directly and indirectly controlled by Chinh Chu may be deemed to beneficially own (as computed under Exchange Act Rule 13d-3 basis) 28.4% of shares of Pubco Class A Common Stock outstanding. In the Maximum Redemption Scenario and treating shares of Pubco Class B Common Stock as if they were converted to shares of Pubco Class A Common Stock, CC Capital may be deemed to beneficially own (as computed under Exchange Act Rule 13d-3 basis) 39.5% of shares of Pubco Class A Common Stock outstanding. Each of CC Ventures, CC Capital SP, CC Capital GP and Mr. Chu disclaims beneficial ownership of Pubco Securities held directly by Sponsor except to the extent of its or his pecuniary interest therein, directly or indirectly. The principal address of each of CC Capital, CC Capital SP, CC Capital GP, and Mr. Chu is 200 Park Avenue, 58th Floor, New York, New York 10166.

(9)      Investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Ave., Mountainside, NJ 07092.

(10)    Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Turner Batty and Matthew Berger are the members of Jane Street Group’s Management Committee who exercise dispositive power over the Pubco Securities. Each of these individuals disclaim beneficial ownership interest of the Pubco Securities, except to the extent of his or her pecuniary interest therein. The address of Jane Street Global Trading, LLC is 250 Vesey Street, 6th Floor, New York, NY 10281.

(11)    BTG Pactual Absolute Return Master Fund LP is managed by BTG Pactual Asset Management US LLC. William Rose and David Russekoff exercise dispositive power over the Pubco Securities. Each of these individuals disclaim beneficial ownership interest of the Pubco Securities, except to the extent of his pecuniary interest therein. The address for BTG Pactual Absolute Return Master Fund LP is 601 Lexington Ave., 57th Floor, New York, NY, 10022.

DESCRIPTION OF PUBCO SECURITIES

Description of Pubco Securities upon consummation of the Business Combination

The following summary of the material terms of Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination. The Proposed Charter is described in “Comparison of the Rights of Holders of Ordinary Shares and Common Stock,” and the full text of the Proposed Charter is attached as Annex C to this proxy statement/prospectus.

Following the Business Combination, pursuant to the Proposed Charter, the authorized capital stock of Pubco will consist of 430,000,000 shares of Class A common stock, $0.0001 par value, 50,000,000 shares of Class B common stock, $0.0001 par value, and 20,000,000 shares of preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of Pubco after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

Pubco Common Stock

Upon the Closing, (i) the issued and outstanding shares of Class A-1 Common Stock and ReserveOne Common Stock will be converted into shares of Pubco Class A Common Stock, and (ii) the issued and outstanding shares of Class A-2 Common Stock will be converted into shares of Pubco Class B Common Stock, each in accordance with the Business Combination Agreement.

It is anticipated that, immediately after the Closing, Pubco will have a total of (i) 81,250,000 shares of Pubco Class A Common Stock issued and outstanding and (ii) 12,687,500 shares of Pubco Class B Common Stock issued and outstanding, assuming the Equity PIPE and Convertible Notes PIPE are funded as committed.

The foregoing excludes any outstanding Pubco Warrants and Convertible Notes and assumes that (i) there are no redemptions of any shares by Public Shareholders in connection with the Business Combination and (ii) no awards are issued under the Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the number of shares of Pubco outstanding will be different.

Pubco Class A Common Stock

Voting Rights

Holders of record of shares of Pubco Class A Common Stock will be entitled to one vote for each share held, generally on all matters to be voted on by stockholders. The holders of the shares of Pubco Class A Common Stock will not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by Pubco’s stockholders must be approved by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon (or, in the case of election of directors, by a plurality of voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the election of directors), except as otherwise provided by the Proposed Charter or any applicable law. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of shares of Pubco Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter (including any Preferred Stock Designation (as defined in the Proposed Charter)) that relates solely to the terms of one or more series of outstanding Pubco Preferred Stock if the holders of such affected series are entitled, either separately as a series or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any Preferred Stock Designation) or pursuant to the DGCL.

Except as otherwise provided in the Proposed Charter or required by applicable law, the holders of Pubco Common Stock will vote together as a single class (or, if the holders of one or more series of Pubco Preferred Stock are entitled to vote together with the holders of shares of Pubco Common Stock, as a single class with the holders of such other series of Pubco Preferred Stock) on all matters submitted to a vote of the stockholders generally.

Dividend Rights

Subject to applicable law and the preferences that may be applicable to any shares of the then outstanding Pubco Preferred Stock or other classes or series of stock with dividend preferences or participation rights, the holders of shares of Pubco Class A Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Pubco Board out of assets of Pubco legally available therefor, at such times and in such amounts as determined by the Pubco Board in its discretion. Dividends will generally be paid to holders of Pubco Common Stock on an equal basis regardless of class, except that stock dividends will be paid in the same class of stock.

Rights upon Liquidation, Dissolution and Winding-Up

Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs, after payment or provision for payment of Pubco’s debts and other liabilities, and of preferential and other amounts, if any, to which the holders of Pubco Preferred Stock or other classes or series of stock with dividend preferences or participation rights are entitled, if any, the holders of the shares of Pubco Class A Common Stock will be entitled to share ratably in all assets remaining and available for distribution. Such distribution will generally be paid to holders of Pubco Common Stock on an equal basis regardless of class. Notwithstanding the foregoing, holders of shares of Pubco Class A Common Stock may receive, or will have the right to elect to receive, different or disproportionate consideration in connection with such liquidation, dissolution or winding up, provided that the only difference in per share consideration is that any securities distributed to holders of shares of Pubco Class B Common Stock will have ten times the voting power of those distributed to holders of shares of Pubco Class A Common Stock.

Preemptive or Other Rights

The holders of shares of Pubco Class A Common Stock will have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the shares of Pubco Class A Common Stock. The rights, preferences and privileges of holders of shares of Pubco Class A Common Stock will be subject to those of the holders of any shares of Pubco Preferred Stock that Pubco may issue in the future.

Pubco Class B Common Stock

Voting Rights

Holders of record of shares of Pubco Class B Common Stock will be entitled to ten votes for each share held, generally on all matters to be voted on by stockholders. The holders of the shares of Pubco Class B Common Stock will not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitle to vote thereon (or, in the case of election of directors, by a plurality of voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the election of directors), except as otherwise provided by the Proposed Charter or any applicable law. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of record of shares of Pubco Class B Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter (including any Preferred Stock Designation (as defined in the Proposed Charter)) that relates solely to the terms of one or more series of outstanding Pubco Preferred Stock if the holders of such affected series are entitled, either separately as a series or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any Preferred Stock Designation) or pursuant to the DGCL.

Protective Provisions

The Proposed Charter will provide that, for so long as any Pubco Class B Common Stock remains outstanding, Pubco will not, without the prior affirmative vote (either at a meeting or by written election) of the holders of a majority of the outstanding shares of Pubco Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter: (a) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of the Proposed Charter inconsistent with, or otherwise alter, any provision of the Proposed Charter that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Pubco Class B Common Stock (b) reclassify any outstanding shares of Pubco Class A Common Stock into shares of any class or series of stock having rights as to dividends or liquidation that are senior to the Pubco Class B Common Stock or the right to have more than one vote for each share thereof or amend the Proposed Charter to so provide, (c) issue any shares of Pubco Class B Common Stock (other than shares of Pubco Class B Common Stock issued in connection with the consummation of the transactions contemplated by the Business Combination Agreement), (d) authorize, or issue any shares of, any class or series of capital stock of Pubco having the right to more than one vote for each share thereof; provided, however, that this clause will not prevent the adoption of a customary stockholder rights plan or the issuance of securities under such plan, or (d) consummate a Liquidation Event (as defined in the Proposed Charter).

Dividend Rights

Subject to applicable law and the preferences that may be applicable to any shares of the then outstanding Pubco Preferred Stock or other classes or series of stock with dividend preferences or participation rights, the holders of shares of Pubco Class B Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Pubco Board out of assets of Pubco legally available therefor, at such times and in such amounts as determined by the Pubco Board in its discretion. Dividends will generally be paid to holders of Pubco Common Stock on an equal basis regardless of class, except that stock dividends will be paid in the same class of stock.

Rights upon Liquidation, Dissolution and Winding-Up

Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs, after payment or provision for payment of Pubco’s debts and other liabilities, and of preferential and other amounts, if any, to which the holders of Pubco Preferred Stock or other classes or series of stock with dividend preferences or participation rights are entitled, if any, the holders of the shares of Pubco Class B Common Stock will be entitled to share ratably in all assets remaining and available for distribution. Such distribution will generally be paid to holders of Pubco Common Stock on an equal basis regardless of class. Notwithstanding the foregoing, holders of shares of Pubco Class B Common Stock may receive, or will have the right to elect to receive, different or disproportionate consideration in connection with such liquidation, dissolution or winding up, provided that the only difference in per share consideration is that any securities distributed to holders of shares of Pubco Class B Common Stock will have ten times the voting power of those distributed to holders of shares of Pubco Class A Common Stock.

Conversion Rights

Each share of Pubco Class B Common Stock will be converted into one share of Pubco Class A Common Stock upon the occurrence of the following events (each, a “Triggering Event”): (1) upon the election of the conversion, in whole, but not in part, of all shares of Pubco Class B Common Stock then outstanding by the holders of a majority of the outstanding shares of Pubco Class B Common Stock (or, if later, at the time or the happening of a future event specified in such election (and may be revoked by the holders of a majority of the outstanding shares of Pubco Class B Common Stock prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder)); (2) upon the affirmative written election of any Pubco Class B Common Stock holder to convert any or all of such holder’s shares of Pubco Class B Common Stock (or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder)); and (3) the transfer of any share of Pubco Class B Common Stock, other than a Permitted Transfer (as defined below). Upon a Triggering Event, the conversion will occur automatically on a one-to-one basis. Upon the Triggering Event described in (1) above, all authorized but unissued shares of Pubco Class B Common Stock will also be reclassified as Pubco Class A Common Stock automatically and without any further action required.

“Permitted Transfer”, for purposes of the Proposed Charter, means any transfer of a share of Pubco Class B Common Stock by (a) any registered holder of a share of Pubco Class B Common Stock immediately after the effective date of the Proposed Charter and (b) a transferee of shares of Pubco Class B Common Stock, or rights or interests therein, received in a transfer that constitutes a Permitted Transfer (each holder or transferee described in (a) and (b), a (“Qualified Stockholder”)) to (x) any individual (a “Permitted Individual”) that is a direct or indirect equity owner of such Qualified Stockholder, which individual is or was directly or indirectly providing services to Pubco, or (y) any of the Permitted Entities (as defined in the Proposed Charter), and from any of the Permitted Entities or any Permitted Individual to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities or Permitted Individuals.

Preemptive or Other Rights

The holders of shares of Pubco Class B Common Stock have no preemptive, subscription, redemption, or other conversion rights, except as described above. There will be no redemption or sinking fund provisions applicable to the Pubco Class B Common Stock. The rights, preferences and privileges of holders of shares of Pubco Class B Common Stock will be subject to those of the holders of any shares of Pubco Preferred Stock that Pubco may issue in the future.

Pubco Preferred Stock

The Proposed Charter will provide that shares of Pubco Preferred Stock may be issued from time to time in one or more series. The Pubco Board will be authorized to fix the designation, powers (including voting, either full, limited or no voting powers), preferences, and rights of the shares of each series and any qualifications, limitations or restrictions thereof. The Pubco Board will be able to, without stockholder approval, issue Pubco Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of Pubco Common Stock and could have anti-takeover effects. The ability of the Pubco Board to issue Pubco Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Pubco or the removal of existing management.

Pubco Warrants

Pubco Public Warrants, Pubco Private Warrants and Equity PIPE Warrants

Upon the Closing, (i) the issued and outstanding Public Warrants will be converted into Pubco Public Warrants, in accordance with the Business Combination Agreement, (ii) the issued and outstanding Private Placement Warrants will be converted into Pubco Private Warrants, in accordance with the Business Combination Agreement, and (iii) the Equity PIPE Warrants will be issued by Pubco, in accordance with the Equity PIPE Subscription Agreements.

Pubco Warrants will be issued in registered form only. Pubco Public Warrants will initially be represented by a global certificate deposited with The Depository Trust Company and registered in the name of Cede & Co., its nominee. Pubco Private Warrants and Equity PIPE Warrants, will be issued by electronic book entry registration on the books of the Warrant Agent, represented by notation thereto and shall be reflected on statements issued by the Warrant Agent from time to time to the holders thereof. The Pubco Private Warrants and Equity PIPE Warrants will bear a book-entry restrictive legend and have registration rights as described elsewhere in this proxy statement/prospectus. Otherwise, the Pubco Public Warrants, Pubco Private Warrants and Equity PIPE Warrants will have identical terms and provisions.

It is anticipated that, immediately after the Closing, Pubco will have (i) a total of 14,375,000 Pubco Public Warrants outstanding, (ii) a total of 8,337,500 Pubco Private Warrants outstanding and (iii) 50,000,000 Equity PIPE Warrants outstanding.

Each whole warrant entitles the registered holder to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided in each case that Pubco has an effective registration statement under the Securities Act covering the shares of Pubco Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or Pubco permits holders to exercise their warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act under the circumstances specified in the Pubco Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Pubco Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of Pubco Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any share of Pubco Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pubco satisfying Pubco’s obligations described below with respect to registration. No warrant will be exercisable and Pubco will not be obligated to issue shares of Pubco Class A Common Stock upon exercise of a warrant unless the shares of Pubco Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any warrant.

Pubco has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, Pubco will use its commercially reasonable efforts to file with the SEC a post-effective amendment to this registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Pubco Class A Common Stock issuable upon exercise of the warrants. Pubco will use commercially reasonable efforts to cause the same to become effective, but in no event later than 60 business days after the Closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the Pubco Warrant Agreement.

Notwithstanding the above, if the shares of Pubco Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pubco may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Pubco so elects, Pubco will not be required to file or maintain in effect a registration statement, but Pubco will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, Pubco may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the reported last sale price of the shares of Pubco Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Pubco sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Pubco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption for the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Pubco Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If Pubco calls the warrants for redemption for cash once the warrants become exercisable as described above, Pubco’s management will have the option to require any holder that wishes to exercise his, her or its warrants to do so on a “cashless basis.” In determining whether to require all holders that elects to exercise their warrants to do so on a “cashless basis,” Pubco’s management will consider, among other factors, Pubco’s cash position, the number of warrants that are outstanding and the dilutive effect on Pubco’s stockholders of issuing the maximum number of shares of Pubco Class A Common Stock issuable upon the exercise of the warrants. If Pubco’s management takes advantage of this option, all holders of warrants who exercise their warrants would pay the exercise price by surrendering their warrants in exchange for a number of shares of Pubco Class A Common Stock equal to the quotient obtained by dividing (x) the product of (A) the number of shares of Pubco Class A Common Stock underlying the warrants and (B) the difference between the exercise price of the warrants and the “fair market value” by (y) such fair market value. If Pubco’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Pubco Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued upon exercise of the warrants.

A holder of a warrant may notify Pubco in writing in the event that it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Pubco Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Pubco Class A Common Stock is increased by a share capitalization payable in shares of Pubco Class A Common Stock, or by a sub-division of shares of Pubco Class A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Pubco Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Pubco Class A Common Stock. A rights offering made to all or substantially all holders of shares of Pubco Class A Common Stock, entitling holders to purchase shares of Pubco Class A Common Stock, at a price less than the fair market value will be deemed a share recapitalization of a number equal to the product of (i) the number of shares of Pubco Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Pubco Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Pubco Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Pubco Class A Common Stock, in determining the price payable for such shares of Pubco Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Pubco Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Pubco Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding shares of Pubco Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Pubco Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Pubco Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Class A Common Stock.

Whenever the number of shares of Pubco Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted (to the nearest cent) by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Pubco Class A Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Class A Common Stock), or in the case of any merger or consolidation of Pubco with or into another entity (other than a consolidation or merger in which Pubco is the continuing entity and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the shares of Pubco Class A Common Stock in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of the outstanding shares of Pubco Class A Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Pubco Class A Common

Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Pubco Class A Common Stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Pubco Warrant Agreement based on the Black-Scholes value (as defined in the Pubco Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

The warrants will be issued in registered form under the Pubco Warrant Agreement between Continental, as warrant agent, and Pubco. You should review a copy of the Pubco Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Pubco Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants; provided, that any amendment that solely affects the terms of the Equity PIPE Warrants or any provision of the Pubco Warrant Agreement solely with respect to the Equity PIPE Warrants shall also require at least 50% of the then outstanding Equity PIPE Warrants.

The warrants may be exercised upon surrender of the book-entry position representing such warrant or warrant certificate, as applicable, on or prior to the expiration date at the offices of the warrant agent, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of Pubco Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Pubco Class A Common Stock. After the issuance of shares of Pubco Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round down to the nearest whole number of shares of Pubco Class A Common Stock to be issued to the warrantholder.

Pubco has agreed that, subject to applicable law, any action, proceeding or claim against Pubco arising out of or relating in any way to the Pubco Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Pubco notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, these provisions of the Pubco Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Equity PIPE Warrants

The Equity PIPE Warrants, pursuant to the terms of the Equity PIPE Subscription Agreements, will be issued on the same terms and subject to the same limitations applicable to the Pubco Public Warrants, except that the Equity PIPE Warrants, until they are resold by the Equity PIPE Investors pursuant to an effective registration statement or Rule 144 under the Securities Act, will bear a book-entry restrictive legend.

Anti-Takeover Effects of Provisions of the Proposed Charter and the Proposed Bylaws

Certain provisions of the Proposed Charter and the Proposed Bylaws, as described below, could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of Pubco. These provisions may discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of Pubco to negotiate first with the Pubco Board. However, these provisions may also delay, deter or prevent a change in control or other takeover of Pubco that stockholders of Pubco might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of the common stock and also may limit the price that investors are willing to pay in the future for the Pubco Common Stock. These provisions may also have the effect of preventing changes in Pubco’s management. Pubco believes that the benefits of increased protection give Pubco the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Pubco, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Classified Board

The Proposed Charter provides that, the Pubco Board is divided into three classes of directors, as nearly equal in number as possible and designated as Class I, Class II and Class III, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting. As a result, approximately one-third of the Pubco Board will be elected each year.

The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Pubco Board. The Proposed Charter provides that the number of directors that will constitute the whole Pubco Board will be fixed exclusively by one or more resolutions adopted from time to time by the Pubco Board, provided that in no event will a decrease in the number of directors shorten the term of any director then in office.

Stockholder Meetings

The Proposed Charter and the Proposed Bylaws will provide that special meetings of Pubco’s stockholders may be called for any purpose or purposes, at any time only by or at the direction of the Pubco Board, the Chairperson of the Pubco Board, the Chief Executive Officer or the President, and may not be called by any other person or persons.

Stockholder Action by Consent

The Proposed Charter will provide that, except for the matters described above with respect to an election by holders of Pubco Class B Common Stock in connection with the conversion of the Pubco Class B Common Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at an annual or special meeting of stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that, for as long as Pubco is a “controlled company” under Nasdaq listing rules, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of Pubco having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of Pubco entitled to vote thereon were present and voted.

Amendment of Bylaws

The Proposed Bylaws may generally be altered, amended or repealed, and new bylaws of Pubco may be adopted, by:

•        the approval of the Pubco Board; or

•        the affirmative vote of holders of at least two thirds (2/3rds) of the voting power of all the then-outstanding shares of voting stock of Pubco with the power to vote generally in an election of directors, voting together as a single class.

Pubco Class B Protective Provisions

See the section entitled “— Pubco Common Stock — Pubco Class B Common Stock — Protective Provisions”.

Control of the Pubco Board

The Proposed Charter will provide that the Pubco Board will be divided into three classes with each class serving staggered three-year terms, and the authorized number of directors may be changed only by resolution of the Pubco Board without consent of the stockholders. Additionally, all vacancies, including newly created directorships, will, except as otherwise required by law and subject to the rights of the holders of any series of Pubco Preferred Stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum. A director may only be removed from office “for cause” by the affirmative vote of the stockholders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock of Pubco entitled to vote at an election of directors.

Exclusive Forum Provision

The Proposed Charter will provide that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of Pubco; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Pubco to Pubco or to Pubco’s stockholders; (C) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Charter (as either may be amended from time to time); and/or (D) any action, suit or proceeding asserting a claim against Pubco governed by the internal affairs doctrine. Subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. If a stockholder files an action within the scope of the exclusive forum provision in a court outside of Delaware, the stockholder will be deemed to have consented to the personal jurisdiction of the Delaware courts and to service of process through their counsel in that foreign action.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Pubco’s stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the preceding forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

Indemnification

The Proposed Charter will require that Pubco indemnify, to the fullest extent permitted by law, any person who is or was a director, officer, or manager of Pubco or any of its subsidiaries, or who, while serving in such capacity, is or was serving at the request of Pubco or its subsidiaries in another entity, against liabilities and expenses incurred in connection with any threatened, pending, or completed legal proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent. These indemnification rights will not be exclusive of any other rights such individuals may have or hereafter acquire under law, the Proposed Charter, the Proposed Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Opt Out of Section 203 of the DGCL

In the Proposed Charter, Pubco will elect not to be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. Section 203 provides that Pubco may not engage in a broad range of “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder unless:

•        prior to such time the Pubco Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Pubco’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the time the business combination is approved by the Pubco Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale, issuances of securities or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates (as such terms are defined in Section 203 of the DGCL), owns (as such term is defined in Section 203 of the DGLC), or within the previous three years owned, 15% or more of Pubco’s voting stock.

Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to Pubco and, accordingly, may discourage attempts to acquire Pubco.

Transfer Agent and Warrant Agent

The transfer agent for shares of Pubco Class A Common Stock and warrant agent for the Pubco Warrants is expected to be Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Listing of Securities

It is currently expected that after the Closing, the shares of Pubco Class A Common Stock and Pubco Warrants will be listed on Nasdaq under the proposed symbols “RONE,” and “RONEW” respectively.

COMPARISON OF THE RIGHTS OF HOLDERS OF
ORDINARY SHARES AND COMMON STOCK

Certain Differences in Corporate Law

Companies incorporated in the Cayman Islands are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “The Domestication — Comparison of Shareholder Rights under Applicable Organizational Documents Before and After the Domestication.”

Memorandum and Articles of Association

The M&A contains provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the M&A:

•        the right of Public Shareholders to exercise redemption rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

•        a prohibition, prior to a business combination, against M3-Brigade issuing any Ordinary Shares or any other securities which (i) receive funds from the Trust Account or (ii) vote as a class with the Public Shares on a business combination;

•        although M3-Brigade may enter into an initial business combination with a target business that is an affiliate of the Original Sponsor, the Sponsor, an M3-Brigade director or an M3-Brigade officer, in the event M3-Brigade seeks to do so, it will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business M3-Brigade is seeking to acquire that is a member of FINRA or an independent accounting firm that such a business combination is fair to M3-Brigade from a financial point of view;

•        a requirement that M3-Brigade may not effectuate an initial business combination with another blank check company or a similar company with nominal operations;

•        a requirement that M3-Brigade’s management take all actions necessary to liquidate the Trust Account in the event M3-Brigade does not complete a business combination by August 2, 2026 (unless such date is further extended by the M3-Brigade shareholders); and

•        a limitation on shareholders’ rights to receive a portion of the Trust Account.

Cayman Islands law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, in the case of M3-Brigade being the approval of the holders of at least two-thirds of the Ordinary Shares as of the applicable record date that are present (in person or by proxy) and vote at a general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although M3-Brigade could amend any of the provisions relating to its structure and business plan which are contained in its M&A, M3-Brigade views all of these provisions as binding obligations to its shareholders and neither M3-Brigade, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.

Proposed Charter of Pubco

The following table sets forth a summary of the principal changes proposed to be made between the M&A and the Proposed Charter. This summary is qualified by reference to the complete text of the M&A, and the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read each of the M&A and the Proposed Charter in their entirety for a more complete description of their terms.

Cayman Islands M&A	Proposed Charter
Name
M3-Brigade Acquisition V Corp.	ReserveOne Holdings, Inc.
Capital Stock

M3-Brigade’s authorized share capital consists of 221,000,000 shares, consisting of 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.

The total number of shares of all classes of stock that Pubco will be authorized to issue is 500,000,000, of which (a) 430,000,000 shares will be Pubco Class A Common Stock, par value $0.0001 per share, (b) 50,000,000 will be Pubco Class B Common Stock, par value $0.0001 per share and (c) 20,000,000 shares will be Pubco Preferred Stock, par value $0.0001 per share.

Preferred Stock/Preference Shares

The directors of M3-Brigade may issue, allot and dispose of preference shares, in such manner, on such terms and having such rights and being subjected to such restriction as they may from time to time determine; and grant options with respect to such shares and issue warrants or similar instruments with respect thereto.

The Pubco Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting, either full, limited or no voting powers), preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Rights and Options

M3-Brigade may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of M3-Brigade shares or other securities in M3-Brigade on such terms as the M3-Brigade directors may from time to time determine.

Pubco will have the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from Pubco any shares of its capital stock of any class or classes.
Classified Board

The M3-Brigade directors are divided into three classes: Class I, Class II and Class III. The Class I directors are appointed for a term expiring at M3-Brigade’s first annual general meeting, the Class II directors are appointed for a term expiring at M3-Brigade’s second annual general meeting, and the Class III directors are appointed for a term expiring at M3-Brigade’s third annual general meeting.

The Pubco Board will be divided into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors will serve for a term expiring at the first annual meeting of the stockholders following the effective date of the Proposed Charter, the initial Class II directors will serve for a term expiring at the second annual meeting of the stockholders following the effective date of the Proposed Charter, and the initial Class III directors will serve for a term expiring at the third annual meeting following the effective date of the Proposed Charter.

Board Vacancies

Additional directors and any vacancies in the M3-Brigade Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office.

Any vacancies on the Pubco Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled exclusively by the affirmative vote of a majority of the directors then in office or by a sole remaining director, and will not be filled by the stockholders. Any director appointed in accordance with the preceding sentence will hold office until the expiration of the term of the class to which such director will have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Cayman Islands M&A	Proposed Charter
Removal of Directors

M3-Brigade may by ordinary resolution remove any director, provided that prior to the consummation of a business combination and for so long as there are Class B Ordinary Shares issued and outstanding, only the holders of the Class B Ordinary Shares shall be entitled to vote on any such ordinary resolution. For the avoidance of doubt, prior to the consummation of a business combination, if there are any Class B Ordinary Shares in issue, holders of Class A Ordinary Shares shall have no right to vote on the removal of any director.

The Pubco Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two thirds (66 and 2/3%) of the voting power of the then-outstanding of voting stock of Pubco entitled to vote at an election of directors.

Stockholder Voting

Subject to any rights or restrictions for the time being attached to any share, at a general or extraordinary annual meeting of the shareholders where a quorum is established, every Public Shareholder present in person and every person representing a Public Shareholder by proxy will, at a general meeting of M3-Brigade, have one vote for each share of which he or the person represented by proxy is the holder.

Except as otherwise required by applicable law or the Proposed Charter, the Class A common stock and the Class B common stock will vote together as a single class.

Each holder of (i) Pubco Class A Common Stock will be entitled to one (1) vote for each share of Pubco Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally and (ii) Pubco Class B Common Stock will be entitled to ten (10) votes for each share of Pubco Class B Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally.

Shareholder Approval of Business Combinations

Prior to the consummation of a business combination, M3-Brigade will either submit such business combination to a vote of its shareholders for approval; or provide such shareholders with the opportunity to have their Ordinary Shares repurchased by means of a tender offer for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such business combination, including interest earned on the Trust Account (less taxes payable), divided by the number of then issued Public Shares.

No similar provision.
Transfer by Way of Continuation

Prior to the closing of a business combination, only the Class B Ordinary Shares have the right to vote on any resolution of the shareholders to approve any transfer by way of continuation (including any special resolution required to amend the constitutional documents of M3-Brigade or to adopt new constitutional documents of M3-Brigade, in each case, as a result of M3-Brigade approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

No similar provision.

Cayman Islands M&A	Proposed Charter
Indemnification of Directors and Officers

Every M3-Brigade director and officer (including former directors and officers) will be indemnified out of the assets of M3-Brigade against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, manager or officer of the Pubco or any of its subsidiaries or, while a director, manager or officer of such entity, is or was serving at the request of such entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Pubco to the fullest extent permitted by law.

Exclusive Forum

Unless M3-Brigade consents in writing to the selection of an alternative forum, the courts of the Cayman Islands are the exclusive jurisdiction over any claim or dispute arising out of or in connection with the M&A or otherwise related in any way to each Public Shareholder’s shareholdings in M3-Brigade, including but not limited to: (a) any derivative action or proceeding; (b) any action asserting a claim of breach of fiduciary or other duty owed by any current or former director, officer or other employee of M3-Brigade to M3-Brigade or M3-Brigade shareholders; (c) any action asserting a claim arising pursuant to the M&A; or (d) any action asserting a claim against M3-Brigade governed by the “internal affairs doctrine” (as such concept is recognized under the laws of the United States of America).

Unless the Pubco consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Pubco to the Pubco or to the Pubco’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws or the Proposed Charter (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Pubco governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

Stockholder Meetings/Actions

Subject to the rights of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, extraordinary general meetings of stockholders of M3-Brigade may be called, for any purpose or purposes, at any time, only by or at the direction of the M3-Brigade Board, the Chairperson of the M3-Brigade Board, the Chief Executive Officer of M3-Brigade, and the M3-Brigade stockholders may not call an extraordinary general meeting.

Subject to the special rights of holders of one or more series of Pubco Preferred Stock, special meetings of stockholders of Pubco may be called, for any purpose or purposes, at any time only by or at the direction of the Pubco Board, the Chairperson of the Pubco Board, the Chief Executive Officer or President, and may not be called by any other person or persons.

Cayman Islands M&A	Proposed Charter

Subject to the rights of the holders of any outstanding series of Pubco Preferred Stock and the requirements of applicable law and except for the matters relating to the Pubco Class B Common Conversion (as defined below), any action required or permitted to be taken by the stockholders of Pubco must be effected at an annual or special meeting of the stockholders of Pubco, and may not be effected by written consent in lieu of a meeting; provided, however, that, for as long as Pubco is a “controlled company” under Nasdaq listing rules, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of Pubco having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of Pubco entitled to vote thereon were present and voted.

For the purposes of this section, the “Pubco Class B Common Conversion” means (i) the election by holders of a majority Pubco Class B Common Stock to convert all authorized but unissued shares of Pubco Class B Common Stock into additional authorized but unissued shares of Pubco Class A Common Stock, on a one-to-one basis, and (ii) the affirmative written election of any holder of Pubco Class B Common Stock to convert all of such holder’s Class B Common Stock into Class A Common Stock on a one-to-one basis.

Charter Amendments

M3-Brigade may amend any provision in the M&A in the manner prescribed by the Cayman Islands Companies Act, except that, prior to the consummation of the Business Combination, amendments to Section 29.4 of the M&A (“Appointment and Removal of Directors”) may only be amended by a vote passed by at least 90% of the stockholders holding Class B common stock at any meeting of the holders of Class B common stock or by way of unanimous written consent.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 and 2/3% of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and Article XII.

Limitation on Liability
No similar provision.

To the fullest extent permitted by law, no Pubco director or officer will be personally liable to Pubco or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of such director’s or officer’s duty of loyalty to Pubco or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director or officer derived an improper personal benefit.

Cayman Islands M&A	Proposed Charter
Redemption Rights

Subject to the provisions of the Companies Act (As Revised) of the Cayman Islands, and, where applicable, the rules and regulations of the designated stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, M3-Brigade may issue shares that are to be redeemed or are liable to be redeemed at the option of the member or M3-Brigade. The redemption of such shares, except public shares, shall be effected in such manner and upon such other terms as the directors or the M3-Brigade, by ordinary resolution, may determine before the issue of such shares. With respect to redeeming or repurchasing the shares:

(a)     Members who hold public shares are entitled to request the redemption of such shares in the circumstances described in the business combination article hereof;

The Proposed Charter does not include corresponding provisions, because, upon consummation of the Business Combination, Pubco will not to be a blank check company.

(b)    Class B Ordinary Shares held by the sponsor shall be surrendered by the sponsor for no consideration to the extent that the over-allotment option is not exercised in full so that the sponsor will own 20% of M3-Brigade’s issued shares after the initial public offering of M3-Brigade (exclusive of any securities purchased in a private placement simultaneously with the Initial Public Offering of M3-Brigade); and

(c)     public shares shall be repurchased by way of tender offer in the circumstances set out in Section 49 of the M&A

No Transactions with Other Blank Check Companies
M3-Brigade will not enter into an initial business combination with another blank check company	The Proposed Charter does not include corresponding provisions, because, upon consummation of the Business Combination, Pubco will not to be a blank check company.
Trust Account

The M&A contains sections in Section 49 designated to provide safeguards for the funds held in the Trust Account, which was established upon an initial public offering of securities and funded by the relevant proceeds.

The Proposed Charter does not include corresponding provisions, because, upon consummation of the Business Combination, Pubco will not to be a blank check company.

Transfer Agent and Registrar

The transfer agent will be Continental Stock Transfer & Trust Company.

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004

APPRAISAL RIGHTS

Public Shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION

Unless M3-Brigade has received contrary instructions, M3-Brigade may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if M3-Brigade believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce M3-Brigade’s expenses. However, if shareholders prefer to receive multiple sets of M3-Brigade’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of M3-Brigade’s disclosure documents, the shareholders should follow these instructions:

If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact M3-Brigade’s offices at M3-Brigade Acquisition V Corp., 1700 Broadway, 19th Floor, New York, NY 10019. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for M3-Brigade’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF PROPOSALS

The M3-Brigade Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE PROPOSALS

For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the stockholders at Pubco’s 2026 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws.

In addition, if the Business Combination is consummated, the Proposed Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Secretary of Pubco not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Pubco Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. In addition to satisfying the deadline in the Proposed Bylaws, a stockholder or group of stockholders who intends to solicit proxies in support of nominees other than Pubco’s nominees must provide the notice required under Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

M3-Brigade files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on M3-Brigade at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

M3-Brigade also makes available free of charge on its website, https://www.m3-brigade.com/m3-brigade-acquisition-iii-corp, its annual proxy statements and its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on M3-Brigade’s website is not part of, or incorporated into, this proxy statement/prospectus.

Pubco has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to M3-Brigade has been supplied by M3-Brigade, and all such information relating to ReserveOne and its affiliates has been supplied by ReserveOne. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact M3-Brigade via phone or in writing (at least five (5) business days prior to the Extraordinary General Meeting):

Attn: Investor Relations
M3-Brigade Acquisition V Corp.
1700 Broadway — 19th Floor
New York, NY 10019

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP has passed upon the validity of the securities offered in this proxy statement/prospectus.

Troutman Pepper Locke LLP has passed upon elements of the discussion contained under the caption “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Shareholders of M3-Brigade”.

EXPERTS

The financial statements of M3-Brigade Acquisition V Corp. as of December 31, 2024, and for the period from March 12, 2024 (inception) through December 31, 2024, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ReserveOne, Inc. as of July 15, 2025, and for the period from May 27, 2025 to July 15, 2025, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of ReserveOne Holdings, Inc. as of July 15, 2025, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

M3-Brigade Acquisition V Corp.

Unaudited Condensed Consolidated Financial Statements of M3-Brigade Acquisition V Corp.	Page
Condensed Balance Sheets as of September 30, 2025 (Unaudited) and December 31, 2024	F-3

Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2025, for the Three Months Ended September 30, 2024 and for the Period from March 12, 2024 (Inception) Through September 30, 2024 (Unaudited)

F-4

Condensed Statements of Changes in Shareholders’ Deficit for the Three and Nine Months Ended September 30, 2025, for the Three Months Ended September 30, 2024 and for the Period from March 12, 2024 (Inception) Through September 30, 2024 (Unaudited)

F-5
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2025 and for the Period from March 12, 2024 (Inception) Through September 30, 2024 (Unaudited)	F-6
Notes to Condensed Financial Statements (Unaudited)	F-7

RESERVEONE, INC.

RESERVEONE HOLDINGS, INC.

M3-BRIGADE ACQUISITION V CORP.
CONDENSED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Current assets
Cash	$1,683,134	$821,188
Prepaid expenses, current	235,781	210,845
Due from related party	527	—
Other assets	—	41,250
Total current assets	1,919,442	1,073,283
Long-term prepaid expense	3,839	119,010
Investments held in Trust Account	303,948,781	294,617,243
Total Assets	$305,872,062	$295,809,536

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities
Accrued offering costs	$—	$250,000
Accrued expenses	4,159,623	98,948
Convertible promissory note – related party	2,000,000	—
Advances from related party	24,440	378,757
Total current liabilities	6,184,063	727,705
Deferred underwriting fee payable	13,400,000	13,400,000
Total Liabilities	19,584,063	14,127,705

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value of approximately $10.57 and $10.25 per share as of September 30, 2025 and December 31, 2024, respectively	303,948,781	294,617,243

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of September 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 28,750,000 shares subject to possible redemption) as of September 30, 2025 and December 31, 2024	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding as of September 30, 2025 and December 31, 2024	719	719
Additional paid-in capital	—	—
Accumulated deficit	(17,661,501)	(12,936,131)
Total Shareholders’ Deficit	(17,660,782)	(12,935,412)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$305,872,062	$295,809,536

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION V CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	For the Period from March 12, 2024 (Inception) Through September 30, 2024
General and operating costs	$2,868,287	$295,128	$3,913,871	$344,602
Loss from operations	(2,868,287)	(295,128)	(3,913,871)	(344,602)

OTHER INCOME (EXPENSE)
Compensation expense	(765,773)	—	(811,500)	—
Interest earned on marketable securities held in Trust Account	3,142,667	2,305,244	9,331,539	2,305,244
Total other income, net	2,376,894	2,305,244	8,520,039	2,305,244

NET (LOSS) INCOME	$(491,393)	$2,010,116	$4,606,168	$1,960,642

Basic and diluted weighted average shares outstanding, Class A Redeemable shares	28,750,000	18,750,000	28,750,000	8,497,537
Basic and diluted net (loss) income per share, Class A Redeemable shares	$(0.01)	$0.08	$0.13	$0.13
Basic weighted average shares outstanding, Class B Non-redeemable shares	7,187,500	6,861,413	7,187,500	6,527,094
Basic net (loss) income per share, Class B Non-redeemable shares	$(0.01)	$0.08	$0.13	$0.13
Diluted weighted average shares outstanding, Class B Non-redeemable shares	7,187,500	7,187,500	7,187,500	7,187,500
Diluted net (loss) income per share, Class B Non-redeemable shares	$(0.01)	$0.08	$0.13	$0.13

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION V CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2024	—	$—	7,187,500	$719	$—	$(12,936,131)	$(12,935,412)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(3,085,128)	(3,085,128)
Net income	—	—	—	—	—	2,913,268	2,913,268
Balance – March 31, 2025 (unaudited)	—	$—	7,187,500	$719	$—	$(13,107,991)	$(13,107,272)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(3,103,744)	(3,103,744)
Net income	—	—	—	—	—	2,184,293	2,184,293
Balance – June 30, 2025 (unaudited)	—	$—	7,187,500	$719	$—	$(14,027,442)	$(14,026,723)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(3,142,666)	(3,142,666)
Net loss	—	—	—	—	—	(491,393)	(491,393)
Balance – September 30, 2025 (unaudited)	—	$—	7,187,500	$719	$—	$(17,661,501)	$(17,660,782)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024 AND
FOR THE PERIOD FROM MARCH 12, 2024 (INCEPTION) THROUGH SEPTEMBER 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – March 12, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(15,874)	(15,874)
Balance – March 31, 2024 (unaudited)	—	$—	7,187,500	$719	$24,281	$(15,874)	$9,126
Net loss	—	—	—	—	—	(33,600)	(33,600)
Balance – June 30, 2024 (unaudited)	—	$—	7,187,500	$719	$24,281	$(49,474)	$(24,474)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(11,524,046)	(14,787,959)	(26,312,005)
Sale of 8,337,500 Private Placement Warrants	—	—	—	—	8,337,500	—	8,337,500
Fair Value of Public Warrants at issuance	—	—	—	—	3,421,250	—	3,421,250
Allocated value of transaction costs to Class A shares	—	—	—	—	(258,985)	—	(258,985)
Net income	—	—	—	—	—	2,010,116	2,010,116
Balance – September 30, 2024 (unaudited)	—	$—	7,187,500	$719	$—	$(12,827,317)	$(12,826,598)

____________

(1)      Includes an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture by the holders thereof depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5). On August 2, 2024, the Company consummated its Initial Public Offering and sold 28,750,000 Units, including 3,750,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 937,500 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION V CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30, 2025	For the Period from March 12, 2024 (Inception) Through September 30, 2024
Cash Flows from Operating Activities:
Net income	$4,606,168	$1,960,642
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Original Sponsor in exchange for issuance of Class B ordinary shares	—	5,454
General and administrative costs paid through advance from related party	—	44,020
Payment of general and administrative costs through promissory note	51,898	—
Payment of general and administrative costs through advance from related party	24,440	—
Interest earned on investments held in Trust Account	(9,331,539)	(2,305,244)
Changes in operating assets and liabilities:
Other assets	41,250	(41,250)
Prepaid expenses	90,235	(163,972)
Long-term prepaid expense	—	(168,370)
Due from related party	(527)	—
Accrued expenses	4,060,675	219,241
Net cash used in operating activities	(457,400)	(449,479)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(288,937,500)
Net cash used in investing activities	—	(288,937,500)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	282,500,000
Proceeds from sale of Private Placements Warrants	—	8,337,500
Payment of offering costs	(250,000)	(516,234)
Repayment of advances from related party	(430,655)	—
Proceeds from promissory note – related party	2,000,000	—
Net cash provided by financing activities	1,319,345	290,321,266

Net Change in Cash	861,946	934,287
Cash – Beginning of period	821,188	—
Cash – End of period	$1,683,134	$934,287

Noncash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$309,691
Deferred offering costs paid through advance from related party	$—	$161,525
Deferred offering costs paid by Original Sponsor in exchange for issuance of Class B ordinary shares	$—	$19,546
Prepaid expenses paid by related party	$—	$75,000
Deferred underwriting fee payable	$—	$13,400,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

M3-Brigade Acquisition V Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on March 12, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of September 30, 2025, the Company had not commenced any operations. All activity for the period from March 12, 2024 (inception) through September 30, 2025 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and the search for a Business Combination, which is described below and in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on July 31, 2024. On August 2, 2024, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,337,500 warrants (the “Private Placement Warrants”) to the Original Sponsor (as defined below) and Cantor Fitzgerald & Co. at a price of $1.00 per warrant, or $8,337,500, which is described in Note 4 (the “Private Placement”). Of those 8,337,500 Private Placement Warrants, the Original Sponsor purchased 5,043,750 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 3,293,750 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Certain institutional investors who are not affiliated with any member of management, the Original Sponsor or any other investor in the Original Sponsor provided approximately 50.1% of the capital utilized by the Original Sponsor to purchase the Private Placement Warrants and, as a result, indirectly hold approximately 50.1% of such warrants.

Transaction costs relating to the Initial Public Offering amounted to $19,406,996, consisting of $5,000,000 of cash underwriting fees, $13,400,000 of deferred underwriting fees (see additional discussion in Note 6), and $1,006,996 of other offering costs.

The Company’s former sponsor is M3-Brigade Sponsor V LLC, a Delaware limited liability company (the “Original Sponsor”), formerly known as M3-Brigade Sponsor V LP, a Delaware limited partnership. On May 23, 2025, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the Original Sponsor and MI7 Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Original Sponsor agreed to sell, and the Sponsor agreed to purchase, 7,187,500 Class B ordinary shares, par value $0.0001 per share, and 5,043,750 Private Placement Warrants of the Company owned by the Original Sponsor (collectively, the “Transferred Sponsor SPAC Securities”) for an aggregate purchase price of $6,467,500 (the “Closing Cash Purchase Price”). The transactions contemplated by the Agreement were consummated on May 27, 2025 (the “Closing”). At the Closing, the Original Sponsor delivered to the Sponsor an assignment of the Transferred Sponsor SPAC Securities against payment of the Closing Cash Purchase Price.

Also on May 27, 2025, the Sponsor entered into an agreement to purchase 3,293,750 additional Private Placement Warrants of the Company from Cantor Fitzgerald & Co. (the “Cantor Warrants”) for an aggregate purchase price of $10, which was consummated on May 27, 2025, upon which Cantor Fitzgerald & Co. delivered to the Sponsor an assignment of the Cantor Warrants.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the interest earned on the Trust Account)

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on August 2, 2024, an amount of $288,937,500 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”), which may only be held as cash or invested in (i) U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations or (ii) an interest bearing bank demand deposit account or other accounts at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount initially placed in the Trust Account upon the closing of the Initial Public Offering was $10.05 per public share.

The ordinary shares subject to redemption were recorded at their redemption value and classified as temporary equity upon the completion of the Initial Public Offering on August 2, 2024, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In the event the Company seeks shareholder approval for the Business Combination, the transaction would require a majority of the issued and outstanding shares voted to be in favor of the Business Combination.

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will cease all operations except for the purpose of winding up and, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Original Sponsor, officers and directors have entered into a letter agreement (the “Letter Agreement”) with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its Initial Business Combination or to redeem 100% of the Company’s public shares if it has not consummated an Initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

Pursuant to the Letter Agreement, the Original Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent auditors), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (except for the Company’s independent auditors), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Original Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Original Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Original Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Original Sponsor would be able to satisfy those obligations.

Pursuant to the Securities Purchase Agreement, on May 27, 2025, the Company entered into an Assignment and Assumption Agreement with the Sponsor, the Original Sponsor and the Company’s directors and executive officers, pursuant to which the Original Sponsor assigned to the Sponsor, and the Sponsor assumed, all of the Original Sponsor’s rights, title and interests under the Letter Agreement, and the Sponsor agreed to be bound by all terms, conditions, and covenants and be entitled to all the terms and provisions therein.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Proposed Business Combination

Business Combination Agreement

On July 7, 2025, the Company, ReserveOne, Inc., a Delaware corporation (“ReserveOne”), ReserveOne Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ReserveOne (“Pubco”), R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and R1 Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with the SPAC Merger Sub, the “Merger Subs”), entered into a business combination agreement (the “Business Combination Agreement”).

As a result of the transactions contemplated by the Business Combination Agreement, the Company will be de-registered in the Cayman Islands and register by way of continuation to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”).

Following the Domestication, SPAC Merger Sub will merge with and into the Company (the “SPAC Merger”), with the Company continuing as the surviving entity (the “SPAC Surviving Subsidiary”), and as a result of which the Company will be a wholly-owned subsidiary of Pubco. Promptly following the SPAC Merger, Company Merger Sub will merge with and into ReserveOne (the “Company Merger” and, together with the SPAC Merger, the “Mergers”), with ReserveOne continuing as the surviving company (the “Company Surviving Subsidiary”), and as a result of which ReserveOne will be a wholly-owned subsidiary of Pubco.

As a result of the Mergers, Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable laws.

The shares of Pubco Class A common stock, par value $0.0001 per share, will be listed for trading and will be freely transferable, subject to the transfer restrictions set forth in the sponsor support agreement entered into by the Company, Pubco and the Sponsor in connection with the Business Combination (the “Sponsor Support Agreement”) and the lock-up agreement to be entered into by Pubco, the parent company of the Sponsor, CC MI7 SPV, LLC (the “Sponsor Parent”) and MI7 Founders, LLC (“MI7 Holder”) (the “Lock-Up Agreement”) and any restrictions pursuant to applicable laws. The shares of Pubco Class B common stock, par value $0.0001 per share, will not be listed or freely transferable.

The Closing is expected to occur in the first quarter of 2026, subject to the satisfaction of certain customary closing conditions.

Equity PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, on July 7, 2025, certain investors (the “Equity PIPE Investors”) entered into subscription agreements (collectively, the “Equity PIPE Subscription Agreements”) with ReserveOne, Pubco, and solely with respect to Section 8(u) thereof, the Company, pursuant to which the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of (a) either (i) ReserveOne Common Shares or (ii) in the event the issuance of ReserveOne Common Shares would, in the opinion of the Company, ReserveOne or Pubco on the advice of any of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Internal Revenue Code of 1986 (the “Code”), shares Pubco Class A common stock (the “Equity PIPE Shares”) and (b) either (i) ReserveOne Warrants or (ii) in the event the issuance of ReserveOne Warrants would, in the opinion of the Company, ReserveOne or Pubco and on the advice of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Internal Revenue Code of 1986, Pubco Warrants (“PIPE Warrants” and, together with the Equity PIPE Shares, the “Equity PIPE Securities”) at an aggregate purchase price of $10.00, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one PIPE Warrant, in a private placement (the

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

“Equity PIPE”). The PIPE Warrants (and the shares underlying the PIPE Warrants, the “Warrant Shares”) will be issued pursuant to a Warrant Agreement by and among ReserveOne, Pubco and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The Equity PIPE Investors are permitted, under the Equity PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold Company Class A ordinary shares that qualify as Non-Redeemed Shares (as defined in the PIPE Subscription Agreement) by delivering written notice to the Company of its election to fulfill its commitment thereby, subject to certain conditions and restrictions set forth in the Equity PIPE Subscription Agreements. The purchase price for the Equity PIPE Securities may be paid in either cash or Bitcoin, at the sole election of each of the Equity PIPE Investors.

The net proceeds of the Equity PIPE will be converted into Bitcoin, subject to the terms of the Business Combination Agreement (after giving effect to any exceptions therein with respect to payment of any operating expenses and the payment of any expenses related to the consummation of the Business Combination).

The closing of the Equity PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Equity PIPE Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Equity PIPE Investors, among other customary closing conditions.

Pursuant to the Equity PIPE Subscription Agreements, the Company and Pubco have agreed to use commercially reasonable efforts to cause the Equity PIPE Securities and Warrant Shares to be registered on the Registration Statement. To the extent that any Equity PIPE Securities and Warrant Shares are unable to be included on the Registration Statement, Pubco has agreed to register and maintain the registration of the Equity PIPE Securities and Warrant Shares by filing a resale registration statement with the SEC within 30 calendar days after the Closing (at Pubco’s sole cost and expense), to register the resale of the Equity PIPE Securities and Warrant Shares. Pubco has agreed to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days depending on whether the SEC issues comments on the resale registration statement.

Each Equity PIPE Subscription Agreement will terminate and be void and of no further force and effect, subject to certain exceptions, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) July 7, 2026.

Convertible Note Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, on July 7, 2025, certain investors entered into subscription agreements (the “Convertible Notes Subscription Agreements” and such investors, the “Convertible Notes Investors”) with Pubco, and, solely with respect to Section 9(t) thereof, the Company, pursuant to which the Convertible Notes Investors have agreed to purchase up to $250,000,000 in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes (the “Convertible Notes” and such subscriptions, including the purchase of any Option Convertible Notes (as defined below), the “Convertible Notes PIPE,” and together with the Equity PIPE, the “PIPE Investments”), upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco granted the Convertible Notes Investors an option to purchase additional convertible notes in an aggregate principal amount of up to $50 million, on a pro rata basis based on such Convertible Notes Investor’s subscription for Initial Convertible Notes (the “Option Convertible Notes”). None of the Convertible Notes Investors exercised their option to purchase the Option Convertible Notes.

The net proceeds of the Convertible Notes PIPE will be converted into Bitcoin.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The closing of the Convertible Notes PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Convertible Notes Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Convertible Notes Investors, among other customary closing conditions.

Pursuant to the Convertible Notes Subscription Agreements, Pubco has agreed to register and maintain the registration of the Pubco Class A Common Shares issuable upon conversion of the Convertible Notes by filing a resale registration statement with the SEC within 30 calendar days after the Closing (at Pubco’s sole cost and expense), to register the resale of the Pubco Class A Common Shares. Pubco has agreed to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days depending on whether the SEC issues comments on the resale registration statement.

Amended and Restated Registration Rights Agreement

Concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Company, Pubco, the Sponsor, the Sponsor Parent and the MI7 Holder will enter into a registration rights agreement that will amend and restate the current registration rights agreement entered into at the time of the Company’s initial public offering between the Company and the Original Sponsor (the “Amended and Restated Registration Rights Agreement”), pursuant to which Pubco will (i) assume the registration obligations of the Company under such registration rights agreement and (ii) provide registration rights with respect to the resale of the Registrable Securities (as defined the Amended and Restated Registration Rights Agreement) held by the Sponsor, the Sponsor Parent and the MI7 Holder.

Liquidity and Capital Resources

As of September 30, 2025, the Company had $1,683,134 in cash and a working capital deficit of $4,264,621. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the Company’s liquidity concerns and mandatory liquidation date raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company cannot assure that its plans to consummate an Initial Business Combination will be successful.

On June 16, 2025, the Company issued a promissory note (the “Note”) to the Sponsor, pursuant to which the Company can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor. The Note bears no interest and is payable in full upon the consummation of the Company’s initial business combination (the “Maturity Date”). A failure to pay the principal on the Maturity Date shall be deemed an event of default, in which case the Note may be accelerated. If the Company does not consummate an initial business combination, the Note will be repaid solely to the extent the Company has funds available outside its trust account established in connection with the Company’s initial public offering. On June 18, 2025 and September 19, 2025, the Company borrowed $500,000 and $1,500,000, respectively, under the Note.

On July 16, 2025, the Company and the Sponsor entered into the First Amendment to the Note (the “Note Amendment”), solely to correct a scrivener’s error regarding the Sponsor’s option to convert up to $1,500,000 of the outstanding unpaid principal balance under the Note into Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant. Pursuant to the Note Amendment, the purchase price per Private Placement Warrant was corrected to reflect a purchase price of $1.00 per Private Placement Warrant upon conversion under the Note. All other terms of the Note remain unchanged.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company may need to raise additional funds, other than any potential borrowings under the Note, in order to fund the expenditures required for operating its business. However, if the estimate of the costs of completing the transactions contemplated by the agreement with respect to an initial Business Combination discussed in Note 6 are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the completion of a Business Combination.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in unaudited condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 28, 2025. The interim results for the three and nine months ended September 30, 2025, the three months ended September 30, 2024 and for the period from March 12, 2024 (inception) through September 30, 2024, are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,683,134 and $821,188 in cash as of September 30, 2025 and December 31, 2024, respectively. The Company had no cash equivalents as of September 30, 2025 and December 31, 2024.

Investments Held in Trust Account

At September 30, 2025 and December 31, 2024, the assets held in the Trust Account, amounting to $303,948,781 and $294,617,243, respectively, were held in mutual funds composed of U.S. treasury securities. Investments in mutual funds are presented on the condensed balance sheets at fair value at the end of each reporting period. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consisted principally of professional and registration fees that were related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. The offering costs allocated to the Class A ordinary shares were charged to temporary equity and the offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Promissory Note — Related Party

The Company accounts for the promissory note (the “Note”) issued on June 16, 2025 to the Sponsor under ASC Topic 470 and is measured at amortized cost. The embedded conversion feature was evaluated under ASC Topic 815 and determined to meet the “own equity” scope exception and therefore bifurcation is not required. No other embedded features require separate recognition. The fair value option under ASC 825 is not permitted. Accordingly, the Note is measured at the amount of cash proceeds received from the holder.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes under ASC 740. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Monte Carlo simulation. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value.

Warrant Instruments

The Company accounts for the Public and Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instrument under equity treatment at its assigned value.

Class A Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent deficit as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at September 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

At September 30, 2025 and December 31, 2024, the Class A ordinary shares subject to redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(3,421,250)
Class A ordinary shares issuance costs	(19,148,011)
Plus:
Accretion for Class A ordinary shares to redemption amount	29,686,504
Class A ordinary shares subject to possible redemption, December 31, 2024	294,617,243
Plus:
Accretion for Class A ordinary shares to redemption amount	3,085,128
Class A ordinary shares subject to possible redemption, March 31, 2025	297,702,371
Plus:
Accretion for Class A ordinary shares to redemption amount	3,103,744
Class A ordinary shares subject to possible redemption, June 30, 2025	300,806,115
Plus:
Accretion for Class A ordinary shares to redemption amount	3,142,666
Class A ordinary shares subject to possible redemption, September 30, 2025	$303,948,781

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares, and the Company’s income and losses are shared pro rata between the two classes of shares for the three and nine months ended September 30, 2025. For the period from March 12, 2024 (inception) through September 30, 2024, the Company had one class of share outstanding — Class B ordinary shares. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income per ordinary share does not consider the effect of the warrants to purchase an aggregate of 22,712,500 Class A ordinary shares issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement because their exercise is contingent upon future events. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following tables present a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per ordinary share for each period presented:

	For the Three Months Ended September 30, 2025		For the Three Months Ended September 30, 2024
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income, as adjusted	$(393,114)	$(98,279)	$1,471,597	$538,519
Denominator:
Basic and diluted weighted average ordinary shares outstanding	28,750,000	7,187,500	18,750,000	6,861,413
Basic and diluted net (loss) income per ordinary share	$(0.01)	$(0.01)	$0.08	$0.08
	For the Nine Months Ended September 30, 2025		For the Period from March 12, 2024 (Inception) Through March 31, 2024
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$3,684,934	$921,234	$1,108,888	$851,754
Denominator:
Basic and diluted weighted average ordinary shares outstanding	28,750,000	7,187,500	8,497,537	6,527,094
Basic and diluted net income per ordinary share	$0.13	$0.13	$0.13	$0.13

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on August 2, 2024 the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their overallotment option in the amount of 3,750,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share (the “public shares”), and one-half of one redeemable warrant (the “Public Warrants” and, together with the Private Placement Warrants, the “warrants”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants

As of September 30, 2025 and December 31, 2024, there were 22,712,500 warrants outstanding, including 14,375,000 warrants sold as part of the Units in the Initial Public Offering and 8,337,500 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary shares underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00

The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after completion of the initial Business Combination and ending on the third trading day prior to the date on which the Company sends to the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per class A ordinary share paid in such

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Original Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, purchased an aggregate of 8,337,500 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $8,337,500 in the aggregate. Of those 8,337,500 Private Placement Warrants, the Original Sponsor purchased 5,043,750 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 3,293,750 Private Placement Warrants. Certain institutional investors who are not affiliated with any member of management (the “non-managing sponsor investors”), the Original Sponsor or any other investor in the Original Sponsor provided approximately 50.1% of the capital utilized by the Original Sponsor to purchase the Private Placement Warrants and, as a result, indirectly hold approximately 50.1% of such warrants. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Original Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the date of the Initial Public Offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

On May 23, 2025, the Company entered into the Securities Purchase Agreement with the Original Sponsor and the Sponsor, pursuant to which the Original Sponsor agreed to sell, and the Sponsor agreed to purchase, 7,187,500 Class B ordinary shares, par value $0.0001 per share, and 5,043,750 Private Placement Warrants of the Company owned by the Original Sponsor for an aggregate purchase price of $6,467,500. The transactions contemplated by the Securities Purchase Agreement were consummated on May 27, 2025. At the Closing, the Original Sponsor delivered to the Sponsor an assignment of the Transferred Sponsor SPAC Securities against payment of the Closing Cash Purchase Price. Also on May 27, 2025, the Sponsor entered into an agreement to purchase 3,293,750 additional Private Placement Warrants of the Company from Cantor Fitzgerald & Co. for an aggregate purchase price of $10, which was consummated on May 27, 2025, upon which Cantor Fitzgerald & Co. delivered to the Sponsor an assignment of the Cantor Warrants.

The Original Sponsor, officers and directors have entered into the Letter Agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 4. PRIVATE PLACEMENT (cont.)

initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

Pursuant to the Securities Purchase Agreement, on May 27, 2025, the Company entered into an Assignment and Assumption Agreement with the Sponsor, the Original Sponsor and the Company’s directors and executive officers, pursuant to which the Original Sponsor assigned to the Sponsor, and the Sponsor assumed, all of Original Sponsor’s rights, title and interests under the Letter Agreement, and the Sponsor agreed to be bound by all terms, conditions, and covenants and be entitled to all the terms and provisions therein. The Company also entered into an Assignment and Assumption Agreement with the Sponsor and the Original Sponsor, pursuant to which the Original Sponsor assigned to the Sponsor, and the Sponsor assumed, all of Original Sponsor’s rights, title and interests under the Registration Rights Agreement, dated as of July 31, 2024, by and among the Company, Original Sponsor and Cantor Fitzgerald & Co., pursuant to which the Sponsor agreed to be bound by all terms, conditions, and covenants and be entitled to all the terms and provisions therein.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 15, 2024, the Original Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 7,187,500 founders shares to the Original Sponsor. As the underwriters’ over-allotment was exercised in full as part of the Initial Public Offering, none of the founder shares are subject to forfeiture.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the Lock-up.

On May 23, 2025, the Company entered into the Securities Purchase Agreement with the Original Sponsor and the Sponsor, pursuant to which the Original Sponsor agreed to sell, and the Sponsor agreed to purchase, 7,187,500 Class B ordinary shares, par value $0.0001 per share, and 5,043,750 Private Placement Warrants of the Company owned by the Original Sponsor for an aggregate purchase price of $6,467,500. The transactions contemplated by the Agreement were consummated on May 27, 2025. At the Closing, the Original Sponsor delivered to the Sponsor an assignment of the Transferred Sponsor SPAC Securities against payment of the Closing Cash Purchase Price.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Convertible Promissory Note — Related Party

The Original Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The loan was non-interest bearing, unsecured and due on demand. As of the Initial Public Offering, the loan was repaid and was no longer available to be drawn upon.

On June 16, 2025, the Company issued a promissory note (the “Note”) to the Sponsor, pursuant to which the Company can borrow up to an aggregate principal amount of $2,500,000 from the Sponsor. The Note bears no interest and is payable in full upon the consummation of the Company’s initial business combination (the “Maturity Date”). A failure to pay the principal on the Maturity Date shall be deemed an event of default, in which case the Note may be accelerated. Upon consummation of a Business Combination, Sponsor shall have the option, but not the obligation, to convert up to $1,500,000 of the outstanding unpaid principal balance under this Note, into Private Placement Warrants at the purchase price of $1.00 per Private Placement Warrant, each such Private Placement Warrant exercisable to purchase one Class A ordinary share of the Company at $11.50 per share, subject to adjustment. If the Company does not consummate an initial business combination, the Note will be repaid solely to the extent the Company has funds available outside its trust account established in connection with the Company’s initial public offering. On June 18, 2025 and September 19, 2025, the Company borrowed $500,000 and $1,500,000, respectively, under the Note. The proceeds of the Note will be used to provide the Company with general working capital. As of September 30, 2025 and December 31, 2024, there were $2,000,000 and $0, respectively, outstanding under the Note.

The Company accounts for the Note in accordance with ASC 470 and has determined that the embedded derivative within the Note does not require bifurcation. The Note was issued in a related-party transaction that was not conducted at arm’s length. Accordingly, the Note is measured at the amount of cash proceeds received from the holder.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans, which would include any potential borrowings under the Note, may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

Advance from Related Party

The Original Sponsor has advanced the Company $280,545 to be used for expenses related to the Initial Public Offering. Subsequently, the Original Sponsor advanced an additional $98,212 and $76,338 to the Company as of December 31, 2024 and during the nine months ended September 30, 2025, respectively. On April 4, 2025 and May 23, 2025, the Company repaid the Original Sponsor $378,757 and $51,898, respectively, of these outstanding advances.

As of September 30, 2025 and December 31, 2024, the Company had $24,440 and $378,757 in advances from related party, respectively.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Independent Directors Compensation

On June 26, 2025, the Company adopted a Non-Employee Director Compensation Plan to attract and retain highly qualified individuals to serve as non-employee directors. Effective October 1, 2025, the Company began compensating its independent directors through cash payments for their service on the Board of Directors. For the three months ended September 30, 2025, and 2024, the Company recognized $765,773 and $0, respectively, in director compensation expense within its unaudited condensed statements of operations. For the nine months ended September 30, 2025, and 2024, the Company recognized $811,500 and $0, respectively, in director compensation expense within its unaudited condensed statements of operations. The related accrued compensation, included in accrued expenses on the condensed balance sheets, was $811,500 and $0 as of September 30, 2025, and December 31, 2024, respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Equity PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, on July 7, 2025, certain investors (the “Equity PIPE Investors”) entered into subscription agreements (collectively, the “Equity PIPE Subscription Agreements”) with ReserveOne, Pubco, and solely with respect to Section 8(u) thereof, the Company, pursuant to which the Equity PIPE Investors agreed to purchase up to an aggregate of $500,000,000 of (a) either (i) ReserveOne Common Shares or (ii) in the event the issuance of ReserveOne Common Shares would, in the opinion of the Company, ReserveOne or Pubco on the advice of any of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Internal Revenue Code of 1986 (the “Code”), shares Pubco Class A common stock (the “Equity PIPE Shares”) and (b) either (i) ReserveOne Warrants or (ii) in the event the issuance of ReserveOne Warrants would, in the opinion of the Company, ReserveOne or Pubco and on the advice of their respective legal counsel, adversely affect the treatment of the Transactions under Section 351 of the Internal Revenue Code of 1986, Pubco Warrants (“PIPE Warrants” and, together with the Equity PIPE Shares, the “Equity PIPE Securities”) at an aggregate purchase price of $10.00, which $10.00 will entitle Equity PIPE Investors to one Equity PIPE Share and one PIPE Warrant, in a private placement (the “Equity PIPE”). The PIPE Warrants (and the shares underlying the PIPE Warrants, the “Warrant Shares”) will be issued pursuant to a Warrant Agreement by and among ReserveOne, Pubco and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The Equity PIPE Investors are permitted, under the Equity PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold Company Class A ordinary shares that qualify as Non-Redeemed Shares (as defined in the PIPE Subscription Agreement), subject to certain conditions and restrictions set forth in the Equity PIPE Subscription Agreements. The purchase price for the Equity PIPE Securities may be paid in either cash or Bitcoin, at the sole election of each of the Equity PIPE Investors.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The closing of the Equity PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Equity PIPE Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Equity PIPE Investors, among other customary closing conditions.

Pursuant to the Equity PIPE Subscription Agreements, the Company and Pubco have agreed to use commercially reasonable efforts to cause the Equity PIPE Securities and Warrant Shares to be registered on the Registration Statement. To the extent that any Equity PIPE Securities and Warrant Shares are unable to be included on the Registration Statement, Pubco has agreed to register and maintain the registration of the Equity PIPE Securities and Warrant Shares by filing a resale registration statement with the SEC within 30 calendar days after the Closing (at Pubco’s sole cost and expense), to register the resale of the Equity PIPE Securities and Warrant Shares. Pubco has agreed to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days depending on whether the SEC issues comments on the resale registration statement.

Each Equity PIPE Subscription Agreement will terminate and be void and of no further force and effect, subject to certain exceptions, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) July 7, 2026.

Convertible Note Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, on July 7, 2025, certain investors entered into subscription agreements (the “Convertible Notes Subscription Agreements” and such investors, the “Convertible Notes Investors”) with Pubco, and, solely with respect to Section 9(t) thereof, the Company, pursuant to which the Convertible Notes Investors have agreed to purchase up to $250,000,000 in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes (the “Initial Convertible Notes” and such subscriptions, including the purchase of any Option Convertible Notes (as defined below), the “Convertible Notes PIPE,” and together with the Equity PIPE, the “PIPE Investments”), upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco has granted the Convertible Notes Investors an option to purchase additional convertible notes in an aggregate principal amount of up to $50 million, on a pro rata basis based on such Convertible Notes Investor’s subscription for Initial Convertible Notes (the “Option Convertible Notes” and, together with the Initial Convertible Notes, the “Convertible Notes”).

The net proceeds of the Convertible Notes PIPE will be converted into Bitcoin.

The closing of the Convertible Notes PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Convertible Notes Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that are material and adverse economically to the Convertible Notes Investors, among other customary closing conditions.

Pursuant to the Convertible Notes Subscription Agreements, Pubco has agreed to register and maintain the registration of the Pubco Class A Common Shares issuable upon conversion of the Convertible Notes by filing a resale registration statement with the SEC within 30 calendar days after the Closing (at Pubco’s sole cost and expense), to register the resale of the Pubco Class A Common Shares. Pubco has agreed to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days depending on whether the SEC issues comments on the resale registration statement.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Amended and Restated Registration Rights Agreement

Concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Company, Pubco, the Sponsor, the Sponsor Parent and the MI7 Holder will enter into a registration rights agreement that will amend and restate the current registration rights agreement entered into at the time of the Company’s initial public offering between the Company and the Original Sponsor (the “Amended and Restated Registration Rights Agreement”), pursuant to which Pubco will (i) assume the registration obligations of the Company under such registration rights agreement and (ii) provide registration rights with respect to the resale of the Registrable Securities (as defined the Amended and Restated Registration Rights Agreement) held by the Sponsor, the Sponsor Parent and the MI7 Holder.

Underwriters’ Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 units to cover over-allotments, if any. On August 1, 2024, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,750,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.0% of the gross proceeds of the Units offered in the Initial Public Offering, excluding any proceeds from Units sold pursuant to the underwriters’ over-allotment option), which was paid upon the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred underwriting discount of 4.40% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.40% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $13,400,000 in the aggregate, payable upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine and Israel-Hamas conflicts, as well as the changes in the economic and strategic policies of the United States. Although the length and impact of these circumstances are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, import costs, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any new sanctions or economic policies could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from these circumstances and subsequent sanctions or other actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Business Combination Agreement

On July 7, 2025, the Company, ReserveOne, Pubco, the Merger Subs, entered into the Business Combination Agreement.

As a result of the transactions contemplated by the Business Combination Agreement, the Company will be de-registered in the Cayman Islands and register by way of continuation to the State of Delaware and domesticate as a Delaware corporation.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Following the Domestication, SPAC Merger Sub will merge with and into the Company , with the Company continuing as the surviving entity, and as a result of which the Company will be a wholly-owned subsidiary of Pubco. Promptly following the SPAC Merger, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving company, and as a result of which ReserveOne will be a wholly-owned subsidiary of Pubco.

As a result of the Mergers, Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable laws.

The shares of Pubco Class A common stock, par value $0.0001 per share, will be listed for trading and will be freely transferable, subject to the transfer restrictions set forth in the Sponsor Support Agreement and the Lock-Up Agreement and any restrictions pursuant to applicable laws. The shares of Pubco Class B common stock, par value $0.0001 per share, will not be listed or freely transferable.

The Closing is expected to occur in the first quarter of 2026, subject to the satisfaction of certain customary closing conditions.

On July 16, 2025, the Company and the Sponsor entered into the Note Amendment, solely to correct a scrivener’s error regarding the Sponsor’s option to convert up to $1,500,000 of the outstanding unpaid principal balance under the Note into Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant. Pursuant to the Note Amendment, the purchase price per Private Placement Warrant was corrected to reflect a purchase price of $1.00 per Private Placement Warrant upon conversion under the Note. All other terms of the Note remain unchanged.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At September 30, 2025 and December 31, 2024, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At September 30, 2025 and December 31, 2024, there were no Class A ordinary shares issued or outstanding, excluding 28,750,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. As of September 30, 2025 and December 31, 2024, there were 7,187,500 Class B ordinary shares issued and outstanding. The founder shares included an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters in full. On August 1, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 937,500 founder shares were no longer subject to forfeiture.

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Notwithstanding the foregoing, pursuant to the terms of the Business Combination Agreement, upon the consummation of the proposed Business Combination, the founder shares will convert, on a one-for-one basis, into one share of Class A-2 common stock of ReserveOne, par value $0.0001 per share (the “ReserveOne Class A-2 Common Shares”) and then each issued and outstanding ReserveOne Class A-2 Common Share will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Pubco Class B common stock, par value $0.0001 per share (the “Pubco Class B Common Shares”), following which, all Company Class A-2 Common Shares will cease to be outstanding and will automatically be canceled and will cease to exist. Following the consummation of the transactions contemplated by the Business Combination Agreement, each Pubco Class B Common Share will be entitled to ten votes per share on each matter submitted for a vote of Pubco’s shareholders. In addition, upon consummation of the proposed Business Combination and in lieu of the anti-dilution provisions described in the prior paragraph, the Sponsor will receive an additional 5.5 million Pubco Class B Common Shares, of which 5 million shares are subject to forfeiture pursuant to the terms of the Business Combination Agreement.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. There were no transfers between levels of fair value hierarchy during the periods ended September 30, 2025 and December 31, 2024.

September 30, 2025

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – mutual funds	$303,948,781	$—	$—

December 31, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – mutual funds	$294,617,243	$—	$—

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	For the Period from March 12, 2024 (Inception) Through September 30, 2024
General and operating costs	$2,868,287	$295,128	$3,913,871	$344,602
Interest earned on marketable securities held in Trust Account	$3,142,667	$2,305,244	$9,331,539	$2,305,244

M3-BRIGADE ACQUISITION V CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
(Unaudited)

NOTE 9. SEGMENT INFORMATION (cont.)

	September 30, 2025	December 31, 2024
Cash	$1,683,134	$821,188
Investments held in Trust Account	$303,948,781	$294,617,243

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

M3-Brigade Acquisition V Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of M3-Brigade Acquisition V Corp. (the “Company”) as of December 31, 2024, and the related statements of operations, changes in shareholder’s deficit, and cash flows for the period from March 12, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from March 12, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 28, 2025

PCAOB ID Number 100

M3-BRIGADE ACQUISITION V CORP.
BALANCE SHEET
DECEMBER 31, 2024

Assets:
Current assets
Cash	$821,188
Prepaid expenses, current	210,845
Other	41,250
Total current assets	1,073,283
Long-term prepaid expense	119,010
Investments held in Trust Account	294,617,243
Total Assets	$295,809,536

Liabilities and Shareholders’ Deficit:
Current liabilities
Accrued offering costs	$250,000
Accrued expenses	98,948
Advance from related party	378,757
Total current liabilities	727,705
Deferred underwriting fee payable	13,400,000
Total Liabilities	14,127,705

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value of approximately $10.25 per share	294,617,243

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 28,750,000 shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding	719
Additional paid-in capital	—
Accumulated deficit	(12,936,131)
Total Shareholders’ Deficit	(12,935,412)
Total Liabilities and Shareholders’ Deficit	$295,809,536

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION V CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 12, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

General and administrative costs	$453,416
Loss from operations	(453,416)

Other income:
Interest earned on investments held in Trust Account	5,679,743
Total other income, net	5,679,743
Net income	$5,226,327

Weighted average shares outstanding of Class A ordinary shares	14,813,559
Basic and diluted net income per ordinary share, Class A ordinary shares	$0.24

Weighted average shares outstanding of Class B ordinary shares	6,733,051
Basic net income per ordinary share, Class B ordinary shares	$0.24

Weighted average shares outstanding of Class B ordinary shares	7,187,500
Diluted net income per ordinary share, Class B ordinary shares	$0.24

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION V CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 12, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – March 12, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(11,524,046)	(18,162,458)	(29,686,504)
Sale of 8,337,500 Private Placement Warrants	—	—	—	—	8,337,500	—	8,337,500
Fair value of Public Warrants at issuance	—	—	—	—	3,421,250	—	3,421,250
Allocated value of transaction costs to Class A shares	—	—	—	—	(258,985)	—	(258,985)
Net income	—	—	—	—	—	5,226,327	5,226,327
Balance – December 31, 2024	—	$—	7,187,500	$719	$—	$(12,936,131)	$(12,935,412)

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION V CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 12, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Cash Flows from Operating Activities:
Net income	$5,226,327
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	5,454
Payment of operation costs through advance from related party	142,233
Interest earned on investments held in Trust Account	(5,679,743)
Changes in operating assets and liabilities:
Other	(41,250)
Prepaid expenses	(254,856)
Accrued expenses	98,948
Net cash used in operating activities	(502,887)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(288,937,500)
Net cash used in investing activities	(288,937,500)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	282,500,000
Proceeds from sale of Private Placements Warrants	8,337,500
Payment of offering costs	(575,925)
Net cash provided by financing activities	290,261,575

Net Change in Cash	821,188
Cash – Beginning of period	—
Cash – End of period	$821,188

Noncash investing and financing activities:
Offering costs included in accrued offering costs	$250,000
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$19,546
Deferred offering cost paid through advance from related party	$161,525
Prepaid expenses paid by advance from related party	$75,000
Deferred underwriting fee payable	$13,400,000

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1.    DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

M3-Brigade Acquisition V Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on March 12, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from March 12, 2024 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on July 31, 2024. On August 2, 2024, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

The Company’s sponsor is M3-Brigade Sponsor V LLC, a Delaware limited liability company (the “Sponsor”), formerly known as M3-Brigade Sponsor V LP, a Delaware limited partnership. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,337,500 warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters of the Initial Public Offering, at a price of $1.00 per warrant, or $8,337,500, which is described in Note 4. Of those 8,337,500 Private Placement Warrants, the Sponsor purchased 5,043,750 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 3,293,750 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Certain institutional investors who are not affiliated with any member of management, the Sponsor or any other investor in the Sponsor provided approximately 50.1% of the capital utilized by the Sponsor to purchase the Private Placement Warrants and, as a result, indirectly hold approximately 50.1% of such warrants. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $19,406,996, consisting of $5,000,000 of cash underwriting fee, $13,400,000 of deferred underwriting fee (see additional discussion in Note 6), and $1,006,996 of other offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the interest earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on August 2, 2024, an amount of $288,937,500 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”), which may only be held as cash or invested in (i) U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations or (ii) an interest bearing bank demand deposit account or other accounts at a bank. Except with respect to interest earned

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1.    DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount initially placed in the Trust Account upon the closing of the Initial Public Offering was $10.05 per public share.

The ordinary shares subject to redemption were recorded at their redemption value and classified as temporary equity upon the completion of the Initial Public Offering on August 2, 2024, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In the event the Company seeks shareholder approval for the Business Combination, the transaction would require a majority of the issued and outstanding shares voted to be in favor of the Business Combination.

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will cease all operations except for the purpose of winding up and, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its Initial Business Combination or to redeem 100% of the Company’s public shares if it has not consummated an Initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1.    DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent auditors), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (except for the Company’s independent auditors), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $821,188 in cash and working capital of $345,578. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40 “Going Concern,” and through the consummation of the Initial Public Offering, as of August 2, 2024, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements. The Company cannot assure that its plans to consummate an Initial Business Combination will be successful.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination.

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $821,188 in cash and no cash equivalents as of December 31, 2024.

Investments Held in Trust Account

At December 31, 2024, the assets held in the Trust Account, amounting to $294,617,243, were held in mutual funds composed of U.S. treasury securities. Investments in mutual funds are presented on the balance sheets at fair value at the end of each reporting period. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consisted principally of professional and registration fees that were related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. The offering costs allocated to the Class A ordinary shares were charged to temporary equity and the offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes under ASC 740. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

expected to vest. Share-based payments, excluding restricted shares, are valued using a Monte Carlo simulation. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value.

Warrant Instruments

The Company accounts for the Public and Private Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instrument under equity treatment at its assigned value.

Class A Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent deficit as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

At December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(3,421,250)
Class A ordinary shares issuance costs	(19,148,011)
Plus:
Remeasurement of carrying value to redemption value	29,686,504
Class A ordinary shares subject to possible redemption, December 31, 2024	$294,617,243

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares, and the Company’s income and losses are shared pro rata between the two classes of shares as of December 31, 2024. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 17,920,833 Class A ordinary shares because their exercise is contingent upon future events. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following tables present a reconciliation of the numerator and denominator used to compute basic and diluted net income per ordinary share for each period presented:

	For the Period from March 12, 2024 (Inception) Through December 31, 2024
	Class A	Class B
Basic net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$3,593,164	$1,633,163
Denominator:
Basic weighted average ordinary shares outstanding	14,813,559	6,733,051
Basic net income per ordinary share	$0.24	$0.24
	For the Period from March 12, 2024 (Inception) Through December 31, 2024
	Class A	Class B
Diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$3,518,944	$1,707,383
Denominator:
Diluted weighted average ordinary shares outstanding	14,813,559	7,187,500
Diluted net income per ordinary share	$0.24	$0.24

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 as of March 12, 2024 (inception). There was no effect to the Company’s presented financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): “Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3.    INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on August 2, 2024 the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their overallotment option in the amount of 3,750,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share (the “public shares”), and one-half of one redeemable warrant (the “Public Warrants” and, together with the Private Placement Warrants, the “warrants”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants

As of December 31, 2024, there were 22,712,500 warrants outstanding, including 14,375,000 warrants sold as part of the Units in the Initial Public Offering and 8,337,500 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary shares underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th)

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3.    INITIAL PUBLIC OFFERING (cont.)

business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00

The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after completion of the initial Business Combination and ending on the third trading day prior to the date on which the Company sends to the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4.    PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, purchased an aggregate of 8,337,500 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $8,337,500 in the aggregate. Of those 8,337,500 Private Placement Warrants, the Sponsor purchased 5,043,750 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 3,293,750 Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the date of the Initial Public Offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

NOTE 5.    RELATED PARTY TRANSACTIONS

Founder Shares

On March 15, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 7,187,500 founders shares to the Sponsor. As the underwriters’ over-allotment was exercised in full as part of the Initial Public Offering, none of the founder shares are subject to forfeiture.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions,

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5.    RELATED PARTY TRANSACTIONS (cont.)

share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the Lock-up.

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The loan was non-interest bearing, unsecured and due on demand. The Company had no borrowings under the promissory note as of December 31, 2024 and the loan is no longer available to be drawn upon.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2024, no such Working Capital Loans were outstanding.

Advance from Related Party

M3 Partners has advanced the Company $280,545 to be used for expenses related to the Initial Public Offering. Subsequently, M3 Partners advanced an additional $98,212 to the Company. As of December 31, 2024, the Company had $378,757 in advances from related party.

NOTE 6.    COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters’ Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 units to cover over-allotments, if any. On August 1, 2024, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,750,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,000,000 (2.0% of the gross proceeds of the Units offered in the Initial Public Offering, excluding any proceeds from Units sold pursuant to the underwriters’ over-allotment option), which was paid upon the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred underwriting discount of 4.40% of the gross proceeds of the Initial Public Offering held in

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6.    COMMITMENTS AND CONTINGENCIES (cont.)

the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.40% of the gross proceeds sold pursuant to the underwriters’ over-allotment option, or $13,400,000 in the aggregate, payable upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

NOTE 7.    SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2024, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2024, there were no Class A ordinary shares issued or outstanding, excluding 28,750,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2024, there were 7,187,500 Class B ordinary shares issued and outstanding. The founder shares included an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters in full. On August 1, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 937,500 founder shares were no longer subject to forfeiture.

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7.    SHAREHOLDERS’ DEFICIT (cont.)

of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

NOTE 8.    FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2024 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$294,617,243	$—	$—

The following table presents information about the Company’s assets that are measured at fair value on August 2, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	August 2, 2024
Equity:
Fair value of Public Warrants for Class A ordinary shares subject to redemption allocation	3	$3,421,250

M3-BRIGADE ACQUISITION V CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8.    FAIR VALUE MEASUREMENTS (cont.)

The fair value of Public Warrants was determined using a binomial-lattice model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

August 2, 2024
Underlying stock price	$9.92
Exercise price	11.50
Term (years)	4.70
Risk-free rate	3.61%
Volatility	1.0%
Probability of completion a Business Combination	60.0%

NOTE 9.    SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

For the Period from March 12, 2024 (Inception) Through December 31, 2024
General and administrative costs	$453,416
Interest earned on investments held in Trust Account	$5,679,743

The key measures of segment profit or loss reviewed by our CODM are interest earned on investments held in Trust Account and general and administrative costs. The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

NOTE 10.    SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ReserveOne, Inc.
Unaudited Consolidated Statement of Financial Condition
September 30, 2025

Assets:
Cash	$2,006,997
Restricted cash	100,000
Prepaid expenses	318,662
Total Assets	2,425,659

Liabilities and Shareholder’s Equity:
Liabilities:
Accounts payable	203,013
Accrued expenses	118,334
Accrued compensation	87,678
Due to affiliates	1,273,486
Total Liabilities	1,682,511

Shareholder’s Equity
Common stock, $0.0001 par value; 35,000,000 shares authorized; 25,010 issued and outstanding as of September 30, 2025	3
Additional paid-in capital	2,499,997
Accumulated deficit	(1,756,852)
Total Shareholder’s Equity	743,148
Total Liabilities and Shareholder’s Equity	$2,425,659

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne, Inc.
Unaudited Consolidated Statement of Operations
For the Period From July 16, 2025 to September 30, 2025

Revenues
Non-operating income	$5
Total Revenues	5

Operating Expenses
Compensation expense	384,537
Marketing and advertising expenses	298,526
Professional fees	796,470
General, administrative and other expenses	204,843
Total Expenses	1,684,376
Net Loss	$(1,684,371)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne, Inc.
Unaudited Consolidated Statement of Cash Flows
For the Period From July 16, 2025 to September 30, 2025

Operating Activities
Net Loss	$(1,684,371)
Change in operating assets and liabilities:
(Increase) Decrease in Prepaid expenses	(318,662)
Increase (Decrease) in Accounts payable	203,013
Increase (Decrease) in Accrued expenses	80,909
Increase (Decrease) in Accrued compensation	54,882
Increase (Decrease) in Due to affiliates	1,271,226
Net cash used in operating activities	(393,003)

Investing Activities
Net cash used in investing activities	—

Financing Activities
Net cash provided by financing activities	—

Net Increase/(Decrease) in Cash and Restricted cash	(393,003)
Cash and Restricted Cash, Beginning of Period	2,500,000
Cash and Restricted cash, End of Period	$2,106,997

Reconciliation of Cash and Restricted Cash as shown on the Unaudited Consolidated Statement of Financial Condition
Cash	$2,006,997
Restricted cash	100,000
Total Cash and Restricted Cash per the Unaudited Consolidated Statement of Financial Condition	$2,106,997

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne, Inc.
Unaudited Consolidated Statement of Changes in Shareholder’s Equity
For the Period From July 16, 2025 to September 30, 2025

	Common Stock		Additional paid-in capital	Accumulated deficit	Total Shareholder’s Equity
	Shares	Amount
Balance, as of July 15, 2025	25,010	$3	$2,499,997	$(72,481)	$2,427,519
Net Loss	—	—	—	(1,684,371)	(1,684,371)
Balance, as of September 30, 2025	25,010	$3	$2,499,997	$(1,756,852)	$743,148

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 1.    DESCRIPTION OF ORGANIZATION

ReserveOne, Inc. (“ReserveOne” or the “Company”) is a Delaware C-corporation incorporated on May 27, 2025. As of the date these unaudited consolidated financial statements are issued, ReserveOne has a single shareholder, CC MI7 SPV, LLC (“CC MI7”), which is beneficially owned and ultimately controlled by CC Capital SP, LP (the “SP LP Partnership” and, collectively with CC MI7, “CC Capital”).

ReserveOne is a recently formed digital asset company that was established to invest in the cryptocurrency upgrade of the financial system. Upon consummation of the Business Combination (as defined below), ReserveOne intends to deliver a diversified digital asset treasury strategy. On July 7, 2025, ReserveOne entered into a business combination agreement with M3-Brigade Acquisition V Corp. (“M3-Brigade”), a publicly listed Cayman Islands exempted company incorporated with limited liability (NASDAQ: MBAV) (the “Business Combination”). Refer to Note 3. Proposed Business Combination for additional information on this business combination agreement.

ReserveOne is currently the parent company of a structure that includes three wholly owned subsidiaries. These subsidiaries were created to facilitate the Business Combination that is further described in Note 3. Proposed Business Combination. These entities include ReserveOne Holdings, Inc. (“Pubco”), R1 SPAC Merger Sub, Inc. (“SPAC Merger Sub”) and R1 Company Merger Sub, Inc. (“Company Merger Sub”). Refer to Note 2. Summary of Significant Accounting Policies for discussion around the presentation of the accompanying unaudited consolidated financial statements and Note 3. Proposed Business Combination for discussion around the steps of the Business Combination and their impact on the structure chart of the Company.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements (collectively, the “unaudited consolidated financial statements”) are presented in U.S. dollars and prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The unaudited consolidated financial statements are consolidated and presented in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation and include the accounts of ReserveOne, Inc. and its wholly owned subsidiaries, which comprise of Pubco, SPAC Merger Sub, and Company Merger Sub (collectively, the “Consolidated Group”). All intercompany balances and transactions for the Consolidated Group have been eliminated in consolidation. Certain footnotes or other financial information normally included in annual financial statements prepared in accordance with GAAP may be condensed or omitted.

These unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the period ended July 15, 2025.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements as well as reported amounts of revenue and expenses during the period.

Making estimates may require management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Restricted Cash

The Company’s cash is maintained in a United States financial institution, which is a member of the Federal Deposit Insurance Corporation (“FDIC”). The Company is subject to credit risk to the extent the cash balances exceed federally insured limits. As of September 30, 2025, ReserveOne had a cash balance of $2,006,997 maintained in its bank account, which exceeds the FDIC insured limit of $250,000.

Restricted cash represent amounts that have been deposited at a major United States financial institution and pledged as collateral for the Company’s corporate credit cards. Restricted cash is held in an interest-bearing account. Interest earned on the restricted cash is not restricted and is included within “Non-operating income” in the accompanying Unaudited Consolidated Statement of Operations.

Income Taxes

The Company is a U.S. C-Corporation and as such, is a regarded entity for U.S Federal and State taxation and subject to income taxes.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”), for the expected future tax consequences of events that have been included in the unaudited consolidated financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes. As of the date of the accompanying unaudited consolidated financial statements, the Company recorded a valuation allowance equal to 100% of the Company’s DTAs, as the Company concluded that the amounts are not realizable in the foreseeable future.

The Company records its income taxes receivable and payable based upon its estimated income tax position. Because the Company expects to be in a loss for the current year it has not recorded a current tax receivable or payable. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company is not currently under audit by any tax jurisdiction and is not subject to audit for prior tax years, as no standalone corporate tax returns have been filed by the Company, as the Company was incorporated during 2025 and has not completed its first fiscal year for U.S. tax purposes.

Expense Recognition

ReserveOne expects to incur expenses related to the ongoing operations of the Company. These expenses are recognized as incurred in accordance with GAAP.

Compensation — Compensation consists of salaries paid to and payable to employees. As of the date of the accompanying unaudited consolidated financial statements, the Company had accrued $87,678 of compensation payable to employees, which is included in the “Accrued compensation” line item on the accompanying Unaudited Consolidated Statement of Financial Condition and within the “Compensation expense” line item on the accompanying Unaudited Consolidated Statement of Operations.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketing and Advertising Expenses — Marketing and advertising expenses represents expenses incurred by the Company related to the marketing and advertising initiatives of the Company. This includes expenses for third-party advertising service providers and other miscellaneous expenses incurred by the Company.

Professional Fees — Professional fees represents expenses incurred by the Company related to legal services, accounting and audit services, and other miscellaneous expenses incurred for services provided to the Company.

General, Administrative and Other Expenses — General, administrative and other expenses represent technology expenses, including hardware and software charges, organizational set up costs, and other miscellaneous charges.

Digital Assets

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the Unaudited Consolidated Statement of Financial Condition, with gains and losses from changes in the fair value of such crypto assets recognized in net income within the Unaudited Consolidated Statement of Operations for each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. While the Company did not hold any in-scope crypto assets during the period from May 27, 2025 (Inception) to September 30, 2025 the Company adopted this guidance at the date of incorporation effective May 27, 2025 on a prospective basis.

Although the Company does not currently hold any crypto assets, the Company intends to initially record its purchases of in-scope crypto assets at cost, subsequent to the Company’s adoption of ASU 2023-08 on May 27, 2025, any future increases or decreases in fair value will be recognized as incurred in the Company’s Unaudited Consolidated Statements of Operations, and the fair value of the Company’s in-scope crypto assets will be reflected within the Company’s Unaudited Consolidated Statements of Financial Condition each reporting period-end. In determining the gain (loss) to be recognized upon sale, the Company will calculate the difference between the sales price and carrying value of the in-scope crypto assets sold immediately prior to sale.

Affiliates

The Company considers its sole shareholder and any affiliates of the Company’s sole shareholder to be affiliates. The Company periodically engages in transactions with these affiliates and any outstanding balances as of September 30, 2025 are reflected on the accompanying Unaudited Consolidated Statement of Financial Condition under “Due to affiliates”.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 requires the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. As required by ASU 2023-07, the Company has adopted the new reporting requirements on May 27, 2025 for these unaudited consolidated financial statements as of and for the period from July 16, 2025 to September 30, 2025. These additional disclosures are included in Note 8. Segment Information.

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the CODM, in deciding how to allocate resources in assessing performance. The Company believes its anticipated operations will constitute a single operating segment and therefore, because the Company will be a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company’s CODM is the chief executive officer.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Developments

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which will require the Company to disclose more detailed information about the types of expenses included within commonly presented expense captions, such as cost of sales, selling general, and administrative expenses (SG&A), and research and development expenses (R&D). In addition, ASU 2024-03 will require a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively elsewhere. As required by ASU 2024-03, the Company intends to adopt this guidance for the Company’s fiscal year beginning after December 15, 2026 and apply these requirements to all periods presented in the financial statements for the year ending December 31, 2027. The guidance may be applied on a prospective or retrospective basis and early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statements.

NOTE 3.    PROPOSED BUSINESS COMBINATION

Business Combination Agreement

On July 7, 2025, ReserveOne, Pubco, two wholly owned corporate subsidiaries of the Company (SPAC Merger Sub and Company Merger Sub), and M3-Brigade, entered into a definitive business combination agreement (the “Business Combination Agreement”). M3-Brigade and the Company are considered related parties. Refer to Note 4. Related Party Transactions for additional information around the related party nature of the entities.

The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) M3-Brigade will be de-registered in the Cayman Islands and registered by way of continuation to Delaware and domesticate as a Delaware corporation, (b) SPAC Merger Sub will merge with and into M3-Brigade (the “SPAC Merger”), with M3-Brigade as the surviving company and, as a result of the SPAC Merger, M3-Brigade will become a wholly owned subsidiary of Pubco with security holders of M3-Brigade receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement and (c) Company Merger Sub will merge with and into ReserveOne (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with ReserveOne as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly owned subsidiary of Pubco and each share of ReserveOne common stock will be automatically converted as of the closing of the Mergers, into the right to receive securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement.

In connection with the Mergers mentioned above, all shareholders of M3-Brigade that do not redeem their shares prior to the closing of the Business Combination will receive securities in Pubco in exchange for the securities they hold in M3-Brigade at the time of closing of the Business Combination. All shareholders of M3-Brigade that do not redeem their M3-Brigade Class A ordinary shares prior to the closing of the Business Combination will receive one share of Pubco Class A common stock for each M3-Brigade Class A ordinary share, and all warrants outstanding of M3-Brigade will be exchanged for an identical warrant in Pubco. These warrants will be governed by the warrant agreement to be entered into by Pubco and Continental Stock Transfer & Trust Company, as warrant agent, at the closing of the Business Combination (the “Warrant Agreement”).

At closing, the publicly traded company, ReserveOne Holdings, Inc., will have 2 subsidiaries that are wholly owned, one entity being M3-Brigade and one entity being ReserveOne.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION (cont.)

Equity PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, ReserveOne and Pubco entered into subscription agreements with certain investors (collectively the “Equity PIPE Investors”) who agreed to subscribe for a total of $500 million (the “Equity PIPE Financing”) that will be funded at the closing of the Business Combination. In exchange, the Equity PIPE Investors will receive an aggregate of 50 million shares of Pubco Class A common stock or ReserveOne Class A common stock (that will be converted to Pubco Class A common stock in the Company Merger) and 50 million Pubco warrants or ReserveOne warrants (that will be converted into Pubco warrants in the Company Merger) (the “PIPE Warrants”) entitling the Equity PIPE Investors to purchase an additional 50 million shares of Pubco Class A common stock or ReserveOne Class A common stock at an exercise price of $11.50 per share, subject to adjustment described in the Warrant Agreement related to the adjustments due to share capitalizations of Pubco after the closing of the Business Combination. The terms of the PIPE Warrants will be similar to those of the public warrants to be issued by Pubco in exchange for the publicly traded warrants issued by M3-Brigade as part of the SPAC Merger.

The closing of the Equity PIPE Financing is contingent upon, among other things, the consummation of the Business Combination. The Equity PIPE Financing is intended to close in conjunction with the closing of the Business Combination.

Convertible Notes PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, Pubco entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Notes PIPE Investors”) pursuant to which the Convertible Notes PIPE Investors have agreed to purchase up to $250 million in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes (the “Convertible Notes” or “Notes”).

The Convertible Notes will be senior secured debt that will be secured by collateral comprised of a number of Bitcoin equal to the aggregate principal amount of Convertible Notes issued at the closing of the Business Combination (the “Closing Date”) multiplied by two, and then divided by the average Bitcoin price over the ten consecutive days immediately prior to such closing (the “Collateral”). The liens on the Collateral securing the Convertible Notes will be automatically released when the Convertible Notes are fully repaid, including all interest and any applicable premium, and all other obligations under the indenture to be entered into at the closing of the Business Combination between Pubco and U.S. Bank Trust Company, National Association (the “Indenture”) and related documents have been satisfied. Pubco may also release Collateral as the outstanding principal amount of the Convertible Notes decreases below certain levels, provided that the required loan-to-collateral ratio is maintained. Before any release, Pubco will give at least five business days’ notice to the collateral agent and trustee, specifying the amount and type of Collateral to be released and the release date.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Furthermore, Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes if, (A) (i) Pubco has not satisfied its obligations to timely file, or have declared effective, a registration statement covering the resale of the Convertible Notes and the underlying shares of Pubco Class A common stock as required by the Convertible Notes Subscription Agreement, or the use of such registration statement is suspended under certain conditions described in the Convertible Notes Subscription Agreements and (ii) the Convertible Notes or the underlying shares of Pubco Class A common stock may not then be sold freely under Rule 144 under the Securities Act of 1933, as amended, without volume limitations or public information requirements (provided Pubco has complied with the requirements of Rule 144(i)(2)), or (B) if elected by Pubco as the sole remedy for an Event of Default (as defined in the Indenture) relating to Pubco’s failure to comply with certain reporting obligations under the Indenture, upon the occurrence of such an Event of Default.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION (cont.)

If a Fundamental Change (as defined in the Indenture) occurs, each holder of Convertible Notes (a “Convertible Holder”) may require Pubco to repurchase that Convertible Holder’s Convertible Notes on a date of Pubco’s choosing that is no less than 20 business days nor more than 35 business days after the date Pubco sends notices of the Fundamental Change pursuant to the Indenture.

Before the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes only upon the occurrence of certain events. On and after the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately preceding the maturity date. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A common stock, entirely in cash or in a combination of shares of Pubco Class A common stock and cash. The initial conversion rate will be 76.9231 shares of Pubco Class A common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Convertible Notes will have a 5-year maturity, and will be redeemable in part or in whole (subject to certain limitations), at Pubco’s option at any time, and from time to time, on or after the third anniversary of the Closing Date and on or before the 21st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Pubco Class A common stock exceeds 130% of the Conversion Price (i) for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Pubco sends the related redemption notice; and (ii) on the trading day immediately before the date Pubco sends such notice. In addition, calling any Convertible Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.

The closing of the Convertible Notes offering is contingent upon, among other things, the consummation of the Business Combination. The purchase of the Convertible Notes by the Convertible Notes PIPE Investors is intended to close in conjunction with the closing of the Business Combination.

NOTE 4.    RELATED PARTY TRANSACTIONS

Proposed Business Combination

M3-Brigade is considered a related party of ReserveOne, as the sole shareholder of ReserveOne, CC MI7, is controlled by CC Capital, through a chain of intermediary entities, and the sponsor of M3-Brigade is also a controlled subsidiary of CC Capital through a chain of intermediary entities. As such, M3-Brigade and ReserveOne are deemed to be under the common control of CC Capital and are related parties.

Equity PIPE Financing

An affiliate of the Company’s sole shareholder committed to funding $55.15 million in connection with the Equity PIPE Financing. This affiliate is controlled by the SPLP Partnership but consists of financing commitments from friends and family investors. This affiliate entity subscribed for identical terms as the third-party investors who subscribed to the Equity PIPE Financing.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 4.    RELATED PARTY TRANSACTIONS (cont.)

Due to Affiliates

An affiliate of CC Capital has paid for expenses of the Company prior to the date of the accompanying unaudited consolidated financial statements on behalf of ReserveOne that are intended to be repaid as part of closing of the Business Combination. Expenses incurred subsequent to the date of these unaudited consolidated financial statements will be paid for by either the CC Capital affiliate or the Company, subject to the Company being sufficiently capitalized. Any expenses paid for by CC Capital’s affiliate will be reimbursed by the Company as part of closing of the Business Combination.

As of September 30, 2025, CC Capital’s affiliate has paid $1,273,486 of Company expenses that have not been repaid by the Company, which is included in the “Due to affiliates” line item on the accompanying Unaudited Consolidated Statement of Financial Condition.

NOTE 5.    SHAREHOLDER’S EQUITY

ReserveOne is authorized to issue up to 35 million shares of common stock with a par value of $0.0001. On May 27, 2025, ReserveOne was incorporated and issued a nominal number of shares of common stock for nominal consideration. Subsequent to the Company’s incorporation and as of the date of these unaudited consolidated financial statements, the Company received $2,500,000 in cash in addition to the contribution and assignment of intellectual property and other rights by the sole shareholder of the Company, in exchange for the issuance of 25,000 additional shares of common stock.

As of September 30, 2025, the total number of shares of ReserveOne common stock issued and outstanding was 25,010, and all shares of ReserveOne were held by a single shareholder, CC MI7.

NOTE 6.    RISK FACTORS

The Company maintains its cash with one financial institution with investment grade credit ratings. At times, the Company may maintain deposits in federally insured financial institutions in excess of federally insured (“FDIC”) limits. However, the Company believes that it is not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held.

The Company also enters into various transactions with counterparties, which may include financial institutions and accredited investors. In the event these counterparties do not fulfill their obligations, the Company may be exposed to risk. This risk of default depends on the creditworthiness of the counterparties to these transactions. It is the Company’s policy to monitor the exposure to and creditworthiness of each party with which it conducts business.

NOTE 7.    COMMITMENTS AND CONTINGENCIES

The Company may become subject to various regulatory matters, litigation, claims and regulatory examinations at the time of commencing its operations. As of September 30, 2025, there were no such matters outstanding.

Business Combination Contingencies

In connection with the Business Combination described in Note 3. Proposed Business Combination, the Company has entered into certain agreements with third-party advisors. The fees and expenses paid to the third-party advisors are contingent on the completion of the Business Combination. The Company accrues for these expenses only when these amounts are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued.

ReserveOne, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 7.    COMMITMENTS AND CONTINGENCIES (cont.)

As of the date of these unaudited consolidated financial statements, the Company has engaged legal teams in connection with the evaluation and execution of the Business Combination. As of September 30, 2025, the Company estimates there are approximately $8 million to $9 million of unbilled fees. Under the terms of the engagement, these fees are contingent and would only become payable upon the successful completion of the Business Combination. Accordingly, no liability has been recognized in the accompanying unaudited consolidated financial statements.

Additionally, certain members of the Company’s executive team are entitled to receive compensation in conjunction with the closing of the Business Combination. As these payments are contingent on the closing of the Business Combination, no accrual has been recognized in the accompanying unaudited consolidated financial statements.

Finally, management has concluded that if the Business Combination were not to be completed, for any reason, the Company would potentially look to either find another path to execute on the business plan via a business combination or transaction with another party or would cease operations and wind down the business and pay any liabilities of the Company. Management does not believe that this raises substantial doubt about the Company’s ability to continue as a going concern, rather this would be a voluntary choice as the primary reason for the creation of ReserveOne was to execute on the Company’s business plan by completing the Business Combination.

NOTE 8.    SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. The Company’s anticipated operations constitute a single operating segment and therefore, because the Company is a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company is currently not an operating entity, but after closing of the Business Combination, the Company anticipates being engaged in a single line of business as a vehicle designed to hold and manage a diversified basket of crypto assets. The Company’s CODM is the chief executive officer.

The accounting policies of the single segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance for the single segment and decides how to allocate resources based on the net income (loss) that is reported on the Unaudited Consolidated Statement of Operations as Net Income (Loss). There is no measure of the Company’s significant expenses included within net income (loss) at a more disaggregated level than the expenses reported on the accompanying Unaudited Consolidated Statement of Operations that are reviewed on a regular basis by the CODM. The measure of segment assets is reported on the accompanying Unaudited Consolidated Statement of Financial Condition as Total Assets.

NOTE 9.    SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited consolidated financial statements are available for issuance on December 5, 2025, require potential adjustment to or disclosure in the unaudited consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder of
ReserveOne, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial condition of ReserveOne, Inc. and subsidiaries (the “Company”) as of July 15, 2025, the related consolidated statements of operations, cash flows and changes in shareholder’s equity, for the period from May 27, 2025 (Inception) to July 15, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 15, 2025, and the results of its operations and its cash flows for the period from May 27, 2025 (Inception) to July 15, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York

September 11, 2025

We have served as the Company’s auditor since 2025.

ReserveOne, Inc.
Consolidated Statement of Financial Condition
July 15, 2025

Assets:
Cash	$2,500,000
Total Assets	2,500,000

Liabilities and Shareholder’s Equity:
Liabilities:
Accrued expenses	37,425
Accrued compensation	32,796
Due to affiliates	2,260
Total Liabilities	72,481

Shareholder’s Equity
Common stock, $0.0001 par value; 35,000,000 shares authorized; 25,010 issued and outstanding as of July 15, 2025	3
Additional paid-in capital	2,499,997
Accumulated deficit	(72,481)
Total Shareholder’s Equity	2,427,519
Total Liabilities and Shareholder’s Equity	$2,500,000

The accompanying notes are an integral part of the consolidated financial statements.

ReserveOne, Inc.
Consolidated Statement of Operations
For the Period From May 27, 2025 (Inception) to July 15, 2025

Revenues	$—
Total Revenues	—

Expenses
Compensation expense	32,796
Professional fees	10,258
General, administrative and other expenses	29,427
Total Expenses	72,481
Net Loss	$(72,481)

The accompanying notes are an integral part of the consolidated financial statements.

ReserveOne, Inc.
Consolidated Statement of Cash Flows
For the Period From May 27, 2025 (Inception) to July 15, 2025

Operating Activities
Net Loss	$(72,481)
Increase (Decrease) in operating liabilities:
Increase in Accrued expenses	37,425
Increase in Accrued compensation	32,796
Increase in Due to affiliate	2,260
Net cash used in operating activities	—

Investing Activities
Net cash used in investing activities	—

Financing Activities
Proceeds from Issuance of Common stock	2,500,000
Net cash provided by financing activities	2,500,000

Net Increase in Cash	2,500,000
Cash, Beginning of Period	—
Cash, End of Period	$2,500,000

The accompanying notes are an integral part of the consolidated financial statements.

ReserveOne, Inc.
Consolidated Statement of Changes in Shareholder’s Equity
For the Period From May 27, 2025 (Inception) to July 15, 2025

	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance, as of May 27, 2025	—	$—	$—	$—	$—
Issuance of Common stock	25,010	3	2,499,997	—	2,500,000
Net Loss	—	—	—	(72,481)	(72,481)
Balance, as of July 15, 2025	25,010	$3	$2,499,997	$(72,481)	$2,427,519

The accompanying notes are an integral part of the consolidated financial statements.

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 1.    DESCRIPTION OF ORGANIZATION

ReserveOne, Inc. (“ReserveOne” or the “Company”) is a Delaware C-corporation incorporated on May 27, 2025. As of the date these consolidated financial statements are issued, ReserveOne has a single shareholder, CC MI7 SPV, LLC (“CC MI7”), which is beneficially owned and ultimately controlled by CC Capital SP, LP (the “SP LP Partnership”).

ReserveOne is a recently formed digital asset company that was established to invest in the cryptocurrency upgrade of the financial system. Upon consummation of the Business Combination (as defined below), ReserveOne intends to deliver a diversified digital asset treasury strategy. On July 7, 2025, ReserveOne entered into a business combination agreement with M3-Brigade Acquisition V Corp. (“M3-Brigade”), a publicly listed Cayman Islands exempted company incorporated with limited liability (NASDAQ: MBAV) (the “Business Combination”). Refer to Note 3. Proposed Business Combination for additional information on this business combination agreement.

ReserveOne is currently the parent company of a structure that includes three wholly owned subsidiaries. These subsidiaries were created to facilitate the Business Combination that is further described in Note 3. Proposed Business Combination. These entities include ReserveOne Holdings, Inc. (“Pubco”), R1 SPAC Merger Sub, Inc. (“SPAC Merger Sub”) and R1 Company Merger Sub, Inc. (“Company Merger Sub”). Refer to Note 2. Summary of Significant Accounting Policies for discussion around the presentation of the accompanying consolidated financial statements and Note 3. Proposed Business Combination for discussion around the steps of the Business Combination and their impact on the structure chart of the Company.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements (collectively, the “consolidated financial statements”) are presented in U.S. dollars and prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The consolidated financial statements are consolidated and presented in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation and include the accounts of ReserveOne, Inc. and its wholly owned subsidiaries, which comprise of Pubco, SPAC Merger Sub, and Company Merger Sub (collectively, the “Consolidated Group”). All intercompany balances and transactions for the Consolidated Group have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as reported amounts of revenue and expenses during the period.

Making estimates may require management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash

The Company’s cash is maintained in a United States financial institution, which is a member of the Federal Deposit Insurance Corporation (“FDIC”). The Company is subject to credit risk to the extent the cash balances exceed federally insured limits. As of July 15, 2025, ReserveOne had a cash balance of $2,500,000 maintained in its bank account, which exceeds the FDIC insured limit of $250,000.

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company is a U.S. C-Corporation and as such, is a regarded entity for U.S Federal and State taxation and subject to income taxes.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”), for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes. As of the date of the accompanying consolidated financial statements, the Company recorded a valuation analysis equal to 100% of the Company’s DTAs, as the Company concluded that the amounts are not realizable in the foreseeable future.

The Company records its income taxes receivable and payable based upon its estimated income tax position. Because the Company expects to be in a loss for the current year it has not recorded a current tax receivable or payable. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company is not currently under audit by any tax jurisdiction and is not subject to audit for prior tax years, as no standalone corporate tax returns have been filed by the Company, as the Company was incorporated during 2025 and has not completed its first fiscal year for U.S. tax purposes.

Expense Recognition

ReserveOne expects to incur expenses related to the ongoing operations of the Company. These direct expenses are recognized as incurred in accordance with GAAP.

Compensation

Compensation — Compensation consists of salaries paid to and payable to employees. As of the date of the accompanying consolidated financial statements, the Company had accrued $32,796 of compensation payable to employees, which is included in the “Accrued compensation” line item on the accompanying Consolidated Statement of Financial Condition and within the “Compensation expense” line item on the accompanying Consolidated Statement of Operations.

Digital Assets

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the Consolidated Statement of Financial Condition, with gains and losses from changes in the fair value of such crypto assets recognized in net income within the Consolidated Statement of Operations for each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the standard. While the Company did not hold any in-scope crypto assets during the period from May 27, 2025 (Inception) to July 15, 2025, the Company adopted this guidance at the date of incorporation effective May 27, 2025 on a prospective basis.

Although the Company does not currently hold any crypto assets, the Company intends to initially record its purchases of in-scope crypto assets at cost, subsequent to the Company’s adoption of ASU 2023-08 on May 27, 2025, any future increases or decreases in fair value will be recognized as incurred in the Company’s Consolidated Statements of Operations, and the fair value of the Company’s in-scope crypto assets will be reflected within the Company’s Consolidated Statements of Financial Condition each reporting period-end. In determining the gain (loss) to be recognized upon sale, the Company will calculate the difference between the sales price and carrying value of the in-scope crypto assets sold immediately prior to sale.

Affiliates

The Company considers its sole shareholder and any affiliates of the Company’s sole shareholder to be affiliates. The Company periodically engages in transactions with these affiliates and any outstanding balances as of July 15, 2025 are reflected on the accompanying Consolidated Statement of Financial Condition under “Due to affiliates”.

General, Administrative and Other Expenses

General, administrative and other expenses represent technology expenses, including hardware and software charges, organizational set up costs, and other miscellaneous charges.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 requires the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. As required by ASU 2023-07, the Company has adopted the new reporting requirements on May 27, 2025 for these consolidated financial statements as of and for the period from May 27, 2025 (Inception) to July 15, 2025. These additional disclosures are included in Note 8. Segment Information.

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. The Company believes its anticipated operations will constitute a single operating segment and therefore, because the Company will be a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company’s CODM is the chief executive officer.

Recent Accounting Developments

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which will require the Company to disclose more detailed information about the types of expenses included within commonly presented expense captions, such as cost of sales, selling general, and administrative expenses (SG&A), and research and development expenses (R&D). In addition, ASU 2024-03 will require a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively elsewhere. As required by ASU 2024-03, the Company intends to adopt this guidance for the Company’s fiscal year beginning after December 15, 2026 and apply these requirements to all periods presented in the financial statements for the year ending December 31, 2027. The guidance may be applied on a prospective or retrospective basis and early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statements.

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION

Business Combination Agreement

On July 7, 2025, ReserveOne, Pubco, two wholly owned corporate subsidiaries of the Company (SPAC Merger Sub and Company Merger Sub), and M3-Brigade, entered into a definitive business combination agreement (the “Business Combination Agreement”). M3-Brigade and the Company are considered related parties. Refer to Note 4. Related Party Transactions for additional information around the related party nature of the entities.

The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) M3-Brigade will be de-registered in the Cayman Islands and registered by way of continuation to Delaware and domesticate as a Delaware corporation, (b) SPAC Merger Sub will merge with and into M3-Brigade (the “SPAC Merger”), with M3-Brigade as the surviving company and, as a result of the SPAC Merger, M3-Brigade will become a wholly owned subsidiary of Pubco with security holders of M3-Brigade receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement and (c) Company Merger Sub will merge with and into ReserveOne (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with ReserveOne as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly owned subsidiary of Pubco and each share of ReserveOne common stock will be automatically converted as of the closing of the Mergers, into the right to receive securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement.

In connection with the Mergers mentioned above, all shareholders of M3-Brigade that do not redeem their shares prior to the closing of the Business Combination will receive securities in Pubco in exchange for the securities they hold in M3-Brigade at the time of closing of the Business Combination. All shareholders of M3-Brigade that do not redeem their M3-Brigade Class A ordinary shares prior to the closing of the Business Combination will receive one share of Pubco Class A common stock for each M3-Brigade Class A ordinary share, and all warrants outstanding of M3-Brigade will be exchanged for an identical warrant in Pubco. These warrants will be governed by the warrant agreement to be entered into by Pubco and Continental Stock Transfer & Trust Company, as warrant agent, at the closing of the Business Combination (the “Warrant Agreement”).

At closing, the publicly traded company, ReserveOne Holdings, Inc., will have 2 subsidiaries that are wholly owned, one entity being M3-Brigade and one entity being ReserveOne.

Equity PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, ReserveOne and Pubco entered into subscription agreements with certain investors (collectively the “Equity PIPE Investors”) who agreed to subscribe for a total of $500 million (the “Equity PIPE Financing”) that will be funded at the closing of the Business Combination. In exchange, the Equity PIPE Investors will receive an aggregate of 50 million shares of Pubco Class A common stock or ReserveOne Class A common stock (that will be converted into Pubco Class A common stock in the Company Merger) and 50 million Pubco warrants or ReserveOne warrants (that will be converted into Pubco warrants in the Company Merger) (the “PIPE Warrants”) entitling the Equity PIPE Investors to purchase an additional 50 million shares of Pubco Class A common stock at an exercise price of $11.50 per share, subject to adjustment described in the Warrant Agreement related to the adjustments due to share capitalizations of Pubco after the closing of the Business Combination. The terms of the PIPE Warrants will be similar to those of the public warrants to be issued by Pubco in exchange for the publicly traded warrants issued by M3-Brigade as part of the SPAC Merger.

The closing of the Equity PIPE Financing is contingent upon, among other things, the consummation of the Business Combination. The Equity PIPE Financing is intended to close in conjunction with the closing of the Business Combination.

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION (cont.)

Convertible Notes PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, Pubco entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Notes PIPE Investors”) pursuant to which the Convertible Notes PIPE Investors have agreed to purchase up to $250 million in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes (the “Convertible Notes” or “Notes”).

The Convertible Notes will be senior secured debt that will be secured by collateral comprised of a number of Bitcoin equal to the aggregate principal amount of Convertible Notes issued at the closing of the Business Combination (the “Closing Date”) multiplied by two, and then divided by the average Bitcoin price over the ten consecutive days immediately prior to such closing. The Collateral may be released upon the occurrence of certain events as described in the indenture to be entered into at the closing of the Business Combination between Pubco and U.S. Bank Trust Company, National Association (the “Indenture”).

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Furthermore, Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes if, (A) (i) Pubco has not satisfied its obligations to timely file, or have declared effective, a registration statement covering the resale of the Convertible Notes and the underlying shares of Pubco Class A common stock as required by the Convertible Notes Subscription Agreement, or the use of such registration statement is suspended under certain conditions described in the Convertible Notes Subscription Agreements and (ii) the Convertible Notes or the underlying shares of Pubco Class A common stock may not then be sold freely under Rule 144 under the Securities Act of 1933, as amended, without volume limitations or public information requirements (provided Pubco has complied with the requirements of Rule 144(i)(2)), or (B) if elected by Pubco as the sole remedy for an Event of Default (as defined in the Indenture) relating to Pubco’s failure to comply with certain reporting obligations under the Indenture, upon the occurrence of such an Event of Default.

If a Fundamental Change (as defined in the Indenture) occurs, each holder of Convertible Notes (a “Convertible Holder”) may require Pubco to repurchase that Convertible Holder’s Convertible Notes on a date of Pubco’s choosing that is no less than 20 business days nor more than 35 business days after the date Pubco sends notices of the Fundamental Change pursuant to the Indenture.

Before the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes only upon the occurrence of certain events. On and after the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately preceding the maturity date. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A common stock, entirely in cash or in a combination of shares of Pubco Class A common stock and cash. The initial conversion rate will be 76.9231 shares of Pubco Class A common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Convertible Notes will have a 5-year maturity, and will be redeemable in part or in whole (subject to certain limitations), at Pubco’s option at any time, and from time to time, on or after the third anniversary of the Closing Date and on or before the 21st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Pubco

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION (cont.)

Class A common stock exceeds 130% of the Conversion Price (i) for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Pubco sends the related redemption notice; and (ii) on the trading day immediately before the date Pubco sends such notice. In addition, calling any Convertible Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.

The closing of the Convertible Notes offering is contingent upon, among other things, the consummation of the Business Combination. The purchase of the Convertible Notes by the Convertible Notes PIPE Investors is intended to close in conjunction with the closing of the Business Combination.

NOTE 4.    RELATED PARTY TRANSACTIONS

Proposed Business Combination

M3-Brigade is considered a related party of ReserveOne, as the sole shareholder of ReserveOne, CC MI7, is controlled by the SP LP Partnership, through a chain of intermediary entities, and the sponsor of M3-Brigade is also a controlled subsidiary of the SP LP Partnership through a chain of intermediary entities. As such, M3-Brigade and ReserveOne are deemed to be under the common control of the SP LP Partnership and are related parties.

Equity PIPE Financing

An affiliate of the Company’s sole shareholder committed to funding $55.15 million in connection with the Equity PIPE Financing. This affiliate is controlled by the SPLP Partnership but consists of financing commitments from friends and family investors. This affiliate entity subscribed for identical terms as the third-party investors who subscribed to the Equity PIPE Financing.

Due to Affiliates

An affiliate of the SP LP Partnership has paid for expenses of the Company prior to the date of the accompanying consolidated financial statements on behalf of ReserveOne that are intended to be repaid as part of closing of the Business Combination. Expenses incurred subsequent to the date of these consolidated financial statements will be paid for by either the SP LP Partnership affiliate or the Company, subject to the Company being sufficiently capitalized. Any expenses paid for by the SP LP Partnership’s affiliate will be reimbursed by the Company as part of closing of the Business Combination.

As of the date of these consolidated financial statements, the SP LP Partnership’s affiliate has paid $2,260 of Company expenses that have not been repaid by the Company, which is included in the “Due to affiliates” line item on the accompanying Consolidated Statement of Financial Condition.

NOTE 5.    SHAREHOLDER’S EQUITY

ReserveOne is authorized to issue up to 35 million shares of common stock with a par value of $0.0001. On May 27, 2025, ReserveOne was incorporated and issued a nominal number of shares of common stock for nominal consideration. Subsequent to the Company’s incorporation and as of the date of these consolidated financial statements, the Company received $2,500,000 in cash in addition to the contribution and assignment of intellectual property and other rights by the sole shareholder of the Company, in exchange for the issuance of 25,000 additional shares of common stock.

As of July 15, 2025, the total number of shares of ReserveOne common stock issued and outstanding was 25,010, and all shares of ReserveOne were held by a single shareholder, CC MI7.

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 6.    RISK FACTORS

The Company maintains its cash with one financial institution with investment grade credit ratings. At times, the Company may maintain deposits in federally insured financial institutions in excess of federally insured (“FDIC”) limits. However, the Company believes that it is not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held.

The Company also enters into various transactions with counterparties, which may include financial institutions and accredited investors. In the event these counterparties do not fulfill their obligations, the Company may be exposed to risk. This risk of default depends on the creditworthiness of the counterparties to these transactions. It is the Company’s policy to monitor the exposure to and creditworthiness of each party with which it conducts business.

NOTE 7.    COMMITMENTS AND CONTINGENCIES

The Company may become subject to various regulatory matters, litigation, claims and regulatory examinations at the time of commencing its operations. As of July 15, 2025, there were no such matters outstanding.

Business Combination Contingencies

In connection with the Business Combination described in Note 3. Proposed Business Combination, the Company has entered into certain agreements with third-party advisors. The fees and expenses paid to the third-party advisors are contingent on the completion of the Business Combination. The Company accrues for these expenses only when these amounts are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued.

As of the date of these consolidated financial statements, the Company has engaged legal teams in connection with the evaluation and execution of the Business Combination. As of July 15, 2025, the Company estimates there are approximately $5 million to $6 million of unbilled fees. Under the terms of the engagement, these fees are contingent and would only become payable upon the successful completion of the Business Combination. Accordingly, no liability has been recognized in the accompanying consolidated financial statements.

Additionally, certain members of the Company’s executive team are entitled to receive compensation in conjunction with the closing of the Business Combination. As these payments are contingent on the closing of the Business Combination, no accrual has been recognized in the accompanying consolidated financial statements.

Finally, management has concluded that if the Business Combination were not to be completed, for any reason, the Company would potentially look to either find another path to execute on the business plan via a business combination or transaction with another party or would cease operations and wind down the business and pay any liabilities of the Company. Management does not believe that this raises substantial doubt about the Company’s ability to continue as a going concern, rather this would be a voluntary choice as the primary reason for the creation of ReserveOne was to execute on the Company’s business plan by completing the Business Combination.

NOTE 8.    SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. The Company’s anticipated operations constitute a single operating segment and therefore, because the Company is a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company is currently not an operating entity, but after closing of the Business Combination, the Company anticipates being engaged in a single line of business as a vehicle designed to hold and manage a diversified basket of crypto assets. The Company’s CODM is the chief executive officer.

ReserveOne, Inc.
Notes to Consolidated Financial Statements

NOTE 8.    SEGMENT INFORMATION (cont.)

The accounting policies of the single segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance for the single segment and decides how to allocate resources based on the net income (loss) that is reported on the Consolidated Statement of Operations as Net Income (Loss). There is no measure of the Company’s significant expenses included within net income (loss) at a more disaggregated level than the expenses reported on the accompanying Consolidated Statement of Operations that are reviewed on a regular basis by the CODM.

NOTE 9.    SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statements are available for issuance on September 11, 2025, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

ReserveOne Holdings, Inc.
Unaudited Consolidated Statement of Financial Condition
September 30, 2025

Assets:
Cash	$—
Total Assets	—

Liabilities and Shareholder’s Equity:
Liabilities:
Accounts payable	132,600
Due to affiliates	168,747
Total Liabilities	301,347

Shareholder’s Equity
Common stock, $0.0001 par value; 1,000 shares authorized; 10 issued and outstanding as of September 30, 2025	—
Accumulated deficit	(301,347)
Total Shareholder’s Equity	(301,347)
Total Liabilities and Shareholder’s Equity	$—

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne Holdings, Inc.
Unaudited Consolidated Statement of Operations
For the Period From July 16, 2025 to September 30, 2025

Revenues	$—
Total Revenues	—

Operating Expenses
Professional fees	301,347
Total Expenses	301,347
Net Loss	$(301,347)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne Holdings, Inc.
Unaudited Consolidated Statement of Cash Flows
For the Period From July 16, 2025 to September 30, 2025

Operating Activities
Net Loss	$(301,347)
Increase (Decrease) in operating liabilities:
Increase in Accounts payable	132,600
Increase in Due to affiliates	168,747
Net cash used in operating activities	—

Investing Activities
Net cash used in investing activities	—

Financing Activities
Net cash provided by financing activities	—

Net Increase/(Decrease) in Cash	—
Cash, Beginning of Period	—
Cash, End of Period	$—

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne Holdings, Inc.
Unaudited Consolidated Statement of Changes in Shareholder’s Equity
For the Period From July 16, 2025 to September 30, 2025

	Common Stock		Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance, as of July 16, 2025	10	$—	$—	$—
Net Loss	—	—	(301,347)	(301,347)
Balance, as of September 30, 2025	10	$—	$(301,347)	$(301,347)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION

ReserveOne Holdings, Inc. (“ReserveOne Holdings”, “Pubco” or the “Company”) is a Delaware C-corporation incorporated on June 20, 2025. As of the date these unaudited consolidated financial statements are issued, ReserveOne Holdings has a single shareholder, ReserveOne, Inc. (“ReserveOne”), which is beneficially owned and ultimately controlled by CC Capital SP, LP (the “SP LP Partnership” or “CC Capital”). Additionally, as of the date these unaudited consolidated financial statements are issued, the Company had not commenced operations.

ReserveOne Holdings was formed for the purposes of effectuating the Business Combination (as defined below) and has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement (as defined below). On July 7, 2025, ReserveOne Holdings entered into a business combination agreement with M3-Brigade Acquisition V Corp. (“M3-Brigade”), a publicly listed Cayman Islands exempted company incorporated with limited liability (NASDAQ: MBAV) (the “Business Combination”). Refer to Note 3. Proposed Business Combination for additional information on this business combination agreement.

ReserveOne Holdings is currently an intermediary entity between ReserveOne, the parent company of the structure, and two wholly-owned subsidiaries. These subsidiaries were created to facilitate the Business Combination that is further described in Note 3. Proposed Business Combination. These entities are R1 SPAC Merger Sub, Inc. (“SPAC Merger Sub”) and R1 Company Merger Sub, Inc. (“Company Merger Sub”). Refer to Note 2. Summary of Significant Accounting Policies for discussion around the presentation of the accompanying unaudited consolidated financial statements and Note 3. Proposed Business Combination for discussion around the steps of the Business Combination and their impact on the structure chart of the Company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements (the “unaudited consolidated financial statements”) are presented in U.S. dollars and prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The unaudited consolidated financial statements are consolidated and presented in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation and include the accounts of Pubco and its wholly owned subsidiaries, which comprise of SPAC Merger Sub and Company Merger Sub (collectively, the “Consolidated Group”). All intercompany balances and transactions for the Consolidated Group have been eliminated in consolidation. Certain footnotes or other financial information normally included in annual financial statements prepared in accordance with GAAP may be condensed or omitted.

These unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the period ended July 15, 2025.

Income Taxes

The Company is a U.S. C-Corporation and as such, is a regarded entity for U.S Federal and State taxation and subject to income taxes.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”), for the expected future tax consequences of events that have been included in the unaudited consolidated financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes. As of the date of the accompanying unaudited consolidated financial statements, the Company recorded a valuation allowance equal to 100% of the Company’s DTAs, as the Company concluded that the amounts are not realizable in the foreseeable future.

The Company records its income taxes receivable and payable based upon its estimated income tax position. Because the Company expects to be in a loss for the current year it has not recorded a current tax receivable or payable. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company is not currently under audit by any tax jurisdiction and is not subject to audit for prior tax years, as no standalone corporate tax returns have been filed by the Company, as the Company was incorporated during 2025 and has not completed its first fiscal year for U.S. tax purposes.

Expense Recognition

Pubco expects to incur expenses related to the ongoing operations of the Company. These expenses are recognized as incurred in accordance with GAAP.

Professional Fees — Professional fees represents expenses incurred by the Company related to legal services, accounting and audit services, and other miscellaneous expenses incurred for services provided to the Company.

Digital Assets

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the Unaudited Consolidated Statement of Financial Condition, with gains and losses from changes in the fair value of such crypto assets recognized in net income within the Unaudited Consolidated Statement of Operations for each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. While the Company did not hold any in-scope crypto assets during the period from July 16, 2025 to September 30, 2025, the Company adopted this guidance at the date of incorporation effective June 20, 2025 on a prospective basis.

Although the Company does not currently hold any crypto assets, the Company intends to initially record its purchases of in-scope crypto assets at cost, subsequent to the Company’s adoption of ASU 2023-08 on June 20, 2025, any future increases or decreases in fair value will be recognized as incurred in the Company’s Unaudited Consolidated Statement of Operations, and the fair value of the Company’s in-scope crypto assets will be reflected within the Company’s Unaudited Consolidated Statement of Financial Condition each reporting period-end. In determining the gain (loss) to be recognized upon sale, the Company will calculate the difference between the sales price and carrying value of the in-scope crypto assets sold immediately prior to sale.

Affiliates

The Company considers its sole shareholder and any affiliates of the Company’s sole shareholder to be affiliates. The Company may periodically engage in transactions with these affiliates and any outstanding balances as of September 30, 2025 are reflected on the accompanying Unaudited Consolidated Statement of Financial Condition under “Due to affiliates”.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition,

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASU 2023-07 requires the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. As required by ASU 2023-07, the Company has adopted the new reporting requirements on June 20, 2025 for the accompanying unaudited consolidated financial statements as of and for the period from July 16, 2025 to September 30, 2025. These additional disclosures are included in Note 8. Segment Information.

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the CODM, in deciding how to allocate resources in assessing performance. The Company believes its anticipated operations will constitute a single operating segment and therefore, because the Company will be a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company’s CODM is the chief executive officer.

Recent Accounting Developments

In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which will require the Company to disclose more detailed information about the types of expenses included within commonly presented expense captions, such as cost of sales, selling general, and administrative expenses (SG&A), and research and development expenses (R&D). In addition, ASU 2024-03 will require a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively elsewhere. As required by ASU 2024-03, the Company intends to adopt this guidance for the Company’s fiscal year beginning after December 15, 2026 and apply these requirements to all periods presented in the financial statements for the year ending December 31, 2027. The guidance may be applied on a prospective or retrospective basis and early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statements.

NOTE 3. PROPOSED BUSINESS COMBINATION

Business Combination Agreement

On July 7, 2025, ReserveOne, Pubco, two wholly owned corporate subsidiaries of the Company (SPAC Merger Sub and Company Merger Sub), and M3-Brigade entered into a definitive business combination agreement (the “Business Combination Agreement”). M3-Brigade and the Company are considered related parties. Refer to Note 4. Related Party Transactions for additional information around the related party nature of the entities.

The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) M3-Brigade will be de-registered in the Cayman Islands and registered by way of continuation to Delaware and domesticate as a Delaware corporation, (b) SPAC Merger Sub will merge with and into M3-Brigade (the “SPAC Merger”), with M3-Brigade as the surviving company and, as a result of the SPAC Merger, M3-Brigade will become a wholly owned subsidiary of Pubco with security holders of M3-Brigade receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement and (c) Company Merger Sub will merge with and into ReserveOne (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with ReserveOne as the surviving company in the Company Merger and, as a result of the Company Merger, ReserveOne will become a wholly owned subsidiary of Pubco and each share of ReserveOne common stock will be automatically converted as of the closing of the Mergers, into the right to receive securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement.

In connection with the Mergers mentioned above, all shareholders of M3-Brigade that do not redeem their shares prior to the closing of the Business Combination will receive securities in Pubco in exchange for the securities they hold in M3 at the time of closing of the Business Combination. All shareholders of M3-Brigade that do not redeem their M3-Brigade Class A ordinary shares prior to the closing of the Business Combination will receive one share of Pubco Class A common stock for each M3-Brigade Class A ordinary share, and all warrants outstanding of

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 3. PROPOSED BUSINESS COMBINATION (cont.)

M3-Brigade will be exchanged for an identical warrant in Pubco. These warrants will be governed by the warrant agreement to be entered into by Pubco and Continental Stock Transfer & Trust Company, as warrant agent, at the closing of the Business Combination (the “Warrant Agreement”).

At closing, the publicly traded company, ReserveOne Holdings, Inc., will have 2 subsidiaries that are wholly owned, one entity being M3-Brigade and one entity being ReserveOne.

Equity PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, ReserveOne and Pubco entered into subscription agreements with certain investors (collectively the “Equity PIPE Investors”) who agreed to subscribe for a total of $500 million (the “Equity PIPE Financing”) that will be funded at the closing of the Business Combination. In exchange, the Equity PIPE Investors will receive an aggregate of 50 million shares of Pubco Class A common stock or ReserveOne Class A common stock (that will be converted to Pubco Class A common stock in the Company Merger) and 50 million Pubco warrants or ReserveOne warrants (that will be converted into Pubco warrants in the Company Merger) (the “PIPE Warrants”) entitling the Equity PIPE Investors to purchase an additional 50 million shares of Pubco Class A common stock or ReserveOne Class A common stock at an exercise price of $11.50 per share, subject to adjustment described in the Warrant Agreement related to the adjustments due to share capitalizations of Pubco after the closing of the Business Combination. The terms of the PIPE Warrants will be similar to those of the public warrants to be issued by Pubco in exchange for the publicly traded warrants issued by M3-Brigade as part of the SPAC Merger.

The closing of the Equity PIPE Financing is contingent upon, among other things, the consummation of the Business Combination. The Equity PIPE Financing is intended to close in conjunction with the closing of the Business Combination.

Convertible Notes PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, Pubco entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Notes PIPE Investors”) pursuant to which the Convertible Notes PIPE Investors have agreed to purchase up to $250 million in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes (the “Convertible Notes” or “Notes”).

The Convertible Notes will be senior secured debt that will be secured by collateral comprised of a number of Bitcoin equal to the aggregate principal amount of Convertible Notes issued at the closing of the Business Combination (the “Closing Date”) multiplied by two, and then divided by the average Bitcoin price over the ten consecutive days immediately prior to such closing (the “Collateral”). The liens on the Collateral securing the Convertible Notes will be automatically released when the Convertible Notes are fully repaid, including all interest and any applicable premium, and all other obligations under the indenture to be entered into at the closing of the Business Combination between Pubco and U.S. Bank Trust Company, National Association (the “Indenture”) and related documents have been satisfied. Pubco may also release Collateral as the outstanding principal amount of the Convertible Notes decreases below certain levels, provided that the required loan-to-collateral ratio is maintained. Before any release, Pubco will give at least five business days’ notice to the collateral agent and trustee, specifying the amount and type of Collateral to be released and the release date.

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Furthermore, Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes if, (A) (i) Pubco has not satisfied its obligations to timely file, or have declared effective, a registration statement covering the resale of the Convertible Notes and the underlying shares of Pubco Class A common stock as required by the Convertible Notes Subscription Agreement, or the use of such registration statement is suspended under certain conditions described in the Convertible Notes Subscription Agreements and (ii) the Convertible Notes or the underlying shares of Pubco Class A common stock may not then

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 3. PROPOSED BUSINESS COMBINATION (cont.)

be sold freely under Rule 144 under the Securities Act of 1933, as amended, without volume limitations or public information requirements (provided Pubco has complied with the requirements of Rule 144(i)(2)), or (B) if elected by Pubco as the sole remedy for an Event of Default (as defined in the Indenture) relating to Pubco’s failure to comply with certain reporting obligations under the Indenture, upon the occurrence of such an Event of Default.

If a Fundamental Change (as defined in the Indenture) occurs, each holder of Convertible Notes (a “Convertible Holder”) may require Pubco to repurchase that Convertible Holder’s Convertible Notes on a date of Pubco’s choosing that is no less than 20 business days nor more than 35 business days after the date Pubco sends notices of the Fundamental Change pursuant to the Indenture.

Before the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes only upon the occurrence of certain events. On and after the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately preceding the maturity date. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A common stock, entirely in cash or in a combination of shares of Pubco Class A common stock and cash. The initial conversion rate will be 76.9231 shares of Pubco Class A common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Convertible Notes will have a 5-year maturity, and will be redeemable in part or in whole (subject to certain limitations), at Pubco’s option at any time, and from time to time, on or after the third anniversary of the Closing Date and on or before the 21st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Pubco Class A common stock exceeds 130% of the Conversion Price (i) for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Pubco sends the related redemption notice; and (ii) on the trading day immediately before the date Pubco sends such notice. In addition, calling any Convertible Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.

The closing of the Convertible Notes offering is contingent upon, among other things, the consummation of the Business Combination. The purchase of the Convertible Notes by the Convertible Notes PIPE Investors is intended to close in conjunction with the closing of the Business Combination.

NOTE 4. RELATED PARTY TRANSACTIONS

Proposed Business Combination

M3-Brigade is considered a related party of ReserveOne, as the sole shareholder of ReserveOne, CC MI7, is controlled by CC Capital, through a chain of intermediary entities, and the sponsor of M3-Brigade, is also a controlled subsidiary of CC Capital through a chain of intermediary entities. As such, M3-Brigade and ReserveOne are deemed to be under the common control of CC Capital and are related parties.

Equity PIPE Financing

An affiliate of the Company’s sole shareholder committed to funding $55.15 million in connection with the Equity PIPE Financing. This affiliate is controlled by the SPLP Partnership but consists of financing commitments from friends and family investors. This affiliate entity subscribed for identical terms as the third-party investors who subscribed to the Equity PIPE Financing.

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

At the closing of the Business Combination, the Company anticipates entering into an administrative services agreement with an affiliate of its sole shareholder to provide certain administrative, back-office and other services to the Company for certain cost reimbursement and an annual fee that has not been set as of the date of these unaudited consolidated financial statements are issued.

Due to Affiliates

An affiliate of CC Capital has paid for expenses of the Company prior to the date of the accompanying unaudited consolidated financial statements on behalf of Pubco and its subsidiaries that are intended to be repaid as part of closing of the Business Combination. Expenses incurred subsequent to the date of these unaudited consolidated financial statements will be paid for by either the CC Capital affiliate or the Company, subject to the Company being sufficiently capitalized. Any expenses paid for by CC Capital’s affiliate will be reimbursed by the Company as part of closing of the Business Combination.

As of the date of these unaudited consolidated financial statements, CC Capital’s affiliate has paid $168,747 of Company expenses that have not been repaid by the Company, which is included in the “Due to affiliates” line item on the accompanying Unaudited Consolidated Statement of Financial Condition.

Omnibus Incentive Plan

On or about August 25, 2025, the Company adopted the ReserveOne Holdings, Inc. 2025 Omnibus Incentive Plan (the “Incentive Plan”), which will provide a means by which Pubco can issue equity, equity-based, and cash-based incentive to employees (including executive officers), directors, and other service providers. As of the date the accompanying unaudited consolidated financial statements are available for issuance, there were no grants issued under the Incentive Plan.

NOTE 5. SHAREHOLDER’S EQUITY

The Company is authorized to issue up to 1,000 shares of common stock with a par value of $0.0001. On June 20, 2025, the Company was incorporated and issued the sole shareholder a nominal number of shares of common stock in exchange for nominal consideration.

As of September 30, 2025, the total number of Pubco shares of common stock issued and outstanding was 10, and all shares of the Company were held by a single shareholder, ReserveOne.

NOTE 6. RISK FACTORS

At times, the Company may maintain deposits in federally insured financial institutions in excess of federally insured (“FDIC”) limits.

In connection with the Business Combination, the Company entered into various transactions with counterparties, which includes financial institutions and accredited investors. In the event these counterparties do not fulfill their obligations, the Company may be exposed to risk. This risk of default depends on the creditworthiness of the counterparties to these transactions. It is the Company’s policy to monitor the exposure to and creditworthiness of each counterparty.

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Company may become subject to various regulatory matters, litigation, claims and regulatory examinations at the time of commencing its operations. As of September 30, 2025, there were no such matters outstanding.

ReserveOne Holdings, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 7. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Contingencies

In connection with the Business Combination described in Note 3. Proposed Business Combination, the Company and its sole shareholder, ReserveOne, have entered into certain agreements with third-party advisors. The fees and expenses paid to the third-party advisors are contingent on the completion of the Business Combination. The Company accrues for these expenses only when these amounts are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued.

Additionally, management has concluded that if the Business Combination were not to be completed, for any reason, the Company would potentially look to either find another path to execute on the business plan via a business combination or transaction with another party or would cease operations and winddown the business and pay any liabilities of the Company. Management does not believe that this raises substantial doubt about the Company’s ability to continue as a going concern, rather this would be a voluntary choice as the primary reason for the creation of ReserveOne was to execute on the Company’s business plan by completing the Business Combination.

NOTE 8. SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. The Company’s operations constitute a single operating segment and therefore, because the Company is a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company is currently not an operating entity, but after closing of the Business Combination, the Company anticipates being engaged in a single line of business as a vehicle designed to hold and manage a diversified basket of cryptocurrencies. The Company’s CODM is the chief executive officer.

The accounting policies of the single segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance for the single segment and decides how to allocate resources based on the net income (loss) that is reported on the Unaudited Consolidated Statement of Operations as Net Income (Loss). There is no measure of the Company’s significant expenses included within net income (loss) at a more disaggregated level than the expenses reported on the accompanying Unaudited Consolidated Statement of Operations that are reviewed on a regular basis by the CODM. The measure of segment assets is reported on the accompanying Unaudited Consolidated Statement of Financial Condition as Total Assets.

NOTE 9. SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited consolidated financial statements are available for issuance on December 5, 2025, require potential adjustment to or disclosure in the consolidated financial statement and has concluded that no events require recognition or adjustments to the disclosure of the accompanying unaudited consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder of
ReserveOne Holdings, Inc.

Opinion on the Financial Statement

We have audited the accompanying consolidated statement of financial condition of ReserveOne Holdings, Inc. and subsidiaries (the “Company”) as of July 15, 2025 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of July 15, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York
September 11, 2025

We have served as the Company’s auditor since 2025.

ReserveOne Holdings, Inc.
Consolidated Statement of Financial Condition
July 15, 2025

Assets:
Total Assets	$—

Shareholder’s Equity:
Common stock, $0.0001 par value; 1,000 shares authorized; 10 issued and outstanding as of July 15, 2025	—
Additional paid-in capital	—
Total Shareholder’s Equity	$—

The accompanying notes are an integral part of this consolidated financial statement

ReserveOne Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 1.    DESCRIPTION OF ORGANIZATION

ReserveOne Holdings, Inc. (“ReserveOne Holdings”, “Pubco” or the “Company”) is a Delaware C-corporation incorporated on June 20, 2025. As of the date this consolidated financial statement is issued, ReserveOne Holdings has a single shareholder, ReserveOne, Inc. (“ReserveOne”), which is beneficially owned and ultimately controlled by CC Capital SP, LP (the “SP LP Partnership”). Additionally, as of the date this consolidated financial statement is issued, the Company had not commenced operations.

ReserveOne Holdings was formed for the purposes of effectuating the Business Combination (as defined below) and has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement (as defined below). On July 7, 2025, ReserveOne Holdings entered into a business combination agreement with M3-Brigade Acquisition V Corp. (“M3-Brigade”), a publicly listed Cayman Islands exempted company incorporated with limited liability (NASDAQ: MBAV) (the “Business Combination”). Refer to Note 3. Proposed Business Combination for additional information on this business combination agreement.

ReserveOne Holdings is currently an intermediary entity between ReserveOne, the parent company of the structure, and two wholly-owned subsidiaries. These subsidiaries were created to facilitate the Business Combination that further described in Note 3. Proposed Business Combination. These entities are R1 SPAC Merger Sub, Inc. (“SPAC Merger Sub”) and R1 Company Merger Sub, Inc. (“Company Merger Sub”). Refer to Note 2. Summary of Significant Accounting Policies for discussion around the presentation of the accompanying consolidated financial statement and Note 3. Proposed Business Combination for discussion around the steps of the Business Combination and their impact on the structure chart of the Company.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated Statement of Financial Condition (the “consolidated financial statement”) is presented in U.S. dollars and prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The consolidated financial statement is consolidated and presented in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation and include the accounts of Pubco and its wholly owned subsidiaries, which comprise of SPAC Merger Sub and Company Merger Sub (collectively, the “Consolidated Group”). All intercompany balances and transactions for the Consolidated Group have been eliminated in consolidation.

Income Taxes

The Company is a U.S. C-Corporation and as such, is a regarded entity for U.S Federal and State taxation and subject to income taxes. As ReserveOne Holdings has not completed its first fiscal and calendar year, no tax returns have been filed by the Company to report income or losses to the extent required by federal, state, and local income tax laws and regulations. Additionally, the Company did not record a provision for income taxes within the accompanying financial statement, as there was no income earned or expenses incurred by the Company from the period of June 20, 2025 (inception) to July 15, 2025.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”), for the expected future tax consequences of events that have been included in the consolidated financial statement. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

ReserveOne Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes. As of the date of the accompanying consolidated financial statement, the Company has not incurred or accrued for any expenses or income during the period from June 20, 2025 (inception) to July 15, 2025, as such the Company has not recorded any DTAs or DTLs.

The Company records its income taxes receivable and payable based upon its estimated income tax position. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company is not currently under audit by any tax jurisdiction and is not subject to audit for prior tax years, as no standalone corporate tax returns have been filed by the Company.

Digital Assets

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the Consolidated Statement of Financial Condition, with gains and losses from changes in the fair value of such crypto assets recognized as incurred in net income for each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. While the Company did not hold any in-scope crypto assets during the period from June 20, 2025 (Inception) to July 15, 2025, the Company adopted this guidance at the date of incorporation effective June 20, 2025 on a prospective basis.

Although the Company does not currently hold any crypto assets, the Company intends to initially record its purchases of in-scope crypto assets at cost, subsequent to the Company’s adoption of ASU 2023-08 on June 20, 2025, any future increases or decreases in fair value will be recognized as incurred in the Company’s Consolidated Statements of Operations, and the fair value of the Company’s in-scope crypto assets will be reflected within the Company’s Consolidated Statements of Financial Condition each reporting period-end. In determining the gain (loss) to be recognized upon sale, the Company will calculate the difference between the sales price and carrying value of the in-scope crypto assets sold immediately prior to sale.

Affiliates

The Company considers its sole shareholder and any affiliates of the Company’s sole shareholder to be affiliates. The Company may periodically engage in transactions with these affiliates. As of July 15, 2025, there were no outstanding balances between the Company and its affiliates.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 requires the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. As

ReserveOne Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

required by ASU 2023-07, the Company has adopted the new reporting requirements on June 20, 2025 for this consolidated financial statement as of July 15, 2025. These additional disclosures are included in Note 8. Segment Information.

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. The Company believes its anticipated operations will constitute a single operating segment and therefore, because the Company will be a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company’s CODM is the chief executive officer.

NOTE 3.    PROPOSED BUSINESS COMBINATION

Business Combination Agreement

On July 7, 2025, ReserveOne, Pubco, two wholly owned corporate subsidiaries of the Company (SPAC Merger Sub and Company Merger Sub), and M3-Brigade entered into a definitive business combination agreement (the “Business Combination Agreement”). M3-Brigade and the Company are considered related parties. Refer to Note 4. Related Party Transactions for additional information around the related party nature of the entities.

The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) M3-Brigade will be de-registered in the Cayman Islands and registered by way of continuation to Delaware and domesticate as a Delaware corporation, (b) SPAC Merger Sub will merge with and into M3-Brigade (the “SPAC Merger”), with M3-Brigade as the surviving company and, as a result of the SPAC Merger, M3-Brigade will become a wholly owned subsidiary of Pubco with security holders of M3-Brigade receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement and (c) Company Merger Sub will merge with and into ReserveOne (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with ReserveOne as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly owned subsidiary of Pubco and each share of ReserveOne common stock will be automatically converted as of the closing of the Mergers, into the right to receive securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation, as defined within the Business Combination Agreement.

In connection with the Mergers mentioned above, all shareholders of M3-Brigade that do not redeem their shares prior to the closing of the Business Combination will receive securities in Pubco in exchange for the securities they hold in M3-Brigade at the time of closing of the Business Combination. All shareholders of M3-Brigade that do not redeem their M3-Brigade Class A ordinary shares prior to the closing of the Business Combination will receive one share of Pubco Class A common stock for each M3-Brigade Class A ordinary share, and all warrants outstanding of M3-Brigade will be exchanged for an identical warrant in Pubco. These warrants will be governed by the warrant agreement to be entered into by Pubco and Continental Stock Transfer & Trust Company, as warrant agent, at the closing of the Business Combination (the “Warrant Agreement”).

At closing, the publicly traded company, ReserveOne Holdings, Inc., will have 2 subsidiaries that are wholly owned, one entity being M3-Brigade and one entity being ReserveOne.

Equity PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, ReserveOne and Pubco entered into subscription agreements with certain investors (collectively the “Equity PIPE Investors”) who agreed to subscribe for a total of $500 million (the “Equity PIPE Financing”) that will be funded at the closing of the Business Combination. In exchange, the Equity PIPE Investors will receive an aggregate of 50 million shares of Pubco Class A common stock or ReserveOne Class A common stock (that will be converted into Pubco Class A common stock in the Company Merger) and 50 million Pubco warrants or ReserveOne warrants (that will be converted into Pubco warrants in the Company Merger) (the “PIPE Warrants”) entitling the Equity PIPE Investors to purchase

ReserveOne Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION (cont.)

an additional 50 million shares of Pubco Class A common stock at an exercise price of $11.50 per share, subject to adjustment described in the Warrant Agreement related to the adjustments due to share capitalizations of Pubco after the closing of the Business Combination. The terms of the PIPE Warrants will be similar to those of the public warrants to be issued by Pubco in exchange for the publicly traded warrants issued by M3-Brigade as part of the SPAC Merger.

The closing of the Equity PIPE Financing is contingent upon, among other things, the consummation of the Business Combination. The Equity PIPE Financing is intended to close in conjunction with the closing of the Business Combination.

Convertible Notes PIPE Financing

Contemporaneously with the execution of the Business Combination Agreement, Pubco entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Notes PIPE Investors”) pursuant to which the Convertible Notes PIPE Investors have agreed to purchase up to $250 million in aggregate principal amount of Pubco’s 1.00% Convertible Senior Notes (the “Convertible Notes” or “Notes”).

The Convertible Notes will be senior secured debt that will be secured by collateral comprised of a number of Bitcoin equal to the aggregate principal amount of Convertible Notes issued at the closing of the Business Combination (the “Closing Date”) multiplied by two, and then divided by the average Bitcoin price over the ten consecutive days immediately prior to such closing. The Collateral may be released upon the occurrence of certain events as described in the indenture to be entered into at the closing of the Business Combination between Pubco and U.S. Bank Trust Company, National Association (the “Indenture”).

The Convertible Notes will bear interest at a rate of 1.00% per annum, payable semiannually in arrears beginning approximately six months after the Closing Date. Furthermore, Additional Interest (as defined in the Indenture), if any, will accrue on the Convertible Notes if, (A) (i) Pubco has not satisfied its obligations to timely file, or have declared effective, a registration statement covering the resale of the Convertible Notes and the underlying shares of Pubco Class A common stock as required by the Convertible Notes Subscription Agreement, or the use of such registration statement is suspended under certain conditions described in the Convertible Notes Subscription Agreements and (ii) the Convertible Notes or the underlying shares of Pubco Class A common stock may not then be sold freely under Rule 144 under the Securities Act of 1933, as amended, without volume limitations or public information requirements (provided Pubco has complied with the requirements of Rule 144(i)(2)), or (B) if elected by Pubco as the sole remedy for an Event of Default (as defined in the Indenture) relating to Pubco’s failure to comply with certain reporting obligations under the Indenture, upon the occurrence of such an Event of Default.

If a Fundamental Change (as defined in the Indenture) occurs, each holder of Convertible Notes (a “Convertible Holder”) may require Pubco to repurchase that Convertible Holder’s Convertible Notes on a date of Pubco’s choosing that is no less than 20 business days nor more than 35 business days after the date Pubco sends notices of the Fundamental Change pursuant to the Indenture.

Before the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes only upon the occurrence of certain events. On and after the date that is six months prior to the maturity date, Convertible Holders will have the right to convert their Convertible Notes at any time at their election until the close of business on the second scheduled trading day immediately preceding the maturity date. Pubco will have the right to elect to settle conversions either entirely in shares of Pubco Class A common stock, entirely in cash or in a combination of shares of Pubco Class A common stock and cash. The initial conversion rate will be 76.9231 shares of Pubco Class A common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $13.00 per share of Pubco Class A common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of

ReserveOne Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 3.    PROPOSED BUSINESS COMBINATION (cont.)

certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Convertible Notes will have a 5-year maturity, and will be redeemable in part or in whole (subject to certain limitations), at Pubco’s option at any time, and from time to time, on or after the third anniversary of the Closing Date and on or before the 21st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Pubco Class A common stock exceeds 130% of the Conversion Price (i) for at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Pubco sends the related redemption notice; and (ii) on the trading day immediately before the date Pubco sends such notice. In addition, calling any Convertible Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.

The closing of the Convertible Notes offering is contingent upon, among other things, the consummation of the Business Combination. The purchase of the Convertible Notes by the Convertible Notes PIPE Investors is intended to close in conjunction with the closing of the Business Combination.

NOTE 4     RELATED PARTY TRANSACTIONS

Proposed Business Combination

M3-Brigade is considered a related party of ReserveOne, as the sole shareholder of ReserveOne, CC MI7, is controlled by the SP LP Partnership, through a chain of intermediary entities, and the sponsor of M3-Brigade, is also a controlled subsidiary of the SP LP Partnership through a chain of intermediary entities. As such, M3-Brigade and ReserveOne are deemed to be under the common control of the SP LP Partnership and are related parties.

Equity PIPE Financing

An affiliate of the Company’s sole shareholder committed to funding $55.15 million in connection with the Equity PIPE Financing. This affiliate is controlled by the SPLP Partnership but consists of financing commitments from friends and family investors. This affiliate entity subscribed for identical terms as the third-party investors who subscribed to the Equity PIPE Financing.

Administrative Services Agreement

At the closing of the Business Combination, the Company anticipates entering into an administrative services agreement with an affiliate of its sole shareholder to provide certain administrative, back-office and other services to the Company for certain cost reimbursement and an annual fee that has not been set as of the date of these financials are issued.

NOTE 5.    SHAREHOLDER’S EQUITY

The Company is authorized to issue up to 1,000 shares of common stock with a par value of $0.0001. On June 20, 2025, the Company was incorporated and issued the sole shareholder a nominal number of shares of common stock in exchange for nominal consideration.

As of July 15, 2025, the total number of Pubco shares of common stock issued and outstanding was 10, and all shares of the Company were held by a single shareholder, ReserveOne.

ReserveOne Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 6.    RISK FACTORS

At times, the Company may maintain deposits in federally insured financial institutions in excess of federally insured (“FDIC”) limits.

In connection with the Business Combination, the Company entered into various transactions with counterparties, which may include financial institutions and accredited investors. In the event these counterparties do not fulfill their obligations, the Company may be exposed to risk. This risk of default depends on the creditworthiness of the counterparties to these transactions. It is the Company’s policy to monitor the exposure to and creditworthiness of each counterparty.

NOTE 7.    COMMITMENTS AND CONTINGENCIES

The Company may become subject to various regulatory matters, litigation, claims and regulatory examinations at the time of commencing its operations. As of July 15, 2025, there were no such matters outstanding.

Business Combination Contingencies

In connection with the Business Combination described in Note 3. Proposed Business Combination, the Company and its sole shareholder, ReserveOne, have entered into certain agreements with third-party advisors. The fees and expenses paid to the third-party advisors are contingent on the completion of the Business Combination. The Company accrues for these expenses only when these amounts are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued.

Additionally, management has concluded that if the Business Combination were not to be completed, for any reason, the Company would potentially look to either find another path to execute on the business plan via a business combination or transaction with another party or would cease operations and winddown the business and pay any liabilities of the Company. Management does not believe that this raises substantial doubt about the Company’s ability to continue as a going concern, rather this would be a voluntary choice as the primary reason for the creation of ReserveOne was to execute on the Company’s business plan by completing the Business Combination.

NOTE 8.    SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, in deciding how to allocate resources in assessing performance. The Company’s operations constitute a single operating segment and therefore, because the Company is a single reportable segment, the CODM manages the business activities using information of the Company as a whole. The Company is currently not an operating entity, but after closing of the Business Combination, the Company anticipates being engaged in a single line of business as a vehicle designed to hold and manage a diversified basket of cryptocurrencies. The Company’s CODM is the chief executive officer.

NOTE 9.    SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statement is available for issuance on September 11, 2025, require potential adjustment to or disclosure in the consolidated financial statement and has concluded that no events, outside of the following, require recognition or adjustments to the disclosure of the accompanying consolidated financial statement.

On or about August 25, 2025, the Company adopted the ReserveOne Holdings, Inc. 2025 Ombnibus Incentive Plan (the “Incentive Plan”), which will provide a means by which Pubco can issue equity, equity-based, and cash-based incentive to employees (including executive officers), directors, and other service providers. As of the date the accompanying consolidated financial statement is available for issuance, there were no grants issued under the Incentive Plan.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

M3-BRIGADE ACQUISITION V CORP.,

RESERVEONE, INC.

RESERVEONE HOLDINGS, INC.,

R1 SPAC MERGER SUB, INC.

AND

R1 COMPANY MERGER SUB, INC.

DATED AS OF JULY 7, 2025

Annex A-i

Annex A-ii

EXHIBITS

Annex A-iii

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 7, 2025, is made by and among (i) M3-Brigade Acquisition V Corp., a Cayman Islands exempted company incorporated with limited liability (“M3”), (ii) ReserveOne, Inc., a Delaware corporation (the “Company”), (iii) ReserveOne Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”), (iv) R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) R1 Company Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). M3, the Company, Pubco and the Merger Subs shall each be referred to herein from time to time as a “Party” and collectively as, the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, M3 is a blank check company incorporated as a Cayman Islands exempted company on March 12, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company directly owns 100% of the issued and outstanding Equity Securities (as defined below) of Pubco;

WHEREAS, Pubco owns 100% of the issued and outstanding Equity Securities of each of the Merger Subs, each of which was formed for the sole purpose of consummating the Mergers (as defined below);

WHEREAS, pursuant to the Governing Documents (as defined below) of M3, M3 is required to provide an opportunity for its shareholders to have their issued and outstanding M3 Class A Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the M3 Shareholder Approval (as defined below);

WHEREAS, concurrently with the execution of this Agreement, MI7 Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), M3, Pubco, the Company and the other parties thereto entered into the sponsor support agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote in favor of all of the Transaction Proposals (as defined below), (ii) acknowledge and agree that all Pubco Shares it shall receive at Closing shall be subject to restrictions on transfer to the same extent as its M3 Class B Ordinary Shares are currently subject pursuant to the IPO Letter Agreement which was assigned to and assumed by the Sponsor pursuant to the Letter Agreement Assignment, and (iii) waive anti-dilution protections with respect to all M3 Class B Ordinary Shares and M3 Class B Common Shares held by the Sponsor as provided for in the M3 Governing Documents (including Section 17.3 of M3’s amended and restated memorandum and articles of association) except to the extent described in Exhibit G attached hereto (with a portion of the equity issued in respect of such anti-dilution protection subject to forfeiture as set forth in Section 2.6), each on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, on the Closing Date (as defined below) prior to the time at which the SPAC Merger Effective Time occurs, M3 shall be de-registered in the Cayman Islands and registered by way of continuation in Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Act”) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, M3 intends for U.S. federal income Tax (as defined below) purposes that (a) the Plan of Domestication (as defined below) shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Domestication and (b) the Domestication be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Domestication Intended Tax Treatment”);

WHEREAS, on the Closing Date, following the Domestication, (a) the Company, as the sole shareholder of Pubco, shall take all actions necessary, proper and convenient to cause Pubco to amend and restate its Governing Documents, (b) SPAC Merger Sub will merge with and into M3 (the “SPAC Merger”), with M3 as the surviving company in the SPAC Merger and, as a result of the SPAC Merger, M3 will become a wholly owned Subsidiary of Pubco with security holders of M3 receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation (as defined below) and (c) Company Merger Sub will merge with and into the Company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with the Company as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly

Annex A-1

owned Subsidiary (as defined below) of Pubco and each Company Common Share will be automatically converted as of the Company Merger Effective Time into the right to receive securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation;

WHEREAS, at the Closing, the Sponsor and certain other Persons (as defined below) will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the investors party thereto will be granted certain registration rights with respect to their respective Pubco Shares (as defined below), on the terms and subject to the conditions therein;

WHEREAS, at the Closing, an Affiliate of the Sponsor and Pubco will enter into a administrative services agreement in a form agreed to by such Affiliate of the Sponsor and Pubco consistent with the term sheet attached hereto as Exhibit H (the “Administrative Services Agreement”), pursuant to which, among other things, such Affiliate of the Sponsor will provide certain back-office and administrative services to Pubco following the Mergers for certain cost reimbursement and an annual fee to be set and adjusted as set forth in Administrative Services Agreement;

WHEREAS, the board of directors of M3 (the “M3 Board”), acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the M3 Board, has (a) determined that the Mergers are fair, advisable and in the best interests of M3 and its shareholders, (b) approved this Agreement, the Ancillary Documents (as defined below) to which M3 is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) and (c) recommended, among other things, the approval and adoption of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) by the holders of M3 shares entitled to vote thereon;

WHEREAS, the boards of directors of Pubco, SPAC Merger Sub and Company Merger Sub have (a) determined that the Mergers are fair, advisable and in the best interests of their respective companies and stockholders, (b) approved this Agreement, the Ancillary Documents (as defined below) to which the respective companies are or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) and (c) recommended, among other things, the approval and adoption of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby (including the Domestication and the Mergers) by the holders of Pubco, SPAC Merger Sub and Company Merger Sub shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Mergers are fair, advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) by the holders of Company Common Shares (as defined below) entitled to vote thereon;

WHEREAS, on the date of this Agreement, (a) the Convertible Note Investors (as defined below) have agreed to make a private investment in Pubco at the Closing by purchasing convertible notes with an aggregate principal amount equal to the Convertible Notes Gross Proceeds (as defined below) (the “Convertible Notes PIPE”) and (b) the Equity PIPE Investors (as defined below) have agreed to make a private investment in either (i) Company Common Shares or (ii) Pubco Class A Common Shares, subject to the terms of the Equity PIPE Subscription Agreements, at the Closing by purchasing such stock in the aggregate amount equal to the Equity PIPE Gross Proceeds (as defined below) (and in connection therewith, shall receive certain warrants) (the “Equity PIPE” and, together with the Convertible Notes PIPE, the “PIPE Investments” and the Equity PIPE Gross Proceeds together with the Convertible Notes Gross Proceeds, the “PIPE Gross Proceeds”), in each case, pursuant to (i) subscription agreements substantially in the form set forth on Exhibit D for the Convertible Notes PIPE (the “Convertible Notes Subscription Agreements”) and (ii) subscription agreements substantially in the form set forth on Exhibit E for the Equity PIPE (the “Equity PIPE Subscription Agreements” and, together with the Convertible Notes Subscription Agreements, the “PIPE Subscription Agreements”); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Equity PIPE, in the case that the Equity PIPE Investors (as defined below) make a private investment in Pubco Class A Common Shares, and the Mergers shall, collectively, constitute an exchange governed by the provisions of Section 351 of the Code

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with respect to the receipt of Pubco Class A Common Shares; provided, however, that in the case that the Equity PIPE Investors (as defined below) make a private investment in common stock of the Company, such transaction and the Mergers shall, separately, each constitute an exchange governed by the provisions of Section 351 of the Code with respect to the receipt of the Company Common Shares and the Pubco Class A Common Shares (the “Equity PIPE-Mergers Intended Tax Treatment” and together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

“Additional M3 SEC Reports” has the meaning set forth in Section 4.7.

“Administrative Services Agreement” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Common Share Consideration” means an aggregate number of Pubco Common Shares equal in value to the Equity Value, with each such Pubco Common Share valued at $10 per share.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction” means (a) with respect to any Group Company, a transaction (other than the transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (i) all or any material part of the business or assets of the Group Companies or (ii) any of the Equity Securities of the Company, in either case, whether such transaction takes the form of a sale of Equity Securities or other equity interests in the Company, merger, consolidation, asset sale, amalgamation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (b) with respect to M3, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving M3.

“Amended Pubco Certificate of Incorporation” has the meaning set forth in Section 2.1(e).

“Ancillary Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Lock-Up Agreement, the PIPE Subscription Agreements, the Amended Pubco Certificate of Incorporation, the Administrative Services Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any U.S., UK Cayman or other applicable Laws related to combatting bribery, corruption, terrorism financing or money laundering.

“Balance Sheet Date” has the meaning set forth in Section 3.4a.

“Basis” has the meaning set forth in Section 5.8.

“Bitcoin” means the type of virtual currency based on an open-source cryptographic protocol existing on the Bitcoin Network.

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“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Combination” has the meaning ascribed to such term in M3’s Governing Documents.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due or the deadline for any required actions, any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York and the Cayman Islands.

“Cayman Islands Act” has the meaning set forth in the recitals to this Agreement.

“Change of Control Payment” means (a) any severance, success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the Balance Sheet Date and ending on the Closing Date.

“Change in Recommendation Notice Period” has the meaning set forth in Section 5.8.

“Change in Recommendation” has the meaning set forth in Section 5.8.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Balance Sheet” has the meaning set forth in Section 3.4a.

“Company Certificates” has the meaning set forth in Section 2.1(d)(vii).

“Company Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Data” means all databases, data compilations and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with the operation of a Group Company, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to M3 by the Company concurrently with the execution of this Agreement.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers

Annex A-4

of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon, determined as if such amounts were payable at the Closing) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, but excluding “double trigger” payments and any payment due as a result of an action taken on or after the Closing Date or after the consummation of the transactions contemplated by this Agreement (including the termination of any employee on the Closing Date or after the consummation of such transaction) and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee, fifty percent (50%) of any filing fee related to the Registration Statement/Proxy Statement and fifty percent (50%) of Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any M3 Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.11 (Brokers).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company IT Systems” means all networks, servers, computer systems, computer hardware, storage, and other information technology systems, network equipment, in each case, owned, licensed or leased by or used in the operation of a Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate on a timely basis the transactions contemplated by this Agreement or the Ancillary Documents, including the Company Merger in accordance with the terms hereof or thereof; provided, however, with respect to clause (a), any changes, events, effects or occurrences arising after the date of this Agreement directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Company Material Adverse Effect: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes (or proposed changes) in any Laws applicable to the Group Companies, (v) changes in the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with (actually and potential) employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) changes in the price or trading volume of Bitcoin or any other crypto currency (provided that the underlying cause of any such change, event, effect or occurrence in the price or trading volume may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) changes (or proposed changes) in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate;

Annex A-5

(ix) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided, that the underlying cause of any such failure or change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (viii) or (x)); (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clauses (vii) through (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company Merger” has the meaning set forth in the recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Company Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Company Merger Sub.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Product” means all products and services (including products and services under development) that are, as of the date of this Agreement, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons.

“Company Related Party Transactions” means all Contracts, agreements, understandings in excess of $100,000 between (a) any Group Company, on the one hand, and (b) any Company Related Party, on the other hand, other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).

“Company Shareholder Written Consent” has the meaning set forth in Section 5.13.

“Company Shareholders” means, collectively, the holders of Company Common Shares as of any determination time prior to the Company Merger Effective Time.

“Company Surviving Subsidiary” has the meaning set forth in Section 2.1(d)(i).

“Company Warrant” means one (1) whole warrant entitling the holder thereof to purchase one (1) Company Common Share, at a purchase price of $11.50 per share originally issued as part of the Equity PIPE.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of June 17, 2025, by and between M3 and the Company.

“Consent” means any notice, authorization, declaration, expiration or termination of any applicable waiting period (including any extension thereof), qualification, registration, filing, notification, waiver, variance, registration, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

Annex A-6

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Notes Gross Proceeds” means $250,000,000.

“Convertible Note Investors” means those Persons who are participating in the Convertible Notes PIPE pursuant to a Convertible Notes Subscription Agreement entered into with Pubco, and, for the limited purposes stated therein, M3, as of the date of this Agreement.

“Convertible Notes PIPE” has the meaning set forth in the recitals to this Agreement.

“Convertible Notes Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shareholder” has the meaning set forth in Section 2.7.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, separation pay, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability.

“Employee” means any employee of the Group Companies.

“Enforceability Exceptions” means subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law.

“Equity PIPE” has the meaning set forth in the recitals to this Agreement.

“Equity PIPE Gross Proceeds” means $500,000,000.

“Equity PIPE Investors” means those Persons who are participating in the Equity PIPE pursuant to an Equity PIPE Subscription Agreement entered into with Pubco, the Company and, for the limited purposes stated therein, M3, as of the date of this Agreement.

“Equity PIPE-Mergers Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Equity PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means (a) $25,000,000, plus (b) the proceeds from the Equity PIPE, minus (c) all Indebtedness of the Group Companies as of immediately prior to the Closing, excluding, for the avoidance of doubt, proceeds from and Indebtedness attributable to the Convertible Notes PIPE.

“ERISA” means the Employee Retirement Income Security Act of 1974.

Annex A-7

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement and each agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby and the Ancillary Documents. For the avoidance of doubt, (a) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (b) only the Person who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission or other authority, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any public or private arbitral body or mediator.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture, credit agreement or similar instrument, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, (d) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (e) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing, (f) any underfunded pension Liability, unfunded deferred compensation plan obligations (including with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code), outstanding severance obligations and post-retirement health or welfare benefit and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or M3 Expenses. Indebtedness shall include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such indebtedness at Closing.

Annex A-8

“Intellectual Property” means all right, title, and interest in and to the following worldwide: (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for and all improvements to the inventions disclosed in each such registration, patent or patent application; (b) trademarks, service marks, trade dress, logos, domain names, social media accounts and handles, trade names and corporate names (whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith; (c) copyrights (whether or not registered) and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression; (d) Software; and (e) Trade Secrets.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Interim Charter Proposal” has the meaning set forth in Section 5.8.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO Letter Agreement” means that certain letter agreement, dated as of July 31, 2024, by and between M3-Brigade Sponsor V LLC and M3.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, Order, approval, rule, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or M3 Expenses.

“Letter Agreement Assignment” means that certain Assignment and Assumption Agreement, dated as of May 27, 2025, by and among M3-Brigade Sponsor V LLC, the Sponsor and the acknowledging parties thereto.

“Letter of Transmittal” has the meaning set forth in Section 2.4(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in Section 5.13.

“Lookback Date” means (a) with respect to the Group Companies, May 27, 2025 and (b) with respect to M3, March 12, 2024.

“M3” means (a) prior to the consummation of the Domestication, M3-Brigade Acquisition V Corp., a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, M3-Brigade Acquisition V Corp., as domesticated in Delaware. Any reference to M3 in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or (b), as the context so requires.

“M3 Board” has the meaning set forth in the recitals to this Agreement.

“M3 Board Recommendation” has the meaning set forth in Section 5.8.

“M3 Certificate” has the meaning set forth in Section 2.1(c)(viii).

“M3 Class A Ordinary Shares” means, prior to the Domestication, M3’s Class A ordinary shares, par value $0.0001 per share.

“M3 Class B Ordinary Shares” means, prior to the Domestication, M3’s Class B ordinary shares, par value $0.0001 per share.

Annex A-9

“M3 Class A-1 Common Shares” means, from and after the consummation of the Domestication, shares of class A-1 common stock, par value $0.0001 per share, of M3.

“M3 Class A-2 Common Shares” means, from and after the consummation of the Domestication, shares of class A-2 common stock, par value $0.0001 per share, of M3.

“M3 Class A Common Shares” means, from and after the consummation of the Domestication, collectively, the shares of class a common stock, par value $0.0001 per share, of M3, including M3 Class A-1 Common Shares and M3 Class A-2 Common Shares.

“M3 Class B Common Shares” means, from and after the consummation of the Domestication, shares of class b common stock, par value $0.0001 per share, of M3.

“M3 Common Shares” means, from and after the consummation of the Domestication, collectively, the shares of each class of common stock, par value $0.0001 per share, of M3, including M3 Class A Common Shares and M3 Class B Common Shares.

“M3 Counsel” means Troutman Pepper Locke LLP or another nationally recognized law firm reasonably acceptable to M3 and the Company.

“M3 D&O Persons” has the meaning set forth in Section 5.14(a).

“M3 Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by M3 concurrently with the execution of this Agreement.

“M3 Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, M3 in connection with M3’s initial public offering (including any and all deferred expenses in connection therewith (including fees or commissions payable to the underwriters and any legal fees)), the operation of the business and affairs of M3 (including all amounts payable by M3 pursuant to any promissory note or other debt instrument to which it is a party), the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of M3 and (b) any other fees, expenses, commissions or other amounts that are allocated to M3 pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee, fifty percent (50%) of any filing fee related to the Registration Statement/Proxy Statement and fifty percent (50%) of Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Notwithstanding the foregoing or anything to the contrary herein, M3 Expenses shall not include any Company Expenses and any M3 Expenses that are incurred and not paid as of the date of this Agreement shall be deemed to be Company Expenses.

“M3 Financial Statements” means all of the financial statements of M3 included in the M3 SEC Reports.

“M3 Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of M3).

“M3 Liabilities” means, as of any determination time, the aggregate amount of Liabilities of M3 that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, M3 Liabilities shall not include any M3 Expenses.

“M3 Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of M3, taken as a whole, or (b) the ability of M3 to consummate on a timely basis the transactions contemplated by this Agreement or the Ancillary Documents, including the Domestication and the SPAC Merger in accordance with the terms of hereof or thereof; provided, however, with respect to clause (a), any changes, events, effects or occurrences arising after the date of this Agreement directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred

Annex A-10

a M3 Material Adverse Effect: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes (or proposed changes) in any Laws applicable to M3, (v) changes in the industries or markets in which M3 operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of M3 with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement and the Ancillary Documents or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by M3 to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided, that the underlying cause of any such failure or change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)), (viii) changes in the price or trading volume of Bitcoin or any other crypto currency (provided that the underlying cause of any such change, event, effect or occurrence in the price or trading volume may be considered in determining whether a M3 Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (ix) changes (or proposed changes) in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (x) may be taken into account in determining whether an M3 Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on M3, taken as a whole, relative to other “SPACs”. Notwithstanding the foregoing, the amount of the M3 Shareholder Redemption or the failure to obtain the M3 Shareholder Approval shall not be deemed to be a M3 Material Adverse Effect.

“M3 Material Contract” has the meaning set forth in Section 4.17(a).

“M3 Non-Party Affiliates” means, collectively, each M3 Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any M3 Related Party.

“M3 Private Warrant” means one (1) whole warrant entitling the holder thereof to purchase one (1) M3 Class A Ordinary Share, or one (1) M3 Class A-1 Ordinary Share, at a purchase price of $11.50 per share, whether originally issued in a private placement contemporaneously with M3’s initial public offering or in connection with the Equity PIPE.

“M3 Public Warrant” means one (1) whole warrant of which one-half (1/2) was included as part of each M3 Unit, entitling the holder thereof to purchase one (1) M3 Class A Ordinary Share at a purchase price of $11.50 per share.

“M3 Related Party” has the meaning set forth in Section 4.9.

“M3 Related Party Transactions” has the meaning set forth in Section 4.9.

“M3 SEC Reports” has the meaning set forth in Section 4.7.

“M3 Securities” means the M3 Units, M3 Shares and M3 Warrants.

“M3 Shareholder Approval” means, collectively, the Required M3 Shareholder Approval and the Other M3 Shareholder Approval.

Annex A-11

“M3 Shareholder Redemption” means the right of the holders of M3 Class A Ordinary Shares to redeem all or a portion of their M3 Class A Ordinary Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of M3.

“M3 Shareholders Meeting” has the meaning set forth in Section 5.8.

“M3 Shares” means (a) prior to the consummation of the Domestication, collectively, the M3 Class A Ordinary Shares and the M3 Class B Ordinary Shares and (b) from and after the consummation of the Domestication, the M3 Common Shares. Any reference to the M3 Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“M3 Units” means the units issued in the initial public offering of M3 (including overallotment units acquired by M3’s underwriter) consisting of one (1) M3 Class A Ordinary Share and one-half (1/2) of one (1) M3 Public Warrant.

“M3 Warrants” means the M3 Private Warrants and the M3 Public Warrants.

“Merger Proposal” has the meaning set forth in Section 5.8.

“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“MI7” means CC MI7 SPV, LLC, a Delaware limited liability company.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Global Market.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any commercially-available Software that is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions, including similar SaaS licenses, for an annual license fee of less than $50,000.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other M3 Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of M3 Shares entitled to vote thereon, whether in person or by proxy at the M3 Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of M3 and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” or “Party” has the meaning set forth in the introductory paragraph to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any consents, approvals, authorizations, franchises, clearances, licenses, registrations, permits, exemption, waiver, variance or certificates of, or granted by, any Governmental Entity.

“Person” means an individual, partnership, corporation, company, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“PIPE Gross Proceeds” has the meaning set forth in the recitals to this Agreement.

“PIPE Investments” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“PIPE Warrants” has the meaning set forth in Section 2.6(a).

Annex A-12

“Plan of Domestication” means a plan of domestication as used in Section 388(l) of the DGCL.

“Pre-Closing M3 Holders” means the holders of M3 Shares at any time prior to the SPAC Merger Effective Time.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit, petition, assessment, inquiry, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Prospectus” has the meaning set forth in Section 8.18.

“Pubco” has the meaning set forth in the introductory paragraph to this Agreement.

“Pubco Board” means the board of directors of Pubco.

“Pubco Class A Common Shares” means shares of Class A common stock, par value $0.0001 per share, of Pubco, with such rights (including voting rights), obligations and preferences as set forth in the Amended Pubco Certificate of Incorporation.

“Pubco Class B Common Shares” means shares of Class B common stock, par value $0.0001 per share, of Pubco, with such rights (including voting rights), obligations and preferences as set forth in the Amended Pubco Certificate of Incorporation.

“Pubco Common Shares” means, collectively, Pubco Class A Common Shares and the Pubco Class B Common Shares.

“Pubco Incentive Plan” has the meaning set forth in Section 5.22.

“Pubco Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of Pubco as set forth in the Amended Pubco Certificate of Incorporation.

“Public Shareholders” has the meaning set forth in Section 5.12.

“Pubco Shares” means (a) the Pubco Class A Common Shares, (b) the Pubco Class B Common Shares and (c) the Pubco Preferred Shares.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Class A Common Share at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Class A Common Share at a price of $11.50 per share.

“Pubco VWAP” means the volume-weighted average share price of Pubco Class A Common Shares as displayed on Pubco’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable Trading Day.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Pubco and a proxy statement of M3.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required M3 Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of M3 Shares entitled to vote thereon, whether in person or by proxy at the M3 Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of M3 and applicable Law.

Annex A-13

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Interim Charter Proposal and the Merger Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Sanctions and Export Control Laws” means all (a) economic and financial sanctions imposed, administered or enforced by the U.S. government (including the U.S. Department of State, U.S. Department of Commerce and U.S. Department of the Treasury), the European Union, the United Kingdom (including His Majesty’s Treasury), Cayman Islands and United Nations Security Council; and (b) Laws related to export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce.

“Schedules” means, collectively, the Company Disclosure Schedules and the M3 Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” means any and all (a) computer programs and applications, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, analytics, models and methodologies, whether in source code or object code, (b) all programmer and user documentation, including developer notes, annotations, user manuals and training materials, relating to any of the foregoing; and (c) all enhancements, versions, releases and updates thereto.

“SPAC Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).

“SPAC Merger Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“SPAC Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of SPAC Merger Sub.

“SPAC Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“SPAC Merger” has the meaning set forth in the recitals to this Agreement.

“SPAC Surviving Subsidiary” has the meaning set forth in Section 2.1(c)(i).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Convertible Notes Earnout Shares” means a number of Pubco Class B Shares issued to Sponsor equal to the product of (i) the total gross proceeds of the Convertible Notes PIPE actually received by Pubco at the Closing, and (ii) 0.002

“Sponsor Earnout Period” means the period commencing on the Closing Date and ending on and including the date of the 5-year anniversary of the Closing Date.

“Sponsor Earnout Shares” means collectively, the Sponsor Equity Earnout Shares, the Sponsor Warrant Earnout Shares and the Sponsor Convertible Notes Earnout Shares.

“Sponsor Equity Earnout Shares” means a number of Pubco Class B Shares issued to Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by the Company at the Closing, and (i) 0.004.

“Sponsor Warrant Earnout Shares” means a number of Pubco Public Warrants issued to Sponsor equal to the product of (i) the total gross proceeds of the Equity PIPE actually received by the Company at the Closing, and (i) 0.005.

Annex A-14

“Sponsor Triggering Event I” means the first date on which the Pubco VWAP is equal to or greater than $12.00 for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day ending on the Trading Day immediately prior to the date of determination within the Sponsor Earnout Period.

“Sponsor Triggering Event II” means the first date on which the Pubco VWAP is equal to or greater than $14.00 for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day ending the Trading Day immediately prior to the date of determination within the Sponsor Earnout Period.

“Sponsor Triggering Events” means Sponsor Triggering Event I and Sponsor Triggering Event II, respectively.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock or shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.

“Tax” means any U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which Pubco Common Shares are actually traded on the principal securities exchange or securities market on which Pubco Common Shares are then traded.

“Trade Secrets” means any trade secrets, know-how, discoveries, generative artificial intelligence tools, outputs, and algorithms, analytics, formulas, customer lists, supplier lists, pricing policies, operational methods, marketing plans or strategies, technical processes, financial statements, financial projections, budgets, sales data, personnel records, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law, and all notes, analyses, summaries and other prepared materials containing or based on the foregoing.

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.8.

Annex A-15

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid M3 Expenses.

“Unpaid M3 Expenses” means the M3 Expenses that are unpaid as of immediately prior to the Closing.

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 31, 2024, by and between M3 and Continental, as warrant agent.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2

MERGERS

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1.

(a) Redemption. On the Closing Date, M3 shall redeem each M3 Class A Common Share from the Pre-Closing M3 Holders who shall have elected to redeem their M3 Class A Ordinary Shares in connection with the transactions contemplated hereby and the Ancillary Documents pursuant to the Governing Documents of M3.

(b) Domestication. On the Closing Date, M3 shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act. In connection with the Domestication, (i) each M3 Class A Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one (1) M3 Class A-1 Common Share, (ii) each M3 Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one (1) M3 Class A-2 Common Share, (iii) each M3 Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one (1) M3 Class A Common Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement and (iv) the Governing Documents of M3 shall be amended and restated to be the Governing Documents of a Delaware corporation in a form consistent with the Exhibit F attached hereto and reasonably acceptable to M3, Pubco and the Company.

(c) The SPAC Merger

(i) Following the consummation of the Domestication, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date SPAC Merger Sub shall merge with and into M3 at the SPAC Merger Effective Time. Following the SPAC Merger Effective Time, the separate existence of SPAC Merger Sub shall cease and M3 shall continue as the surviving company in the SPAC Merger (the “SPAC Surviving Subsidiary”) and a wholly owned Subsidiary of Pubco.

(ii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably acceptable to M3, Pubco and the Company (the “SPAC Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The SPAC Merger shall become effective on the date and at the time at which the SPAC Certificate of Merger is accepted for filing by the Secretary of State of

Annex A-16

the State of Delaware, or at such later date and time as is agreed by M3, SPAC Merger Sub, and the Company, and as specified in the SPAC Certificate of Merger (the time the SPAC Merger becomes effective being referred to herein as the “SPAC Merger Effective Time”).

(iii) The SPAC Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of each of M3 and SPAC Merger Sub shall vest in the SPAC Surviving Subsidiary and all debts, liabilities, obligations, restrictions, disabilities and duties of each of M3 and SPAC Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Subsidiary, in each case, in accordance with the DGCL.

(iv) At the SPAC Merger Effective Time, the Governing Documents of SPAC Merger Sub shall become the Governing Documents of the SPAC Surviving Subsidiary except that the name of the SPAC Surviving Subsidiary shall be “ReserveOne Operations” or such other name not including references to “M3” or “Brigade” as proposed by the Company not less than five (5) Business Days prior to Closing and reasonably acceptable to M3.

(v) At the SPAC Merger Effective Time, the directors and executive officers the SPAC Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.16, each to hold office in accordance with the Governing Documents of the SPAC Surviving Subsidiary until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of SPAC Merger Sub Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the SPAC Surviving Subsidiary.

(vii) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each (A) issued and outstanding M3 Unit consisting of one (1) M3 Class A-1 Common Share and one-half (1/2) of one (1) M3 Public Warrant shall be automatically detached and the holder thereof shall be deemed to hold one (1) M3 Class A-1 Common Share and one-half (1/2) of one (1) M3 Public Warrant, in each case in accordance with the terms of the applicable M3 Unit, which underlying M3 Securities shall be converted in accordance with the applicable terms of this Section 2.1.

(viii) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, (A) each issued and outstanding M3 Class A-1 Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) below) shall be automatically canceled and extinguished and converted into and thereafter represent the right to receive one (1) Pubco Class A Common Shares, following which, all M3 Class A-1 Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist, (B) each issued and outstanding M3 Class A-2 Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) below) shall be automatically canceled and extinguished and converted into and thereafter represent the right to receive one (1) Pubco Class B Common Share, following which, all M3 Class A-2 Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and (C) each issued and outstanding M3 Class B Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) below), if any, shall be automatically canceled and extinguished and shall cease to exist. From and after the SPAC Merger Effective Time, the holders of certificates previously evidencing ownership of M3 Shares and the M3 Shares held in book-entry form issued and outstanding immediately prior to the SPAC Merger Effective Time (collectively, the “M3 Certificates”) shall each cease to have any rights with respect to such shares except as provided herein or required under applicable Law. From and after the SPAC Merger Effective Time, each M3 Certificate (other than those representing M3 Shares canceled and extinguished pursuant to Section 2.1(c)(x) below) shall be exchanged for Pubco Shares in book-entry form upon the surrender of such certificate in accordance with Section 2.4.

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(ix) At the SPAC Merger Effective Time, each issued and outstanding M3 Public Warrant shall be converted into one (1) Pubco Public Warrant and each issued and outstanding M3 Private Warrant shall be converted into one (1) Pubco Private Warrant. At the SPAC Merger Effective Time, the M3 Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the M3 Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the M3 Private Warrants, except that in each case they shall represent the right to acquire Pubco Class A Common Shares in lieu of M3 Class A Ordinary Shares or M3 Class A-1 Common Share, as applicable. At or prior to the SPAC Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Common Shares for delivery upon the exercise of such Pubco Warrants.

(x) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each M3 Common Share (a) held immediately prior to the SPAC Merger Effective Time by M3 as treasury stock or (b) for which a M3 shareholder has properly demanded that M3 redeem such M3 Common Shares, shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(d) The Company Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the SPAC Merger Effective Time, Company Merger Sub shall merge with and into the Company at the Company Merger Effective Time. Following the Company Merger Effective Time, the separate existence of the Company Merger Sub shall cease, and the Company shall continue as the surviving company in the Company Merger (the “Company Surviving Subsidiary”) and a wholly owned Subsidiary of Pubco.

(ii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably acceptable to M3, Pubco and the Company (the “Company Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Company Merger shall become effective on the date and at the time at which the Company Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware, or at such later date and time as is agreed by M3, Company Merger Sub and the Company, and as specified in the Company Certificate of Merger (the time the Company Merger becomes effective being referred to herein as the “Company Merger Effective Time”).

(iii) The Company Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of each of the Company and Company Merger Sub shall vest in the Company Surviving Subsidiary and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Subsidiary, in each case, in accordance with the DGCL.

(iv) At the Company Merger Effective Time, the Governing Documents of Company Merger Sub shall become the Governing Documents of the Company Surviving Subsidiary, except that the name of the Company Surviving Subsidiary shall be “ReserveOne Opco Inc.”.

(v) At the Company Merger Effective Time, the directors and executive officers the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.16, each to hold office in accordance with the Governing Documents of the Company Surviving Subsidiary until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each share of Company Merger Sub Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.01, of the Company Surviving Subsidiary.

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(vii) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each issued and outstanding Company Common Share as of immediately prior to the Company Merger Effective Time (other than (x) the Company Common Shares that are Dissenting Shares, and (y) those canceled and extinguished pursuant to Section 2.1(d)(ix) below) shall be automatically canceled and extinguished and converted into the right to receive a number of Pubco Class A Common Shares set forth on the Allocation Schedule, following which, all Company Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. From and after the Company Merger Effective Time, the holders of certificates previously evidencing ownership of outstanding Company Common Shares held in book-entry form issued and outstanding immediately prior to the Company Merger Effective Time (collectively, the “Company Certificates”) shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. From and after the Company Merger Effective Time, each Company Certificate (other those representing (x) Company Common Shares that are Dissenting Shares and (y) those cancelled and extinguished pursuant to Section 2.1(d)(ix) below) shall each be exchanged for Pubco Class A Shares in book-entry form upon the surrender of such certificate in accordance with Section 2.4. To the extent required by Section 262 of the DGCL, Company Common Shares owned by holders of Company Common Shares who have validly elected to dissent from the Company Merger pursuant to Section 262 of the DGCL shall thereafter represent only the right to receive fair value for their Company Common Shares in accordance with the applicable provisions of the DGCL.

(viii) At the Company Merger Effective Time, each issued and outstanding Company Warrant shall be converted into one (1) Pubco Public Warrant. At the Company Merger Effective Time, the Company Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Company Warrants, except that they shall represent the right to acquire Pubco Class A Common Shares in lieu of Company Common Shares. At or prior to the Company Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Common Shares for delivery upon the exercise of such Pubco Warrants.

(ix) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Common Share held immediately prior to the Company Merger Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(e) Amended Pubco Governing Documents. In connection with the Domestication, and prior to the Closing of the PIPE Investments, the Company shall take all actions necessary, proper and convenient to cause Pubco to amend and restate its (i) certificate of incorporation in a form agreed to by the Company and M3 consistent with the term sheet attached hereto as Exhibit F (the “Amended Pubco Certificate of Incorporation”) and (ii) bylaws in a form agreed to by the Company and M3 consistent with the term sheet attached hereto as Exhibit F.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and time as M3 and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

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Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to M3 an allocation schedule (the “Allocation Schedule”) setting forth (a) the calculation of the Equity Value and the Aggregate Common Share Consideration (which shall, for the avoidance of doubt, be reduced by the aggregate portion of the Aggregate Common Share Consideration that would be attributable to the Dissenting Shares if such Company Common Shares were not Dissenting Shares), (b) the amount of issued and outstanding Company Common Shares held by each Company Shareholder, (c) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (a) and (b), is, and will be as of immediately prior to the Company Merger Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3, and (d) reasonable supporting documentation in support of the calculation of the amounts set forth in clauses (a) and (b). The Company will review any comments to the Allocation Schedule provided by M3 or any of its Representatives, make any changes proposed by M3 or its Representatives that are correcting mathematical or other manifest error and otherwise consider in good faith any reasonable comments proposed by M3 or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Pubco Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(d)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Pubco Common Shares set forth on the Allocation Schedule that are allocated in respect of Company Common Shares exceed the Aggregate Common Share Consideration, and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or bound.

Section 2.4 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company, M3 and Pubco shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) the Company Certificates outstanding immediately prior to the Company Merger Effective Time for the portion of the Aggregate Common Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(d)(vii), (ii) the M3 Certificates outstanding immediately prior to the SPAC Merger Effective Time for Pubco Shares pursuant to Section 2.1(c)(viii), and (iii) the M3 certificates for the M3 Public Warrants and the M3 Private Warrants certificates outstanding immediately prior to the SPAC Merger Effective Time for the Pubco Public Warrants and the Pubco Private Warrants, as the case may be, pursuant to Section 2.1(c)(ix), in each case, on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then M3, Pubco and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed) and the Company, M3 and Pubco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders and to each holder of M3 Common Shares and M3 Warrants, a letter of transmittal in form and substance reasonably acceptable to M3, Pubco and the Company (the “Letter of Transmittal”).

(c) Immediately after giving effect to the Amended Pubco Certificate of Incorporation, but prior to the Company Merger Effective Time, the Company shall cause Pubco to deposit with the Exchange Agent evidence of Pubco Shares in book-entry form issuable (i) pursuant to Section 2.1(d)(vii) in exchange for the Company Common Shares outstanding immediately prior to the Company Merger Effective Time, (ii) pursuant to Section 2.1(c)(viii) in exchange for the M3 Shares outstanding immediately prior to the SPAC Merger Effective Time, and (iii) pursuant to Section 2.1(c)(ix) in exchange for the M3 Public Warrants and M3 Private Warrants outstanding immediately prior to the SPAC Merger Effective Time. All (1) Pubco Shares in book entry form representing the aggregate consideration issuable pursuant Section 2.1(c)(viii) and the Aggregate Common Share Consideration issuable pursuant to Section 2.1(d)(vii) and (2) Pubco Warrants in book entry form representing the M3 Public Warrants and the M3 Private Warrants issuable pursuant to Section 2.1(c)(ix) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

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(d) Each Company Shareholder whose Company Common Shares have been converted into the right to receive a portion of the Aggregate Common Share Consideration pursuant to Section 2.1(d)(vii) shall be entitled to receive the portion of the Aggregate Common Share Consideration to which he, she or it is entitled on the Closing Date upon surrender of a Company Certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, as the case may be, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(e) Each M3 shareholder whose M3 Common Shares have been converted into the right to receive a portion of the aggregate consideration issuable pursuant to Section 2.1(c)(viii) shall be entitled to receive the portion of such consideration to which he, she or it is entitled on the Closing Date upon surrender of a M3 Certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, as the case may be, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(f) Each holder of M3 Public Warrants or M3 Private Warrants whose M3 Public Warrants or M3 Private Warrants been converted into the right to receive a portion of the aggregate consideration issuable pursuant Section 2.1(c)(ix) shall be entitled to receive the portion of such consideration to which he, she or it is entitled on the Closing Date upon surrender of a certificate representing such M3 Public Warrants or M3 Private Warrants or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, as the case may be, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal).

(g) If Pubco Shares are to be issued in a name other than that in which the Company Certificates or M3 Certificates surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the Company Certificates or M3 Certificates so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Continental any transfer or other taxes required by reason of the issuance of the Pubco Shares in any name other than that of the registered holder of the Company Certificates or M3 surrendered, or established to the satisfaction of Continental that such tax has been paid or is not payable.

(h) If the Pubco Warrants are to be issued in a name other than that in which the certificates representing the M3 Warrants surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the certificates representing the M3 Warrants so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Continental any transfer or other taxes required by reason of the issuance of Pubco Warrants in any name other than that of the registered holder of the certificates representing the M3 Warrants surrendered, or established to the satisfaction of Continental that such tax has been paid or is not payable.

(i) No interest will be paid or accrued on the Pubco Shares or Pubco Warrants to be issued pursuant to this Section 2.4 (or any portion thereof). From and after the Company Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.4, each share of Company Common Shares shall solely represent the right to receive the number of Pubco Shares that such Company Common Shares is entitled to receive pursuant to Section 2.1(d)(vii). From and after the SPAC Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.4, (i) each M3 Common Share shall solely represent the right to receive the number of Pubco Shares that such M3 Common Share is entitled to receive pursuant to Section 2.1(c)(viii), and (ii) each M3 Warrant shall solely represent the right to receive the Pubco Warrants that such M3 Warrant is entitled to receive pursuant to Section 2.1(c)(ix).

(j) At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Company Merger Effective Time.

(k) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Pubco or as otherwise instructed by Pubco, and any Company Shareholder or M3 Shareholder who has not exchanged his, her or its Company Common Shares, M3 Common Shares or M3 Warrants in accordance with this Section 2.4 prior to that time shall thereafter

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look only to Pubco for the issuance of the Pubco Shares or Pubco Warrants, without any interest thereon. None of Pubco, the Company Surviving Subsidiary, the SPAC Surviving Subsidiary or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Pubco Shares or Pubco Warrants remaining unclaimed by the Company Shareholders or the M3 shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Pubco free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. M3, the Group Companies and the Exchange Agent (and each of their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than in respect of any compensatory payment subject to withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6 Sponsor Earnout Shares.

(a) General. The Sponsor has agreed that, effective upon the Closing, the Sponsor will subject the Sponsor Earnout Shares owned by Sponsor (and issued in the SPAC Merger on account of certain anti-dilution rights) to forfeiture in accordance with this Section 2.6. In connection with the Equity PIPE, (i) fifty percent (50%) of the Sponsor Equity Earnout Shares shall be forfeited if Sponsor Triggering Event I does not occur during the Sponsor Earnout Period and (ii) an additional fifty percent (50%) of the Sponsor Equity Earnout Shares shall be forfeited if Sponsor Triggering Event II does not occur during the Sponsor Earnout Period, with such Sponsor Equity Earnout Shares vesting (and therefore no longer subject to forfeiture following the applicable Sponsor Triggering Event) pursuant to Section 2.6(b). In addition, in connection with the warrants issued in the Equity PIPE (the “PIPE Warrants”), to the extent that the Sponsor Warrant Earnout Shares do not vest during the Sponsor Earnout Period pursuant to Section 2.6(c), such Sponsor Warrant Earnout Shares shall be forfeited. Further, in connection with the Convertible Notes issued in connection with the Convertible Notes PIPE, all the Sponsor Convertible Notes Earnout Shares shall be forfeited if Sponsor Triggering Event I does not occur during the Sponsor Earnout Period, with such Sponsor Convertible Notes Earnout Shares vesting (and therefore no longer subject to forfeiture following the applicable Sponsor Triggering Event) pursuant to Section 2.6(d). Until the occurrence of the applicable Sponsor Triggering Event or the exercise of applicable PIPE Warrants, certificates or book entry statements representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture and non-transferable pursuant to the provisions of this Agreement; provided, however, that (A) upon the vesting of any Sponsor Equity Earnout Shares or Sponsor Convertible Notes Earnout Shares in accordance with the terms herein, Pubco shall immediately cause the removal of such legend, and (B) on a monthly basis until all such legends have been removed, Pubco shall cause the removal of such legend on a portion of the Sponsor Warrant Earnout Shares as determined pursuant to this Section 2.6.

(b) Vesting of Sponsor Equity Earnout Shares.

(i) Upon the occurrence of Sponsor Triggering Event I, fifty percent (50%) of the Sponsor Equity Earnout Shares shall immediately become fully vested and no longer subject to forfeiture; and

(ii) Upon the occurrence of Sponsor Triggering Event II, an additional fifty percent (50%) of the Sponsor Equity Earnout Shares shall immediately become fully vested and no longer subject to forfeiture.

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(c) Vesting of Sponsor Warrant Earnout Shares. On or about the first Business Day of each calendar month during the Sponsor Earnout Period, a number of Sponsor Warrant Earnout Shares equal to 1/20 of the number of PIPE Warrants exercised during the immediately preceding month, rounded up to the nearest whole Pubco Class B Common Share, shall immediately become fully vested and no longer subject to forfeiture.

(d) Vesting of Sponsor Convertible Notes Earnout Shares. Upon the occurrence of Sponsor Triggering Event I, all the Sponsor Convertible Notes Earnout Shares shall immediately become fully vested and no longer subject to forfeiture

(e) Adjustment. If, and as often as, any outstanding class of Pubco Common Shares are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, subdivision, combination, consolidation or exchange, or any similar event after the date hereof, then (i) the number of Sponsor Earnout Shares to be surrendered pursuant to this Section 2.6, (ii) the Pubco VWAP specified with respect to the applicable Sponsor Triggering Event, and (iii) the ratio of PIPE Warrants to Sponsor Warrant Earnout Shares set forth in Section 2.6(c), will, in each applicable case, be equitably adjusted to reflect such change.

Section 2.7 Appraisal and Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Common Shares that are issued and outstanding immediately prior to the Company Merger Effective Time and which are held by a Company Shareholder who did not vote in favor of the Company Merger (or consent thereto in writing) and who is entitled to demand and has properly demanded appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shareholders”) shall not be converted into or be exchangeable for the right to receive such Dissenting Shareholder’s portion of the Aggregate Common Share Consideration pursuant to Section 2.1(d)(vii), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 262 of the DGCL (and at the Company Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Company Common Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Company Merger Effective Time, the applicable portion of the Aggregate Common Share Consideration pursuant to Section 2.1(d)(vii), without interest. The Company shall give Pubco and M3 prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company Shareholders’ rights of appraisal. The Company shall not, except with the prior written consent of M3, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to M3, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly incorporated, organized or formed, as the case may be and validly existing and in good standing under the Laws of Delaware.

(b) True and complete copies of the Governing Documents of each Group Company have been made available to M3, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its respective Governing Documents.

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(c) Each Group Company has the requisite corporate, limited liability or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(d) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or the equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and, (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Common Shares are fully paid and non-assessable and except to the extent arising out of the PIPE Investments, there is no other capital stock of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws.

(b) As of the date hereof:

(i) Pubco is authorized to issue 1,000 shares of Pubco Common Shares, of which ten (10) are issued and outstanding and owned by the Company.

(ii) Company Merger Sub is authorized to issue 1,000 shares of Company Merger Sub Common Stock, of which ten (10) are issued and outstanding and owned by Pubco.

(iii) SPAC Merger Sub is authorized to issue 1,000 shares of SPAC Merger Sub Common Stock, of which ten (10) are issued and outstanding and owned by Pubco.

(iv) The Company has no Subsidiaries other than Pubco, Company Merger Sub and SPAC Merger Sub and no other Group Company owns or holds (of beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(c) Prior to giving effect to the transactions contemplated by this Agreement, other than the Merger Subs, Pubco does not have any Subsidiaries or own any Equity Securities of any other Person.

(d) The Equity Securities of the Group Companies are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies, or other Contracts to which any Group Company is a party with respect to the voting or transfer of its Equity Securities.

(e) Other than this Agreement and the Ancillary Documents, no Group Company has any outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require such Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Group Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Group Company.

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(f) As of the date of this Agreement, no Group Company has any Indebtedness for borrowed money except as set forth on Section 3.2(f) of the Company Disclosure Schedule.

Section 3.3 Authority. The Group Companies have the requisite corporate, limited liability company or other applicable business entity power and authority, as applicable, to execute and deliver this Agreement and each Ancillary Document to which such applicable Group Company is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent and the approvals and consents to be obtained by Pubco and the Merger Subs pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which the applicable Group Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the applicable Group Company. This Agreement and each Ancillary Document to which the applicable Group Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the applicable Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Group Company (assuming that this Agreement and the Ancillary Documents to which such Group Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against such Group Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements.

(a) The Company will furnish to M3 within fifteen (15) calendar days of the date hereof a true and complete copy of the unaudited consolidated balance sheets of the Group Companies (the “Company Balance Sheet” as of a recent date (the “Balance Sheet Date”). The Company Balance Sheet will (a) be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (b) fairly present, in all material respects, the financial position, of the Group Companies as at the date thereof, except as otherwise specifically noted therein.

(b) The Group Companies have no liabilities, other than (i) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (ii) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent from any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings, if any, under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Company Certificate of Merger, the SPAC Certificate of Merger and the Amended Pubco Certificate of Incorporation, (iv) such filings with and approvals of Nasdaq to permit the Pubco Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (v) the approvals and consents to be obtained by Pubco and the Merger Subs pursuant to Section 5.9, (vi) the M3 Shareholder Approval, and (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company, Pubco or the Merger Subs of this Agreement nor the Ancillary Documents to which such Group Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without

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due notice or lapse of time or both) (i) result in any breach of any provision of such Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which such Group Company is a party or (B) any Permits, , (iii) violate, or constitute a breach under, any Order or applicable Law to which such Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes. Except as set forth on Section 3.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since the Lookback Date, no Group Company (a) has been subject to a Company Material Adverse Effect and (b) has taken any action or committed or agreed to take any action that would be prohibited by Section 5.1(b) if such action were taken on or after the date hereof without the consent of M3, except for the formation of the members of the Group Companies, initial capitalization of the Group Companies, hiring of initial employees and customary internal cash management related to associated set-up expenses, in each case, to the extent corresponding documentation has been made available to M3.

Section 3.7 Group Company Activities.

(a) Since the Lookback Date, no Group Company has engaged in any business activities other than (i) in connection with or incidental or related to its incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iii) those that are administrative, ministerial or otherwise immaterial in nature, (iv) in anticipation of the execution of its business strategy (including the recruitment of executives, acquisition of Intellectual Property and engagement of vendors) or (v) in connection with the incorporation, capitalization and ownership of Pubco and the Merger Subs.

(b) The Company does not lease or own any real property or any interest in real property.

Section 3.8 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company, its current or former directors, officers or equity holders that, if adversely decided or resolved, has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings by a Group Company pending against any other Person. Since the Lookback Date, none of the current or former officers, senior management or directors of any Group Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 3.9 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in compliance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any communication from any Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.10 Employee Matters.

(a) All Contracts relating to the employment of Employees of the Group Companies as of the date hereof, if any, have been made available to M3.

(b) No Employees are represented by a labor union, works council, or other labor organization, and no Group Company is party to or bound by any CBA.

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(c) Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws respecting labor, employment and employment practices, including the classification of independent contractors and overtime exempt and non-exempt employees and immigration (including the verification of I-9s for all employees and the proper confirmation of employee visas).

(d) No Group Company has material Liability for any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation to its current or former Employees under applicable Law or Contract or policy.

(e) Section 3.10(e) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) as of the date hereof. With respect to each material Employee Benefit Plan identified in the Company Disclosure Schedules, the Group Companies have provided M3 with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms); (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the Internal Revenue Service (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the Internal Revenue Service; and (vi) the most recent compliance testing results, including nondiscrimination testing, and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(f) (i) Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with applicable Law; (ii) there are no pending or, to the knowledge of the Company, threatened Proceedings against or relating to any Employee Benefit Plan or any trust or fiduciary thereof (other than routine benefits claims) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Proceeding, (iii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service), and (iv) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made by any Group Companies under or with respect to any Employee Benefit Plan or by applicable Law have been timely made or properly accrued in accordance with the provisions of each Employee Benefit Plan and applicable Law.

(g) No Employee Benefit Plan is and no Group Companies sponsor, contribute (or had an obligation to contribution to), maintain, or have liability with respect to and within the past six (6) years have not sponsored, contributed (or been obligated to contribute to), or maintained: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA. No Employee Benefit Plan provides retiree health, disability or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the full expense of the participant or the participant’s beneficiary.

Section 3.11 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.11 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

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Section 3.12 Intellectual Property.

(a) No Group Company owns or licenses any material Intellectual Property (other than (i) set forth on Section 3.12 of the Company Disclosure Schedule, the “Company Intellectual Property” and (ii) Off-the-Shelf Software).

(b) As of the date of this Agreement, no Group Company is currently in receipt of any written notice with respect to any alleged infringement or violation of or by any Company Intellectual Property. As of the date of this Agreement there are no Proceedings pending that relate to any of the Company Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person. To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(c) To the Company’s knowledge, none of the Company Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability thereof.

(d) The Company has taken steps reasonable under the circumstances to maintain and protect all the Trade Secrets included in the Company Intellectual Property.

(e) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(f) The Company IT Systems and Company Data are in good working condition to sufficiently perform all information technology operations, are fully functional and operate in a reasonable and sufficient business manner, and are reasonably sufficient in all material respects for the immediate needs of the Group Companies and Company Products. Since the Lookback Date, there has been no non-cured failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies.

Section 3.13 Equity PIPE

(a) The Company has delivered to M3 true and correct copies of each of the Equity PIPE Subscription Agreements entered into by the Company and Pubco with the Equity PIPE Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Equity PIPE Subscription Agreements, there are no other Contracts, side letters or arrangements between the Company and any Equity PIPE Investor relating to any Equity PIPE Subscription Agreement that could materially and adversely affect the obligation of such Equity PIPE Investors to contribute to the Company and Pubco the applicable portion of the Equity PIPE Gross Proceeds set forth in the Equity PIPE Subscription Agreement of such Equity PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Equity PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company and Pubco, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). As of the date of this Agreement, no Equity PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company and Pubco are not and, with the giving of notice, the lapse of time or both, would not be in default under any Equity PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Equity PIPE Investor in respect of the Equity PIPE, except as set forth in the Equity PIPE Subscription Agreements.

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Section 3.14 Convertible Notes PIPE.

(a) The Company has delivered to M3 true and correct copies of each of the Convertible Notes Subscription Agreements entered into by Pubco with the applicable Convertible Notes Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Convertible Notes Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Convertible Notes Investor relating to any Convertible Notes Subscription Agreement that could materially and adversely affect the obligation of such Convertible Notes Investors to contribute to Pubco the applicable portion of the Convertibles Notes PIPE amount set forth in the Convertible Notes Subscription Agreement of such Convertible Notes Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Convertible Notes Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Pubco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, no Convertible Notes Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Pubco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Convertible Notes Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by Pubco (including, from and after the Closing) to any Convertible Notes Investor in respect of the Convertible Notes PIPE, except as set forth in the Convertible Notes Subscription Agreements.

Section 3.15 Tax Matters.

(a) Each of the Group Companies has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each of the Group Companies has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each of the Group Companies has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) None of the Group Companies are currently the subject of a Proceeding with respect to material Taxes. None of the Group Companies have been informed in writing of the commencement or anticipated commencement of any such Proceedings that has not been resolved or completed, in each case, with respect to material Taxes.

(d) None of the Group Companies have consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any of the Group Companies, which agreement or ruling would be effective after the Closing Date.

(f) Each of the Group Companies is not, nor has it ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes).

(g) Each of the Group Companies is Tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

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(h) None of the Group Companies have taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Equity PIPE or the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Group Companies, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by M3 or any M3 shareholder or any of their respective Affiliates occurring after the date of this Agreement and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Equity PIPE or the Mergers from qualifying for the Intended Tax Treatment.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to M3 (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Group Company is a party or by which any Group Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 3.16(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Group Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Group Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Group Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Group Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Group Companies under such Contract or Contracts of at least $100,000 per year or $500,000 in the aggregate;

(viii) obligates the Group Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Group Company and any directors, officers or employees of a Group Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Company Related Party;

(x) obligates the Group Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

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(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Group Companies has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than another Group Company or any manager, director or officer of any Group Company) with a power of attorney; or

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an Exhibit to a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Group Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Group Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Group Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Group Company, under such Company Material Contract; (v) no Group Company has received written or, to the knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Group Company in any material respect; and (vi) no Group Company has waived any material rights under any such Company Material Contract.

Section 3.17 Transactions with Related Persons. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no Group Company nor any Company Related Party is presently, or since the Lookback Date, has been, a party to any Company Related Party Transaction. The assets of the Group Companies do not include any receivable or other obligation from a Company Related Party, and the liabilities of the Group Companies do not include any payable or other obligation or commitment to any Company Related Party.

Section 3.18 Compliance with International Trade and Anticorruption Laws.

(a) Since the Lookback Date, neither the Company nor, to the Company’s knowledge, any of its Representatives (acting on behalf of the Company), or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (currently, Cuba, North Korea, Syria, Iran, and Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic or Kherson or Zaporizhzhia regions of Ukraine); (iii) an entity fifty percent (50%) or more-owned or controlled (as defined under the relevant Sanctions and Export Control Laws), directly or indirectly, by one or more Persons described in clause (i) and/or (ii) such that the owned or controlled Person is subject to the same restrictions or prohibitions as such Person(s) set out in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii), in each case in violation of Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither the Company nor, to the Company knowledge, any of its Representatives (acting on behalf of the Company), or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose in violation of Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

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Section 3.19 Investment Company Act. No Group Company is an “investment company” that is required to register as an “investment company.” No Group Company is a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference in (a) any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (b) the Registration Statement/Proxy Statement or (c) the mailings or other distributions to the Pre-Closing M3 Holders with respect to the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Group Company makes any representation, warranty or covenant with respect to any information supplied by or on behalf of M3 or any of its Affiliates.

Section 3.21 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, M3 and (ii) it has been furnished with or given access to such documents and information about M3 and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of M3, any M3 Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of M3, any M3 Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO M3 OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO M3 OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND
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NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY M3 OR ANY M3 NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY GROUP COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY M3 OR ANY M3 NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4

REPRESENTATIONS AND WARRANTIES RELATING TO M3

Subject to Section 8.8, except as set forth on the M3 Disclosure Schedules, or except as set forth in any M3 SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and excluding, for the avoidance of doubt, any content of such M3 SEC Reports that have been redacted or omitted pursuant to applicable Law), M3 hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification.

(a) M3 is an exempted company duly incorporated, validly existing under the Laws of the Cayman Islands and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the Registrar of Companies in the Cayman Islands.

(b) M3 has the requisite exempted company, corporate or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a M3 Material Adverse Effect. M3 is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the Registrar of Companies in the Cayman Islands and each other jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a M3 Material Adverse Effect.

Section 4.2 Authority. M3 has the requisite exempted company, corporate or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the M3 Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which M3 is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate or other similar action on the part of M3. This Agreement has been and each Ancillary Document to which M3 is or will be a party will be, upon execution thereof, duly and validly executed and delivered by M3 and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of M3 (assuming this Agreement has been and the Ancillary Documents to which M3 is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against M3 in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of M3 with respect to M3’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings, if any, under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings and approvals required in connection with the Domestication, (iv) filing of the SPAC Certificate of Merger, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an M3 Material Adverse Effect.

(b) Neither the execution, delivery or performance by M3 of this Agreement nor the Ancillary Documents to which M3 is or will be a party nor the consummation by M3 of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of M3, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which M3 is a party, except for (A) such filings with and approvals of Nasdaq to permit the Pubco Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (B) the approvals and consents to be obtained by Pubco and the Merger Subs pursuant to Section 5.9, and (C) the M3 Shareholder Approval, (iii) violate, or constitute a breach under, any Order or applicable Law to which M3 or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties of M3, except in the case of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have an M3 Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the M3 Disclosure Schedules (which fees shall be the sole responsibility of M3), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of M3 for which M3 has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of M3 in writing expressly for inclusion or incorporation by reference in (a) any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (b) the Registration Statement/Proxy Statement or (c) the mailings or other distributions to Pre-Closing M3 Holders with respect to the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of M3 in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, M3 makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Group Companies or any of their respective Affiliates.

Section 4.6 Capitalization of M3.

(a) The authorized share capital of M3 consists of 200,000,000 M3 Class A Ordinary Shares, 20,000,000 M3 Class B Ordinary Shares, and 1,000,000 M3 Preferred Shares. As of the date of this Agreement, (i) 28,750,000 M3 Class A Ordinary Shares are issued and outstanding, (ii) 7,187,500 M3 Class B Ordinary

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Shares are issued and outstanding, (iii) no M3 Preferred Shares are issued and outstanding, (iv) 8,337,500 M3 Private Warrants are issued and outstanding and (v) 14,375,000 M3 Public Warrants are issued and outstanding. All outstanding Equity Securities of M3 (except to the extent such concepts are not applicable under the applicable Law of M3’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Mergers have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the Governing Documents of M3 and (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of M3 or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, there are no (i) outstanding equity appreciation, phantom equity or profit participation rights or (ii) outstanding options, restricted stock, phantom stock, warrants (other than M3 Public Warrants and M3 Private Warrants), purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require M3, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of M3 other than the M3 Shareholder Redemption.

(c) The Indebtedness of M3 is set forth on Section 4.6(c) of the M3 Disclosure Schedule.

(d) Since the Lookback Date, and except as contemplated by Section 2.1(a) and the Governing Documents of M3, M3 has not (i) declared or paid any distribution or dividend in respect of its Equity Securities or (ii) repurchased, redeemed or otherwise acquired any of its Equity Securities, and the M3 Board has not authorized any of the foregoing.

Section 4.7 SEC Filings. M3 has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “M3 SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional M3 SEC Reports”). Each of the M3 SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional M3 SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the M3 SEC Reports or the Additional M3 SEC Reports (for purposes of the Additional M3 SEC Reports, assuming that the representation and warranty set forth in Section 3.15 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective effective dates (in the case of M3 SEC Reports and Additional M3 SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and their respective dates of filing with the SEC (in the case of all other M3 SEC Reports and Additional M3 SEC Reports), the M3 SEC Reports did not, and the Additional M3 SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional M3 SEC Reports, assuming that the representation and warranty set forth in Section 3.15 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the M3 SEC Reports.

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Section 4.8 Trust Account. As of the date hereof, M3 has an amount in cash in the Trust Account equal to at least $297,000,000. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of July 31, 2024 (the “Trust Agreement”), between M3 and Continental, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. There are no Contracts, separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the M3 SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) the Pre-Closing M3 Holders who shall have elected to redeem their M3 Class A Ordinary Shares pursuant to the Governing Documents of M3 or (c) in the limited amounts (and solely to the extent necessary) to permit M3 to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of M3 in the event that M3 fails to complete a business combination within the allotted time period set forth in the Governing Documents of M3 and M3 liquidates the Trust Account, in each case, subject to the terms of the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of M3 and the Trust Agreement. M3 has performed all obligations required to be performed by it to date under and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of M3, no event has occurred which, with due notice or lapse of time or both, would constitute default thereunder. As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of M3, threatened, with respect to the Trust Account. Since July 31, 2024, M3 has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the distribution of assets from the Trust Account (i) in respect of deferred underwriting commissions or Taxes or (ii) to the Pre-Closing M3 Holders who have elected to redeem their M3 Class A Ordinary Shares pursuant to the Governing Documents of M3, each in accordance with the terms of and as set forth in the Trust Agreement, M3 shall have no further obligation under either the Trust Agreement or the Governing Documents of M3 to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the M3 Disclosure Schedules sets forth all Contracts between (a) M3, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either M3 or the Sponsor, on the other hand (each Person identified in this clause (b), a “M3 Related Party”), other than (i) Contracts with respect to a Pre-Closing M3 Holder’s or a holder of M3 Warrants’ status as a holder of M3 Shares or M3 Warrants, as applicable, and (ii) Contracts entered into after the date of this Agreement that are either required pursuant to Section 5.9 or entered into in accordance with Section 5.9. Except as set forth on Section 4.9 of the M3 Disclosure Schedules, no M3 Related Party (A) owns any interest in any material asset used in the business of M3, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of M3 or (C) owes any material amount to, or is owed any material amount by, M3. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “M3 Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since the Lookback Date, there has been) no Proceeding pending or, to M3’s knowledge, threatened against M3 or its current or former officers or directors that, if adversely decided or resolved, would be material to M3, taken as a whole. None of M3 nor any of their respective properties or assets are subject to any material Order. As of the date of this Agreement, there are no material Proceedings by M3 pending against any other Person. Since the Lookback Date, none of the current or former officers, senior management or directors of M3 have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.11 Compliance with Applicable Law. M3 is (and since the Lookback Date has been) in compliance with all applicable Laws, except as would not have a M3 Material Adverse Effect.

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Section 4.12 Business Activities. Since the Lookback Date, M3 has not conducted any business activities other than activities (a) in connection with or incidental or related to its incorporation or continuing exempted company (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in M3’s Governing Documents, there is no Contract binding upon M3 or to which M3 is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of M3’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) M3 has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of M3’s financial reporting and the preparation of M3’s financial statements for external purposes in accordance with GAAP and (ii) M3 has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to M3 and other material information required to be disclosed by M3 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to M3’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting M3’s principal executive officer and principal financial officer to material information required to be included in M3’s periodic reports required under the Exchange Act.

(b) There are no outstanding loans or other extensions of credit made by M3 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of M3, in their capacity as such and M3 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, M3 has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding M3 Class A Ordinary Shares, M3 Warrants and M3 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbol “MBAV”, “MBAVW” and “MBAVU” respectively. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of M3, threatened against M3 by Nasdaq or the SEC with respect to any intention by such entity to deregister M3 Class A Ordinary Shares, M3 Warrants or M3 Units, as the case may be or prohibit or terminate the listing of M3 Class A Ordinary Shares, M3 Warrants or M3 Units, as the case may be on Nasdaq. M3 has not taken any action that is designed to terminate the registration any of the M3 Class A Ordinary Shares, M3 Warrants or M3 Units under the Exchange Act.

(d) The M3 SEC Reports contain true and complete copies of the applicable M3 Financial Statements. The M3 Financial Statements and notes (i) fairly present in all material respects the financial position, results of operations and cash flows of M3 as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited M3 Financial Statements, were audited in accordance with the standards of the PCAOB and

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(iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) M3 has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for M3’s and its Subsidiaries’ assets. M3 maintains and, for all periods covered by the M3 Financial Statements, has maintained books and records of M3 in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of M3 in all material respects.

(f) Since the Lookback Date, (i) M3 has not received any written complaint, allegation, assertion or claim that there is (A) a “significant deficiency” in the internal controls over financial reporting of M3, (B) a “material weakness” in the internal controls over financial reporting of M3 or (C) fraud, whether or not material, that involves management or other employees of M3 who have a significant role in the internal controls over financial reporting of M3 and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the M3 Board or any committee thereof.

Section 4.14 No Undisclosed Liabilities. M3 does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP, except for the Liabilities (a) set forth in Section 4.14 of the M3 Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the M3 Disclosure Schedules), (c) that are incurred in connection with or incidental or related to M3’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the M3 Financial Statements included in the M3 SEC Reports.

Section 4.15 Tax Matters.

(a) M3 has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and M3 has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) M3 has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) M3 is not currently the subject of a Proceeding with respect to material Taxes. M3 has not been informed in writing of the commencement or anticipated commencement of any such Proceedings that has not been resolved or completed, in each case, with respect to material Taxes.

(d) M3 has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to M3, which agreement or ruling would be effective after the Closing Date.

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(f) M3 is not, nor has it ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law with respect to Taxes).

(g) Following Domestication, M3 is Tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) M3 has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of M3, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Shareholder or any of their respective Affiliates, in each case, occurring after the date of this Agreement and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Compliance with International Trade & Anti-Corruption Laws

(a) Since the Lookback Date, neither M3 nor, to M3’s knowledge, any of its Representatives (acting on M3’s behalf), or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (currently, Cuba, North Korea, Syria, Iran, and Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic or Kherson or Zaporizhzhia regions of Ukraine); (iii) an entity fifty percent (50%) or more-owned or controlled (as defined under the relevant Sanctions and Export Control Laws, directly or indirectly, by one or more Persons described in clause (i) or (ii) such that the owned or controlled Person is subject to the same restrictions or prohibitions as such Person(s) set out in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii), in each case in violation of Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither M3 nor, to M3’s knowledge, any of its Representatives (acting on behalf of M3), or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose in violation of Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Corruption Laws.

Section 4.17 Material Contracts.

(a) Except any Contract that is an exhibit to the M3 SEC Reports or described therein and other than this Agreement and the Ancillary Documents, there are no Contracts to which the M3 is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the M3 on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the M3 as its business is currently conducted, any acquisition of material property by the M3, or restricts in any material respect the ability of the M3 to engage in business as currently conducted by it or compete with any other Person (each, a “M3 Material Contract”).

(b) With respect to each M3 Material Contract: (i) the M3 Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the M3 Material Contract is legal, valid, binding and enforceable in all material respects against the M3 and, to the knowledge of the M3, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the M3 is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the M3, or permit termination or acceleration by the other party, under such M3 Material Contract; and (iv) to the knowledge of the M3, no other party to any M3 Material Contract is in breach or default in any

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material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the M3 under any M3 Material Contract.

Section 4.18 Transactions with Related Persons. Except for equity ownership or any Contract that is an exhibit to the M3 SEC Reports or described therein, M3 is not presently, or since the Lookback Date, has not been, a party to any M3 Related Party Transaction. The assets of M3 do not include any receivable or other obligation from a M3 Related Party, and the liabilities of the M3 do not include any payable or other obligation or commitment to any M3 Related Party.

Section 4.19 Investment Company Act. M3 is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 4.20 Investigation; No Other Representations

(a) M3, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, M3 has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and M3, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING AND THE ANCILLARY DOCUMENTS, NONE OF M3, ANY M3 NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND M3 EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF M3 THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF M3 BY OR ON BEHALF OF THE MANAGEMENT OF M3 OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING

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MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF M3 ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF M3, ANY M3 NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document (including changes to Governing Documents of the Group Companies contemplated by this Agreement), as required by applicable Law, as set forth on Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by M3 (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations and goodwill of the Group Companies, taken as a whole and (iii) use commercially reasonable efforts to maintain all insurance policies of the Group Companies, or substitutes therefor.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the other Group Companies to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by M3 (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(xi), Section 5.1(b)(xiv), or Section 5.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) (A) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company, (B) repurchase or redeem any outstanding Equity Securities of any Group Company or (C) split, subdivide, combine, consolidate, recapitalize or reclassify any Equity Securities of any Group Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents, except as required by Section 5.21;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or material properties of any Group Company or (B) create, subject to or incur any Lien on any assets or properties of any Group Company;

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company except as required in accordance with the Equity PIPE Subscription Agreements or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company except as required in accordance with the Convertible Notes Subscription Agreements;

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(vi) incur, create or assume any Indebtedness, except as required in accordance with the Convertible Notes Subscription Agreements;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries;

(viii) (A) hire, engage, retain or otherwise employ any employees or independent contractors or (B) adopt or enter into any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan in respect thereof, except, in each case, entry into employment Contracts consistent with previously disclosed offer letters and adoption of the Pubco Incentive Plan;

(ix) make, change or revoke any material election concerning Taxes, enter into any material closing (or similar) agreement, settle or compromise any material Proceeding with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any material Proceeding with respect to Taxes, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or M3 or any of its Affiliates after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) enter into any new line of business outside of the business currently conducted by the Group Companies as of the date hereof (it being understood that this Section 5.1(b)(xiv) shall not restrict the Company from extending its business into new geographies);

(xv) terminate, or waive or assign any material right under, any Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice other than the Administrative Services Agreement;

(xvi) enter into, renew, modify or revise any Company Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Company Related Party Transaction) other than the Administrative Services Agreement;

(xvii) enter into any Contract, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xviii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to (A) prevent or impede the transactions contemplated by this Agreement or any Ancillary Document from qualifying for the Intended Tax Treatment or (B) delay or impair the obtaining of any Consents of any Governmental Entity to be obtained in connection with this Agreement;

(xix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Company Related Party; or

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(xx) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give M3, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and the Ancillary Documents (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Each of the Company and M3 shall pay fifty percent (50%) of the HSR Act filing fee, if any such filing is determined to be required; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of such HSR Act filing, if any is determined to be required. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement following the date of this Agreement, and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Each Party shall promptly inform the other Parties of any communication between such Party, on the one hand, and any Governmental Entity, on the other hand regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of M3 and the Company.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall give the other Parties’ counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Documents unless it consults with the other Parties in advance and gives the other Parties (to the extent not prohibited by such Governmental Entity) the opportunity to attend and participate in such meeting or discussion; provided that in the event a Party’s Representative is prohibited from participating in or attending any meetings or discussions, the other Party shall keep such prohibited Party promptly and reasonably apprised with respect thereto. M3 and the Company shall each use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated by this Agreement or the Ancillary Documents, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall notify the other Parties in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against such Party or any of its Representatives (in their capacity as a representative of such Party). Each Party shall each (i) keep the other Parties reasonably informed regarding any Transaction Litigation, (ii) give the other Parties the opportunity to, at their own cost and expense, participate in the

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defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Parties in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other Parties’ advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other Parties. Notwithstanding the foregoing, M3 shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought against M3 or any of its Representatives, and the Company shall, subject to and without limiting the covenants and agreements, and the rights of M3, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company, any Group Company or any of their respective Representatives; provided, however, that until the earlier of the Closing or termination of this Agreement in accordance with its terms, the prohibitions set forth in (A) Section 5.1(b)(x) shall apply to any Transaction Litigation brought against the Company, any Group Company or any of their respective Representatives and (B) Section 5.10(j) shall apply to any Transaction Litigation brought against M3 or any of its Representatives.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby and the Ancillary Documents is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and under which each Group Company and M3 agree to be bound; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement each Party hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall provide, or cause to be provided, to M3 and its Representatives (x) upon reasonable advance written notice, during normal business hours reasonable access to the properties, projects, directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) and (y) with complete copies of all internal financial reports of the Company and its Subsidiaries prepared by the Company in the ordinary course of business promptly after completion of such reports. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to M3 or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if any Group Company, on the one hand, and M3, any M3 Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, M3 shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of M3 (in a manner so as to not interfere with the normal

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business operations of M3). Notwithstanding the foregoing, M3 shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which M3 is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of M3 with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to M3 under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), M3 shall use commercially reasonable efforts to (I) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (II) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if M3, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto; provided that M3 shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the other Parties; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the other Parties, to allow the other Parties reasonable time to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided that the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, M3 shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company and its Representatives shall review, comment upon and approve by no later than the second (2nd) Business Day following the date of this Agreement and shall not be unreasonably withheld, conditioned or delayed; provided that M3 provides the Company and its Representatives with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated hereby and the Ancillary Documents (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Entity or other third party in connection with the transactions contemplated hereby and the Ancillary Documents, each Party shall, upon request by any

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other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby and the Ancillary Documents, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Entity in connection with the transactions contemplated hereby and the Ancillary Documents. Furthermore, nothing contained in this Section 5.4(b) shall prevent the Sponsor, M3, the Company or any of their respective Representatives from furnishing customary or other reasonable information concerning the transactions contemplated hereby or the Ancillary Documents to their respective investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 5.4(b).

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) M3 shall (and shall cause its Affiliates to) use commercially reasonable efforts to cause the Domestication and each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cause the Equity PIPE and the Mergers, in each case, to qualify for applicable Intended Tax Treatment. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the applicable Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede (A) the Equity PIPE and the Mergers, collectively (in the case that the Equity PIPE Investors make a private investment in Pubco Class A Common Shares) or separately (in the case that the Equity PIPE Investors make a private investment in common stock of the Company) qualifying for the Equity PIPE-Mergers Intended Tax Treatment and (B) in the case of M3, the Domestication qualifying for the Domestication Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, M3 and the Company shall deliver to M3 Counsel customary Tax representation letters with respect to the Mergers satisfactory to its counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, M3 shall request M3 Counsel to furnish an opinion, subject to customary assumptions and limitations, to the effect that (A) the Domestication Intended Tax Treatment should apply to the Domestication and (B) the Equity PIPE-Mergers Intended Tax Treatment should apply to the Equity PIPE and the Mergers (either collectively or separately).

(iv) In connection with M3 Counsel’s preparation and delivery of the tax opinion to the Company pursuant to Section 6.3(f), M3, with respect to the Domestication, the Equity PIPE and the Mergers, and the Company, with respect to the Equity PIPE and the Mergers, shall deliver to M3 Counsel customary Tax representation letters reasonably satisfactory to M3 Counsel, dated and executed as of the Closing Date and such other date(s) as determined reasonably necessary by M3 Counsel in connection with such tax opinion.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Proceeding with respect to Taxes. Such cooperation shall include the reasonable retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Proceeding with respect to Taxes, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing M3 Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of M3’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code

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or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F income” under Section 951 of the Code for such taxable period, and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) M3 Taxable Year. The Parties agree to treat the taxable year of M3 as ending on December 31 for U.S. federal income Tax purposes.

(d) Transfer Taxes. The Company Surviving Subsidiary shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Domestication and the Mergers.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby and the Ancillary Documents, no Party shall, and each shall cause its Representatives to not, without the prior written consent of the other Parties, directly or indirectly, (i) solicit, seek, entertain, encourage (including by means of furnishing or disclosing or disclosing information), endorse, recommend, accept, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, term sheet, Contract, agreement in principle, acquisition agreement or other similar agreement or understanding related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (i) each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (A) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (B) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information and (ii) each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 5.7 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Pubco, M3 and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either M3 or the Company, as applicable), and Pubco shall file (or confidentially submit) with the SEC, the Registration Statement/Proxy Statement in connection with the registration under the Securities Act of the shares of Pubco Class A Common Shares, Pubco Public Warrants and the Pubco Class A Common Shares underlying such warrants to be issued under this Agreement to the holders of M3 Common Shares and Company Common Shares and, subject to the provisions of the Equity PIPE Subscription Agreements, the Pubco Class A Common Shares and warrants to be issued to the Equity PIPE

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Investors (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement of M3 which will be included therein as a prospectus of Pubco and which will be used for the M3 Shareholders Meeting to adopt and approve (as applicable) the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by M3’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Pubco, M3 and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws or in response to any comments from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after “cleared” comments from the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents. M3, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other and Pubco all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Pubco to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform the other Party; (ii) such Parties shall prepare and mutually agree upon with the other Party (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) Pubco shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing M3 Holders. Pubco shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Pubco Shares for offering or sale in any jurisdiction, and each of Pubco, M3 and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 M3 Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, M3 shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting of its shareholders (the “M3 Shareholders Meeting”) in accordance with the Governing Documents of M3, for the purposes of obtaining the M3 Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an M3 Shareholder Redemption. M3 shall, through unanimous approval of its board of directors, recommend to its shareholders (being all of the shareholders of M3 voting as a single class or the holders of the M3 Class B Ordinary Shares (as applicable)) (the “M3 Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby and thereby (the “Business Combination Proposal”); (ii) an amendment to the Governing Documents of M3, to be implemented in connection with the Domestication, consistent with the terms set forth in Exhibit G (the “Interim Charter Proposal”); (iii) the approval of the Domestication (the “Domestication Proposal”); (iv) the approval of the SPAC Merger (the “Merger Proposal”); (v) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by M3 and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated

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by this Agreement or the Ancillary Documents; (vii) such other matters (or, to the extent applicable, excluding such approval matters) as M3, the Company and Pubco shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement, and (viii) the adoption and approval of a proposal for the adjournment of the M3 Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (viii) together, the “Transaction Proposals”); provided, that M3 may postpone or adjourn the M3 Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the M3 Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that M3 has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing M3 Holders prior to the M3 Shareholders Meeting; provided that, without the consent of the Company, in no event shall M3 adjourn the M3 Shareholders Meeting for more than fifteen (15) Business Days later than the originally scheduled extraordinary general meeting or the most recently adjourned meeting or to a date that is beyond the Termination Date. M3 agrees that if the Required M3 Shareholder Approval shall not have been obtained at the Extraordinary General Meeting, then M3 shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 5.8, and hold additional Extraordinary General Meetings in order to obtain the Required M3 Shareholder Approval. The M3 Board Recommendation contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement. Except as otherwise required by applicable Law, including if the failure to change, qualify, withdraw or otherwise modify the M3 Board Recommendation (a “Change in Recommendation”) would be inconsistent with the directors’ fiduciary duties under applicable Law, in which case, the M3 Board may make such a Change in Recommendation, M3 covenants that none of the M3 Board or M3 nor any committee of the M3 Board shall change, qualify, withdraw or modify, or propose publicly or by formal action of the M3 Board, any committee of the M3 Board or M3 to change, qualify, withdraw or modify, in a manner adverse to the Company, the M3 Board Recommendation or any other recommendation by the M3 Board or M3 of the proposals set forth in the Registration Statement/Proxy Statement; provided that prior to any Change in Recommendation, (W) the Company shall have received written notice from M3 of M3’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action (the “Change in Recommendation Notice Period”), which shall specify in reasonable detail the facts and circumstances providing the basis for the determination by the M3 Board to effect such Change in Recommendation (the “Basis”), (X) during the Change in Recommendation Notice Period and prior to making a Change in Recommendation, if requested by the Company, M3 and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement or the Ancillary Documents, as the case may be, as would enable the M3 Board to proceed with its recommendation of this Agreement and the transactions contemplated hereby and the Ancillary Documents and not make such Change in Recommendation, (Y) the M3 and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Basis reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement or the Ancillary Documents, as the case may be and (Z) if the Company requested negotiations in accordance with the foregoing sub-clause (Y), the M3 Board may make a Change in Recommendation only if the M3 Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement or the Ancillary Documents, as the case may be, that the Company shall have, prior to the expiration of the Change in Recommendation Notice Period, offered in writing in a manner that would form a binding contract if accepted by M3 (and the other applicable Parties), continues to determine in good faith, based on the opinion of outside counsel, that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the M3 shareholders under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of M3 and the M3 Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as M3 has filed an update to the Registration Statement/Proxy Statement with the SEC (which M3 shall file as promptly as practicable after the Change in Recommendation), and in the event a filing or notice for a meeting was made prior to the Change in Recommendation Notice Period, M3 shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the M3 shareholders to consider any revised recommendation.

Section 5.9 Pubco and the Merger Subs Shareholder Approval. As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of this Agreement, the Company, as the sole shareholder of Pubco, will approve and adopt this Agreement, the Ancillary Documents to which Pubco is or will be

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a party and the transactions contemplated hereby and thereby (including the Mergers). As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of this Agreement, Pubco, as the sole shareholder of each of SPAC Merger Sub and Company Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which each of SPAC Merger Sub and Company Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

Section 5.10 Conduct of Business of M3. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, M3 shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly required by this Agreement or any Ancillary Document (including changes to Governing Documents of M3 contemplated by this Agreement), as required by applicable Law, as set forth on Section 5.10 of the M3 Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the Trust Agreement, Warrant Agreement or the Governing Documents of M3 or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of M3 or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of M3 (other than redemptions from the Trust Account that are required pursuant to M3’s Governing Documents);

(c) split, subdivide, combine, consolidate or reclassify any of its share capital or capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares or shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities of M3 or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of M3;

(g) enter into, renew, modify or revise any M3 Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a M3 Related Party Transaction), other than (x) loans made by the Sponsor to M3 and (y) issuances of M3 Warrants to the Sponsor for repayment of loans made by the Sponsor to M3;

(h) enter into any new line of business outside of the business currently conducted by M3 as of the date hereof;

(i) make, change or revoke any material election concerning Taxes, enter into any material closing (or similar) agreement, settle or compromise any material Proceeding with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any material Proceeding with respect to Taxes, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by M3 in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on M3 or any Group Company;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(l) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(m) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by this Agreement or the Ancillary Documents from qualifying for the Intended Tax Treatment; or

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(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of M3 and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, M3 from using the funds held by M3 outside the Trust Account to pay any M3 Expenses or M3 Liabilities or from otherwise distributing or paying over any funds held by M3 outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing. Each of the Company and M3 shall take all actions necessary or reasonably necessary to cause: (a) Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents to be approved; (b) M3 to satisfy all applicable continuing listing requirements of Nasdaq and Pubco to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Pubco Common Shares issuable in accordance with this Agreement and the Ancillary Documents, including the Domestication and the Mergers, to be approved for listing on Nasdaq (and the Group Companies shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Company Merger Effective Time. For the avoidance of doubt, no amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of M3 that are adverse to M3, the Sponsor or Sponsor’s Affiliates in any material respect shall be required for M3 to satisfy the conditions set forth in this Section 5.11.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, M3 shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (x) pay as and when due all amounts, if any, payable to M3’s public shareholders, including overallotment shares acquired by M3’s underwriters, (the “Public Shareholders”) pursuant to the M3 Shareholder Redemption, (x) pay the amounts due to the underwriters of M3’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, if applicable, and (y) immediately thereafter, pay all remaining amounts then available in the Trust Account to M3 in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Company Shareholder Approval; Lock-Up Agreement. As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall obtain and deliver to M3 (i) a true and correct copy of a written consent (in form and substance reasonably satisfactory to M3) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger) that is duly executed by MI7, as the sole shareholder of the Company (the “Company Shareholder Written Consent”), and (ii) a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”) pursuant to which, among other things, MI7 shall agree to certain restrictions on the transfer of the Pubco Shares it shall hold from and after the Closing. The Company, through its board of directors, shall recommend to the holders of Company Common Shares the approval and adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Company Merger).

Section 5.14 M3 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of M3, as provided in M3’s Governing Documents or otherwise in effect as of immediately prior to the SPAC Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the SPAC Merger Effective Time shall survive the transactions contemplated by this Agreement and the Ancillary Documents and shall continue in full force and effect from and after the SPAC Merger Effective Time for a period of six (6) years and (ii) Pubco will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pubco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in M3’s

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Governing Documents or other applicable agreements as in effect immediately prior to the SPAC Merger Effective Time. The indemnification and liability limitation or exculpation provisions of Pubco’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the SPAC Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the SPAC Merger Effective Time, or at any time prior to such time, were directors or officers of M3 (the “M3 D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the SPAC Merger Effective Time and relating to the fact that such M3 D&O Person was a director or officer of M3 immediately prior to the SPAC Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) M3 shall not have any obligation under this Section 5.14 to any M3 D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such M3 D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the SPAC Merger Effective Time, Pubco shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of M3 as of the date of this Agreement with respect to matters occurring on or prior to the SPAC Merger Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under M3’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, M3 may purchase, at or prior to the Closing, and Pubco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the SPAC Merger Effective Time, without lapses in coverage, an extended reporting period or tail insurance policy that affords coverage which is no less favorable in the aggregate to the insured than the coverage provided under M3’s directors’ and officers’ liability insurance policies as of the date of this Agreement. In either event, Pubco shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by M3 prior to the date of this Agreement and, in such event, Pubco shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by M3 prior to the date of this Agreement.

(d) If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 5.14.

(e) The M3 D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and shall be binding on all successors and assigns of Pubco.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Company Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the Company Merger Effective Time, shall survive the transactions contemplated by this Agreement and the Ancillary Documents and shall continue in full force and effect from and after the Company Merger Effective Time for a period of six (6) years and (ii) Pubco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pubco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Company Merger Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during

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such six (6)-year period, be amended, repealed or otherwise modified after the Company Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Company Merger Effective Time or at any time prior to the Company Merger Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Company Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Pubco, M3 or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company, Pubco and M3 shall use commercially reasonable efforts to ensure that the directors’ and officers’ liability insurance of Pubco from and after the Closing will provide directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Company Merger Effective Time. If Pubco is unable to secure such coverage under its directors’ and officers’ liability insurance then the Company may purchase, at or prior to the Closing, and Pubco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Company Merger Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Company Merger Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, M3, Pubco or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, M3, Pubco or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pubco.

Section 5.16 Post-Closing Directors and Officers.

(a) Pubco shall take all such action within its power as may be necessary or appropriate such that effective immediately after the SPAC Merger Effective Time, the Pubco Board will consist of nine (9) directors, (i) eight (8) of whom shall be designated by the Company and (i) one (1) of whom shall be designated by M3. The Sponsor and the Company shall elect or otherwise cause the Persons designated in accordance with Section 5.16(a) of the Company Disclosure Schedule (which for the avoidance of doubt, may be amended from time to time in accordance with Section 8.3; provided that no such amendment has the effect of materially delaying the effectiveness or the mailing of the Registration Statement/Proxy Statement) to comprise the entire Pubco Board, effective upon the SPAC Merger Effective Time.

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(b) The Persons set forth on Section 5.16(a) of the Company Disclosure Schedule shall be eligible to serve as a director on the Pubco Board in accordance with the applicable corporate governance standards and qualifications set forth by Nasdaq and any SEC rules, regulations or provisions related to individuals serving on the board of directors of a public company.

(c) M3, the Company and Pubco shall cause the Persons designated in accordance with Section 5.16(a) to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made pursuant to any Governmental Entity, including Nasdaq and any SEC rules, regulations or provisions related to individuals serving on the board of directors of a public company in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 5.16(a) does not satisfy any requirement of a Governmental Entity to serve as a director, then (i) there shall be no obligation to appoint such individual pursuant to Section 5.16(a), and (ii) the Company or M3, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

(d) The individual serving as the chief executive officer of the Company immediately after the Closing will be the same individual (in the same office) as that of the Company immediately prior to the Closing. In the event that such chief executive officer is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as the chief executive officer, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing M3 Holders, M3 and the Company may designate another individual to replace such individual to serve as such chief executive officer. The Company may appoint additional qualified persons to serve as officers in other capacities immediately prior to Closing and, in which case, such additional officers shall be the same individuals (and in the same office) immediately following the Closing.

Section 5.17 Financials.

(a) As promptly as practicable after the date of this Agreement, the Company shall deliver to M3, the audited and/or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement/Proxy Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. All such financial statements (i) will fairly present in all material respects the financial position, results of operations and cash flows of the Company and Pubco as at the date thereof in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes) and (ii) if required, will be audited in accordance with the standards of the PCAOB.

(b) During the period from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement/Proxy Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company shall deliver to M3 the unaudited consolidated financial statements of the Group Companies, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, M3 in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be

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included in the Registration Statement/Proxy Statement and any other filings to be made by Pubco or M3 with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 PIPE Investments. The Company shall, and shall cause Pubco to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to:

(a) consummate the transactions contemplated by the Equity PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Equity PIPE Subscription Agreements, and exercising their respective rights to specifically enforce the Equity PIPE Subscription Agreements pursuant to the terms thereof; and

(b) consummate the transactions contemplated by the Convertible Notes Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Notes Subscription Agreements, and exercising its right to specifically enforce the Convertible Notes Subscription Agreements pursuant to the terms thereof.

Section 5.19 Section 16 Matters. Prior to the SPAC Merger Effective Time, M3 shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of M3 Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to M3, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.20 No Trading. Each of the Parties acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of its respective Representatives is aware or, upon receipt of any material nonpublic information of M3, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Parties each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of M3 (other than pursuant to the transactions contemplated by this Agreement and the Ancillary Documents), communicate such information to any third party, take any other action with respect to M3 in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.21 Company Governing Documents. Prior to Closing Date, the Company shall amend its Governing Documents to increase the authorized share capital of the Company in a manner sufficient to consummate the transactions contemplated by the Equity PIPE Subscription Agreements.

Section 5.22 Pubco Incentive Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the Pubco Board shall approve and adopt an equity incentive plan, substantially in the form as Pubco, the Company and M3 mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Pubco, the Company or M3, as applicable) (the “Pubco Incentive Plan”), in the manner prescribed under applicable Law, effective as of one day prior to the Closing Date, reserving for grant thereunder a number of Pubco Common Shares to be mutually agreed by Pubco, the Company and M3. The Pubco Incentive Plan will provide that the Pubco Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2026 fiscal year in an amount sufficient to ensure the sum of equity issued in respect of previously granted awards, equity underlying granted and outstanding awards and equity available for issuance equals ten percent (10%) of Pubco Shares on a fully-diluted basis on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Pubco Incentive Plan.

Section 5.23 Commitment to Convert Cash to Bitcoin. Immediately following the Closing, Pubco, the Company Surviving Subsidiary and the SPAC Surviving Subsidiary shall convert all cash on hand (except for a de minimis amount to fund near-term operating expenses) into Bitcoin, including the PIPE Gross Proceeds, to the extent received in the form of cash, and any amounts from the Trust Account which have not been redeemed pursuant to the M3 Shareholder Redemption.

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Section 5.24 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Documents as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Article 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act (and any extensions thereof) relating to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Ancillary Documents shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain effective as of Closing, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required M3 Shareholder Approval shall have been obtained; and

(f) prior to the Closing, Pubco shall have amended and restated its certificate of incorporation in substantially the form of the Amended Pubco Certificate of Incorporation;

(g) the sum of the aggregate cash proceeds actually received from the Trust Account (after giving effect to the redemptions contemplated by Section 2.1(c)) and the Equity PIPE shall be no less than $500,000,000 net of all Unpaid Expenses; and

(h) Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Company Merger Effective Time, and the Pubco Shares and the Pubco Public Warrants to be issued pursuant to the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Section 6.2 Other Conditions to the Obligations of M3. The obligations of M3 to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by M3 of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date,

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in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.6 shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to M3 the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(d) are satisfied, in form and substance reasonably satisfactory to M3;

(ii) (A) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably acceptable to M3, (B) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (C) an IRS Form W-9 duly executed by the Company;

(iii) executed counterparts to all of the Ancillary Documents to which any Group Company or its Affiliates is party; and

(iv) the Allocation Schedule.

(d) No Company Material Adverse Effect shall have occurred with respect to the Group Companies taken as a whole since the date of this Agreement which is continuing and uncured.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the M3 Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “M3 Material Adverse Effect” or any similar limitation set forth herein) in all material respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of M3 (other than the M3

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Fundamental Representations and the representations contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “M3 Material Adverse Effect” or any similar limitation set forth herein) in all respects on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an M3 Material Adverse Effect;

(b) M3 shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Pubco Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including, for the avoidance of doubt, the Pubco Common Shares to be issued pursuant to the Mergers) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(d) the Domestication shall have been consummated on the Closing Date prior to the SPAC Merger Effective Time;

(e) M3 shall have made all necessary arrangements to cause the Trustee to release all of the funds contained in the Trust Account available to M3 upon the Closing;

(f) M3 shall have caused M3 Counsel to deliver an opinion, addressed to the Company and dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and subject to M3 Counsel’s reliance on customary Tax representation letters from M3 with respect to Domestication, the Equity PIPE and the Mergers and the Company with respect to the Equity PIPE and the Mergers reasonably satisfactory to M3 Counsel and the compliance of the Parties with the terms of this Agreement and the Ancillary Documents, to the effect that, for U.S. federal income Tax purposes, the transactions contemplated by this Agreement and the Ancillary Documents, individually and collectively, with respect to the receipt of the Pubco Shares, should qualify for the Intended Tax Treatment; and

(g) at or prior to the Closing, M3 shall have delivered, or caused to be delivered, to the Company the following documents:

(i) a certificate duly executed by an authorized officer of M3, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in form and substance reasonably satisfactory to the Company;

(ii) (A) a certificate, duly executed by M3, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that M3 has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably acceptable to the Company, (B) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from M3 certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (C) an IRS Form W-9 duly executed by M3; and

(iii) executed counterparts to all of the Ancillary Documents to which M3, the Sponsor or any of their respective Affiliates is party.

(h) No M3 Material Adverse Effect shall have occurred with respect to M3 since the date of this Agreement which is continuing and uncured

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. M3 may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by M3’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

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Article 7

TERMINATION.

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of M3 and the Company;

(b) by M3, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by M3, and (ii) the Termination Date; provided, however, that none of M3 is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if M3 has failed to perform any covenant or agreement on the part of M3 set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to M3 by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either M3 or the Company, if the transactions contemplated by this Agreement shall not have been consummated prior to March 31, 2026 (the “Termination Date”); provided, that (x) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to M3 if M3’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (y) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either M3 or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; or

(f) by either M3 or the Company if the M3 Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, M3’s shareholders have duly voted and the Required M3 Shareholder Approval was not obtained.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement, or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

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Article 8

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants as provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Company Merger Effective Time), of the Parties set forth in this Agreement, shall terminate at the Company Merger Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Company Merger Effective Time against any Party, any Company Non-Party Affiliate or any M3 Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Company Merger Effective Time shall so survive the Company Merger Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Company Merger Effective Time shall so survive the Company Merger Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Company Merger Effective Time shall so survive the Company Merger Effective Time in accordance with the terms of such Ancillary Document. Without limiting the foregoing, and except as provided in this Section 8.1 and Section 8.6 (but subject to Section 8.18, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) M3 and the Company prior to Closing and (b) Pubco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) M3 and the Company prior to the Closing and (b) Pubco and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to M3, to:

M3-Brigade Acquisition V Corp.
1700 Broadway — 19th Floor
New York, NY 10019
Attn: Executive Vice President and Secretary
Email: [***]

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with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
875 Third Avenue
New York, NY 10022
Attn: Patrick B. Costello
Email: [***]

If to the Company, to:

ReserveOne, Inc.
c/o CC Capital Partners
200 Park Ave, 58th floor
New York, NY 10166
Attn: Jaime Leverton
Email: [***]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: John Clayton, Eli Miller and Jeff Potash
Email: [***]
[***]
[***]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall apply to the Domestication and any claims related to internal affairs of M3 prior to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and M3 shall pay, or cause to be paid, all Unpaid M3 Expenses and (b) if the Closing occurs, then M3 or Pubco shall pay, or cause to be paid, all Unpaid Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Annexes, Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Annexes, Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is

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expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Annexes, Exhibits or Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to M3, any documents or other materials made available by physical or electronic means; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (n) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Schedules. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the M3 Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the M3 Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the M3 Disclosure Schedules), as applicable, if it is reasonably apparent on the face of the disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules or the M3 Disclosure Schedules, as applicable. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16, Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

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Section 8.12 Knowledge of Company; Knowledge of M3. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to M3’s knowledge” and “to the knowledge of M3” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the M3 Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the M3 Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any M3 Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the M3 Non-Party Affiliates, in the case of M3, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, M3 or any Non-Party Affiliate concerning any Group Company, M3, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of M3 set forth herein, (b) waive any inaccuracies in the representations and warranties of M3 set forth herein or (c) waive compliance by M3 with any of the agreements or conditions set forth herein. M3 prior to the Closing and the Sponsor after the Closing may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Annex A-63

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of M3, filed with the SEC (File No. 333-279951) on August 2, 2024, 2024 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands and acknowledges and agrees and understands that M3 has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the Public Shareholders, and M3 may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of M3 entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), for whatever reason whatsoever regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between M3 or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”).

Annex A-64

The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with M3 or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with M3 or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by M3 to induce M3 to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Representatives under applicable Law. To the extent the Company or any of its Representatives commences any Proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, which Proceeding seeks, in whole or in part, monetary relief against the Trust Account, the Company hereby acknowledges and agrees that the Company’s and its Representatives’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Representatives (or any Person claiming on its behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 8.18 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (a) bring any Proceeding for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against M3, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 8.18 shall survive termination of this Agreement for any reason.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex A-65

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

M3:
M3-BRIGADE ACQUISITION V CORP.
By:	/s/ Robert Rivas Collins
Name:	Robert Rivas Collins
Title:	Chief Executive Officer
COMPANY:
RESERVEONE, INC.
By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer
PUBCO:
RESERVEONE HOLDINGS, INC.
By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer
COMPANY MERGER SUB:
R1 COMPANY MERGER SUB, INC.
By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer
SPAC MERGER SUB:
R1 SPAC MERGER SUB, INC.
By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

Annex A-66

EXHIBIT A

Sponsor Support Agreement

Annex A-67

EXHIBIT B

Registration Rights Agreement

Annex A-68

EXHIBIT C

Lock-Up Agreement

Annex A-69

EXHIBIT D

Form of Convertible Note Subscription Agreement

Annex A-70

EXHIBIT E

Form of Equity Pipe Subscription Agreement

Annex A-71

EXHIBIT F

Pubco Governance Term Sheet

Annex A-72

EXHIBIT G

Interim Charter Term Sheet

Annex A-73

EXHIBIT H

Administrative Services Agreement Term Sheet

Provider	CC MI7 SPV, LLC, and its affiliates
Recipient	ReserveOne Holdings, Inc. and its subsidiaries
Services Effective Date	Closing Date
Term

The term of the Administrative Services Agreement (the “ASA”) shall begin on the Services Effective Date and shall remain in full force and effect for an initial period of five (5) years, unless sooner terminated pursuant the terms of the ASA or by mutual written agreement of the Parties (the “Initial Term”).

Following the Initial Term, the ASA shall automatically renew in five (5)-year increments (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party informs the other of its desire to terminate the ASA as provided herein under the section entitled “Termination.”

Termination

Termination for Convenience. Either Party may terminate the ASA for convenience upon not less than one hundred and eighty (180) days’ prior written notice to the other Party. If the ASA is terminated for convenience by Recipient prior to the end of the Initial Term (other than termination in the first year of the Initial Term) or a Renewal Term, then Recipient shall pay the Fees payable to Provider for the remainder of the Initial Term or the then current Renewal Term.

Termination for Material Breach. In the event of a material breach of the ASA by either Party, the non-breaching Party may terminate the ASA upon written notice to the breaching Party; provided, however, that the non-breaching Party must first provide the breaching Party with a default notice specifying in reasonable detail the nature of such breach, and such breach shall have continued without cure for a period of sixty (60) days after the breaching Party’s receipt of such written notice of breach.

Termination for Bankruptcy/Insolvency. Either Party may terminate the ASA, effective immediately upon written notice to the other Party, if such other Party becomes insolvent, makes an assignment for the benefit of creditors or files for or otherwise becomes subject to any receivership, liquidation, bankruptcy or other similar proceeding.

Initial Service Year Termination. During the one hundred and eighty (180) day period beginning on the Services Effective Date, Provider and Recipient shall cooperate in good faith to determine the scope of Services and the Applicable Quarterly Percentage for the remainder of the Initial Term following the Initial Service Year. If the Parties fail to reach mutual agreement on the scope of Services and the Applicable Quarterly Percentage, then either Party may terminate the ASA by providing written notice to the other Party. If either Party terminates the ASA pursuant to this Section, then Provider shall continue to provide such portion of the then-current scope of Services for the remainder of the Initial Service Year as may be reasonably requested by Recipient to facilitate a smooth transition by Recipient to alternative service arrangements, and Provider shall be entitled to retain the Initial Service Year Fees (as defined herein).

Annex A-74

Termination by Non-Renewal. During the one hundred and eighty (180) day period beginning on the first day of the final year of the Initial Term or the then-current Renewal Term, Provider and Recipient shall cooperate in good faith to determine the scope of Services and the Applicable Quarterly Percentage for the next Renewal Term. If the Parties fail to reach mutual agreement on the scope of Services and the Applicable Quarterly Percentage for the next Renewal Term, then either Party may terminate the ASA by providing written notice to the other Party. If either Party terminates the ASA pursuant to this Section, then Provider shall continue to provide the then-current scope of Services at the then current Applicable Quarterly Percentage for the remainder of the Initial Term or then current Renewal Term, as applicable. If the ASA is terminated by Recipient pursuant to this Section, then Recipient shall pay a termination fee equal to the Fees payable to Provider for the last year of the Initial Term or the then-current Renewal Term, as applicable.

Fees

Recipient agrees, in consideration for the performance of the Services by Provider, to pay to Provider quarterly in advance, due on the first day of January, April, July and October, an amount equal to a percentage of Recipient’s total assets (the “Applicable Quarterly Percentage”), as set forth in the consolidated balance sheet of Recipient for the most recently completed fiscal quarter preceding such date for which a consolidated balance sheet is available (the “Fees”); provided, however, the Fees for the first year of the Initial Term (the “Initial Service Year”) shall be equal to one percent (1%) of Recipient’s total assets after giving effect to the Closing, reduced by the amount of all expenses and liabilities (excluding liabilities for the principal amount of the Convertible Notes) of Recipient (other than the Fees) payable or arising out of or in connection with the transactions occurring on the Closing Date (the “Initial Service Year Fees”) and shall be payable in advance on the Services Effective Date. The Initial Service Year Fees for the Initial Service Year shall be non-refundable in the event of termination of the ASA prior to the end of the Initial Service Year. Any Fees not received within 10 business days of the date due shall accrue interest at a rate of 15% per annum, compounding quarterly from the due date. The Fees are exclusive of any applicable taxes (other than taxes based on Provider’s income), the payment of which shall be the sole responsibility of Recipient.

Third-Party Costs

Provider shall invoice Recipient for any reasonable, documented third-party costs (including labor costs for external consultants or contractors) incurred by Provider at any time after the Services Effective Date in connection with the provision of the Services. Recipient shall pay all undisputed amounts of such invoices within thirty (30) days following receipt by Recipient of such invoiced amounts. Failure to pay such third-party costs by the specified deadline herein shall be deemed to be a material breach of the ASA, and Recipient shall have thirty (30) days to cure any such breach upon written notice thereof by Provider to Recipient. Any third-party costs not reimbursed within 10 business days of the date due shall accrue interest at a rate of 15% per annum, compounding quarterly from the due date. Provider shall not incur third-party costs in any calendar year during the Initial Term or a Renewal Term in excess of $1,000,000 in the aggregate without the prior written approval of Recipient.

Annex A-75

Services

On or prior to the Services Effective Date, Provider agrees to provide, or cause to be provided, as applicable, certain administrative and back-office services (the “Services”) to Recipient in exchange for payment of the Fees on the terms and subject to the conditions set forth in the ASA. Provider and Recipient shall cooperate in good faith, prior to the Services Effective Date, to negotiate the definitive ASA consistent with the terms contained in this Exhibit H.

In addition, in the event that the Parties mutually agree that Provider shall perform, provide or cause to be provided any additional services, such services shall thereafter be deemed a Service for all purposes of the ASA, and the ASA shall be amended to reflect any such additional services and any associated costs or fees to the extent the fees for such additional services do not constitute Fees (as defined below).

The Parties intend the Services shall be comprised of the following (whether provided directly or through third parties):

•   Human Resources (HR) Services

•   Finance, Accounting, and Tax Services

•   Information Technology (IT) Services

•   Legal Services

•   Business Development

•   Marketing Services

•   Investor Relations (IR) Services.

•   Government Relations Services

•   Public Relations (PR) Services

•   Risk, Compliance, and Security Services

•   Project Management Services

•   Facilities, Operational Support, and Administrative Services

•   Other Services Mutually Agreed between Provider and Recipient

Right of First Refusal

Following any termination or non-renewal of the ASA, other than by Recipient due a material breach of the ASA by Provider beyond the applicable cure period, for a period of one (1) year following the expiration of the applicable Term, (the “Tail Period”), in the event Recipient proposes to engage any third-party provider (an “Alternative Provider”) to provide services that are substantially similar in nature and scope to the Services, Recipient shall promptly notify Provider of such proposed engagement, including the material terms thereof, and Provider shall have the right to offer to provide all of the corresponding Services on the same economic terms offered by the Alternative Provider, and, if so offered, Recipient and Provider shall negotiate in good faith to enter into a new agreement for the provision such Services by Provider and any additional services that Recipient and Provider determine are necessary or desirable in connection therewith. Notwithstanding the foregoing, the Right of First Refusal described above shall not be applicable in the event of termination by Recipient during the Initial Service Year.

Annex A-76

Annex B

CERTIFICATE OF INCORPORATION
OF
M3-BRIGADE ACQUISITION V CORP.

Article I. NAME

The name of the corporation is M3-Brigade Acquisition V Corp. (the “Corporation”).

Article II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination (as defined below).

Article III. REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV. CAPITALIZATION

Section 4.01        Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 251,000,000 shares, consisting of (a) 250,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A-1 common stock (the “Class A-1 Common Stock”), (ii) 25,000,000 shares of Class A-2 common stock (the “Class A-2 Common Stock”) and (iii) 25,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of any of the Class A-1 Common Stock, Class A-2 Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A-1 Common Stock, Class A-2 Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

Section 4.02        Preferred Stock. Subject to Article X hereof, the Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Annex B-1

Section 4.03        Common Stock.

(a)         Generally.

i.            The rights attaching to the Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock shall vote together as a single class on all matters, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation and Section 10.09 hereof) with the exception that the holder of a share of Class B Common Stock shall have the conversion rights referred to in Section 4.03(c).

(b)         Voting.

i.            Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation and Section 10.09 hereof), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

ii.           Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

iii.          Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation and Section 10.09), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A-1 Common Stock, holders of Class A-2 Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(c)         Class B Common Stock.

i.            Share Conversion.

A.          Shares of Class B Common Stock shall automatically convert into shares of Class A-2 Common Stock on a one-for-one basis (the “Initial Conversion Ratio”): (X) at any time and from time to time at the option of the holders thereof; or (Y) in connection with, and immediately prior to, the consummation of a Business Combination.

B.          Notwithstanding the Initial Conversion Ratio, but subject to Section 4.03(c)(i)C below, in the case that additional Equity-Linked Securities, are issued, or deemed issued, by any party or parties to the Business Combination in connection therewith, the Initial Conversion Ratio shall

Annex B-2

automatically be adjusted to take into account such additional issued Equity Securities such that all the then-outstanding shares of Class B Common Stock shall automatically convert into shares of Class A-2 Common Stock immediately prior to the consummation of a Business Combination at a ratio that provides that (unless the holders of a majority of the then-outstanding shares of Class B Common Stock agree to waive, in whole or in part, such anti-dilution adjustment with respect to any such issuance or deemed issuance) the number of shares Class A-2 Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, on an as-converted basis, in the aggregate, 20% of the total number of Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A-1 Common Stock by the holders thereof), including the total number of shares of Common Stock issued, or deemed to be issued or issuable upon conversion or exercise of any Equity-Linked Securities or rights issued or deemed issued, by such party or parties to the Business Combination in connection with or in relation to the consummation of a Business Combination, but excluding, for the avoidance of doubt the shares of Class B Common Stock so converted pursuant to this Section 4.03(c)i.

C.          Notwithstanding anything to the contrary contained herein, solely with respect to the R1 Closing, (I) the conversion of the Class B Common Stock into Class A-2 Common Stock shall occur immediately prior to the merger of R1 SPAC Merger Sub, Inc. with and into the Corporation, and (II) with respect to the Equity PIPE and the Convertible Notes PIPE, the Initial Conversion Ratio shall be increased to cause the holders of Class B Common Stock to receive additional shares of Class A-2 Common Stock equal to the sum of (i) 1% of the gross proceeds of the Equity PIPE (disregarding, for such purposes, an reduction in proceeds of account of non-redeemed shares (as contemplated by the documentation for the Equity PIPE)) and (ii) 0.2% of the gross proceeds of the Convertible Notes PIPE, such that, (x) if the Equity PIPE is funded in the amount of $500 million, as committed, the Initial Conversion Ratio shall be adjusted to issue an additional 5,000,000 shares of Class A-2 Common Stock to holders of Class B Common Stock, and (y) if the Convertible Notes PIPE is funded in the amount of $250 million, as committed, the Initial Conversion Ratio shall be adjusted to issue an additional 500,000 shares of Class A-2 Common Stock to holders of Class B Common Stock.

D.          Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived, in whole or in part, as to any particular issuance or deemed issuance of Equity-Linked Securities by the written consent or agreement of holders of a majority of the then-outstanding shares of Class B Common Stock consenting or agreeing separately as a separate class in the manner provided in Section 4.04.

E.          The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the then-outstanding shares of Class A-1 Common Stock into a greater or lesser number of shares occurring after the date of this Certificate of Incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the then-outstanding shares of Class B Common Stock.

F.           Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A-2 Common Stock pursuant to this Section 4.03(c). The pro rata share for each holder of shares of Class B Common

Annex B-3

Stock will be determined as follows: each share of Class B Common Stock shall convert into such number of shares of Class A-2 Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A-2 Common Stock into which all of the then-outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.03(c) and the denominator of which shall be the total number of then-outstanding shares of Class B Common Stock at the time of conversion.

G.          References in this Section 4.03(c) to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of shares of Class B Common Stock of any holder thereof and, on behalf of such holder, automatic application of such redemption proceeds in paying for such new shares of Class A-2 Common Stock into which such shares of Class B Common Stock have been converted or exchanged at a price per share of Class B Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the shares of Class A-2 Common Stock to be issued as part of the conversion or exchange will be issued at par. The shares of Class A-2 Common Stock to be issued on an exchange or conversion shall be registered in the name of such holder thereof or in such name as such holder may direct.

H.          Notwithstanding anything to the contrary in this Section 4.03(c), in no event may any shares of Class B Common Stock convert into shares of Class A-2 Common Stock at a ratio that is less than one-for-one.

ii.           Voting. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(d)         Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital

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stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(e)         Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.04        Rights and Options.

(a)         Subject to Section 4.03, if at any time the share capital of the Corporation is divided into different classes, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of such class) may, whether or not the Corporation is being wound up, be varied without the consent of the holders of such class of outstanding share capital where such variation is considered by the Board not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued share capital of such class (other than with respect to a waiver of the provisions of Section 4.03(c)i, which as stated therein shall only require the consent in writing of the holders of a majority of the outstanding shares of Class B Common Stock), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of such class of share capital. For the avoidance of doubt, the Board reserves the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class.

(b)         For the purposes of a separate class meeting, the Board may treat two or more or all the classes of share capital as forming one class of share capital if the Board considers that such class of share capital would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of share capital.

(c)         The rights conferred upon the holders of any class of share capital issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of such class of share capital, be deemed to be varied by: (i) the creation or issue of further classes of share capital ranking pari passu therewith or share capital issued with preferred or other rights or (ii) the conversion of any shares Class B Common Stock pursuant to Section 4.03(c)i.

Article V. BOARD OF DIRECTORS

Section 5.01        Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the bylaws of the Corporation, if any (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation Certificate and any Bylaws adopted by the stockholders.

Section 5.02        Number, Election and Term.

(a)         The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)         The Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Subject to the foregoing sentence, the Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, the term of the initial Class II Directors shall expire at the

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second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c)         A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)         Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03        Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04        Removal. Except as otherwise required by this Certificate of Incorporation (including Section 10.09 hereof), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VI. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law, this Certificate of Incorporation, by any Preferred Stock Designation or the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01        Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.02        Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

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Section 7.03        Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock with respect to which action may be taken by written consent.

Article VIII. LIMITED LIABILITY.

To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors of this corporation shall be eliminated or limited to the fullest extent authorized by the DGCL as so amended. Any repeal, amendment or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or modification with respect to acts or omissions occurring prior to such repeal or modification.

Article IX. Indemnification and Advancement of Expenses.

Section 9.01        Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, manager or officer of the Corporation or any of its subsidiaries (each, a “Group Entity”) or, while a director, manager or officer of a Group Entity, is or was serving at the request of such Group Entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Section 9.02        In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

Article X. BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 10.01      General.

(a)         Notwithstanding any other provision of this Certificate of Incorporation, this Article X shall apply during the period commencing upon the adoption of this Certificate of Incorporation and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article X. In the event of a conflict between this Article X and any other portions of this Certificate of Incorporation, the provisions of this Article X shall prevail.

(b)         Prior to the consummation of a Business Combination, the Corporation shall either:

i.            submit such Business Combination to its stockholders for approval; or

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ii.           provide the stockholders with the opportunity to have their Common Stock repurchased by means of a tender offer for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (less taxes payable), divided by the number of the then-outstanding Public Shares (as defined below). Such obligation to repurchase Public Shares is subject to the completion of the proposed Business Combination to which it relates.

(c)         If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Corporation holds a special meeting to approve a proposed Business Combination, the Corporation will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

(d)         Although not required, if at a special meeting called for the purposes of approving a Business Combination pursuant to this Article X, in the event that such Business Combination is approved by the stockholders, the Corporation shall be authorized to consummate such Business Combination.

Section 10.02      Redemption Rights.

(a)         Any stockholder holding Public Shares who is not the Sponsor or officer or director of the Corporation may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”); provided that no such stockholder acting together with any Affiliate of their or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Common Stock may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Corporation and; provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Corporation shall pay any such redeeming stockholder, regardless of whether they are voting for or against such proposed Business Combination, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (less taxes payable), divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.

(b)         In the event that the Corporation does not consummate a Business Combination within: (i) 24 months from the consummation of the IPO, (ii) such other time as the stockholders may approve in accordance with this Certificate of Incorporation, or (iii) such earlier liquidation date as the Board may approve in which to consummate a Business Combination (the “Completion Window”) the Corporation shall, in each case, subject to (X) applicable law for claims of creditors and other applicable requirements regarding claims of creditors occurring prior to the Domestication, (Y) the DGCL to provide for claims of creditors occurring after the Domestication and (Z) and other requirements of applicable law:

i.            cease all operations except for the purpose of winding up;

ii.           as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the

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Corporation (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the rights of shareholders of Public Shares as shareholders of the Corporation (including the right to receive further liquidation distributions, if any); and

iii.          as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Board, liquidate and dissolve.

(c)         In the event that any amendment is made to this Certificate of Incorporation:

i.            to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Corporation does not consummate a Business Combination within the Completion Window; or

ii.           with respect to any other material provision relating to shareholders’ rights or pre-Business Combination activity;

each holder of Public Shares who is not the Sponsor or an officer or director of the Corporation shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares.

Section 10.03      Distributions from the Trust Account. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Common Stock by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article X. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

Section 10.04      Share Issuances. Except in connection with the conversion of shares of Class B Common Stock into shares of Class A-2 Common Stock pursuant to Section 4.03(c)i hereof where such holders of Class B Common Stock have waived any right to receive funds from the Trust Account, after the issuance of Public Shares, and prior to the consummation of a Business Combination, the Corporation shall not issue additional share capital or any other securities that would entitle the holders thereof to:

(a)         receive funds from the Trust Account; or

(b)         vote as a class with Public Shares on a Business Combination.

Section 10.05      Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any debt securities that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article X.

Section 10.06      Transactions with Affiliates.

(a)         A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.

(b)         The Corporation may enter into a Business Combination with a target business that is an Affiliate of the Sponsor or director or officer of the Corporation. In the event the Corporation seeks to consummate a Business Combination with a target that is an Affiliate of the Sponsor, a Founder or a director or officer of the Corporation, the Corporation, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that

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regularly renders fairness opinions on the type of target business the Corporation is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Corporation from a financial point of view.

Section 10.07      No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company.

Section 10.08      Minimum Value of Target. As long as the securities of the Corporation are listed on the Nasdaq Global Market, any Business Combination completed by the Corporation must have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account).

Section 10.09      Appointment and Removal of Directors.

(a)         Notwithstanding any other provision in this Certificate of Incorporation, prior to the consummation of a Business Combination and for so long as there are outstanding shares of Class B Common Stock, only the holders of the Class B Common Stock shall be entitled to vote on the appointment or removal of any director of the Corporation. For the avoidance of doubt, prior to the consummation of a Business Combination, if there are any outstanding shares of Class B Common Stock, holders of Class A-1 Common Stock shall have no right to vote on the appointment or removal of any director of the Corporation.

(b)         Prior to the consummation of a Business Combination, Section 10.09(a) may only be amended by a vote passed by at least 90% of the stockholders holding Class B Common Stock at any meeting of the holders of Class B Common Stock or by way of unanimous written consent.

Article XI. CORPORATE OPPORTUNITY

To the fullest extent permitted by applicable law, no individual serving as a director or an officer of the Corporation (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Corporation, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself or themself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

Except as provided elsewhere in this Article XI, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and Management, about which a director and/or officer of the Corporation who is also a member of Management acquires knowledge.

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article XI to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Corporation may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Article XI apply equally to activities conducted in the future and that have been conducted in the past.

Article XII. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that Article X of this Certificate of Incorporation may be amended only as provided therein.

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Article XIII. EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Notwithstanding the foregoing, the exclusive forum provision set forth above in this Article XIII does not apply to the extent of either (i) exclusive federal jurisdiction pursuant to Section 27 of the Exchange Act, for claims seeking to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction, or (ii) concurrent jurisdiction under Section 22 of the Securities Act, for federal and state courts over all claims seeking to enforce any liability or duty created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XIII. This Article XIII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any section or subsection of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XIV. DGCL SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Article XV. Certain Definitions

Section 15.01      As used in the Certificate of Incorporation, the following terms shall have the meanings set forth in this Article XV:

(a)         “Affiliate” in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the

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foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(b)         “BCA” means that certain business combination agreement, dated as of July 7, 2025, by and between the Corporation, ReserveOne, Inc. and certain of ReserveOne Inc.’s direct and indirect subsidiaries.

(c)         “Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Corporation are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account); (b) must not be solely effectuated with another blank check company.

(d)         “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

(e)         “Convertible Notes PIPE” means the private investment in convertible notes of ReserveOne Holdings, Inc., to be consummated in connection with the R1 Closing, as contemplated by the BCA.

(f)          “Domestication” means the deregistration of this Corporation as a Cayman Islands exempted limited company and registration by way of continuation in the State of Delaware and domestication as a Delaware corporation in accordance with the DGCL and the Cayman Islands Companies Act (As Revised).

(g)         “Equity PIPE” means the private investment in equity of the Corporation or ReserveOne Holdings, Inc., to be consummated in connection with the R1 Closing, as contemplated by the BCA.

(h)         “Equity-Linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for equity interests of any party to the Business Combination and are issued in connection therewith, including but not limited to a private placement of equity or debt.

(i)          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

(j)          “Independent Director” has the same meaning as in the rules and regulations of the Nasdaq Global Market or in Rule 10A-3 under the Exchange Act, as the case may be.

(k)         “IPO”   means the Corporation’s initial public offering of securities.

(l)          “Public Share” from and after the Domestication, means a shares of Class A Common Stock that were converted from the Class A Ordinary Shares of the Corporation issued in the IPO.

(m)        “R1 Closing” means the closing of the transactions contemplated by the BCA.

(n)         “Securities Act” means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

(o)         “Sponsor” means MI7 Sponsor, LLC, a Delaware limited liability company.

(p)         “Trust Account” means the trust account established by the Corporation upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were be deposited.

[signature page follows]

Annex B-12

IN WITNESS WHEREOF, M3-Brigade Acquisition V Corp. has caused this Certificate of Incorporation to be duly executed in its name and on its behalf as of the [•] day of [•], 2025.

M3-BRIGADE ACQUISITION V CORP.
By:	/s/ [•]
Name:	[•]
Title:	[•]

[Signature Page to Certificate of Incorporation]

Annex B-13

Annex C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESERVEONE HOLDINGS, INC.

ReserveOne Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.           The name of the Corporation is “ReserveOne Holdings, Inc.”

2.           The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 20, 2025 (the “Original Certificate”).

3.           This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.           This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware (the “Effective Date”).

5.           Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

6.           The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

Section 1.01        The name of the corporation is ReserveOne Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

Section 2.01        The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Litte Falls Drive, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

Section 3.01        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

Section 4.01        Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 500,000,000 shares, divided into three classes as follows: (a) 20,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (b) 430,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (c) 50,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of

Annex C-1

any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation (as defined below)).

Section 4.02        Rights. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.03        Designations. The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

(a)         PREFERRED STOCK.

(i)     The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting, either full, limited or no voting powers), preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

(ii)    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate (including any Preferred Stock Designation).

(b)         COMMON STOCK.

(i)     Voting Rights.

1)      Each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally; provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more series of outstanding Preferred Stock if the holders of such affected series are entitled, either separately as a series or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

2)      Each holder of record of Class B Common Stock, as such, shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders entitled to vote generally; provided, however, that to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more series of outstanding Preferred Stock if the holders of such affected series are entitled, either separately as a series or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

3)      Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

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(ii)    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Such dividends or distributions will be payable or distributable to the holders of Common Stock without regard to class, except that in the case of dividends or other distributions paid with shares of Common Stock, the stock distributed with respect to the Class A Common Stock will be additional shares of Class A Common Stock and the stock distributed with respect to the Class B Common Stock will be additional shares of Class B Common Stock.

(iii)   Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder; provided, however, that shares of such Common Stock may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such liquidation, dissolution or winding up if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

(iv)   Conversion Rights of Class B Common Stock. Class B Common Stock will be converted into Class A Common Stock on a one-to-one basis upon the occurrence of the following events (each, a “Triggering Event”):

1)      upon the election by the holders of a majority of the outstanding shares of Class B Common Stock to convert, in whole, but not in part, all shares of Class B Common Stock then outstanding (or, if later, at the time or the happening of a future event specified in such election (which election may be revoked by the holders of a majority of the outstanding shares of Class B Common Stock prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder)), at which time, for the avoidance of doubt, all authorized but unissued shares of Class B Common Stock will also be reclassified, automatically and without any further action required, into additional authorized but unissued shares of Class A Common Stock;

2)      upon on the affirmative written election of any holder of Class B Common Stock with respect to any or all of such holder’s shares of Class B Common Stock (or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder)); or

3)      upon the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer.

(v)    Certain Definitions.

1)      “Acquisition” means (a) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or

Annex C-3

reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; provided that, for the purpose of this Section 4.03(b)(v)1), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged; or (b) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

2)      “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

3)      “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

4)      “Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

5)      “Listing Standards” means (a) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (b) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Global Market generally applicable to companies with equity securities listed thereon.

6)      “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

7)      “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership or limited liability company specified in Section 4.03(b)(v)8) with respect to such Qualified Stockholder for so long as such Permitted Entity meets the requirements set forth in Section 4.03(b)(v)8) applicable to such Permitted Entity.

8)      “Permitted Transfer” means any Transfer of a share of Class B Common Stock by a Qualified Stockholder to (x) any individual (a “Permitted Individual”) that is a direct or indirect equity owner of such Qualified Stockholder, which individual is or was directly or indirectly providing services to the Corporation, or (y) any of the Permitted Entities listed below, and from any of the Permitted Entities listed below or any Permitted Individual to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities or Permitted Individuals:

a)      a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

Annex C-4

b)      a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

c)      an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock convert into one (1) fully paid and nonassessable share of Class A Common Stock;

d)      a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

e)      a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

f)      a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

Annex C-5

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in a) or b) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of a) or b) above are otherwise satisfied.

9)      “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

10)    “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock immediately after the Effective Date and (b) a Permitted Transferee.

11)    “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the Effective Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

a)      granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

b)      entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

c)      pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues retains sole dispositive power and exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

d)      entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act (defined below), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

e)      the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and

Annex C-6

f)      entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event; provided that such Liquidation Event was approved by a majority of the Independent Directors then in office.

12)    “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

(vi)   Procedures. The Corporation may, from time to time, establish policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of the Corporation’s dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock pursuant to Section 4.03(b)(iv)3) has not occurred. Notwithstanding anything to the contrary herein or otherwise, if any stockholder fails to comply with such procedures, the Corporation may direct that any or all such shares of Class B Common Stock held by such stockholder be converted into Class A Common Stock on the terms provided herein. A determination by the Corporation as to whether or not a Transfer that is not a Permitted Transfer, or any other Trigger Event has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

(vii)  Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 4.03(b)(iv) such conversion shall be deemed to have been made at the applicable Trigger Event; provided that in the case a Trigger Event pursuant to Section 4.03(b)(iv)1) or Section 4.03(b)(iv)2), the conversion shall be deemed to have been made at the date described therein, if applicable, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class B Common Stock into Class A Common Stock in accordance with this Amended and Restated, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(viii) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

(ix)   No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

(x)    Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation, except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

Annex C-7

(xi)   Class B Protective Provisions. For so long as any Class B Common Stock remains outstanding, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Amended and Restated Certificate:

1)      directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, or otherwise alter, any provision of this Amended and Restated Certificate that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

2)      reclassify any outstanding shares of Class A Common Stock into shares of any class or series of stock having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote for each share thereof or amend this Amended and Restated Certificate to so provide;

3)      issue any shares of Class B Common Stock (other than shares of Class B Common Stock issued in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement, dated as of July 7, 2025, by and among the Corporation, ReserveOne, Inc., R1 SPAC Merger Sub, Inc., R1 Company Merger Sub, Inc. and M3-Brigade Acquisition V Corp. and the agreements ancillary thereto); or

4)      authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than one (1) vote for each share thereof; provided, however, that this clause Section 4.03(b)(xi)4) shall not prevent the adoption of a customary stockholder rights plan or the issuance of securities under such plan.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 5.01         The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the Effective Date; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Date; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Date. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III. Nothing herein or in Section 5.03 shall limit the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors.

Section 5.02        Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Section 5.03        The Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Annex C-8

Section 5.04        Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 5.05        Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any Preferred Stock Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.02, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided in the Preferred Stock Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Preferred Stock Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.06        In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Preferred Stock Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

Section 5.07        The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

Section 6.01        Except with respect to the matters specified in Section 4.03(b)(iv)1) and Section 4.03(b)(iv)2), any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting; provided, however, that, for as long as the Corporation is a “controlled company” under the listing rules of the Nasdaq Stock Market LLC, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

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Section 6.02        Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the Chairperson of the Board, the Chief Executive Officer or President, and shall not be called by any other person or persons.

Section 6.03        Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII
LIABILITY

Section 7.01        To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director or officer derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of directors and officers of this Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL as so amended. Any repeal, amendment or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification or otherwise adversely affect any right or protection of a director or officer of this corporation existing at the time of such repeal, amendment or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII
INDEMNIFICATION

Section 8.01        Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, manager or officer of the Corporation or any of its subsidiaries (each, a “Group Entity”) or, while a director, manager or officer of a Group Entity, is or was serving at the request of such Group Entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Section 8.02        In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ARTICLE IX
FORUM SELECTION

Section 9.01        Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the

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Bylaws or this Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.02        Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 9.03        If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any section or subsection of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X
DGCL SECTION 203

Section 10.01      The Corporation expressly elects not be governed by Section 203 of the DGCL.

ARTICLE XI
corporate opportunity

Section 11.01      To the fullest extent permitted by applicable law, no individual serving as a director or an officer of the Corporation (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Corporation, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself or themself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

Section 11.02      Except as provided elsewhere in this Article XI, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and Management, about which a director and/or officer of the Corporation who is also a member of Management acquires knowledge.

Section 11.03      To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article XI to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Corporation may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Article XI apply equally to activities conducted in the future and that have been conducted in the past.

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ARTICLE XII
AMENDMENTS

Section 12.01      Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XII.

Section 12.02      If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any section or subsection of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any section or subsection of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, this Amended and Restated Certificate has been executed by a duly authorized officer of the Corporation as of the date first set forth above.

Name:	Jaime Leverton
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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Annex D

Amended and Restated Bylaws of
ReserveOne Holdings, Inc.
(a Delaware corporation)

Article I — Corporate Offices

1.1         Registered Office.

The address of the registered office of ReserveOne Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2         Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II — Meetings of Stockholders

2.1         Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board as permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The Board may, in its sole discretion, determine that a meeting of stockholders may be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2         Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3         Special Meeting.

Special meetings of the stockholders for any purpose or purposes may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4         Notice of Business to be Brought before a Meeting.

(a)         At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted

Annex D-1

to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)         For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and eightieth (180th) day prior to such annual meeting and not later than the close of business on the later of the one hundred and twentieth (120th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)         To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)          As to each Proposing Person and Stockholder Associated Person (each, as defined below), (A) the name and address of such Proposing Person and such Stockholder Associated Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person and of such Stockholder Associated Person, except that such Proposing Person and such Stockholder Associated Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person and such Stockholder Associated Person has a right to acquire beneficial ownership at any time in the future; (C) the date or dates such shares were acquired; (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person and such Stockholder Associated Person with respect to any such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii)        As to each Proposing Person and Stockholder Associated Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person and such Stockholder Associated Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or

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instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person or Stockholder Associated Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person or Stockholder Associated Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person or Stockholder Associated Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person or such Stockholder Associated Person arising in the ordinary course of such Proposing Person’s or such Stockholder Associated Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person or such Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person or such Stockholder Associated Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person or such Stockholder Associated Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any performance-related fees (other than an asset-based fee) that such Proposing Person or such Stockholder Associated Person is entitled to based on any increase or decrease in the value of any security of the Corporation or derivative securities, if any, as of the date of such notice, (F) any direct or indirect legal, economic or financial interest (including any short interest) in any principal competitor of the Corporation beneficially owned by such Proposing Person or such Stockholder Associated Person, (G) any direct or indirect legal, economic or financial interest (including any short interest) of any Proposing Person or Stockholder Associated Person in the outcome of any vote to be taken at (x) any meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by such Proposing Person or such Stockholder Associated Person under these bylaws, (H) any direct or indirect material interest in any material contract or agreement of such Proposing Person or such Stockholder Associated Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (I) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Person or such Stockholder Associated Person has a right to vote or has granted a right to vote any shares of any security of the Corporation, (J) any proportionate interest in any security of the Corporation or derivative instrument beneficially owned, directly or indirectly, by a general or limited partnership in which such Proposing Person or such Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or is the managing member (or the equivalent) or directly or indirectly, beneficially owns any interest in the manager or managing member (or the equivalent) of a limited liability company or similar entity, (K) a representation that such Proposing Person or such Stockholder Associated Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal (or in the case of Section 2.5, such nomination) or otherwise solicit proxies from stockholders in support of such proposal (or in the case of Section 2.5, such nomination) (the disclosures to be made pursuant to the foregoing clauses (A) through (K) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person or Stockholder Associated Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner, (L) a certification that such Proposing Person and such Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, (M) the names and addresses of other stockholders (including beneficial owners) known by such Proposing Person or such Stockholder Associated Person to support such proposal (or in the case of Section 2.5, such nomination), and to the extent known the class and number of all shares or other securities of the Corporation owned beneficially or of record by such other stockholder(s) or other beneficial owner(s) (the disclosures to be made pursuant to the foregoing clauses (L) and (M) are referred to as “Additional Information”), and (N) any other information relating to such Proposing Person that would be required to be disclosed in a proxy

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statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed (or in the case of Section 2.5, such nomination) to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

(iii)        As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment) and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iv)        A statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holder of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

For purposes of this (a) Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii) – (vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation and (b) (I) this Section 2.4 and (II) Section 2.5, the term “Stockholder Associated Person” shall mean as to any stockholder (X) any person acting in concert with such stockholder, (Y) any person controlling, controlled by or under common control with such stockholder or any of their respective affiliates and associates, or person acting in concert therewith, and (Z) any member of the immediate family of such stockholder or an affiliate or associate of such person.

(d)         The Board may request that any Proposing Person and any Stockholder Associated Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person and such Stockholder Associated Persons shall provide such additional information within ten (10) days after it has been requested by the Board. A Proposing Person and any Stockholder Associated Persons shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be

Annex D-4

deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)         Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Bylaws, then the presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)          This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person and Stockholder Associated Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that, for as long as the Corporation is a “controlled company” under the listing rules of the Nasdaq Stock Market LLC, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of preferred stock of the Corporation, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation (as defined in the Certificate of Incorporation) relating to such series of preferred stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of preferred stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

(h)         For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5         Notice of Nominations for Election to the Board.

(a)Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing

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or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)

(i)          Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii)         Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred and eightieth (180th) day prior to such special meeting and not later than the one hundred and twentieth (120th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii)        In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)        In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth (10th) day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)         To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)          As to each Nominating Person and Stockholder Associated Person, the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)         As to each Nominating Person and Stockholder Associated Person, any Disclosable Interests and any Additional Information (each, as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting);

(iii)        As to each Nominating Person and Stockholder Associated Person, a representation that such Nominating Person and such Stockholder Associated Person will or is part of a group that will (A) solicit proxies from holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (B) include a statement to that effect in its proxy statement and/or its form of proxy, (C) otherwise comply with Rule 14a-19 under the Exchange Act and (D) provide the Secretary of the Corporation not less than five (5) business days prior to the applicable meeting, or any adjournment or postponement thereof, with reasonable documentary evidence that such Nominating Person and such Stockholder Associated Person complied with such representations; and

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(iv)        As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person and any Stockholder Associated Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)         The Board may request that any Nominating Person and any Stockholder Associated Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person and such Stockholder Associated Person shall provide such additional information within ten (10) days after it has been requested by the Board. A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)         In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (i) no Nominating Person and Stockholder Associated Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person and such Stockholder Associated Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Nominating Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that

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proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(f)          To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)         The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)         A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)          No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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(j)          Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(k)         In addition to the provisions of this Section 2.5, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

2.6         Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7         Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8         Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9         Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons

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from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10       Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11       Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12       Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy

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provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.13       List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting date, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14       Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)          determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)         count all votes or ballots;

(iii)        count and tabulate all votes;

(iv)        determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)         certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

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2.15       Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

2.16       Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Article III — Directors

3.1         Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2         Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. Subject to the Certificate of Incorporation, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3         Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4         Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, unless otherwise provided in the Certificate of Incorporation, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

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Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5         Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6         Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, electronic mail or by other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7         Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President, the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(a)         delivered personally by hand, by courier or by telephone;

(b)         sent by United States first-class mail, postage prepaid;

(c)         sent by facsimile or electronic mail; or

(d)         sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8         Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9         Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission.

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After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10       Organization.

Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, by the Chief Executive Officer, or (c) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

3.11       Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1         Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2         Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3         Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a)         Section 3.5 (place of meetings; meetings by telephone);

(b)         Section 3.6 (regular meetings);

(c)         Section 3.7 (special meetings; notice);

(d)         Section 3.9 (board action without a meeting); and

(e)         Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)          the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)         special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

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(iii)        the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4         Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1         Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, one (1) or more Vice Chairpersons of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

5.2         Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3         Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4         Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5         Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6         Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of the Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of the Corporation. The authority granted herein may be

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exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority. The Board may from time to time confer like powers upon any other person or persons.

5.7         Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

5.8         Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one (1) or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII — General Matters

7.1         Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2         Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3         Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4         Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5         Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

7.6         Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7         Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8         Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

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7.9         Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10       Transfer of Stock.

(a)If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)          in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)         (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)        the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)        the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.11(a) and Section 7.11(b); and

(v)         such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)         Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

7.11       Effect of the Corporation’s Restriction on Transfer.

(a)The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

(b)         A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(c)          A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

7.12       Registered Stockholders.

The Corporation:

(a)         shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

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(b)         shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13       Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice

8.1         Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this Section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(a)         if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b)         if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(c)         if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
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Article IX — Indemnification

9.1         Right to Indemnification.

The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or its subsidiaries, or, while a director or officer, is or was serving at the request of the Corporation or its subsidiaries as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and penalties and amounts paid in settlement), actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, except as provided in Section 9.7 with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding. Nothing in this Article IX shall limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

9.2         Successful Defense.

To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.1, or in defense of any claim, issue or matter therein, such indemnitee shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such indemnitee in connection therewith.

9.3         Advance Payment of Expenses.

Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the indemnitee shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such indemnitee is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article IX.

9.4         Non-Exclusivity of Rights.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any person providing rights to indemnification and advancement of expenses.

9.5         Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article IX.

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9.6         Proceedings to Enforce Rights to Indemnification.

(a)         If a claim under Section 9.1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 9.3 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter (but not before) bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 9.1 shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Section 9.1, Section 9.2 or Section 9.3 shall include reasonable documentation of the expenses incurred by the indemnitee.

(b)         If successful in whole or in part in any suit brought pursuant to Section 9.6(a), or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c)         In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

(d)         If the Corporation shall have made a determination that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 9.6. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 9.7 that the procedures and presumptions of this Article IX are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article IX.

9.7         Preservation of Rights.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article IX shall (unless otherwise required by applicable law) be prospective only, except to the extent such repeal or modification permits the Corporation to provide broader indemnification rights than this Article IX permitted the Corporation to provide prior to such repeal or modification, and shall not adversely affect any right or protection of a director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

9.8         Interpretation.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power

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to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex D-22

Annex E

July 7, 2025

Special Committee of the Board of Directors
M3-Brigade Acquisition V Corp.
1700 Broadway, 19th Floor
New York, New York 10019

Members of the Special Committee:

Lincoln International LLC (“Lincoln” or “we” or “us”) has been retained by the special committee (the “Committee”) of the board of directors (the “Board”) of M3-Brigade Acquisition V Corp. (collectively with its subsidiaries, “M3”) to act as its financial advisor in connection with the Proposed Transaction (defined herein). Specifically, you have requested that Lincoln render an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Public Shareholders of the Share Consideration (defined herein) to be received by such Public Shareholders in the Proposed Transaction. For purposes of this Opinion, “Public Shareholders” means the shareholders of M3, other than M3’s sponsor and/or affiliates of the sponsor, holding M3 Class A Ordinary Shares that do not elect to have such shares redeemed in connection with the Proposed Transaction. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement (as defined herein).

Background of the Proposed Transaction

We understand that, through a series of transactions (collectively, the “Proposed Transaction”), M3 will acquire and merge with ReserveOne, Inc. (the “Company”) in a de-SPAC transaction. As part of the Proposed Transaction, specifically in the SPAC Merger, each Public Shareholder will exchange their M3 Class A Ordinary Shares for Pubco Class A Common Shares on a one-to-one basis (the “Share Consideration”).

We understand that M3 (which, as part of the Proposed Transaction, will be de-registered in the Cayman Islands and registered by way of continuation in Delaware and domesticate as a Delaware corporation (the “Domestication”)), proposes to enter into that certain Business Combination Agreement by and among M3, ReserveOne, Inc., ReserveOne Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”), R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”) and R1 Company Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”) (such business combination agreement, the “Agreement”).

Pursuant to the Agreement: (a) on the Closing Date, M3 will redeem each M3 Class A Ordinary Share from the Pre-Closing M3 Holders who will have elected to have their M3 Class A Ordinary Shares redeemed in connection with the transactions, (b) in connection with the Domestication, (i) each M3 Class A Ordinary Share that is issued and outstanding immediately prior to the Domestication (excluding any M3 Class A Ordinary Share that is redeemed pursuant to clause (a) herein) will be converted into one (1) M3 Class A-1 Common Share, (ii) each M3 Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication will be converted into one (1) M3 Class A-2 Common Share, (iii) each M3 Warrant that is outstanding immediately prior to the Domestication will, from and after the Domestication, represent the right to purchase one (1) M3 Class A Common Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement and (iv) the Governing Documents of M3 will be amended and restated to reflect the Domestication; and (c) on the Closing Date, following the Domestication (i) the Company, as the sole shareholder of Pubco, will take all actions necessary, proper and convenient to cause Pubco to amend and restate its Governing Documents; (ii) SPAC Merger Sub will merge with and into M3 (the “SPAC Merger”), with M3 as the surviving company in the SPAC Merger and, as a result of the SPAC Merger, M3 will become a wholly owned Subsidiary of Pubco (the time the SPAC Merger becomes effective being referred to herein as the “SPAC Merger Effective Time”) with security holders of M3 receiving securities of Pubco with terms governed by the Amended Pubco Certificate of Incorporation; and (iii) Company Merger Sub will merge with and into the Company

Annex E-1

(the “Company Merger” and together with the SPAC Merger, the “Mergers”), with the Company as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly owned Subsidiary of Pubco (the time the Company Merger becomes effective being referred to herein as the “Company Merger Effective Time”) and each of the shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Shares”) will be automatically converted as of the Company Merger Effective Time into the right to receive Pubco Class A Common Shares in accordance with the Amended Pubco Certificate of Incorporation.

At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, (a) each (i) issued and outstanding M3 Unit consisting of one (1) M3 Class A Ordinary Share and one-half (1/2) of one (1) M3 Warrant will be automatically detached and the holder thereof will be deemed to hold one (1) M3 Class A-1 Common Share and one-half (1/2) of one (1) M3 Warrant in accordance with the terms of the applicable M3 Unit and (ii) the holder of each issued and outstanding M3 Class B Ordinary Share will be deemed to hold one (1) M3 Class A-2 Common Share, in each case, which M3 Securities will be converted in accordance with the applicable terms of Section 2.1 of the Agreement; (b)(i) each issued and outstanding M3 Class A-1 Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) of the Agreement) will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one (1) Pubco Class A Common Share, following which, all M3 Class A-1 Shares will cease to be outstanding and will automatically be canceled and will cease to exist and (ii) each issued and outstanding M3 Class A-2 Common Share (other than those canceled and extinguished pursuant to Section 2.1(c)(x) of the Agreement) will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one (1) Pubco Class B Common Share, following which, all M3 Class A-2 Common Shares will cease to be outstanding and will automatically be canceled and will cease to exist; (iii) each issued and outstanding M3 Public Warrant will be converted into one (1) Pubco Public Warrant and each issued and outstanding M3 Private Warrant will be converted into one (1) Pubco Private Warrant; and (iv) each M3 Common Share held immediately prior to the SPAC Merger Effective Time by M3 as treasury stock will be automatically canceled and extinguished, and no consideration will be paid with respect thereto.

We also understand that, in connection with the Proposed Transaction: (i) the Company intends to enter into subscription agreements with certain third party investors pursuant to which (x) the Convertible Note Investors will make a private investment in Pubco by purchasing convertible notes (the “Convertible Notes PIPE”) with an aggregate principal amount equal to $250,000,000 (the “Convertible Notes Gross Proceeds”) and (y) the Equity PIPE Investors will make a private investment in the Company by purchasing Company Class A Common Shares (the “Equity PIPE” and together with the Convertible Notes PIPE, the “PIPE Investments”) in an aggregate amount equal to $500,000,000 (the “Equity PIPE Gross Proceeds” and together with the Convertible Notes Gross Proceeds, the “PIPE Gross Proceeds”); and (ii) immediately after consummation of the Proposed Transaction, such PIPE Gross Proceeds will be used to purchase Bitcoin (except for a de minimis amount to the extent needed to fund near-term operating expenses). We express no opinion as to the terms and conditions of the PIPE Investments or the purchase of Bitcoin.

Scope of Analysis

In connection with this Opinion, Lincoln has, among other things:

1)   Reviewed the following documents:

a.    The draft sources and uses and pro forma capitalization tables of M3 and Pubco, including descriptions and summaries of the rights, preferences, and material economic terms of each debt and equity instrument currently and expected to be outstanding following the Proposed Transaction, provided to us by management of M3 and the Company and approved for our use by the Board (the “Capitalization Information”);

b.    The Reserve One Organizational Structure presentation dated June 27, 2025 containing the pre- and post- transaction organizational chart for M3, the Company and Pubco;

c.    A draft of the Agreement, dated as of July 7, 2025; and

d.    The Project Vault Strategic Digital Asset Platform Investor Presentation prepared by the Company, dated as of June 2025;

Annex E-2

2)   Discussed the business, financial outlook and prospects of Pubco, as well as the terms and circumstances surrounding the Proposed Transaction, with management of M3 and the Company;

3)   Reviewed certain financial and other information for M3 and the Company, and compared that data and information with certain stock trading, financial, and corresponding data and information for companies with publicly traded securities that we deemed relevant, none of which is directly comparable to M3 or the Company; and

4)   Considered such other information and financial, economic and market criteria that we deemed relevant.

Assumptions, Qualifications, and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the consideration to be received by the Public Shareholders pursuant to the Proposed Transaction, Lincoln has, with M3’s consent:

1)   Relied upon and assumed the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of, nor independently verified, any of such information;

2)   Relied upon and assumed the correctness of the Capitalization Information without independent verification;

3)   Relied upon the assurances of the management of M3 that, to M3’s knowledge, when delivered to Lincoln, the information provided to Lincoln is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statement not misleading in light of the circumstances under which such statement is made;

4)   Assumed that the Proposed Transaction will be consummated in a timely manner that complies in all material respects with all applicable federal and state statutes, rules and regulations;

5)   Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Proposed Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have a material adverse effect on M3, the Company, Pubco or the Proposed Transaction;

6)   Assumed that the Proposed Transaction will be consummated in accordance with the terms outlined by M3, in the Agreement and in other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis;

7)   Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of M3, the Company, or Pubco since the date the most recent information was made available to Lincoln;

8)   Assumed that any intercompany or related-party agreements entered into by M3, the Company, or Pubco (or their affiliates) in connection with or following the Proposed Transaction, including any shared services agreements, management agreements, or compensation plans, would be at negotiated, market terms and on an arm’s-length basis;

9)   Assumed that Pubco, following the Proposed Transaction, will be engaged solely in the business of managing and holding Bitcoin and other digital assets, and that it will not have any material liabilities other than those relating to the Convertible Notes PIPE immediately following the closing of the Proposed Transaction;

10) Assumed that the final terms of the Proposed Transaction will not vary materially from those described to us and as set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

11) Assumed that the final versions of all documents (including the Agreement) reviewed by Lincoln conform in all material respects to the drafts reviewed by Lincoln.

Annex E-3

Lincoln has prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, Lincoln does not have any obligation to update, revise or reaffirm this Opinion. We have relied upon the assessments of the management of M3, the Company and Pubco as to, among other things, the potential impact on M3, the Company and Pubco of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the cryptocurrency industry. We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on M3, the Company, Pubco or the Proposed Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. In preparing this opinion, we have not taken into account any tax consequences of the Proposed Transaction to any holder of Company Common Shares, M3 Shares or Pubco Shares. You have advised us that the parties intend that the Domestication and the Mergers, taken individually, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and we have assumed that the Domestication and the Mergers will otherwise qualify for the intended tax treatment contemplated by the Agreement.

Lincoln did not evaluate M3’s, the Company’s, or Pubco’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of M3, the Company, or Pubco or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the Proposed Transaction. Lincoln was not requested to, nor did Lincoln, seek alternative candidates for the Proposed Transaction.

This Opinion does not address: (i) the underlying business decision of the Committee, the Board, the shareholders, or any other party to proceed with or effect the Proposed Transaction; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Proposed Transaction or otherwise, except as expressly addressed herein (including, without limitation, any shared services agreements, management agreements, or compensation plans expected to be implemented in connection with, or around the time of, the Proposed Transaction), (iii) the relative merits of the Proposed Transaction as compared to other transaction structures, transactions or business strategies that may be available to M3 or any other party or the effect of any other transaction in which M3 or any other party might engage, (iv) the tax or legal consequences of the Proposed Transaction to M3, the equity holders of M3, or any other party, (v) how the Committee, any security holder or any other party should act or vote with respect to any matter relating to the Proposed Transaction, (vi) the solvency, creditworthiness, or fair value of M3 or any of its subsidiaries, stakeholders or affiliates, or any other participant in the Proposed Transaction, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (vii) the capital structure of M3 or Pubco, including without limitation, the form, structure, terms or any other aspect of any debt or equity financing obtained or contemplated in connection with the Proposed Transaction, (viii) the fairness of any expenses associated with the Proposed Transaction, or (ix) whether the consideration to be received by the Public Shareholders in the Proposed Transaction, is the best possibly attainable under the circumstances. The Opinion does not constitute advice or a recommendation to the Committee or any security holder as to how they should act or vote with respect to any matter relating to the Proposed Transaction, and only addresses the fairness from a financial point of view of the Share Consideration to be received by the Public Shareholders in the Proposed Transaction and does not address any other terms, aspects or implications of the Proposed Transaction, or any agreements, arrangements or understandings entered into in connection with the Proposed Transaction or otherwise.

We express no opinion as to the fairness of any portion or aspect of the Proposed Transaction to (i) the holders of any class of securities, creditors, other constituencies of any member of M3, or any other party other than those expressly set forth herein, or (ii) any one class or group of M3’s or any other party’s security holders, creditors or other constituencies vis-à-vis any other class or group of M3’s or any other party’s security holders, creditors or other constituents (including, without limitation, the allocation of any consideration to be received by the Public Shareholders among or within such classes or groups of security holders, creditors or other constituencies). In addition, Lincoln has not been engaged to (a) initiate any discussions with, or solicit any indications of interest

Annex E-4

from, third parties with respect to the Proposed Transaction, the assets, liabilities, businesses or operations of M3, or any alternatives to the Proposed Transaction, or (b) negotiate the terms of the Proposed Transaction. The decision as to whether to proceed with the Proposed Transaction or any related transaction depends on an assessment of various factors, many of which are unrelated to the financial analyses on which this Opinion is based.

Lincoln expresses no opinion as to what the market price or value of the M3 Class A Ordinary Shares, Pubco Class A Common Shares, or any other publicly traded securities will be after the announcement or consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of credit worthiness, as tax advice, or as accounting advice. We also express no opinion about the amount or nature of any compensation or equity arrangement to be given to M3’s, the Company’s, or Pubco’s officers, directors or employees, or class of such persons, in connection with the Proposed Transaction relative to the consideration to be received by the Public Shareholders in the Proposed Transaction and have not considered any such arrangements in our analysis.

It is understood that this Opinion is for the use and benefit of the Committee and M3 in connection with the Proposed Transaction. This Opinion may not be used for any other purpose and is not intended to and does not confer any rights or remedies upon any other person. Except as expressly stated in the Engagement Letter, dated as of June 11, 2025, among Lincoln, the Committee and M3, neither this Opinion nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent. This Opinion does not create any fiduciary duty on the part of Lincoln to M3, the Committee, the Board, the shareholders of M3, or any other party.

Disclosure of Relationships

Lincoln will receive a customary fee from M3 for our services, a portion of which was payable upon our retention, and the balance earned upon our having informed the Committee that we were prepared to render this Opinion and payable upon the earlier of the closing of the Proposed Transaction or termination of the Proposed Transaction. No portion of our fee is contingent upon either the conclusion reached herein or the consummation of the Proposed Transaction. In addition, M3 has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to M3, the Company, PubCo and each of their affiliates, for which we and our affiliates would expect to receive compensation.

Conclusion

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof the Share Consideration to be received by the Public Shareholders in the Proposed Transaction is fair, from a financial point of view, to the Public Shareholders.

This Opinion has been authorized for issuance by the Fairness Opinion Committee of Lincoln.

Very truly yours,

/s/ Lincoln International LLC

LINCOLN INTERNATIONAL LLC

Annex E-5

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pubco is a Delaware corporation. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Proposed Bylaws contain provisions that require it to indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Pubco or its subsidiaries, or, while a director or officer, is or was serving at the request of Pubco or its subsidiaries as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and penalties and amounts paid in settlement), actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the Proposed Charter (as will be in effect upon the consummation of the Business Combination) contains provisions requiring Pubco to indemnify to any director, manager or officer in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, manager or officer of Pubco or any of its subsidiaries.

As permitted by Section 102(b)(7) of the DGCL, the Proposed Charter (as will be in effect upon completion of the Business Combination) contains provisions eliminating the personal liability of directors to Pubco or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

Subject to limitations imposed by Delaware law and the terms therein, Pubco intends to enter into agreements that provide indemnification and advancement of expenses to the directors, officers, certain employees and certain agents of Pubco and certain other persons who are or were serving at Pubco’s request as a director, officer, employee or agent of any other enterprise for all actions, liabilities, losses, damages or expenses incurred or suffered by the indemnified person arising out of such person’s service in such capacity.

Pubco expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors Pubco, and (b) to Pubco with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statements Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
2.1#

Business Combination Agreement, dated as of July 7, 2025, by and among M3-Brigade Acquisition V. Corp., ReserveOne, Inc., ReserveOne Holdings, Inc., R1 SPAC Merger Sub, Inc. and R1 Company Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 of M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed July 8, 2025) (attached as Annex A to the proxy statement/prospectus contained in this registration statement).

2.2	Acknowledgement, dated September 5, 2025 by and among M3-Brigade Acquisition V. Corp., ReserveOne, Inc., ReserveOne Holdings, Inc., R1 SPAC Merger Sub, Inc. and R1 Company Merger Sub, Inc.
3.1

Amended and Restated Memorandum and Articles of Association of M3-Brigade Acquisition V Corp. (incorporated by reference to Exhibit 3.1 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

3.2	Form of Interim Charter, to become effective upon the Domestication (attached as Annex B to the proxy statement/prospectus contained in this registration statement).
3.3	Form of Proposed Charter, to become effective upon the completion of the Business Combination (attached as Annex C to the proxy statement/prospectus contained in this registration statement).
3.4	Form of Proposed Bylaws, to be effective upon the completion of the Business Combination (attached as Annex D to the proxy statement/prospectus contained in this registration statement).
4.1

Warrant Agreement, dated July 31, 2024, between M3-Brigade Acquisition V Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

4.2	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-279951), filed with the SEC on July 18, 2024).
4.3	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-279951), filed with the SEC on June 21, 2024).
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-279951), filed with the SEC on June 21, 2024).
4.5

Form of Warrant Agreement to be effective upon the completion of the Business Combination by and among ReserveOne Holdings, Inc., ReserveOne, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (included as Exhibit A to the Form of Equity PIPE Subscription Agreement (incorporated by reference to Exhibit 10.3 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025)).

4.6

Form of Indenture (included as Exhibit A to the Form of Convertible Notes Subscription Agreement (incorporated by reference to Exhibit 10.4 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025)).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
8.1*	Federal Tax Opinion of Troutman Pepper Locke LLP.
10.1

Letter Agreement, dated July 31, 2024, among M3-Brigade Acquisition V Corp, its executive officers, its directors and M3-Brigade Sponsor V LP (incorporated by reference to Exhibit 10.1 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

10.2

Investment Management Trust Agreement, dated July 31, 2024, between M3-Brigade Acquisition V Corp and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

10.3

Registration Rights Agreement, dated July 31, 2024, among M3-Brigade Acquisition V Corp, M3-Brigade Sponsor V LP and the Holders signatory thereto. (incorporated by reference to Exhibit 10.3 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

10.4

Private Placement Warrants Purchase Agreement, dated July 31, 2024, between M3-Brigade Acquisition V Corp and M3-Brigade Sponsor V LP. (incorporated by reference to Exhibit 10.4 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

Exhibit Number	Description of Exhibit
10.5

Private Placement Warrants Purchase Agreement, dated July 31, 2024, between M3-Brigade Acquisition V Corp and Cantor, Fitzgerald & Co. (incorporated by reference to Exhibit 10.5 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on August 6, 2024).

10.6

Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to M3-Brigade’s Registration Statement on Form S-1/A (File No. 333-279951), filed with the Securities and Exchange Commission on June 21, 2024).

10.7

Purchase Agreement, dated as of May 23, 2025, by and among M3-Brigade Acquisition V Corp., M3-Brigade Sponsor V LLC and MI7 Sponsor, LLC (incorporated by reference to Exhibit 10.1 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on May 27, 2025).

10.8

Waiver, dated as of May 27, 2025, by and among M3-Brigade Acquisition V Corp., M3-Brigade Sponsor V LLC, and MI7 Sponsor, LLC, Cantor Fitzgerald & Co. and other parties thereto (incorporated by reference to Exhibit 10.2 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on May 27, 2025).

10.9

Assignment and Assumption Agreement, dated as of May 27, 2025, by and among M3-Brigade Acquisition V Corp., M3-Brigade Sponsor V LLC, and MI7 Sponsor, LLC, Cantor Fitzgerald & Co. and the other parties thereto (incorporated by reference to Exhibit 10.3 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on May 27, 2025).

10.10

Assignment and Assumption Agreement, dated as of May 27, 2025, by and among M3-Brigade Acquisition V Corp., M3-Brigade Sponsor V LLC, and MI7 Sponsor, LLC and other parties thereto (incorporated by reference to Exhibit 10.4 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on May 27, 2025).

10.11

Promissory Note dated June 16, 2025 (incorporated by reference to Exhibit 10.1 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on June 18, 2025).

10.12

Sponsor Support Agreement, dated as of July 7, 2025, by and between M3-Brigade Acquisition V Corp., MI7 Sponsor, LLC, ReserveOne, Inc. and ReserveOne Holdings, Inc. (incorporated by reference to Exhibit 10.1 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025).

10.13

Form of Lock-Up Agreement by and among CC MI7 SPV, LLC, MI7 Founders, LLC and ReserveOne Holdings, Inc. (incorporated by reference to Exhibit 10.2 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025).

10.14

Form of Equity PIPE Subscription Agreement (incorporated by reference to Exhibit 10.3 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025).

10.15

Form of Convertible Notes Subscription Agreement (incorporated by reference to Exhibit 10.4 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025).

10.16

Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to M3-Brigade’s Current Report on Form 8-K (File No. 001-42171), filed with the Securities and Exchange Commission on July 8, 2025).

10.17*	Form of Administrative Services Agreement by and between CC MI7 SPV, LLC and ReserveOne Holdings, Inc.
10.18	Form of Director and Officer Indemnification Agreement.
10.19	ReserveOne Holdings, Inc. 2025 Omnibus Incentive Plan.
10.20	Employment Agreement, dated October 9, 2025, by and between ReserveOne, Inc. and Jaime Leverton.
10.21	Employment Agreement, dated October 2, 2025, by and between ReserveOne, Inc. and Sebastian Bea.
10.22	Employment Agreement, dated October 2, 2025, by and between ReserveOne, Inc. and Byron Ward.
10.23	Employment Agreement, dated October 2, 2025 by and between ReserveOne, Inc. and Kimberly Pittman.
21.1	List of Subsidiaries.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of the M3-Brigade Acquisition V Corp.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of ReserveOne, Inc.

Exhibit Number	Description of Exhibit
23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of ReserveOne Holdings, Inc.
23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
23.5*	Consent of Troutman Pepper Locke LLP (included in Exhibit 8.1).
24.1	Power of Attorney (contained on the signature page to this registration statement).
99.1	Preliminary Proxy Card.
99.2	Consent of Robert Rivas Collins to be named as a Director.
99.3	Consent of Chinh Chu to be named as a Director.
99.4	Consent of Gabriel Abed to be named as a Director.
99.5	Consent of Wilbur Ross to be named as a Director.
99.6	Consent of John D’Agostino to be named as a Director.
99.7	Consent of Richard Aguinaldo to be named as a Director.
99.8	Fairness Opinion of Lincoln International (attached as Annex E to the proxy statement/prospectus contained in this registration statement).
107	Filing Fee Table.

____________

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i).    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii).   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii).  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i).    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii).   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii).  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv).  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 5th day of December, 2025.

ReserveOne Holdings, Inc.
By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

Power of Attorney

The undersigned directors and officers of ReserveOne Holdings, Inc. hereby appoint Kimberly Pittman as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

Name	Position	Date
/s/ Jaime Leverton	Chief Executive Officer and Director	December 5, 2025
Jaime Leverton	(Principal Executive Officer)
/s/ Thomas Boychuk	Interim Chief Financial Officer and Director	December 5, 2025
Thomas Boychuk	(Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 5th day of December, 2025.

ReserveOne, Inc.
By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

Power of Attorney

The undersigned directors and officers of ReserveOne, Inc. hereby appoint Kimberly Pittman as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

Name	Position	Date
/s/ Jaime Leverton	Chief Executive Officer and Director	December 5, 2025
Jaime Leverton	(Principal Executive Officer)
/s/ Thomas Boychuk	Interim Chief Financial Officer and Director	December 5, 2025
Thomas Boychuk	(Principal Accounting and Financial Officer)